    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2002


                                                     REGISTRATION NO. 333-74794

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                            PPL ENERGY SUPPLY, LLC
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                          23-3074920
      (STATE OR OTHER JURISDICTION OF (I.R.S. EMPLOYER IDENTIFICATION NO.) INCORPORATION OR ORGANIZATION)

                            TWO NORTH NINTH STREET
                      ALLENTOWN, PENNSYLVANIA 18101-1179
                                (610) 774-5151
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           JAMES E. ABEL, TREASURER
                            PPL ENERGY SUPPLY, LLC
                            TWO NORTH NINTH STREET
                      ALLENTOWN, PENNSYLVANIA 18101-1179
                                (610) 774-5151
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               -----------------

                                  COPIES TO:
                               CATHERINE C. HOOD
                           THELEN REID & PRIEST LLP
                             40 WEST 57/TH/ STREET
                           NEW YORK, NEW YORK 10019
                                (212) 603-2000

                               -----------------

Approximate date of commencement of proposed sale of the securities to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.



                               -----------------




If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                               -----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION DATED JANUARY 4, 2002



PROSPECTUS

                                    [Graphic]


                                 $500,000,000

                            PPL ENERGY SUPPLY, LLC

                               OFFER TO EXCHANGE

                SENIOR NOTES, 6.40% EXCHANGE SERIES A DUE 2011
             (WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT)

                          FOR ANY AND ALL OUTSTANDING

                     SENIOR NOTES, 6.40% SERIES A DUE 2011
                      (WHICH HAVE NOT BEEN SO REGISTERED)

                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
                 NEW YORK CITY TIME,   , 2002 UNLESS EXTENDED

                          TERMS OF THE EXCHANGE OFFER

 . The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the old notes do not apply to the new notes.

 . We will accept all old notes that noteholders properly tender and do not withdraw before the expiration of the exchange offer.

 . Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

 . You will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the exchange.

 .  Like the old notes, the new notes will be unsecured.

 . The exchange offer is not conditioned on the tender of any minimum principal amount of old notes.

 . We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the registered exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                               -----------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is         , 2002.

                               -----------------

                               TABLE OF CONTENTS

                                                            PAGE
                                                            ----
               Where You Can Find More Information.........   i
               Summary.....................................   1
               Risk Factors................................  15
               Forward-Looking Information.................  27
               Use of Proceeds.............................  28
               Capitalization..............................  28
               Selected Financial Information and Operating
                 Data......................................  29
               Management's Discussion and Analysis of
                 Financial Condition And Results of
                 Operations................................  31
               Business....................................  47
               Management..................................  82
               Certain Relationships and Related
                 Transactions..............................  85

                                                      PAGE
                                                      ----
                      The Exchange Offer.............   87
                      Description of the New Notes...   95
                      Certain U.S. Federal Income Tax
                        Considerations...............  110
                      Plan of Distribution...........  114
                      Experts........................  115
                      Validity of the New Notes......  115
                      Index to Financial Statements..  F-1
                      Annex A--Summary Independent
                        Technical Review.............  A-1
                      Annex B--Independent Market
                        Consultant's Report..........  B-1

                               -----------------

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS. THE BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF PPL ENERGY SUPPLY MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                      WHERE YOU CAN FIND MORE INFORMATION

   In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act of 1933, relating to the exchange notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

   The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning us at the following address:

                          PPL ENERGY SUPPLY, LLC
                          TWO NORTH NINTH STREET
                          ALLENTOWN, PENNSYLVANIA 18101-1179
                          ATTENTION: INVESTOR SERVICES DEPARTMENT
                          TELEPHONE: 1-800-345-3085

   IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO
LATER THAN    , 2002, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE
EXCHANGE OFFER ON    , 2002.

                                    SUMMARY

   THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING ANY DECISION CONCERNING THIS EXCHANGE OFFER. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS TO WHICH WE REFER YOU.

                              THE EXCHANGE OFFER

ISSUANCE OF THE OLD NOTES.....   The old notes were issued and sold on October
                                 19, 2001 in a transaction not requiring
                                 registration under the Securities Act.

THE EXCHANGE OFFER; NEW NOTES.   We are offering to exchange up to $500,000,000
                                 in aggregate principal amount of new notes that have been registered under the Securities
                                 Act for a like principal amount of old notes of like tenor that noteholders properly tender and do not withdraw before the expiration date. The new notes may be exchanged only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. We will issue the new notes on or promptly after the expiration date. See "The Exchange Offer."

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2002 unless
                                 extended. If extended, the term "expiration date" will mean the latest date and time to which the exchange offer is extended. We will accept for exchange any and all old notes which are properly tendered in the exchange offer and not withdrawn before 5:00 p.m., New
                                 York City time, on the expiration date

RESALE OF NEW NOTES...........   Based on interpretive letters written by the
                                 staff of the SEC to companies other than us, we believe that, subject to certain exceptions, the new notes may generally be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you

                                    .  acquire the new notes in the ordinary
                                       course of your business;

                                    .  do not have an arrangement or
                                       understanding with any person to
                                       participate in a distribution of the new notes;

                                    .  are not an affiliate of ours within the
                                       meaning of Rule 405 under the Securities
                                       Act; and

                                    .  are not a broker-dealer that acquired
                                       the old notes directly from us.


                                 If our belief is inaccurate, holders of new notes who offer, resell or otherwise transfer new notes in violation of the Securities Act may incur liability under that Act. We will not assume or indemnify holders against this liability.

                                 If you are a broker-dealer that purchased old notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell new notes. We have agreed under the registration rights agreement relating to the old notes to allow you to use this prospectus for this purpose for a period of 180 days after the consummation of the exchange offer.

CONDITIONS TO THE EXCHANGE
  OFFER.......................   We may terminate the exchange offer before the
                                 expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to

                                    .  any legal or governmental actions,

                                    .  any new law, statute, rule or
                                       regulation, or

                                    .  any interpretation by the staff of the
                                       SEC of any existing law, statute, rule
                                       or regulation.

TENDER PROCEDURES--
  BENEFICIAL OWNER............   If you wish to tender old notes that are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                                 IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD
                                 FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR
                                 BROKER OR NOMINEE WITH RESPECT TO TENDERING
                                 PROCEDURES AND CONTACT YOUR BROKER OR NOMINEE DIRECTLY.

TENDER PROCEDURES--
  REGISTERED HOLDERS AND DTC
  PARTICIPANTS................   If you are a registered holder of old notes
                                 and you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal delivered with this prospectus, or a facsimile thereof. If you are a participant in The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile (or agent's message
                                 (as hereinafter defined)), together wtih your old notes (in book-entry form if you are a participant in DTC) and any other required documentation to JPMorgan Chase Bank, as exchange agent.

GUARANTEED DELIVERY PROCEDURES   If you are a holder of old notes and you wish
                                 to tender them, but they are not immediately available or you cannot deliver them or the letter of transmittal to the exchange agent prior to the expiration date, you must tender your old notes according to special guaranteed delivery procedures. See "The Exchange
                                 Offer--Procedures for Tendering--Registered
                                 Holders and DTC Participants--Registered
                                 Holders."

WITHDRAWAL RIGHTS.............   You may withdraw tenders of old notes at any
                                 time before 5:00 p.m., New York City time, on the expiration date.

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES.......   Subject to the satisfaction or waiver of the
                                 conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after the expiration of the exchange offer.

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS..............   The exchange of new notes for old notes will
                                 not be a taxable event for U.S. federal income tax purposes. As a result, you will not recognize any income, gain or loss with respect to the exchange.

EXCHANGE AGENT................   JPMorgan Chase Bank

EFFECT ON HOLDERS OF OLD NOTES   Any old notes that remain outstanding after
                                 this exchange offer will continue to be
                                 subject to restrictions on their transfer.
                                 After this exchange offer, holders of old notes will not (with limited exceptions) have any further registration rights with respect to the old notes. Any market for old notes that are not exchanged could be adversely affected by the consummation of this exchange offer.

                                 THE NEW NOTES

   THE TERMS OF THE NEW NOTES WILL BE IDENTICAL IN ALL MATERIAL RESPECTS TO THE TERMS OF THE OLD NOTES, EXCEPT THAT THE REGISTRATION RIGHTS AND RELATED ADDITIONAL INTEREST PROVISIONS AND THE TRANSFER RESTRICTIONS APPLICABLE TO THE OLD NOTES ARE NOT APPLICABLE TO THE NEW NOTES. THE NEW NOTES WILL EVIDENCE THE SAME DEBT AS THE OLD NOTES. THE NEW NOTES AND THE OLD NOTES WILL BE GOVERNED BY THE SAME INDENTURE. FOR MORE COMPLETE INFORMATION ABOUT THE NEW NOTES, SEE "DESCRIPTION OF THE NEW NOTES."

ISSUER........................   PPL Energy Supply, LLC

THE NEW NOTES.................   $500,000,000 principal amount of PPL Energy
                                 Supply, LLC Senior Notes, 6.40% Exchange
                                 Series A due 2011, which have been registered under the Securities Act.

MATURITY......................   November 1, 2011.

INTEREST RATE.................   6.40% per annum, accruing from the last
                                 interest payment date for the old notes, or if no interest payment date has occurred, the date of original issuance of the old notes, calculated on the basis of a 360-day year of twelve 30-day months.

INTEREST PAYMENT DATES........   Semi-annually on May 1 and November 1 of each
                                 year, commencing May 1, 2002.

REDEMPTION....................   We may at our option redeem all or part of the
                                 new notes at a redemption price equal to the principal amount of the new notes to be redeemed plus a make-whole premium described below, together with accrued interest to the redemption date. The redemption provisions are more fully described in this prospectus under "Description of the New Notes--Redemption."
                                 The new notes have no sinking fund provisions.

RANKING.......................   Like the old notes, the new notes will be
                                 senior unsecured obligations of PPL Energy
                                 Supply and will rank on a parity with PPL
                                 Energy Supply's other unsecured and
                                 unsubordinated indebtedness. Because we are a holding company that conducts our operations through subsidiaries, holders of the new notes will generally have a position junior to the claims of creditors, including debtholders, of our subsidiaries. As of September 30, 2001, our consolidated subsidiaries had approximately $342 million of outstanding debt.

CERTAIN COVENANTS.............   The Indenture limits our ability to incur
                                 secured debt without providing that the new notes will be equally and ratably secured with such debt. These restrictions do not apply to secured debt issued by subsidiaries, secured debt not exceeding 10% of our consolidated total assets and other specified exceptions.

                                 The Indenture also restricts our ability to sell our assets, and consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, another entity. However, these limitations are subject to a number of important qualifications and exceptions. See "Description of the New Notes--Certain Covenants."

RISK FACTORS..................   An investment in the securities of PPL Energy
                                 Supply involves certain risks, including risks related to changes in commodity prices, the competitive and regulatory markets in which we operate, future operating costs and performance of our electric generation facilities and our need to comply with present and future environmental laws and regulations.
                                 You should carefully consider each of the factors described in the section titled "Risk
                                 Factors" before participating in the exchange offer.


FORM..........................   The new notes will be represented by one or
                                 more permanent global notes in fully
                                 registered form. Each global note will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC's nominee, except in certain limited circumstances described in this prospectus.
                                 See "Description of the New Notes--Book-Entry
                                 Notes."


TRUSTEE AND PAYING AGENT......   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank).

GOVERNING LAW.................   The Indenture is, and the new notes will be,
                                 governed by the laws of the State of New York.

PPL ENERGY SUPPLY

   We are a growth-oriented energy company engaged in power generation and marketing primarily in the northeastern and western United States and in the delivery of electricity abroad.


    . We own or control 9,762 MW of electric power generation capacity and we intend to continue to acquire and develop new, low-cost and efficient electric power generation facilities in key northeastern and western markets. In addition, we are constructing or have announced the development of new electric power projects in Arizona, Connecticut, Illinois, New York, and Pennsylvania representing an additional 2,665 MW of power generation capacity. When we refer to MW in this prospectus, we mean net megawatts with respect to generation capacity that is currently in operation, and we mean gross megawatts with respect to generation capacity that is in development.


    . We market wholesale or retail energy in 42 states and Canada, deliver electricity to approximately 4 million customers in the United Kingdom and Latin America and provide energy-related services to businesses in the mid-Atlantic and northeastern United States.

   Our generation assets are managed as an integrated portfolio, with our generation operations coordinating with our marketing, trading and risk management activities.

   ORGANIZATIONAL STRUCTURE. We are a holding company, and operate our businesses through subsidiaries. Our principal operating subsidiaries include:

    . PPL GENERATION, which serves as the holding company for our generation businesses in the United States. PPL Generation currently owns or controls a portfolio of domestic power generation assets with a total capacity of 9,762 MW. These power plants are located in Pennsylvania (8,509 MW), Montana (1,157 MW) and Maine (96 MW) and use well-diversified fuel sources including coal, nuclear, natural gas, oil and hydro. Our Pennsylvania generation assets consist primarily of low-cost, baseload facilities and are located in the market-administered PJM Interconnection, LLC, or PJM, the largest centrally-dispatched power pool in the United States.

    . PPL ENERGYPLUS, which markets or brokers electricity produced by PPL Generation, along with purchased power and natural gas, in competitive wholesale and retail markets, primarily in the northeastern and western United States. In addition, PPL EnergyPlus sells electricity, natural gas and energy services to retail customers in competitive markets in Pennsylvania, New Jersey, Maine, Montana and Delaware. Under two generation supply agreements with PPL Electric Utilities which extend through 2009, PPL EnergyPlus sells electricity to PPL Electric Utilities. PPL EnergyPlus supplies this electricity to meet PPL Electric Utilities' "provider of last resort," or PLR, obligation to serve electric customers who have not selected an alternative supplier under the Pennsylvania Electricity Generation Customer Choice and Competition Act, which we refer to as the Customer Choice Act, as well as PPL Electric Utilities' contractual obligations to certain municipalities. We estimate that approximately 60% of the electricity produced through 2009 by PPL Generation's existing facilities and projects that have been announced or are currently under development will be sold to PPL Electric Utilities under these two supply agreements. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

    . PPL GLOBAL, which is our development company, acquires and develops U.S. generation projects. When these U.S. generation projects become operational, PPL Generation will operate them as part of our integrated portfolio. PPL Global also acquires, develops, owns and operates international energy projects that are primarily focused on the distribution of electricity. PPL Global currently owns and operates electricity delivery businesses primarily in the United Kingdom and Latin America.

   We are a Delaware limited liability company, formed in November 2000. The mailing address of our principal executive offices is Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and our telephone number is (610) 774-5151.

PPL CORPORATION

   We are wholly-owned by PPL Corporation, a diversified energy and utility holding company headquartered in Allentown, Pennsylvania. In addition to PPL Energy Supply and our subsidiaries, PPL Corporation has a regulated electric utility subsidiary, PPL Electric Utilities, which was incorporated in 1920. PPL Electric Utilities delivers electricity to approximately 1.3 million customers in eastern and central Pennsylvania, and supplies electricity related to its PLR obligations. PPL Corporation also has a gas utility subsidiary, PPL Gas Utilities Corporation, which provides gas delivery service to approximately 70,000 customers in Pennsylvania and Maryland.

   Neither PPL Corporation nor any of its other subsidiaries or affiliates will guarantee or provide other credit or funding support for the new notes.

   In late-1996, the Customer Choice Act was enacted to deregulate the electric generation supply market and provide a competitive market for generation of electricity in Pennsylvania. Until June 30, 2000, PPL Electric Utilities operated as a vertically-integrated electric utility that generated, transmitted and distributed electricity to customers in its service territory. On July 1, 2000, PPL Corporation completed a corporate realignment in order to legally separate its competitive operations from its regulated utility operations and to better position the PPL family of companies for success in the competitive energy marketplace. As part of the realignment:

    . PPL Electric Utilities transferred all of its electric generation facilities and related assets to PPL Generation and all of its wholesale energy marketing assets to PPL EnergyPlus;

    . PPL Global transferred its U.S. operating electric generation subsidiaries to PPL Generation; and

    . PPL Generation, PPL EnergyPlus and PPL Global were contributed to another PPL Corporation subsidiary, PPL Energy Funding.

   In May 2001, PPL Energy Funding contributed a number of its subsidiaries, including PPL Generation, PPL Global and PPL EnergyPlus, to us.

   The chart below depicts a simplified corporate structure of PPL Corporation and its significant operating subsidiaries.


                                  [FLOW CHART]

                               PPL Corporation

                               PPL Energy Funding

                               PPL Energy Supply

PPL Global                   PPL EnergyPlus             PPL Generation

 . Develops/acquires          . Performs all marketing   . Owns/operates
  domestic generation          and trading activities     domestic generation
 . Develops/owns/             . Purchases fuels
  operates international
  projects


                             PPL Gas Utilities
PPL Electric Utilities          Corporation             PPL Services

RECENT DEVELOPMENTS




  GENERATION DEVELOPMENT PROGRAM



   We continually evaluate development projects based on market conditions and other factors to determine whether to proceed with these projects, sell them, expand them or pursue other opportunities.



   We previously announced plans to develop an additional 4,605 MW of generating capacity, including a 1,200 MW generating facility in Starbuck, Washington and five gas-fired peaking facilities in Pennsylvania totaling 900 megawatts. In light of continuing declines in wholesale energy prices in the Eastern and Western U.S. markets, we are scaling back our generation development program. In this regard, we have canceled the Starbuck and Pennsylvania peaking projects. As a result of these cancellations, we will be taking a charge to 2001 earnings of approximately $88 million, after tax.



   On December 31, 2001, our 225 MW gas-fired facility in Wallingford, Connecticut went into commercial operation.



   In January 2002, we entered into a contract with the Long Island Power Authority to develop two gas-fired generating facilities, totaling 160 MW, on Long Island, New York. Construction on these facilities is expected to commence in 2002 and these facilities are expected to be in service during 2002.



   ENRON BANKRUPTCY. In connection with the December 2, 2001 bankruptcy filings by Enron Corp. and its affiliates ("Enron"), certain of our subsidiaries have terminated certain electricity and gas agreements with Enron. Our 2001 earnings exposure associated with termination of these contracts is approximately $8 million, after-tax, and we have recorded this impact in our financial statements. Additionally, certain of these contracts with Enron extended through 2006, and were at prices more favorable to us than current market prices. However, there is no further accounting charge to be recorded. We expect to make a claim in Enron's bankruptcy proceeding with respect to all amounts payable by Enron resulting from the termination of these contracts.



   In addition, WPD Holdings UK, or WPDH, is a 15 percent equity investor in the 1,875 MW Teesside Power Station, located in northern England. Enron participates through its European affiliates as an owner, an operator and a power purchaser of the project. As a result of Enron being placed into receivership in the U.K. and its default on its obligations under the power purchase agreements, WPDH has written off its entire equity investment in Teesside Power Limited, the owner of the power station. PPL Global holds a 51 percent economic interest in WPDH, and its share of the impairment loss was $21 million. In addition, in connection with the Enron bankruptcy and the probable resulting loss of Teesside cash flows, we are evaluating the carrying value of our investments in WPDH and Western Power Distribution Limited, or WPDL. At this time, we are unable to determine the amount of an impairment, if any, but the impact could be material. Any required write-down would be recorded in 2001.



  RECENT FINANCING TRANSACTIONS



   In December 2001, one of our subsidiaries entered into a $455 million leasing arrangement with respect to the 600 MW combined-cycle Lower Mt. Bethel facility. Pursuant to this arrangement, the lessor will provide funds for the construction of the facility, and our subsidiary will supervise the construction. Upon completion of the facility, currently expected to occur in 2003, our subsidiary will lease the facility from the lessor under a 10-year lease. In connection with this arrangement, we have guaranteed our subsidiary's payment and other obligations under the lease and related documents.



   In addition, in December 2001, PPL Energy Supply established a $1.1 billion commercial paper program in order to provide funding for general corporate purposes. At December 31, 2001, no commercial paper notes had been issued under this program.

   SUPPLY CONTRACT WITH THE MONTANA POWER COMPANY. On October 15, 2001, we reached an agreement to provide 450 megawatts of electricity supply to The Montana Power Company, which we refer to as Montana Power, over a five-year period beginning July 1, 2002. Under the agreement, PPL EnergyPlus will supply 300 megawatts of baseload electricity and 150 megawatts of on-peak electricity at an expected average annual price of $32 per megawatt-hour. As a result of this agreement and other wholesale and retail agreements, we will have about two-thirds of the output of our Montana power plants under long-term contracts beginning in July 2002. The agreement was reached as a result of a bidding process by Montana Power and was accepted for filing by the FERC. Until the new contract goes into effect, PPL EnergyPlus will continue to supply Montana Power under existing arrangements.



   GENERATION SUPPLY AGREEMENT WITH PPL ELECTRIC UTILITIES. PPL EnergyPlus has a full requirements contract to provide PPL Electric Utilities with electricity sufficient for PPL Electric Utilities to meet its PLR obligations under the Pennsylvania Customer Choice Act, through the end of 2001, at the pre-determined "capped" rates that PPL Electric Utilities may charge its PLR customers, regardless of the prevailing market price. As part of a settlement order of the Pennsylvania Public Utility Commission, or PUC, PPL Electric Utilities is required to provide this electricity at pre-determined capped rates through 2009 to customers not choosing an alternate electric supplier. While rates for generation supply vary by customer class, the settlement order provides for average rates ranging from 4.16 cents per kWh in 2001, increasing to 5.02 cents per kWh in 2009. PPL Electric Utilities solicited bids from energy suppliers to secure enough supply to meet its PLR obligations through 2009. PPL EnergyPlus was the successful bidder, and, in June 2001, entered into a contract to provide electricity to PPL Electric Utilities sufficient for it to meet its PLR obligation from 2002 through 2009, at the pre-determined capped rates PPL Electric Utilities is entitled to charge its customers during this period.



   Under this contract, PPL EnergyPlus is to provide PPL Electric Utilities with electricity at PPL Electric Utilities' pre-determined capped prices. PPL EnergyPlus has received an up-front $90 million payment to offset differences between the revenues expected under the pre-determined capped rates and projected market prices through the life of the supply agreement (as projected by PPL EnergyPlus when it submitted its bid). As a result, PPL EnergyPlus has an eight-year contract effectively at market-based prices. We estimate that approximately 60% of the electricity produced through 2009 by PPL Generation's existing facilities and projects that have been announced or are currently under development will be sold to PPL Electric Utilities under the two generation supply agreements. These generation supply agreements with PPL Electric Utilities help us to maintain an appropriate balance between long-term wholesale contracts and sales in short-term wholesale markets.



   In July 2001, the new PLR contract was approved by the PUC and was accepted for filing by the Federal Energy Regulatory Commission, or FERC.


BUSINESS STRATEGY

   Our objective is to be a leading, asset-based provider of wholesale and retail energy and energy-related products and services in the northeastern and western United States. We plan to achieve this objective by generating and selling competitively priced energy in large, high-growth markets. We also plan to continue to operate high-quality energy delivery businesses in selected regions around the world. The key elements of our strategy are as follows:

  DEVELOP AND ACQUIRE ADDITIONAL GENERATION FACILITIES IN OUR TARGET MARKETS

   Our objective is to continue to expand our ownership or control of domestic generation capacity in our target markets in the northeastern and western United States. We currently own or control 9,762 MW of generation capacity in Pennsylvania, Montana and Maine. In addition, we are constructing or have announced the development of new power projects in Arizona, Connecticut, Illinois, New York and Pennsylvania representing an additional 2,665 MW of generation capacity. These facilities will consist of gas-fired combined and simple cycle technology-based generation units that are expected to commence operations at various times between 2002 and 2004. We also will continue to actively evaluate opportunities to acquire operating generation facilities or develop new generation projects in our target markets. We believe that the northeastern and western regions of the United States are particularly attractive markets because the existing and projected supply and demand dynamics for power in these regions will require the construction of new generation facilities to meet expected increased customer demand.


  OPERATE A DIVERSE AND LOW-COST PORTFOLIO OF GENERATION ASSETS

   We seek to operate an efficient and low-cost generation asset portfolio that is diversified as to geography, fuel source and operating characteristics. Our current generation facilities, as well as our new generation projects under development or construction, are strategically located in our target markets and provide us with a geographically diverse presence in the northeastern and western United States, which helps to mitigate the risks resulting from regional price differences. Our current portfolio of generation assets is also well-diversified by fuel type with 46% of our total generation capacity coming from coal, 22% from natural gas/oil, 20% from nuclear, 8% from hydro and 4% from other, as of September 30, 2001. Our coal-fired capacity is located in the eastern and western United States and benefits from the low fuel costs resulting from the relatively close proximity of our plants to coal fields and low transportation costs, our extensive experience in acquiring low-cost coal and our highly-efficient coal-fired plant technology. The generation assets are also diversified with respect to dispatch, consisting of 74% baseload units, 20% intermediate load units and 6% peaking load units, as of September 30, 2001. Our current generation portfolio is weighted towards low-cost baseload generation units, which helps reduce the volatility of our revenues. Our new development projects involve new intermediate and peaking facilities utilizing natural gas-fired, combined and simple cycle technology-based generation units. These new units will allow us to further diversify our fuel mix, enhance our ability to capture the potential benefits of peak period pricing and provide us with additional operational flexibility and ancillary service revenues.

  PURSUE ADDITIONAL REVENUES THROUGH ASSET-BASED TRADING OPPORTUNITIES

   We intend to grow and diversify our revenue base by continuing to capitalize on energy marketing and trading opportunities in the increasingly deregulated United States electricity market. We believe that our ability to market and trade around our physical portfolio of generation assets through our integrated generation, marketing and trading functions will provide us with attractive opportunities to grow our revenues. In pursuing these opportunities, we attempt to limit our financial exposure by following a comprehensive risk management program. In particular, and consistent with our asset-based strategy, we generally seek to execute contractual commitments for energy sales that do not exceed our ability to produce the energy required. We employ sophisticated trading practices to capture regional arbitrage opportunities and maximize the value of our generation capacity. In addition, we seek to capture a diverse stream of revenues and avoid over-reliance on any one market or type of customer. As a result of our generation asset portfolio, our asset-based approach to marketing and trading and our comprehensive risk management program, we believe we are well-positioned to grow our revenues while limiting the potential impacts of energy price volatility.

  CAPITALIZE ON SELECTED INTERNATIONAL TRANSMISSION AND DISTRIBUTION
OPPORTUNITIES

   Our international strategy is focused on effectively managing our current portfolio of energy transmission and distribution businesses in Latin America (primarily Brazil, Chile and El Salvador) and the United Kingdom. We have concentrated our development activities in Latin America, as we believe this region encourages investment in distribution assets and exhibits a potential for high growth in the demand for electric distribution and related services. We believe our knowledge and experience in operating efficient, low-cost energy delivery businesses will provide the greatest benefit in Latin America.

   In the United Kingdom, we have focused on investing in electricity distribution businesses that operate in a stable operating and regulatory environment. We believe these distribution companies will produce strong and predictable cash flows due to stable demand and regulated tariffs, and provide opportunities to improve efficiencies relative to operating costs, capital investments and reliability of service.

COMPETITIVE ADVANTAGES

   We believe we are well-positioned to successfully compete in the markets in which we have chosen to focus. Our significant competitive advantages include:

    . 9,762 MW of low-cost generation capacity that we own or control in our target U.S. markets (Pennsylvania, Montana and Maine);


    . 2,665 MW of generation that has been announced or is under development or construction in Arizona, Connecticut, Illinois, New York and Pennsylvania;


    .  A generation portfolio diversified by:

       . Region, across the United States, and within regions through our participation in multiple markets; I.E., PJM and the New England Power Pool, or NEPOOL, in the East, and the Western States Coordinating Council, or WSCC, in the West;

       .  Fuel sources:

           .  4,480 MW of coal-fired generation;

           .  2,146 MW of gas and/or oil-fired generation;

           .  1,995 MW of nuclear-fueled generation;

           .  803 MW of hydroelectric generation; and

           .  338 MW of "other" generation (various qualifying facilities); and

       .  Operating type:

           .  7,271 MW of baseload units;

           .  1,940 MW of intermediate load units; and

           .  551 MW of peaking load units;

    . An eight-year contract with PPL Electric Utilities to provide all of its PLR load requirements, which positions us to lock in attractive margins on a substantial portion of our anticipated energy sales during this period;

    . Our extensive knowledge, experience and proven track record in power plant and power systems operations, allowing us to use our assets in a manner that maximizes value;

    .  An integrated generation, marketing and fuel procurement strategy;

    . A management team that is comprised of seasoned individuals who have long-standing experience with our industry, market conditions, commodity trading and risk management, business development and labor relations;

    . An existing comprehensive risk management program designed to proactively monitor and manage our exposure to market price risks; and

    . A focused attention on international electric transmission and distribution operations in two regions-the United Kingdom and Latin America.

                SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

   You should read the following summary historical consolidated financial data together with our consolidated financial statements and the related notes and the "Selected Financial Information and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                          FOR THE
                                                     NINE MONTHS ENDED      FOR THE YEARS ENDED
                                                       SEPTEMBER 30,           DECEMBER 31,
                                                    -------------------  ------------------------
                                                       2001       2000     2000     1999     1998
                                                    ------      -------  -------  --------  -----
                                                         (MILLIONS OF DOLLARS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA:
Operating revenues................................. $3,420      $ 1,972  $ 3,121  $    974  $ 125
Operating income (loss)............................    725          241      464       (81)    21
Other income (expense):
   Interest expense................................    (35)         (86)    (127)      (52)   (25)
   Other, net......................................     53           22       34        83     10
                                                    ------      -------  -------  --------  -----
     Total other income (expense)..................     18          (64)     (93)       31    (15)
                                                    ------      -------  -------  --------  -----
Income (loss) from continuing operations before
 income taxes and minority interest................    743          177      371       (50)     6
Income tax expense (benefit).......................    249           53      125       (29)    (6)
Minority interest..................................      4            4        4        14     --
                                                    ------      -------  -------  --------  -----
Net income (loss).................................. $  490      $   120  $   242  $    (35) $  12
                                                    ======      =======  =======  ========  =====
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities $  354      $   231  $   615  $   (249) $  14
Net cash used in investing activities..............   (521)        (406)  (1,351)     (926)  (305)
Net cash provided by financing activities..........    409          170      784     1,201    304
OTHER FINANCIAL DATA:
EBITDA/(1)/........................................ $  892      $   309  $   583  $      8  $  32
Ratio of Earnings to Fixed Charges/(2)/............   8.19/(3)/   /(3)/     2.99     /(4)/   1.12

                                                                         AS OF             AS OF
                                                                  SEPTEMBER 30, 2001   DECEMBER 31,
                                                                  -------------------  -------------
                                                                              AS
                                                                  ACTUAL ADJUSTED/(5)/  2000   1999
                                                                  ------ ------------  ------ ------
                                                                        (MILLIONS OF DOLLARS)
BALANCE SHEET DATA:
Cash and cash equivalents........................................ $  372    $  861     $  130 $   82
Property, plant and equipment, net...............................  3,507     3,507      3,389  1,235
Investments......................................................  1,801     1,801      1,118    407
Total assets.....................................................  8,114     8,603      7,463  2,721
Short-term debt payable to affiliated companies..................     --        --      2,120    863
Other short-term debt including current portion of long-term debt    141       141        203    383
Senior notes.....................................................     --       500         --     --
Other long-term debt.............................................    201       201        159     33
   Total debt....................................................    342       842      2,482  1,279
Member's equity..................................................  5,594     5,594      2,577    922

--------
/(1)/EBITDA is income (loss) before extraordinary items plus interest expense, income taxes and depreciation. EBITDA is a measure of financial performance not defined under generally accepted accounting principles, which you should not consider in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading because all companies and analyses do not calculate it in the same fashion.
/(2)/The Ratio of Earnings to Fixed Charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means net income (loss) before income taxes and before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income of equity investees, less interest capitalized. "Fixed charges" means interest expense, plus interest capitalized, plus amortization of debt issuance costs, plus the estimated interest component of rent expense.
/(3)/The Ratio of Earnings to Fixed Charges is calculated for the 12-month period ending September 30, 2001. This ratio was not calculated for the 12-month period ending September 30, 2000.
/(4)/Earnings did not cover fixed charges by $105 million in 1999, primarily due to a loss incurred by PPL EnergyPlus, and undistributed earnings of PPL Global's equity method investments.
/(5)/Assumes net proceeds of $489 million from the issuance and sale of old notes (after discounts and commissions and estimated offering and exchange offering expenses).

INDEPENDENT CONSULTANTS' REPORTS


   An independent engineering consultant, Stone & Webster Consultants, has prepared an Independent Technical Review addressing specific technical, environmental and economic aspects of our energy and energy-related facilities. We have attached a summary of that review as Annex A to this prospectus. We advise you that the Summary Independent Technical Review is dated August 15, 2001, and information contained in that report is only accurate as of that date. The Stone & Webster review does not discuss, among other things, the scale-back in our generation development program or changes in market prices described under "Recent Developments--Generation Development Program." We have not requested, nor do we intend to request, that Stone & Webster Consultants update the information in the Summary Independent Technical Review.



   An independent market consultant, ICF Resources, Inc., has prepared a report that presents ICF's forecast and market analysis for the PJM West, NEPOOL, Arizona/New Mexico and Montana markets, including the economic competitiveness of our electric generation facilities within these markets. A copy of the Independent Market Consultant's Report is attached as Annex B to this prospectus. We advise you that the Independent Market Consultant's Report is dated June 2001, and information contained in that report is only accurate as of that date. We have not requested, nor do we intend to request, that ICF Resources update the information in the Independent Market Consultant's Report.



   The Summary Independent Technical Review and the Independent Market Consultant's Report rely on assumptions regarding material contingencies and other matters that are not within our control or the control of Stone & Webster Consultants, ICF Resources or any other person. The Summary Independent Technical Review and the Independent Market Consultant's Report summarize the work of Stone & Webster Consultants and ICF Resources, respectively, up to the dates of the respective reports, and changed conditions occurring or becoming known after the dates of the respective reports would affect the findings and conclusions contained in such reports. While each of Stone & Webster Consultants and ICF Resources believed its assumptions to be reasonable for purposes of preparing its respective report, these assumptions are inherently subject to significant uncertainties and actual results may differ materially from those projected. The predictions, estimates and assumptions that underlie these reports may also differ from those that other experts specializing in the electricity industry might present. Potential investors should carefully review the Summary Independent Technical Review and the Independent Market Consultant's Report, as well as the qualifications in those reports.



   The financial projections prepared by Stone & Webster Consultants were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles expected to be in effect during the period of the projections. PricewaterhouseCoopers LLP, our independent accountants, have neither examined nor compiled such projections and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. Moreover, there will be differences between actual and projected results and those differences may be material. The PricewaterhouseCoopers LLP report included in this prospectus relates to PPL Energy Supply, LLC's historical financial statements for the years ended December 31, 2000, 1999 and 1998. It does not extend to the projections and should not be read to do so.

                                 RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FACTORS DESCRIBED BELOW. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY IMPAIR OUR BUSINESS OPERATIONS. EACH OF THE RISKS DESCRIBED BELOW COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS AND COULD RESULT IN A LOSS OR A DECREASE IN THE VALUE OF YOUR NEW NOTES.

RISKS RELATED TO OUR GENERATION AND MARKETING BUSINESSES

  CHANGES IN COMMODITY PRICES MAY INCREASE THE COST OF PRODUCING POWER OR DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

   Our generation and marketing businesses are subject to changes in power prices or fuel costs, which may impact our financial results and financial position by increasing the cost of producing power or decreasing the amount we receive from the sale of power. The market prices for these commodities may fluctuate substantially over relatively short periods of time. Among the factors that could influence such prices are:

    . prevailing market prices for coal, natural gas, fuel oil and other fuels used in our generation facilities, including associated transportation costs and supplies of such commodities;

    . demand for energy and the extent of additional supplies of energy available from current or new competitors;

    .  capacity and transmission service into, or out of, our markets;

    .  changes in the regulatory framework for wholesale power markets;

    .  liquidity in the general wholesale electricity market; and

    .  weather conditions impacting demand for electricity.

   In the absence of or upon expiration of power sales agreements, we must sell all or a portion of the energy, capacity and other products from our facilities into the competitive wholesale power markets. Unlike most other commodities, energy products cannot be stored and must be produced concurrently with their use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. In addition, the price we can obtain for power sales may not change at the same rate as changes in fuel and other costs. Given the volatility and potential for material differences between actual power prices and fuel and other costs, if we are unable to secure or maintain long-term purchase agreements for our power generation facilities, our revenues would be subject to increased volatility and our financial results may be materially adversely affected.

  OUR FACILITIES MAY NOT OPERATE AS PLANNED, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

   Our operation of power plants involves many risks, including the breakdown or failure of generation equipment or other equipment or processes, accidents, labor disputes, fuel interruption and operating performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power plants below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and penalties or damages.

  WE MAY NOT BE ABLE TO OBTAIN ADEQUATE FUEL SUPPLIES, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

   We purchase fuel from a number of suppliers. Any disruption in the delivery of fuel, including disruptions as a result of weather, labor relations or environmental regulations affecting our fuel suppliers, could adversely affect our ability to operate our facilities and thus our results of operations.

  WE HAVE AGREED TO PROVIDE ELECTRICITY TO PPL ELECTRIC UTILITIES IN AMOUNTS SUFFICIENT TO SATISFY ITS PLR OBLIGATIONS AT PRICES WHICH MAY BE BELOW OUR COST, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

   PPL Electric Utilities has PLR obligations to serve those electric retail customers that did not select an alternate supplier under the Customer Choice Act. PPL EnergyPlus has entered into long-term contracts to supply all of PPL Electric Utilities' electricity requirements at agreed prices through 2009. This obligation currently represents a significant portion of the normal operating capacity of our existing generation assets. The prices we receive are established under the contracts and have little or no relationship to the cost to us of supplying this power. This means that we are required to absorb increasing costs, including the risk of fuel price increases and increased costs of production.

   The PLR contract obligations do not provide us with any guaranteed level of sales. If the customers of PPL Electric Utilities obtain service from alternate suppliers, which they are entitled to do at any time, our sales of power under the contract may decrease. Alternatively, customers could switch back to PPL Electric Utilities from alternative suppliers, which may increase demand above our facilities' available capacity. Thus, any such switching by customers could have a material adverse effect on our results of operations or financial position.

  WE ARE SUBJECT TO THE RISKS OF NUCLEAR GENERATION.

   Through PPL Susquehanna, we own a 90% undivided interest in the two nuclear generating units that make up the 2,217 MW Susquehanna station. As a result, nuclear generation accounts for about 20% of our generation capacity. We are, therefore, also subject to the risks of nuclear generation, which include the following:

    . the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

    . limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

    . uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

   The Nuclear Regulatory Commission, or NRC, has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants, such as our Susquehanna plant. In addition, although we have no reason to anticipate a serious nuclear incident at our Susquehanna plant, if an incident did occur, it could have a material adverse effect on our results of operations or financial condition.

  MANY OF OUR FACILITIES HAVE A LIMITED HISTORY OPERATING IN A COMPETITIVE ENVIRONMENT.

   The facilities that were transferred to us by PPL Electric Utilities, Montana Power and The Bangor Hydro-Electric Company, which we refer to as Bangor Hydro, were operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. Unlike regulated utilities, we are not guaranteed any rate of return on our capital investments through predetermined rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in our regional markets and other competitive markets, the volume of demand, capacity factors and ancillary services. We have limited history operating these facilities in a market-based competitive environment, and we may not be able to operate them successfully in such an environment.

  CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY IMPACT OUR BUSINESS BY IMPAIRING THE VALUE OF OUR POWER PLANTS.

   A basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a relatively low price. There are other technologies that produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. Research and development activities are ongoing to seek improvements in the alternate technologies. It is possible that advances will reduce the cost of alternate methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power plants may be significantly impaired. Changes in technology could also alter the ways in which retail electric customers buy electricity or meet their electricity needs, thereby adversely affecting our financial results.

  WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH SELLING AND MARKETING PRODUCTS IN THE WHOLESALE POWER MARKETS.

   We purchase and sell power at the wholesale level under FERC-authorized, market-based tariffs throughout the United States and also enter into short-term agreements to market available energy and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, we could be required to pay damages. These damages would generally be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which we contract, and other factors could affect our ability to meet our obligations, or cause significant increases in the market price of replacement capacity and energy. Although we attempt to mitigate these risks, there can be no assurance that we will be able to fully meet our obligations, that we will not experience counterparty non-performance or that we will not be required to pay damages for failure to perform.

   In addition, the independent system operators, or ISOs, that oversee the transmission systems in certain wholesale power markets have in the past been authorized to impose, and may continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading business. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other market operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

  WE DO NOT ALWAYS HEDGE AGAINST RISKS ASSOCIATED WITH COMMODITY ENERGY AND FUEL PRICES.

   We attempt to mitigate risks associated with satisfying our contractual power sales arrangements by reserving generation capacity to deliver electricity to satisfy our net firm sales contracts and, when necessary, by purchasing firm transmission service. We also routinely enter into contracts, such as fuel and power purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we fail to hedge against commodity price volatility, our results of operations and financial position may be affected either favorably or unfavorably.

  OUR TRADING, MARKETING AND RISK MANAGEMENT POLICIES MAY NOT WORK AS PLANNED.

   We actively manage the market risk inherent in our energy and fuel, debt and foreign currency positions. Nonetheless, adverse changes in energy and fuel prices, interest rates and foreign currency exchange rates may result in economic losses in our earnings or cash flows and our balance sheet under applicable accounting rules. Our trading, marketing and risk management procedures may not always be followed or may not work as planned. As a result, we cannot predict with precision the impact that our trading, marketing and risk management decisions may have on our business, operating results or financial position.

   In addition, our trading, marketing and risk management activities are exposed to the credit risk that counterparties that owe us money or energy will breach their obligations. We have established risk management policies and programs, including credit policies to evaluate counterparty credit risk. However, if counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices. In that event, our financial results are likely to be adversely affected.

  OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

   Electrical power supply is a seasonal business. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of the facilities we acquire and the terms of our contracts to sell electricity.

  WE RELY ON SOME TRANSMISSION AND DISTRIBUTION ASSETS THAT WE DO NOT OWN OR CONTROL TO DELIVER OUR WHOLESALE ELECTRICITY AND NATURAL GAS. IF TRANSMISSION IS DISRUPTED, OR IF CAPACITY IS INADEQUATE, OUR ABILITY TO SELL AND DELIVER POWER MAY BE HINDERED.

   We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase to supply some of our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered.

   The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

RISKS RELATED TO OUR BUSINESS GENERALLY AND TO OUR INDUSTRY

  THE ENERGY INDUSTRY IS RAPIDLY CHANGING AND INTENSELY COMPETITIVE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE PROFITABLY.

   We face intense competition in our energy supply, distribution and development businesses. A number of our competitors, including domestic and international energy companies and other global power providers, have more extensive experience operating in unregulated markets, larger staffs and/or greater financial resources than we do. In addition, many of the regions in which we operate have implemented or are considering implementing regulatory initiatives designed to increase competition. For example, regulations encouraging industry deregulation and privatization continue to cause the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses in the United States and abroad. Moreover, the FERC has implemented regulatory changes designed to increase access to transmission grids by utility and non-utility purchasers and sellers of electricity. As a result, a significant number of additional competitors could become active in the generation segment of our industry. This competition may negatively impact our ability to sell energy and related products and the prices which we may charge for such products, which could adversely affect our results of operations and our ability to grow our business.

   In addition, while demand for electricity is generally increasing throughout the United States, the rate of construction and development of new electric assets may exceed the increase in demand in some regional markets. The commencement of commercial operation of new facilities in the regional markets where we own or control generation capacity will likely increase the competitiveness of the wholesale power market in those regions, which could have a material adverse effect on our business and financial condition.

  OUR BUSINESS IS SUBJECT TO EXTENSIVE REGULATION.

   Our U.S. generation subsidiaries are exempt wholesale generators, or EWGs, which sell electricity into the wholesale market. Generally, our EWGs are subject to regulation by the FERC. The FERC has authorized us to sell generation from our facilities at market-based prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose "cost of service" rates if it determines that the market is not workably competitive, that we possess market power or that we are not charging just and reasonable rates. Any reduction by the FERC of the rate we may receive or any unfavorable regulation of our business by state regulators could materially adversely affect our results of operations.

   The acquisition, ownership and operation of power generation facilities require numerous permits, approvals, licenses and certificates from federal, state and local governmental agencies. We may not be able to obtain or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain or maintain any required approval or comply with any applicable law or regulation, the operation of our assets and our sales of electricity could be prevented or delayed or become subject to additional costs.

  OUR BUSINESS OPERATES IN DEREGULATED SEGMENTS OF THE ELECTRIC POWER INDUSTRY CREATED BY RESTRUCTURING INITIATIVES AT BOTH STATE AND FEDERAL LEVELS. IF THE PRESENT TREND TOWARDS COMPETITIVE RESTRUCTURING OF THE ELECTRIC INDUSTRY IS REVERSED, DISCONTINUED OR DELAYED, OUR BUSINESS PROSPECTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.

   The regulatory environment applicable to the power generation industry has recently been undergoing substantial changes, on both the federal and state level. These changes have significantly affected the nature of the industry and the manner in which its participants conduct their business. Continued uncertainty and future changes will also affect the way we conduct business. Moreover, existing statutes and regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have an effect on our business in ways that we cannot predict.

   Some restructured markets have recently experienced supply problems and price volatility. These supply problems and this price volatility have been the subject of a significant amount of press coverage, much of which has been critical of restructuring initiatives. In some of these markets, government agencies and other interested parties have made proposals to delay market restructuring or even re-regulate areas of these markets that have previously been deregulated. In California, legislation has been passed placing a moratorium on the sale of generation plants by public utilities regulated by the California Public Utilities Commission. In June 2001, the FERC instituted a series of price controls designed to mitigate (or cap) prices in the entire western U.S. as a result of the California energy crisis. These price controls have had the effect of significantly lowering spot and forward energy prices in the western market. Other proposals to re-regulate our industry may be made, and legislative or other attention to the electric power restructuring process may cause the process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the current trend towards competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, our business prospects and financial condition could be materially adversely affected.

   In June 2001, the Montana Public Service Commission, or MPSC, issued an order (the MPSC Order) in which it found that Montana Power must continue to provide electric service to its customers at tariffed rates until its transition plan under the Montana Electricity Utility Industry Restructuring and Customer Choice Act is finally approved, and that purchasers of generating assets from Montana Power must provide electricity to meet Montana Power's full load requirements at prices to Montana Power that reflect costs calculated as if the generation assets had not been sold. PPL Montana purchased Montana Power's interest in two coal-fired plants and 11 hydroelectric units in 1999. In July 2001, PPL Montana filed a complaint against the MPSC with the U.S. District Court in Helena, Montana, challenging the MPSC Order. In its complaint, PPL Montana asserted, among other things, that the Federal Power Act preempts states from exercising regulatory authority over sale of electricity in wholesale markets, and requested the court to declare the MPSC action preempted, unconstitutional and void. In addition, the complaint requested that the MPSC be enjoined from seeking to exercise any authority, control or regulation of wholesale sales from PPL Montana's generating assets. At this time, we cannot predict the outcome of the proceedings related to the MPSC Order.

  WE MAY BE ADVERSELY AFFECTED BY LEGAL PROCEEDINGS ARISING OUT OF THE ELECTRICITY SUPPLY SITUATION IN CALIFORNIA AND OTHER WESTERN STATES.

   Litigation arising out of the California electricity supply situation has been filed with the FERC and in California courts against sellers of energy to the California ISO. The plaintiffs and intervenors in these proceedings allege abuse of market power, manipulation of market prices, unfair trade practices and violations of state antitrust laws, among other things, and seek price caps on wholesale sales in California and other western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorney's fees. Certain of our subsidiaries have intervened in the FERC proceedings in order to protect their interests, but have not been named as defendants in any of the court actions. In addition, attorneys general in several western states, including California, have begun investigations related to the electricity supply situation in California and other western states. The FERC has determined that all sellers of energy in the California markets, including our subsidiaries, should be subject to refund liability for the period beginning October 2, 2000 through June 20, 2001 and has initiated an evidentiary hearing concerning refund amounts. The FERC also is considering whether to order refunds for sales made in the Pacific Northwest, including sales made by our subsidiaries. The FERC Administrative Law Judge assigned to this proceeding has recommended that no refunds be ordered for sales into the Pacific Northwest. The FERC presently is considering this recommendation. We cannot predict whether or the extent to which any of our subsidiaries will be the target of any governmental investigation or named in these lawsuits, refund proceedings or other lawsuits, the outcome of any such proceedings or whether the ultimate impact on us of the electricity supply situation in California and other western states will be material.

  OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT AND THE COSTS OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR PROFITABILITY.

   Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control and emission fees. We may be exposed to compliance risks from development projects, as well as from plants that we have acquired. Our failure to comply with environmental laws may result in the assessment of civil or criminal liability and fines against us by regulatory authorities. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future.

   New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or our facilities. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-interpretations could result in the imposition of substantially more stringent limitations on these emissions than those currently in effect. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

   For example, the Environmental Protection Agency, or EPA, has initiated enforcement actions against several utilities, asserting that over a period of years older, coal-fired power plants operated by those utilities have been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act Amendments of 1990, or Clean Air Act. The EPA regional offices that regulate plants in Pennsylvania (Region III) and Montana (Region
VIII) have indicated an intention to issue information requests to all utilities in their jurisdictions and the Region VIII Office has issued such a request to PPL Montana's Corette plant. Should the EPA or a state environmental agency commence one or more enforcement actions against affiliates of PPL Energy Supply, compliance with any such enforcement actions could result in additional capital and operating expenses in amounts which are not now determinable, but which could be significant.

   Most of our contracts with customers do not permit us to recover capital costs incurred by us to comply with new environmental regulations. As a result, these costs could adversely affect our profitability.

   In addition, we may be responsible for any on-site liabilities associated with the environmental condition of our power generation facilities and natural gas assets which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown.

   In connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. The incurrence of a material liability, or the failure of the other party to meet its indemnification obligations to us, could have a material adverse effect on our operations and financial condition.

   We may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may cause us to shut down those generation units.

  OUR BUSINESS DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL AND OUR PROJECTS UNDER CONSTRUCTION MAY NOT COMMENCE OPERATION AS SCHEDULED.

   Our business involves numerous risks relating to the acquisition, development and construction of power plants and facilities. These activities can require us to expend significant sums for preliminary engineering, permitting, fuel supply, resource exploration, legal and other expenses in preparation for competitive bids which we may not win or before it can be established whether a project is feasible, economically attractive or capable of being financed. Our success in developing a particular project is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts, receipt of required governmental permits and timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis.


   Currently, we have power plants with 2,665 MW of generation capacity under development or construction and we intend to pursue the expansion of existing plants and the acquisition or development of new generation capacity. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:


    .  changes in market prices;

    . issues relating to obtaining permits and approvals and complying with other regulatory matters;

    . availability and timely delivery of gas turbine generators and other equipment;

    .  unforeseen engineering problems;

    .  shortages and inconsistent quality of equipment, material and labor;

    .  work stoppages;

    .  adverse weather conditions;

    .  environmental and geological conditions; and

    .  unanticipated cost increases,

any of which could give rise to delays, cost overruns or the termination of expansion, construction or development.

   The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive and lengthy, often taking more than one year, and is subject to significant uncertainties. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and adversely affect our results of operations. The failure to complete construction according to specifications can result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings. If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. We cannot assure you that we will be successful in the development or construction of power generation facilities in the future.

  OUR INVESTMENTS AND PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MAY DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.

   We have operations outside of the United States. In 2000, we derived approximately 14% of our net income from our foreign operations. The acquisition, financing, development and operation of projects outside the United States entail significant political and financial risks, which vary by country, including:

    . changes in foreign laws or regulations relating to foreign operations, including tax laws and regulations;

    . changes in United States laws related to foreign operations, including tax laws and regulations;

    .  changes in government policies, personnel or approval requirements;

    .  changes in general economic conditions affecting each country;

    .  changes in labor relations in foreign operations;

    . limitations on foreign investment or ownership of projects and returns or distributions to foreign investors;

    . limitations on ability of foreign companies to borrow money from foreign lenders and lack of local capital or loans;

    . fluctuations in currency exchange rates and difficulty in converting our foreign funds to U.S. dollars or moving funds out of the country in which the funds were earned;

    .  limitations on ability to import or export property and equipment;

    .  compliance with United States foreign corrupt practices laws;

    .  political instability and civil unrest; and

    .  expropriation and confiscation of assets and facilities.

   Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities.

   Despite contractual protections we have against many of these risks for our international operations or potential investments in the future, our actual results and the value of our investment may be adversely affected by the occurrence of any of these events.

   Risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. While we believe we have hedges and contracts in place to mitigate our most significant foreign currency exchange risks, we have some exposures that are not hedged.

RISKS RELATED TO OUR CORPORATE AND FINANCIAL STRUCTURE

  OUR RESULTS DEPEND ON THE PERFORMANCE OF OUR SUBSIDIARIES AND AFFILIATES, SOME OF WHICH WE DO NOT CONTROL.

   We are a holding company and conduct our operations primarily through wholly-owned subsidiaries, and substantially all of our consolidated assets are held by these subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the new notes are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends or loans or advances and repayment of loans or advances from us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the new notes or to make any funds available for such payment.

   Because we are a holding company, our obligations under the new notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of the new notes, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary's creditors. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by us. Although certain agreements to which we and our subsidiaries are parties limit the incurrence of additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

   Two of our major affiliates, WPDL and WPDH, are not subject to our control of management and policies to the same extent as our consolidated subsidiaries. We and Mirant Corporation share control of WPDL, which owns Hyder, Limited. We also jointly control WPDH, which owns Western Power Distribution (South West) plc, which we refer to as WPD (South West) and Western Power Distribution (South Wales) plc, which we refer to as WPD South Wales, each a British regional electric utility. We account for these investments using the equity method of accounting. These affiliates contributed approximately 11.5% of our income from continuing operations in 2000.

   We have limited control over the development, construction, acquisition or operation of some project investments and joint ventures where we beneficially own less than 50% of the ownership interests. We seek to exert a degree of influence with respect to the management and operation of projects in which we own less than 50% of the ownership interests by negotiating to obtain positions on management committees or to receive certain limited governance rights such as rights to veto significant actions. However, we may not always succeed in such negotiations. We may be dependent on our co-venturers to construct and operate such projects. Our co-venturers may not have the level of experience, technical expertise, human resources management and other attributes necessary to successfully construct and operate these projects. The approval of co-venturers also may be required for us to receive distributions of funds from projects or to transfer our interest in projects.

   The debt agreements of some of our subsidiaries and affiliates restrict their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the payment of other obligations, including operating expenses, debt service and reserves. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes, net of any available foreign tax credits, on such amounts. Dividend payments from our international projects to us are, in some countries, also subject to withholding taxes.

  WE WILL LIKELY NEED SIGNIFICANT ADDITIONAL FINANCING TO PURSUE OUR BUSINESS STRATEGY.

   Our business strategy anticipates significant future acquisitions and development of additional generation facilities. We are continually reviewing potential acquisitions and development projects and may enter into significant acquisitions or development projects in the future. Any acquisition or development project will likely require access to substantial capital from outside sources on acceptable terms. We can give no assurance that we will obtain the substantial debt and equity capital required to invest in, acquire and develop new generation projects, to refinance existing projects or to complete projects under construction. We may also need external financing to fund capital expenditures, including capital expenditures necessary to comply with environmental regulations or other regulatory requirements.

   Our ability to arrange financing and our cost of capital are dependent on numerous factors, including:

    . general economic conditions, including the conditions in the energy industry;

    .  credit availability from banks and other financial institutions;

    .  market prices for electricity and fuels;

    .  our capital structure and the maintenance of acceptable credit ratings;

    .  our financial performance;

    . the success of current projects and the perceived quality of new projects; and

    .  provisions of relevant tax and securities laws.

   In the past, the capital needs of our subsidiaries have been supported primarily by PPL Corporation. PPL Corporation has also periodically provided credit support to us and certain of our subsidiaries in the form of guarantees, letters of credit and funding commitments. Future indebtedness may include terms that are more restrictive or burdensome than those of our (or our subsidiaries') current indebtedness and other obligations to PPL Corporation. As a result, we may not be able to obtain third-party financing on terms that are as favorable as we have experienced in the past, or at all. In addition, in the future, we may be required to provide guarantees and other credit support of our subsidiaries' obligations on terms that are less favorable than those available to PPL Corporation.

   Inability to obtain sufficient financing on terms that are acceptable to us will adversely affect our ability to pursue acquisition and development opportunities and fund capital expenditures. This would have a material adverse effect on our business.

  OUR CONTROLLING STOCKHOLDER IS NOT OBLIGATED TO PROVIDE US WITH FUTURE EQUITY FUNDING AND POTENTIAL CONFLICTS OF INTEREST WITH OUR CONTROLLING STOCKHOLDER MAY BE RESOLVED IN A MANNER THAT IS ADVERSE TO US.

   We are an indirect wholly-owned subsidiary of PPL Corporation. Since our formation, PPL Corporation has indirectly provided all of our equity funding. PPL Corporation is not obligated to provide any loans, further equity contributions or other funding to us.

   PPL Corporation has the power to control us. In circumstances involving a conflict of interest between PPL Corporation as our sole indirect equity owner, on the one hand, and the note holders as our creditors, on the other hand, we cannot assure you that PPL Corporation would not exercise its power to control us in a manner that would benefit PPL Corporation to the detriment of the note holders, including through the payment of dividends to our parent, PPL Energy Funding.

   In the future, PPL Corporation or its subsidiaries may compete with us for business opportunities.

RISKS RELATED TO THE EXCHANGE OFFER, TO THE MARKET FOR THE NEW NOTES AND TO PROJECTIONS THAT MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

  IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

   Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not (with limited exceptions) have any further rights to have their old notes registered under the Securities Act. Any market for old notes that are not exchanged could be adversely affected by the conclusion of this exchange offer and you may be unable to sell your old notes.

  LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT A HOLDER FROM EXCHANGING ITS OLD NOTES.

   Noteholders are responsible for complying with all exchange offer procedures. Issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer". Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to notify you of any failure to follow the proper procedure.

  IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED.

   A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

  THERE IS NO EXISTING MARKET FOR THE NEW NOTES AND WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

   There is no existing market for the new notes and we do not intend to apply for listing of the new notes on any securities exchange. There can be no assurances as to the liquidity of any market that may develop for the new notes, the ability of noteholders to sell their new notes or the price at which the noteholders will be able to sell their new notes. Future trading prices of the new notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. If a market for the new notes does not develop, purchasers may be unable to resell the new notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily.

  OUR ACTUAL FUTURE PERFORMANCE MAY NOT MEET PROJECTIONS.

   The projections contained in the Summary Independent Technical Review in Annex A of this prospectus are predicated upon certain assumptions and forecasts of our major operating companies' revenue generation capacity and the costs associated therewith. Stone & Webster Consultants has reviewed the technical parameters of our domestic and international generation facilities, our international transmission and distribution assets (except for the assets of WPDL and WPDH), the operations and maintenance budgets of our facilities and the related assumptions and forecasts contained therein based on a review of certain technical, environmental, economic and permitting aspects of the facilities. The Summary Independent Technical Review contains a discussion of the principal assumptions and considerations utilized in preparing the projected operating and financial results, which prospective investors should review carefully. The assumptions made with respect to future market prices for energy in our domestic markets are based upon a market analysis prepared by ICF Resources, Inc. and attached as Annex B to this prospectus. See "Annex A--Summary Independent Technical Review" and "Annex B--Independent Market Consultant's Report." Each of the Summary Independent Technical Review and the Independent Market Consultant's Report contains qualifications about the information in the respective reports and the circumstances under which Stone & Webster Consultants and ICF Resources performed their respective analyses. Potential investors should carefully review these reports as well as the assumptions and qualifications therein. These assumptions and the other assumptions upon which the projections are based are inherently subject to significant uncertainties.


   Stone & Webster Consultants prepared the Summary Independent Technical Review with information that was available as of August 15, 2001, and ICF Resources prepared the Independent Market Consultant's Report with information that was available as of June 2001 and information contained in those reports is only accurate as of their respective dates. We have not requested, nor do we intend to request, that either Stone & Webster Consultants or ICF Resources update their reports with information that is currently available. Moreover, we do not expect to provide comparable projected information in the future.


   Our independent auditors, PricewaterhouseCoopers LLP, have not examined, reviewed or compiled the projections and, accordingly, do not express an opinion or any other form of assurance with respect to them. The report of PricewaterhouseCoopers LLP included in this prospectus relates to our historical financial statements for the years ended December 31, 2000, 1999 and 1998. It does not extend to any projected financial data and should not be read to do so.

   The projected operating and financial results are not necessarily indicative of our future performance. No representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular future set of facts or circumstances. If actual results are less favorable than those shown or if the assumptions used in formulating the projections and the sensitivities included in the projected operating results prove to be incorrect, our ability to pay our operating expenses and other obligations may be materially adversely affected. You must make your own independent assessment of our ability to make payments on the new notes.

                          FORWARD-LOOKING INFORMATION

   Certain statements contained in this prospectus, including statements with respect to future earnings, energy supply and demand, costs, subsidiary performance, growth, new technology, project development, energy and fuel prices, strategic initiatives, and generating capacity and performance, are "forward-looking statements" within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections herein, the following are among the most important factors that could cause actual results to differ materially from the forward-looking statements:

    .  market demand and prices for energy, capacity and fuel;

    .  weather variations affecting customer energy usage;

    .  competition in retail and wholesale power markets;

    .  the effect of any business or industry restructuring;

    .  profitability and liquidity;

    . new accounting requirements or new interpretations or applications of existing requirements;

    .  operation of existing facilities and operating costs;

    .  the development of new projects, markets and technologies;

    .  the performance of new ventures;

    . political, regulatory or economic conditions in countries where we or our subsidiaries conduct business;

    .  receipt and renewals of necessary governmental permits and approvals;

    .  capital markets conditions and decisions regarding our capital structure;

    .  our or any of our subsidiaries' securities ratings;

    .  foreign exchange rates;

    .  commitments and liabilities;

    .  state and federal regulatory developments;

    .  new state or federal legislation;

    . national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in New York City, Washington, D.C. and western Pennsylvania, and any consequential hostilities;

    .  environmental conditions and requirements; and

    .  system conditions and operating costs.

   Any such forward-looking statements should be considered in light of such important factors.

   New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In exchange for issuing the new notes as described in this prospectus, we will receive an equal principal amount of old notes, which will be canceled.

   The net proceeds that we received from the sale of the old notes are being used for general corporate purposes, including funding our growth strategy and to provide working capital. Until such time as the funds are used as described above, they may be invested in or used to make demand loans to affiliates at market-based rates.


                                CAPITALIZATION

   The following table describes our actual consolidated capitalization as of September 30, 2001, and our pro forma consolidated capitalization adjusted to reflect the receipt of net proceeds of $489 million from the issuance and sale of the old notes (after discounts and commissions and estimated offering and exchange offering expenses). You should read the information in this table together with our consolidated financial statements and the related notes and the "Selected Financial Information and Operating Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                    AS OF SEPTEMBER 30,
                                                           2001
                                                   ---------------------
                                                                  AS
                                                    ACTUAL     ADJUSTED
                                                   ------      --------
                                                   (MILLIONS OF DOLLARS)
         Cash and cash equivalents................ $  372       $  861
                                                    ======      ======
         Short-term debt.......................... $  109       $  109
         Current portion of long-term debt........     32           32
         Short-term debt payable to affiliates....     --           --
                                                    ------      ------
            Total short-term debt.................    141          141
                                                    ------      ------
         Long-term debt...........................    201          201
         Senior notes.............................     --          500
                                                    ------      ------
            Total long-term debt..................    201          701
                                                    ------      ------
         Member's equity..........................  5,594        5,594
                                                    ------      ------
            Total capitalization.................. $5,936       $6,436
                                                    ======      ======

               SELECTED FINANCIAL INFORMATION AND OPERATING DATA

   The following tables present our selected consolidated financial information and operating data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to those statements included in this prospectus. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                           ----------------------   -------------------------------------------
                                            2001          2000       2000      1999      1998   1997     1996
                                           -------      ---------   -------  ---------   -----  -----  --------
                                                    (MILLIONS OF DOLLARS, EXCEPT RATIOS AND SALES DATA)
STATEMENT OF INCOME DATA
  (FOR THE PERIOD):
 Operating revenues....................... $ 3,420      $   1,972   $ 3,121  $     974   $ 125  $   4  $      6
 Operating costs and other expenses, other
   than depreciation and amortization.....   2,577          1,681     2,568      1,035     103     18         6
 Depreciation and amortization............     118             50        89         20       1     --        --
 Operating income (loss)..................     725            241       464        (81)     21    (14)       --
 Other income (expense):
   Interest expense.......................     (35)           (86)     (127)       (52)    (25)   (11)       (2)
   Other, net.............................      53             22        34         83      10      8         1
                                           -------      ---------   -------  ---------   -----  -----  --------
     Total other income (expense).........      18            (64)      (93)        31     (15)    (3)       (1)
                                           -------      ---------   -------  ---------   -----  -----  --------
 Income (loss) from continuing operations
   before income taxes and minority
   interest...............................     743            177       371        (50)      6    (17)       (1)
 Income tax expense (benefit).............     249             53       125        (29)     (6)    (2)       --
 Minority interest........................       4              4         4         14      --     --        --
                                           -------      ---------   -------  ---------   -----  -----  --------
 Net income (loss)........................ $   490      $     120   $   242  $     (35)  $  12  $ (15) $     (1)
BALANCE SHEET DATA
  (AT THE END OF THE PERIOD):
 Cash and cash equivalents................ $   372      $      77   $   130  $      82   $  56  $  43  $     11
 Property, plant and equipment, net.......   3,507          3,260     3,389      1,235      45     46        49
 Investments..............................   1,801            975     1,118        407     723    409       283
     Total assets.........................   8,114          6,317     7,463      2,721     938    533       412
 Short-term debt payable to affiliated
   companies..............................      --          1,425     2,120        863     501    218       164
 Other short-term debt including current
   portion of long-term debt..............     141             47       203        383       3     --        --
 Other long-term debt.....................     201            171       159         33      --     --        --
     Total debt...........................     342          1,643     2,482      1,279     504    218       164
 Member's equity..........................   5,594          2,534     2,577        922     297    224       146
STATEMENT OF CASH FLOW DATA
  (FOR THE PERIOD):
 Net cash provided by (used in) operating
   activities............................. $   354      $     231   $   615  $    (249)  $  14  $ (12) $      8
 Net cash used in investing activities....    (521)          (406)   (1,351)      (926)   (305)  (117)     (171)
 Net cash provided by financing activities     409            170       784      1,201     304    161       164
OTHER FINANCIAL DATA:
 EBITDA/(1)/.............................. $   892      $     309   $   583  $       8   $  32  $  (6) $      1
 Ratio of Earnings to Fixed Charges/(2)/..    8.19/(3)/       /(3)/    2.99        /(4)/  1.12   1.76       /(5)/
SALES DATA--MILLIONS OF KWH:
 Retail supply--domestic..................   4,993          9,104    11,861     10,271      --     --        --
 Retail delivery--international/(6)/......   4,433          2,360     3,735      2,942      --     --        --
 Wholesale supply--domestic/(7)/..........  19,890         14,965    23,336        330      --     --        --
 Wholesale supply--PPL Electric
   Utilities/(8)/.........................  24,314          6,290    13,461         --      --     --        --

                                                  (FOOTNOTES ON FOLLOWING PAGE)

--------
/(1) /EBITDA is income (loss) before extraordinary items plus interest expense, income taxes and depreciation. EBITDA is a measure of financial performance not defined under generally accepted accounting principles, which you should not consider in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading because all companies and analyses do not calculate it in the same fashion.
/(2) /The Ratio of Earnings to Fixed Charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means net income (loss) before income taxes and before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, plus fixed charges, plus amortization of capitalized interest, plus distributed income of equity investees, less interest capitalized. "Fixed charges" means interest expense, plus interest capitalized, plus amortization of debt issuance costs, plus the estimated interest component of rent expense.
/(3) /The Ratio of Earnings to Fixed Charges is calculated for the 12-month period ending September 30, 2001. This ratio was not calculated for the 12-month period ending September 30, 2000.
/(4) /Earnings did not cover fixed charges by $105 million in 1999, primarily due to a loss incurred by PPL EnergyPlus, and undistributed earnings of PPL Global's equity method investments.
/(5) /Earnings did not cover fixed charges by $9 million in 1996, primarily due to undistributed earnings from PPL Global's equity investments, and losses incurred by PPL Spectrum, Inc.
/(6) /Includes the delivery of electricity by PPL Global's consolidated affiliates in Chile, El Salvador, Bolivia and Brazil. Sales data does not include sales in the United Kingdom, since these investments are accounted for under the equity method.
/(7) /The year 2000 figure includes the wholesales sales of PPL Montana and PPL
    Maine, and the sales of PPL EnergyPlus from July 1, 2000 to December 31, 2000, excluding sales by PPL EnergyPlus to PPL Electric Utilities to meet its obligations as a provider of last resort.
/(8) /Sales by PPL EnergyPlus to PPL Electric Utilities to meet its obligations as a provider of last resort.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

   The following discussion should be read in conjunction with "Risk Factors," "Selected Financial Information and Operating Data" and the Financial Statements and notes thereto, included elsewhere in this prospectus. See Note 1 to the December 31, 2000 Financial Statements for a discussion of the entities that comprise PPL Energy Supply and the use of predecessor business data to prepare our financial statements.

CORPORATE REALIGNMENT

   On July 1, 2000, PPL Corporation and PPL Electric Utilities completed a corporate realignment in order to effectively separate PPL Electric Utilities' regulated transmission and distribution operations from its generation operations and to better position the companies and their affiliates in the new competitive marketplace. The corporate realignment included the following key features:

    . PPL Electric Utilities contributed its generation and certain other related assets, along with associated liabilities, to new competitive generation subsidiaries of PPL Generation. In connection with the contribution, PPL Energy Funding, the parent company of PPL Generation, assumed $670 million aggregate principal amount of PPL Electric Utilities' debt issued to affiliated companies.

    . PPL Electric Utilities also contributed assets associated with its wholesale energy marketing activities, along with associated liabilities, to its wholly-owned subsidiary, PPL EnergyPlus, and contributed its interest in PPL EnergyPlus to PPL Energy Funding.

    . PPL Electric Utilities distributed in a tax-free spin-off all of the outstanding shares of stock of PPL Energy Funding to PPL Corporation, which resulted in PPL Energy Funding becoming a wholly-owned subsidiary of PPL Corporation.

    . PPL Corporation's unregulated power subsidiary, PPL Global, also transferred its U.S. electric generation subsidiaries to PPL Generation.

    . PPL Electric Utilities entered into agreements with PPL EnergyPlus for the purchase of electricity to meet all of PPL Electric Utilities' requirements through 2001 as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act and its wholesale contractual obligations to certain municipalities.

   As a result of the corporate realignment:

    . PPL Generation's principal business is owning and operating U.S. generation facilities through various subsidiaries;

    . PPL EnergyPlus' principal business is competitive wholesale and retail energy marketing;

    . PPL Global's principal businesses are the acquisition and development of both U.S. and international energy projects, and ownership and operation of international energy projects; and

    . PPL Electric Utilities' principal businesses are the regulated transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.

   Other subsidiaries of PPL Corporation are generally aligned in the new corporate structure according to their principal business functions.

   The corporate realignment followed receipt of various regulatory approvals, including approvals from the PUC, the FERC, the NRC, and the Internal Revenue Service, or the IRS.

   On May 31, 2001, PPL Energy Funding contributed its interests in PPL Generation, PPL EnergyPlus and PPL Global to us. We serve as the parent company for substantially all of PPL Corporation's competitive businesses.

   Our financial statements include financial information from our predecessors. The financial information for such entities has been combined together as one collective predecessor for purposes of satisfying the SEC's financial statement requirements, based on formation or acquisition dates of the respective businesses and assets. Certain of our assets were not operated as discrete businesses, and as a result, performance for prior years and historical predecessor financial information may not be indicative of our present or future performance. See Note 1 to the December 31, 2000 Financial Statements for a discussion of the predecessor entities that comprise PPL Energy Supply.

RESULTS OF OPERATIONS

   The Consolidated Statement of Income reflects the results of past operations and is not intended as any indication of the results of future operations. Future results of operations will necessarily be affected by various and diverse factors and developments. Furthermore, because results for interim periods can be disproportionately influenced by various factors and developments and by seasonal variations, the results of operations for interim periods are not necessarily indicative of results or trends for the year.

  THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AS COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000

   The following discussion explains significant changes in principal items on the Condensed Consolidated Statement of Income included in the Financial Statements, comparing the three and nine months ended September 30, 2001, to the comparable periods in 2000. In many cases the reason for the significant changes for the nine month period is the acquisition of the generation assets from PPL Electric Utilities in July 2000, as described in the corporate realignment discussion above. Also, PPL Global acquired 84.7% of CEMAR in June 2000, and fully consolidated its balance sheet accounts on September 30, 2000. However, the operating results for the first nine months of 2001 include CEMAR, whereas the results for the same period in 2000 do not.

  OPERATING REVENUES

   Operating revenues decreased by $47 million and increased by $1,448 million for the three and nine months ended September 30, 2001, compared to the same periods in 2000.

   WHOLESALE ENERGY MARKETING AND TRADING

   The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following changes (millions of dollars):

                                                SEPT. 30, 2001 VS. SEPT. 30, 2000
                                                ---------------------------------
                                                THREE MONTHS          NINE MONTHS
                                                   ENDED                 ENDED
                                                ------------          -----------
        Eastern markets........................     $(82)               $1,120
        Western markets........................       (8)                  156
                                                    ----                ------
                                                    $(90)               $1,276
                                                    ====                ======

   The decrease in eastern markets for the three months ended September 30, 2001 was primarily due to lower gas and oil trading activity, and the expiration of capacity and energy agreements with JCP&L and BG&E. The decrease in revenues also reflects lower bilateral/spot market sales of electricity, due to unplanned outages, creating fewer opportunities to sell forward and less trading activity, as well as lower spot market prices. These decreases were offset by a $91 million increase in sales to PPL Electric Utilities to supply its PLR load. As part of the July 2000 realignment, PPL Electric Utilities entered into a power sales agreement with PPL EnergyPlus for the purchase of electricity sufficient to meet its obligations as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act through 2001. Under the terms of this agreement, PPL EnergyPlus sells this electricity at the applicable shopping credits authorized by the PUC, plus nuclear decommissioning costs, less state taxes. PPL Electric Utilities and PPL EnergyPlus have entered into a long-term contract under which PPL EnergyPlus has agreed to provide all of PPL Electric Utilities' electricity requirements from 2002 through 2009. See "Summary--Recent Developments."

   Most of the increase in eastern markets for the nine months ended September 30, 2001, was in the first half of 2001, due to increases of $507 million in wholesale contracts and $622 million in sales to PPL Electric Utilities to meet its PLR load. These activities were transferred to predecessors of PPL Energy Supply in the July 2000 corporate realignment. These increases were offset by the decreases in the third quarter as noted above.

   The decrease in the western market for the three month period ended September 30, 2001 was primarily due to higher wholesale energy prices in the third quarter of 2000, related to the energy supply shortage in the western U.S. The increase in the western market for the nine month period was due to higher wholesale energy prices in the first half of 2001 compared to 2000.

RETAIL ELECTRIC AND GAS

   The increase (decrease) in retail revenues from electric and gas operations was attributable to the following changes (millions of dollars):

                                              SEPT. 30, 2001 VS. SEPT. 30, 2000
                                              --------------------------------
                                              THREE MONTHS          NINE MONTHS
                                                 ENDED                 ENDED
                                              ------------          -----------
          Retail Electric Revenue
             Domestic electric supply........     $(67)                $(136)
             International electric delivery.       34                   106
                                                  ----                 -----
                                                   (33)                  (30)
          Retail Gas Revenue.................        3                    23
                                                  ----                 -----
          Retail Revenues--total.............     $(30)                $  (7)
                                                  ====                 =====

   The decrease in retail electric revenue for both periods reflects lower PPL EnergyPlus domestic retail supply sales, particularly in the second and third quarters of 2001. This was primarily due to expiration of contracts with existing customers and an increased emphasis on competing in wholesale markets. Partially offsetting these decreases where higher international revenues from electric delivery in both periods, primarily due to the acquisition of CEMAR in June 2000.

   Operating revenues from retail gas operations increased due to higher retail pricing, reflecting elevated wholesale gas commodity costs.

ENERGY RELATED BUSINESSES

   Energy related businesses (which are more fully described in Note 1 to the December 31, 2000 Financial Statements) contributed $11 million to operating income but reduced operating income by $4 million for the three months ended September 30, 2001 and 2000, respectively. For the nine months ended September 30, 2001 and 2000, these businesses contributed a total of $25 million and $18 million to operating income. Positive contributions in 2001 from PPL Global and from PPL EnergyPlus' mechanical contracting and engineering subsidiaries were partially offset by pre-tax operating losses from PPL EnergyPlus' synfuel projects. (However, after recording tax credits associated with synfuel operations, the synfuel projects contributed approximately $12 million to net income for the nine months ended September 30, 2001. See "--Income Taxes" for further information).

   EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES

   Equity in earnings of unconsolidated affiliates increased by $15 million and $40 million for the three and nine months ended September 30, 2001 when compared with the same periods in 2000. This was primarily due to PPL Global's higher equity earnings from WPDH and other international investments, and the recording of earnings from its investment in WPDL, which acquired Hyder in September 2000. Also contributing to the increase were equity earnings associated with the Griffith Energy Project, in which a PPL Energy Supply subsidiary has a 50% interest.

  OPERATING EXPENSES

   FUEL

   Fuel costs increased by $228 million for the nine months ended September 30, 2001 compared with the same period in 2000. This increase was primarily due to the inclusion of PPL Generation subsidiaries as predecessors of PPL Energy Supply beginning on July 1, 2000.

   ENERGY PURCHASES

   The increase (decrease) in energy purchases was attributed to the following changes (million of dollars):

                                      SEPT. 30, 2001 VS. SEPT. 30, 2000
                                      ---------------------------------
                                      THREE MONTHS          NINE MONTHS
                                         ENDED                 ENDED
                                      ------------          -----------
                  Domestic
                     Eastern markets.    $(176)                $120
                     Western markets.       29                   35

                  International......       21                   47
                                         -----                 ----
                                         $(126)                $202
                                         =====                 ====

   The decrease in energy purchases in the three month period was primarily due to lower purchases of electricity and gas in the eastern U.S. markets. This was attributable to a reduction in volumes, and lower average purchased power costs. In the nine month period, this decrease was more than offset by the transfer of the wholesale energy marketing business from PPL Electric Utilities to PPL EnergyPlus as part of the July 1, 2000 corporate realignment.

   Western market purchases increased in both periods because of higher power costs in 2001 in the western U.S. The increase in international energy purchases was due to the purchases of CEMAR.

 OTHER OPERATION AND MAINTENANCE

   Other operation and maintenance expenses increased by $19 million for the three months ended September 30, 2001 compared with the same period in 2000. This was primarily due to PPL Global's acquisition of CEMAR in June 2000.

   Other operation and maintenance expenses increased by $336 million for the nine months ended September 30, 2001, compared with the same period in 2000. The transfer of PPL Electric Utilities' generation assets to PPL Generation on July 1, 2000 was the primary reason for the increase, along with PPL Global's acquisition of CEMAR. Also contributing to the increase was PPL Montana's lease of the Colstrip generation facilities in the first half of 2001, as opposed to depreciating the Colstrip facilities in the first half of 2000.

DEPRECIATION

   Depreciation increased by $9 million and $68 million for the three and nine months ended September 30, 2001, compared to the same periods in 2000. The increase in the three month period was due to the inclusion of CEMAR's transmission, distribution and other assets recorded subsequent to its acquisition by PPL Global and to SCR technology installed at the Montour plant during the third quarter 2000 outage. The increase in the nine month period was primarily due to the inclusion of the generation assets transferred from PPL Electric Utilities to PPL Generation in the July 1, 2000 corporate realignment, and the acquisition of the CEMAR assets. These increases were partially offset by PPL Montana's sale and leaseback of its investment in the Colstrip plant in July 2000.

   OTHER INCOME

   Other income of PPL Energy Supply increased by $19 million and $31 million for the three and nine months ended September 30, 2001, compared to the same periods in 2000. These increases were primarily due to interest income received by PPL Investment Corporation from loans made to PPL and its non-PPL Energy Supply subsidiaries during the period. Also contributing to these increases were dividends received from PPL Global's investment in CGE in 2001.

   INTEREST EXPENSE

   Interest expense decreased by $24 million and $51 million for the three and nine months ended September 30, 2001, compared to the same periods in 2000. The decreases were primarily related to the contribution to PPL Energy Supply of PPL Energy Funding's notes receivable from PPL Global, thereby eliminating the associated intercompany interest expense. The retirement of PPL Montana debt obligations also contributed to the decrease in the nine month period.

   INCOME TAXES

   Income taxes increased by $25 million and $196 million for the three and nine months ended September 30, 2001, compared to the same periods in 2000. Pre-tax book income was higher in both periods in 2001. The increased income tax expense for the nine month period was partially offset by an adjustment for federal synfuel tax credits recognized in the second quarter of 2001, following an evaluation of the IRS' revenue procedures as they apply to the synfuel projects.

YEAR ENDED DECEMBER 31, 2000 AS COMPARED TO YEAR ENDED DECEMBER 31, 1999, AND YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31, 1998

   The following discussion explains significant changes in principal items on the Consolidated Statement of Income included in the Financial Statements, comparing 2000 to 1999, and 1999 to 1998. In many cases, the reasons for the significant changes are the inclusion of additional predecessors of PPL Energy Supply. The most significant of these, and their timings, are:

       . The acquisition of the generation assets from PPL Electric Utilities in July 2000, as described in the corporate realignment discussion above;

       .  The acquisition of the Montana generation assets in December 1999; and

       . The consolidation of Empresas Emel, S.A., or Emel, and Electricidad de Centroamerica, S.A. de C.V., or EC, by PPL Global effective January 1, 1999.

  OPERATING REVENUES

   Operating revenues increased by $2.15 billion, from $974 million to $3.12 billion, from 1999 to 2000 and by $849 million, from $125 million to $974 million, from 1998 to 1999.

WHOLESALE ENERGY MARKETING AND TRADING

   The increase in revenues from wholesale energy marketing and trading activities was attributable to the following changes (millions of dollars):

                                            2000 VS. 1999 1999 VS. 1998
                                            ------------- -------------
         Eastern markets...................    $1,364          $37
         Western markets...................       417            9
                                               ------          ---
                                               $1,781          $46
                                               ======          ===

   The increase in wholesale energy marketing revenues in 2000 was primarily due the corporate realignment in July 2000. As part of the realignment, PPL Electric Utilities entered into power sales agreements with PPL EnergyPlus for the purchase of electricity to meet its obligations as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act. These purchases, which are part of the eastern market revenues, totaled $540 million for the six months ended December 31, 2000.

   Wholesale marketing revenues in eastern markets also increased by $576 million due to wholesale contracts that were transferred from PPL Electric Utilities to PPL EnergyPlus effective with the July 1, 2000 realignment.

   Western market revenues increased, reflecting a full year of PPL Montana operation in 2000, as opposed to approximately two weeks in 1999.

   Wholesale energy marketing and trading revenues increased by $46 million in 1999 compared with 1998. This increase was due to the inclusion of PPL Montana, PPL EnergyPlus and PPL Maine as PPL Energy Supply predecessors.

   RETAIL ELECTRIC AND GAS

   The increase in retail revenues from electric and gas operations was attributable to the following changes (millions of dollars):

                                             2000 VS. 1999 1999 VS. 1998
                                             ------------- -------------
       Retail Electric Revenue
          Domestic electric supply..........     $ 94          $416
          International electric delivery...       75           245
                                                 ----          ----
                                                  169           661
       Retail Gas Revenue...................       49            --
                                                 ----          ----
       Retail Revenues--total...............     $218          $661
                                                 ====          ====

   Operating revenues from retail electric operations increased by $169 million in 2000 compared with 1999. PPL EnergyPlus provided 15.5% more electricity to domestic retail customers in 2000 as compared to 1999. Revenues from international electric delivery were $75 million, or 31%, greater in 2000 as compared to 1999, due to the acquisition of CEMAR and higher sales volumes in Chile, El Salvador and Bolivia. Lastly, PPL EnergyPlus' increase in retail gas revenue in 2000 was related to intensified gas marketing efforts and increased retail pricing attributable to higher wholesale gas commodity costs.

   Operating revenues from retail electric operations increased by $661 million in 1999 compared with 1998. The $416 million increase in domestic electric supply was due to PPL EnergyPlus' sales as an alternate supplier of electricity in Pennsylvania. Effective January 1, 1999, customers were allowed to choose their electricity supplier under the Pennsylvania Customer Choice Act. The $245 million increase in international electric delivery was primarily due to the consolidation of Emel and EC results, effective January 1, 1999.

   ENERGY RELATED BUSINESSES

   Energy related businesses (which are more fully described in Note 1 to the December 31, 2000, Financial Statements) contributed $24 million to the 2000 operating income of PPL Energy Supply, which was an increase of $22 million from 1999. This net increase was due to increased operating income of the mechanical contracting and engineering subsidiaries and increased energy related business by PPL Global affiliates, but was somewhat offset by operating losses incurred by PPL EnergyPlus' synfuel projects.

   Energy related businesses provided $2 million to operating income in 1999, as compared to breaking even in 1998. This was due to the inclusion of PPL Global subsidiaries, Emel and EC, as predecessors of PPL Energy Supply beginning with their January 1, 1999 consolidation, and also due to additional operating income provided by the mechanical contracting and engineering firms.

   EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES

   Equity in earnings of unconsolidated affiliates increased by $10 million in 2000 as compared to 1999 due to PPL Global's higher equity earnings from WPDH and the recording of earnings from its investment in WPDL, which acquired Hyder in September 2000. Equity in earnings of unconsolidated affiliates increased by $11 million in 1999 as compared to 1998 due to higher equity earnings from WPDH.

  OPERATING EXPENSES

   FUEL

   Fuel costs increased by $267 million in 2000 compared with 1999 due to the inclusion of PPL Generation subsidiaries as predecessors of PPL Energy Supply beginning on July 1, 2000, and fuel costs related to PPL Montana's full year of production in 2000.

   ENERGY PURCHASES

   The increase in energy purchases was attributable to the following changes (millions of dollars):

                                         2000 VS. 1999 1999 VS. 1998
                                         ------------- -------------
           Domestic
              Eastern markets...........     $446          $611
              Western markets...........      132             1

           International................       46           142
                                             ----          ----
                                             $624          $754
                                             ====          ====

   The increase in energy purchases in 2000 was primarily in the eastern markets due to the transfer of the wholesale energy marketing business from PPL Electric Utilities to PPL EnergyPlus as part of the July 1, 2000 realignment. The western market energy purchase increase reflects a full year of operation by PPL Montana in 2000 as opposed to approximately two weeks in 1999.

   Energy purchases increased by $754 million in 1999 with the inclusion of PPL EnergyPlus purchases in the eastern market beginning in 1999 and the inclusion of international energy purchases made by Emel and EC, which were consolidated by PPL Global effective January 1, 1999. The purchases in 1999 by PPL EnergyPlus, Emel and EC were primarily to serve their retail customer load. In 1999, PPL EnergyPlus purchased most of its electricity from PPL Electric Utilities under the terms of a power supply agreement.

   OTHER OPERATION AND MAINTENANCE

   Other operation and maintenance expenses increased by $425 million in 2000 when compared with 1999. The transfer of PPL Electric Utilities' generation assets to PPL Generation on July 1, 2000, was the primary reason for the increase, along with PPL Montana's full year of operation in 2000 compared to two weeks in 1999, and PPL Global's acquisition of CEMAR in June 2000. These increases were partially offset by gains on the sale of emission allowances in 2000, which were recorded as reductions in operation and maintenance expense.

   Other operation and maintenance expenses increased by $30 million in 1999 compared with 1998. PPL Global's consolidation of Emel and EC, effective January 1, 1999, was the primary reason for the increase, along with PPL EnergyPlus' increased sales expenses in marketing retail electricity supply in Pennsylvania and other states that deregulated energy supply. These increases were partially offset by gains on the sale of emission allowances in 1999, which were recorded as reductions in operation and maintenance expense.

   TRANSMISSION

   Since PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system, its PPL EnergyPlus, PPL Montana and other PPL Generation subsidiaries must pay the owners of transmission systems to deliver the energy these subsidiaries supply to retail and wholesale customers. Transmission expenses in 2000 were associated with a full year of PPL Montana's operation, in which $12 million of transmission expenses were incurred, and the operation of the assets of the other PPL Generation assets subsequent to July 1, 2000, which amounted to $42 million.

   DEPRECIATION

   Depreciation increased by $69 million in 2000 compared with 1999. About $53 million of the increase was due to the inclusion of the generation assets transferred from PPL Electric Utilities to PPL Generation. Also, expenses in 2000 include a full year of depreciation related to PPL Montana, as compared to approximately two weeks of such expenses in 1999. Finally, depreciation of CEMAR's transmission, distribution and other assets was recorded subsequent to its acquisition by PPL Global in June 2000.

   Depreciation increased by $19 million in 1999 compared with 1998 due to the consolidation by PPL Global of Emel and EC, effective January 1, 1999. This depreciation reflects Emel and EC's electricity transmission, distribution and related assets.

   TAXES, OTHER THAN INCOME

   Taxes, other than income taxes, increased by $34 million in 2000 compared to 1999. This was due to PPL EnergyPlus' gross receipts tax increase that corresponds to its increased revenues, real estate taxes associated with the generation assets acquired on July 1, 2000, increased capital stock tax, and the inclusion of a full year of PPL Montana's taxes.

   The increase of $19 million in taxes, other than income, in 1999 over 1998 was due to PPL EnergyPlus' gross receipts tax increase that corresponds to its increased revenues.

   PROJECT DEVELOPMENT

   Project development costs increased $14 million in 2000 over 1999, as PPL Global increased the number of domestic generation projects it was developing during this period. There was no significant change in project development costs between 1999 and 1998.

   OTHER INCOME

   Other income of PPL Energy Supply decreased by $49 million in 2000 from 1999. In 2000, PPL Generation recorded a $12 million loss contingency for an unasserted claim against the company under the Clean Air Act. Other income in 1999 included PPL Global's share of the gain on the sale of South West Electricity plc's electrical supply business (which was $78 million pre-U.S.
tax), and a $56 million pre-tax gain on the sale of PPL Electric Utilities' Sunbury plant that was recorded by predecessors of PPL Energy Supply. These increases were partially offset by a $51 million write-down of certain of PPL Global's international investments: WPD, Aguaytia Energy, LLC, or Aguaytia, and Empresa Electrica Valle Hermosa S.A., or EVH. The net impact of the charges in 2000, compared to the credits to income in 1999, was the primary reason for the decrease in other income between the periods.

   Other income in 1999 increased by $73 million from 1998. In 1998, PPL Global recorded a $9 million credit for a reduction in the U.K. corporate tax in connection with its equity investment in WPD. However, there were larger below-the-line credits to other income in 1999, as noted above.

   INTEREST EXPENSE

   Interest expense increased by $75 million in 2000 over 1999 due to increased borrowing by PPL Global and the inclusion of a full year of PPL Montana debt expense. Interest expense increased by $27 million in 1999 over 1998 due to increased borrowing by PPL Global.

   INCOME TAXES

   Income tax expense increased by $154 million in 2000, compared to 1999. This was primarily due to an increase in pre-tax book income. Income tax expense decreased by $23 million in 1999 compared to 1998, due to a decrease in pre-tax book income.

FINANCIAL CONDITION

  ENERGY MARKETING AND TRADING ACTIVITIES

   PPL Energy Supply, through PPL EnergyPlus, purchases and sells energy at the wholesale level under FERC market-based tariffs throughout the United States. PPL EnergyPlus enters into agreements to market energy and capacity from PPL Generation's generation assets with the expectation of profiting from market price fluctuations.

   If we were unable to deliver firm capacity and energy under these agreements, then under certain circumstances we would be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which PPL EnergyPlus has power contracts, and other factors could affect our ability to meet our firm capacity or energy obligations, or cause significant increases in the market price of replacement capacity and energy. Although we attempt to mitigate these risks, there can be no assurance that we will be able to fully meet our firm obligations, that we will not be required to pay damages for failure to perform, or that we will not experience counterparty non-performance in the future. We attempt to mitigate risks associated with open contract positions by reserving generation capacity to deliver electricity to satisfy our net firm sales contracts and, when necessary, by purchasing firm transmission service. In addition, we adhere to a comprehensive risk management policy and programs, including established credit policies to evaluate counterparty credit risk.

   Credit risk relates to the risk of loss that we would incur as a result of non-performance by counterparties pursuant to the terms of their contractual obligations. We maintain credit policies and procedures with respect to counterparties (including requirements that counterparties meet certain credit ratings criteria) and we require other assurances in the form of credit support or collateral in certain circumstances in order to limit counterparty credit risk. However, we have concentrations of suppliers and customers in the electric and natural gas industries, including electric utilities, natural gas distribution companies and other energy marketing and trading companies. These concentrations of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. To date, we have not experienced any significant losses due to non-performance by counterparties. However, given the current electric energy situation in California, we have established an $18 million reserve with respect to certain sales to the California ISO for which we have not yet been paid. See Note 17 to the December 31, 2000 Financial Statements, Note 11 to the September 30, 2001 Financial Statements and "Business--Legal Proceedings" for discussions related to the California energy situation.

   On January 1, 1999, our predecessors adopted mark-to-market accounting for energy contracts executed for trading purposes, in accordance with EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Under mark-to-market accounting, gains and losses from changes in market prices on contracts executed for trading purposes are reflected in current earnings. The earnings effect of mark-to-market accounting was not significant in 1999. Under EITF 98-10, energy trading activities refer to energy contracts executed with the objective of generating profits on, or from exposure to, shifts or changes in market prices. Risk management activities refer to energy contracts that are designated as (and effective as) hedges of non-trading activities (i.e., marketing available capacity and energy and purchasing fuel for consumption). We adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, effective January 1, 2001. See Note 16 to the December 31, 2000 Financial Statements and Note 9 to the September 30, 2001 Financial Statements for the effect of adopting SFAS 133. Under the terms of SFAS 133, PPL Energy Supply recorded at fair value certain derivative instruments that do not qualify as hedges. This resulted in a cumulative-effect credit to earnings on January 1, 2001 of $11 million in recognition of these instruments.

   The cumulative-effect adjustment in earnings to recognize at fair value all derivatives that are designated as fair-value hedging instruments and the cumulative-effect adjustment to recognize the difference between the carrying values and fair values of related hedged liabilities are insignificant.

MARKET RISK SENSITIVE INSTRUMENTS

  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   We actively manage the market risk inherent in our commodity, debt, foreign currency and equity positions. Our board of managers has adopted a comprehensive risk management policy to manage the risk exposures related to counterparty credit, energy prices, interest rates and foreign currency exchange rates. Our subsidiary, PPL EnergyPlus, has adopted its own commodity risk management policy to manage energy prices and related exposures. The PPL Corporation policy established a Risk Management Committee comprised of certain senior officers of PPL Energy Supply and PPL Corporation that oversees the risk management function. Nonetheless, adverse changes in commodity prices, interest rates, foreign currency exchange rates and equity prices may result in losses in earnings, cash flows and/or fair values. The forward-looking information presented below provides only estimates of what may occur in the future, assuming certain adverse market conditions, due to reliance on model assumptions. As a result, actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses.

   COMMODITY PRICE RISK

   Our commodity risk management program is designed to manage the risks associated with market fluctuations in the price of electricity, natural gas, oil, coal and emission allowances. PPL Corporation's risk management policy and our risk management programs include risk identification and risk limits management, with measurement and controls for real-time risk monitoring. In 2000, our predecessors entered into fixed-price forward and option contracts that required physical delivery of the commodity, exchange-for-physical transactions and over-the-counter contracts (such as swap agreements where settlement is generally based on the difference between a fixed and index-based price for the underlying commodity). We have continued to use such contracts in 2001 and expect to do so in the foreseeable future.

   We enter into contracts to hedge the impact of market fluctuations on our energy-related assets, liabilities and other contractual arrangements. In addition, we execute these contracts to take advantage of market opportunities. We may at times create a net open position in our portfolio that could result in significant losses if prices do not move in the manner or direction anticipated.

   We use various methodologies to simulate forward price curves in the energy markets to estimate the size and probability of changes in market value resulting from commodity price movements. The methodologies require several key assumptions, including selection of confidence levels, the holding period of the commodity positions, and the depth and applicability to future periods of historical commodity price information.

   For our hedge portfolio, a 10% adverse movement in market prices across all geographic areas and time periods would have decreased the value of our hedge portfolio by approximately $32 million at September 30, 2001, $292 million at December 31, 2000, and $87 million at December 31, 1999. However, this would have been fully offset by an increase in the value of the underlying commodity, the electricity generated. In addition to commodity price risk, our commodity positions are also subject to operational and event risks including, among others, increases in load demand and forced outages at power plants. We estimated that a 10% adverse movement in market prices across all geographic areas and time periods would have decreased the value of our non-hedge portfolio by approximately $1 million at September 30, 2001, $6 million at December 31, 2000, and $1 million at December 31, 1999.

   On July 1, 2000, PPL Corporation and PPL Electric Utilities completed a corporate realignment and transferred generation assets to various PPL Energy Supply subsidiaries. As part of the realignment, PPL Electric Utilities and PPL EnergyPlus entered into a power sales agreement under which PPL EnergyPlus sells PPL Electric Utilities energy, capacity and ancillary services at the pre-determined rates PPL Electric Utilities is permitted to charge its PLR customers, to fulfill its PLR obligation through 2001. In June 2001, PPL EnergyPlus entered into a separate long-term contract with PPL Electric Utilities to provide all of PPL Electric Utilities' electricity requirements from 2002 through 2009, at the pre-determined rates PPL Electric Utilities is permitted to charge its PLR customers. See Note 12 to the September 30, 2001 Financial Statements for additional information.

   INTEREST RATE RISK

   Some of PPL Energy Supply's predecessors have issued debt to finance their operations. We have adopted PPL Corporation's interest rate risk management program, designed to hedge interest rate risk. PPL Corporation will manage interest rate risk for us by using financial derivative products to adjust the mix of fixed and floating-rate interest rates in our debt portfolios, adjusting the duration of its debt portfolios and locking in treasury rates (and interest rate spreads over treasuries) in anticipation of future financing, when appropriate. Risk limits under the risk management program are designed to balance risk exposure to volatility in interest expense and losses in the fair value of our debt portfolio due to changes in the absolute level of interest rates.

   PPL Corporation will use various risk management instruments to reduce our exposure to adverse interest rate movements for future anticipated financings. While we are exposed to changes in the fair value of these instruments, they are designed such that any economic loss in value should be offset by interest rate savings at the time the future anticipated financing is completed. At each of September 30, 2001, December 31, 2000 and December 31, 1999, we had not entered into any such instruments.

   We are also exposed to changes in the fair value of our debt portfolio. We estimate that our potential exposure to a change in the fair value of our debt portfolio through a 10% adverse movement in interest rates at December 31, 2000 was $1 million, compared with a negligible amount at December 31, 1999. At September 30, 2001, we had no such exposure.

   FOREIGN CURRENCY RISK

   We have investments in international energy-related distribution facilities, and are exposed to foreign currency risk primarily through investments in affiliates in Latin America and Europe. In addition, we may make purchases of equipment in currencies other than U.S. dollars. PPL Corporation manages the foreign currency risk for PPL Energy Supply. We have adopted PPL Corporation's foreign currency risk management program designed to hedge foreign currency exposures including firm commitments, recognized assets or liabilities, forecasted transactions or net investments. During the first quarter of 2001, we completed the forward purchase of 51 million euros to pay for certain equipment in 2002 and 2003. The estimated value of these forward purchases as of September 30, 2001, being the amount we would have to pay to terminate them, was $2 million.

   NUCLEAR DECOMMISSIONING FUND--SECURITIES PRICE RISK

   In connection with the corporate realignment, effective July 1, 2000, the nuclear decommissioning trust funds for the Susquehanna nuclear plant were transferred from PPL Electric Utilities to our subsidiary, PPL Susquehanna.

   PPL Susquehanna maintains trust funds, as required by the NRC, to fund certain costs of decommissioning the Susquehanna station. At September 30, 2001 and December 31, 2000, these funds were invested primarily in domestic equity securities and fixed-rate, fixed-income securities and are reflected at fair value on our Consolidated Balance Sheet. The mix of securities is designed to provide returns to be used to fund Susquehanna's decommissioning and to compensate for inflationary increases in decommissioning costs. However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the values of fixed-rate, fixed-income securities are exposed to changes in interest rates. PPL Susquehanna actively monitors the investment performance and periodically reviews asset allocation in accordance with its nuclear decommissioning trust policy statement. A hypothetical 10% increase in interest rates and 10% decrease in equity prices would have resulted in an estimated $26 million reduction in the fair value of the trust assets at September 30, 2001, an $18 million reduction at December 31, 2000 and a $19 million reduction at December 31, 1999.

   PPL Electric Utilities' 1998 PUC restructuring settlement agreement provides for the collection of authorized nuclear decommissioning costs through a competitive transition charge on customer bills, as authorized under the Customer Choice Act. Additionally, PPL Electric Utilities is permitted to seek recovery from customers of up to 96% of any increases in these costs. Under the power supply agreement between PPL Electric Utilities and PPL EnergyPlus, these revenues are passed on to PPL EnergyPlus. In turn, these revenues are passed on to PPL Susquehanna under a power supply agreement between PPL EnergyPlus and PPL Susquehanna. Therefore, our securities price risk is expected to remain insignificant.

CAPITAL EXPENDITURE REQUIREMENTS

   The schedule below shows our current capital expenditure projections for the years 2001-2005 and actual spending by our predecessors for the year 2000 (millions of dollars).

              PPL ENERGY SUPPLY CAPITAL EXPENDITURE REQUIREMENTS


                                            ACTUAL       PROJECTED/(1)/
                                            ------ --------------------------
                                             2000  2001  2002  2003 2004 2005
                                            ------ ---- ------ ---- ---- ----
Construction expenditures/(2)/
   Generation facilities/(3)/..............  $221  $387 $  984 $385 $158 $174
   Environmental...........................    69    69     13   17   74   97
   Other...................................     4    49     12   13   14    1
                                             ----  ---- ------ ---- ---- ----
       Total Construction Expenditures.....   294   505  1,009  415  246  272
Nuclear fuel...............................    30    59     54   56   57   61
                                             ----  ---- ------ ---- ---- ----
       Total Capital Expenditures..........  $324  $564 $1,063 $471 $303 $333
                                             ====  ==== ====== ==== ==== ====

--------

/(1)/These capital expenditure estimates include our current projections of costs associated with environmental and construction expenditures at our existing facilities and construction expenditures relating to the 2,665 MW of planned domestic generation projects under development that are specifically referenced in this prospectus. Expenditures to be funded under operating leases for simple-cycle peaking turbines and the combined-cycle facility in Lower Mt. Bethel are included.

/(2)/Construction expenditures include allowance for funds used during construction and capitalized interest, which are expected to be less than $11 million in each of the years 2001-2005. This information excludes any equity investments by PPL Global.
/(3)/Includes the projected development costs for PPL Global's domestic generation projects. Some of these projects may ultimately be financed by parties who lease such projects back to us pursuant to leases that are not capitalized on our financial statements.


   Our capital expenditure projections for the years 2001-2005 total about $2.7 billion. Capital expenditure plans are revised from time to time to reflect changes in conditions.


ACQUISITIONS AND DEVELOPMENT

   From time to time we are involved in negotiations with third parties regarding acquisitions, joint ventures and other arrangements which may or may not result in definitive agreements. Refer to Note 9 to the December 31, 2000 Financial Statements and Note 6 to the September 30, 2001 Financial Statements for information regarding recent acquisitions and development activities.

   At September 30, 2001, PPL Global had investments in foreign facilities, including consolidated investments in Emel, EC, CEMAR and others. See Note 3 to the September 30, 2001 Financial Statements for information on PPL Global's unconsolidated investments accounted for under the equity method.


   At September 30, 2001, PPL Global had domestic generation projects, either announced or under development, which would provide 4,605 megawatts of generation. At such date, construction activities were nearly completed on the Griffith and Wallingford projects, located near Kingman, Arizona and Wallingford, Connecticut, respectively. The Wallingford facility became operational during the fourth quarter of 2001 and the Griffith facility is expected to become operational in January 2002. Together, these facilities will add in excess of 500 MW of generation capacity. PPL Global also is developing projects in Arizona, Illinois, New York and Pennsylvania. PPL Global is continuously reexamining development projects based on market conditions and other factors to determine whether to proceed with these projects, sell them, expand them, execute tolling agreements, or pursue other opportunities. See "Summary--Recent Developments" for a discussion of certain recent changes to PPL Global's generation development program.



   Also, in October 2001, PPL Global announced that it was pursuing, in conjunction with the Long Island Power Authority, the construction of two simple-cycle generating facilities at Shoreham and Edgewood, both located on Long Island in New York state. These facilities will be owned and operated by a PPL Global subsidiary and use LM-6000 combustion turbines to provide a combined 160 megawatts of electricity. These facilities are expected to be in service in the summer of 2002, pending the completion of definitive agreements.


LIQUIDITY AND CAPITAL RESOURCES

   Cash and cash equivalents increased by $247 million more during the nine months ended September 30, 2001, compared with the nine months ended September 30, 2000. The reasons for this change were:

    . A $123 million increase in cash provided by operating activities, primarily due to the operating results of the Pennsylvania generation assets following the July 1, 2000 corporate realignment, and receipt of the $90 million up-front payment by PPL Electric Utilities under the new PLR contract. These increases were partially offset by changes in current assets and current liabilities;

    . A $115 million increase in cash used in investing activities, primarily due to the proceeds of PPL Montana's sale and leaseback of the Colstrip facilities in 2000; and

    .  A $239 million increase in cash provided by net financing activities.

   Cash and cash equivalents increased by $22 million more during 2000 compared with 1999. The reasons for this change were:

    . An $864 million increase in cash provided by operating activities in 2000, primarily due to a full year of income from the Montana generation assets, and the results of the Pennsylvania generation assets following the July 1, 2000 corporate realignment;

    . A $425 million increase in cash used in investing activities, primarily due to expenditures for property, plant and equipment for the Pennsylvania and Montana generation assets, and an increase in notes receivable from affiliated companies; and

    . A $417 million decrease in cash provided by financing activities, primarily due to lower contributions from PPL Energy Funding.

   Our assets at September 30, 2001 include $1.4 billion in notes receivable from affiliated companies, of which $1.1 billion is receivable from PPL Energy Funding, $151 million from PPL Corporation and $101 million from PPL Gas Utilities. These receivables bear interest at market rates.

   In June 2001, we entered into a $600 million 364-day credit agreement and a $500 million three-year credit agreement, each of which is with a group of banks and guaranteed by PPL Corporation. The PPL Corporation guarantee fell away in connection with our issuance of the old notes described in Note 13 to the September 30, 2001 Financial Statements. Borrowings under these credit agreements may be used for general corporate purposes, including providing liquidity for any future commercial paper program. As of September 30, 2001, there were no borrowings outstanding under these credit agreements.

   Also in June 2001, we executed a 364-day revolving credit agreement with PPL Capital Funding and PPL Corporation under which we have agreed to lend PPL Capital Funding up to $800 million in order to enhance liquidity and as a credit back-stop to PPL Capital Funding's commercial paper programs. PPL Corporation has guaranteed PPL Capital Funding's obligations under this agreement. At September 30, 2001, there were no borrowings under this credit agreement.


   In December 2001, we established a commercial paper program at PPL Energy Supply that will use our credit agreements for back-up liquidity. In connection with the establishment of this program, PPL Capital Funding terminated its commercial paper program and our credit agreement with PPL Capital Funding will terminate.


   PPL Montana has a $100 million three-year credit facility to provide working capital, and up to $75 million of letters of credit. As of September 30, 2001, $50 million was outstanding under the credit facility and $25 million of letters of credit were issued. PPL Montana is required to reimburse the lenders for any drawings under those letters of credit. PPL Montana has also entered into a new $150 million 364-day credit facility. As of September 30, 2001, no borrowings were outstanding under this facility. In the event that PPL Montana were to draw down under this facility and cause lenders to issue letters of credit on its behalf, PPL Montana would be required to reimburse the issuing lenders. PPL Corporation has executed a commitment to the lenders under PPL Montana's $150 million credit facility that PPL Corporation will provide (or cause PPL Energy Supply to provide if PPL Energy Supply has an investment grade rating on its senior unsecured debt) letters of credit at such times and in such amounts as are necessary to permit PPL Montana to remain in compliance with its fixed-price forward-energy contracts or its derivative financial instruments entered into to manage energy price risks, to the extent that PPL Montana cannot provide such letters of credit under its existing credit agreements. No such letters of credit have been issued as of September 30, 2001.

   In July 2000, PPL Montana completed the sale of its investment in the Colstrip coal-fired plant to owner lessors, which are leasing the assets back to PPL Montana under four 36-year operating leases. The proceeds from the sale were approximately $410 million. PPL Montana used these proceeds to reduce outstanding debt and make distributions to its parent, PPL Generation. This sale-leaseback was financed with the private issuance of pass-through certificates due 2020. In April 2001, PPL Montana completed an exchange of these certificates for registered securities.

   In September 2000, a subsidiary of PPL Global entered into a $470 million lease financing of turbine generators, which in November 2000 was increased to $550 million to include related equipment. The turbines are being financed using a leasing structure that eliminates the need for cash outlays during the turbine manufacturing process. The payment obligations of the PPL Global subsidiary under this lease financing have been guaranteed by PPL Corporation.

   In May 2001, another PPL Global subsidiary entered into an arrangement, initially for $900 million and increased in July 2001 to $1.06 billion upon syndication, for the development, construction and operation of several commercial power generation facilities. Certain obligations of the PPL Global subsidiary under this financing have been guaranteed by us. In addition, PPL Corporation had guaranteed our obligations. PPL Corporation's guarantee of our obligations fell away in connection with our issuance of the old notes described in Note 13 to the September 30, 2001 Financial Statements.

   In the past, PPL Corporation has provided credit support for many of our subsidiaries in the form of guarantees and letters of credit. In the future, we expect to provide such support instead of PPL Corporation.

   In the first nine months of 2001, our member's equity increased from $2.6 billion to $5.6 billion, primarily due to contributions from our member, PPL Energy Funding. PPL Energy Funding contributed $920 million of notes and accounts receivable (primarily due from PPL Global) to PPL Investment Corporation, our financing subsidiary. This contribution was recorded as additional member's equity, and reduced our consolidated short-term debt payable to affiliates. PPL Energy Funding also contributed $1.9 billion in cash, which we used to further pay down short-term debt payable to our member and other affiliates of PPL Corporation.

ENVIRONMENTAL MATTERS

   See "Business--Regulation--Environmental Matters," "Risk Factors" and Note 13 to the December 31, 2000 Financial Statements and Note 7 to the September 30, 2001 Financial Statements for a discussion of environmental matters.

BRAZILIAN OPERATIONS

   PPL Global owns 89.6% of CEMAR, which distributes and sells electricity in the Brazilian state of Maranhao under a 30-year concession agreement between the government of Brazil and CEMAR. CEMAR's concession agreement provides for tariff adjustments to be approved by the Brazilian electricity regulator.

   In Brazil, the combined effects of growth in demand, decreased rainfall on the country's heavily hydroelectric dependent generating capacity and delays in the development of an attractive regulatory structure necessary to encourage new non-hydroelectric generation recently have led to shortages of electricity to meet expected demand in certain regions. As a result, countrywide electricity rationing has been implemented by the Brazilian government. In addition, the wholesale energy markets in Brazil have been substantially disrupted. CEMAR's results of operations, its cash flows, and its ability to meet its financial obligations could be materially adversely affected by prolonged energy rationing in Brazil, by the continued disruption in the energy markets and by related factors associated with the current energy shortage.

   CEMAR, along with the other Brazilian distributors, is currently in discussions with the Brazilian regulators regarding necessary tariff adjustments to address the current situation, and with the Brazilian development bank regarding financing solutions to the problem. However, there can be no assurances that such tariff adjustments will be approved by the regulators or that such financing will be made available. The ultimate impact on PPL Energy Supply of the current energy supply situation in Brazil is not now determinable but could be material.

INCREASING COMPETITION

   The electric utility industry has experienced, and will likely continue to experience, an increase in the level of competition in the energy supply market at both the state and federal level. We believe that as deregulation of the energy industry continues and markets are opened to new participants and new services, competition will continue to be intense. Additionally, competitive pressures have resulted from technological advances in power generation and electronic communications, and the energy markets have become more efficient. See "Business--Competition."

  FEDERAL ACTIVITIES

   PPL EnergyPlus and certain subsidiaries of PPL Generation also have authority from the FERC to sell electric energy and capacity at market-based rates and to sell, assign or transfer transmission rights and associated ancillary services.

   PPL EnergyPlus and certain subsidiaries of PPL Generation also have authority from the FERC to sell specified ancillary services at market-based rates in the following markets: NEPOOL; the New York Power Pool, or NYPP; the market administered by the California ISO; and the PJM.

   In July 2001, the FERC issued orders calling for the formation of one regional transmission organization, or RTO, throughout the Mid-Atlantic region
(PJM), New York and New England. In response, we are taking the position that a single northeastern RTO is a significant step forward in establishing a reliable and properly functioning wholesale electricity market in the region. We strongly support the most comprehensive amalgamation of the existing and proposed northeast power pools, including the establishment of a single RTO as well as the elimination of marketplace distinctions and control area boundaries. The FERC's northeastern RTO proceeding is continuing. See "Business--Our Selected Markets--Domestic Markets" and "--Regulation" for additional information.

   Some restructed markets have recently experienced supply problems and price volatility. In some of these markets, government agencies and other interested parties have made proposals to delay market restructuring or even re-regulate areas of these markets that have previously been deregulated. In California, legislation has been passed placing a moratorium on the sale of generation plants by public utilities regulated by the California Public Utilities Commission. In June 2001, the FERC instituted a series of price controls designed to mitigate (or cap) prices in the entire western U.S. as a result of the California energy crisis. These price controls have had the effect of significantly lowering spot and forward energy prices in the western market. Other proposals to re-regulate the energy industry may be made, and legislative or other actions may cause the electric power restructuring process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, PPL Energy Supply's business prospects and financial condition could be materially adversely affected.

  STATE ACTIVITIES

   Refer to Note 15 to the December 31, 2000 Financial Statements regarding PPL Electric Utilities' transfer of its retail electric marketing function to PPL EnergyPlus. PPL EnergyPlus has a PUC license to act as a Pennsylvania electric generation supplier. This license permits PPL EnergyPlus to offer retail electric supply to participating customers in the service territory of PPL Electric Utilities and in the service territories of other Pennsylvania utilities.

   PPL EnergyPlus sells energy to industrial and commercial customers in Pennsylvania, New Jersey, Delaware and Montana. PPL EnergyPlus is also licensed to sell energy in Maine, Maryland and Massachusetts. See "Business--Regulation" for additional information.

                                   BUSINESS

   We are a growth-oriented energy company engaged in electric power generation and marketing primarily in the northeastern and western United States and in the delivery of electricity abroad.


    . We own or control approximately 9,762 MW of electric power generation capacity and we intend to continue to acquire and develop new, low-cost and efficient electric power generation facilities generally in our key northeastern and western markets. In addition, we are constructing or have announced the development of new electric power projects in Arizona, Connecticut, Illinois, New York and Pennsylvania representing an additional 2,665 MW of power generation capacity.


    . We market wholesale or retail energy in 42 states and Canada, deliver electricity to approximately 4 million customers in the United Kingdom and Latin America and provide energy-related services to businesses in the mid-Atlantic and northeastern United States.

   Our generation assets are managed as an integrated portfolio, with our generation operations coordinating with our marketing, trading and risk management activities.

   ORGANIZATIONAL STRUCTURE. We are a Delaware limited liability company and an indirect, wholly-owned subsidiary of PPL Corporation. PPL Corporation is a diversified energy and utility holding company headquartered in Allentown, Pennsylvania. We were formed in November 2000 to serve as the holding company for PPL Corporation's competitive businesses. See Note 2 to our December 31, 2000 Financial Statements included in this prospectus for financial information about our Supply and Development segments.

   We operate our businesses through principal operating subsidiaries which include:

    . PPL GENERATION, which serves as the holding company for our generation businesses in the United States. PPL Generation currently owns or controls a portfolio of domestic power generation assets with a total capacity of 9,762 MW. These power plants are located in Pennsylvania (8,509 MW), Montana (1,157 MW) and Maine (96 MW) and use well-diversified fuel sources including coal, nuclear, natural gas, oil and hydro. Our Pennsylvania generation assets consist primarily of low-cost, baseload facilities and are located in the PJM.

    . PPL ENERGYPLUS, which markets or brokers electricity produced by PPL Generation, along with purchased power and natural gas, in wholesale and deregulated retail markets, primarily in the northeastern and western United States. In addition, PPL EnergyPlus sells electricity, natural gas and energy services to retail customers in competitive markets in Pennsylvania, New Jersey, Maine, Montana and Delaware. During 2000, PPL EnergyPlus purchased 28.2 billion kWh and had 31.0 billion kWh in energy sales, excluding sales to PPL Electric Utilities. Under two generation supply agreements with PPL Electric Utilities which extend through 2009, PPL EnergyPlus sells electricity to PPL Electric Utilities. PPL EnergyPlus supplies the electricity to meet PPL Electric Utilities' PLR obligation to serve electric customers who have not selected an alternative supplier under the Customer Choice Act, as well as PPL Electric Utilities' contractual obligations to certain municipalities. We estimate that approximately 60% of the electricity produced through 2009 by PPL Generation's existing facilities and projects that have been announced or are currently under development will be sold to PPL Electric Utilities under these two supply agreements. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

    . PPL GLOBAL, which is our development company, acquires and develops U.S. generation projects. When these U.S. generation projects become operational, PPL Generation will operate them as part of our integrated portfolio. PPL Global also acquires, develops, owns and operates international energy projects that are primarily focused on the distribution of electricity. PPL Global currently owns and operates electricity delivery businesses primarily in the United Kingdom and Latin America.

BACKGROUND

   PPL Corporation's regulated electric utility subsidiary, PPL Electric Utilities, provides electricity delivery and supply service to approximately
1.3 million customers in eastern and central Pennsylvania. Until June 30, 2000, PPL Electric Utilities operated as a vertically-integrated electric utility that generated, transmitted and distributed electricity to customers in its service territory.

   In late-1996, the Customer Choice Act was enacted to deregulate the generation services market and provide a competitive market for generation of electricity in Pennsylvania. The Customer Choice Act did not require public utilities to legally separate their generation assets by transferring them to separate corporate entities, but it did require the unbundling of electric rates for separate generation, transmission and distribution services and mandated open retail competition for generation services, commencing January 1, 1999. In order to better position itself in the new competitive marketplace created by the Customer Choice Act, PPL Corporation realigned its family of companies on July 1, 2000. As part of the realignment, PPL Electric Utilities' generation and power marketing assets were transferred to newly formed subsidiaries of PPL Corporation. PPL Electric Utilities' generation assets were transferred to PPL Generation and its wholesale and retail power marketing assets were transferred to PPL EnergyPlus. Also, as part of the realignment, PPL Corporation's international development subsidiary, PPL Global, transferred its domestic generation assets to PPL Generation. See Note 1 to the December 31, 2000 Financial Statements.

INDUSTRY DEREGULATION

   The United States electric industry, which includes companies engaged in providing electric generation, transmission and distribution as well as ancillary services, has undergone substantial deregulation over the last several years, leading to significantly increased competition. Historically, local electric utilities provided generation, transmission and distribution services to their retail service territories under exclusive franchises and recovered costs plus a rate of return on invested capital based upon rate orders approved by a regulatory body.

   The Energy Policy Act of 1992 introduced more competition into the industry by creating EWGs, a new class of generators that are not subject to significant portions of the regulatory structure otherwise generally applicable to electric utilities and their holding companies. It also empowered the FERC to require that the owners and operators of electric transmission facilities make their transmission facilities available on a nondiscriminatory basis to all wholesale generators, sellers and buyers of electricity. In addition, state regulators throughout the United States have begun to establish a framework to allow retail customers to choose their electric suppliers, with incumbent utilities required to deliver that electricity over their transmission and distribution systems. Various states are in different stages of the process of determining a framework for such deregulation. See "--Regulation" below.

   As part of the transition to a deregulated market, a number of electric utilities nationwide have divested or are in the process of divesting all or a portion of their electric generation business. Legislative and regulatory developments, increased competition and an increasing focus on shareholder value are responsible for these changes. As additional companies seek to expand into a more deregulated market, the industry is likely to see increasing consolidation and the emergence of dominant companies, which will intensify competition. Electric generation and energy marketing have been the means by which these companies seek to achieve higher returns than their regulated utility predecessors. The emerging regulatory environment of the industry is also likely to increase competition in the future and may result in lower electric prices and less profit for all competitors in the United States electric generation industry. See "-- Competition" below. Some restructured markets, such as California, have recently experienced supply problems and price volatility. These supply problems and price volatility have been the subject of a significant amount of press coverage, much of which has been critical of restructuring initiatives. In some of these markets, government agencies and other interested parties have made proposals to delay market restructuring or even re-regulate areas of these markets that have previously been deregulated. See "-- Regulation" below.

   In addition to deregulation in the United States, many foreign governments have been privatizing their utilities and their transmission and distribution networks and developing regulatory structures that are expected to encourage competition in the sector. In addition, many countries have adopted active government programs designed to encourage private investment in power generation and energy delivery facilities. We believe that these market trends have and will continue to create opportunities to expand our business in those countries.

BUSINESS STRATEGY

   Our objective is to be a leading, asset-based provider of wholesale and retail energy and energy-related products and services in the northeastern and western United States. We plan to achieve this objective by generating and selling competitively priced energy in large, high-growth markets. In addition, we also plan to continue to operate high-quality energy delivery businesses in selected regions around the world. The key elements of our strategy are as follows:

  DEVELOP AND ACQUIRE ADDITIONAL GENERATION FACILITIES IN OUR TARGET MARKETS

   Our objective is to continue to expand our ownership or control of current domestic generation capacity in our target markets. When added to the 8,509 MW of generation capacity we already own or control in Pennsylvania, our recently completed acquisitions of Montana generation facilities, representing 1,157 MW, and hydroelectric assets in Maine (including an interest in an oil-fired generation facility), representing 96 MW, significantly enhance our ability to reach this objective.


   In addition, we are developing or constructing new power projects in Arizona, Connecticut, Illinois, New York and Pennsylvania representing an additional 2,665 MW of capacity, as more fully described under "-- Properties and Projects." These facilities will consist of gas-fired combined and simple cycle technology-based generation units that are expected to commence operations at various times between 2001 and 2005. We also will continue to actively evaluate opportunities to acquire operating generation facilities or develop new generation projects in our target markets. We believe that the northeastern and western regions of the United States are particularly attractive markets because the existing and projected supply and demand dynamics for power in these regions will require the construction of new generation facilities to meet expected increased customer demand.


  OPERATE A DIVERSE AND LOW-COST PORTFOLIO OF GENERATION ASSETS

   We seek to operate an efficient and low-cost generation asset portfolio that is diversified as to geography, fuel source and operating characteristics. Our current generation facilities, as well as our new generation projects under development or construction, are strategically located in our target markets and provide us with a geographically diverse presence in the northeastern and western United States, which helps to mitigate the risks resulting from regional price differences. Our current portfolio of generation assets is also well-diversified by fuel type with 46% of our total generation capacity coming from coal, 22% from natural gas/oil, 20% from nuclear, 8% from hydro and from 4% other, as of September 30, 2001. Our coal-fired capacity is located in the eastern and western United States and benefits from the low fuel costs resulting from the relatively close proximity of our plants to coal fields and low transportation costs, our extensive experience in acquiring low-cost coal and our highly-efficient coal-fired plant technology. The generation assets are also diversified with respect to dispatch, consisting of 74% baseload units, 20% intermediate load units and 6% peaking load units, as of September 30, 2001. Our current generation portfolio is weighted towards low-cost baseload generation units, which helps reduce the volatility of our revenues. Our new development projects involve new intermediate and peaking facilities utilizing natural gas-fired, combined and simple cycle technology-based generation units. These new units which will allow us to further diversify our fuel mix, enhance our ability to capture the potential benefits of peak period pricing and provide us with additional operational flexibility and ancillary service revenues.

  PURSUE ADDITIONAL REVENUES THROUGH ASSET-BASED TRADING OPPORTUNITIES

   We intend to grow and diversify our revenue base by capitalizing on energy marketing and trading opportunities in the increasingly deregulated United States electricity market. We believe that our ability to market and trade around our physical portfolio of generation assets through our integrated generation, marketing and trading functions will provide us with attractive opportunities to grow our revenues. In pursuing these opportunities, we attempt to limit our financial exposure by following a comprehensive risk management program. In particular, and consistent with our asset-based strategy, we generally seek to execute contractual commitments for energy sales that do not exceed our ability to produce the energy required. We employ sophisticated trading practices to capture regional arbitrage opportunities and maximize the value of our generation capacity. In addition, we seek to capture a diverse stream of revenues and avoid over-reliance on any one market or type of customer. As a result of our generation asset portfolio, our asset-backed approach to marketing and trading and our comprehensive risk management program, we believe we are well-positioned to grow our revenues while limiting the potential impacts of energy price volatility.

  CAPITALIZE ON SELECTED INTERNATIONAL TRANSMISSION AND DISTRIBUTION
OPPORTUNITIES

   Our international strategy is focused on effectively managing our current portfolio of energy transmission and distribution businesses in Latin America (primarily Brazil, Chile and El Salvador) and the United Kingdom as more fully described under "-- International Energy Projects."

   We have concentrated our international development activities in markets that we believe encourage investment in distribution assets and exhibit potential for high growth in demand for electric distribution and related services. We seek to maximize the financial and operational performance of each of our investments by implementing best-practice management and operating techniques to improve operating efficiencies, reduce operating costs and improve customer service to achieve increased customer loyalty. We plan to remain focused on customer-oriented businesses, which include the distribution and supply of electric power, as well as telecommunications and other services, to industrial, commercial and residential customers. We also seek to use our regional presence to access and better evaluate potential investment opportunities that may present potential synergies with existing projects or future investments.

   In Latin America, we continue to improve commercial processes from meter reading through payment and collection, service quality and workforce performance. For example, CEMAR personnel in Brazil are ahead of schedule in installing new, more reliable meters throughout their system. The new meters are expected to reduce electricity losses due to unmetered usage.

   In the United Kingdom, we have focused on investing in electricity distribution businesses that operate in a stable operating and regulatory environment. We believe these distribution companies will produce strong and predictable cash flows due to stable demand and regulated tariffs, and that we have the opportunity to improve efficiencies relative to operating costs, capital investments and reliability of service.

COMPETITIVE ADVANTAGES

   We believe we are well positioned to successfully compete in the markets in which we have chosen to focus. Our high-availability, low-cost baseload generation in Pennsylvania, Montana and Maine provide our greatest advantage. A majority of our capacity comes from low-cost baseload units that dispatch before higher-cost marginal units and, as a result, can earn substantial revenues. Our strategic access to the large energy markets in PJM, NEPOOL and the WSCC is another key advantage.

   Another key advantage is that our generation portfolio is diversified by:

    . REGION--across the United States, and within regions, through our participation in multiple markets (PJM, NEPOOL and WSCC). A key benefit from this regional diversification is that there is a relatively low correlation between power prices between the eastern and western regions of the United States. Given this relatively low correlation across regions, the geographic diversification of our generation units mitigates our exposure to regional price volatility. For example, our western PJM generation portfolio has good access to the very large Midwest power markets, which have a history of price spikes. While there are many influences on price spikes that will necessarily make any forecasts unpredictable, we believe our generation assets are well-positioned to take advantage of these price differentials, especially those between the eastern and western United States.

    . FUEL SOURCE--coal accounts for 46%, or 4,480 MW of our portfolio capacity. Our coal-fired capacity is located in both the eastern and western United States and is run in a baseload mode due to low fuel costs resulting from the proximity of our plants to coal fields. Nuclear accounts for 20%, or 1,995 MW of the capacity, and again, low fuel costs cause these units to run in baseload mode. Hydro plants account for 8%, or 803 MW of the capacity. Natural gas/oil units account for 22%, or 2,146 MW of capacity, and other accounts for 4%, or 338 MW of capacity.

                                    [CHART]

Fuel Diversity - (as of September 30, 2001)

        Coal      46%
        Nuclear   20%
        Gas/oil   22%
        Hydro      8%
        Other      4%

    . OPERATING TYPE--our generating portfolio consists of a diversified mix of operating units. Our hydroelectric, nuclear and coal units typically serve as baseload units due to their low operating costs and design characteristics. We have several units that can be used to meet intermediate load requirements since they have somewhat higher operating costs than our baseload units but can be held on standby for times when customer demand increases. We also have a portfolio of gas-fired turbines that, while incurring somewhat higher operating costs, can be brought up to full power from an idle position within 10-15 minutes to meet peak customer demand periods.


                                    [CHART]

               Operational Diversity - (as of September 30, 2001)

                              Baseload          74%
                              Peaking            6%
                              Intermediate/(1)/ 20%


    /(1)/Our intermediate units include our Martins Creek Units 3 and 4, which are dual fuel units that we view as high-intermediate units. Stone & Webster Consultants classified these units as peaking units in their Independent Technical Review, and reported a generating portfolio in 2000 consisting of 73% baseload, 5% intermediate and 22% peaking units.

   Other of our key operating characteristics are:

    . An eight-year contract with PPL Electric Utilities to provide all of its PLR load requirements, which positions us to lock in attractive margins on a substantial portion of our anticipated energy sales during the 2002-2009 period;

    . Our extensive knowledge, experience and proven track record in power plant and power systems operations, allowing us to use our assets in a manner that maximizes value. Through various subsidiaries, our parent, PPL Corporation, has owned and operated a diverse portfolio of generating assets for over 75 years. The generating assets in our portfolio have generally achieved and sustained operating performance in terms of availability above average in comparison to similar units owned and operated by our competitors;

    .  An integrated generation, marketing and fuel procurement strategy;

    . A management team that is comprised of seasoned individuals who have long-standing experience with our industry, market conditions, commodity trading and risk management, business development and labor relations;

    . An existing comprehensive risk management program designed to proactively monitor and manage our exposure to market price risks; and

    . A focused attention on international electric transmission and distribution operations in two regions--the United Kingdom and Latin America.

RISK MANAGEMENT

   We follow a comprehensive risk management program that has been approved by our board of managers and PPL Corporation's board of directors and its Risk Management Committee ("RMC"). PPL Corporation's risk management oversight and organizational structure is designed to identify, measure, evaluate and manage price and credit risks resulting from exposures arising through activities tied to buying and selling electric energy and gas, fuel procurement, the issuance of debt and entering into and participating in international business activities. PPL Corporation's RMC reports to PPL Corporation's board of directors and finance committee and serves at the direction of such finance committee. The RMC approves risk management programs and establishes risk limits to manage the financial risk associated with energy trading, fuel procurement, financing, global investments and international business activities.

   PPL EnergyPlus employs a risk manager and PPL Corporation employs a trading controls staff that report to senior management of PPL Corporation and the RMC. Together, their responsibilities include oversight of risk policy compliance, consultation on proposed transactions, monitoring of aggregate price risk of exposures and regular reporting, stress testing and scenario analysis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition" and "-- Market Risk Sensitive Instruments" for additional information.

   We believe we are in compliance with approved risk limits of the RMC. Our risk management programs and their principal objectives are as follows:

  FUEL PROCUREMENT AND MARKETING & ENERGY TRADING

    . Maintain financial risk associated with wholesale and retail market participation within pre-determined limits; and

    .  Manage costs relating to fuel procurement.

  DEBT FINANCING (INTEREST RATES)

    . Achieve the lowest possible cost of debt financing while managing volatility in interest rates by applying a mix of fixed and floating rate debt either directly or through the use of derivative products available in the financial markets; and

    .  Match debt service requirements to projected cash flow from assets.

  GLOBAL INVESTMENTS & INTERNATIONAL BUSINESS ACTIVITIES (FOREIGN CURRENCY EXCHANGE RATES)

    . Protect cash flow exposures (transaction and anticipated commitments) related to global investments and business activities and the U.S. dollar value of foreign assets from adverse currency movements by engaging in hedging activities to manage financial risk.

  CREDIT RISK (COUNTERPARTIES)

    . Maximize the return on investment in receivables while minimizing possible days sales outstanding and bad debt write-offs by actively managing counterparty credit exposures.

OUR SELECTED MARKETS

  DOMESTIC MARKETS

   North America is divided for administrative and energy transmission purposes into ten geographic areas commonly referred to as "reliability councils." Transmission constraints limit transfers between and within reliability councils. As a result, each reliability council, or portion of a reliability council, generally constitutes a separate market for power. The reliability councils are responsible for overseeing the reliable operation of the energy system. Our existing generation facilities are located in the Mid-Atlantic, Western and New England regions of the United States and primarily sell their output in portions of the Mid-Atlantic Area Council, the WSCC, the Northeast Power Coordinating Council and the East Central Area Reliability Council, or ECAR.

   As part of the deregulation of the electric power industry, in some regions, the role of managing principally the transmission of energy is being assumed by ISOs and regional transmission organizations, or RTOs, which will supervise a market-based system for transmission and, in some instances, generation of electric power. The FERC oversees the operations of these organizations and requires ISOs and RTOs to be independent from market participants.

   In a July 2001 order, the FERC concluded that it is necessary that the New York Power Pool, or NYPP, PJM and NEPOOL, combine to form one Northeast RTO. We strongly support the most comprehensive amalgamation of the existing and proposed northeast pools, including the establishment of a single Northeast RTO as well as the elimination of marketplace distinctions and control area boundaries. We believe that the FERC's proposal represents a significant step forward in establishing a reliable and properly functioning wholesale electricity market in the region. In a concurrent July 2001 order, the FERC directed the NYPP, PJM, NEPOOL and Allegheny Power to participate in mediation discussions on forming a single Northeast RTO. The mediation discussions commenced on July 24, 2001, and ran through September 7, 2001. PPL EnergyPlus, our marketing and trading subsidiary, was one of the parties participating in these discussions. The participants submitted a business plan for the development and implementation of a single RTO for the Northeastern United States to the mediator on September 10, 2001, and the mediator submitted the plan and accompanying report to the FERC on September 17, 2001. We cannot predict whether the proposal to establish a single Northeast RTO will be implemented.

   NORTHEAST (PJM AND NEPOOL)


   Approximately 76% of our existing and under development or construction generation capacity is located in eastern markets, with 70% concentrated in Pennsylvania. Our Pennsylvania generation plants, including nuclear, coal, gas/oil, and combustion turbine units, are focused on the Northeast/Mid-Atlantic energy markets including NEPOOL and PJM. We also serve the markets in the Northeast with our oil and hydro generation units located in Maine; however, this represents less than 1% of our total current capacity.


   The PJM power exchange is the largest centrally-dispatched power pool in the U.S., with over 56,000 MW of pooled generation capacity. It encompasses New Jersey, Delaware, and the District of Columbia, the majority of Maryland and Pennsylvania, and the Delmarva Peninsula area of Virginia. PJM has facilitated a bid-based energy market since 1997, and on January 1, 1998 became the first operational ISO in the United States. The PJM power exchange enables participants to buy and sell energy and ancillary services, schedule bilateral transactions and reserve transmission service, and is the most liquid and active energy market in the U.S.

   The PJM market is advantageous relative to other markets because the generation plants located in PJM have direct transmission access to the NYPP, ECAR and the Virginia Carolina Reliability Group, or VACAR, areas. Most of our PJM generation facilities are located in western PJM. These operating plants have access to the higher priced eastern and southern PJM markets, as well as access to the very large Midwest power markets, including the ECAR market.

   NEPOOL was formed as a voluntary association of utilities in New England that established a single regional network to direct the operations of the major bulk power generation and transmission facilities in the region. On July 1, 1997, NEPOOL established ISO New England Inc., a not-for-profit corporation charged with the day-to-day direction, operation and management of the bulk power system and administering the region's open access transmission tariff.

   The capacity mix in NEPOOL is diverse, with significant portions of the total installed capacity coming from coal, nuclear, hydro, combined cycles, turbines, oil and gas steam units, pumped storage units and non-utility generation units. Although conventional utility oil and gas steam capacity is the largest component of the capacity mix in NEPOOL, the baseload capacity is dominated by hydro and nuclear capacity.

   WESTERN REGION (WSCC)


   Approximately 15% of our existing and under development or construction generation capacity is located in the WSCC. The WSCC is the single largest North American Energy Reliability Council region in geographic terms, encompassing approximately 1.8 million square miles and including all or part of 14 western states and British Columbia, Canada. According to the independent market consultant, the area contains over 150,000 MW of installed generation capacity. Our generation capacity located in Montana, consisting of coal and hydro plants, is focused on the western markets within the WSCC, with the Northwest being our primary regional market. Montana is our single most important regional market, receiving approximately 80% of the Montana generation facilities' output. The remainder of this output is exported to a number of markets in the Northwest and elsewhere in the WSCC. Unlike PJM or NEPOOL, there is no independent power pool in the WSCC. In general, energy supply markets in the WSCC, and particularly in Montana, are based on direct bilateral contracts between energy generators and energy purchasers.


   Montana enacted deregulation legislation that would have made direct access available for all energy customers by June 30, 2002, but subsequent legislation has extended the transition period for customers to select an alternative energy supplier to July 1, 2007. The extension also has the effect of continuing Montana Power (or its successor) as the default supplier during the extended transition period. See "-- PPL Energy Supply's Domestic Properties and Projects -- Montana" for a description of certain transition agreements between PPL Montana and Montana Power, and "Legal Proceedings" for a description of a related lawsuit.

   Large industrial customers may select an alternative supplier under the Montana deregulation legislation. These customers represent a substantial portion of the competitive retail market in Montana and are significant because they require a substantial amount of energy on a consistent basis. Due to our competitive cost of supply and the transmission costs to import energy into Montana, we expect to offer many of these customers competitive supply.

   CALIFORNIA

   We have sold electricity into the California markets. Since deregulating in 1997, California has implemented an ISO and commenced operation of the California Power Exchange. Until recently, the California Power Exchange had active day-ahead and real-time energy trading markets. The California Power Exchange recently ceased operating a spot market in California, due to several factors, including:

    .  a shortage of generation capacity in California;

    . the statutory obligation of utilities to purchase all of their customers' requirements in the short-term spot markets operated by the California Power Exchange;

    . the substantial and rapid increase in power prices in the spot market due to the shortage of capacity;

    . the substantial and rapid increase in the cost of natural gas for power generation;

    . a retail rate-freeze that prohibited California utilities from passing these increased costs through to their customers in California; and

    . transmission constraints that impaired the movement of power in bulk power markets.

Earlier in 2001, the State of California negotiated long-term bilateral contracts with parties who had agreed to construct new capacity in California. After the bilateral contracts were executed, spot market prices for power in California declined due, in part, to:

    .  cooler than normal summer weather conditions;

    .  decline in demand for electricity due to a slow down in the economy;

    .  implementation of price mitigation measures by regulators; and

    . increase in generating capacity in California due to recent construction by developers acting in reliance on the bilateral contracts.

The Public Utilities Commission of the State of California, or CPUC, has recently taken the position that the prices negotiated under these bilateral contracts are above the current market price and the CPUC has made multiple filings at the FERC seeking a determination that the State of California would no longer be obligated to pay the prices negotiated under these long-term bilateral contracts. We are not currently making sales into the California markets and we are not a party to any of the bilateral contracts with the State of California. At this time we cannot predict what the California marketplace will look like in the immediate or long-term future. See "Risk Factors," "Business--Legal Proceedings," Note 17 to the December 31, 2000 Financial Statements and Note 11 to the September 30, 2001 Financial Statements.

TRANSMISSION INTERCONNECTIONS

   Our generation facilities are well positioned for access to transmission interconnections. Our generation in the East is located primarily within PJM, with a concentration in the western part of PJM. We also own generation capacity within the NEPOOL. Our generation capacity in the West is strategically located in the WSCC. We believe that being regionally diversified, with generation facilities located in both areas, provides us with a hedge against regional price differentials.

   In the East, our facilities in PJM have transmission access to the ECAR, which is to the west, the VACAR, which is to the south, and the NYPP, which is to the north and east. In addition, although PJM has an extensive internal transmission network, it nonetheless experiences some transmission constraints. While the eastern part of PJM is congested, PJM provides hedging mechanisms for system users. We purchase financial instruments across transmission systems to extract value from the day ahead markets, due to inefficiencies in the marketplace. These instruments are purchased in periodic auctions held by the ISOs and are settled based on differences in locational marginal price between defined points, due to transmission limitations.

   In the West, we are positioned within the WSCC which is a highly interconnected area that includes most of the contiguous United States west of the Mississippi River, British Columbia and Alberta, Canada. We have provided energy into the capacity-short West.

   Due to the location of our existing generation facilities and our exploration of a wide range of potential siting opportunities for our new capacity additions, we believe that we will be able to access our target markets effectively despite potential transmission constraints.

DOMESTIC PROPERTIES AND PROJECTS


   We operate, through subsidiaries, power plants in Pennsylvania, Montana and Maine and develop and operate international energy projects in Latin America and Europe. We are also developing energy projects in Arizona, Connecticut, Illinois, New York and Pennsylvania. The Summary Independent Technical Review includes a detailed description of our properties and projects. The following tables summarize some of the key aspects of our properties and projects.


                                              DOMESTIC GENERATION
                                                (WINTER RATING)

                                                                  TOTAL NET
                                                                  MEGAWATT    PPL OWNERSHIP
                                                                 CAPACITY OF    INTEREST
                PLANT                             TYPE           PLANT/(1)/    IN NET MW/(1)/     IN SERVICE DATE
--------------------------------------   ----------------------- ----------- ---------------      ---------------
PENNSYLVANIA
  Montour............................... Coal-fired steam           1,536        1,536 (100%)             1973
  Brunner Island........................ Coal-fired steam           1,473        1,473 (100%)        1961-1969
  Martins Creek (Units 1 & 2)........... Coal-fired steam             300          300 (100%)        1954-1956
  Keystone.............................. Coal-fired steam           1,702          210 (12.34%)      1967-1968
  Conemaugh............................. Coal-fired steam           1,711          278 (16.25%)           1970
                                                                   ------        ------
   TOTAL COAL-FIRED.....................                            6,722         3,797
                                                                   ------        ------
  Susquehanna........................... Nuclear-fueled steam       2,217        1,995 (90%)         1983-1985
  Martins Creek (Units 3 & 4)........... Gas and oil-fired steam    1,640        1,640 (100%)        1975-1977
  Combustion turbines and diesels....... Gas-fired steam              454          454 (100%)        1967-1971
  Hydroelectric......................... Hydroelectric                146          146 (100%)        1910-1986
                                                                   ------        ------
   TOTAL SYSTEM CAPACITY--PENNSYLVANIA..                           11,179         8,032/(2)/
                                                                   ------        ------
MONTANA
  Colstrip Units 1 & 2.................. Coal-fired thermal           614          307 (50%)/(3)/    1975-1976
  Colstrip Unit 3....................... Coal-fired thermal           740          222 (30%)/(4)/         1984
  Corette............................... Coal-fired steam             154          154 (100%)             1968
                                                                   ------        ------
   TOTAL COAL-FIRED.....................                            1,508           683
                                                                   ------        ------
  Hydroelectric......................... Hydroelectric                474          474 (100%)        1906-1958
                                                                   ------        ------
   TOTAL SYSTEM CAPACITY--MONTANA.......                            1,982        1,157 (100%)
                                                                   ------        ------
MAINE
  Wyman Unit 4.......................... Oil-fired generation         624           52 (8.33%)            1978
  Hydroelectric......................... Hydroelectric                 51           44 (86%)/(5)/    1916-1988
                                                                   ------        ------
   TOTAL SYSTEM CAPACITY--MAINE.........                              675            96
                                                                                 ------
TOTAL SYSTEM CAPACITY--PPL GENERATION...                                          9,285/(2)/
                                                                                 ------

--------
/(1)/At September 30, 2001. The capacity of generation units is based upon a number of factors, including the operating experience and physical condition of the units, and may be revised from time to time to reflect changed circumstances. The net effect of Maine sales committed to Bangor Hydro is to reduce Maine's system capacity by 65 MW to 31 MW.
/(2)/We also have 477 MW of firm purchases (including purchases associated with our interest in Safe Harbor) that are not included in this figure. This figure also excludes a 30MW upgrade to Martins Creek (Units 3 & 4) in December 2000.
/(3)/PPL Montana leases a 50% undivided interest in Colstrip Units 1 and 2. /(4)/PPL Montana leases a 30% undivided interest in Colstrip Unit 3. However, because Colstrip Units 3 and 4 are identical units, PPL has contracted to obtain 15% of the capacity from each of Colstrip Units 3 & 4.
/(5)/Includes our 50% interest in the West Enfield Station.

                                    [CHART]

                                System Capacity

PENNSYLVANIA

   The Pennsylvania plants, with a total capacity of 8,032 MW, were transferred by PPL Electric Utilities to PPL Generation in the corporate realignment. PPL Generation's subsidiaries operate the wholly-owned Pennsylvania power plants as well as the Susquehanna nuclear plant. The electricity from our wholly-owned Pennsylvania power plants and from our share of the output from Susquehanna, Conemaugh and Keystone is sold to PPL EnergyPlus under power purchase agreements filed with the FERC. We also have contracts for firm purchases of 477 MW of capacity. These contracts expire at various times through 2014.

   During 2000, PPL Generation produced about 40.6 billion kWh in its Pennsylvania plants, with 56% of the energy generated by coal-fired stations, 39% from nuclear operations at the Susquehanna station, 3% from the Martins Creek gas and oil-fired station and 2% from hydroelectric stations.

   SUSQUEHANNA. The Susquehanna plant is a 2,217 MW two-unit electric generation facility located in Luzerne County, Pennsylvania. The units are boiling water reactor nuclear power units that operate under 40-year operating licenses from the NRC and provide baseload service. We plan to install replacement turbines in 2003 and 2004 at an estimated cost of $120 million, which would result in an additional capacity of 40 MW per unit. We also intend to undertake steam flow meter modifications which will result in a standard uprate of 11 MW at each unit. PPL Susquehanna, LLC, an indirect subsidiary of PPL Energy Supply, owns a 90% undivided interest in each of the Susquehanna units and Allegheny Electric Cooperative, Inc. owns the remaining 10% undivided interest in the units. PPL Susquehanna is the facility's operator under the owners' agreement and is the NRC licensee. The license for Unit 1 is scheduled to expire in 2022 and the license for Unit 2 is scheduled to expire in 2024.

   MONTOUR. The Montour plant is located in Montour County, Pennsylvania and consists of two coal-fired steam-electric generation units.

   BRUNNER ISLAND. The Brunner Island plant, located in York County, Pennsylvania, consists of three coal-fired steam-electric generation units.

   MARTINS CREEK. The Martins Creek plant is located in Lower Mount Bethel Township, Pennsylvania, and consists of four steam-electric generation units, consisting of two coal-fired units and two gas/oil-fired units.

KEYSTONE. The Keystone plant is located in Armstrong County, Pennsylvania and consists of two coal-fired steam-electric generation units. We own a 12.34% undivided interest in Keystone. There are six other co-owners of undivided interests in the Keystone plant. Reliant Energy Northeast Management Company is the operator.

   CONEMAUGH. The Conemaugh plant is located in Indiana, Pennsylvania and consists of two coal-fired steam-electric generation units and four diesel generators. At December 31, 2000, we owned a 11.39% undivided interest in Conemaugh. Our ownership increased to 16.25% in January 2001, as a result of the purchase of an additional 4.8% interest, and now totals 278 MW. There are six other co-owners of undivided interests in the Conemaugh plant and Reliant Energy Northeast Management Company is the operator.

   HYDROELECTRIC PLANTS

   HOLTWOOD. The Holtwood plant is a 10-unit plant located on the Susquehanna River in Lancaster County, Pennsylvania and includes a 0.5 mile long dam and powerhouse. The combined capacity of the plant is 102 MW. The facility's FERC license expires in 2014.

   WALLENPAUPACK. The Wallenpaupack hydroelectric plant is located in northeastern Pennsylvania on Lake Wallenpaupack and includes a dam with a reservoir and a powerhouse that contains two units with a total capacity of 44 MW. The facility's license expires in 2004. We are working to have the facility relicensed.

   SAFE HARBOR. PPL Holtwood, LLC, one of our indirect subsidiaries, owns one-third of the capital stock (one-half of the voting stock) of Safe Harbor Water Power Corporation, also referred to as SHWPC, which owns the Safe Harbor plant. The remaining two-thirds of the capital stock of SHWPC is owned by Baltimore Gas & Electric Company. The total generation capacity of the Safe Harbor plant is 418 MW, and PPL Holtwood is entitled by contract to one-third of the plant's output (139 MW).

   COMBUSTION TURBINES AND DIESELS. PPL Energy Supply, through its subsidiaries, operates 23 peaking combustion turbines, all of which were commissioned from 1967 to 1971. The combustion turbines burn distillate oils but can also be converted to burn natural gas. The fleet is located at sites throughout central-eastern Pennsylvania.

MONTANA

   The Montana generation assets were acquired by PPL Global in December 1999 and were transferred to PPL Generation in the July 2000 corporate realignment. The generation facilities are fueled by coal and hydro power, and have a net capacity of 1,157 MW. The hydroelectric assets include eleven generation plants and one storage reservoir without generation.

   During 2000, PPL Montana generated 8.2 billion kWh. Of this total, 4.9 billion kWh was from fossil generation, with the balance from PPL Montana's hydroelectric plants.

   PPL Montana has two transition agreements to supply wholesale electricity to Montana Power. One agreement provides for the sale of 200 MW from PPL Montana's interest in Colstrip Unit 3 until December 2001. The other agreement covers Montana Power's remaining native load commitments and lasts until the remaining load is zero, but in no event later than June 2002. Excess generation is available for wholesale marketing. We recently agreed to continue to supply power to Montana Power after June 2002. See "Summary--Recent Developments."

   In addition, as part of the purchase of generation assets from Montana Power, PPL Montana agreed to supply electricity to the United States government on behalf of the Flathead Irrigation Project. Under the agreement, which expires in December 2010, PPL Montana is required to supply approximately 7.5 MW of capacity year round, with an additional 3.7 MW during the months of April through October.

   In connection with the acquisition of the Montana generation assets, PPL Montana also is required to purchase a portion of Montana Power's interest in the 500kV Colstrip Transmission System for $97 million. PPL Montana is currently in discussions with Montana Power to pursue alternatives to acquiring the entire interest in the transmission assets, so we cannot predict whether PPL Montana will buy all, or less than all, of Montana Power's interest in the Colstrip Transmission System or what the purchase price will be if a purchase occurs.

   COLSTRIP. The Colstrip facility is a four-unit, coal-fired, conventional steam-cycle electric generation plant in Colstrip, Montana. PPL Montana has a 50% leasehold interest in Colstrip Units 1 and 2 and a 30% leasehold interest in Colstrip Unit 3. Unit 4 is owned by a group of five other utilities. PPL Montana operates the Colstrip facility. Units 3 and 4 are identical and are operated together, and pursuant to the related operating agreement, PPL is entitled to 15% of the capacity and energy from each of Units 3 and 4.

   CORETTE. The Corette facility is located near Billings, Montana along the Yellowstone River. The unit utilizes natural gas as a startup fuel and the boiler burns low-sulfur coal to reduce emissions.

HYDROELECTRIC PLANTS

   The following table includes information about PPL Montana's hydroelectric plants. All are run-of-the-river facilities, which means that they use the power in river water as it passes through the plant without causing an appreciable change in the river flow or causing adverse water quality changes.

               NET CAPACITY   COMMERCIAL    FERC LICENSE
   FACILITY     (MW)/ (1)/  OPERATION DATE EXPIRATION DATE           LOCATION
   --------    ------------ -------------- --------------- -----------------------------
Kerr..........     189           1939           2035       Columbia River Basin
Thompson Falls      86           1915           2025       Columbia River Basin
Mystic........      11           1927           2009/(2)/  West Rosebud Creek
Madison.......       9           1906           2040       Missouri--Madison River Basin
Hauser........      17           1911           2040       Missouri--Madison River Basin
Holter........      50           1918           2040       Missouri--Madison River Basin
Black Eagle...      18           1927           2040       Missouri--Madison River Basin
Rainbow.......      35           1910           2040       Missouri--Madison River Basin
Cochrane......      54           1958           2040       Missouri--Madison River Basin
Ryan..........      60           1915           2040       Missouri--Madison River Basin
Morony........      48           1929           2040       Missouri--Madison River Basin
                   ---
                   577
                   ===

--------
/(1)/Summer ratings at September 30, 2001. In the winter, these facilities historically generate approximately 474 MW of energy due to lower average water flow conditions. The capacity of generation units is based upon a number of factors, including the operating experience and physical condition of the units, and may be revised from time to time to reflect changed circumstances.
/(2)/The Mystic facility's FERC license expires in 2009 and we are working to have the facility relicensed.

MAINE

   The Maine assets were acquired from Bangor Hydro in 1998. A portion of the output of the Maine generation assets is sold to meet the retail load requirement of Bangor Hydro. The Wyman Unit 4 output is being sold to Constellation Energy through 2004. The West Enfield hydroelectric facility's output will be sold to Bangor Hydro through the year 2024. The output from other hydroelectric stations in Maine was sold to Bangor Hydro through March 2000. We are now selling this output on the open market.

   During 2000, PPL Maine generated about 467 million kWh. Of this total, about 263 million kWh was from hydroelectric generation, with the balance from PPL Maine's interest in the oil-fired Wyman Unit 4.

   WYMAN. The Wyman plant is located in Yarmouth, Maine. PPL Energy Supply's ownership interest in Wyman Unit 4 is 8.33% or 52 MW. The majority of Wyman Unit 4 (59.15%) is owned by FPL Energy, Inc., which is also the operator of the Wyman plant.

   HYDROELECTRIC. All of our hydroelectric facilities in Maine are located on the Penobscot River Basin except one that is located on the Union River. There are currently seven operating hydroelectric projects containing a total of 48 generation units, and all but the one project on the Union River operate with a run-of-river operating regime.

   Under its purchase agreement with Bangor Hydro, PPL Maine entered into a memorandum of understanding pursuant to which it has the right to develop a 345 KV line from the Canadian border to central Maine. We are participating in the development of the transmission line, but do not intend to take an ownership interest in it.

   DOMESTIC DEVELOPMENT PROJECTS

   The following table summarizes our domestic development projects.

               DOMESTIC PROJECTS UNDER DEVELOPMENT/CONSTRUCTION


                                      TOTAL MEGAWATT   OUR OWNERSHIP        EXPECTED
       PLANT               TYPE       CAPACITY/(1)/   INTEREST IN MW   IN SERVICE DATE/(2)/
       -----          --------------- -------------- ----------------- -------------------
PENNSYLVANIA
   Lower Mt. Bethel.. Gas-fired             600         600 (100%)            2003
   Susquehanna/(3)/.. Nuclear               100          90 (90%)           2003-04
ARIZONA
   Griffith.......... Gas-fired steam       600         300 (50%)/(4)/    January 2002
   Sundance.......... Gas-fired             450         450 (100%)            2002
ILLINOIS
   University Park... Gas-fired             540         540 (100%)            2002
CONNECTICUT
   Wallingford....... Gas-fired             225         225 (100%)     December 2001/(5)/
NEW YORK
   Kings Park........ Gas-fired             300         300 (100%)         2004/(6)/
   Shoreham/Edgewood. Gas-fired             160         160 (100%)         2002/(6)/
                                          -----      ------
TOTAL................                     2,975       2,665
                                          =====      ======


--------
/(1)/The capacity of generation units is based on a number of factors, including the operating experience and physical condition of the units, and may be revised from time to time to reflect changed circumstances.
/(2)/The expected in-service dates are subject to receipt of required approvals and permits and to other contingencies.
/(3)/The Susquehanna project involves the installation of more efficient steam turbines to increase capacity.

/(4)/The Griffith project is being co-developed with Duke Energy, which is also a 50% owner.




/(5)/The Wallingford facility went into service on December 31, 2001.


/(6)/Construction is expected to commence in 2002.




   All projects under development are gas-fired simple-cycle or combined-cycle combustion turbine facilities.

INTERNATIONAL OPERATIONS

   PPL Global's major international operations include equity investments in two United Kingdom electricity transmission and distribution companies: WPD (South West), which serves customers in England, and WPD (South Wales), which serves customers in Wales. PPL Global jointly owns these investments with Mirant. PPL Global also has consolidated investments in electricity transmission and distribution companies primarily serving customers in Chile, El Salvador, Bolivia and Brazil.

                            INTERNATIONAL PROJECTS

                                                                                             TOTAL
                                                                               OUR        CUSTOMERS AT
                                                                 PRIMARY    OWNERSHIP     DECEMBER 31,   ELECTRICITY SALES
                   COMPANY                        LOCATION       BUSINESS   INTEREST          2000           GWH 2000
                   -------                     --------------- ------------ ---------     ------------   -----------------
LATIN AMERICA
Empresas EMEL S.A. (EMEL):                                                    95.4%
  Emelari..................................... Chile           Distribution   80.0%           53,000  }
  Eliqsa...................................... Chile           Distribution   83.4%           60,000  }
  Elecda...................................... Chile           Distribution   80.4%          116,000  }        1,830
  Emelat...................................... Chile           Distribution   93.4%           69,000  }
  Emelectric.................................. Chile           Distribution   99.9%          175,000  }
   Emetal (owned by Emelectric)............... Chile           Distribution     75%           14,000  }
  Transemel................................... Chile           Transmission     60%               --  }
                                                                                           ---------
                                                                                             487,000
Empresa de Luz y Fuerza Electrica Cochabamba
 (ELFEC)...................................... Bolivia         Distribution   91.9%          209,000             600
Distribuidora de Electricidad del Sur (DelSur) El Salvador     Distribution   80.5%          216,000             900
Companhia Energetica do Maranhao (CEMAR)...... Brazil          Distribution   89.6%        1,100,000           2,380
                                                                                           ---------          ------
   Subtotal...................................                                             2,012,000           5,710
Compania General de Electricidad (CGE)........ Chile/Argentina Distribution    8.6%        1,400,000          13,997
Latin American Energy and Electricity Fund
 (FondElec):
  Transredes S.A.............................. Bolivia         Pipeline        0.5%/(1)/         N/A             N/A
Cataguazes Leopoldina......................... Brazil          Distribution    1.2%/(1)/     685,000           2,043
                                                                                           ---------          ------
   Subtotal...................................                                             2,085,000          16,040
Empresa Electica Valle Hermosa S.A. (EVH)..... Bolivia         Generation     14.7%                                 /(2)/
Aguaytia Energy, LLC.......................... Peru            Generation     11.4%                                 /(3)/
                                                                                           ---------          ------
   Subtotal Latin America.....................                                             4,097,000          21,750

EUROPE
WPD (South West).............................. U.K.            Distribution   51.0%        1,400,000          14,900
WPD (South Wales)............................. U.K.            Distribution   51.0%        1,000,000          12,400
Teesside Power Limited........................ U.K.            Generation     15.4%                                 /(4)/
Hidrocentrais Reunidas, LDA................... Portugal        Generation     50.0%                                 /(5)/
Hidro Iberica, B.V............................ Spain           Generation     50.0%                                 /(5)/
                                                                                           ---------          ------
   Subtotal Europe............................                                             2,400,000          27,300
                                                                                           ---------          ------
      Total...................................                                             6,497,000          49,050

--------
/(1)/Represent our aggregate ownership interest.
/(2)/The total net generation capacity of EVH is 194 MW.
/(3)/The total net generation capacity of Aguaytia is 155 MW.
/(4)/The total net generation capacity of Teesside is 1,875 MW.
/(5)/The combined total net generation capacity of Hidrocentrais Reunidus and Hidro Iberica is 66 MW.

   WESTERN POWER DISTRIBUTION (WPD (SOUTH WEST) AND WPD (SOUTH WALES))

   PPL Global owns 51% of WPDH, which owns WPD (South West), a British regional utility which distributes electricity to approximately 1,400,000 customers in southwest England. The balance of WPD (South West) is owned by Mirant. On August 23, 2000, PPL Global and Mirant, through WPDL, made an offer to acquire all of the outstanding shares of Hyder, an integrated utility in Wales, for approximately $847 million and the assumption of approximately $3.2 billion of debt. Control was acquired in September 2000 and the acquisition completed in December 2000.

   At that time, Hyder owned and operated the electricity network in South Wales and the water distribution and waste water treatment business for all of Wales. Subsequently, the non-electric distribution elements of Hyder were sold and the electric distribution company, renamed WPD (South Wales), was integrated into

WPDH. WPD (South Wales) is a regional electric distribution company serving approximately 1 million customers in Wales. Its 4,550-square-mile service territory is adjacent to WPD (South West)'s territory in southwest England. We own a 51% economic interest in WPD (South Wales) through our joint ownership of WPDH. We and Mirant share control of WPD (South West) and WPD (South Wales) equally.

   WPDH owns a 15.4% stake in Teesside Power Limited, which owns and operates a 1,875 MW combined cycle generating plant in Northeast England.

   The electric distribution companies include the following:

   EMPRESAS EMEL S.A. (EMEL)

   PPL Global owns 95.4% of Emel, which is a holding company for six Chilean electric distribution companies (Emelectric, Elecda, Eliqsa, Emelari, Emelat and Emetal) that serve 487,000 customers in northern and central Chile. Each of the distribution companies is operating under an exclusive concession granted by the Ministry of Economy, Development and Reconstruction.

   COMPANHIA ENERGETICA DO MARANHAO (CEMAR)

   PPL Global owns 89.6% of CEMAR, which distributes and sells electricity in the Brazilian state of Maranhao under a thirty year concession agreement between the Government of Brazil and CEMAR. Maranhao occupies an area of 333,366 square kilometers and has an estimated population of 5.4 million people.

   DISTRIBUIDORA DE ELECTRIDAD DEL SUR (DELSUR)

   PPL Global owns 80.5% of DelSur. DelSur is a registered electricity distributor which carries out the distribution and sale of electricity in an area consisting of mainly the Departments of Libertad, Cuscatlan and San Salvador. The authorized area encompasses approximately 4,138 square kilometers in central and southern El Salvador, including part of San Salvador city, and urban and rural loads in the outlying region. DelSur serves approximately 216,000 customers, of which a majority are residential loads.

   EMPRESA DE LUZ Y FUERZA ELECTRICA COCHABAMBA S.A. (ELFEC)

   PPL Global owns 91.9% of Elfec, which serves 209,000 customers in the Cochabamba area in Bolivia under a forty year exclusive concession agreement with the Bolivian government.

   OTHER INTERNATIONAL INVESTMENTS AND PROJECTS

   In addition to international electric distribution companies, PPL Global also owns several international generation assets. These assets are Empresa Electrica Valle Hermosa S.A., or EVH, in Bolivia, Aguaytia in Peru, and several hydroelectric plants in Spain and Portugal. EVH is an electric generation company that operates two natural gas-fired power plants and three hydroelectric units. The total generation capacity of EVH is 194 MW. PPL Global owns 14.7% of EVH. Aguaytia consists of a natural gas field and two simple-cycle combustion turbines. The total output of the project is 155 MW which is carried by a dedicated 250-mile 220 kV transmission line from central Peru over the Andes Mountains to the coast north of Lima. PPL Global owns 11.4% of Aguaytia. The hydroelectric plants in Spain and Portugal have a combined installed capacity of 66 MW. PPL Global has a 50% ownership stake in these generation assets.

   We own an 8.6% equity interest in Compania General de Electricidad, or CGE, a leading energy distribution company in Chile and Argentina and the largest distributor of electric power in Chile. CGE provides electricity delivery services to 1.4 million customers in Chile and natural gas delivery services to 200,000 customers in Santiago. The company also distributes liquid gas and natural gas in Chile and Argentina, distributes electricity in Argentina, participates in the telecommunications business in Chile, and produces meters, transformers, and cement.

   PPL Global also owns a 17% interest in the Latin America Energy and Electricity Fund (FondElec) which has energy holdings in Bolivia and Brazil. Through our FondElec holdings, we have the following:

    . a 0.5% ownership stake in Transredes S.A., a natural gas and oil pipeline operator in Bolivia; and

    . a 1.2% ownership stake in Cataguazes Leopoldina, an electric distribution company serving eastern Brazil.

FUEL MANAGEMENT AND PROCUREMENT

   Fuel management and procurement includes coal mine management and coal procurement, and fuel transportation including fleet train management, nuclear supply and conversion agreements and gas and oil pipeline operations.

  COAL

   We procure coal for our baseload and intermediate-load coal units utilizing a blend of long-term and short-term contracts and spot market purchases with the objective of optimizing coal cost and mitigating supply risks.

   For our Pennsylvania generation facilities, we actively manage our supply base in three principal areas including central Appalachia, western Pennsylvania and central Pennsylvania. Our proximity to these coal fields affords us access to relatively low-cost coal. In addition, we benefit from our management and operation of a fourteen unit train operation which includes a fleet of approximately 1,400 rail cars.

   During 2000, about 57% of the coal delivered to our Pennsylvania generation stations was purchased under long-term contracts and 43% was obtained through open market purchases. These contracts provided our generation facilities with about 4.2 million tons of coal in 2000 and are expected to provide 4.9 million tons in 2001. We plan to meet additional coal requirements for our plants in Pennsylvania through contracts and open market purchases.

   The amount of coal in inventory at Pennsylvania generation stations varies from time to time depending on market conditions and plant operations. At December 31, 2000, these plants held a supply sufficient to cover about 20 days of operations.

   The coal burned at our Pennsylvania generation stations contains both organic and pyritic sulfur. Mechanical cleaning processes are utilized to reduce the pyritic sulfur content of the coal. The reduction of the pyritic sulfur content by either mechanical cleaning or blending has lowered the total sulfur content of the coal burned to levels which permit compliance with current sulfur dioxide emission regulations established by the Pennsylvania Department of Environmental Protection, or DEP.

   Our coal-fired generation capacity in Montana includes our interests in the Colstrip and Corette facilities. Our coal needs with respect to our interests in Colstrip Units 1 and 2 are covered by a long-term coal contract effective through December 31, 2009, and, with respect to our interest in Colstrip Unit 3, by a long term contract effective through December 31, 2019. PPL Montana has a one-year contract relating to the Corrette plant to purchase low sulfur coal, expiring in December 2001, which has been extended through 2003.

   PPL Generation owns a 12.34% undivided interest in the Keystone station and a 16.25% undivided interest in the Conemaugh station. The owners of the Keystone station have a long-term contract with a coal supplier that provides
2.8 million tons per year until the contract expires at the end of 2004. The balance of the Keystone station requirements are purchased in the open market. The coal supply requirements for the Conemaugh station are being met from several sources through a blend of long-term and short-term contracts and spot market purchases.

  NUCLEAR

   Our nuclear generation facility, PPL Susquehanna, has executed uranium supply and conversion agreements that satisfy 75% of its uranium requirements in 2001, approximately 35% of its requirements in 2002-2003 and, including options, an additional 25% of its requirements for the period 2004-2007. Deliveries under these agreements are expected to provide sufficient uranium to permit Units 1 and 2 to operate into the first quarter of 2002.

   PPL Susquehanna has executed an agreement that satisfies all of its enrichment requirements through 2004. Assuming that the other uranium components of the nuclear fuel cycle are satisfied, deliveries under this agreement are expected to provide sufficient enrichment to permit Unit 1 to operate into the first quarter of 2006 and Unit 2 to operate into the first quarter of 2007.

   PPL Susquehanna has entered into an agreement that, including options, satisfies all of its fabrication requirements through 2006. Assuming that the uranium and other components of the nuclear fuel cycle are satisfied, deliveries under this agreement are expected to provide sufficient fabrication to permit Unit 1 to operate into the first quarter of 2008 and Unit 2 to operate into the first quarter of 2007.

   Federal law requires the federal government to provide for the permanent disposal of commercial spent nuclear fuel. Under the Nuclear Waste Policy Act, the Department of Energy, or DOE, initiated an analysis of a site in Nevada for a permanent nuclear waste repository. Progress on a proposed disposal facility has been slow, and the repository is not expected to be operational before 2010. As a result, it was necessary to expand Susquehanna's on-site spent fuel storage capacity. PPL Susquehanna contracted for the design and construction of a spent fuel storage facility employing dry cask fuel storage technology. The facility is modular, so that additional storage capacity can be added as needed. The new facility began receiving spent nuclear fuel in October 1999. PPL Susquehanna estimates that there is sufficient storage capacity in the spent nuclear fuel pools and the on-site dry spent fuel storage facility at Susquehanna to accommodate discharged fuel through the life of the plant, if necessary.

   Federal law also provides that generators of spent fuel are responsible for certain costs of disposal. In January 1997, PPL Electric Utilities joined over 30 other utilities in a lawsuit in the U.S. Court of Appeals for the District of Columbia Circuit seeking assurance of the DOE's performance of its contractual obligation to accept spent nuclear fuel and suspension of payment to that agency pending such performance. In November 1997, the Court denied the utilities' requested relief and held that the contracts between the utilities and the DOE provide a potentially adequate remedy if the DOE failed to begin disposal of spent nuclear fuel by January 31, 1998. However, the Court also precluded the DOE from arguing that its delay in contracted performance was "unavoidable."

   The U.S. Congress is currently considering amendments to the Nuclear Waste Policy Act to address certain of the issues which have arisen between the DOE and the nuclear power industry regarding disposal of spent nuclear fuel as well as the ongoing litigation against DOE. PPL Generation is unable to predict the ultimate outcome of this proposed legislation or litigation.

  GAS AND OIL

   PPL EnergyPlus is responsible for procuring and managing the natural gas and oil supply for our generation facilities.

   PPL Generation's Martins Creek station Units 3 and 4 burn both oil and natural gas. During 2000, we purchased all of our oil requirements for these units on the spot market and all of our gas needs for these units under short term agreements. At December 31, 2000, PPL Generation had no long-term agreements to purchase oil or gas.

   Many of our plants in development are gas-fired. We use long-term and short-term supply and transportation contracts to provide fuel to our generation facilities. We use firm and interruptible transportation contracts on pipelines that provide us access to major production basins, including the Gulf of Mexico. We have established trading relationships with a number of counterparties. Our gas purchase agreements include both fixed-price and index-price structures and we also use financial products to hedge fuel price risk.

COMPETITION

   Our businesses are highly competitive. The electric industry has experienced a significant increase in the level of competition in the energy markets in response to federal and state deregulation initiatives. See "Regulation" below. We believe that as deregulation of the energy industry continues on both the federal and state levels and retail energy markets are opened to new participants and new services, competition will continue to be intense. In addition to deregulation, competitive pressures have resulted from technological advances in power generation and electronic communications, and the energy markets have become more efficient.

   The wholesale power markets which our operating generation companies serve are highly competitive. Our competitors include regulated utilities, industrial companies, non-utility generators and unregulated subsidiaries of regulated utilities, many of whom have extensive and diversified operating expertise and financial resources that are greater than those we possess. Our competitors may operate power generation projects in regions where we have invested in generation assets or develop more efficient generation projects thereby increasing competition. Following the expiration of our various transition power sales agreements, we will be increasingly making sales into the competitive wholesale markets. We will principally compete on the basis of the price of our products, although we will also compete to a lesser extent on the basis of reliability and availability. The continuing deregulation of the industry is likely to increase competition and may place downward pressure on energy prices, which could adversely affect our results of operations.

   We also face intense competition from a number of well-capitalized participants in the non-utility power generation industry for the acquisition and development of additional facilities. As a result, it may be more difficult for us to compete for project sites and for equipment and in future bidding situations, which could jeopardize our plans to acquire additional generation capacity. In recent years, competition has increased as opportunities for new projects are subject increasingly to competitive bidding as opposed to negotiated transactions.

   We also face competition in the markets for energy capacity and ancillary services. As pricing information becomes increasingly available in the energy trading and marketing business and as deregulation in the electricity markets continues to accelerate, we anticipate that our trading, marketing and risk management operations will experience greater competition. Primarily, our trading, marketing and risk management operations compete with other energy merchants based on the ability to aggregate supplies at competitive prices from different sources and locations and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Competitors may employ widely differing strategies in their fuel supply and power sales contracts with respect to pricing, terms and conditions. Also, our operations compete against other energy marketers on the basis of relative financial position and access to credit sources. In particular, large competitors having significant liquidity and other resources will compete with us for similar business. This competitive factor reflects the tendency of energy customers, wholesale energy suppliers and transporters to seek financial guarantees and other assurances that their energy contracts will be satisfied.

REGULATION

   Our operations are subject to extensive regulation by governmental agencies in each of the jurisdictions in which we operate. Our domestic operations are subject to energy, environmental, occupational health and safety and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of, and the use of electric energy, capacity and related products, including ancillary services from, our operations. In some instances, our regulatory approvals and permits expire after a period of years and are then subject to a renewal or relicensing procedure. Federal, state and local laws generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with these and other permits and approvals. While we believe the requisite approvals for our existing projects have been obtained and that our business is operated in substantial compliance with applicable laws, we remain subject to a varied and complex body of laws and regulations that both public officials and private parties may seek to enforce.

   Our international operations are subject to the jurisdiction of governmental agencies in the countries in which our businesses operate. The degree of regulation varies according to each country and may be materially different from the regulatory regime in the United States. We believe that our operations are in compliance in all material respects with all applicable laws and regulations in the applicable foreign jurisdictions.

  FEDERAL REGULATION

   The SEC regulates holding companies that own subsidiaries that are electric utilities pursuant to the Public Utility Holding Company Act of 1935, or PUHCA. The FERC is an independent agency within the DOE that regulates the transmission and wholesale sale of electricity in interstate commerce under the authority of the Federal Power Act, or FPA. The FERC is also responsible for licensing and inspecting private, municipal and state-owned hydroelectric projects. The FERC determines whether a public utility qualifies for EWG status under the Energy Policy Act of 1992 described below. The FERC also regulates the sale of natural gas in interstate commerce. Nuclear generation operations are regulated by the NRC.

   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935; THE ENERGY POLICY ACT

   Any corporation, partnership or other entity or organized group that owns, controls or has the power to vote 10% or more of the outstanding voting securities of a "public-utility company" or a company that is a "holding company" of a public-utility company is subject to registration with the SEC and regulation under PUHCA, unless eligible for an exemption or unless an appropriate application is filed with, and an order is granted by, the SEC declaring it not to be a holding company. A registered public utility holding company is required to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the SEC is required for major financial commitments and other business dealings of the registered holding company or its subsidiaries.

   Regulations adopted under the Energy Policy Act of 1992 provide that EWGs and foreign utility companies are not electric-utility companies under PUHCA. All of our U.S. generation subsidiaries are EWGs, each of whose primary business is the generation and sale at wholesale of electric energy. As EWGs, the subsidiaries are not subject to regulation under PUHCA. As EWGs, the subsidiaries are precluded from making any direct sales to retail customers, or they will risk losing such exempt status and becoming electric-utility companies under PUHCA. EWGs, however, are not exempt from regulation by the FERC under the FPA or by state public utility commissions.

   Loss of EWG or foreign utility company status could result in us becoming subject to registration and regulation as a public utility holding company under PUCHA. Loss of EWG or foreign utility company status on a retroactive basis could lead to, among other things, fines and penalties. We do not expect to engage in any activities that will subject us to registration or regulation as a holding company under PUHCA.

   FEDERAL POWER ACT

   The FPA gives the FERC exclusive rate-making jurisdiction over wholesale sales of electricity and transmission of electricity in interstate commerce. The FERC regulates the owners of facilities used for the wholesale sale and transmission of electricity in interstate commerce if those facilities are owned by "public utilities" under the FPA. The FPA also gives the FERC jurisdiction to review certain transactions and numerous other activities of public utilities.

   Under the FPA, a wholesale seller of electricity is subject to the FERC's jurisdiction. Wholesale sellers of electricity are required to obtain the FERC's acceptance of their rate schedules for wholesale sales of electricity. Because we are selling electricity in the wholesale market, we are subject to the FPA. PPL EnergyPlus and PPL Generation's EWG subsidiaries have authority from the FERC to sell electric energy and capacity at market-based rates and to sell, assign or transfer transmission rights and associated ancillary services. Market-based rate authority enables us to price electric energy, capacity and ancillary services based upon market conditions rather than upon our costs. Under the market-based tariff, PPL EnergyPlus may also sell power purchased from third parties.

   The FERC has the authority to revoke our market-based rate authority on a prospective basis if it subsequently determines that we possess excessive market power. If we lost our market-based rate authority, we would be required to obtain the FERC's acceptance of a cost-of-service rate schedule and would become subject to the accounting, record-keeping and reporting requirements that are imposed only on utilities with cost-based rate schedules. In addition, when the FERC considers our request for market-based rate authority in connection with a new acquisition or development project, it may include generation owned or controlled by our stockholders in determining whether we possess market power.

   The FERC also regulates the rates, terms, and conditions for electricity transmission in interstate commerce. Tariffs established under FERC regulations give us access to transmission lines, which enable us to sell the energy we produce into competitive markets for wholesale energy.

   In April 1996, the FERC issued Order 888 requiring all public utilities to file "open access" transmission tariffs that give wholesale generators, as well as other wholesale sellers and buyers of electricity, access to transmission facilities on a non-discriminatory basis. Some utilities are seeking permission from the FERC to recover costs associated with stranded investments through add-ons to their transmission rates. Order 888 was upheld by the FERC in March 1997 and affirmed in all material respects by the U.S. Court of Appeals for the District of Columbia Circuit Court in June 2000. The United States Supreme Court recently heard challenges to the Court of Appeals decision. There are several implementation issues arising out of Order 888. These include issues relating to power pool structures and transmission pricing.

   The FERC subsequently issued (Orders 888-A, 888-B and 888-C) to clarify the terms that jurisdictional transmitting utilities are required to include in their open access transmission tariffs. The FERC also issued Order 889, which required those transmitting utilities to abide by specified standards of conduct when using their own transmission systems to make wholesale sales of power, and to post specified transmission information, including information about transmission requests and availability, on a publicly available computer bulletin board. Although the pro forma tariff does not cover the pricing of transmission service, Order 888 improved transmission access for independent power producers.

   The FERC is also encouraging, through its Order 2000, the voluntary restructuring of transmission operations through the use of ISOs and RTOs. The result of establishing these entities typically is to eliminate or reduce transmission charges imposed by successive ("pancaked") transmission systems. However, Order 2000 allows significant flexibility in the structure of these organizations, and the full impact on us and our power marketing business is uncertain at this time. In July 2001, the FERC issued a series of orders centered around a vision of four (Northeast, Southeast, Mideast and West, with Texas remaining separate) major RTOs. See "Our Selected Markets--Domestic Market" for additional information.

   The FPA also gives the FERC exclusive authority to license non-federal hydroelectric projects on navigable waterways and federal lands. PPL Holtwood operates two hydroelectric projects pursuant to licenses last reviewed by the FERC in 1980, the Wallenpaupack Project and the Holtwood Project. The Wallenpaupack

Project's license expires in 2004 and the Holtwood Project's license expires in 2014. PPL Holtwood also owns one-third of the capital stock of SHWPC, which holds a project license which extends the operation of its hydroelectric plant until 2030. In addition, PPL Montana holds eleven hydroelectric facilities and one storage reservoir that are licensed by the FERC. When licenses expire, the projects must either be relicensed or decommissioned. The FERC license for the Mystic facility expires in 2009; the Thompson Falls and Kerr licenses expire in 2025 and 2035 respectively, and the license for the nine Missouri-Madison facilities expire in 2040.

   PPL Holtwood is working to have the Wallenpaupack Project relicensed. Relicensing is generally a lengthy process and often takes from 4 to 10 years to complete. Relicensing usually begins at least five years before the license expiration date and the FERC issues annual licenses to permit a hydroelectric facility to continue operations pending conclusion of the relicensing process. We expect that the FERC will issue us renewal licenses for all of the facilities with pending applications. Nonetheless, the possibility remains that the FERC will not renew licenses for our projects, or will impose conditions and affirmative obligations on our hydropower operations which could add significant costs to, or actually curtail, our operations.

   NUCLEAR REGULATION

   PPL Susquehanna, a subsidiary of PPL Generation, is subject to the jurisdiction of the NRC in connection with the operation of the two nuclear-fueled generating units at its Susquehanna station. The license for Unit 1 is scheduled to expire in 2022 and the license for Unit 2 is scheduled to expire in 2024.

   NATURAL GAS ACT

   Our subsidiary, PPL Interstate Energy Company, is a natural gas and oil pipeline company regulated by the PUC. In addition, some of the domestic operating facilities that we own, operate or have investments in, are fueled by natural gas, and more gas-fired facilities are under development and are scheduled to begin operation in the near future. Under the Natural Gas Act, the FERC has jurisdiction over the sale for resale, transportation and storage of natural gas in interstate commerce. However, the FERC has determined that PPL Interstate Energy Company operates solely on an intrastate basis.

   OTHER

   Congress has considered legislation that would require states to permit retail competition. Other changes in federal energy regulation may occur in the next several years. While we actively monitor developments to determine the impact of such changes on our projects, operations and contracts, we cannot predict the impact of such changes at this time.

  STATE REGULATION

   Many state utility commissions or state legislatures are already considering, or have considered, whether to open the retail electric power markets to competition. At present, many states have adopted some type of "customer choice" plan to allow customers to choose their electricity suppliers. Although state legislation and regulatory initiatives vary, many of the state plans address the availability of market pricing, retail customer choice, the separation of generation from transmission and distribution services, and the recovery of "stranded costs."

   State public utility regulatory commissions are responsible for approving rates and other terms and conditions under which public utilities purchase electric power from energy suppliers and sell retail electric power to consumers. States may also assert jurisdiction over the siting, construction and operation of our facilities, as well as the sale or other transfer of assets.

   PENNSYLVANIA. The Customer Choice Act, adopted in 1996, provided a comprehensive electric industry restructuring plan that opened Pennsylvania's retail electric market to competition, culminating in full retail choice as of January 1, 2001. See "Business--Background" and Note 15 to the December 31, 2000 Financial Statements for a discussion of PPL Electric Utilities' divestiture of its generation assets as part of its restructuring plan pursuant to the Customer Choice Act.

   PPL Electric Utilities is a PLR to customers who have not elected to choose an alternative electricity supplier. PPL EnergyPlus has entered into power sales agreements with PPL Electric Utilities under which PPL EnergyPlus is obligated to supply PPL Electric Utilities with the amount of electricity it may demand to serve its PLR retail load through 2009. See "Summary--Recent Developments" for additional information.

   Pennsylvania does not have a regulatory regime for wholesale generators in the state. Therefore, we do not expect to be subject to regulation by the PUC with respect to our generation of electricity in that state. However, if we were to become subject to regulation by the PUC, additional costs would likely be imposed on the operations of our assets located in Pennsylvania. PPL EnergyPlus is subject to PUC regulation as an electric generation supplier, or EGS.

   MONTANA. As an EWG, we are currently exempt from energy regulation by the MPSC. See "Summary--Recent Developments," "Business--Domestic Properties and Projects--Montana" for a discussion of PPL Montana's agreements to supply wholesale electricity to Montana Power and "Business--Legal Proceedings" for a discussion of certain litigation against the MPSC.

   MAINE. On May 29, 1997, Maine's Restructuring Act became effective, allowing electric power to be sold directly to retail consumers by largely deregulated power providers competing with one another. The delivery of power over transmission and distribution lines continues to be a monopoly service provided by a fully regulated utility. March 1, 2000, was the starting date for electric competition.

   The Restructuring Act required utilities to divest their generating assets, and PPL Maine, LLC purchased most of the generating assets formerly owned by Bangor Hydro Company. As a wholesale power producer and an EWG, PPL Maine is not subject to Maine Public Utility Commission jurisdiction.

   PPL Maine sells its output to PPL EnergyPlus which in turn sells to retail customers. In order to sell to retail customers, PPL EnergyPlus must be licensed as a competitive electricity provider, a designation which includes marketers, brokers, aggregators and any other entity selling electricity to the public at retail. The rules governing retail sales require that at least 30% of a provider's generation source portfolio be comprised of certain renewable and efficient resources and also define the generation sources that are considered eligible. Hydroelectric projects of less than 100 MW of capacity meet the renewable requirement. The rules also establish consumer protection regulations that providers are required to observe when serving residential and small commercial customers.

   ARIZONA. As an EWG not engaged in any retail utility operations, we are exempt from electric utility regulation by the Arizona Corporation Commission. Generator siting certificates contain certain conditions governing facility operations which require compliance during project life, but they are unrelated to electric utility or marketing functions.

   CONNECTICUT. Connecticut restructured its electric industry in 1998 pursuant to Public Act 98-28. The Act provides for retail competition and the divestiture of electric company generating assets. PPL Global, acting through PPL Wallingford Energy LLC, has constructed an electric generating facility in Wallingford, Connecticut. The facility was approved by the Connecticut Siting Council and received environmental permits from the Connecticut Department of Environmental Protection. As an EWG, the facility is not subject to regulation by the Connecticut Department of Public Utility Control, or DPUC. However, state law requires the facility to be registered with the DPUC. The facility must also file annual 10-year load forecasts with the Siting Council.

   ILLINOIS. The Electric Service Customer Choice and Rate Relief Law of 1997 provided a comprehensive restructuring plan that opened Illinois retail electric market to competition and will culminate in full retail choice. Illinois does not have a regulatory regime for wholesalers in the state. Therefore, we do not expect to be subject to regulation by the Illinois Commerce Commission. However, if we were to become subject to regulation by the Illinois Commerce Commission, additional costs would likely be imposed on the operations of our assets located in Illinois.

   NEW YORK. In New York, all corporations and others owning, operating or managing any "electric plant" are subject to the regulatory authority of the New York Public Service Commission, or NYPSC, under the Public Service Law. Those selling electricity to retail customers are subject to comprehensive regulation of rates and charges, operations, accounting practices, enforcement, investigation, safety, reliability, system improvements, construction, securities issuances, reorganizations, property transfers, affiliated transactions and other areas of operation.

   Owners and operators of electric generating facilities who only sell wholesale electricity have been consistently found to be subject to regulation under a "lightened regulatory regime." Under this regime, our subsidiaries owning or operating electric generation in New York would become subject to provisions of the Public Service Law relating to enforcement, investigation, safety, reliability, system improvements, construction, securities issuances, reorganizations and property transfers. Transactions with affiliated interests may be subject to review should the potential for the exercise of market power exist. Moreover, with each addition of generating capacity under the control of the same affiliated group of companies, the NYPSC will require a showing that there is no potential for the exercise of market power. Should the potential exist, the NYPSC may impose certain mitigation measures to minimize the likelihood of the exercise of such market power.



   RETAIL SUPPLY IN ADJOINING STATES. PPL EnergyPlus has a PUC license to act as an EGS in Pennsylvania. This license permits PPL EnergyPlus to offer retail electric and gas supply to customers throughout Pennsylvania. PPL EnergyPlus presently sells energy to industrial and commercial customers in Pennsylvania, New Jersey, Delaware, Maine and Montana. PPL EnergyPlus is also licensed to sell energy in Maryland and Massachusetts, and has filed an application for such a license in New York.

  FOREIGN REGULATORY MATTERS

   UNITED KINGDOM

   WPD (South West) and WPD (South Wales) are privatized regional electricity distribution companies licensed to distribute, supply and, to a limited extent, generate electricity in England and Wales. Each company is regulated under its respective Public Electricity Supply License pursuant to which income generated by the distribution business is subject to a price cap regulatory framework.

   Distribution customers in England and Wales are connected to the distribution system of the regional electricity companies and generally cannot choose their electricity distributor. The Office of Gas and Electricity Markets controls the revenues earned by each of WPD (South West) and WPD (South Wales) in their respective distribution businesses by applying a price control formula. This formula sets the maximum average price per unit of electricity distributed. The elements used in the formula are generally established for a five-year period and are subject to review by the regulator. In December 1999, the regulator published final price proposals following his review of the distribution revenue for distribution businesses. These proposals represented a 20% reduction to distribution prices from April 1, 2000 for WPD (South West) and a 26% reduction for WPD (South Wales), followed by a reduction in real terms of 3% each year after April 1, 2000. This price control is scheduled to operate until March 2005.

   LATIN AMERICA

   In the past decade, many governments in Latin America have taken steps to encourage competition in the energy sector by restructuring, deregulating and privatizing their electricity industries. We have been an active participant in this process through our acquisition and operation of electricity assets.

   In Brazil, Bolivia and Chile, retail electricity sales by our distribution businesses are made pursuant to indefinite or long-term electricity distribution and sale concession agreements. Each concession is granted on an exclusive basis, which allows each business to charge its customers a tariff for electric services that consists of three components: an energy expense pass-through component, an operating cost component, and a capital-related return component. Each component is established as part of the original grant of the concession.

   The electricity sales concessions provide for an annual adjustment to the tariff based on several factors, including inflation increases, as measured by different agreed upon indices. In certain countries, the pricing provisions of the contract are linked to a portion of the tariff that reflects changes, either entirely or in part, in exchange rates between the local currency and the U.S. Dollar. At regular intervals, the concession grantor generally has the authority to review the cost and capital-related return of the relevant business to determine the inflation adjustment or other similar adjustment factor, if any, to the operating cost component for the subsequent regular interval. This review can result in an adjustment escalator that has a positive, zero or negative value. This electricity market structure is often referred to as "price-cap" regulation, because the investor's rate of return on its equity is not directly subject to regulation.

   In El Salvador, distribution companies are subject to annual registration with the Registry of Electricity and Telecommunications. DelSur is a registered electricity distributor in El Salvador. Distribution rates in El Salvador are established annually by the General Superintendency for Electricity and Telecommunications (SIGET). These rates are determined in three components:

   . energy rates, which are fixed annually based on the average spot market prices for the preceding year;

   . rates related to the transmission and sale (commercialization) of electricity, which are fixed annually based on real costs of the distributor in the prior year; and

   .   rates related to use of the national grid, which are fixed every 5 years.

   Once the distribution rates are fixed, the distributor signs an agreement with the SIGET confirming the arrangement.

   OTHER

   PPL EnergyPlus also has an export license to sell capacity and/or energy to electric utilities in Canada. This export license allows PPL EnergyPlus to sell either its own capacity and energy not required to serve domestic obligations or power purchased from other utilities.

  ENVIRONMENTAL MATTERS

   PPL Generation's subsidiaries are subject to a number of present and developing federal, regional, state and local laws and regulations with respect to air and water quality, land use and other environmental matters. We believe that we are in substantial compliance with applicable environmental laws and regulations.

   Current projections of capital expenditure requirements through the year 2005 to comply with the environmental regulations discussed below are included in the table under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Expenditure Requirements" and are discussed further in Note 13 to the December 31, 2000 Financial Statements. Additional capital expenditures may be required in the future, in amounts that could be material, as the result of changes in environmental regulations, the addition of new facilities to our generation portfolio, or other factors which are not now determinable.

AIR

GENERAL

   The Clean Air Act deals in part, with acid rain, attainment of federal ambient air quality standards and toxic air emissions. State agencies administer the EPA's air quality regulations through the state implementation plans, referred to as SIPs, and have concurrent authority to impose penalties for non-compliance. Federal penalties can be up to $27,500 per violation per day of violation at each facility. Requirements under the Clean Air Act are imposed as permit limits in comprehensive permits issued to each generation facility. Those permits contain specific emission limits and monitoring requirements among other conditions.

SULFUR DIOXIDE AND NITROGEN OXIDE

   Sulfur dioxide, or SO\\2,\\ and nitrogen oxide, or NO\\x,\\ are regulated at all PPL Generation facilities under the acid rain program in Title IV of the Clean Air Act. With respect to SO\\2\\, Title IV established a national cap beginning in 1995 for some facilities and 2000 for others (Phases I and II, respectively). The cap can be achieved through methods such as emission controls, allowance purchases, fuel switching and unit retirements. The Montana units have been allocated sufficient SO\\2\\ allowances to allow them to meet the current Title IV acid rain cap indefinitely at current operational levels without the need to purchase additional allowances. The Pennsylvania units have not been allocated sufficient SO\\2\\ allowances and must rely upon banked or purchased allowances and the use of low sulfur fuels, or must install scrubbers in the future. We anticipate the need to install scrubbers at Montour in the future, which will provide us with sufficient SO\\2 \\allowances.

   NO\\x\\ is regulated under Title IV in two phases as well, with certain facilities required to achieve the specified Phase I emission limits by 1995
and the more restrictive Phase II limits by 2000.   The Martins Creek and
Brunner Island facilities in Pennsylvania are Phase I plants and comply with Phase I limits. The Montour units in Pennsylvania and the Corette and Colstrip facilities in Montana are Phase II plants. The Corette facility complies with the Phase II limit. The Colstrip and Montour facilities deferred compliance with the Phase II limits until 2009 by "opting in" to the Phase I program early. Significant capital expenditures are not likely to be required at these facilities to meet the Phase II limits in 2009.

   In addition to the Title IV NO\\x\\ limits, the Pennsylvania units must comply with NO\\x\\ limits imposed in states within the northeast ozone transport region under the ozone nonattainment provisions of Title I of the Clean Air Act. Under those provisions, the Pennsylvania units were required to install low NO\\x\\ burners. In addition, Pennsylvania entered into a memorandum of understanding with other northeast states implementing a NO\\x\\ cap and trade program commencing in 1999 that effectively capped NO\\x\\ emissions at the Pennsylvania units during May through June of each year to 57% below their 1990 emissions. The Pennsylvania units comply with the cap.

   Starting in 2003, the DEP is requiring further seasonal (May-June) NO\\x\\ reductions to 80% from 1990 levels. These further reductions are based on the requirements of the memorandum of understanding and two EPA ambient ozone initiatives: the September 1998 EPA SIP-Call (i.e., EPA's requirement for states to revise their SIPs) issued under Section 110 of the Clean Air Act, requiring reductions from 22 eastern states, including Pennsylvania; and the EPA's approval of petitions filed by Northeastern states, requiring reductions from sources in 12 Northeastern states and Washington D.C., including our sources. We expect to achieve the 2003 NO\\x\\ reductions with the recent installation of selective catalytic reduction, referred to as SCR, on the Montour units and possibly SCR or selective non-catalytic reduction, referred to as SNCR, on a Brunner Island unit.

   The New Jersey Department of Environmental Protection and some New Jersey residents have raised environmental concerns with respect to the Martins Creek Plant in the context of the Lower Mt. Bethel project permit proceedings, particularly with respect to SO\\2\\ emissions. PPL Martins Creek is discussing these concerns with the New Jersey Department of Environmental Protection. The cost of addressing these concerns is not now determinable, but could be significant.

PARTICULATES AND REGIONAL HAZE

   The EPA has established ambient air quality standards for coarse particulates (i.e., particulates with a diameter greater than 10 microns). States impose emission limits on sources to ensure that the ambient standard is met. The Pennsylvania units periodically monitor their particulates emissions through stack tests. All of these units have passed these tests. However, the Montour units are installing new, larger electrostatic precipitators to enable these units to burn a greater range of coals. The Montana units conduct annual stack tests. Recently, two Colstrip units failed the particulates test. The plant has taken corrective measures and has now demonstrated compliance.

   In July 1997, the EPA issued revised and more stringent air quality standards for ozone and coarse particulates as well as a new standard for fine particulates. These standards were challenged and remanded to the EPA by the U.S. Court of Appeals for the District of Columbia Circuit Court in 1999. The United States Supreme Court has reversed and remanded the case to the U.S. Court of Appeals for the District of Columbia Circuit Court. Assuming the EPA will ultimately implement these standards, we do not expect the revised ozone standard to require substantial further NO\\x\\ reductions than those required by the SIP-Call. The fine particulates standard could result in year-round reductions in NO\\x\\ at SIP-call levels and further reductions in S0\\2\\ being required at some or all of our generation facilities by approximately 2012.

   In 1999, the EPA also issued regional haze regulations that could result in the imposition of additional NO\\x\\ and SO\\2\\ controls at some or all of our facilities. The costs of such further NO\\x\\ and/or SO\\2\\ controls are not now determinable but could be substantial.

HAZARDOUS AIR EMISSIONS

   Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources and has determined that mercury emissions must be regulated. In this regard, the EPA is expected to develop regulations by 2004. The costs to our facilities could be substantial, depending upon the specific regulatory requirements.

NEW SOURCE REVIEW

   In 1999, the EPA initiated enforcement actions against several utilities, asserting that older, coal-fired power plants operated by those utilities have, over the years, been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act. The EPA has since issued notices of violation and commenced enforcement activities against other utilities. At present, the EPA has suspended its enforcement activities pending an interagency review of the "New Source" program. At this time we are unable to predict whether any EPA enforcement actions will be brought with respect to any of our plants. The EPA regional offices that regulate plants in Pennsylvania (Region III) and Montana (Region VIII) have indicated an intention to issue information requests to all utilities and power plants in their jurisdiction and the EPA Region VIII office has issued such a request to PPL Montana's Corette plant. PPL Montana has complied with these requests. We cannot presently predict what, if any, action the EPA might take following our responses to these information requests.

   The EPA also proposed revising its regulations in a way that will require power plants to meet New Source performance standards and/or undergo New Source review for many maintenance and repair activities that are currently exempted.

   Compliance with any EPA revised regulations or enforcement action related to new source requirements or any revised new source requirement could result in additional capital and operating expenses in amounts which are not now determinable, but which could be significant.

CARBON DIOXIDE

   In December 1997, international negotiators reached agreement in Kyoto, Japan to strengthen the 1992 United Nations Global Climate Change Treaty by adding legally-binding greenhouse gas emission limits. This agreement--formally called the Kyoto Protocol--would require the United States to reduce its greenhouse gas emissions to 7% below 1990 levels by 2008-2012. Although the Kyoto Protocol is unlikely to be ratified by the United States, some form of carbon dioxide reductions will likely be required in the future. Compliance under the agreement, if implemented, could result in increased capital and operating expenses which are not now determinable but which could be significant.

WATER

SURFACE WATER AND GROUNDWATER

   The Federal Clean Water Act prohibits the discharge of any pollutant (including heat), except in compliance with permits issued by the EPA or by states delegated by the EPA to administer the permit program. Both Montana and Pennsylvania are authorized to implement the permit program. The permits must contain two types of limits: technology-based and water quality-based. The technology-based limits are derived from standards established by the EPA for various industrial categories. The EPA has developed such standards for the steam electric industry. The water quality-based limits are those determined necessary by the state to meet water quality standards established by the EPA.

   The permit for the Montour plant contains stringent limits for iron discharges. The results of a toxic reduction study show that additional water treatment facilities or operational changes are needed at this station. A plan for these changes has been submitted to the DEP. The cost of making these changes is estimated to be under $5 million.

   In 2000, the EPA also significantly tightened the water quality standard for arsenic. However, the EPA has now withdrawn the new standard in order to further study the matter. A tightened standard may require our subsidiaries to further treat wastewater and/or take abatement action related to groundwater degradation at several power plants, the cost of which is not now determinable, but could be significant.

   Both Pennsylvania and Montana have laws prohibiting groundwater degradation. Groundwater protection measures at our facilities include coal pile liners beneath all or most of the coal pile at all stations (other than Colstrip in Montana and Martins Creek in Pennsylvania), no active fly ash settling ponds (except at Martins Creek in Pennsylvania and under limited circumstances at other Pennsylvania stations), and networks of groundwater monitoring wells at each station.

   More detailed descriptions of environmental issues related to groundwater contamination at Pennsylvania generation facilities is provided below under "Pennsylvania Groundwater/Surface Water Protection Issues." Projected capital expenditures for PPL Montana's facilities and more detailed descriptions of environmental issues related to Montana facilities are noted below under "Montana Environmental Site Assessments." Capital expenditures at both Montana and Pennsylvania could be required beyond the year 2005 in amounts which are not now determinable but which could be significant. Actions taken to correct groundwater degradation, to comply with environmental regulations and to address waste water control, are also expected to result in increased operating costs in amounts which are not now determinable but which could be significant.

   Groundwater and surface water protection is also imposed at the coal mining and coal processing facilities in Pennsylvania. Pursuant to the Surface Mining and Reclamation Act of 1977, the United States Office of Surface Mining, or OSM, has adopted effluent guidelines which are applicable to these facilities. The EPA and the OSM limitations, guidelines and standards also are enforced through the issuance of water discharge permits. In accordance with the provisions of the Clean Water Act and the Reclamation Act of 1977, the EPA and the OSM have authorized the states to implement the permit program. A more detailed discussion of environmental issues related to groundwater and surface water protection at these facilities is provided under "Pennsylvania Groundwater/Surface Water Protection Issues" below.

   In addition to the water discharge limits discussed above, the EPA has proposed requirements for new or modified water intake structures to protect fish from entrainment and impingement. These regulations will affect where generation facilities are built, will establish intake design standards, and could lead to requirements for cooling towers at new power plants. These proposed regulations are expected to be finalized during 2001. The rule could require new or modified cooling towers at one or more stations owned by our subsidiaries. Another new rule, expected in 2003, will address existing structures. Each of these rules could impose significant costs on our subsidiaries, which are not now determinable.

WATER RIGHTS

   We believe that the water rights associated with the Montana hydroelectric generation facilities are sufficient to allow us to continue to operate these facilities. The Montana Water Court is currently adjudicating most water rights in Montana with a priority date before July 1, 1973; however, we have no reasons to believe that our rights would be altered by that process in any way that would materially affect operation of our generation facilities.

   Water use in Pennsylvania is primarily regulated by the Delaware River Basin Commission, referred to as the DRBC, or the Susquehanna River Basin Commission, referred to as the SRBC, depending upon the location of the facility. We do not currently anticipate material increases in capital or operating costs resulting from DRBC or SRBC actions. However, the Commonwealth of Pennsylvania is contemplating water use legislation. Such legislation, if enacted, could impose material additional costs on our subsidiaries in Pennsylvania.

   SOLID AND HAZARDOUS WASTE

   The energy industry typically generates a range of solid wastes, including hazardous wastes. The handling and disposal of such wastes are strictly regulated under the federal Resource Conservation and Recovery Act, or RCRA, and state regulations. Under the Bevill Amendment to RCRA, wastes from coal-burning generation facilities were temporarily classified as non-hazardous for purposes of regulation, which meant that these wastes could be exempt from the significantly more stringent (and costly) regulatory requirements for hazardous wastes. The EPA, however, was directed by statute to determine whether these wastes should be regulated as hazardous wastes. The EPA recently concluded that coal combustion wastes should be regulated as non-hazardous wastes, but indicated that it may revisit this issue if public health risks are identified or if states (which manage the handling and disposal of solid waste) do not take steps to address these wastes adequately in a reasonable amount of time. Consequently, it is possible that the EPA or the states could seek to regulate coal combustion wastes as hazardous wastes in the future. Any such regulations could have a significant cost impact on facilities owned by our subsidiaries.

   Liability for past waste disposal is imposed by the Comprehensive Environmental Response Compensation and Liability Act and equivalent state laws. These laws require past and present owners of contaminated sites and generators of any hazardous substances found at a site to clean-up the site or pay the EPA or the state for the costs of clean-up. The generators and past owners can be liable even if the generator contributed only a minute portion of the hazardous substances at the site. Present owners can be liable even if they contributed no hazardous substances to the site.

   These laws also provide for federal and state governmental agencies to seek compensation from the responsible parties for the lost value of damaged natural resources. These agencies may file such compensation claims against the parties held responsible for clean-up of such sites. Such natural resource damage claims could result in material additional liabilities for our subsidiaries.

   In 1995, one of our affiliates, PPL Electric Utilities, entered into a consent order with the DEP to address a number of potentially contaminated sites, including sites now owned by our subsidiaries. As of December 31, 2000, the estimated cost of addressing our Pennsylvania sites including those under the consent order was approximately $450,000. Future clean-up or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for us that cannot be estimated at this time. See "Montana Environmental Site Assessments" below for a discussion of contamination issues related to facilities in Montana.

   PENNSYLVANIA GROUNDWATER/SURFACE WATER PROTECTION ISSUES

COAL MINE SITES

   Certain of our subsidiaries previously owned three sites at which coal mining or coal handling took place, that are now owned by third parties. As noted in the discussion under "Solid and Hazardous Waste" above, our subsidiaries may be liable for contamination at sites they owned in the past. In addition, our subsidiaries currently own three coal mine sites at which coal mining or coal handling took place in the past. Potential environmental issues that have been identified for coal mine sites include coal refuse pile releases to groundwater or surface water and mine releases to groundwater or surface water. The costs of addressing these issues could be substantial.

COMBUSTION TURBINE SITES

   Certain of our subsidiaries own various combustion turbine power generation sites, several of which had or may still have petroleum contamination in the soil or groundwater as a result of past leaks or spills from storage tanks. Significant soil and/or groundwater remediation has been conducted at some of these sites. Other sites could require soil and/or groundwater remediation if contamination is found. The cost of such remedial actions at these sites could be substantial.

POWER PLANT SITES

   The most significant environmental issues identified to date at our Pennsylvania power plants include releases of contaminants from the ash basins, coal piles and pyritic mill rejects; potential releases of oils containing polychlorinated biphenyls, or PCBs, from electric equipment; and releases of oils from storage tanks and associated underground piping at the plants.

   Groundwater monitoring at several of our Pennsylvania power plants indicates that the quality of groundwater has been impacted by releases from the basins, the coal piles, the tanks and/or the underground piping. A number of remedial actions have been taken at some of our Pennsylvania power plants to address such impacts, including installation of slurry walls and/or caps at ash basins, installation of liners at the coal piles and operation of oil recovery systems. Additional actions could be required at our Pennsylvania power plants, the costs of which could be substantial.

   In addition, one of our subsidiaries operates the Susquehanna Nuclear Plant in Pennsylvania. Issues related to the Susquehanna nuclear plant are discussed in the section below entitled "Low-Level Radioactive Waste."

   MONTANA SUPREME COURT DECISION

   In October 1999, the Montana Supreme Court held in favor of several citizens' groups that the right to a clean and healthful environment is a fundamental right guaranteed by the Montana Constitution. The court's ruling could result in significantly more stringent environmental laws and regulations, as well as an increase in citizens' suits under Montana's environmental laws. The effect on PPL Montana of any such changes in laws or regulations or any such increase in legal actions are not currently determinable, but could be significant.

   MONTANA ENVIRONMENTAL SITE ASSESSMENTS

   As part of the transfer of the Montana assets, Montana Power retained an environmental consultant to conduct environmental site assessments at the Montana plants. Montana Power's consultant identified no material issues with respect to the Corette facility or any of the hydroelectric facilities. The Colstrip facility has a complex system of ponds used for the discharge of plant effluents and coal ash. According to Montana Power, seepage from the ponds had resulted in impacts to groundwater over various portions of the Colstrip facility site. Montana Power installed groundwater capture systems to mitigate the environmental impacts. We do not currently expect PPL Montana's share of remediation costs to address these groundwater impacts to be material.

   Since acquiring the leased Colstrip assets and becoming the operator, we have received three violation letters from the Montana Department of Environmental Quality, or DEQ. The DEQ issued a January 27, 2000 letter regarding a September 1999 transformer cooling oil spill that occurred while Montana Power still operated Colstrip units 1 and 2. We estimate that the cost of remediation of this issue will not be material.

   On February 29, 2000, the DEQ issued a violation letter regarding seepage below a saddle dam at the Colstrip units 3 and 4 holding pond. The letter required that we submit reports on May 31 and July 31, 2000. We have submitted both reports. The letter also required us to complete any required repairs by December 31, 2000. We have met with the DEQ to discuss our plans for repair and have reached agreement that due to the scope of repairs, as well as adequate temporary mitigation measures currently in place, the repair of the saddle dam can extend into the year 2003 if necessary. We estimate that our share of the costs for repair of the saddle dam could range from $75,000 to $2.25 million.

   Under the acquisition agreement with Montana Power, PPL Montana is indemnified by Montana Power for any pre-acquisition environmental liabilities. However, this indemnification is conditioned on certain circumstances that can result in PPL Montana and Montana Power sharing in certain costs within limits set forth in the agreement.

   LOW-LEVEL RADIOACTIVE WASTE

   Under federal law, each state is responsible for the disposal of low-level radioactive waste generated in that state. States may join in regional compacts to jointly fulfill their responsibilities. The states of Pennsylvania, Maryland, Delaware and West Virginia are members of the Appalachian States Low-Level Radioactive Waste Compact. Efforts to develop a regional disposal facility in Pennsylvania were suspended by the DEP in 1998. The Commonwealth retains the legal authority to resume the siting process should it be necessary. Low-level radioactive waste resulting from the operation of Susquehanna nuclear plant in Pennsylvania is currently being sent to Barnwell, South Carolina for disposal. In the event this or other emergent disposal options become unavailable or no longer cost-effective, the low-level radioactive waste will be stored on-site at Susquehanna. We cannot predict the future availability of low-level waste disposal facilities or the cost of such disposal.

EMPLOYEE RELATIONS

   As of December 31, 2000, we and our subsidiaries had 7,196 full-time employees. This total included 2,398 in PPL Generation; 1,697 in PPL EnergyPlus (including the mechanical contractors); 45 in PPL Global; and 3,056 in several Central and South American electric companies controlled by PPL Global.


   Approximately 31% of our domestic workforce, or 1,298 employees, are members of labor unions, with three IBEW locals representing nearly 1,290 employees. The bargaining agreement with the largest union was negotiated in 1998 and expires in May of 2002. In 2001, PPL Montana reached a new three-year contract with one IBEW local and a four-year contract with another IBEW local. PPL Montana is also currently negotiating with the Teamsters for a new agreement, as the existing agreement expired in 2001.

LEGAL PROCEEDINGS

   We are not currently involved in any legal proceedings the outcome of which we expect would have a material adverse effect on our financial condition or results of operations.

   See "Business--Fuel Management and Procurement" for information concerning a lawsuit against the DOE for failure of that agency to perform certain contractual obligations.

   Pursuant to changes in the Public Utility Realty Tax Act enacted in 1999, referred to as PURTA, certain of our subsidiaries have filed a number of tax assessment appeals in various Pennsylvania counties where our generation plants are located. These appeals challenge existing local tax assessments, which now furnish the basis for payment of the PURTA tax on our properties. Also, as of January 1, 2000, generation facilities are no longer taxed under PURTA, and these local assessments will be used directly to determine local real estate tax liability for our power plants. In July 1999, our predecessors filed retroactive appeals for tax years 1998 and 1999, as permitted by the new law, as well as prospective appeals for 2000, as permitted under normal assessment procedures. Additional prospective appeals were filed in 2000 for the 2001 tax year. It is anticipated that assessment appeals will now be an annual occurrence.

   Hearings on the pending appeals were held by the boards of assessment appeals in each county, and decisions have now been rendered by most counties. To the extent the appeals were denied or we were not otherwise satisfied with the results, we filed further appeals from the board decisions with the appropriate county Courts of Common Pleas.

   Of all the pending proceedings, the most significant appeal concerns the assessed value of the Susquehanna nuclear station. The county assessment of the Susquehanna station indicated a market value of $3.9 billion. Based on this value, the annual local taxes for the Susquehanna station would have been about $70 million. However, we were able to reach a settlement with the local taxing authorities in late December 2000, for tax years 2000 and 2001. This settlement will result in the payment of annual local taxes of about $3 million. We and the local taxing authorities also reached a settlement concerning the 1998 and 1999 tax years which, if effectuated, would not result in any additional PURTA tax liability. This portion of the settlement with the local tax authorities is subject, however, to the outcome of claims asserted by certain intervenors which are described below.

   In August 2000, over our objections, the court permitted Philadelphia City and County, the Philadelphia School District and the Southeastern Pennsylvania Transportation Authority, which we refer to collectively, as the "Philadelphia parties", to intervene in the case. The Philadelphia parties have intervened because they believe a change in the assessment of the plant will affect the amount they would collect under PURTA for the tax years 1998 and 1999. As part of the change in law, the local real estate assessment determines what the 1998 and 1999 PURTA payments by PPL will be. In November 2000, the Philadelphia parties submitted their own appraisal report, which indicates that the taxable fair market value of the Susquehanna station under PURTA for 1998 and 1999 is approximately $2.3 billion. Based on this appraisal, we would have to pay up an extra $213 million in PURTA taxes for tax years 1998 and 1999.

   Our appeal of the Susquehanna station assessment for 1998 and 1999 is still pending in the Luzerne County Court of Common Pleas; trial commenced in December 2000, and is continuing. As a result of these proceedings and potential appeal, a final determination of market value and the associated tax liability for 1998 and 1999 may not occur for several years.

   In the other assessment appeals pending in county courts, the local authorities have assessed our generation plants at an aggregate market value amount of about $311 million for tax year 2000, for a total tax liability of about $5.2 million. We have estimated the aggregate market value of these plants at about $26 million for tax year 2000, for a total tax liability of about $460,000. As at the Susquehanna station, the school districts involved in these proceedings have issued interim tax bills at levels which are disputed by us. Final determinations of market value and associated tax liability in these proceedings may not occur for several years.

   In June 2001, the MPSC issued an order (MPSC Order) in which it found that Montana Power must continue to provide electric service to its customers at tariffed rates until its transition plan under the Montana Electricity Utility Industry Restructuring and Customer Choice Act is finally approved, and that purchasers of generating assets from Montana Power must provide electricity to meet Montana Power's full load requirements at prices to Montana Power that reflect costs calculated as if the generation assets had not been sold. PPL Montana purchased Montana Power's interest in two coal-fired plants and 11 hydroelectric units in 1999. In July 2001, PPL Montana filed a complaint against the MPSC with the U.S. district Court in Helena, Montana, challenging the MPSC Order. In its complaint, PPL Montana asserted, among other things, that the Federal Power Act preempts states from exercising regulatory authority over sale of electricity in wholesale markets, and requested the court to declare the MPSC action preempted, unconstitutional and void. In addition, the complaint requested that the MPSC be enjoined from seeking to exercise any authority, control or regulation of wholesale sales from PPL Montana's generating assets.

   At this time, PPL Energy Supply and PPL Montana cannot predict the outcome of the proceedings related to the MPSC Order, what actions the MPSC, the Montana Legislature or any other governmental authority may take on these or related matters, or the ultimate impact on PPL Energy Supply and PPL Montana of any of these matters.

   In an unrelated matter, in July 2001, PPL Montana filed an action in state court and a responsive pleading in federal court, both related to a breach of contract by Energy West Resources, Inc. (Energy West), a Great Falls, Montana-based energy aggregator. In the federal action, PPL Montana requested that the court refrain from issuing a preliminary injunction and lift a temporary restraining order that had been issued in July 2001, prohibiting PPL Montana from seeking to terminate the contract under which it supplies energy to Energy West. In the state action, PPL Montana is seeking a judgment that Energy West violated the terms of the supply contract and should pay damages of at least $7.5 million. Subsequently, in July 2001, the federal court judge dissolved the temporary restraining order and stayed all proceedings in the case pending resolution by the FERC of a request by PPL Montana to terminate the contract between PPL Montana and Energy West. On September 14, 2001, the FERC issued an order rejecting PPL Montana's request to terminate the contract. The FERC order was without prejudice, and PPL Montana may refile its notice of termination after the conclusion of the court proceedings. All litigation in this matter has been consolidated in the U.S. District Court for the District of Montana, Great Falls Division, and is proceeding in that forum. PPL Energy Supply and PPL Montana cannot predict the ultimate outcome of these proceedings.

   On April 28, 2000, three employees at PPL Montana's Colstrip facility were severely burned when an equipment fault in Colstrip unit 1 caused electrical arcing. The Occupational Safety and Health Administration is conducting an investigation of the incident. Colstrip unit 1 is operated by PPL Montana and jointly owned with Puget Sound Energy, Inc. On May 15, 2000, the injured employees and their spouses filed litigation for their injuries in state district court against Montana Power. PPL Montana has been named as a party defendant to the pending litigation, but it is too early to predict the likelihood of plaintiffs establishing any liability on the part of PPL Montana for the injuries of the plaintiffs or to estimate the scope of any potential damages award against PPL Montana.

   Litigation arising out of the California electricity supply situation has been filed at the FERC and in California courts against sellers of energy to the California ISO. The plaintiffs and intervenors in these proceedings allege abuses of market power, manipulation of market prices, unfair trade practices and violations of state antitrust laws, among other things, and seek price caps on wholesale sales in California and other western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorney's fees. Certain of our subsidiaries have intervened in the FERC proceedings in order to protect their interests, but have not been named as defendants in any of the court actions. Attorneys general in several western states, including California, have begun investigations related to the electricity supply situation in California and other western states. The FERC has determined that all sellers of energy in the California markets should be subject to refund liability for the period beginning October 2, 2000 through June 20, 2001 and has initiated an evidentiary hearing concerning refund amounts. The FERC also is considering whether to order refunds for sales made in the Pacific Northwest, including sales made by our subsidiaries. The FERC Administrative Law Judge assigned to this proceeding has recommended that no refunds be ordered for sales into the Pacific Northwest. The FERC presently is considering this recommendation. We cannot predict whether or the extent to which any of our subsidiaries will be the target of any governmental investigation or named in these lawsuits, refund proceedings or other lawsuits, the outcome of any such proceedings or whether the ultimate impact on PPL Energy Supply or its subsidiaries of the electricity supply situation in California and other western states will be material.

   On August 16, 2001, a purported class-action lawsuit was filed by a group of shareholders of Montana Power against Montana Power, the directors of Montana Power, certain unnamed advisors and consultants of Montana Power, and PPL Montana. The plaintiffs allege, among other things, that Montana Power was required to, and did not, obtain shareholder approval of the sale of Montana Power's generation assets to PPL Montana in 1999. Although most of the claims in the complaint are against Montana Power, its board of directors, and its consultants and advisors, one claim is asserted against PPL Montana. That claim alleges that PPL Montana was privy to and participated in a strategy whereby Montana Power would sell its generation assets to PPL Montana without first obtaining Montana Power shareholder approval, and that PPL Montana has made net profits in excess of $100 million as the result of this alleged illegal sale. The complaint requests that the court impose a "resulting and/or constructive trust" on both the generation assets themselves and the alleged $100 million of net profits realized by PPL Montana from such assets. The complaint also seeks 10% per annum interest on the amounts subject to the trust. PPL Montana is unable to predict the outcome of this matter.

                                  MANAGEMENT

   We are a Delaware limited liability company and currently have no employees other than our officers. Our officers have not received and currently receive no compensation from us for the services they provide to us or for any transaction between us and any of our affiliates. We are managed by our board of managers under the terms of our Limited Liability Company Agreement, dated as of March 20, 2001. PPL Corporation controls PPL Energy Funding as its sole stockholder, and PPL Energy Funding, in turn, controls us as our sole member. PPL Energy Funding appoints our board of managers and officers, and it may elect to appoint additional managers, or remove current managers, from time to time at its discretion. Neither officers nor members of the board of managers serve for a fixed term. Each member of the board of managers holds office until a successor is elected and qualified or until resignation or removal, and each of our officers serves at the discretion of the board of managers.

OUR BOARD OF MANAGERS AND EXECUTIVE OFFICERS/(1) /

   The following table sets forth information concerning our board of managers and executive officers and the Presidents of our significant operating subsidiaries as of the date of this prospectus.

          NAME          AGE                      POSITION
          ----          ---                      --------
  William F. Hecht.....  58 President and Member of the Board of Managers
  John R. Biggar.......  57 Vice President and Member of the Board of Managers
  James E. Abel........  51 Treasurer and Member of the Board of Managers
  Joseph J. McCabe.....  51 Controller and Member of the Board of Managers
  Lawrence E. De Simone  54 Member of the Board of Managers
  Robert J. Grey.......  51 Member of the Board of Managers
  Paul T. Champagne....  43 President of PPL EnergyPlus
  James H. Miller......  53 President of PPL Generation
  Roger L. Petersen....  50 President of PPL Global

--------
/(1)/Messrs. Champagne, Miller and Petersen have been designated executive officers by virtue of their positions at our subsidiaries.

   William F. Hecht has been our President and a member of our board of managers since March 2001. Mr. Hecht is also Chairman, President and Chief Executive Officer and a director of PPL Corporation and has been since 1995, when PPL Corporation was formed. Mr. Hecht joined PPL Electric Utilities in 1964 and worked in a number of engineering and management positions before being named Vice President--System Power in 1983. He has also served as Vice President--Marketing & Economic Development, Vice President--Power Production & Engineering and Senior Vice President--System Power & Engineering. In 1990, he was named Executive Vice President--Operations and was elected to PPL Electric Utilities' board of directors. Mr. Hecht was elected President and Chief Operating Officer of PPL Electric Utilities in 1991. Mr. Hecht is a director of Dentsply International, Inc. and RenaissanceRe Holdings Ltd. Mr. Hecht holds bachelor's and master's degrees in engineering from Lehigh University and is also a graduate of the Cornell University Executive Development Program.

   John R. Biggar has been Vice President of PPL Energy Supply and a member of our board of managers since March 2001. Mr. Biggar is also Executive Vice President and Chief Financial Officer of PPL Corporation, and effective October 1, 2001, Mr. Biggar became a director of PPL Corporation. Before being named to his current position in 2001, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer of PPL Corporation and 14 years as Vice President--Finance of PPL Electric Utilities. Mr. Biggar has also been a director of PPL Electric Utilities since July 2000. He started his career in 1969 in the legal department of PPL Electric Utilities, was promoted to corporate attorney three years later and, in 1975, became Manager--Financing Services. Mr. Biggar also served as Manager--Finance and as an assistant treasurer of PPL Electric Utilities. Mr. Biggar is a graduate of the College of Law at Syracuse University and has a bachelor's degree in political science from Lycoming College.

   James E. Abel has been Treasurer of PPL Energy Supply and a member of our board of managers since March 2001. Mr. Abel is also Vice President--Finance and Treasurer of PPL Corporation. Mr. Abel joined PPL Electric Utilities in 1972, was named Manager--Treasury in 1984, served as Manager--Corporate Audit Services from 1995-1996 and has served as Treasurer since 1996. He holds a bachelor of science degree in accounting and a master of business administration degree from Lehigh University. Mr. Abel is a Certified Management Accountant and a Certified Financial Planner.

   Joseph J. McCabe has been our Controller since March 2001, and a member of our board of managers since August 2001. Mr. McCabe is also Vice President and Controller of PPL Corporation and has been since 1995. Mr. McCabe started his career with PPL as Controller in 1994. Prior to joining PPL Corporation, Mr. McCabe served in various positions at Deloitte & Touche for 21 years. Mr. McCabe holds a bachelor's degree from Seton Hall University, where he has also done post-graduate study. He completed the executive program at Northwestern University's Kellogg Graduate School of Management.

   Lawrence E. De Simone became a member of our board of managers, and Executive Vice President--Supply of PPL Corporation effective October 1, 2001. Prior to his appointment as Executive Vice President--Supply of PPL Corporation, he served as President of PPL EnergyPlus beginning in November 1998. Mr. De Simone also has been a director of PPL Electric Utilities since July 2000. Prior to joining PPL EnergyPlus, he was Senior Vice President--Energy Services at Virginia Power Company and President of Central & South West Corp.'s energy services and telecommunications operations as well as its Vice President for Strategic Planning. Mr. De Simone earned a bachelor of arts degree in economics from Claremont McKenna College and a doctorate in business administration from the University of California at Berkeley.

   Robert J. Grey has been a member of our board of managers since March 2001. Mr. Grey is Senior Vice President, General Counsel and Secretary of PPL Corporation. Mr. Grey joined PPL Corporation in 1995 as Vice President, General Counsel and Secretary and was promoted to his current position in March 1996. Mr. Grey has also been a director of PPL Electric Utilities since July 2000. Prior to his work at PPL Corporation, Mr. Grey was General Counsel for Long Island Lighting Co. for two-and-a-half years. Prior to that, he had been a partner with the law firm of Preston Gates & Ellis. Mr. Grey's experience also includes work as a staff counsel for the New York Public Service Commission, and he served as an attorney for the U.S. Environmental Protection Agency. Mr. Grey has a bachelor of arts degree from Columbia University, a doctor of law degree from Emory University and a master of law degree in taxation from George Washington University.

   Paul T. Champagne became President of PPL EnergyPlus effective October 1, 2001. In addition to his position at PPL EnergyPlus, he has been a director of PPL Electric Utilities since July 2000. Prior to his appointment as President of PPL EnergyPlus, he was President of PPL Global since 1999 and Vice President and Senior Development Officer of PPL Global since 1995. Prior to joining PPL Global in 1995, he served in several business development positions at Edison Mission Energy Company (formerly Mission Energy Company), including Midwest regional manager. He also served as a research engineer at the Research Triangle Institute, which provided consulting services to the Electric Power Research Institute. Mr. Champagne earned a B.S. in chemical engineering and completed master's course work in mechanical engineering at the University of Illinois.

   James H. Miller has been President of PPL Generation and a director of PPL Electric Utilities since February 2001. Prior to that time, he served as Executive Vice President of USEC, Inc., President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and Plant Manager, Delmarva Power and Light Co. Mr. Miller holds a bachelor of science degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program.

   Roger L. Peterson became President of PPL Global and a director of PPL Electric Utilities effective October 1, 2001. Prior to his appointment as President of PPL Global, he served as President of PPL Montana beginning in 1999. Mr. Petersen also served as Chief Operating Officer of PPL Global from 1995 to 1999. Prior to joining PPL Global, he served as Regional Vice President--North American Operations for Edison Mission Energy Company (formerly Mission Energy Company). He also worked with Fluor Engineers and Constructors as a project manager for U.S. and international projects. Mr. Petersen earned a B.S. in mechanical engineering from South Dakota State University, an M.S. in engineering from California Polytechnical Institute and a business management degree from the University of California at Los Angeles.

   There are no family relationships among any of the above-named members of our board of managers or executive officers, or any arrangement or understanding between any members of our board of managers or executive officers and any other person pursuant to which such member or officer was selected.

   Each of our officers and members of our board of managers listed above is currently an officer, director or employee of PPL Corporation or an affiliate of PPL Corporation and receives compensation from PPL Corporation or an affiliate. In addition, each of our officers and members of our board of managers participates in employee benefit plans and arrangements sponsored by PPL Corporation or an affiliate. See Notes 10 and 11 to the December 31, 2000 Financial Statements. We are not a party to any agreement with PPL Corporation or its affiliates governing the compensation paid to our officers, members of our board of managers or employees. These persons are paid by PPL Corporation or its affiliates, as applicable, in the normal course of their employment with the relevant party. No cash or non-cash compensation is currently proposed to be paid in the current calendar year by us to any of the officers or members of our board of managers listed above.

OWNERSHIP OF OUR MEMBERSHIP INTERESTS

   All of our membership interests are owned by PPL Energy Funding, a direct, wholly-owned subsidiary of PPL Corporation. There is no public trading market for our membership interests. None of our officers or members of our board of managers beneficially own any of our equity interest.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We are an indirect wholly-owned subsidiary of PPL Corporation. Since our formation, PPL Corporation has indirectly provided all of our equity funding. PPL Corporation is not obligated to provide any loans, equity contributions or other funding to us.

   PPL Corporation has the power to control us. In circumstances involving a conflict of interest between PPL Corporation as our sole indirect equity owner, on the one hand, and the noteholders as our indirect creditors, on the other hand, we cannot assure you that PPL Corporation would not exercise its power to control us in a manner that would benefit PPL Corporation to the detriment of the noteholders.

   In the future, PPL Corporation or its subsidiaries may compete with us for business opportunities.

   We and our subsidiaries may from time to time enter into contracts or other business relationships with PPL Corporation or its affiliates. For example, our executive management and many administrative services are provided by PPL Services Corporation. In addition, our subsidiaries have incurred intercompany borrowings to meet their capital and operating needs and we expect to continue to do so.

   The following describes our material agreements and arrangements with PPL Corporation and affiliates:

  REALIGNMENT

   On July 1, 2000, PPL Corporation and PPL Electric Utilities completed a corporate realignment in order to effectively separate PPL Electric Utilities' regulated transmission and distribution businesses from its generation businesses and to better position the companies and their affiliates in a new competitive marketplace. As part of the realignment, PPL Electric Utilities' generation assets and associated liabilities were transferred to PPL Generation and its wholesale and retail power marketing assets and associated liabilities were transferred to PPL EnergyPlus. PPL Global also transferred its domestic electric generation subsidiaries to PPL Generation. In May 2001, PPL Energy Funding contributed its interests in PPL Generation, PPL EnergyPlus and PPL Global to PPL Energy Supply. See Notes 1 and 15 to the December 31, 2000 Financial Statements for additional information.

  NUG CONTRACTS

   In connection with the realignment, PPL EnergyPlus entered into a contract with PPL Electric Utilities under which PPL Electric Utilities has agreed to sell electricity purchased under contracts with non-utility generators, or NUGs, to PPL EnergyPlus. Under the contract, PPL Electric Utilities purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus.

  PLR CONTRACTS

   PPL EnergyPlus has a full requirements contract to provide PPL Electric Utilities with electricity sufficient for PPL Electric Utilities to meet its PLR obligations under the Pennsylvania Customer Choice Act, through the end of 2001, at the pre-determined capped rates that PPL Electric Utilities may charge its PLR customers, regardless of the prevailing market price. As part of a settlement order of the Pennsylvania Public Utility Commission, or PUC, PPL Electric Utilities is required to provide this electricity at pre-determined "capped" rates through 2009 to customers not choosing an alternate electric supplier. While rates for generation supply vary by customer class, the settlement order provides for average rates ranging from 4.16 cents per kWh in 2001, increasing to 5.02 cents per kWh in 2009. In June 2001, PPL Energy Supply entered into a new contract to provide electricity to PPL Electric Utilities sufficient for it to meet its PLR obligation from 2002 through 2009, at the pre-determined capped rates PPL Electric Utilities is entitled to charge its customers during this period. Under the new contract, PPL EnergyPlus received an up-front $90 million payment to offset differences between the revenues expected under the pre-determined rates and projected market prices through the life of the supply agreement (as projected by PPL EnergyPlus when it submitted its bid). See "Recent Developments."

  SERVICES AGREEMENT

   PPL Services Corporation, a subsidiary of PPL Corporation, provides various business services, such as executive management, administration, accounting, finance, legal, communications, purchasing, billing information systems, corporate secretarial, human resources, insurance and other similar types of services, to PPL Corporation and its affiliates, including us. The payment of salaries, the cost of the services provided by PPL Services Corporation and other general corporate expenses incurred by PPL Services Corporation in connection with the provision of these services to us are directly charged to us at cost or allocated to us using methods that we believe are reasonable.

  TRANSMISSION SERVICES

   We purchase transmission services from our affiliate, PPL Electric Utilities, at prices and terms set under FERC open-access tariffs.

  INTERCOMPANY LOANS

   PPL Corporation and PPL Capital Funding, Inc. provide funding for us and our subsidiaries. Such funding includes loans that are due on demand and interest is charged based on PPL Capital Funding's short-term borrowing rate. In addition, PPL Energy Supply has notes receivable from its affiliates, including PPL Corporation. These notes were issued in connection with PPL Corporation's overall cash management strategies. Notes receivable from affiliated companies and short-term debt payable to affiliated companies at September 30, 2001 were $1.4 billion and $0, respectively.


   We also have a 364-day revolving credit facility with PPL Capital Funding and PPL Corporation under which we have agreed to lend PPL Capital Funding up to $800 million in order to enhance liquidity and as a credit back-stop to PPL Capital Fundings's commercial paper program. At September 30, 2001, there were no borrowings under this facility. In connection with the establishment of the PPL Energy Supply commercial paper program in December 2001, PPL Capital Funding terminated its commercial paper facility and this credit facility will be terminated.


  TAX SHARING ARRANGEMENTS

   We join PPL Corporation and its subsidiaries in filing a consolidated federal income tax return. We also join PPL Corporation and its subsidiaries in filing consolidated state income tax returns in some states and contribute to the state income tax liability in other states. Pursuant to our tax sharing arrangements, Federal income taxes are allocated among the subsidiaries in accordance with the federal taxable income or loss of each member of the consolidated group. State income taxes are allocated by reference to each company's contribution to the state income tax liability in each state in which PPL Corporation and its subsidiaries do business.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

   We are offering to issue our Senior Notes, 6.40% Exchange Series A due 2011 which have been registered under the Securities Act, which we refer to as the "new notes," in exchange for our Senior Notes, 6.40% Series A due 2011, which have not been so registered, which we refer to as the "old notes," as described herein (the "exchange offer").

   The old notes were sold to Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Banc of America Securities, LLC, Banc One Capital Markets, Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Incorporated, Salomon Brothers Inc., Scotia Capital (USA) Inc., First Union Securities Inc. and Westdeutsche Landesbank Gironzentrale, which we refer to as the initial purchasers, on October 19, 2001 for resale to a limited number of institutional investors in a private offering. In connection with the sale of the old notes, we and the initial purchasers entered into a Registration Rights Agreement, dated October 19, 2001, which requires, among other things, us

      (a) to file with the SEC an exchange offer registration statement under the Securities Act with respect to new notes identical in all material respects to the old notes, to use reasonable best efforts to cause such registration statement to be declared effective under the Securities Act and to make an exchange offer for the old notes as discussed below, or

      (b) to register the old notes on a shelf registration statement under the Securities Act.

We are obligated, upon the effectiveness of the exchange offer registration statement referred to in (a) above, to offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made pursuant to the Registration Rights Agreement to satisfy our obligations under that agreement.

   The old notes and Registration Rights Agreement provide, among other things, that if the exchange offer has not been consummated within the required time period, the interest rate on the old notes will be increased by up to a maximum additional interest rate of 0.50% per annum until the exchange offer is consummated.

   The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose old notes are held of record by DTC. At the date of this prospectus, the sole holder of old notes is DTC.

   In participating in the exchange offer, a holder is deemed to represent to us, among other things, that

   . any new notes to be received by it will be acquired in the ordinary course of its business,

   . it has no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act,

   . it is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and

   . if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of such new notes.

   Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third-parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by any holder of such new notes (other than any such holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as such new notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the new notes. In the event that our belief is not correct, holders of the new notes who transfer new notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. We do not assume or indemnify holders against such liability.

   Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must, and must agree to, deliver a prospectus in connection with any resale of such new notes. This prospectus may be used for such purpose. Any such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act. The foregoing interpretation of the staff of the SEC does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any new notes received in exchange for an unsold allotment of old notes purchased directly from us. See "Plan of Distribution."

   We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

   The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Holders may tender their old notes in whole or in part in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

   The form and terms of the new notes will be the same as the form and terms of the old notes, except that the registration rights and related additional interest provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the Indenture pursuant to which the old notes were issued. The new notes will be registered under the Securities Act while the old notes were not.

   No interest will be paid in connection with the exchange. The new notes will bear interest from and including the last Interest Payment Date (as hereinafter defined) on the old notes, or if one has not yet occurred, the issuance date of the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first Interest Payment Date after the expiration date.

   As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the old notes.

   We will be deemed to have accepted validly tendered old notes when, as and if we shall have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

   Old notes that are not tendered for exchange in the exchange offer will remain outstanding and will be entitled to the rights and benefits such holders have under the Indenture. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

   The term "expiration date," shall mean 5:00 p.m., New York City time on    ,
2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then expiration date.

   We reserve the right, in our sole discretion,

   . to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent or

   .   to amend the terms of the exchange offer in any manner.

   Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer to the extent required by law.

   Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

   Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we shall have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

   In all cases, issuance of the new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or facsimile thereof or an agent's message (as hereinafter defined) in lieu thereof) and all other required documents; PROVIDED, HOWEVER, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, then such unaccepted or non-exchanged old notes evidencing the unaccepted or non-exchanged portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

   Notwithstanding any other term of the exchange offer, we will not be required to exchange any new notes for any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if:

   . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

   . any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

   If we determine in our sole discretion that any of these conditions are not satisfied, we may

   . refuse to accept any old notes and return all tendered old notes to the tendering holders,

   . extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such old notes to withdraw their tendered old notes, or

   . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.

PROCEDURES FOR TENDERING--REGISTERED HOLDERS AND DTC PARTICIPANTS

   REGISTERED HOLDERS OF OLD NOTES, AS WELL AS BENEFICIAL OWNERS WHO ARE DIRECT PARTICIPANTS IN DTC, WHO DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER SHOULD FOLLOW THE DIRECTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL.

   ALL OTHER BENEFICIAL OWNERS SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM THEIR BROKER OR NOMINEE AND SHOULD CONTACT THEIR BROKER OR NOMINEE DIRECTLY. THE INSTRUCTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL DO NOT APPLY TO SUCH BENEFICIAL OWNERS.

  REGISTERED HOLDERS

   To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent prior to the expiration date. In addition, either

   . certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

   . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "--Exchange Agent" prior to the expiration date.

   The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

   THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" (as defined below) unless the old notes tendered pursuant thereto is tendered

   . by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or

   .   for the account of an eligible institution (as defined below).

   In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed bond power signed by such registered holder as such registered holder's name appears on such old notes.

   If the letter of transmittal or any old notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

  DTC PARTICIPANTS

   Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such delivery must be accompanied by either

   . the letter of transmittal or facsimile thereof, with any required signature guarantees or

   .   an agent's message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described above must be complied with. The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

   The term "agent's message" means a message, electronically transmitted by DTC to and received by the exchange agent, and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a holder of old notes stating that such holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal and, further, that such holder agrees that we may enforce the letter of transmittal against such holder.

  GUARANTEED DELIVERY PROCEDURES

   Holders who wish to tender their old notes and

   .   whose old notes are not immediately available,

   . who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

   . who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

          (1) the tender is made through an eligible institution;

          (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder, the certificate number(s) of such old notes (unless tender is to be made by book-entry transfer) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or Book-Entry Confirmation (as defined in the letter of transmittal), as the case may be, together with a properly completed and duly executed letter of transmittal (or facsimile thereof or agent's message in lieu thereof), with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

          (3) the certificates and/or other documents referred to in clause (2) above must be received by the exchange agent within the time specified above.

   Upon request to the exchange agent a Notice of Guaranteed Delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

  MISCELLANEOUS

   All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of PPL Energy Supply, the exchange agent, nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, issuance of new notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old notes tendered for exchange or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal (or facsimile thereof or agent's message in lieu thereof) and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

   Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

   We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth above under "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

WITHDRAWAL OF TENDERS OF OLD NOTES

   Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

   . specify the name of the person having deposited the old notes to be withdrawn, which we refer to as the "depositor,"

   . identify the old notes to be withdrawn (including the certificate number (unless tendered by book-entry transfer)),

   . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

   . specify the name in which any such old notes are to be registered, if different from that of the depositor. If old notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

   All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal; and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

   JPMorgan Chase Bank has been appointed as exchange agent of the exchange offer. Requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the old notes should be directed to the exchange agent addressed as follows:

       JP Morgan Chase Bank
       55 Water Street, Room 234
       New York, New York 10041

       Attention: Victor Matis

       BY TELEPHONE: (212) 638-0459

       BY FACSIMILE: (212) 638-7380

FEES AND EXPENSES

   We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of PPL Energy Supply and our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange for their customers.

   We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, certificates representing new notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

   We will record the new notes at the same carrying value as the old notes for which they are exchanged, which is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the term of the new notes.

APPRAISAL OR DISSENTERS' RIGHTS

   Holders of the old notes will not have appraisal or dissenters' rights in connection with the exchange offer.

                         DESCRIPTION OF THE NEW NOTES


   The following description sets forth certain terms and provisions of the new notes. We issued the old notes, and will issue the new notes under an Indenture, dated as of October 1, 2001 (as such indenture has been and may be supplemented, the "Indenture"), between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee, which we refer to as the Trustee.


   The provisions of the Indenture, as supplemented by Supplemental Indenture No. 1 thereto, are incorporated herein by this reference and the Indenture as so supplemented is available upon request to the Trustee. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the new notes or the Indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the new notes and the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus, such sections or defined terms are incorporated by reference herein. The old notes and the new notes are sometimes collectively called the "senior notes."

GENERAL

   Our Senior Notes, 6.40% Series A due 2011, or the "old notes", were issued in the principal amount of $500,000,000. We may, without the consent of the holders, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number(s) as the old notes.

   We will offer the new notes as a series of our Senior Notes, 6.40% Exchange Series A due 2011, in the principal amount of $500,000,000. The new notes will be identical in all material respects to the old notes, except that the registration rights and related additional interest provisions and transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will not be of the same series as the old notes, but both the old notes and the new notes will be considered as a single class for purposes of any acts of Holders (such as voting and consents) under the Indenture. To the extent any old notes are not exchanged for new notes, those old notes will remain outstanding under the Indenture and will rank pari passu with the new notes.

   The new notes will mature on November 1, 2011 and will bear interest from the last interest payment date on the old notes, or if no interest payment date has occurred, the date of original issuance of the old notes, at the rate of 6.40% per annum. Interest will be payable on May 1 and November 1 of each year (each, an Interest Payment Date) commencing May 1, 2002, until maturity. Subject to certain exceptions, the Indenture provides for the payment of interest on an Interest Payment Date only to persons in whose names the new notes are registered at the close of business on the Regular Record Date, which will be the April 15 or October 15 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

   The Indenture does not limit the amount of debt securities that may be issued thereunder, and PPL Energy Supply may, from time to time, without the consent of the Holders (as defined below) of the old notes or the new notes, provide for the issuance of other debt securities under the Indenture in addition to the old notes and the new notes. We refer to the old notes, the new notes and all other debt securities issued under the Indenture as the Indenture Securities.

   The new notes will be issued in fully registered form, without interest coupons, and in denominations of $100,000 or any integral multiples of $1,000 in excess of $100,000. (See Section 302.). The new notes will initially be issued in book-entry form, and we refer to new notes so represented as Book-Entry Notes. Each Book-Entry Note will be represented by one or more fully registered global notes, or Global Notes, deposited with or on behalf of DTC, as Depositary, and registered in the name of the Depositary or the Depositary's nominee. Except under the limited circumstances described in this prospectus, the new notes will not be exchangeable for certificated notes in definitive form.

PAYMENT OF PRINCIPAL AND ANY PREMIUM AND INTEREST

   We will ordinarily pay interest on each new note on each Interest Payment Date by check mailed to the person in whose name such new note is registered (the registered holder of any Indenture Security being called a "Holder" in this prospectus) as of the close of business on the Regular Record Date relating to such Interest Payment Date, EXCEPT that:

    . interest payable at maturity (whether at stated maturity, upon redemption or otherwise, referred to as Maturity) will be paid to the person to whom principal is paid;

    . if and to the extent PPL Energy Supply defaults in the payment of the interest due on any new note on any Interest Payment Date, such defaulted interest will be paid as described below;

    . if the registered Holder is the Depositary or its nominee, such payment may be made in accordance with any other arrangements then in effect among PPL Energy Supply, the Trustee or other Paying Agent and the Depositary; and

    . a registered Holder of $10,000,000 or more in aggregate principal amount of new notes will be entitled to receive interest payments, if any, on any Interest Payment Date other than at Maturity by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee will remain in effect until revoked by such Holder.

   If we default in paying interest on a new note, we will pay defaulted interest in either of the two following ways:

    . We will first propose to the Trustee a payment date for such defaulted interest. Next, the Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the new note as of the close of business on the Special Record Date.

    . Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such new notes are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)


   We will pay principal of and any interest and premium on the new notes at Maturity upon presentation of the new notes at the office of JPMorgan Chase Bank in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the new notes, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PPL Energy Supply or any of our affiliates). (See Section 602.)


   If any Interest Payment Date, Redemption Date or the Maturity of a new note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day. "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the new notes is located (See Section 113.)

   So long as the Depositary is the registered owner of any Global Note, the Depositary, or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Notes represented by such Global Note for all purposes under the Indenture, including payments. Accordingly, so long as the Depositary is the registered owner of any Global Note, payments of principal and any premium and interest on Book-Entry Notes represented by such Global Note will be made to the Depositary as described below under "--Book-Entry Notes."

TRANSFERS; EXCHANGES

   A beneficial interest in a Global Note will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by the Depositary and its participants, as described below under "--Book-Entry Notes." You may purchase Book-Entry Notes only in a minimum denomination of $100,000 and in integral multiples of $1,000. Except in limited circumstances described below, Book-Entry Notes will not be exchangeable for new notes in fully registered certificated form, which we refer to as Certificated Notes.

   If Certificated Notes are issued, you may exchange or transfer Certificated Notes at the office of the Trustee. Certificated Notes may be divided into notes of smaller denominations (of at least $100,000) or combined into notes of larger denominations, as long as the total principal amount is not changed. The Trustee acts as our agent for registering Certificated Notes in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the Security Registrar. It will also perform transfers.

   In our discretion, we may change the place for registration of transfer of the new notes and may remove and/or appoint one or more additional Security Registrars (including PPL Energy Supply or any of our affiliates). (See Sections 305 and 602.)

   There will be no service charge for any transfer or exchange of the new notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) new notes during a period of 15 days prior to giving any notice of redemption or (2) any new note selected for redemption in whole or in part, except the unredeemed portion of any new note being redeemed in part. (See Section 305.)

REDEMPTION

   The new notes will be redeemable at the election of PPL Energy Supply, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

      (a) 100% of the principal amount of the new notes to be so redeemed; or

      (b) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the new notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus, in either of the above cases, accrued and unpaid interest to the date of redemption.

   "Adjusted Treasury Rate" means, with respect to any redemption date:

      (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

      (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to the stated maturity date of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new notes (the "Remaining Life").

   "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by PPL Energy Supply.

   "Reference Treasury Dealer" means:

      (a) Morgan Stanley & Co. Incorporated and Barclays Capital Inc., and their respective successors; PROVIDED, HOWEVER, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), PPL Energy Supply will substitute another Primary Treasury Dealer; and

      (b) any three other Primary Treasury Dealers selected by PPL Energy
   Supply.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

   The new notes will not be subject to a sinking fund or other mandatory redemption and will not be repayable at the option of the Holder prior to the Stated Maturity Date.

   New notes will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the new notes thereof are to be redeemed, the Trustee will select the new notes to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

   New notes will cease to bear interest on the redemption date. PPL Energy Supply will pay the redemption price and any accrued interest once you surrender the new note for redemption. (See Section 405.) If only part of a new note is redeemed, the Trustee will deliver to you an additional new note of the same series for the remaining portion without charge. (See Section 406.)

   We may make any redemption at the option of PPL Energy Supply conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such new notes. (See Section 404.)

EVENTS OF DEFAULT

   An "Event of Default" occurs with respect to the new notes if

    . we do not pay any interest on any new notes within 30 days of the due date;

    .  we do not pay principal or premium on any new notes on its due date;

    . we remain in breach of any of our covenants (excluding covenants solely applicable to a specific series) or warranties in the Indenture for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of Indenture Securities of the affected series; the Trustee or such Holders can agree to extend the 60-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

    . a matured event of default, as defined in any of our instruments under which there may be issued or evidenced any Debt of our company that has resulted in the acceleration of such Debt, in excess of $25 million or any default in payment of Debt in excess of $25 million at final maturity (and after the expiration of any applicable grace or cure periods); provided that the waiver or cure of any such default under any such instrument shall constitute a waiver and cure of the corresponding Event of Default under the Indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the Indenture; or

    . we file for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.

(See Section 801; Supplemental Indenture No. 1, Article One, Section 8.)

   No Event of Default with respect to the new notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

REMEDIES

   ACCELERATION

   ANY ONE SERIES. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

   MORE THAN ONE SERIES. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

   RESCISSION OF ACCELERATION

   After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

    (1)we pay or deposit with the Trustee a sum sufficient to pay

       .  all overdue interest;

       . the principal of and any premium which have become due otherwise than by such declaration of acceleration and interest thereon;

       .  interest on overdue interest to the extent lawful; and

       .  all amounts due to the Trustee under the Indenture; and

    (2)all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

(See Section 802.) For more information as to waiver of defaults, see "--Waiver of Default and of Compliance" below.

   CONTROL BY HOLDERS; LIMITATIONS

   Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

    . direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

    . exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

   If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series.

   These rights of Holders to make direction are subject to the following limitations:

    .  the Holders' directions may not conflict with any law or the Indenture;
       and

    . the Holders' directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

   The Trustee may also take any other action it deems proper which is consistent with the Holders' direction. (See Sections 812 and 903.)

   The Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

    . that Holder has previously given the Trustee written notice of a continuing Event of Default;

    . the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

    . for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

   However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

NOTICE OF DEFAULT

   The Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in the third bullet point under "Events of Default," no such notice shall be given to such Holders until at least 45 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

   We will furnish the Trustee with an annual statement as to its compliance with the conditions and covenants in the Indenture. (See Section 605.)

WAIVER OF DEFAULT AND OF COMPLIANCE

   The Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive, on behalf of the Holders of all Indenture Securities of such series, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security. (See Section 813.)

   Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

CERTAIN COVENANTS

   LIMITATION ON ASSET SALES. We have agreed in the Indenture that, so long as any of the new notes remain outstanding, except for the sale of assets required to be sold to conform with governmental requirements and except for a sale of our assets as or substantially as an entirety as contemplated under "Consolidation, Merger and Conveyance of Assets as an Entirety," we will not and will not permit any of our subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 15% of our consolidated total assets as of the beginning of our most recently ended full fiscal quarter; except that any such Asset Sale will be disregarded for purposes of the 15% limitation specified above:

    .  if any such Asset Sale is in the ordinary course of business;

    . if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of our businesses;

    . if the assets subject to any such Asset Sale are being transferred to one of our wholly-owned subsidiaries;

    . to the extent the assets subject to any such Asset Sale involve transfers of assets of or equity interests in connection with (a) the formation of any joint venture between us or any of our subsidiaries, and any other entity, or (b) any project development and acquisition activities;

    . if the proceeds from any such Asset Sale (a) are, within 12 months of such Asset Sale, invested or reinvested by us or any of our subsidiaries in a Permitted Business, (b) are used by us or one of our subsidiaries to repay debt of the company or such subsidiary, or (c) are retained by us or our subsidiaries; or

    . if, prior to any such Asset Sale, Moody's and S&P confirm the then current senior unsecured long-term debt rating on the new notes after giving effect to any such Asset Sale.

   "ASSET SALE" means any sale of any assets, including by way of the sale by us or any of our subsidiaries of equity interests in such subsidiaries.

   "MOODY'S" means Moody's Investors Service, Inc. and its successors and assigns, or absent a successor, or if such entity ceases to rate the new notes, such other nationally recognized statistical rating organization as we may designate.

   "PERMITTED BUSINESS" means a business that is the same or similar to the business of PPL Energy Supply or any of our subsidiaries as of the date hereof, or any business reasonably related thereto.

   "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns, or absent a successor, or if such entity ceases to rate the new notes, such other nationally recognized statistical rating organization as we may designate.

(See Supplemental Indenture No.1, Article One, Sections 6 and 10.)

   RESTRICTIONS ON SECURED DEBT. We have agreed in the Indenture that, so long as any of the new notes remain outstanding, PPL Energy Supply will not create, incur or assume any Lien to secure Debt (in each case, as defined below) other than Permitted Liens (as defined below) upon any of its property, without the consent of the Holders of a majority in principal amount of the outstanding new notes. This covenant will not, however, prohibit the creation, issuance, incurrence or assumption of any Lien if either:

    . we make effective provision whereby all of the new notes then outstanding will be secured equally and ratably with all other Debt then outstanding under such Lien; or

    . we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien which secures such Debt in an aggregate principal amount equal to the aggregate principal amount of the new notes then outstanding and meeting certain other requirements set forth in the Indenture.

   This covenant applies to property held directly by PPL Energy Supply and will not restrict the ability of its subsidiaries and affiliates to create, incur or assume any Lien upon their assets, either in connection with project financings or otherwise.

   As used herein:

   "DEBT," with respect to any entity, means:

    . indebtedness of the entity for borrowed money evidenced by a bond, debenture, note or other similar instrument or agreement by which the entity is obligated to repay such borrowed money; and

    .  any guaranty by the entity of any such indebtedness of another entity.

   "DEBT" does not include, among other things:

    . indebtedness of the entity under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

    . trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including power purchase or sale agreements and any commodity hedges or derivatives regardless of whether any such transaction is a "financial" or physical transaction) or other obligations of the entity in the ordinary course of business;

    . obligations of the entity under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of the entity under generally accepted accounting principles, or

    . liabilities secured by any Lien on any property owned by the entity if and to the extent the entity has not assumed or otherwise become liable for the payment thereof.

   "LIEN" means any lien, mortgage, deed of trust, pledge or security interest, in each case, intended to secure the repayment of Debt, except for any Permitted Lien.

   "MATERIAL SUBSIDIARY" means PPL Global, PPL EnergyPlus or PPL Generation.

   "PERMITTED LIENS" means any

    .  Liens existing at the original issue date of the old notes;

    . vendors' Liens, purchase money Liens and other Liens on property at the time of its acquisition by us and Liens to secure or provide for the construction or improvement of property provided that no such Lien shall extend to or cover any of our other property;

    . Liens on cash, securities (other than limited liability company interests issued by any Material Subsidiary), deposit accounts and interests in general or limited partnerships;

    . Liens on the equity interest of any subsidiary of PPL Energy Supply that is not a Material Subsidiary;

    . Liens on property or shares of capital stock, or arising out of any Debt, of any entity existing at the time the entity is merged into or consolidated with PPL Energy Supply;

    . Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property, provided that such Liens are limited to the property acquired or constructed or improved and to substantially unimproved real property on which such construction or improvement is located; provided further, that PPL Energy Supply may further secure all or any part of such purchase price or the cost of construction or improvement by an interest on additional property of PPL Energy Supply only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

    . Liens on contracts, leases, and other agreements; Liens on contract rights, bills, notes and other instruments; Liens on revenues, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; Liens on governmental and other licenses, permits, franchises, consents and allowances; Liens on certain intellectual property rights and other general intangibles;

    . Liens securing Debt which matures less than one year from the date of issuance or incurrence thereof and is not extendible at the option of the issuer, and any refundings, refinancings and/or replacements of any such Debt by or with similar secured Debt;

    . Liens on vehicles, movable equipment and aircraft and parts, accessories and supplies used in connection therewith, and Liens on furniture, computers, data processing, telecommunications and other equipment and facilities used primarily for administrative or clerical purposes;

    . Liens on property which is the subject of a lease agreement designating PPL Energy Supply as lessee and all PPL Energy Supply's interest in such property and such lease agreement, whether or not such lease agreement is intended as security;

    . other Liens securing Debt the principal amount of which does not exceed 10% of the total assets of PPL Energy Supply and our consolidated subsidiaries as shown on our most recent audited balance sheet; and

    . Liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described above (to the extent of such Debt so extended, renewed, replaced or refinanced).

(See Supplemental Indenture No.1, Article One, Sections 3, 4 and 10.)

   CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY. Subject to the provisions described in the next paragraph, PPL Energy Supply has agreed in the Indenture to preserve its corporate existence. (See Section 604.)

   PPL Energy Supply has agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless:

    . the entity formed by such consolidation or into which PPL Energy Supply merges or the entity which acquires or which leases the property and assets of PPL Energy Supply substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Indenture Securities and the performance of all of the covenants of PPL Energy Supply under the Indenture, and

    . immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See
       Section 1101.)

    TheIndenture does not prevent or restrict:

    . any consolidation or merger after the consummation of which PPL Energy Supply would be the surviving or resulting entity;

    . any conveyance or other transfer, or lease, of any part of the properties of PPL Energy Supply which does not constitute the entirety, or substantially the entirety, thereof; or

    . the approval by PPL Energy Supply of, or the consent by PPL Energy Supply to, any consolidation or merger of any direct or indirect subsidiary or affiliate or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103.)

   The Indenture does not contain any financial covenants.

MODIFICATION OF INDENTURE

   WITHOUT HOLDER CONSENT. Without the consent of any Holders of Indenture Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

    .  to evidence the succession of another entity to us;

    . to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon us;

    . to add any additional Events of Default for all or any series of Indenture Securities;

    . to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders;

    .  to provide security for the Indenture Securities of any series;

    . to establish the form or terms of Indenture Securities of any series or tranche as permitted by the Indenture;

    .  to provide for the issuance of bearer notes;

    . to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

    . to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

    .  to change any place or places where

       .  we may pay principal, premium and interest,

       .  Indenture Securities may be surrendered for transfer or exchange, and

       .  notices and demands to or upon us may be served; or

    . to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

   If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

   WITH HOLDER CONSENT. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, changing or eliminating any of the provisions of the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding
Indenture Securities of all directly affected tranches, considered as one class.

   However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

    . change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

    . reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture; or

    . modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

   A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

   We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities at the close of business on the record date. (See Section 104.)

   The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "--Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

BOOK-ENTRY NOTES

   DTC will act as the initial securities depositary for the new notes. The new notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of new notes, and will be deposited with the Trustee as custodian for DTC. Except in the limited circumstances described under "--Certificated Notes" below, beneficial interests in the global notes will only be recorded by book-entry and owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificates representing the new notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the new notes.

   So long as DTC or its nominee is the Holder of a global note, DTC or its nominee, as the case may be, will be considered the Holder of the new notes represented by such Global Note for all purposes under the Indenture and the new notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Clearstream) unless we shall issue certificates for the senior notes in definitive registered form as described under "--Certificated Notes" below.

   The following is based upon information furnished by DTC:

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking" organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

      Issuance of new notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the new notes on DTC's records. The ownership interest of each actual beneficial owner of each new note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their holdings, but Beneficial Owners are expected to receive periodic statements of their holdings from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the new notes, except in the event that use of the book-entry system for the new notes is discontinued, as discussed below.

      To facilitate subsequent transfers, all new notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of new notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the new notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such new notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co., as registered Holder of the new notes. If less than all of the new notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

      Neither DTC nor Cede & Co. will itself consent or vote with respect to new notes. Under its usual procedures, DTC will mail an omnibus proxy to PPL Energy Supply as soon as possible after the record date. The omnibus proxy will assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the new notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Payments on the new notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC or PPL Energy Supply, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of PPL Energy Supply, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

   Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the applicable transfer and exchange restrictions described herein, cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositories for DTC.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in global notes from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions in interests in a Global Note settled during such processing day will be reported to the relevant DTC participant on such day. Cash received in Euroclear or Clearstream as a result of sales or interests in global notes by or through a Euroclear or Clearstream participant to a DTC participant will be received on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfer of interests in the new notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants or their respective obligations as described in this prospectus or under the rules and procedures governing their operations.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources, including DTC, Euroclear and Clearstream, that we believe to be reliable, but we take no responsibility for the accuracy of that information.

  CERTIFICATED NOTES

   If:

    . DTC or any successor depository notifies us that it is unwilling or unable to continue as a depository for a Global Note or ceases to be a "clearing agency" registered under the Exchange Act and a successor depository is not appointed by us within 90 days of such notice, or

    . we elect to discontinue use of the system of book-entry transfers through DTC or a successor depository, we will issue certificates for the new notes in definitive registered form in exchange for the Global Notes. The Holder of a certificated definitive registered new note may transfer such new note by surrendering it at the office or agency maintained by us for such purpose in New York, New York, which initially will be the office of the Trustee.

SATISFACTION AND DISCHARGE

   Any Indenture Securities or any portion will be deemed to have been paid for purposes of the Indenture, and at our election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust:

    .  money sufficient,

    . in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

    . a combination of items listed in the preceding two items, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

   The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

   All moneys we pay to the Trustee or any Paying Agent on new notes which remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of such new note may look only to us for payment. (See Section 603.)

RESIGNATION AND REMOVAL OF THE TRUSTEE; DEEMED RESIGNATION

   The Trustee may resign at any time by giving written notice to us.

   The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

   No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

   Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned. (See Section
910)

NOTICES

   Notices to Holders of new notes will be given by mail to the addresses of the Holders as they may appear in the security register. (See Section 106).

TITLE

   PPL Energy Supply, the Trustee, and any agent of PPL Energy Supply or the Trustee, will treat the person or entity in whose name new notes are registered as the absolute owner of those new notes (whether or not the new notes may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308).

GOVERNING LAW


   The Indenture and the new notes provide that they will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable or the law of another jurisdiction shall mandatorily govern. (See Section 112.)


REGARDING THE TRUSTEE


   The Trustee under the Indenture is JPMorgan Chase Bank (formerly The Chase Manhattan Bank). In addition to acting as Trustee, JPMorgan Chase Bank also maintains various banking and trust relationships with us and some of our affiliates.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   This section describes the material United States federal income tax consequences of exchanging the old notes for new notes and of owning and disposing of notes. This section reflects the opinion of Thelen Reid & Priest LLP, counsel to PPL Energy Supply. This section applies to you only if you acquired the old notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

    .  dealer in securities or currencies,

    . trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

    .  bank,

    .  life insurance company,

    .  tax-exempt organization,

    . person that owns notes that are a hedge or that are hedged against interest rate risks,

    . person that owns notes as part of a straddle or conversion transaction for tax purposes, or

    .  person whose functional currency for tax purposes is not the U.S. dollar.

   If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

   This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. This section does not discuss all aspects of taxation that may be relevant to you. Accordingly, you should consult your tax advisor as to the application and effect of state and local taxes and other tax laws.

UNITED STATES HOLDERS

   This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a new note and you are:

    .  citizen or resident of the United States,

    .  domestic corporation or partnership,

    . estate whose income is subject to United States federal income tax regardless of its source, or

    . trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

   If you are not a United States holder, this subsection does not apply to you and you should refer to "United States Alien Holders" below.

  EXCHANGE OF OLD NOTES FOR NEW NOTES

   An exchange of old notes for new notes will not be a taxable event for federal income tax purposes. Rather, the new notes will be treated as a continuation of the old notes in the hands of a United States holder. As a result, you will not recognize any income, gain or loss for federal income tax purposes upon an exchange of old notes for new notes, and you will have the same tax basis and holding period in the new notes as you had in the old notes.

  PAYMENTS OF INTEREST

   You will be taxed on interest on your new notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

  PURCHASE, SALE AND RETIREMENT OF THE NEW NOTES

   Your tax basis in your old notes generally will be their cost, and your tax basis in any new notes acquired in the exchange offer will be equal to your tax basis in the old notes surrendered. You will generally recognize capital gain or loss on the sale or retirement of new notes equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your new notes. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

UNITED STATES ALIEN HOLDERS

   This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a new note and are, for United States federal income tax purposes:

    .  nonresident alien individual,

    .  foreign corporation,

    .  foreign partnership,

    . estate unless its income is subject to United States federal income tax regardless of its source, or

    . trust unless a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

   If you are a United States holder, this section does not apply to you.

   An exchange of old notes for new notes will not constitute a taxable event for federal income tax purposes. Rather, the new notes will be treated as a continuation of the old notes in the hands of a United States alien holder. As a result, you will not recognize any income, gain or loss for federal income tax purposes upon an exchange of old notes for new notes, and you will have the same tax basis and holding period in the new notes as you had in the old notes.

   Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

    . we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of payments of interest:

       . you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PPL Energy Funding entitled to vote,

       . you are not a controlled foreign corporation that is related to PPL Energy Funding through stock ownership,

       . your income or gain from the new note is not effectively connected with a trade or business that you conduct within the United States, and

       . either (1) you furnish the U.S. payor an Internal Revenue Service Form W-8BEN certifying under penalties of perjury that you are not a United States person, or (2) the payor can otherwise be satisfied that you are not a United States person by relying on account documentation or other evidence as prescribed in Treasury regulations. However, this requirement will not be considered satisfied if the payor has actual knowledge or reason to know that you are a United States person notwithstanding the certificate or other documentation.

    . no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your new note, including the exchange of old notes for new notes.

   We and other payors are required to report payments of interest on your new notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

   If you are engaged in a trade or business within the United States and the interest on the new note is effectively connected with your United States business, the interest and any gain on the new note will not be subject to withholding if you have provided the payor an Internal Revenue Service Form W-8 as prescribed in the Treasury regulations. However, interest on a new note that is effectively connected with your United States business will be subject to United States taxation in the same manner as applies to United States holders. In addition, if you are entitled to the benefits of a tax treaty with the United States, interest and gain from the new note will generally not be taxable, even if effectively connected with a United States trade or business, unless you also have a permanent establishment in the United States to which the interest or gain is attributable. In order to claim benefits under a tax treaty with the United States, you must furnish an Internal Revenue Service Form W-8BEN to the payor.

   Further, a new note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

    . the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PPL Energy Funding entitled to vote at the time of death, and

    . the income on the new note would not have been effectively connected with a United States trade or business of the decedent at the same time.

BACKUP WITHHOLDING AND INFORMATION REPORTING

   We and other payors, including brokers, may be required to report to you and to the Internal Revenue Service any payments of principal, premium and interest on your new note and the amount of any proceeds from the sale or exchange of your new note. As described more fully below, we and other payors may also be required to make "backup withholding" from payments of principal, premium, interest and sales proceeds if you fail to provide an accurate taxpayer identification number or otherwise establish an exemption from backup withholding.

   Backup withholding is not an additional tax. If you are subject to backup withholding, you may obtain a credit or refund of the amount withheld by filing the required information with the Internal Revenue Service.

   UNITED STATES HOLDERS

   In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your new note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your new note before maturity within the United States. Additionally, backup withholding at a rate of 30.5% (30% for amounts paid after December 31, 2000) will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

   UNITED STATES ALIEN HOLDERS

   In general, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "United States Alien Holders" are satisfied or you otherwise establish an exemption.

   In general, proceeds of your sale of a new note will not be subject to backup withholding or information reporting if:

    . you furnish your broker an Internal Revenue Service Form W-8BEN certifying under penalties of perjury that you are not a United States person, or

    . your broker possesses other documentation concerning your account on which the broker is permitted to rely under Treasury regulations to establish that you are a non-United States person, or

    .  you otherwise establish an exemption.

   If you are not exempted from backup withholding and information reporting under the preceding paragraph:

    . Backup withholding and information reporting will apply to the proceeds of any sale that you make through the United States office of any broker, foreign or domestic.

    . Information reporting will also apply to the proceeds of sales that are made through a foreign office of a broker if the proceeds are paid into a United States account, or such proceeds or the confirmation of the sale are mailed to you at a United States address, or if you have opened an account with a United States office of your broker, or regularly communicated with the broker from the United States concerning the sale in question and other sales, or negotiated the sale in question through the broker's United States office. Backup withholding will also apply unless the proceeds of such a sale are paid to an account maintained at a bank or other financial institution located outside the United States.

    . Information reporting, but not backup withholding, will apply to sales made through a foreign office of a broker that is a United States person, or that is a controlled foreign corporation or partnership controlled by U.S. persons or that derives more than 50% of its income from U.S. business activities over a three-year period as specified in the Treasury regulations.

   Notwithstanding any withholding certificate or documentary evidence in a broker's possession, a broker who has actual knowledge or reason to know that you are a United States person will be required to make backup withholdings and file information reports with the Internal Revenue Service if the broker is a U.S. person or is a foreign person that has a U.S. connection of the type discussed in the last bullet point of the preceding paragraph.

                             PLAN OF DISTRIBUTION

   As discussed under "The Exchange Offer," based on an interpretation of the staff of the SEC, new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by a holder of such new notes (other than any such holder which is an "affiliate" of PPL Energy Supply within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such new notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes.


   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of registered exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for us in connection
with any such resale. In addition, until           , 2002, all dealers
effecting transactions in the new notes may be required to deliver a prospectus.


   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participated in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the consummation of a registered exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed with the initial purchasers to pay expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or commissions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

   By acceptance of this exchange offer, each broker-dealer that receives new notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemental prospectus to such broker dealer.

   The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any new notes received in exchange for an unsold allotment of old notes purchased directly from us.

                                    EXPERTS

   The Summary Independent Technical Review included as Annex A to this prospectus has been prepared by Stone & Webster Consultants, Inc. and is included in this prospectus in reliance upon the authority of Stone & Webster Consultants, Inc. and its affiliates as experts in the review of the design and operation of electric generation facilities. The Independent Market Consultant's Report included as Annex B to this prospectus has been prepared by ICF Resources, Inc. and is included in this prospectus in reliance upon the authority of that firm as experts in the analysis of power markets, including future market demand, future market prices for electric energy and capacity and related matters, for electric generation facilities.

   The PPL Energy Supply consolidated financial statements as of December 31, 2000 and 1999, and for the three years ended December 31, 2000, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The Hyder Plc consolidated financial statements as of March 31, 2000 and 1999, and for the three years ended March 31, 2000, included in this prospectus have been audited by PricewaterhouseCoopers, Cardiff, United Kingdom, independent accountants, as stated in their report herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The SIUK plc consolidated financial statements as of March 31, 2001 and 2000, and for the three years ended March 31, 2001, included in this prospectus have been audited by Arthur Andersen, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           VALIDITY OF THE NEW NOTES

   Michael A. McGrail, Esq., Senior Counsel of PPL Services Corporation, and Thelen Reid & Priest LLP, New York, New York, counsel to PPL Energy Supply, will pass upon the validity of the new notes. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Thelen Reid & Priest LLP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
PPL ENERGY SUPPLY: AUDITED FINANCIAL STATEMENTS                          -----
REPORT OF INDEPENDENT ACCOUNTANTS.......................................   F-2
CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2000 AND 1999................   F-3
CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED 2000, 1999 AND 1998   F-5
CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED 2000, 1999, AND
  1998..................................................................   F-6
CONSOLIDATED STATEMENT OF MEMBER'S EQUITY AND COMPREHENSIVE INCOME
  FOR THE YEARS ENDED 2000, 1999 AND 1998...............................   F-7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, DECEMBER 31, 2000...........   F-8

PPL ENERGY SUPPLY: UNAUDITED INTERIM FINANCIAL STATEMENTS*
CONDENSED CONSOLIDATED BALANCE SHEET AT SEPTEMBER 30, 2001 AND
  DECEMBER 31, 2000.....................................................  F-38
CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE THREE AND NINE
  MONTHS ENDED SEPTEMBER 30, 2001 AND 2000..............................  F-40
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE NINE MONTHS
  ENDED SEPTEMBER 30, 2001 AND 2000.....................................  F-41
CONDENSED CONSOLIDATED STATEMENT OF MEMBER'S EQUITY AND COMPREHENSIVE
  INCOME FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000  F-42
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS,
  SEPTEMBER 30, 2001....................................................  F-43

PPL ENERGY SUPPLY: FINANCIAL STATEMENTS OF AFFILIATES
OVERVIEW OF FINANCIAL STATEMENTS OF AFFILIATES..........................  F-59
FINANCIAL STATEMENTS OF HYDER, PLC, YEAR ENDED MARCH 31, 2000...........  F-60
FINANCIAL STATEMENTS OF SIUK PLC, YEAR ENDED MARCH 31, 2001............. F-127

PPL ENERGY SUPPLY: SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND
  RESERVES
REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE....... F-147
SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES............. F-148

* These interim financial statements are dated November 13, 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers and
Sole Member of PPL Energy Supply, LLC

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, member's equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of PPL Energy Supply, LLC and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

June 15, 2001

                            PPL ENERGY SUPPLY, LLC

                          CONSOLIDATED BALANCE SHEET

                          DECEMBER 31, 2000 AND 1999
                             (MILLIONS OF DOLLARS)

                                                                         2000   1999
                                                                        ------ ------
                                ASSETS
CURRENT ASSETS
   Cash and cash equivalents (Note 1).................................. $  130 $   82
   Accounts receivable (less reserve: 2000, $52; 1999, $3).............    355    158
   Accounts receivable from affiliated companies (Note 14).............    128    282
   Unbilled revenues (Note 1)..........................................    142     55
   Notes receivable from affiliated companies (Note 14)................  1,279
   Fuel, materials and supplies--at average cost.......................    154     12
   Prepayments.........................................................     31      8
   Unrealized energy trading gains (Note 1)............................     79
   Other...............................................................     84     25
                                                                        ------ ------
                                                                         2,382    622
                                                                        ------ ------
INVESTMENTS
   Investments in unconsolidated affiliates--at equity (Notes 1 and 3).    800    407
   Investments in unconsolidated affiliates--at cost (Note 1)..........     46
   Nuclear plant decommissioning trust fund (Note 6)...................    268
   Other...............................................................      4
                                                                        ------ ------
                                                                         1,118    407
                                                                        ------ ------
PROPERTY, PLANT AND EQUIPMENT (NOTE 1).................................  3,389  1,235
                                                                        ------ ------
OTHER NONCURRENT ASSETS
   Goodwill, net (Note 1)..............................................    452    371
   Deferred income taxes...............................................     59      3
   Other...............................................................     63     83
                                                                        ------ ------
                                                                           574    457
                                                                        ------ ------
                                                                        $7,463 $2,721
                                                                        ====== ======


  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

                          CONSOLIDATED BALANCE SHEET

                          DECEMBER 31, 2000 AND 1999
                             (MILLIONS OF DOLLARS)

                                                                 2000   1999
                                                                ------ ------
                     LIABILITIES AND EQUITY
  CURRENT LIABILITIES
     Short-term debt........................................... $  170 $  378
     Short-term debt payable to affiliated companies (Note 14).  2,120    863
     Long-term debt (Note 8)...................................     33      5
     Accounts payable..........................................    380    117
     Accounts payable to affiliated companies (Note 14)........    169     90
     Above market NUG contracts (Note 13)......................     93
     Wholesale energy commitments (Note 13)....................     23     16
     Taxes.....................................................    145     25
     Dividends.................................................     93
     Unrealized energy trading losses (Note 1).................     84
     Other.....................................................     46     23
                                                                ------ ------
                                                                 3,356  1,517
                                                                ------ ------
  LONG-TERM DEBT (NOTE 8)......................................    159     33
                                                                ------ ------
  DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES
     Deferred income taxes and investment tax credits..........     82
     Above market NUG contracts (Note 13)......................    581
     Wholesale energy commitments (Note 13)....................     76     81
     Nuclear plant decommissioning (Note 6)....................    280
     Other.....................................................    298    104
                                                                ------ ------
                                                                 1,317    185
  COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 13).............
                                                                ------ ------
  MINORITY INTEREST (NOTE 1)...................................     54     64
                                                                ------ ------
  MEMBER'S EQUITY..............................................  2,577    922
                                                                ------ ------
                                                                $7,463 $2,721
                                                                ====== ======


  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

                       CONSOLIDATED STATEMENT OF INCOME

             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (MILLIONS OF DOLLARS)

                                                                     2000   1999   1998
                                                                    ------ ------  ----
OPERATING REVENUES
   Wholesale energy marketing and trading.......................... $1,827 $   46
   Retail electric and gas.........................................    879    661
   Energy related businesses (Note 1)..............................    347    209  $ 78
   Equity in earnings of unconsolidated affiliates (Notes 1 and 3).     68     58    47
                                                                    ------ ------  ----
                                                                     3,121    974   125
                                                                    ------ ------  ----
OPERATING EXPENSES
   Operation
       Fuel........................................................    269      2
       Energy purchases............................................  1,378    754
       Other operation and maintenance.............................    475     50    20
       Transmission................................................     54      1
   Depreciation and amortization (Note 1)..........................     89     20     1
   Taxes, other than income (Note 5)...............................     53     19
   Project development (Note 1)....................................     16      2     5
   Energy related businesses (Note 1)..............................    323    207    78
                                                                    ------ ------  ----
                                                                     2,657  1,055   104
                                                                    ------ ------  ----
OPERATING INCOME (LOSS)............................................    464    (81)   21
Other Income--net..................................................     34     83    10
                                                                    ------ ------  ----
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST.    498      2    31
Interest Expense...................................................    127     52    25
                                                                    ------ ------  ----
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST...................    371    (50)    6
Income Taxes (Note 5)..............................................    125    (29)   (6)
Minority Interest (Note 1).........................................      4     14
                                                                    ------ ------  ----
NET INCOME (LOSS).................................................. $  242 $  (35) $ 12
                                                                    ====== ======  ====


  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

                     CONSOLIDATED STATEMENT OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (MILLIONS OF DOLLARS)



                                                                           2000     1999    1998
                                                                          -------  -------  -----

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)..................................................... $   242  $   (35) $  12
   Adjustments to reconcile net income to net cash provided by operating activities
       Depreciation and goodwill amortization............................      89       20      1
       Amortization--energy commitments (Note 13)........................     (68)
       Gain on sale of electric energy projects..........................              (78)
       Minority interest.................................................       4       14
       Impairment of investments in electric energy projects.............               51
       Equity in earnings of unconsolidated affiliates...................     (68)     (58)   (47)
       Deferred income taxes and investment tax credits..................     (19)      26      1
   Change in current assets and current liabilities
       Accounts receivable...............................................      (9)    (254)   (28)
       Accounts payable..................................................     242       32     40
       Other--net........................................................     201       28
   Other operating activities--net.......................................       1        5     35
                                                                          -------  -------  -----
Net cash provided by (used in) operating activities......................     615     (249)    14
                                                                          -------  -------  -----

CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment........................    (280)     (37)    (1)
   Sale of electric energy projects......................................              123
   Proceeds from sale/leaseback of generating assets.....................     410
   Investment in generating assets and electric energy projects..........    (575)  (1,066)  (306)
   Sales and maturities of available-for-sale securities.................                      70
   Purchase of available-for-sale securities.............................                     (15)
   Net (increase) decrease in notes receivable from affiliates...........    (914)      54    (54)
   Other investing activities--net.......................................       8               1
                                                                          -------  -------  -----
Net cash used in investing activities....................................  (1,351)    (926)  (305)
                                                                          -------  -------  -----

CASH FLOWS FROM FINANCING ACTIVITIES
   Retirement of long-term debt..........................................     (42)    (145)    (3)
   Contributions from Member.............................................      17      643     29
   Distributions to Member...............................................    (142)
   Net increase (decrease) in short-term debt............................    (180)     362     (2)
   Net increase in short-term debt payable to affiliates.................   1,122      341    280
   Other financing activities--net.......................................       9
                                                                          -------  -------  -----
Net cash provided by financing activities................................     784    1,201    304
                                                                          -------  -------  -----

NET INCREASE IN CASH AND CASH EQUIVALENTS                                      48       26     13
   Cash and Cash Equivalents at Beginning of Period......................      82       56     43
                                                                          -------  -------  -----
   Cash and Cash Equivalents at End of Period............................ $   130  $    82  $  56
                                                                          =======  =======  =====

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the period for:
   Interest (net of amount capitalized).................................. $    27
   Income taxes.......................................................... $   117  $   (64) $   1

NON-CASH CONTRIBUTIONS FROM MEMBER:
   Net assets transferred in corporate realignment (Note 15)............. $ 1,588
   Property, equipment, financing and acquisition costs (Note 9).........          $    23

   The accompanying notes are an interal part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

      CONSOLIDATED STATEMENT OF MEMBER'S EQUITY AND COMPREHENSIVE INCOME

             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                             (MILLIONS OF DOLLARS)

                                                              2000   1999  1998
                                                             ------  ----  ----
Member's equity--beginning of year.......................... $  922  $297  $224
   Member's contributions...................................  1,540   711    62
   Net income (loss)........................................    242   (35)   12
   Other comprehensive income, net of tax:
       Foreign currency translation adjustments.............     15   (51)    1
       Unrealized loss on available-for-sale securities.....                 (2)
   Distributions to Member..................................   (142)
                                                             ------  ----  ----
Member's equity--end of year................................ $2,577  $922  $297
                                                             ======  ====  ====
Statement of Comprehensive Income (loss):
   Net income (loss)........................................ $  242  $(35) $ 12
   Other comprehensive income (loss), net of tax:
       Foreign currency translation adjustments.............     15   (51)    1
       Unrealized loss on available-for-sale securities.....                 (2)
                                                             ------  ----  ----
   Total other comprehensive income (loss)..................     15   (51)   (1)
                                                             ------  ----  ----
   Comprehensive income (loss).............................. $  257  $(86) $ 11
                                                             ======  ====  ====




  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 2000, 1999 AND 1998

   Terms and abbreviations appearing in these Notes to Consolidated Financial Statements are explained in the Glossary of Terms and Abbreviations.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BUSINESS

   PPL Energy Supply is an indirect wholly-owned subsidiary of PPL. PPL Energy Supply was formed as a subsidiary of PPL Energy Funding in November 2000, to engage in competitive energy businesses. PPL Energy Funding is the sole Member of PPL Energy Supply. PPL Energy Supply is the parent of PPL Generation, PPL EnergyPlus, PPL Global and PPL Investment Corporation. In May 2001, PPL Energy Funding contributed its interests in PPL Generation, PPL EnergyPlus and PPL Global to PPL Energy Supply, after receipt of required regulatory approvals.

   The principal business of PPL Generation is owning and operating U.S. generating facilities through various subsidiaries. The principal business of PPL EnergyPlus is wholesale and unregulated retail energy marketing. PPL Global's principal businesses are the acquisition and development of both U.S. and international energy projects, and the ownership and operation of international energy projects. PPL Investment Corporation makes loans to subsidiaries of PPL Energy Supply.

   PREDECESSOR BUSINESSES AND BASIS OF PRESENTATION

   PPL Energy Supply intends to file a registration statement with the SEC under the Securities Act of 1933. The SEC requires financial information of the registrant's predecessors for all periods prior to the registrant's existence. The following business and asset acquisitions were identified as predecessors to PPL Energy Supply:

1950--Realty Company of Pennsylvania
1960--Lady Jane Colleries, Inc.
1968--Pennsylvania Mines Corporation
1975--Greene Manor Coal Company
1976--PPL Interstate Energy Company
1977--BDW Corporation
1995--PPL Global, LLC; PPL Spectrum, Inc.
1998--PPL EnergyPlus, LLC; H.T. Lyons, Inc.; McClure Company
1999--generation assets acquired from Montana Power (forming PPL Montana, LLC);
     PPL Rights, Inc.; Burns Mechanical, Inc.; McCarl's Inc.; PPL Energy Services Northeast, Inc. (formerly Western Mass. Holdings, Inc.); PPL Synfuel Investments, LLC; PPL Somerset, LLC; PPL Maine, LLC
2000--Clymer Fuel, LLC; and generation assets transferred by PPL Electric
     Utilities in the July 1, 2000 corporate realignment (formed as subsidiaries of PPL Generation, LLC. See Note 15).

   Since acquisition or formation, each entity identified above remained a wholly-owned subsidiary of PPL or its subsidiaries. Therefore, the entities listed above have been combined as one collective predecessor for purposes of satisfying SEC financial statement requirements, based on their respective acquisition or formation dates. In the balance of these notes, "PPL Energy Supply" refers to the predecessors of PPL Energy Supply as presented above.

   Certain line items in these PPL Energy Supply financial statements may not agree with the financial statements previously issued by PPL in connection with its reports pursuant to the Securities Exchange Act of 1934, due to reclassifications, as well as eliminations at different levels of consolidation.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   CONSOLIDATION

   PPL Energy Supply consolidates the financial statements of its affiliates when it has a controlling ownership. All significant intercompany transactions have been eliminated.

   Investments in affiliates in which PPL Energy Supply has the ability to exercise significant influence over the operating and financial policies, but not control, are accounted for using the equity method. In addition, majority or jointly-owned affiliates where control does not exist are accounted for using the equity method. Under the equity method of accounting, the investment is recorded at historical cost and adjusted for PPL Energy Supply's share of undistributed earnings or losses.

   Investments in which PPL Energy Supply does not have the ability to exercise significant influence and which it does not control are accounted for using the cost, or fair value, method. Under this method of accounting, the investment is recorded at historical cost and no undistributed earnings or losses are recorded. Dividends are recorded in income when received.

   The consolidated financial statements reflect the accounts of all controlled affiliates on a current basis, with the exception of certain PPL Global investments. PPL Global consolidates foreign affiliates on a lag, based on the availability of financial data on a U.S. GAAP basis. PPL Global consolidates the results of Emel, EC, its Bolivian subsidiaries and other consolidated investments on a one-month lag. The results of CEMAR are consolidated on a three-month lag.

   PPL Global also records equity in earnings of unconsolidated international affiliates on a lag. Earnings from WPDH and WPDL are recorded on a one-month lag. PPL Global has 51% equity ownership interests in these entities but has joint control of these investments with Mirant. Earnings from all other international equity method investments are recorded on a three-month lag.

   When the ownership interest in an affiliate increases through a series of acquisitions and subsequently results in control, the equity method of accounting ceases to apply. In accordance with Accounting Research Bulletin 51, "Consolidated Financial Statements," the affiliate's results are included in the consolidated financial statements as though it were acquired at the beginning of the year.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   PROPERTY, PLANT AND EQUIPMENT

   Following are the classes of PPL Energy Supply property, plant and equipment, with associated accumulated depreciation reserves, at December 31 (millions of dollars):

                                    2000     1999
                                   -------  ------
Property, plant and equipment
Electric utility plant
   Generation..................... $ 6,802  $  828
   Transmission and distribution..     769     262
   Nuclear fuel...................     320
   Construction work in progress..     226      38
   General........................     149      32
Gas and oil.......................      67      67
Other property....................      93      88
                                   -------  ------
                                     8,426   1,315
Less: Accumulated depreciation....  (5,037)    (80)
                                   -------  ------
Property, plant and equipment--net $ 3,389  $1,235
                                   -------  ------

   Property, plant and equipment is generally recorded at cost. Certain generation assets transferred from PPL Electric had been written down to market value due to impairment, as part of PPL Electric's 1998 restructuring settlement order in connection with the Pennsylvania Customer Choice Act. At that point those assets were no longer subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." Property, plant and equipment acquired as part of business acquisitions is recorded at the fair market value at acquisition date. Certain classes of property, plant and equipment, including transmission and distribution plant, as well as items capitalized subsequent to an acquisition, are recorded at historical cost.

   PPL Energy Supply periodically reviews the depreciable lives of its fixed assets. In conjunction with the corporate realignment (see Note 15), studies were conducted of depreciable lives of certain generation assets. These studies indicated that the estimated economic lives for certain generation assets were longer than the lives used to calculate depreciation for financial statement purposes. Therefore, effective July 1, 2000, PPL Energy Supply revised the estimated economic lives for fossil generation and pipeline assets. The effect of this change in 2000 was to reduce depreciation expense by $17 million and increase net income by approximately $10 million.

   Capitalized interest is recorded for construction projects in accordance with SFAS 34, "Capitalization of Interest Cost."

   When plant is retired or sold, the costs of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is included in income. The cost of repairs and replacements are charged to expense as incurred.

   Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite, and group methods. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: generation, 5 - 50 years; transmission and distribution, 30 - 40 years; general, 10 - 58 years.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   NUCLEAR DECOMMISSIONING AND FUEL DISPOSAL

   An annual provision for PPL Susquehanna's share of the future cost to decommission the Susquehanna station, equal to the amount allowed in PPL Electric's customer rates, is charged to depreciation expense. Such amounts are invested in external trust funds, which can be used only for future decommissioning costs. See Note 6 for additional information.

   ACCOUNTING FOR PRICE RISK MANAGEMENT

   PPL Energy Supply engages in price risk management activities for both energy trading and non-trading activities as defined by EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." In 1999 and 2000, PPL EnergyPlus entered into commodity forward and financial contracts for the physical purchase and sale of energy as well as energy contracts that can be settled financially. In 1998, these instruments were reflected in the financial statements using the accrual method of accounting. As of January 1, 1999, PPL EnergyPlus adopted mark-to-market accounting for energy trading contracts, in accordance with EITF 98-10. Gains and losses from changes in market prices are reflected in "Energy purchases" on the Consolidated Statement of Income, and in "Unrealized energy trading gains" and "Unrealized energy trading losses" on the Consolidated Balance Sheet.

   PPL EnergyPlus accounts for its commodity forward and financial contracts in accordance with EITF 98-10 and adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. See Note 16 for additional information.

   Through PPL, PPL Energy Supply enters into interest rate derivative contracts to hedge its exposure to changes in the fair value of assets or liabilities, and its exposure to variability in expected cash flows associated with existing assets or liabilities, or forecasted transactions. Prior to adopting SFAS 133, gains or losses on these derivatives were deferred and were being recognized over the life of the debt, in accordance with SFAS 80, "Accounting for Futures Contracts."

   Through PPL, PPL Energy Supply also enters into foreign currency derivative contracts to hedge foreign currency exposures including firm commitments, recognized assets or liabilities, forecasted transactions or net investments. Prior to adopting SFAS 133, market gains and losses were recognized in accordance with SFAS 52, "Foreign Currency Translation," and were included in "Other comprehensive income (loss)" on the Consolidated Statement of Member's Equity and Comprehensive Income.

   LEASES

   In July 2000, PPL Montana sold its investment in the Colstrip Steam Generation electric plant to owner lessors, who are leasing the assets back to PPL Montana under four 36-year operating leases. The proceeds from the sale approximated $410 million. A gain of approximately $8 million was deferred, and is being amortized over the life of the lease. PPL Montana used the proceeds to reduce outstanding debt and make distributions to PPL Generation. PPL Montana leases a 50% interest in the Colstrip Units 1 and 2 and a 30% interest in Unit 3, through the non-cancelable operating leases. The leases provide two renewal options based on the economic useful life of the generation assets. The leases place certain restrictions on PPL Montana's ability to incur additional debt, sell assets and declare dividends, and require PPL Montana to maintain certain financial ratios related to cash flow and net worth. Future minimum lease payments are estimated as follows (millions of dollars): 2001, $43; 2002, $49; 2003, $47; 2004, $44; 2005, $38; and thereafter, $531.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   Payments on other leased property, which are classified as operating leases at December 31, 2000, are projected at $8 million per year through 2005. These leases include vehicles, office space, computer equipment, and other operating equipment.

   REVENUE RECOGNITION

   "Retail electric and gas" and "Wholesale energy marketing and trading" revenues are recorded based on deliveries through the end of the calendar month.

   "Energy related businesses" revenue includes revenues from PPL Global, PPL Spectrum, Inc., and the mechanical contracting and engineering subsidiaries. PPL Global's revenue includes dividends received from its investments accounted for using the cost method. PPL Spectrum and the mechanical contracting and engineering subsidiaries (which are indirect subsidiaries of PPL EnergyPlus) record profits from construction contracts on the percentage-of-completion method of accounting.

   INCOME TAXES

   The income tax provision for PPL Energy Supply is calculated in accordance with SFAS 109, "Accounting for Income Taxes." The taxable income or loss is included in the consolidated federal income tax return of PPL. The income tax provision for PPL Energy Supply is calculated in accordance with an intercompany tax sharing policy which provides that the taxable income be calculated as if PPL Energy Supply filed a separate return.

   CASH EQUIVALENTS

   All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

   COMPREHENSIVE INCOME

   Comprehensive income consists of net income and other comprehensive income, defined as changes in Member's equity from transactions other than with the Member. Other comprehensive income of PPL Energy Supply consists of foreign currency translation adjustments and unrealized gains or losses on available-for-sale securities. The accumulated other comprehensive income of PPL Energy Supply at December 31, 2000 and 1999 was $(37) million and $(52) million, respectively.

   FOREIGN CURRENCY TRANSLATION

   Assets and liabilities of international operations, where the local currency is the functional currency, are translated at year-end exchange rates, and related revenues and expenses are translated at average exchange rates prevailing during the year. Adjustments resulting from translation are recorded in other comprehensive income. The effect of translation adjustments on other comprehensive income, net of income taxes, is disclosed in the Consolidated Statement of Member's Equity and Comprehensive Income. Gains or losses relating to foreign currency transactions are recognized in income currently. The aggregate transaction gain or loss was not significant in 2000, 1999 or 1998.

   PROJECT DEVELOPMENT COSTS

   In accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," PPL Global expenses the costs of evaluating potential

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

acquisition and development opportunities as incurred. Acquisition and development costs are capitalized upon approval of the investment by the PPL Global Board of Managers and the Finance Committee of PPL's Board of Directors or, if later, the achievement of sufficient project milestones such that the economic viability of the project is reasonably assured. The level of assurance needed for capitalization of such costs requires that all major uncertainties be resolved and that there is a high probability that the project will proceed as planned, or that such costs will be recoverable through long-term operations, a financing or a sale.

   The continued capitalization of project development and acquisition costs is subject to on-going risks related to successful completion. In the event that PPL Global determines that a particular project is no longer viable, previously capitalized costs are charged to expense in the period that such determination is made.

   GOODWILL AND INTANGIBLES

   Goodwill is amortized on a straight-line basis over a 40-year period, except for goodwill related to PPL Global's CEMAR acquisition, which is amortized on a straight-line basis over a 30-year period.

   The excess cost over the fair value of investments accounted for under the equity method is amortized on a straight-line basis over a period not in excess of 40 years. The unamortized excess cost (goodwill element) is reported in "Investment in unconsolidated affiliates - at equity" on the Consolidated Balance Sheet. See Note 3 for more information.

   PPL Energy Supply records specifically identifiable intangibles when specific rights, such as transmission rights, and contracts are acquired. These intangibles are amortized on a straight-line basis over the lesser of their contractual or estimated useful lives, ranging from 5 to 50 years.

   In February 2001, the FASB issued a revised Exposure Draft, "Business Combinations and Intangible Assets--Accounting for Goodwill." The FASB expects to issue a final document in July 2001, becoming effective for fiscal years beginning after December 15, 2001. If adopted as proposed, amortization of goodwill and other acquired intangible assets with indefinite useful economic lives will no longer occur and will be subject to the application of annual impairment tests.

2. SEGMENT AND RELATED INFORMATION

   PPL Energy Supply's reportable segments are Supply and International. The Supply group includes the domestic energy marketing and generation functions of PPL EnergyPlus and PPL Generation, respectively. The International group includes PPL Global, the principal businesses of which are the acquisition and development of both U.S. and international energy projects, and the ownership and operation of international energy projects. The majority of PPL Global's international investments are located in the U.K., Chile, El Salvador and Brazil. Segments include direct charges, as well as an allocation of indirect corporate costs, for services provided by PPL Services. These services costs include functions such as financial, legal, human resources, and information services.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   Financial data for PPL Energy Supply's business segments are as follows (millions of dollars):

                                                              2000    1999   1998
                                                             ------  ------  ----
INCOME STATEMENT DATA
Revenues from external customers
   Supply................................................... $2,665  $  644  $ 78
   International............................................    456     330    47
                                                             ------  ------  ----
                                                              3,121     974   125
Intersegment revenues
   N/A--There are no intersegment revenues
Equity in earnings of unconsolidated affiliates
   International............................................     68      58    47
Depreciation and amortization
   Supply...................................................     68       2     1
   International............................................     21      18
                                                             ------  ------  ----
                                                                 89      20     1
Amortization -- energy commitments
   Supply...................................................    (68)
Interest Income
   International............................................     14       1     1
Interest Expense
   Supply...................................................     44       8     3
   International............................................     83      44    22
                                                             ------  ------  ----
                                                                127      52    25
Income Taxes
   Supply...................................................    141     (58)   (2)
   International............................................    (16)     29    (4)
                                                             ------  ------  ----
                                                                125     (29)   (6)
Net Income
   Supply...................................................    223     (72)   (3)
   International............................................     19      37    15
                                                             ------  ------  ----
                                                                242     (35)   12
CASH FLOW DATA
Expenditures for property, plant and equipment
   Supply................................................... $  160  $    8  $  1
   International............................................    120      29
                                                             ------  ------  ----
                                                                280      37     1
Investment in generating assets and electric energy projects
   Supply...................................................            760
   International............................................    575     306   306
                                                             ------  ------  ----
                                                             $  575  $1,066  $306

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

                                                                    DECEMBER 31,
                                                                    -------------
                                                                     2000   1999
                                                                    ------ ------
BALANCE SHEET DATA
Cumulative net investment in unconsolidated affiliates -- at equity
   Supply.......................................................... $   29
   International...................................................    771 $  407
                                                                    ------ ------
                                                                       800    407
Total assets
   Supply..........................................................  4,899  1,276
   International...................................................  2,564  1,445
                                                                    ------ ------
                                                                    $7,463 $2,721

3. INVESTMENT IN UNCONSOLIDATED AFFILIATES -- AT EQUITY

   PPL Energy Supply's investment in unconsolidated affiliates accounted for under the equity method were $800 million and $407 million at December 31, 2000 and 1999, respectively. The most significant investment was PPL Global's investment in WPDH, which was $479 million at December 31, 2000 and $303 million at December 31, 1999. At December 31, 2000, PPL Global had a 51% equity ownership interest in WPDH, but shared joint control with Mirant. Accordingly, PPL Global accounts for its investment in WPDH (and other investments where it has majority ownership but lacks voting control) under the equity method of accounting.

   Investments in unconsolidated affiliates accounted for under the equity method, and the effective equity ownership percentages, were as follows at December 31, 2000:

PPL Global affiliates:
       Bolivian Generating Group, LLC                      29.3%
       Latin American Energy & Electricity Fund I, LP      16.6%
       Aguaytia Energy, LLC                                11.4%
       WPD Holdings UK                                     51.0%
       Hidrocentrais Reunidas, LDA                         50.0%
       Hidro Iberica, B. V.                                50.0%
       Southwest Power Partners, LLC                       50.0%
       Western Power Distribution Limited                  51.0%
PPL Generation affiliates:
       Safe Harbor Water Power Corporation                 33.3%
       Bangor Pacific Hydro Associates                     50.0%

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   Summarized below is financial information from the financial statements of these affiliates, as comprehended in the consolidated financial statements for the periods noted (millions of dollars):


                                              2000   1999
                                             ------ ------
                      BALANCE SHEET DATA
                      Current assets........ $  396 $  385
                      Noncurrent assets.....  4,904  3,213
                      Current liabilities...    409    361
                      Noncurrent liabilities  3,365  1,836

                                          2000  1999   1998
                                          ---- ------ ------
                    INCOME STATEMENT DATA
                    Revenues (a)......... $491 $1,101 $1,176
                    Operating Income.....  251    203    178
                    Net Income (a).......  127    419    130

--------
    (a)The decrease in revenues and net income for the year 2000 were in part due to the sale of the supply business of WPD, formerly SWEB, in the fourth quarter of 1999.

   PPL Global received dividends from its unconsolidated affiliates accounted for under the equity method as follows (in millions): 2000, $4; 1999, $27; 1998, $43.

4. SALES TO OTHER ELECTRIC UTILITIES

   As part of the corporate realignment on July 1, 2000, PPL Electric's contracts for sales to other electric utilities were assigned to PPL EnergyPlus. See Note 15 for information on the corporate realignment.

   PPL EnergyPlus provided JCP&L with 300,000 kilowatts of capacity and related energy from the Pennsylvania generating units through November 2000, at which point the agreement was terminated. PPL EnergyPlus is reselling the returning capacity and energy through its Energy Marketing Center.

   In August 1999, the FERC approved new interconnection and power supply agreements between PPL EnergyPlus and UGI. Under the new power supply agreement, effective August 1999, UGI purchases capacity from PPL EnergyPlus equal to UGI's PJM capacity obligation less the capacity reserve value of UGI's owned generation and an existing power purchase agreement. In 2000, UGI purchased a firm block of energy in addition to the capacity. The agreement terminated in February 2001.

   PPL EnergyPlus provided BG&E with 129,000 kilowatts, or 6.6%, of PPL Susquehanna's share of capacity and related energy from the Susquehanna station. Sales to BG&E continued under existing agreements through May 2001, at which point the agreements ended.

   PPL Montana provides power to Montana Power under two wholesale transition sales agreements. These agreements expire in December 2001 and June 2002. PPL Montana supplied Montana Power with 5.1 billion kWh in 2000. See Note 18 for additional information.

5. INCOME AND OTHER TAXES

   For 2000, 1999 and 1998 the statutory corporate federal income tax rate was 35%. The statutory corporate net income tax rates for Pennsylvania and Montana were 9.99% and 6.75%, respectively.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   The tax effects of significant temporary differences comprising PPL Energy Supply's net deferred income tax asset were as follows (millions of dollars):

                                                                    2000  1999
                                                                    ----  ----
DEFERRED TAX ASSETS
   Deferred investment tax credits................................. $ 52
   Non-utility generation contracts over market price and buybacks.  318  $38
   Accrued pension costs...........................................   34    5
   Deferred foreign income taxes...................................   59
   Other...........................................................   83   24
   Valuation allowance.............................................   (8)  (3)
                                                                    ----  ---
                                                                     538   64
                                                                    ----  ---
DEFERRED TAX LIABILITIES
   Electric utility plant--net.....................................  333    9
   Foreign investments.............................................   15   19
   Deferred foreign income taxes...................................   52   15
   Other...........................................................    4    4
                                                                    ----  ---
                                                                     404   47
                                                                    ----  ---
Net deferred tax asset............................................. $134  $17
                                                                    ====  ===

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows (millions of dollars):

                                                                         2000    1999     1998
                                                                         -----  ------   ------
INCOME TAX EXPENSE
   Current--Federal..................................................... $ 109  $  (46)  $   (7)
        --State.........................................................    24     (19)
        --Foreign.......................................................    11      10
                                                                         -----  ------   ------
                                                                           144     (55)      (7)
   Deferred--Federal....................................................   (10)     25        1
         --State........................................................     1       1
         --Foreign......................................................    (4)
                                                                         -----  ------   ------
                                                                           (13)     26        1
                                                                         -----  ------   ------
Investment tax credit, net--Federal.....................................    (6)
                                                                         -----  ------   ------
                                                                         $ 125  $  (29)  $   (6)
                                                                         =====  ======   ======
Total income tax expense--Federal....................................... $  93  $  (21)  $   (6)
                  --State...............................................    25     (18)
                  --Foreign.............................................     7      10
                                                                         -----  ------   ------
                                                                         $ 125  $  (29)  $   (6)
                                                                         =====  ======   ======
RECONCILIATION OF INCOME TAX EXPENSE
   Indicated federal income tax on pre-tax income before
     extraordinary item at statutory tax rate--35%...................... $ 130  $  (17)  $    2

Increase/(decrease) due to:
   State income taxes...................................................    16     (12)
   Amortization of investment tax credit................................    (4)
   Difference related to income recognition of
    foreign affiliates..................................................   (14)             (13)
   Foreign income taxes.................................................     7       6
   Federal income tax credits...........................................    (6)
   Other................................................................    (4)     (6)       5
                                                                         -----  ------   ------
                                                                            (5)    (12)      (8)
                                                                         -----  ------   ------
Total income tax expense................................................ $ 125  $  (29)  $   (6)
                                                                         =====  ======   ======
Effective income tax rate...............................................  33.6%  (58.8)%  (87.4)%

TAXES OTHER THAN INCOME
   State gross receipts................................................. $  24  $   18
   State capital stock..................................................    10
   Social security and other............................................    19       1
                                                                         -----  ------
                                                                         $  53  $   19
                                                                         =====  ======

   PPL Global does not pay or record U.S. income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures where management has determined that the

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

earnings are permanently reinvested in the companies that produced them. The cumulative undistributed earnings are included in consolidated Member's equity on the Consolidated Balance Sheet. The amounts considered permanently reinvested at December 31, 2000 and 1999 were $27 million and $20 million, respectively. It is not practical to estimate the amount of taxes that might be payable on these foreign earnings if they were remitted to PPL Global.

6. NUCLEAR DECOMMISSIONING COSTS

   The cost to decommission the Susquehanna station is based on a site-specific study to dismantle and decommission each unit immediately following final shutdown. PPL Energy Supply's 90% share of the total estimated cost of decommissioning the Susquehanna station was approximately $724 million in 1993 dollars. The estimate includes decommissioning the radiological portions of the station and the cost of removal of non-radiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

   Decommissioning costs are recorded as a component of depreciation expense. Beginning in January 1999, in accordance with the Final Order of the PUC, $130 million of decommissioning costs will be recovered from customers through the CTC over the 11-year life of the CTC rather than the remaining life of Susquehanna. The recovery will include a return on unamortized decommissioning costs. Decommissioning charges were $13 million for the six months ended December 31, 2000. Under power purchase agreements between PPL Electric and PPL EnergyPlus, these recoveries are passed on to PPL EnergyPlus. Similarly, these recoveries are passed on by PPL EnergyPlus to PPL Susquehanna.

   Amounts collected from PPL Electric's customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can only be used for future decommissioning costs. Accrued nuclear decommissioning costs were $280 million at December 31, 2000.

   In February 2000, the FASB issued a revised Exposure Draft, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The FASB expects to issue a final document during the second quarter of 2001. As a result, current industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability at the present value of the estimated future cash outflows that will be required to satisfy those obligations.

7. FINANCIAL INSTRUMENTS

   The carrying amounts of financial instruments on the Consolidated Balance Sheet approximated the estimated fair value at December 31, 2000 and 1999.

   The carrying values of the nuclear plant decommissioning trust fund, other investments, cash and cash equivalents, other financial instruments included in other current assets, and commercial paper and bank loans generally are based on established market prices and approximate fair value. The fair value of long-term debt generally is based on quoted market prices for the securities where available, and on estimates based on current rates offered to PPL Energy Supply where quoted market prices are not available.

8. CREDIT ARRANGEMENTS AND FINANCING ACTIVITIES

   Financing for PPL Energy Supply's investment and working capital needs was obtained primarily from affiliates of PPL. Financing for PPL Global's foreign operations is generally obtained in the local currencies and

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

from local lenders. Short-term borrowings outstanding were $2,290 and $1,241 million at December 31, 2000 and 1999, respectively. Of this amount, borrowings from other PPL affiliates were $2,120 and $863 million at December 31, 2000 and 1999, respectively. This debt was payable on demand at an average interest rate of 7.3% and 6.8% at December 31, 2000 and 1999, respectively. The remaining balance of $170 million at December 31, 2000 is short-term bank debt of foreign affiliates, at an average interest rate of 9.2%. The remaining balance of $378 million at December 31, 1999 is comprised of $370 million of debt related to PPL Montana and $8 million of short-term bank debt of foreign affiliates, at an average interest rate of 8.5%.

   Long-term debt, including the current portion at December 31, 2000 and 1999 consists of the following:

                                                      OUTSTANDING
                                                      ----------
                                                      2000   1999 MATURITY
                                                      ----   ---- ---------
     18% Banco Rural S.A.--Brazilian real denominated $ 25          2002
     5%-10% Electrobras--Brazilian real denominated..   98          2012
     13% Electronorte S.A.--U.S. dollar denominated..   19          2005
     6%-8% Brazilian Govt.--U.S. dollar denominated..    4        2014-2024
     LIBOR Brazilian Govt.--U.S. dollar denominated..    6        2001-2024
     6% Bolivian Govt................................   11        2001-2013
     5.9%-7.2% UF denominated debt with various banks   15   $38  2000-2014
     9% Note payable.................................   10        2002-2005
     Other...........................................    4        2001-2018
                                                      ----   ---
                                                       192    38
     Less amount due within one year.................  (33)   (5)
                                                      ----   ---
        Total long-term debt......................... $159   $33
                                                      ====   ===

   The effective interest rate on long-term debt, including the current portion, was 10.4% and 7.1% at December 31, 2000 and 1999, respectively.

   Future principal repayments on long-term debt as of December 31, 2000 are as follows (in millions):

                                2001......  $33
                                2002......   54
                                2003......   29
                                2004......   32
                                after 2004   44
                                           ----
                                           $192
                                           ====

   In 1999, PPL Montana entered into $950 million of credit facilities with a group of banks, including a $675 million 364-day facility and two revolving credit facilities totaling $275 million which mature in 2002. The purpose of these facilities was to provide bridge loan financing for the acquisition of the Montana assets and to fund PPL Montana's working capital needs. As noted above, PPL Montana had $370 million of borrowings outstanding under these facilities at December 31, 1999.

   In July 2000, PPL Montana completed the sale of its investment in the Colstrip coal-fired plant to owner lessors, which are leasing the assets back to PPL Montana under four 36-year operating leases. The proceeds

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

from the sale were approximately $410 million. PPL Montana used these proceeds to reduce outstanding debt and make distributions to its parent, PPL Generation. This sale-leaseback was financed with the private issuance of pass-through certificates due in 2020. In March 2001, the private securities were exchanged for registered securities under an S-4 registration statement filed with the SEC. During 2000, PPL Montana reduced the amount of the credit facilities to $100 million. At December 31, 2000, no borrowings were outstanding under these facilities. PPL Montana has also obtained letters of credit in the aggregate amount of $71 million.

   Subsequent to the end of 2000, PPL Montana entered into a new credit facility to allow for incremental letter of credit capacity of $150 million. PPL Montana then issued $145 million letters of credit under this new facility to replace the outstanding letters of credit issued on its behalf by PPL Capital Funding. As of June 2001, there are no outstanding letters of credit for PPL Montana.

   In September 2000, a PPL Global subsidiary entered into an agreement with a lessor to lease turbine-generators and related equipment. See Note 9 for additional information.

9. ACQUISITIONS, DEVELOPMENT AND DIVESTITURES

   DOMESTIC GENERATION PROJECTS

   In 1998, PPL Global signed definitive agreements with Montana Power,
Portland General Electric Company (Portland) and Puget Sound Energy, Inc. (Puget) to acquire interests in 13 Montana power plants, with 2,372 gross megawatts of generating capacity, for a purchase price of $1.546 billion. The acquisition involved the Colstrip and Corette coal-fired plants, 11 hydroelectric facilities and a storage reservoir. The Puget and Portland agreements also provided for the acquisition of related transmission assets for an additional $126 million, subject to certain conditions. In December 1999, PPL Global completed the purchase of about 1,315 gross megawatts of generating assets from Montana Power for approximately $759 million. This acquisition transferred to PPL Montana the 11 hydroelectric facilities, the storage reservoir, the Corette plant and Montana Power's ownership interest in three of the four units of the Colstrip plant, along with other generation-related assets. This acquisition was financed with a contribution of $394 million from the Member, with the balance from short-term debt. In addition, the Member contributed $23 million of property, equipment, financing and acquisition costs.

   PPL Global's acquisition of the Colstrip interests of Puget and Portland, totaling 1,057 additional megawatts, was subject to several conditions, primarily the receipt by Puget and Portland of satisfactory regulatory approvals from the state utility commissions in Washington and Oregon. However, these satisfactory regulatory approvals were not obtained. The acquisition agreements permitted each party to terminate the respective agreements if closing did not occur by April 30, 2000. Both of these acquisition agreements have now been terminated.

   The Montana Power Asset Purchase Agreement, which PPL Global assigned to PPL Montana, provided that if neither the Puget nor the Portland acquisitions were consummated, PPL Montana would be required to purchase a portion of Montana Power's interest in the 500-kilovolt Colstrip Transmission System for $97 million, subject to receipt of required regulatory approvals, which have been received. PPL Montana is currently in discussions with Montana Power to pursue alternatives to acquiring this entire interest in the Colstrip Transmission System as contemplated by the asset purchase agreement. These discussions are ongoing; therefore PPL Montana cannot predict whether it will buy all, or less than all, of Montana Power's entire interest in the Colstrip Transmission System, or what the purchase price will be if a purchase occurs.

   In May 1999, PPL Global acquired most of Bangor Hydro's generating assets and certain transmission rights, as well as its interest in an oil-fired generating facility, for $79 million. In August 1999, PPL Global

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

purchased Bangor Hydro's 50% interest in the 20-megawatt West Enfield Hydro Electric station for $10 million. Ownership of these Maine assets was transferred to a PPL Generation subsidiary in the corporate realignment. See
Note 15 for more information.

   In July 1999, PPL Global reached an agreement with Duke Energy North America LLC (Duke) to jointly complete the Griffith Energy Project, a gas-fired, combined-cycle power plant near Kingman, Arizona. As part of the agreement, PPL Global transferred a 50% interest in the project to Duke. PPL Global will fund 50% of the project. The facility, expected to be in service in mid-2001, will have a nominal base-load capacity of 500 megawatts and a peak capacity of 600 megawatts, at a total cost estimated at about $300 million.

   In May 2000, PPL Global announced plans to install five compact, natural gas-fired electric generation facilities in eastern Pennsylvania totaling about 900 megawatts of capacity. The five facilities, with an estimated total cost between $450 and $500 million, will be peaking generators to be used during periods of high energy demand. These facilities are expected to be completed by the summer of 2003, pending necessary governmental approvals.

   PPL Global continues to pursue plans to build distributed generation in New York state. The current emphasis is on a facility for 300 megawatts of capacity at a total capital cost of approximately $200 million.

   In August 2000, PPL Global announced that construction had begun on a 225 megawatt natural gas-fired turbine facility in Wallingford, CT. The facility, at an estimated cost of $155 million, is expected to be operational in the third quarter of 2001.

   In September 2000, a PPL Global subsidiary entered into an arrangement that provides 30 turbine-generators for PPL Energy Supply's domestic expansion program. The gas-fired, 50 megawatt turbine-generators and related equipment, manufactured by General Electric, will provide PPL Energy Supply with flexibility in growing its electricity generation and marketing business in various regions of the U.S. General Electric will receive approximately $400 million under the terms of the arrangement. The turbines are being financed using a leasing structure, with the PPL Global subsidiary as the lessee, which eliminates the need for any cash outlays during the turbine manufacturing process and diversifies PPL Energy Supply's funding sources. The units are expected to go into service beginning in 2002. The arrangement also gives the lessor the option to purchase an additional 36 turbine-generators and lease them to the PPL Global subsidiary. See Note 18 for additional information. In May 2001, a PPL Global subsidiary exercised its option on 12 of the additional turbine-generators.

   In December 2000, PPL Global announced plans to develop a gas-fired plant in Pinal County, Arizona that will operate during times of intermediate and high demand for electricity. The facility will use combustion turbines that PPL Energy Supply recently acquired from General Electric (described above). The facility is expected to be in operation by summer 2002, pending necessary governmental approvals. The current emphasis is on a facility for 500 to 600 megawatts of capacity with an anticipated project cost of about $300 million.

   In December 2000, PPL Global signed an agreement to purchase Starbuck Power Company, LLC from Northwest Power Enterprises, Inc. which will transfer the ownership and development rights for an up to 1,200 megawatt gas-fired, combined cycle power plant to be built in eastern Washington state. The facility, to be called PPL Starbuck, is expected to be in service by 2004, pending necessary governmental approvals. The expected cost of the facility is approximately $600 million.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   In January 2001, PPL Montour acquired an additional interest in the coal-fired Conemaugh Power Plant from Potomac Electric Power Company. Under the terms of the acquisition agreement, PPL Montour and a subsidiary of Allegheny Energy Inc. jointly acquired a 9.72% interest in the 1,711 megawatt plant. PPL Montour paid $78 million for this additional 83 megawatt interest in the plant. The purchase increased PPL Montour's ownership interest to 16.25% in the two-unit plant.

   Development activities continue on the Lower Mount Bethel project, a 600 megawatt combined cycle facility plant in Lower Mount Bethel, PA. The facility, at an estimated cost of $400-$450 million, is expected to be in service in late 2003 or early 2004, pending necessary governmental approvals.

   INTERNATIONAL DISTRIBUTION PROJECTS

   In July 1999, PPL Global acquired an additional 29.4% interest in Emel, resulting in majority ownership and control. In August, October and November 1999, PPL Global acquired a 29.5% additional ownership in Emel, and four of Emel's subsidiaries. As a result, PPL Global's ownership of Emel is 95.4%, and PPL Global also had a majority interest in EC, a holding company jointly owned at that time by PPL Global and Emel. As a result, PPL Global consolidated the financial statements of Emel and EC effective January 1, 1999.

   In September 1999, a subsidiary of PPL Global's U.K. affiliate, WPDH, sold its electricity supply business to London Electricity for about $264 million. PPL Global recorded an after tax gain from the sale of $64 million. The electric supply business provided about 15% of WPDH's annual earnings. PPL Global and Mirant continue joint ownership of the electric delivery business, which has been renamed WPD. WPD continues to own and operate an extensive power network in southwest Britain, transporting and delivering electricity to 1.4 million customers.

   In December 1999, the U.K.'s Office of Gas and Electricity Markets, the regulatory authority for electricity and natural gas distribution, announced the final price review for the electric distribution companies, including WPD. In this final price review, WPD was given a one-time rate cut of 19%, the lowest rate reduction among distribution companies in the U.K. The price cut is effective for five years starting in April 2000. As a result of this action, PPL Global evaluated the carrying value of its investment in WPD and the investment was written down by approximately $36 million. In December 1999, in unrelated transactions, PPL Global wrote down the carrying value of two other international investments by a total of about $16 million.

   At the end of June 2000, PPL Global finalized the acquisition of an 84.7% interest in CEMAR, an electricity distribution company in Brazil. The acquisition price was $289 million, financed initially with short-term debt.

   In August 2000, WPDL submitted an offer to purchase shares of Hyder for 365 pence per share, or a total purchase price of 559 million British pounds sterling ($838 million based on current exchange rates at that time). Hyder is the owner of South Wales Electricity plc, an electric distribution company serving approximately 980,000 customers in southern Wales. Hyder also owns Welsh Water and certain other service-oriented businesses.

   On September 15, 2000, WPDL's offer of 365 pence per share was declared unconditional in all respects and remained open for acceptance by Hyder shareowners through October 25, 2000. Designation of the increased offer as unconditional allowed WPDL to take operational control of Hyder.

   On September 29, 2000, WPDL closed on the purchase of approximately 110 million shares of Hyder for a total purchase price of about 395 million British pounds sterling ($584 million based on current exchange rates at

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

that time). When combined with WPDL's existing ownership interest in Hyder, this purchase gave WPDL approximately 70% of Hyder's total outstanding shares. Subsequently, WPDL purchased the remaining shares of Hyder.

   PPL Global's ownership interest in WPDL is 51%, but it has joint control with Mirant, whose ownership interest is 49%. PPL Global's share of the acquisition cost was made from existing resources and facilities, of which approximately $100 million is expected to be repaid during the second quarter of 2001. Based on a 51% ownership interest, PPL Global's share of the total investment in WPDL was $114 million at December 31, 2000.

   At December 31, 2000, WPDL was actively pursuing a range of options with respect to Hyder's non-electric businesses. In this regard, WPDL offered a contract for the management of Hyder's water business in a competitive bid process, pursuant to European Union procurement rules. At the same time, WPDL announced an agreement in principle with Welsh firm Glas Cymru Cyfyngedig
(Glas) for the disposition of the water business. See Note 18 for additional information.

   In October 2000, PPL Global announced a partnership with the Claro group, a key shareowner of CGE, a leading energy distribution company in Chile and Argentina. PPL Global had a 2.9% ownership interest in CGE at December 31, 2000. Under the terms of the partnership, the Claro group had the right to sell up to an additional 5.6% to PPL Global over the next two years. In January 2001, PPL Global purchased the additional 5.6% of CGE from the Claro group, bringing its total investment to $141 million, or 8.5%. CGE provides electricity delivery services to 1.4 million customers in Chile, and natural gas delivery services to 200,000 customers in Santiago.

   ENERGY RELATED BUSINESSES

   In 1998, PPL Energy Supply acquired H.T. Lyons, Inc. and McClure Company. In 1999, McCarl's, Inc., PPL Energy Services Northeast, Inc. and Burns Mechanical, Inc. were acquired. In 2000, three smaller mechanical engineering and contracting firms were acquired. The individual purchase prices of these acquisitions were not significant.

   In February 2001, a subsidiary of PPL Energy Services Northeast executed an agreement acquiring certain service assets from mechanical contracting and engineering subsidiaries of NiSource Inc. for an amount that was not significant. Assets acquired include contracts in process, accounts receivable, fixed assets and intangibles.

10. STOCK-BASED COMPENSATION

   Under the PPL ICP and ICPKE (together, the Plans), restricted shares of PPL common stock as well as stock options may be granted to officers and other key employees of PPL and other affiliated companies, including PPL Energy Supply. Awards under the Plans are made in the common stock of PPL by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and by the PPL Corporate Leadership Council in the case of the ICPKE. Each Plan limits the number of shares available for awards to two percent of the outstanding common stock of PPL on the first day of each calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these shares that has not been granted may be carried over and used in any subsequent year. If any award lapses or is forfeited or the rights to the participant terminate, any shares of common stock are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held as treasury stock by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


RESTRICTED STOCK

   Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. However, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death. Restricted shares vest fully if control of PPL changes, as defined by the Plans.

   Restricted stock awards of 227,858, 25,100 and 13,421 shares, with per share weighted-average fair values of $21.52, $26.77, and $22.16, were granted in 2000, 1999 and 1998, respectively. Compensation expense for these three years was not significant.

   At December 31, 2000, there were 426,989 restricted shares outstanding. Included in this total were restricted stock awards of 117,490, 23,430 and 19,690, with per share weighted-average fair values of $21.27, $26.71, and $22.48 granted in 2000, 1999, and 1998, respectively, to employees of predecessors prior to the inclusion of such predecessors in PPL Energy Supply.

   Restricted stock awards currently vest from three to twenty-one years from the date of grant.

STOCK OPTIONS

   Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL's common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and the PPL Corporate Leadership Council in the case of the ICPKE. The Committee (or the Corporate Leadership Council, in the case of the ICPKE) has discretion to accelerate the exercisability of the options. All options expire ten years from the grant date. The options become exercisable if control of PPL changes, as defined by the Plans. PPL does not grant Incentive Stock Options under these Plans.

   PPL Energy Supply applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options. Since stock options are granted at market price, no compensation cost has been recognized. Compensation calculated in accordance with the disclosure requirements of FASB 123, "Accounting for Stock-Based Compensation," was not significant.

   A summary of stock option activity related to PPL Energy Supply follows:

                                           2000                      1999
                                 ------------------------- -------------------------
                                          WEIGHTED AVERAGE          WEIGHTED AVERAGE
                                 SHARES    EXERCISE PRICE  SHARES    EXERCISE PRICE
                                 -------  ---------------- -------  ----------------
Outstanding at beginning of year 147,900       $26.85
Granted (a)..................... 583,330       $22.67      226,680       $26.85
Exercised....................... (28,495)      $26.84
Forfeited....................... (46,980)      $25.05      (78,780)      $26.84
                                 -------                   -------
Outstanding at December 31,..... 655,755       $23.27      147,900       $26.85
Exercisable at December 31,.....  69,463       $25.76

--------
(a) Include amounts granted in 1999 to employees of predecessors prior to the inclusion of such predecessors in PPL Energy Supply.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   The weighted average fair values of options at their grant date during 2000 and 1999 were $3.32 and $2.37, respectively. The estimated fair value of each option granted is calculated using a modified Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

                                              2000    1999
                                             ------  ------
                   Risk-free interest rate..   6.72%   5.61%
                   Expected option term..... 10 yr.  10 yr.
                   Expected stock volatility  20.04%  16.19%
                   Dividend yield...........   5.70%   6.60%


   Outstanding options had a weighted-average remaining life of 8.9 years at December 31, 2000.

11. RETIREMENT AND POSTEMPLOYMENT BENEFITS

   PENSION AND OTHER POSTRETIREMENT BENEFITS

   PPL and its subsidiaries, including certain PPL Energy Supply predecessors, sponsor various pension and other postretirement and postemployment benefit plans.

   PPL Montana sponsors a funded, noncontributory defined benefit plan covering substantially all employees. PPL Montana, PPL Global and PPL EnergyPlus also sponsor supplemental retirement plans that provide benefits to directors, executives, and other key management employees through nonqualified retirement plans.

   PPL Montana also sponsors a postretirement plan to provide for certain health care and life insurance benefits for its employees upon retirement.

   Employees of other PPL Generation and PPL EnergyPlus subsidiaries are provided similar benefits to those listed above under plans sponsored by PPL.

   The disclosures that follow relate only to those plans sponsored by U.S. subsidiaries of PPL Energy Supply.

   Net pension and postretirement medical benefit costs were (millions of dollars):

                                                                      POSTRETIREMENT MEDICAL
                                                     PENSION BENEFITS        BENEFITS
                                                     ---------------- ----------------------
                                                     2000   1999 1998  2000        1999 1998
                                                     -----  ---- ---- ----         ---- ----
Service cost........................................ $ 1.8  $ .2 $ .2 $ .2
Interest cost.......................................   2.4    .2   .2   .3
Expected return on plan assets......................  (2.2)
Net amortization and deferral.......................    .3    .2
                                                     -----  ---- ----  ----         -    -
Net periodic pension and postretirement benefit cost $ 2.3  $0.6 $0.4 $0.5
                                                     =====  ==== ====  ====         =    =

   Postretirement medical costs at December 31, 2000 were based on the assumption that costs would increase 7.25% in 2000, then the rate of increase would decline gradually to 6% in 2006 and thereafter. A one-percentage point change in the assumed health care cost trend assumption would have an insignificant affect on service and interest cost components, and the postretirement obligation.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   The following assumptions were used in the valuation of the benefit obligations:

                                                POSTRETIREMENT MEDICAL
                               PENSION BENEFITS        BENEFITS
                               ---------------  ----------------------
                               2000  1999 1998   2000       1999  1998
                               ----  ---- ----  ----       ----   ----
Discount rate.................  7.5% 7.0% 6.25% 7.5%       7.0%
Expected return on plan assets  9.2% 8.0%
Rate of compensation increase. 4.75% 5.0%  5.0%

   The funded status of the combined plans was as follows (millions of dollars):

                                                                                  POSTRETIREMENT MEDICAL
                                                                 PENSION BENEFITS        BENEFITS
                                                                 ---------------  ----------------------
                                                                  2000     1999      2000        1999
                                                                 -----    ------    -----        -----
Change in Benefit Obligation
Benefit Obligation, January 1................................... $34.5    $  3.3  $ 3.5
   Service cost.................................................   1.8        .2     .2
   Interest cost................................................   2.4        .2     .3
   Plan amendments..............................................    .3       1.8
   Actuarial (gain)/loss........................................  (2.5)      (.6)    .2
   Acquisitions/Divestitures....................................            29.6               $ 3.5
                                                                 -----    ------    -----        -----
Benefit Obligation, December 31................................. $36.5    $ 34.5  $ 4.2        $ 3.5
                                                                 =====    ======    =====        =====

Change in Plan Assets
Plan assets at fair value, January 1............................ $23.8
   Actual return on plan assets.................................    .6
   Acquisitions/divestitures....................................   3.2    $ 23.8
                                                                 -----    ------
Plan assets at fair value, December 31.......................... $27.6    $ 23.8
                                                                 =====    ======

Funded Status
Funded Status of Plan........................................... $(8.9)   $(10.7) $(4.2)       $(3.5)
Unrecognized prior service cost.................................   2.7       2.7
Unrecognized net loss...........................................   (.4)       .4    (.1)
                                                                 -----    ------    -----        -----
Liability recognized............................................ $(6.6)   $ (7.6) $(4.3)       $(3.5)
                                                                 =====    ======    =====        =====

Amounts recognized in the Consolidated Balance Sheet consist of:
   Accrued benefit liability.................................... $(6.6)   $ (7.6) $(4.3)       $(3.5)
   Intangible asset.............................................    .1        .2
   Additional minimum liability.................................   (.1)      (.2)
                                                                 -----    ------    -----        -----
   Net amount recognized........................................ $(6.6)   $ (7.6) $(4.3)       $(3.5)
                                                                 =====    ======    =====        =====

   The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were (in millions) $4, $2 and $0, respectively, as of December 31, 2000 and $5, $2 and $0, respectively, as of December 31, 1999.

   PPL Energy Supply affiliates engaged in mechanical contracting and engineering services make contributions to various union sponsored multi-employer pension and health and welfare plans. Contributions (in millions) of $10, $8 and $1 were made in 2000, 1999 and 1998, respectively.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

   PPL Global assumed the pension liability for employees of CEMAR in connection with its acquisition in June 2000. CEMAR sponsors a funded contributory defined benefit plan for its employees. At September 30, 2000 the projected benefit obligation was $42 million offset by plan assets of $32 million, resulting in a recognized liability of $10 million.

SAVINGS PLANS

   Substantially all U.S. employees of PPL Energy Supply are eligible to participate in deferred savings plans (401(k)s). Company contributions to the plans charged to operating expense approximated $4 million in 2000 and were less than $1 million in 1999 and 1998 due to the timing of PPL Montana and the other PPL Generation companies becoming predecessors of PPL Energy Supply.

12. JOINTLY OWNED FACILITIES

   At December 31, 2000, PPL Energy Supply owned undivided interests in the following facilities (millions of dollars):

                                    ELECTRIC
                                    UTILITY                        CONSTRUCTION
                        OWNERSHIP   PLANT IN  OTHER   ACCUMULATED    WORK IN
                        INTEREST    SERVICE  PROPERTY DEPRECIATION   PROGRESS
                        ---------   -------- -------- ------------ ------------
PPL GENERATION
Generating Stations
   Susquehanna.........   90.00%     $4,187              $3,504        $21
   Keystone............   12.34%         70                  45          1
   Wyman...............    8.33%         15                   1
   Conemaugh...........   11.39%(a)     107                  54
Merrill Creek Reservoir    8.37%               $22           12

--------
(a)On January 8, 2001, a PPL Generation subsidiary purchased an additional 83 megawatts of generation capacity at the Conemaugh Generating station. The addition brings PPL Generation's ownership to 16.25%.

   Each PPL Generation subsidiary, either on its own behalf or through another PPL Energy Supply affiliate, provided its own financing for its share of the facilities above. Each receives a portion of the total output of the generating stations equal to its percentage ownership. The share of fuel and other operating costs associated with the stations is reflected on the Consolidated Statement of Income.

13. COMMITMENTS AND CONTINGENT LIABILITIES

   PPL Energy Supply and its related subsidiaries are involved in numerous legal proceedings, claims and litigation in the ordinary course of business. PPL Energy Supply and its subsidiaries cannot predict the ultimate outcome of such matters, or whether such matters may result in material liabilities; however, PPL Energy Supply and its subsidiaries believe they have meritorious defense to all such proceedings, claims and litigation.

   WHOLESALE ENERGY COMMITMENTS

   As part of the purchase of generation assets from Montana Power, PPL Montana agreed to supply electricity to Montana Power under two wholesale transition service agreements. The agreements expire in 2001 and 2002. PPL Montana also agreed to supply electricity to another party through December 2010. Additionally, PPL

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

Montana assumed a power purchase agreement, which expires in April 2010. In accordance with purchase accounting requirements, PPL Montana recorded a liability of $118 million as an estimate of the fair value of the contracts at the acquisition date. The supply and purchase contracts are prospectively amortized over the contract terms as adjustments to "Wholesale energy marketing and trading" revenues and "Energy purchases," respectively. The unamortized balances associated with these wholesale energy commitments (in millions) were $99 and $97 at December 31, 2000 and 1999, respectively.

   LIABILITY FOR ABOVE MARKET NUG CONTRACTS

   At June 30, 1998, PPL Electric recorded a loss accrual for above market contracts with NUGs of $854 million. Effective January 1999, PPL Electric began reducing this liability as an offset to "Energy purchases" on the Consolidated Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final existing NUG contract expires in 2014. In connection with the corporate realignment, effective July 1, 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. The liabilities associated with these above market NUG contracts were $674 million at December 31, 2000.

   COMMITMENTS--ACQUISITIONS AND DEVELOPMENT ACTIVITIES

   PPL Global and its subsidiaries have committed additional capital and extended loans to certain affiliates, joint ventures and partnerships in which they have an interest. At December 31, 2000, PPL Global and its subsidiaries had approximately $839 million of such commitments. The majority of these commitments are for the purchase of turbines from General Electric, as well as the January 2001 Conemaugh and CGE acquisitions, as discussed in Note 9.

   NUCLEAR INSURANCE

   PPL Susquehanna is a member of certain insurance programs that provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PPL Susquehanna is also a member of an insurance program that provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PPL Susquehanna could be assessed retroactive premiums in the event of the insurers' adverse loss experience. At December 31, 2000, this maximum assessment was about $20 million.

   PPL Susquehanna's public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $9.5 billion under provisions of The Price Anderson Amendments Act of 1988. PPL Susquehanna is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PPL Susquehanna could be assessed up to $176 million per incident, payable at $20 million per year.

   ENVIRONMENTAL MATTERS

   AIR

   The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PPL Energy Supply is in substantial compliance with the Clean Air Act.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   The DEP has finalized regulations requiring further seasonal (May-June) NOx reductions to 80% from 1990 levels starting in 2003. These further reductions are based on the requirements of the Northeast Ozone Transport Region Memorandum of Understanding and two EPA ambient ozone initiatives: the September 1998 EPA State Implementation Plan (SIP) call (i.e., EPA's requirement for states to revise their SIPs) issued under Section 110 of the Clean Air Act, requiring reductions from 22 eastern states, including Pennsylvania; and the EPA's approval of petitions filed by Northeastern states, requiring reductions from sources in 12 Northeastern states and Washington, D.C., including sources of PPL Energy Supply. The EPA's SIP-call was substantially upheld by the D.C. Circuit Court of Appeals in an appeals proceeding.

   Although the Court extended the implementation deadline to May 2004, the DEP has not changed its rules accordingly. PPL Energy Supply expects to achieve the 2003 NOx reductions with the recent installation of SCR technology on the Montour units and possibly SCR or SNCR on a Brunner Island unit.

   The EPA has also developed new standards for ambient levels of ozone and fine particulates. These standards were challenged and remanded to the EPA by the D.C. Circuit Court of Appeals in 1999. However, on appeal to the United States Supreme Court, the D.C. Circuit Court's decision was reversed in part and remanded to the D.C. Circuit Court. The new particulates standard, if finalized, may require further reductions in SO2 for certain PPL Energy Supply facilities and year-round NOx reductions commencing in 2010-2012 at SIP-call levels in Pennsylvania, and at slightly less stringent levels in Montana. The revised ozone standard, if finalized, is not expected to have a material effect on facilities of PPL Energy Supply.

   Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine what emissions should be regulated and has determined that mercury emissions must be regulated. EPA is expected to develop regulations by 2004.

   In 1999, the EPA initiated enforcement actions against several utilities, asserting that older, coal-fired power plants operated by those utilities have, over the years, been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act. The EPA has since issued notices of violation and has commenced enforcement activities against other utilities, and has threatened to continue expanding its enforcement actions. At this time, PPL Energy Supply is unable to predict whether such EPA enforcement actions will be brought with respect to any of its affiliates' plants. However, the EPA regional offices that regulate plants in Pennsylvania (Region III) and Montana (Region VIII) have indicated an intention to issue information requests to all utilities in their jurisdictions and the Region VIII Office has issued such a request to PPL Montana's Corette plant. PPL Energy Supply cannot at present predict what, if any, action EPA may take following responses by its affiliates to such information requests. Should EPA commence one or more enforcement actions against affiliates of PPL Energy Supply, compliance with any EPA enforcement actions could result in additional capital and operating expenses in amounts which are not now determinable, but which could be significant.

   The EPA has put on hold its proposed revisions to its regulations that would have required power plants to meet "New Source" performance standards and/or undergo "New Source" review for many maintenance and repair activities that are currently exempted.

   WATER/WASTE

   The final National Pollutant Discharge Elimination System permit for the Montour plant contains stringent limits for iron discharges. The results of a toxic reduction study show that additional water treatment facilities or operational changes are needed at this station. A plan for these changes is being developed and will be submitted to DEP in the fall of 2001.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   The EPA significantly tightened the water quality standard for arsenic in 2000. However, the EPA has now withdrawn the standard in order to further study the matter. A tightened standard may require PPL Energy Supply to further treat wastewater and/or take abatement action at several of its power plants, the cost of which is not now determinable, but could be significant.

   Capital expenditures from 2001 to 2005 to correct groundwater degradation at fossil-fueled generating stations, and to address waste water control at facilities of PPL Energy Supply, are expected to approximate $217 million. Additional capital expenditures could be required beyond the year 2005 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the environmental regulations and to address waste water control, are also expected to result in increased operating costs in amounts which are not now determinable but which could be significant.

   EPA's proposed requirements for new or modified intake structures will affect where generating facilities are built, will establish intake design standards, and could lead to requirements for cooling towers at new power plants. These proposed regulations are expected to be finalized by August 2001. In the worst case, the rule could require new or modified cooling towers at one or more stations of PPL Energy Supply. Another new rule, also expected in 2001, will address existing structures. Each of these rules could impose significant costs on PPL Energy Supply, which are not now determinable.

   OTHER REMEDIATION

   In October 1999, the Montana Supreme Court held in favor of several citizens' groups that the right to a clean and healthful environment is a fundamental right guaranteed by the Montana Constitution. The court's ruling could result in significantly more stringent environmental laws and regulations, as well as an increase in citizens' suits under Montana's environmental laws. The effect on PPL Montana of any such changes in laws or regulations or any such increase in citizen suits is not currently determinable, but could be significant.

   Oil or other contamination from past spills and releases that may exist at facilities owned by PPL Energy Supply, is being addressed under a consent order with the DEP. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Energy Supply that cannot be estimated at this time. Under the Montana Power acquisition agreement, PPL Montana is indemnified by Montana Power for any pre-acquisition environmental liabilities. However, this indemnification is conditioned on certain circumstances that can result in PPL Montana and Montana Power sharing in certain costs within limits set forth in the agreement.

   GENERAL

   Due to the environmental issues discussed above or others, PPL Energy Supply may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Energy Supply also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable, but which could be significant.

   CREDIT SUPPORT FOR AFFILIATED COMPANIES

   PPL provides certain guarantees for PPL Energy Supply. As of December 31, 2000, PPL had guaranteed certain obligations of PPL EnergyPlus for up to $625 million under power purchase and sales agreements. PPL had also guaranteed certain obligations of PPL Energy Supply, totaling $103 million at December 31, 2000.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   SOURCE OF LABOR SUPPLY

   At December 31, 2000, PPL Energy Supply, though its predecessors, had approximately 7,196 full-time employees. This included 2,398 in PPL Generation, 1,697 in PPL EnergyPlus, 45 in PPL Global, and 3,056 in several Central and South American electric companies controlled by PPL Global.

   Approximately 31%, or 1,298 employees, of PPL Energy Supply's domestic workforce are members of labor unions, with three IBEW locals, representing nearly 1,290. The bargaining agreement with the largest union was negotiated in 1998 and expires in May of 2002. Three agreements will expire during 2001, for three locals representing about 320 employees in Montana. In June 2001, a tentative agreement was reached with the union representing PPL Montana's Colstrip plant union employees.

14. RELATED PARTY TRANSACTIONS

   A wholly-owned subsidiary of PPL Global extended a 90 million British pounds sterling loan facility to WPDH. This facility was subsequently reduced to 76.5 million British pounds sterling. This facility provided funds that were loaned to WPDL as temporary financing for the acquisition of Hyder. The facility was entered into September 28, 2000, and expires September 25, 2001. Interest is reset monthly based on sterling LIBOR. This rate was 6.4% as of December 31, 2000. At December 31, 2000, WPDH had borrowed 76.5 million British pounds sterling (US $114 million at the foreign exchange rate on December 31, 2000.) WPDH repaid this loan in May 2001.

   At December 31, 2000, PPL Global had a $135 million note payable to an affiliate of WPDH. The note was denominated in U.S. dollars, and provided for interest at market rates. PPL Global repaid this note in January, 2001.

   PPL and PPL Capital Funding provide funding for PPL Energy Supply. Such funding includes loans that are due on demand and interest is charged at a rate based on PPL Capital Funding's short-term borrowing rate. In addition, PPL Energy Supply has notes receivable from other affiliates of PPL. These notes were issued in conjunction with PPL's overall cash management strategies. Interest earned on loans to affiliated companies and interest incurred on borrowings from affiliated companies are included in "Other income--net" and "Interest expense", respectively, in the Consolidated Statement of Income. Intercompany interest income was $13 million in 2000. Intercompany interest expense was $86, $37 and $23 million in 2000, 1999 and 1998, respectively. Notes receivable from affiliated companies and short-term debt payable to affiliated companies at December 31, 2000 were (in millions) $1,279 and $2,120, respectively. These amounts include receivables from, and payables to, WPDH and its affiliates, as discussed above.

   As part of the corporate realignment, PPL Electric entered into power sales agreements with PPL EnergyPlus for the purchase of electricity to meet its obligations as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act. Under the terms of these agreements, this electricity is purchased by PPL Electric at the applicable shopping credits authorized by the PUC, plus nuclear decommissioning costs, less state taxes. These sales totaled $540 million for the six months ended December 31, 2000, and are included in "Wholesale energy marketing and trading" on the Consolidated Statement of Income.

   Also as part of the corporate realignment (see Note 15), PPL Electric executed a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates, and then sells the electricity at the same price to PPL EnergyPlus. These expenses

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

totaled $85 million for the six months ended December 31, 2000, and are included in "Energy purchases" on the Consolidated Statement of Income.

   Corporate functions such as financial, legal, human resources and information services were transferred to PPL Services in the corporate realignment. PPL Services bills the respective PPL subsidiaries for the cost of such services when the costs can be specifically identified. The cost of these services that are not directly charged to PPL subsidiaries are allocated to certain of the subsidiaries based on the relative capital invested by PPL in these subsidiaries. During the period July 1 to December 31, 2000, PPL Services charged PPL Energy Supply approximately $19 million for direct expenses, and allocated these entities approximately $14 million of overhead costs.

15. CORPORATE REALIGNMENT

   On July 1, 2000, PPL and PPL Electric completed a corporate realignment in order to effectively separate PPL Electric's regulated transmission and distribution operations from its recently deregulated generation operations and to better position the companies and their affiliates in the new competitive marketplace. The realignment included PPL Electric's transfer of certain generation and related assets, and associated liabilities, to PPL and PPL Energy Funding at book value. PPL Energy Funding contributed certain of these generating and unregulated marketing assets and liabilities at a net book value of approximately $1.6 billion, to PPL Generation and PPL EnergyPlus. The following increases (in millions) resulted from these non-cash contributions:

               ASSETS
               Notes receivable from affiliated companies $  427
               Unrealized energy trading gains...........    105
               Nuclear plant decommissioning trust fund..    269
               Property, plant and equipment.............  1,932
               Fuel, materials and supplies..............    144
               Other assets..............................     30
                                                          ------
                                                          $2,907
                                                          ======

                    LIABILITIES AND EQUITY
                    Unrealized energy trading losses $  105
                    Above market NUG contracts......    723
                    Deferred income taxes...........     52
                    Other noncurrent liabilities....    394
                    Other liabilities...............     45
                    Member's equity.................  1,588
                                                     ------
                                                     $2,907
                                                     ======

   PPL Energy Supply was subsequently formed as a subsidiary of PPL Energy Funding, to serve as the parent company for the competitive subsidiaries. As a result of the corporate realignment, PPL Generation's principal business is owning and operating U.S. generating facilities through various subsidiaries; PPL EnergyPlus' principal business is wholesale and unregulated retail energy marketing; and PPL Global's principal businesses are the acquisition and development of both U.S. and international energy projects, and the ownership and operation of international energy projects.

   The corporate realignment followed receipt of various regulatory approvals, including approvals from the Internal Revenue Service, the PUC, the FERC, and the NRC.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


16. ADOPTION OF SFAS 133

   On January 1, 2001, PPL Energy Supply adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. PPL Energy Supply, through the use of a cross-functional project team, has completed the process of identifying all derivative instruments, determining their fair market values, designating and documenting hedge relationships, and evaluating the effectiveness of those hedge relationships.

   In accordance with the transition provisions of SFAS 133, on January 1, 2001, PPL Energy Supply recorded a cumulative-effect charge of $181.7 million in the accumulated other comprehensive income component of Member's equity to recognize at fair value all derivatives that are designated as cash flow hedging instruments. This adjustment includes a credit of $5.8 million for derivatives that were previously deferred on the balance sheet. A majority of PPL Energy Supply's fixed price commodity contracts meet the definition of derivatives under SFAS 133. PPL Energy Supply uses these contracts and other financial derivative instruments to mitigate commodity price risk related to the sale of electricity as well as the purchase of oil, gas and coal. Many of these instruments have been designated as cash flow hedges of the anticipated purchases or sales of the commodity. The most significant portion of the cumulative-effect adjustment is attributed to forward sales contracts and financial swaps in which PPL Energy Supply has reserved and stands ready to deliver energy from the planned output of its wholly owned generating units. In these cases, PPL Energy Supply will realize a margin that represents the difference between the sales price and the average cost of generation.

   Future changes in the fair market values of these derivative instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in other comprehensive income. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income will be reported in earnings. To the extent that the hedges are not effective, the ineffective portion of the changes in the fair market value will be recorded directly in earnings. PPL Energy Supply expects to reclassify into earnings during the next twelve months $144.7 million from the transition adjustment that was recorded in accumulated other comprehensive income. The cash flow hedges described above cover various periods of time from January 2001 through December 2008.

   Under the terms of SFAS 133, PPL Energy Supply also recorded at fair value certain derivative instruments that did not qualify as hedges. This resulted in a cumulative-effect credit to earnings of $10.6 million in recognition of these instruments.

   The cumulative-effect adjustment in earnings to recognize at fair value all derivatives that are designated as fair-value hedging instruments and the cumulative-effect adjustment to recognize the difference between the carrying values and fair values of related hedged liabilities were insignificant.

17. SALES TO CALIFORNIA INDEPENDENT SYSTEM OPERATOR

   PPL Energy Supply, through PPL Montana, has made certain limited sales to the California (Cal) ISO, for which it has not yet been paid. Specifically, through January 2001, PPL Energy Supply has made approximately $18 million of sales to the Cal ISO. A small amount of these sales were ordered by the U.S. Secretary of Energy (Secretary) between December 14, 2000 and February 7, 2001 pursuant to emergency authority granted to the Secretary pursuant to Federal law. The Secretary has not exercised his emergency authority after February 7,

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

2001. PPL Energy Supply negotiated prices for a portion of the involuntary sales with the Cal ISO. The prices for the remaining ordered sales will be established in future proceedings at the FERC.

   Given the myriad of electricity supply problems presently faced by the California electric utilities and the Cal ISO, PPL Energy Supply cannot predict when it will receive payment for sales to the Cal ISO that have been made, or that may be required to be made in the future, or the final amounts of such payments. As of December 31, 2000, PPL Energy Supply has fully reserved for possible underrecoveries of payments for these sales. PPL Energy Supply may have to add to this reserve in future periods if it is required by the Secretary to continue to supply the Cal ISO.

   Litigation arising out of the California electric supply situation has been filed at the FERC and in California courts against sellers of energy to the Cal ISO. The plaintiffs and intervenors allege abuse of market power, among other things, and seek price caps on wholesale sales in California and other western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorneys' fees. Certain PPL Energy Supply subsidiaries have intervened in the FERC proceedings in order to protect its interests, but have not been named as defendants in any of the court actions. PPL Energy Supply cannot predict whether any of its subsidiaries will eventually be named in these lawsuits or other lawsuits, the outcome of any such litigation or the ultimate impact on PPL Energy Supply of the California electricity supply situation.

18. SUBSEQUENT EVENTS

   STRATEGIC INITIATIVE

   In April 2001, PPL announced a plan to confirm the structural separation of PPL Electric from PPL and PPL's other affiliated companies, in a transaction that leverages the electric transmission and distribution business of PPL Electric. Upon completion of the transaction, PPL will effectively double the amount of generating capacity it has to sell in wholesale electricity markets while allowing PPL to retain valuable advantages related to operating both energy supply and energy delivery businesses.

   The initiative will be effected through a series of steps including:

    . confirming the structural separation of PPL Electric from PPL and PPL's other affiliated companies;

    . an increase in the leverage of PPL Electric through the issuance of up to $900 million of senior secured bonds without any expected material impact at such issuance on PPL Electric's investment-grade credit rating; and

    . the solicitation by PPL Electric, in early June 2001, of bids to contract with energy suppliers to meet all of the electricity needs associated with its obligation to serve customers under capped rates through the end of 2009.

PPL Electric currently has a full requirements supply agreement with PPL EnergyPlus that expires at the end of 2001. Under the Pennsylvania Customer Choice Act, PPL Electric is required, through 2009, to provide electricity at pre-set prices to its delivery customers who do not select an alternate supplier. As part of the initiative, PPL Electric solicited bids to contract with energy suppliers to meet its obligation to deliver energy to its customers.

   In June 2001, PPL Electric announced that PPL EnergyPlus was the low bidder, among six bids examined, and was selected as the company to provide for the energy supply requirements of PPL Electric from 2002

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998

through 2009. PPL Electric has filed the contract with the PUC and the FERC, and has requested approvals by the middle of July 2001. Under this contract, PPL EnergyPlus would provide electricity at pre-established capped prices and receive a $90 million payment by January 1, 2002, to offset differences between the revenues expected under the capped prices and projected market prices through the life of the supply agreement. The contract would result in PPL EnergyPlus having an eight-year contract at market prices. Under its existing contract with PPL Electric, which expires at the end of 2001, PPL EnergyPlus provides all of PPL Electric's supply needs at the price cap level, regardless of the prevailing market price.

   TURBINE LEASE FINANCING

   As described in Note 9, in September 2000 a PPL Global subsidiary entered into a $550 million leasing arrangement with a lessor to lease turbine-generators and related equipment. The turbines are being financed using a leasing structure that eliminates the need for cash outlays during the turbine manufacturing process and diversifies PPL's funding sources. In May 2001, another PPL Global subsidiary entered into an agreement, initially for $900 million, to be increased to $1.2 billion upon syndication, for a financing lease structure for the acquisition, development and construction of several commercial power generation facilities. Certain obligations of the PPL Global subsidiary under this financing have been guaranteed by PPL Energy Supply. Closing on the syndication is anticipated in the third quarter of 2001.

   PPL MONTANA'S SUPPLY TO MONTANA POWER

   PPL Montana has two transition agreements to supply wholesale electricity to Montana Power. One agreement provides for the sale of 200 megawatts from the leasehold interest in Colstrip Unit 3 until December 2001. The second agreement covers Montana Power until its remaining load is zero, but in no event later than June 2002. In April 2001, PPL announced that PPL EnergyPlus has offered to provide Montana Power with 500 megawatts of energy to be supplied by PPL Montana. The delivery term of this new contract would be for five years beginning July 1, 2002, which is the day after the termination date of the second contract, pursuant to which PPL Montana supplies energy to Montana Power to serve its retail load not served by other providers or provided by Montana Power's remaining generation.

   Under the new contract, PPL Montana would be obligated to sell this energy to Montana Power only to the extent that the energy is produced by certain designated units of PPL Montana. The price under the contract would be fixed at 4 cents per kWh. However, if PPL Montana is subjected to significantly increased costs or regulatory burdens by the Montana Public Service Commission or the Montana Legislature or any other governmental authority during the contract period, PPL Montana could pass the resulting costs through to Montana Power as an addition to the contract price. Also, in that event PPL Montana could terminate the contract. After PPL EnergyPlus and Montana Power prepare and agree to a contract, it will be submitted to the Montana Public Service Commission and the FERC for review and approval. At this time, PPL Energy Supply and PPL Montana cannot predict if the parties will reach an agreement, whether any such agreement will be approved by the Montana Public Service Commission or the FERC on acceptable terms, what actions the Montana Public Service Commission, the Montana Legislature or any other governmental authority may take on these or related matters, or the ultimate impact on PPL Energy Supply and PPL Montana of any of these matters.

   PPL MONTANA'S SUPPLY TO MONTANA ENERGY POOL

   In June 2001, PPL Montana provided a proposed agreement to supply 20 megawatts to the Montana energy pool at 3.5 cents per kilowatt-hour. PPL Montana would supply electricity under this agreement through June 2002.

                            PPL ENERGY SUPPLY, LLC

                       DECEMBER 31, 2000, 1999 AND 1998


   UNIVERSITY PARK GENERATION PROJECT

   In April 2001, PPL Global announced plans to develop a power plant near University Park in Chicago, Illinois at an expected cost of $305 million. The Illinois plant will be a 540-megawatt, simple-cycle, natural gas-fired electric generation facility and is expected to be in service by the summer of 2002.

   SALE OF HYDER'S WATER BUSINESS

   As discussed in Note 9, WPDL had previously announced an agreement with the Welsh firm Glas for the disposition of Hyder's water business, Welsh Water. This agreement was made subject to the successful refinancing of Welsh Water. In May 2001, $2.7 billion of Welsh Water bonds were priced and spread across 12 tranches. Subsequently, in May 2001 Welsh Water was sold to Glas.

                            PPL ENERGY SUPPLY, LLC

                     CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                             SEPTEMBER 30, DECEMBER 31,
                                                                 2001          2000
                                                             ------------- ------------
                          ASSETS
CURRENT ASSETS
   Cash and cash equivalents................................    $   372      $   130
   Accounts receivable (less reserve: 2001, $60; 2000, $52).        299          355
   Accounts receivable from affiliated companies............        236          128
   Unbilled revenues........................................         98          142
   Notes receivable from affiliated companies...............        747        1,279
   Fuel, materials and supplies--at average cost............        222          154
   Prepayments..............................................         33           31
   Unrealized derivative gains..............................        201           79
   Deferred income taxes....................................          2           38
   Other....................................................         49           46
                                                                -------      -------
                                                                  2,259        2,382
                                                                -------      -------
INVESTMENTS
   Investments in unconsolidated affiliates--at equity......        767          800
   Investments in unconsolidated affiliates--at cost........        119           46
   Note receivable from affiliated companies................        649
   Nuclear plant decommissioning trust fund.................        258          268
   Other....................................................          8            4
                                                                -------      -------
                                                                  1,801        1,118
                                                                -------      -------

PROPERTY, PLANT AND EQUIPMENT--NET..........................      3,507        3,389
                                                                -------      -------
OTHER NONCURRENT ASSETS
   Goodwill, net............................................        443          452
   Deferred income taxes....................................         40           59
   Other....................................................         64           63
                                                                -------      -------
                                                                    547          574
                                                                -------      -------

                                                                 $8,114       $7,463
                                                                =======      =======


  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         2001          2000
                                                     ------------- ------------
              LIABILITIES AND EQUITY
CURRENT LIABILITIES
   Short-term debt..................................    $  109        $  170
   Short-term debt payable to affiliated companies..                   2,120
   Long-term debt...................................        32            33
   Accounts payable.................................       279           380
   Accounts payable to affiliated companies.........        99           169
   Above market NUG contracts.......................        89            93
   Wholesale energy commitments.....................        18            23
   Taxes............................................       158           145
   Dividends........................................                      93
   Unrealized derivative losses.....................       127            84
   Other............................................        55            46
                                                        ------        ------
                                                           966         3,356
                                                        ------        ------
LONG-TERM DEBT......................................       201           159
                                                        ------        ------
DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES
   Deferred income taxes and investment tax credits.        77            82
   Above market NUG contracts.......................       516           581
   Wholesale energy commitments.....................        65            76
   Nuclear plant decommissioning....................       273           280
   Other............................................       370           298
                                                        ------        ------
                                                         1,301         1,317
COMMITMENTS AND CONTINGENT LIABILITIES..............
                                                        ------        ------
MINORITY INTEREST...................................        52            54
                                                        ------        ------
MEMBER'S EQUITY.....................................     5,594         2,577
                                                        ------        ------
                                                        $8,114        $7,463
                                                        ======        ======


  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

                  CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                            FOR THE THREE MONTHS ENDED FOR THE NINE MONTHS ENDED
                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                            -------------------------- -------------------------
                                                2001          2000         2001         2000
                                               ------        ------       ------       ------
OPERATING REVENUES
   Wholesale energy marketing and trading.. $  799        $  889       $2,327       $1,051
   Retail electric and gas.................    169           199          624          631
   Energy related businesses...............    138            80          380          241
   Equity in earnings of unconsolidated
     affiliates............................     27            12           89           49
                                               ------        ------       ------       ------
                                             1,133         1,180        3,420        1,972
                                               ------        ------       ------       ------
OPERATING EXPENSES
   Operation
       Fuel................................    128           129          373          145
       Energy purchases....................    387           513        1,185          983
       Other operation and maintenance.....    188           169          577          241
       Transmission........................      6             9           40           38
   Depreciation and amortization...........     40            31          118           50
   Taxes, other than income................     10            18           34           39
   Project development.....................      1             3           13           12
   Energy related businesses...............    127            84          355          223
                                               ------        ------       ------       ------
                                               887           956        2,695        1,731
                                               ------        ------       ------       ------
OPERATING INCOME...........................    246           224          725          241
Other Income--net..........................     25             6           53           22
                                               ------        ------       ------       ------
INCOME BEFORE INTEREST EXPENSE, INCOME
  TAXES AND MINORITY INTEREST..............    271           230          778          263
Interest Expense...........................      7            31           35           86
                                               ------        ------       ------       ------
INCOME BEFORE INCOME TAXES AND MINORITY
  INTEREST.................................    264           199          743          177
Income Taxes...............................     98            73          249           53
Minority Interest..........................      1             3            4            4
                                               ------        ------       ------       ------
NET INCOME................................. $  165        $  123       $  490       $  120
                                               ======        ======       ======       ======


  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                                       FOR THE NINE
                                                                       MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                     ---------------
                                                                      2001     2000
                                                                     -------  ------
NET CASH PROVIDED BY OPERATING ACTIVITIES........................... $   354  $  231
                                                                     -------  ------
CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment...................    (299)   (122)
   Investment in generating assets and electric energy projects.....    (204)   (615)
   Net increase in notes receivable from affiliates.................     (15)    (47)
   Proceeds from Montana sale-leaseback.............................             410
   Other investing activities--net..................................      (3)    (32)
                                                                     -------  ------
Net cash used in investing activities...............................    (521)   (406)
                                                                     -------  ------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of long-term debt.......................................      98
   Retirement of long-term debt.....................................      (3)     (8)
   Distributions to Member..........................................    (333)   (149)
   Net decrease in short-term debt..................................     (50)   (350)
   Net increase (decrease) in short-term debt payable to affiliates.  (1,200)    561
   Contributions from Member........................................   1,897     116
                                                                     -------  ------
Net cash provided by financing activities...........................     409     170
                                                                     -------  ------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................     242      (5)
   Cash and Cash Equivalents at Beginning of Period.................     130      82
                                                                     -------  ------
   Cash and Cash Equivalents at End of Period....................... $   372  $   77
                                                                     =======  ======

NON-CASH CONTRIBUTIONS FROM MEMBER:
   Intercompany notes and accounts receivable....................... $   920
   Net assets transferred in corporate realignment..................          $1,588



  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

            CONDENSED CONSOLIDATED STATEMENT OF MEMBER'S EQUITY AND
                             COMPREHENSIVE INCOME
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                                 FOR THE THREE MONTHS FOR THE NINE MONTHS
                                                                        ENDED                ENDED
                                                                    SEPTEMBER 30,        SEPTEMBER 30,
                                                                 -------------------- ------------------
                                                                   2001        2000     2001       2000
                                                                  ------      ------   ------     ------
Member's equity--beginning of period............................ $5,118      $  924   $2,577     $  922
   Member's contributions.......................................    331       1,626    2,817      1,639
   Net income...................................................    165         123      490        120
   Other comprehensive income (loss), net of tax:
       Foreign currency translation adjustments.................    (12)         10      (83)         2
       Unrealized gain on qualifying derivatives................                          33
   Distributions to Member......................................     (8)       (149)    (240)      (149)
                                                                  ------      ------   ------     ------
Member's equity--end of period.................................. $5,594      $2,534   $5,594     $2,534
                                                                  ------      ------   ------     ------

Statement of Comprehensive Income:
   Net income................................................... $  165      $  123   $  490     $  120
   Other comprehensive income (loss), net of tax:
       Foreign currency translation adjustments, net of tax
         (benefit) of $(26), $(3), $(39), $(10).................    (12)         10      (83)         2
       Unrealized gain on qualifying derivatives,
         net of tax of $21......................................                          33
                                                                  ------      ------   ------     ------
   Total other comprehensive income (loss)......................    (12)         10      (50)         2
                                                                  ------      ------   ------     ------
   Comprehensive income......................................... $  153      $  133   $  440     $  122
                                                                  ======      ======   ======     ======




  The accompanying notes are an integral part of these financial statements.

                            PPL ENERGY SUPPLY, LLC

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 2001

   Terms and abbreviations appearing in these Notes to Unaudited Condensed Consolidated Financial Statements are explained in the Glossary of Terms and Abbreviations.

1. INTERIM FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The significant accounting policies of PPL Energy Supply are summarized in the Notes to the Consolidated Financial Statements for the years ended December 31, 2000, 1999 and 1998. These interim financial statements should be read in conjunction with those financial statements and the accompanying footnotes. Management believes that the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, necessary for a fair statement of results for the interim periods presented. Certain amounts in the December 31, 2000 financial statements have been reclassified to conform to the presentation in the September 30, 2001 financial statements.

2. SEGMENT AND RELATED INFORMATION

   PPL Energy Supply's reportable segments are Supply and International. The Supply group primarily consists of the domestic energy marketing and generation operations of PPL EnergyPlus and PPL Generation, as well as PPL Global's domestic development operations. The International group includes PPL Global's responsibility for the acquisition, development, ownership and operation of international energy projects. The majority of PPL Global's international investments are located in the U.K., Chile, El Salvador and Brazil. Segments include direct charges, as well as an allocation of indirect corporate costs, for services provided by PPL Services. These services costs include functions such as financial, legal, human resources, and information services.

   Financial data for PPL Energy Supply's business segments are as follows (millions of dollars):

                                                 THREE MONTHS   NINE MONTHS
                                                    ENDED          ENDED
                                                SEPTEMBER 30,  SEPTEMBER 30,
                                                -------------- -------------
                                                 2001    2000   2001   2000
                                                ------  ------ ------ ------
   INCOME STATEMENT DATA
   Revenues from external customers
      Supply................................... $  997  $1,099 $2,983 $1,660
      International............................    136      81    437    312
                                                ------  ------ ------ ------
                                                 1,133   1,180  3,420  1,972
   Intersegment revenues
      N/A--There are no intersegment revenues.

   Net income
      Supply...................................    167     115    454     89
      International............................     (2)      8     36     31
                                                ------  ------ ------ ------
                                                $  165  $  123 $  490 $  120

                                    SEPTEMBER 30, DECEMBER 31,
                                        2001          2000
                                    ------------- ------------
                 BALANCE SHEET DATA
                 Total assets
                    Supply.........    $5,648        $5,121
                    International..     2,466         2,342
                                       ------        ------
                                       $8,114        $7,463

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001



3. INVESTMENTS IN UNCONSOLIDATED AFFILIATES--AT EQUITY

   PPL Energy Supply's investments in unconsolidated affiliates accounted for under the equity method were $767 million and $800 million at September 30, 2001 and December 31, 2000. The most significant investment was PPL Global's investment in WPDH, which was $511 million at September 30, 2001 and $479 million at December 31, 2000. At September 30, 2001, PPL Global had a 51% equity ownership interest in WPDH, but shared joint control with Mirant. Accordingly, PPL Global accounts for its investment in WPDH (and other investments where it has majority ownership but lacks voting control) under the equity method of accounting.

   Summarized below is information from the financial statements of unconsolidated affiliates, as included in PPL Energy Supply's consolidated financial statements under the equity method for the periods noted (millions of dollars):

                                     THREE MONTHS   NINE MONTHS
                                         ENDED         ENDED
                                     SEPTEMBER 30, SEPTEMBER 30,
                                     ------------- -------------
                                      2001   2000   2001   2000
                                     ----   ----   ----   ----
               INCOME STATEMENT DATA
               Revenues............. $148   $100   $480   $338
               Operating Income.....   75     42    242    165
               Net Income...........   68     16    212     98

4. SALES TO OTHER ELECTRIC UTILITIES

   Under FERC-approved interconnection and power supply agreements, PPL EnergyPlus supplied capacity and energy to UGI. This agreement was terminated in February 2001.

   PPL EnergyPlus had a contract to provide BG&E with 129,000 kilowatts, or 6.6%, of PPL Susquehanna's share of capacity and related energy from the Susquehanna station. PPL EnergyPlus provided 407 million kWh to BG&E through May 2001, at which point the contract ended.

   PPL Montana provides power to Montana Power under two wholesale transition sales agreements. These agreements expire in December 2001 and June 2002. See
Note 13 regarding a new supply agreement beginning in July 2002.

5. CREDIT ARRANGEMENTS AND FINANCING ACTIVITIES

   CREDIT ARRANGEMENTS

   In June 2001, PPL Energy Supply entered into two credit facilities: a $600 million 364-day facility and a $500 million three-year facility. Obligations of PPL Energy Supply under these credit facilities were guaranteed by PPL. The PPL guarantee fell away in connection with PPL Energy Supply's issuance of senior notes described in Note 13. In addition, in June 2001, PPL Energy Supply entered into a 364-day revolving credit facility with PPL Capital Funding. PPL has guaranteed PPL Capital Funding's obligations under this agreement. At September 30, 2001, no borrowings were outstanding under any of these facilities.

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001



   PPL Montana has a $100 million Tranche B Revolver which matures in November 2002. The maturity date may be extended with the consent of the lenders. The Tranche B Revolver provides that up to $75 million of the commitment may be used to cause lenders to issue letters of credit. In the event that PPL Montana were to draw upon this facility and cause lenders to issue letters of credit on its behalf, PPL Montana would be required to reimburse the issuing lenders. At September 30, 2001, $50 million was outstanding under the Tranche B Revolver and $25 million of letters of credit were issued.

   In April 2001, PPL Montana executed a new credit facility to allow for incremental letter of credit capacity of $150 million. At September 30, 2001, there were no amounts outstanding under this facility. PPL has executed a commitment to the lenders under PPL Montana's $150 million credit facility that PPL will provide (or cause PPL Energy Supply to provide) letters of credit at such times and in such amounts as are necessary to permit PPL Montana to remain in compliance with its fixed price forward energy contracts or its derivative financial instruments entered into to manage energy price risks, to the extent that PPL Montana cannot provide such letters of credit under its existing credit agreements. No such letters of credit had been issued as of September 30, 2001.

   FINANCING ACTIVITIES

   In May 2001, a PPL Global subsidiary entered into an operating lease arrangement, initially for $900 million and increased in July 2001 to $1.06 billion upon syndication, for the development, construction and operation of several commercial power generation facilities. Certain obligations of the PPL Global subsidiary under this operating lease have been guaranteed by PPL Energy Supply. In addition, PPL had guaranteed PPL Energy Supply's obligations. PPL's guarantee of these obligations fell away in connection with PPL Energy Supply's issuance of senior notes, described in Note 13.

6. ACQUISITIONS, DEVELOPMENT AND DIVESTITURES

   DOMESTIC GENERATION PROJECTS

   In January 2001, PPL Montour acquired an additional interest in the coal-fired Conemaugh Power Plant from Potomac Electric Power Company. Under the terms of the acquisition agreement, PPL Montour and a subsidiary of Allegheny Energy, Inc. jointly acquired a 9.72% interest in the 1,711-megawatt plant. PPL Montour paid $78 million for this additional 83-megawatt interest. The purchase increased PPL Montour's ownership interest to 16.25% in the two-unit plant.

   In April 2001, PPL Global announced plans to develop a power plant near University Park in Chicago, Illinois. The plant would be a 540-megawatt, simple-cycle, natural gas-fired electric generation facility and is expected to be in service in 2002 at a captial cost of approximately $305 million. PPL Susquehanna also announced plans to increase the capacity of its Susquehanna nuclear plant by 100 megawatts with the installation of more efficient steam turbines on each of the two units. These improvements will be made in 2003 and 2004 and are expected to cost approximately $120 million.

   INTERNATIONAL DISTRIBUTION PROJECTS

   In January 2001, PPL Global purchased an additional 5.6% of CGE from the Claro group, bringing its total investment to $141 million, or about 8.5%. CGE provides electricity delivery service to 1.4 million customers in Chile, and natural gas delivery service to 200,000 customers in Santiago.

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001



   In May 2001, WPDL successfully completed the sale of Hyder's water business, Welsh Water, to the Welsh firm Glas Cymru Cyfyngedig for one British pound sterling and the assumption of all of Welsh Water's debt.

7. COMMITMENTS AND CONTINGENT LIABILITIES

   PPL Energy Supply and its related subsidiaries are involved in numerous legal proceedings, claims and litigation in the ordinary course of business. PPL Energy Supply and its subsidiaries cannot predict the ultimate outcome of such matters, or whether such matters may result in material liabilities.

   WHOLESALE ENERGY COMMITMENTS

   As part of the purchase of generation assets from Montana Power, PPL Montana agreed to supply electricity under two wholesale transition service agreements. In addition, PPL Montana assumed a power purchase agreement and another power sales agreement. In accordance with purchase accounting guidelines, PPL Montana recorded a liability of $118 million as the estimated fair value of these agreements at the acquisition date. This liability is being amortized over the agreement terms as adjustments to "Wholesale energy marketing and trading" revenues and "Energy purchases" on the Statement of Income. The unamortized balance at September 30, 2001 was $83 million.

   LIABILITY FOR ABOVE MARKET NUG CONTRACTS

   At June 30, 1998, PPL Electric recorded an $854 million loss accrual for above market contracts with NUGs. Effective January 1999, PPL Electric began reducing this liability as an offset to "Energy purchases" on the Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final existing NUG contract expires in 2014. In connection with the corporate realignment, effective July 1, 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. The liabilities associated with these above market NUG contracts were $605 million at September 30, 2001.

   COMMITMENTS--ACQUISITIONS AND DEVELOPMENT ACTIVITIES

   PPL Global and its subsidiaries have committed additional capital and extended loans to certain affiliates, joint ventures and partnerships in which they have an interest. At September 30, 2001, PPL Global and its subsidiaries had approximately $889 million of such commitments. The majority of these commitments are for the lease of turbine generators and related equipment for domestic generation projects.

   MPSC ORDER

   In June 2001, the MPSC issued an order (MPSC Order) in which it found that Montana Power must continue to provide electric service to its customers at tariffed rates until its transition plan under the Montana Electricity Utility Industry Restructuring and Customer Choice Act is finally approved, and that purchasers of generating assets from Montana Power must provide electricity to meet Montana Power's full load requirements at prices to Montana Power that reflect costs calculated as if the generation assets had not been sold. PPL Montana purchased Montana Power's interest in two coal-fired plants and 11 hydroelectric units in 1999.

   In July 2001, PPL Montana filed a complaint against the MPSC with the U.S. District Court in Helena, Montana, challenging the MPSC Order. In its complaint, PPL Montana asserted, among other things, that the

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001


Federal Power Act preempts states from exercising regulatory authority over sale of electricity in wholesale markets, and requested the court to declare the MPSC action preempted, unconstitutional and void. In addition, the complaint requested that the MPSC be enjoined from seeking to exercise any authority, control or regulation of wholesale sales from PPL Montana's generating assets.

   At this time, PPL Energy Supply cannot predict the outcome of the proceedings related to the MPSC Order, whether the new supply agreement with Montana Power will be accepted by filing by the FERC, what actions the MPSC, the Montana Legislature or any other governmental authority may take on these or related matters, or the ultimate impact on PPL Energy Supply and PPL Montana of any of these matters.

   MONTANA POWER SHAREHOLDERS' LITIGATION

   In August 2001, a purported class-action lawsuit was filed by a group of shareholders of Montana Power against Montana Power, the directors of Montana Power, certain unnamed advisors and consultants of Montana Power, and PPL Montana. The plaintiffs allege, among other things, that Montana Power was required to, and did not, obtain shareholder approval of the sale of Montana Power's generation assets to PPL Montana in 1999. Although most of the claims in the complaint are against Montana Power, its board of directors, and its consultants and advisors, one claim is asserted against PPL Montana. That claim alleges that PPL Montana was privy to and participated in a strategy whereby Montana Power would sell its generation assets to PPL Montana without first obtaining Montana Power shareholder approval, and that PPL Montana has made net profits in excess of $100 million as the result of this illegal sale. The complaint requests that the court impose a "resulting and/or constructive trust" on both the generation assets themselves and the alleged $100 million of net profits realized by PPL Montana from such assets.

   The complaint also seeks 10% per annum interest on the amounts subject to the trust. PPL Montana is unable to predict the outcome of this matter.

   ENERGY SUPPLY TO ENERGY WEST RESOURCES, INC.

   In July 2001, PPL Montana filed an action in state court and a responsive pleading in federal court, both related to a breach of contract by Energy West Resources, Inc. (Energy West), a Great Falls, Montana-based energy aggregator. In the federal action, PPL Montana had requested that the court refrain from issuing a preliminary injunction and lift a temporary restraining order that had been issued in July 2001, prohibiting PPL Montana from seeking to terminate the contract under which it supplies energy to Energy West. In the state action, PPL Montana is seeking a judgment that Energy West violated the terms of the supply contract and should pay damages of at least $7.5 million. Subsequently, in July 2001, the federal court judge dissolved the temporary restraining order and stayed all proceedings in the case pending resolution by the FERC of a request by PPL Montana to terminate the contract between PPL Montana and Energy West. In September 2001, the FERC issued an order rejecting PPL Montana's request to terminate the contract. The FERC order was without prejudice, and PPL Montana may refile its notice of termination after the conclusion of the court proceedings. All litigation in this matter has been consolidated in the U. S. District Court for the District of Montana, Great Falls Division, and is proceeding in that forum. PPL Montana cannot predict the ultimate outcome of these proceedings.

   NUCLEAR INSURANCE

   PPL Susquehanna is a member of certain insurance programs which provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001


damage losses up to $2.75 billion under these programs. PPL Susquehanna is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PPL Susquehanna could be assessed retroactive premiums in the event of the insurers' adverse loss experience. At September 30, 2001, this maximum assessment was about $20 million.

   PPL Susquehanna's public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $9.5 billion under provisions of The Price Anderson Amendments Act of 1988. PPL Susquehanna is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PPL Susquehanna could be assessed up to $176 million per incident, payable at $20 million per year.

   ENVIRONMENTAL MATTERS

   AIR

   The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PPL Energy Supply subsidiaries are in substantial compliance with the Clean Air Act.

   The DEP has finalized regulations requiring further seasonal (May-June) NOx reductions to 80% from 1990 levels starting in 2003. These further reductions are based on the requirements of the Northeast Ozone Transport Region Memorandum of Understanding and two EPA ambient ozone initiatives: the September 1998 EPA State Implementation Plan (SIP) call (i.e., EPA's requirement for states to revise their SIPs) issued under Section 110 of the Clean Air Act, requiring reductions from 22 eastern states, including Pennsylvania; and the EPA's approval of petitions filed by Northeastern states, requiring reductions from sources in 12 Northeastern states and Washington D.C., including PPL Energy Supply sources. The EPA's SIP-call was substantially upheld by the D.C. Circuit Court of Appeals in an appeals proceeding.

   Although the Court extended the implementation deadline to May 2004, the DEP has not changed its rules accordingly. PPL Energy Supply expects to achieve the 2003 NOx reductions with the recent installation of SCR technology on the Montour units and possibly SCR or SNCR on a Brunner Island unit.

   The EPA has also developed a revised ambient ozone standard and a new standard for ambient fine particulates. These standards were challenged and remanded to the EPA by the D.C. Circuit Court of Appeals in 1999. However, on appeal to the United States Supreme Court, the D.C. Circuit Court's decision was reversed in part and remanded to the D.C. Circuit Court. The new particulates standard, if finalized, may require further reductions in SO\\2\\ for certain PPL Energy Supply subsidiaries and year-round NOx reductions commencing in 2010-2012 at SIP-call levels in Pennsylvania, and at slightly less stringent levels in Montana. The revised ozone standard, if finalized, is not expected to have a material effect on facilities of PPL Energy Supply subsidiaries.

   Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine what emissions should be regulated, and has determined that mercury emissions must be regulated. In this regard, the EPA is expected to develop regulations by 2004.

   In 1999, the EPA initiated enforcement actions against several utilities, asserting that older, coal-fired power plants operated by those utilities have, over the years, been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act. The EPA has since issued notices of violation and

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001


commenced enforcement activities against other utilities. At this time, PPL Energy Supply is unable to predict whether such EPA enforcement actions will be brought with respect to any of its affiliates' plants. However, the EPA regional offices that regulate plants in Pennsylvania (Region III) and Montana (Region VIII) have indicated an intention to issue information requests to all utilities in their jurisdiction, and the Region VIII Office has issued such a request to PPL Montana's Corette plant. PPL Energy Supply has responded to the information request. PPL Energy Supply cannot presently predict what, if any, action the EPA might take. The EPA has reportedly suspended further enforcement activity pending an interagency review of the "New Source" program. Should the EPA initiate one or more enforcement actions against PPL Energy Supply, compliance with any such EPA enforcement actions could result in additional capital and operating expenses in amounts which are not now determinable, but which could be significant.

   The New Jersey Department of Environmental Protection and some New Jersey residents have raised environmental concerns with respect to the Martins Creek Plant, particularly with respect to SO\\2 \\emissions. PPL Martins Creek is discussing these concerns with the New Jersey Department of Environmental Protection. In addition, the plant experienced several opacity violations in the first and second quarters of 2001. The cost of addressing New Jersey's SO\\2\\ concerns and the opacity issues is not now determinable, but could be significant.

   WATER/WASTE

   The final NPDES permit for the Montour plant contains stringent limits for iron discharges. The results of a toxic reduction study show that additional water treatment facilities or operational changes are needed at this station. A plan for these changes has been developed and was submitted to the DEP in August 2001.

   A draft NPDES permit has been issued to the Brunner Island plant. The draft permit contains a provision requiring further studies on the thermal impact of the cooling water discharge from the plant. Depending on the outcome of these studies, the plant could be subject to capital and operating costs that are not now determinable, but could be significant

   In 2000, the EPA significantly tightened the water quality standard for arsenic. However, the EPA has now withdrawn the standard in order to further study the matter. A tightened standard may require PPL Energy Supply subsidiaries to further treat wastewater and/or take abatement action at several of its power plants, the cost of which is not now determinable, but which could be significant.

   The EPA's proposed requirements for new or modified water intake structures will affect where generating facilities are built, will establish intake design standards, and could lead to requirements for cooling towers at new power plants. These proposed regulations are expected to be finalized by November 2001. The rule could require new or modified cooling towers at one or more PPL Energy Supply subsidiary stations. Another new rule, expected to be finalized in 2003, will address existing structures. Each of these rules could impose significant costs on PPL Energy Supply, which are not now determinable.

   OTHER REMEDIATION

   In October 1999, the Montana Supreme Court held in favor of several citizens' groups that the right to a clean and healthful environment is a fundamental right guaranteed by the Montana Constitution. The court's ruling could result in significantly more stringent environmental laws and regulations, as well as an increase in citizens' suits under Montana's environmental laws. The effects on PPL Energy Supply and PPL Montana of any such changes in laws or regulations or any such increase in legal actions are not now determinable, but could be significant.

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001



   Under the Montana Power Asset Purchase Agreement, PPL Montana is indemnified by Montana Power for any pre-acquisition environmental liabilities. However, this indemnification is conditioned on certain circumstances that could result in PPL Montana and Montana Power sharing in certain costs within limits set forth in the agreement.

   Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Energy Supply subsidiaries that cannot be estimated at this time.

   GENERAL

   Due to the environmental issues discussed above or others, PPL Energy Supply subsidiaries may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Energy Supply subsidiaries also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable, but which could be significant.

   CREDIT SUPPORT

   PPL provides certain guarantees for PPL Energy Supply and its subsidiaries. As of September 30, 2001, PPL had guaranteed certain obligations of PPL EnergyPlus for up to $1 billion under power purchase and sales agreements. PPL had also guaranteed certain obligations of PPL Energy Supply subsidiaries, totaling $679 million at September 30, 2001.

   See Note 5 for discussion of credit support for PPL Montana and guarantees under PPL Energy Supply's credit facilities.

8.RELATED PARTY TRANSACTIONS

   PPL, through PPL Capital Funding and other subsidiaries, provides certain funding for PPL Energy Supply and its subsidiaries. Such funding includes loans that are due on demand and interest is charged at a rate based on PPL Capital Funding's short-term borrowing rate. In addition, PPL Energy Supply has notes receivable from other affiliates of PPL. These notes were issued in conjunction with PPL's overall cash management strategies. Interest earned on loans to affiliated companies and interest incurred on borrowings from affiliated companies are included in "Other Income--net" and "Interest Expense," respectively, in the Statement of Income. Intercompany interest income (in millions) was $19 and $14 for the three months ended, and $38 and $21 for the nine months ended September 30, 2001 and 2000, respectively. Intercompany interest expense (in millions) was $0 and $28 for the three months ended, and $26 and $61 for the nine months ended September 30, 2001 and 2000, respectively. Notes receivable from affiliated companies at September 30, 2001 was $1.4 billion.

   PPL Global provided temporary financing to WPDL and WPDH in connection with the acquisition of Hyder. The outstanding loan receivables and accrued interest, 154.5 million British pounds sterling (approximately $220 million), were repaid in May 2001.

   At December 31, 2000, PPL Global had a $135 million note payable to an affiliate of WPDH. The note was denominated in U.S. dollars, and provided for interest at market rates. PPL Global repaid this note in January 2001.

   As part of the corporate realignment, PPL Electric entered into power purchase agreements with PPL EnergyPlus for the purchase of electricity to meet its obligations as a PLR for customers who have not selected an

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001


alternative supplier under the Customer Choice Act. Under the terms of these agreements, this electricity is purchased by PPL Electric at the applicable shopping credits authorized by the PUC, plus nuclear decommissioning costs, less state taxes. These sales totaled $347 million and $969 million for the three and nine months ended September 30, 2001, and are included in "Wholesale energy marketing and trading" on the Statement of Income. These agreements end on December 31, 2001. See Note 12 for a discussion of the new agreement with PPL EnergyPlus, whereby PPL EnergyPlus will provide electricity for PPL Electric's PLR load obligation through 2009.

   Also as part of the corporate realignment, PPL Electric executed a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates, and then sells the electricity at the same price to PPL EnergyPlus. These expenses totaled $44 million and $132 million for the three and nine months ended September 30, 2001, and are included in "Energy purchases" on the Statement of Income.

   Corporate functions such as financial, legal, human resources and information services were transferred to PPL Services in the corporate realignment. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that are not directly charged to PPL subsidiaries are allocated to certain of the subsidiaries based on the relative capital invested by PPL in these subsidiaries. For the three and nine months ended September 30, 2001, PPL Services charged PPL Energy Supply subsidiaries approximately $23 and $57 million for direct expenses, and allocated these entities approximately $10 and $27 million of overhead costs.

9.DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   PPL Energy Supply adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. Upon adoption and in accordance with the transition provisions of SFAS 133, PPL Energy Supply recorded a cumulative-effect credit of $11 million in earnings, included as an increase to "Wholesale energy marketing and trading" revenues and a decrease to "Energy purchases" on the Statement of Income. PPL Energy Supply also recorded a cumulative-effect charge of $182 million in accumulated other comprehensive income, a component of Member's Equity. As of September 30, 2001, the balance in accumulated other comprehensive income related to unrealized gains and losses on qualifying derivatives was a gain of $33 million, as a result of reclassifying part of the transition adjustment into earnings, changes in market prices and the adoption of Derivatives Implementation Group issue C15 (see discussion in "Implementation Issues" below).

   MANAGEMENT OF MARKET RISK EXPOSURES

   PPL Energy Supply's market risk exposure is the adverse effect on the value of a transaction that results from a change in commodity prices. The market risk associated with commodity prices is managed by the establishment and monitoring of parameters that limit the types and degree of market risk that may be undertaken. PPL Energy Supply actively manages the market risk inherent in its positions. The PPL Board of Directors has adopted risk management policies to manage the risk exposures related to energy prices. These policies monitor and assist in controlling these market risks and use derivative instruments to manage some associated commodity activities.

   PPL Energy Supply's derivative activities are subject to the management, direction and control of the Risk Management Committee (RMC). The RMC is composed of the chief financial officer and other officers of PPL. The RMC reports to the PPL Board of Directors on the scope of its derivative activities. The RMC sets forth risk-management philosophy and objectives through a corporate policy, provides guidelines for derivative-instrument usage, and establishes procedures for control and valuation, counterparty credit approval, and the monitoring and reporting of derivative activity.

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001



   PPL Energy Supply utilizes forward contracts, futures contracts, options and swaps as part of its risk management strategy to minimize unanticipated fluctuations in earnings caused by commodity prices. All derivatives are recognized on the balance sheet at their fair value, unless they qualify for the "normal purchases and sales" exclusion permitted by SFAS 133 (see discussion in "Implementation Issues" below).

   FAIR VALUE HEDGES

   PPL Energy Supply enters into financial contracts to hedge a portion of the fair values of firm commitments of forward electricity sales. These contracts range in maturity through 2004. For the three and nine months ended September 30, 2001, PPL Energy Supply did not recognize any gains or losses resulting from the ineffective portion of fair value hedges or from firm commitments that no longer qualified as fair value hedges.

   CASH FLOW HEDGES

   PPL Energy Supply enters into physical and financial contracts including, forwards, futures and swaps, to hedge the price risk associated with electric, gas and oil commodities. These contracts range in maturity through 2008. For the three and nine months ended September 30, 2001, PPL Energy Supply recorded a net-of-tax loss of $14 million and a net-of-tax gain of $9 million, respectively (reported in other comprehensive income).

   As a result of an unplanned outage and changes in other economic conditions, PPL Energy Supply discontinued certain cash flow hedges which resulted in a net loss of $22 million for the nine months ended September 30, 2001 (reported in "Wholesale energy marketing and trading" revenues in the Statement of Income). There was no gain or loss from the discontinuation of cash flow hedges for the three months ended September 30, 2001. The impact on the financial statements resulting from cash flow hedge ineffectiveness was immaterial.

   As of September 30, 2001, the deferred net loss on derivative instruments in accumulated other comprehensive income that are expected to be reclassified into earnings during the next twelve months was $4 million.

   IMPLEMENTATION ISSUES

   On June 29, 2001, the FASB issued definitive guidance on Derivatives Implementation Group issue C15: "Scope Exceptions: Normal Purchases and Normal Sales Exception for Option-Type Contracts and Forward Contracts in
Electricity." Issue C15 provides additional guidance on the classification and application of SFAS 133 relating to purchases and sales of electricity utilizing forward contracts and options. This guidance became effective as of July 1, 2001. On October 10, 2001 the FASB revised the guidance in Issue C15, principally related to the eligibility of options for the normal purchases and normal sales exception. The revised guidance is effective as of January 1, 2002.

   Purchases and sales of forward electricity and option contracts that require physical delivery and which are expected to be used or sold by the reporting entity in the normal course of business would generally be considered "normal purchases and normal sales" under SFAS 133. These transactions, while within the scope of SFAS 133, are not required to be marked to fair value in the financial statements because they qualify for the normal purchases and sales exception. As of September 30, 2001, accumulated other comprehensive income included an after tax gain of $17 million related to forward transactions classified as cash flow hedges prior to the Issue C15 guidance. This gain will be reversed from accumulated other comprehensive income as the contracts deliver through 2008.

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001



          UNREALIZED GAINS/LOSSES ON DERIVATIVES QUALIFIED AS HEDGES
                             (MILLIONS OF DOLLARS)
                                  (AFTER TAX)

                                                                              SEPTEMBER 30, 2001
                                                                           -----------------------
                                                                           THREE MONTHS NINE MONTHS
                                                                              ENDED        ENDED
                                                                           ------------ -----------
Unrealized gains on derivatives qualified as hedges, beginning of period:.     $33         $   0
Unrealized gains (losses) arising during period:
   Cumulative effect of change in accounting principle at January 1, 2001.                  (182)
   Other unrealized gains (losses)........................................      (4)          215
   Less: reclassification for net (losses) gains included in net income...      (4)
                                                                               ---         -----
Other comprehensive income................................................       0            33
                                                                               ---         -----
Unrealized gains on derivatives qualified as hedges, end of period........     $33         $  33
                                                                               ===         =====

10. NEW ACCOUNTING STANDARDS

   SFAS 141

   In June 2001, the FASB issued SFAS 141, "Business Combinations," which eliminates the pooling-of-interest method of accounting for business combinations and requires the use of the purchase method. In addition, it requires the reassessment of intangible assets to determine if they are appropriately classified either separately or within goodwill. SFAS 141 is effective for business combinations initiated after June 30, 2001. PPL Energy Supply adopted SFAS 141 on July 1, 2001 with no material impact on the financial statements.

   SFAS 142

   In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives. SFAS 142 requires an annual impairment test of goodwill and other intangible assets that are not subject to amortization. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The impact of adopting SFAS 142 is not yet determinable, but may be material.

   SFAS 143

   In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations," on the accounting for obligations associated with the retirement of long-lived assets. SFAS 143 requires a liability to be recognized in the financial statements for retirement obligations meeting specific criteria. Measurement of the initial obligation is to approximate fair value, with an equivalent amount recorded as an increase in the value of the capitalized asset. The asset will be depreciated in accordance with normal depreciation policy and the liability will be increased, with a charge to the income statement, until the obligation is settled. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The potential impact of adopting SFAS 143 is not yet determinable, but may be material.

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001



   SFAS 144

   In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." For long-lived assets to be held and used, SFAS 144 retains the requirements of SFAS 121 to (a) recognize an impairment loss only if the carrying amount is not recoverable from undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. For long-lived assets to be disposed of, SFAS 144 establishes a single accounting model based on the framework established in SFAS 121. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of segments of a business. SFAS 144 also broadens the reporting of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The impact of adopting SFAS 144 is not yet determinable, but is expected to be immaterial.

11. SALES TO CALIFORNIA INDEPENDENT SYSTEM OPERATOR AND TO OTHER PACIFIC NORTHWEST PURCHASERS

   PPL Energy Supply, through PPL Montana, has made approximately $18 million of sales to the California ISO, for which PPL Energy Supply has not yet been paid in full. Given the myriad of electricity supply problems presently faced by the California electric utilities and the California ISO, PPL Energy Supply cannot predict when it will receive payment. As of September 30, 2001, PPL Energy Supply has fully reserved for possible underrecoveries of payments for these sales.

   Litigation arising out of the California electric supply situation has been filed at the FERC and in California courts against sellers of energy to the California ISO. The plaintiffs and intervenors in these proceedings allege abuses of market power, manipulation of market prices, unfair trade practices and violations of state antitrust laws, among other things, and seek price caps on wholesale sales in California and other western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorneys' fees. Certain of PPL Energy Supply's subsidiaries have intervened in the FERC proceedings in order to protect their interests, but have not been named as defendants in any of the court actions. In addition, attorneys general in several western states, including California, have begun investigations related to the electricity supply situation in California and other western states. The FERC has determined that all sellers of energy in the California markets, including PPL Montana, should be subject to refund liability for the period beginning October 2, 2000 through June 20, 2001 and has initiated an evidentiary hearing concerning refund amounts. The FERC also is considering whether to order refunds for sales made in the Pacific Northwest, including sales made by PPL Montana. The FERC Administrative Law Judge assigned to this proceeding has recommended that no refunds be ordered for sales into the Pacific Northwest. The FERC presently is considering this recommendation. PPL Montana cannot predict whether or the extent to which any of its subsidiaries will be the target of any governmental investigation or named in these lawsuits, refund proceedings or other lawsuits, the outcome of any such proceedings or whether the ultimate impact on PPL Montana of the electricity supply situation in California and other western states will be material.

12. SUPPLY CONTRACT TO PPL ELECTRIC

   PPL EnergyPlus currently has a full requirements contract to provide PPL Electric with electricity sufficient for PPL Electric to meet its PLR obligations under the Pennsylvania Customer Choice Act at the pre-set prices

                            PPL ENERGY SUPPLY, LLC

                              SEPTEMBER 30, 2001

that PPL Electric charges such customers through the end of 2001. PPL EnergyPlus provides all of PPL Electric's supply needs at the price cap level through 2001, regardless of the prevailing market price. PPL Electric's PLR obligation extends through 2009. PPL Electric solicited bids to contract with energy suppliers to meet its obligations to deliver energy to its customers from 2002 through 2009. PPL EnergyPlus was the low bidder, and in June 2001 entered into a contract to provide electricity to PPL Electric sufficient for PPL Electric to meet its PLR obligation through 2009, at the pre-set rates PPL Electric is entitled to charge its customers during this period. In July 2001, the energy supply contract was approved by the PUC and accepted for filing by the FERC.

   Under this contract, PPL EnergyPlus will also receive a $90 million payment to offset differences between the revenues expected under the capped prices and projected market prices through the life of the supply agreement (as projected by PPL EnergyPlus at the time of its bid). The contract resulted in PPL EnergyPlus having an eight-year contract at current market prices. PPL has guaranteed the obligations of PPL EnergyPlus under the new contract. PPL Electric made the $90 million payment to PPL EnergyPlus in August 2001.

13. SUBSEQUENT EVENTS

   ENERGY SUPPLY TO MONTANA POWER

   In October 2001, PPL EnergyPlus reached an agreement to supply Montana Power with an aggregate of 450 megawatts of energy to be supplied by PPL Montana. The delivery term of this new contract is for five years beginning July 1, 2002, which is the day after the termination date of the last of the two existing contracts, pursuant to which PPL Montana presently supplies energy to Montana Power for its default supply.

   Under the agreement, PPL EnergyPlus will supply 300 megawatts of baseload electricity and 150 megawatts of on-peak electricity. The agreement has been filed for acceptance with the FERC.

   PPL ENERGY SUPPLY DEBT OFFERING

   In October 2001, PPL Energy Supply sold $500 million aggregate principal amount of its 6.40% senior notes due 2011, in a private placement. In connection with the issuance of the senior notes, PPL Energy Supply entered into a registration rights agreement pursuant to which PPL Energy Supply agreed, under certain circumstances, to conduct an exchange offer or file a shelf registration statement with respect to the senior notes. Proceeds of the senior note offering will be used to fund generation development and for general corporate purposes.

                            PPL ENERGY SUPPLY, LLC

                      GLOSSARY OF TERMS AND ABBREVIATIONS

BANGOR HYDRO--Bangor Hydro-Electric Company.

BG&E--Baltimore Gas & Electric Company.

CEMAR--Companhia Energetica do Maranhao, a Brazilian electric distribution company in which PPL Global has a majority ownership interest.

CGE--Compania General Electricidad, SA, a distributor of energy in Chile and Argentina, in which PPL Global has a minority ownership interest.

CLEAN AIR ACT--Federal legislation enacted to address certain environmental issues related to air emissions including acid rain, ozone and toxic air emissions.

CTC--competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

CUSTOMER CHOICE ACT--(Pennsylvania Electricity Generation Customer Choice and Competition Act)--legislation enacted to restructure the state's electric utility industry to create retail access to a competitive market for generation of electricity.

DEP--Pennsylvania Department of Environmental Protection.

DERIVATIVE--a financial instrument or other contract with all three of the following characteristics:


  .It has (1) one or more underlying instruments or contracts and (2) one or more notional amounts or payment provisions or both. Those terms determine the amount of the settlement or settlements, and, in some cases, whether or not a settlement is required.



  .It requires no initial net investment or an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors.



  .Its terms require or permit net settlement, it can readily be settled net by a means outside the contract, or it provides for delivery of an asset that puts the recipient in a position not substantially different from net settlement.


EC--Electricidad de Centroamerica, S.A. de C.V, an El Salvadoran holding company and the majority owner of Del Sur. PPL Global has 100% ownership of EC.

EITF (Emerging Issues Task Force)--an organization that aids the FASB in identifying emerging issues that may require FASB action.

EMEL--Empresas Emel, S.A., a Chilean electric distribution holding company of which PPL Global has majority ownership.

ENERGY MARKETING CENTER--business unit responsible for marketing and trading wholesale energy and capacity. Effective July 1, 2000, the Energy Marketing Center is part of PPL EnergyPlus.

EPA--Environmental Protection Agency.

FASB (Financial Accounting Standards Board)--a rulemaking organization that establishes financial accounting and reporting standards.

FERC (Federal Energy Regulatory Commission)--federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

GAAP--Generally accepted accounting principles.

HYDER--Hyder Limited, a subsidiary of WPDL and previous owner of South Wales Electricity plc. In March 2001, South Wales Electricity plc was sold to WPDH.

IBEW--International Brotherhood of Electrical Workers.

ICP--Incentive Compensation Plan.

ICPKE--Incentive Compensation Plan for Key Employees.

ISO--Independent System Operator.

JCP&L--Jersey Central Power & Light Company.

LIBOR--London Inter-bank Offered Rate.

MIRANT--Mirant Corporation, formerly Southern Energy Inc., a diversified energy company based in Atlanta. PPL Global and Mirant jointly own WPDH and WPD Investment Holdings Limited, the parent company of WPDL.

MONTANA POWER--The Montana Power Company, a Montana-based company engaged in diversified energy and communication-related businesses. Montana Power sold its generating assets to PPL Montana in December 1999.

NOX--nitrogen oxide.

NPDES--National Pollutant Discharge Elimination System.

NRC (Nuclear Regulatory Commission)--federal agency that regulates operation of nuclear power facilities.

NUGS (Non-Utility Generators)--generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

PJM (PJM Interconnection, LLC)--operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

PLR--Provider of last resort, refers to PPL Electric providing electricity to retail customers within its delivery territory who have chosen not to shop for electricity under the Customer Choice Act.

PPL--PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

PPL CAPITAL FUNDING--PPL Capital Funding, Inc., a PPL financing subsidiary.

PPL ELECTRIC--PPL Electric Utilities Corporation, a regulated subsidiary of PPL that transmits and distributes electricity in its service territory, and provides electric supply to retail customers in this territory as a PLR.

PPL ENERGY FUNDING--PPL Energy Funding Corporation, which is a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL ENERGYPLUS - PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply, which markets wholesale and retail electricity, and supplies energy and energy services in newly deregulated markets.

PPL ENERGY SUPPLY--PPL Energy Supply, LLC, the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries. Formed in November 2000, PPL Energy Supply is a subsidiary of PPL Energy Funding.


PPL GENERATION--PPL Generation, LLC, a subsidiary of PPL Energy Supply which, effective July 1, 2000, owns and operates U.S. generating facilities through various subsidiaries.

PPL GLOBAL--PPL Global, LLC, a subsidiary of PPL Energy Supply, which invests in and develops domestic and international power projects, and owns and operates international projects.

PPL MONTANA--PPL Montana, LLC, an indirect subsidiary of PPL Generation which generates electricity for wholesale sales in Montana and the Northwest.

PPL MONTOUR--PPL Montour, LLC, a fossil generating subsidiary of PPL Generation.

PPL SERVICES--PPL Services Corporation, a subsidiary of PPL which provides shared services for PPL and its subsidiaries.

PPL SUSQUEHANNA--PPL Susquehanna, LLC, the nuclear generating subsidiary of PPL Generation.

PUC (Pennsylvania Public Utility Commission)-- state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

PUC FINAL ORDER--final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric Utilities' restructuring proceeding.

PURPA (Public Utility Regulatory Policies Act of 1978)--legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

SCR--selective catalytic reduction.

SEC--Securities and Exchange Commission.

SFAS (Statement of Financial Accounting Standards)--accounting and financial reporting rules issued by the FASB.

SNCR--selective non-catalytic reduction.

SO\\2\\--sulfur dioxide.

SWEB--the trading name for South Western Electricity plc, a British regional electric utility company. Following the sale of its supply business in 1999, SWEB was renamed Western Power Distribution. See WPD, below.

UF--Inflation-indexed peso denominated unit.

UGI--UGI Corporation.

WPD--Western Power Distribution (South West) plc, a British regional electric utility company.

WPDH--WPD Holdings UK, a jointly owned subsidiary of PPL Global and Mirant. WPDH owns WPD and Western Power Distribution (South Wales) plc.

WPDL--Western Power Distribution Limited, a wholly owned subsidiary of WPD Investment Holdings Limited which is a jointly owned subsidiary of PPL Global and Mirant. WPDL owns 100% of the common shares of Hyder.

             PPL ENERGY SUPPLY: FINANCIAL STATEMENTS OF AFFILIATES

                OVERVIEW OF FINANCIAL STATEMENTS OF AFFILIATES

   Included in the Prospectus of PPL Energy Supply are financial statements of two equity-method investees of PPL Global, LLC. PPL Global, LLC is one of the predecessors of PPL Energy Supply, LLC. The investee financial statements are being provided in accordance with Rule 3.05 and Rule 3.09 of Regulation S-X.

RULE 3.05

   Tests were performed of businesses acquired during the period of the financial statements of PPL Energy Supply, LLC provided herewith. This period included the calendar years 1998, 1999 and 2000, and the interim nine-month period ended September 30, 2001.

   On September 29, 2000, Western Power Distribution Limited (WPDL), which is jointly owned by PPL Global, LLC and a subsidiary of Mirant Corporation (formerly Southern Energy Inc.), closed on the purchase of 110,156,041 shares of Hyder plc (Hyder), for a total purchase price of 394,879,954 pounds sterling ($583,830,012 based on current exchange rates at that time). When combined with WPDL's existing ownership interest in Hyder, this purchase gave WPDL approximately 70% of Hyder's total outstanding shares. Subsequent to September 29, WPDL purchased the remaining shares of Hyder and is the owner of South Wales Electricity plc, an electric distribution company serving approximately 1,000,000 customers in Wales. Hyder also owned Welsh Water and other service-oriented businesses. Hyder completed the sale of its water business in May 2001.

   This acquisition met the full financial statement requirements under Rule
3.05 of Regulation S-X. The audited financial statements for the three years ended March 31, 2000, the most recent year-end prior to the acquisition, are included in this prospectus. These financial statements were also previously filed by PPL Corporation, the previous parent of PPL Global, LLC and an SEC registrant, by a Form 8-K filed on October 20, 2000.

RULE 3.09

   Tests were also performed of unconsolidated investments of the predecessors of PPL Energy Supply, LLC at December 31, 2000, 1999 and 1998.

   PPL Global's equity investment in WPD Holdings UK (WPDH), in which it also shares joint control with Mirant, met the tests for significance in each of these periods.

   Accordingly, the audited financial statements for the years ended March 31, 2001, 2000 and 1999 are included in this prospectus. These financial statements are for SIUK plc, an indirect wholly-owned subsidiary of WPDH.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                          AND FINANCIAL STATEMENTS OF
                                   HYDER PLC
                    AS REQUIRED BY REGULATION S-X 210.3-05

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF
HYDER PLC

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of profit and loss account, cash flows, total recognized gains and losses, and reconciliation of movements in shareholders' funds, present fairly, in all material respects, the financial position of Hyder plc and its subsidiaries at March 31, 2000 and March 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles which are generally accepted in the United Kingdom. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States and United Kingdom, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income expressed in British Pounds Sterling for each of the three years in the period ended March 31, 2000 and the determination of consolidated shareholders' equity and consolidated financial position also expressed in British Pounds Sterling at March 31, 2000 and 1999 to the extent summarized in Note 45 to the consolidated financial statements.

PRICEWATERHOUSECOOPERS
Cardiff, United Kingdom

July 12, 2000, except for the contents of Note 45
which is as of August 18, 2000

                                   HYDER PLC

                         PRINCIPAL ACCOUNTING POLICIES

   The financial statements have been prepared in accordance with Accounting Standards applicable in the United Kingdom and, except for the treatment of investment properties and certain grants and customer contributions, comply with the Companies Act 1985. An explanation of these departures from the requirements of the Companies Act 1985 are given in the "Grants, customer contributions and infrastructure charges" and "Investment properties" sections below and notes 14(d) and 15, respectively. A summary of the principal group accounting policies, which have been consistently applied, is shown below.

CHANGES IN PRESENTATION OF FINANCIAL INFORMATION

   Since the previous directors' report and financial statements, the Accounting Standards Board has issued Financial Reporting Standard (FRS) 16--Current tax. In addition the Urgent Issues Task Force (UITF) has issued a number of abstracts in the year. FRS 15--Tangible fixed assets became mandatory in respect of the year ended 31 March 2000. In preparing the accounts for the year ended 31 March 1999, only the section of FRS 15 on infrastructure maintenance accounting had been adopted. Where relevant these financial statements comply with the new standards and UITF abstracts and have adopted in full FRS 15. Where appropriate comparative figures have been restated.

BASIS OF ACCOUNTING

   These financial statements have been prepared in accordance with the historical cost convention, as modified by the inclusion of an external professional valuation of the group's interest in certain investment properties.

BASIS OF CONSOLIDATION

   The group financial statements comprise a consolidation of the financial statements of Hyder plc and all its subsidiary undertakings and include the group's share of the profits or losses and net assets of joint venture and associated undertakings. The financial statements of the holding company and each subsidiary company are prepared to 31 March. Uniform accounting policies are adopted throughout the group.

ACQUISITIONS AND DISPOSALS

   The results of companies and businesses acquired or disposed of during the year are dealt with in the consolidated financial statements from the date of acquisition or until the date of disposal. Where appropriate, adjustments are made to bring different accounting policies of newly acquired companies into line with the existing group accounting policies.

   Goodwill arising from the purchase of subsidiary undertakings and investments in associated undertakings prior to the introduction of FRS 10--Goodwill and intangible fixed assets, representing the excess of the fair value of the purchase consideration (including costs of acquisition) over the fair value of net assets acquired, was written off against consolidated reserves in the year of acquisition. Goodwill, positive and negative, arising on acquisitions after 1 April 1997 is treated in accordance with FRS 10 and, where appropriate, is capitalised and amortised over its expected useful economic life.

   The profit or loss on the disposal of a previously acquired business is derived after adjusting for the attributable amount of purchased goodwill relating to that business not already charged to the profit and loss account.

TURNOVER

   Turnover represents the income receivable in the ordinary course of business for services provided and excludes value added tax.

JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

   The group's share of results of joint ventures and associated undertakings is included in the consolidated financial statements based on the latest audited accounts for each joint venture or associated undertaking and the management accounts for the relevant period up to 31 March.

EXCEPTIONAL ITEMS

   Exceptional items are those that need to be disclosed by virtue of their size and incidence. Such items are included within operating profit unless they represent profits or losses on the sale or termination of an operation, costs of a fundamental reorganisation or restructuring having a material effect on the nature and focus of the group, or profits or losses on the disposal of fixed assets. In these cases, separate disclosure is provided on the face of the profit and loss account after operating profit.

INTANGIBLE FIXED ASSETS

   Intangible fixed assets are included at cost and are amortised over their estimated useful economic lives.

TANGIBLE FIXED ASSETS AND DEPRECIATION

   Tangible fixed assets comprise:

      (i) water and sewerage infrastructure assets (being mains and sewers, impounding and pumped raw water storage reservoirs, dams, sludge pipelines and sea outfalls); and

      (ii) other assets (including properties, overground water and sewerage operational structures, electricity distribution networks, equipment and fixtures and fittings).

WATER AND SEWERAGE INFRASTRUCTURE ASSETS

   Infrastructure assets comprise a network of systems. Expenditure on infrastructure assets relating to increases in capacity or enhancements of the network and on maintaining the operating capability of the network in accordance with defined standards of service, is treated as additions which are included at cost after deducting grants and contributions.

   The depreciation charge on infrastructure assets is the level of annual expenditure required to maintain the operating capability of the network which is based on the independently certified asset management plan.

OTHER ASSETS

   Other assets are included at cost less accumulated depreciation. Freehold land is not depreciated. Other assets are depreciated over their estimated useful economic lives, which are principally as follows:

Freehold buildings.................................... 30-60 years
Leasehold properties.................................. over the period of the lease
Water and sewerage operational structures............. 40-80 years
Electricity distribution network assets............... 40 years
Fixed plant........................................... 20-40 years
Vehicles, mobile plant, equipment, computer hardware &
  capitalised software................................ 3-10 years

   Assets in the course of construction are not depreciated until commissioned.

   Electricity distribution network assets are depreciated at 3% per year for the first 20 years and 2% per year thereafter. All other assets are depreciated evenly over their estimated economic life.

LEASED ASSETS

   Where assets are financed by leasing arrangements which transfer substantially all the risks and rewards of ownership of an asset to the lessee (finance leases), the assets are treated as if they had been purchased and the corresponding capital cost is shown as an obligation to the lessor. Leasing payments are treated as consisting of a capital element and finance costs, the capital element reducing the obligation to the lessor and the finance charges being written off to the profit and loss account over the period of the lease in reducing amounts in relation to the written down amount. The assets are depreciated over the shorter of their estimated useful life and the lease period. All other leases are regarded as operating leases. Rental costs arising under operating leases are charged to the profit and loss account in the year to which they relate.

   Operating lease income receivable as lessor is recognised on a straight-line basis over the term of the lease.

GRANTS, CUSTOMER CONTRIBUTIONS AND INFRASTRUCTURE CHARGES

   Grants and customer contributions receivable relating to water and sewerage infrastructure assets have been deducted from the cost of fixed assets. This is not in accordance with the Companies Act 1985 which requires tangible fixed assets to be shown at cost and hence grants and contributions as deferred income. This departure from the requirements of the Companies Act 1985 is, in the opinion of the directors, necessary for the financial statements to show a true and fair view as while a provision is made for depreciation of infrastructure assets, these assets do not have determinable finite lives and therefore no basis exists on which to recognise grants and customer contributions as deferred income. The effect of this treatment on the value of tangible fixed assets is disclosed in note 14(d).

   Grants and customer contributions in respect of expenditure on other fixed assets are treated as deferred income and recognised in the profit and loss account over the expected useful economic lives of the related assets.

   Certain contributions noted above are wholly or partially refundable to electricity customers if an agreed volume of electricity is distributed to them. Such contributions are included in creditors until there is no further liability to make refunds.

INVESTMENT PROPERTIES

   In accordance with Statement of Standard Accounting Practice No. 19 "Accounting for Investment Properties", investment properties are included in the balance sheet at open market value. Depreciation is not applied, except where properties are held by the group on leasehold with an unexpired term of 20 years or less. This treatment departs from the general requirement of the Companies Act 1985 to provide depreciation on any asset which has a limited useful economic life. The directors consider that, as these properties are not held for consumption but for investment, to depreciate them would not give a true and fair view and thus it is necessary to adopt SSAP 19 in order to give a true and fair view (note 15).

   Profits and losses on the disposal of investment properties are calculated as the difference between the net sale proceeds and the net carrying value in the accounts (i.e. the value at the latest valuation). Any revaluation surplus or deficiency held within a revaluation reserve relating to the asset disposed of is released to profit and loss as a movement on reserves, and therefore does not impact on the statement of recognised gains and losses.

INVESTMENTS

   Long term investments held as fixed assets are stated at cost less amounts written off or provided to reflect impairments in value. Those held as current assets are stated at the lower of cost and net realisable value.

   Long term investments in infrastructure projects are recognised at the total committed amounts for equity and loan stock with outstanding commitments being disclosed as amounts due to associated undertakings and joint ventures.

STOCKS AND WORK IN PROGRESS

   Stocks are stated at the lower of cost and net realisable value which takes account of any provision necessary to recognise damage and obsolescence. Work in progress is valued at the lower of cost and net realisable value. Cost includes labour, materials, transport and directly attributable overheads.

AMOUNTS RECOVERABLE ON LONG TERM CONTRACTS

   Amounts recoverable on long term contracts represent work undertaken but not yet invoiced to customers. These amounts, which are included in debtors, are stated at cost plus attributable profit, to the extent that such profit is reasonably certain and after making provision for any foreseeable losses in completing contracts, less payments on account. For this purpose, cost comprises the direct costs of providing the service, together with directly attributable overheads.

PENSION COSTS

   Contributions are charged to the profit and loss account so as to spread the cost of pensions over employees' working lives with the group. Contribution rates are based on the advice of a professionally qualified actuary. Any difference between the charge to the profit and loss account and contributions paid is shown as an asset or liability in the balance sheet.

FOREIGN CURRENCIES

   On consolidation, balance sheets and profit and loss accounts of subsidiary undertakings are translated into sterling at closing rates of exchange. Exchange differences resulting from the translation at closing rates of net investments in subsidiary and associated undertakings are dealt with in the statement of total recognised gains and losses.

   Fixed asset investments denominated in foreign currencies which are hedged by related currency borrowings are translated into sterling at the rate of exchange ruling at the end of the financial year. The gains or losses arising from the retranslation of these investments at each year end are offset against those gains and losses arising on the retranslation of the related foreign exchange borrowings. Those fixed asset investments which are not hedged by related foreign currency borrowings are translated into sterling at the rate of exchange ruling at the date of acquisition.

   All other exchange gains or losses on settlement or translation at closing rates of exchange of monetary assets and liabilities are included in the determination of profit for the year.

FINANCIAL INSTRUMENTS

   Derivative instruments utilised by the group are currency swaps, currency forward exchange contracts, and interest rate swaps. Derivative instruments are used for hedging purposes to alter the risk profile of existing underlying exposures within the group. Currency swap agreements and currency forward exchange contracts are translated at the rates ruling in the agreements and contracts.

   Interest differentials, under interest swap arrangements used to manage interest rate exposure on borrowings and current asset investments, are recognised by adjusting interest payable or receivable as appropriate.

RESEARCH AND DEVELOPMENT

   Research and development expenditure is charged to the profit and loss account in the year in which it is incurred.

DEFERRED TAXATION

   Provision is made for deferred taxation, using the liability method, on all material timing differences to the extent that it is probable that a liability or asset will crystallise.

QUALIFYING EMPLOYEE SHARE OPTION TRUST (QUEST)

   The consolidated accounts include the shares in the company held by the group's Quest (note 30(c)). The shares held are included as fixed asset investments and are stated at cost less amounts provided to reflect impairment in value. Under the rules of the Quest dividends have been waived by the trustee. The expenses of the Quest which are borne by the group are expensed as incurred.

LONG TERM INCENTIVE PLAN (L-TIP)

   The consolidated accounts include the shares in the company held by the group's L-Tip (note 30(b)). Whilst the L-Tips are capable of vesting to the directors the cost of the ordinary shares are written off against profits over the three year performance period to which the conditional allocation relates. The cost of shares which have lapsed under the L-Tip criteria are credited to profits. The shares held are included in fixed assets investments and are stated at cost less amounts provided to reflect impairment in value.

                                   HYDER PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                         FOR THE YEARS ENDED 31 MARCH


                                                                          NOTE     2000    1999 RESTATED 1998 RESTATED
                                                                          ----   --------  ------------- -------------
                                                                                    LM          LM            LM
TURNOVER:
Group and share of joint ventures--continuing operations.................           810.8       709.7         664.3
Less: share of joint ventures............................................           (30.9)       (7.9)         (6.9)
                                                                                 --------     -------       -------
Group turnover--continuing operations....................................           779.9       701.8         657.4
Group turnover--discontinued operations..................................           506.0       592.6         527.7
                                                                                 --------     -------       -------
Group turnover........................................................... 2&3     1,285.9     1,294.4       1,185.1
                                                                                 --------     -------       -------
NET OPERATING COSTS:.....................................................   4
Continuing operations....................................................          (615.8)     (431.2)       (417.8)
Discontinued operations..................................................          (509.7)     (566.6)       (522.6)
                                                                                 --------     -------       -------
                                                                                 (1,125.5)     (997.8)       (940.4)
                                                                                 --------     -------       -------
GROUP OPERATING PROFIT:
Continuing operations....................................................           164.1       270.6         239.6
Discontinued operations..................................................            (3.7)       26.0           5.1
                                                                                 --------     -------       -------
                                                                                    160.4       296.6         244.7
                                                                                 --------     -------       -------
GROUP OPERATING PROFIT BEFORE EXCEPTIONAL ITEMS:
Continuing operations....................................................           274.8       270.6         279.6
Discontinued operations..................................................            14.2        26.0           5.1
                                                                                 --------     -------       -------
                                                                                    289.0       296.6         284.7
EXCEPTIONAL ITEMS:.......................................................   5
Continuing operations....................................................          (110.7)         --         (40.0)
Discontinued operations..................................................           (17.9)         --            --
                                                                                 --------     -------       -------
                                                                                   (128.6)         --         (40.0)
                                                                                 --------     -------       -------
GROUP OPERATING PROFIT AFTER EXCEPTIONAL ITEMS:
Continuing operations....................................................           164.1       270.6         239.6
Discontinued operations..................................................            (3.7)       26.0           5.1
                                                                                 --------     -------       -------
                                                                                    160.4       296.6         244.7
                                                                                 --------     -------       -------
SHARE OF OPERATING PROFIT IN:
Joint ventures--continuing operations....................................             6.0         2.6           2.6
Associates--continuing operations........................................             0.8         1.9           1.8
                                                                                 --------     -------       -------
                                                                                    167.2       301.1         249.1
TOTAL OPERATING PROFIT--GROUP AND SHARE OF JOINT VENTURES AND ASSOCIATES:
Continuing operations....................................................           170.9       275.1         244.0
Discontinued operations..................................................            (3.7)       26.0           5.1
                                                                                 --------     -------       -------
                                                                                    167.2       301.1         249.1
Group income from investments-continuing operations......................   7         3.5         9.9           9.3
Profit on disposal of interests in investments...........................   8         5.7        18.6           5.5
Profit on disposal of group operations...................................  39        47.0          --            --
                                                                                 --------     -------       -------
Profit on ordinary activities before interest............................           223.4       329.6         263.9
Interest receivable......................................................            24.2        20.5          17.8
INTEREST PAYABLE:
Group....................................................................   9      (166.3)     (143.4)       (113.5)
Joint ventures...........................................................            (4.6)       (0.7)           --
                                                                                 --------     -------       -------
Profit on ordinary activities before taxation............................            76.7       206.0         168.2
Ordinary taxation........................................................  10(a)     (1.9)       (8.6)        (13.6)
                                                                                 --------     -------       -------
Profit on ordinary activities after ordinary taxation....................            74.8       197.4         154.6
Exceptional taxation--windfall tax.......................................  10(b)       --          --        (281.9)
                                                                                 --------     -------       -------
Profit/(loss) on ordinary activities after taxation......................            74.8       197.4        (127.3)
Equity minority interests................................................            (0.2)         --            --
Dividends on preference shares and appropriations........................  11       (16.4)      (16.4)        (16.4)
                                                                                 --------     -------       -------
Profit/(loss) attributable to ordinary shareholders......................            58.2       181.0        (143.7)
Dividends on ordinary shares.............................................  11       (10.1)      (74.5)        (73.3)
                                                                                 --------     -------       -------
Retained profit/(loss) for the year......................................  32        48.1       106.5        (217.0)
                                                                                 ========     =======       =======
EARNINGS/(LOSS) PER ORDINARY SHARE:
   --Basic...............................................................  12        39.0p      123.4p        (99.8)p
   --Diluted.............................................................  12        39.0p      122.5p        (98.4)p
EARNINGS PER ORDINARY SHARE BEFORE EXCEPTIONAL ITEMS, PROFIT ON DISPOSAL
 OF GROUP OPERATIONS AND WINDFALL TAX:
   --Basic...............................................................  12        97.2p      123.4p        122.7p
   --Diluted.............................................................  12        97.1p      122.5p        120.9p
                                                                                 ========     =======       =======
Dividends per ordinary share.............................................  11         6.7p       50.4p         50.4p
                                                                                 ========     =======       =======

                                   HYDER PLC

                        BALANCE SHEETS AT 31 MARCH 2000

                                                                      GROUP              COMPANY
                                                               ------------------  ------------------
                                                        NOTE     2000      1999      2000      1999
                                                        ----   --------  --------  --------  --------
                                                                  LM        LM        LM        LM
FIXED ASSETS:
Intangible assets......................................  13         3.5       3.8        --        --
Tangible assets........................................  14     2,951.1   2,832.4       2.2       2.4
Investment properties..................................  15        10.9       9.4        --        --
Investments in:........................................  16
   Joint ventures:.....................................
       Share of gross assets...........................           217.2     150.2        --        --
       Share of gross liabilities......................          (179.4)   (129.8)       --        --
                                                                   37.8      20.4        --        --
   Associates..........................................            10.4       9.8        --        --
   Others..............................................            52.2      62.1   1,536.5   1,548.6
   Own shares..........................................            10.3      21.7      10.3      21.7
                                                               --------  --------  --------  --------
                                                                3,076.2   2,959.6   1,549.0   1,572.7
                                                               --------  --------  --------  --------
CURRENT ASSETS:
Stocks and work in progress............................  17        16.9      16.0        --        --
Debtors................................................  18       238.0     314.2     364.5     423.4
Current asset investments..............................  19       433.3     591.3     354.7     464.4
Cash at bank and in hand...............................            34.0      21.0       0.3       0.4
                                                               --------  --------  --------  --------
                                                                  722.2     942.5     719.5     888.2

CURRENT LIABILITIES:
Creditors: amounts falling due within one year.........  20(a)   (363.6)   (556.3)   (113.3)   (177.4)
                                                               --------  --------  --------  --------
Net current assets.....................................           358.6     386.2     606.2     710.8
                                                               --------  --------  --------  --------
Total assets less current liabilities..................         3,434.8   3,345.8   2,155.2   2,283.5
                                                               --------  --------  --------  --------
Creditors: amounts falling due after more than one year  20(b) (2,143.5) (2,147.0) (1,304.9) (1,302.2)
Provisions for liabilities and charges.................  27       (79.9)   (143.1)     (2.4)     (2.4)
Accruals and deferred income...........................  28      (159.8)   (155.3)       --        --
                                                               --------  --------  --------  --------
Net assets.............................................         1,051.6     900.4     847.9     978.9
                                                               ========  ========  ========  ========

CAPITAL AND RESERVES:
Called up share capital................................  29       392.8     388.4     392.8     388.4
Share premium account..................................  31       133.0     137.4     133.0     137.4
Reserves...............................................  32       525.1     372.0     322.1     453.1
Equity shareholders' funds.............................           844.3     691.2     641.3     772.3
Non-equity shareholders' funds.........................           206.6     206.6     206.6     206.6
Total shareholders' funds..............................         1,050.9     897.8     847.9     978.9
Equity minority interests..............................  33         0.7       2.6        --        --
                                                               --------  --------  --------  --------
                                                                1,051.6     900.4     847.9     978.9
                                                               ========  ========  ========  ========

   The financial statements above pages were approved by the Board of directors on 12 July 2000 and were signed on its behalf by:

                      J V H ROBINS P J TWAMLEY
                      Chairman     Group Finance Director

                                   HYDER PLC

                       CONSOLIDATED CASH FLOW STATEMENTS

                         FOR THE YEARS ENDED 31 MARCH

                                                                   NOTE  2000    1999    1998
                                                                   ---- ------  ------  ------
                                                                          LM      LM      LM
NET CASH INFLOW FROM OPERATING ACTIVITIES:
   --Continuing operations........................................  34   368.7   382.5   318.6
   --Discontinued operations......................................  34     7.9     1.3     6.4
                                                                        ------  ------  ------
                                                                         376.6   383.8   325.0
                                                                        ======  ======  ======
Dividends received from joint ventures and associated undertakings         0.7      --     0.9
                                                                        ======  ======  ======
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE:
Interest received.................................................        22.9    14.5    19.8
Interest paid.....................................................      (144.8) (115.5)  (96.0)
Preference dividend paid..........................................       (16.4)  (16.4)  (16.3)
Interest element of finance lease rental payments.................       (16.2)   (9.7)   (3.9)
Dividends received and other investment income....................         3.5    12.8    12.3
                                                                        ------  ------  ------
                                                                        (151.0) (114.3)  (84.1)
                                                                        ======  ======  ======
TAXATION:
UK corporation tax paid...........................................        (0.9)  (15.5)  (21.8)
Windfall tax paid.................................................          --  (141.0) (140.9)
Overseas tax (paid)/repaid........................................        (1.1)   (0.2)    0.1
                                                                        ------  ------  ------
                                                                          (2.0) (156.7) (162.6)
                                                                        ======  ======  ======
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT:
Sale of intangible fixed assets...................................         0.4      --      --
Purchase of tangible fixed assets.................................      (353.1) (447.4) (412.3)
Sale of tangible fixed assets.....................................         4.7     5.5     5.3
Purchase of fixed asset investments...............................        (1.7)   (5.7)   (0.4)
Sale of fixed asset investments...................................        12.5    61.3     6.7
Grants and contributions received.................................        14.3    19.0    29.4
                                                                        ------  ------  ------
                                                                        (322.9) (367.3) (371.3)
                                                                        ======  ======  ======
ACQUISITIONS AND DISPOSALS:
Purchase of additional interest in subsidiary undertakings........  38    (1.5)   (4.3)     --
Net cash acquired with subsidiaries...............................          --     1.9      --
Investments in joint ventures and associated undertakings.........        (3.9)  (11.9)   (6.8)
Sale of group operations..........................................  39   103.9      --      --
                                                                        ------  ------  ------
                                                                          98.5   (14.3)   (6.8)
                                                                        ======  ======  ======
Equity dividends paid.............................................       (98.4)  (18.5)  (32.0)
                                                                        ------  ------  ------
Cash outflow before use of liquid resources and financing.........       (98.5) (287.3) (330.9)
                                                                        ======  ======  ======
MANAGEMENT OF LIQUID RESOURCES:...................................
Purchase of commercial paper......................................      (323.0) (467.0) (569.9)
Sale of commercial paper..........................................       412.0   446.5   538.6
Net decrease/(increase) in deposits...............................        73.0  (269.2)   (1.1)
                                                                        ------  ------  ------
                                                                         162.0  (289.7)  (32.4)
                                                                        ======  ======  ======
FINANCING:
Issue of ordinary shares..........................................  36      --     0.5     4.9
New loans, finance leases and bonds...............................         2.0   621.5   482.8
Expenses of issuing bonds.........................................  36      --    (6.6)   (3.5)
Loan repayments...................................................  36   (57.5)   (9.0) (150.1)
Capital element of finance lease rental payments..................  36    (0.2)   (0.5)   (0.5)
                                                                        ------  ------  ------
                                                                         (55.7)  605.9   333.6
                                                                        ======  ======  ======
Increase/(decrease) in cash in the year...........................  37     7.8    28.9   (29.7)
                                                                        ======  ======  ======

                                   HYDER PLC

   STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES FOR THE YEARS ENDED MARCH

                                                                           2000  1999   1998
                                                                           ----  ----- ------
                                                                            LM    LM     LM
Profit/(loss) for the financial year attributable to ordinary shareholders 58.2  181.0 (143.7)
Currency translation differences on foreign currency net investments...... (1.3)   0.2   (3.2)
Surplus on revaluation of investment properties...........................  1.5    1.0   (0.2)
                                                                           ----  ----- ------
   Total recognised gains/(losses) for the year........................... 58.4  182.2 (147.1)
                                                                           ====  ===== ======

          RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS FOR THE
                             YEARS ENDED 31 MARCH

                                                                                      2000    1999    1998
                                                                                     -------  -----  ------
                                                                                       LM      LM      LM
Total recognised gains/(losses) for the year........................................    58.4  182.2  (147.1)
Ordinary dividends..................................................................   (10.1) (74.5)  (73.3)
New ordinary share capital issued...................................................     4.4    2.0     7.5
Premium on ordinary share capital issued............................................      --    0.4    39.5
Scrip dividend issued in lieu of cash dividend......................................    21.5   14.6    14.9
Utilisation of share premium account for the nominal value of ordinary shares issued
  under the scrip dividend..........................................................    (4.4)  (1.9)   (1.5)
Goodwill written off................................................................      --     --    (0.3)
Goodwill written back on disposal...................................................    84.0    2.0      --
Charge to reserves arising on issue of shares to qualifying employee share ownership
  trust.............................................................................      --     --   (18.7)
Adjustment to reserves on increased shareholding in subsidiary......................    (0.7)  (0.5)     --
                                                                                     -------  -----  ------
Net increase in shareholders' funds.................................................   153.1  124.3  (179.0)
At 1 April..........................................................................   897.8  773.5   952.5
                                                                                     -------  -----  ------
At 31 March......................................................................... 1,050.9  897.8   773.5
                                                                                     =======  =====  ======

   There is no material difference between the results disclosed in the profit and loss account and the results on an unmodified historical cost basis.

                                   HYDER PLC

                       NOTES TO THE FINANCIAL STATEMENTS

1. COMPANY PROFIT AND LOSS ACCOUNT

   As permitted by section 230 of the Companies Act 1985, the profit and loss account of the company has not been included in these financial statements. The loss after taxation for the year dealt with in the financial statements of the company was L125.8m (1999 profit of L74.7m; 1998 profit of L298.1m).

2. SEGMENTAL ANALYSIS BY CLASS OF BUSINESS

(A) TURNOVER

                                                            INTRA    INTER
                                                   TOTAL   SEGMENT  SEGMENT  EXTERNAL
                                                  TURNOVER TURNOVER TURNOVER TURNOVER
                                                  -------- -------- -------- --------
                                                     LM       LM       LM       LM
YEAR ENDED 31 MARCH 2000:
Continuing operations:
   Regulated water and sewerage activities.......   472.7     --       1.5     471.2
   Regulated electricity distribution activities.   199.1     --     124.2      74.9
   Infrastructure activities:
   --  Group.....................................   237.3    2.1      28.9     206.3
   --  Joint ventures............................    30.9     --        --      30.9
   Managed services activities...................   164.0    6.0     136.2      21.8
   Other activities..............................    21.6     --      15.9       5.7
                                                  -------    ---     -----   -------
                                                  1,125.6    8.1     306.7     810.8
Discontinued operations:.........................
   Energy supply activities......................   501.9     --       6.0     495.9
   Infrastructure activities.....................    10.1     --        --      10.1
                                                  -------    ---     -----   -------
                                                  1,637.6    8.1     312.7   1,316.8
                                                  =======    ===     =====   =======
Total:
   --  Group..................................... 1,606.7    8.1     312.7   1,285.9
   --  Joint ventures............................    30.9     --        --      30.9
                                                  =======    ===     =====   =======
YEAR ENDED 31 MARCH 1999:
Continuing operations:
   Regulated water and sewerage activities.......   456.0     --       1.5     454.5
   Regulated electricity distribution activities.   195.4     --     153.3      42.1
   Infrastructure activities:
   --  Group.....................................   225.8    4.6      33.4     187.8
   --  Joint ventures............................     7.9     --        --       7.9
   Managed services activities...................   176.1    4.4     162.1       9.6
   Other activities..............................    10.7     --       2.9       7.8
                                                  -------    ---     -----   -------
                                                  1,071.9    9.0     353.2     709.7

                                   HYDER PLC

                                                              INTRA    INTER
                                                     TOTAL   SEGMENT  SEGMENT  EXTERNAL
                                                    TURNOVER TURNOVER TURNOVER TURNOVER
                                                    -------- -------- -------- --------
                                                      LM        LM      LM       LM
DISCONTINUED OPERATIONS:
   Energy supply activities........................   588.9      --      6.7     582.2
   Infrastructure activities.......................    10.4      --       --      10.4
                                                    -------    ----    -----   -------
                                                    1,671.2     9.0    359.9   1,302.3
                                                    =======    ====    =====   =======
TOTAL:
   -- Group........................................ 1,663.3     9.0    359.9   1,294.4
   -- Joint ventures...............................     7.9      --       --       7.9
                                                    =======    ====    =====   =======
YEAR ENDED 31 MARCH 1998:
CONTINUING OPERATIONS:
   Regulated water and sewerage activities.........   440.7      --      1.2     439.5
   Regulated electricity distribution activities...   190.4      --    146.6      43.8
   INFRASTRUCTURE ACTIVITIES
     -- Group......................................   200.2     1.2     35.1     163.9
     -- Joint ventures.............................     6.9      --       --       6.9
   MANAGED SERVICES ACTIVITIES.....................   145.4    12.7    126.7       6.0
   OTHER ACTIVITIES................................     4.3      --      0.1       4.2
                                                    -------    ----    -----   -------
                                                      987.9    13.9    309.7     664.3
DISCONTINUED OPERATIONS:
   ENERGY SUPPLY ACTIVITIES........................   534.2      --     17.5     516.7
   INFRASTRUCTURE ACTIVITIES.......................    11.0      --       --      11.0
                                                    -------    ----    -----   -------
                                                    1,533.1    13.9    327.2   1,192.0
                                                    =======    ====    =====   =======
TOTAL:
   -- Group........................................ 1,526.2    13.9    327.2   1,185.1
   -- Joint ventures...............................     6.9      --       --       6.9
                                                    =======    ====    =====   =======

Turnover is derived from the following sources:

    -  External: transactions between group companies and external customers.

    - Intra segment: transactions between group companies trading within the same segment.

    - Inter segment: transactions between group companies trading in different segments.

                                   HYDER PLC

   (B) PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                      2000        2000                         1998        1998
                                     BEFORE    EXCEPTIONAL           1999     BEFORE    EXCEPTIONAL   1998
                                   EXCEPTIONAL    ITEMS    2000    RESTATED EXCEPTIONAL    ITEMS    RESTATED
                                      ITEMS     (NOTE 5)   TOTAL    TOTAL      ITEMS     (NOTE 5)    TOTAL
                                   ----------- ----------- ------  -------- ----------- ----------- --------
                                       LM          LM       LM        LM        LM          LM         LM
CONTINUING OPERATIONS:
Regulated water and sewerage
 activities.......................    186.0       (34.1)    151.9    166.6     178.3       (28.0)    150.3
Regulated electricity distribution
 activities.......................     87.5       (60.7)     26.8     96.0      86.1        (9.0)     77.1
Infrastructure activities.........     11.4        (4.4)      7.0     24.8      20.2        (5.2)     15.0
Managed services activities.......      6.7        (1.0)      5.7     22.2      21.9         3.3      25.2
Other activities..................      5.1          --       5.1      5.4       4.5          --       4.5
                                      -----      ------    ------   ------     -----       -----     -----
                                      296.7      (100.2)    196.5    315.0     311.0       (38.9)    272.1

DISCONTINUED OPERATIONS:
Energy supply activities..........     14.9       (17.9)     (3.0)    26.3       4.2          --       4.2
Infrastructure activities.........     (0.7)         --      (0.7)    (0.3)      0.9          --       0.9
                                      -----      ------    ------   ------     -----       -----     -----
                                      310.9      (118.1)    192.8    341.0     316.1       (38.9)    277.2
Business development costs and
 corporate overheads..............     (3.9)      (10.5)    (14.4)    (7.6)     (8.6)       (1.1)     (9.7)
Elimination of intercompany
 operating profit capitalised.....     (2.0)         --      (2.0)    (3.8)     (3.6)         --      (3.6)
Profit on disposal of group
 operations.......................     47.0          --      47.0       --                    --        --
                                      -----      ------    ------   ------     -----       -----     -----
Profit before interest............    352.0      (128.6)    223.4    329.6     303.9       (40.0)    263.9
                                      =====      ======                        =====       =====
Net interest payable..............                         (146.7)  (123.6)                          (95.7)
                                                           ------   ------                           -----
Profit before taxation............                           76.7    206.0                           168.2
                                                           ======   ======                           =====

   Infrastructure activities and Other activities include L9.2m (1999 L28.5m; 1998 L14.8m) in respect of income from investments (including profit on disposal of investments) (notes 7 and 8 below) and L6.8m (1999 L4.5m; 1998 L4.4m) in respect of share of operating profit of joint ventures and associates as this reflects the management control of those investments.

                                   HYDER PLC

   (C) NET ASSETS

                                                              2000      1999      1998
                                                            --------  --------  --------
                                                               LM        LM        LM
CONTINUING OPERATIONS:
Regulated water and sewerage activities....................  1,991.3   1,825.9   1,643.2
Regulated electricity distribution activities..............    505.2     471.7     403.4
Regulated electricity distribution activities--windfall tax       --        --     (44.8)
Infrastructure activities..................................    146.9     152.8     154.1
Managed services activities................................     67.2      81.1      58.3
Other activities...........................................     15.1     (44.0)     (5.9)
Other activities--windfall tax.............................       --        --     (96.2)
                                                            --------  --------  --------
                                                             2,725.7   2,487.5   2,112.1

DISCONTINUED OPERATIONS:
Energy supply activities...................................       --     (19.6)    (61.6)
Infrastructure activities..................................       --       6.6       5.2
                                                            --------  --------  --------
                                                             2,725.7   2,474.5   2,055.7
   Net debt................................................ (1,674.1) (1,574.1) (1,282.2)
                                                            --------  --------  --------
                                                             1,051.6     900.4     773.5
                                                            ========  ========  ========


   Infrastructure activities includes L48.2m (1999 L30.2m; 1998 L29.6m) in respect of share of net assets of joint ventures and associates as this reflects the management control of those investments.

3. SEGMENTAL ANALYSIS BY GEOGRAPHICAL AREA BY DESTINATION

   (A) TURNOVER

                            2000    1999    1998
                           ------- ------- -------
                             LM      LM      LM
United Kingdom and Europe:
   --Group................ 1,223.6 1,223.7 1,120.7
   --Joint ventures.......    30.9     7.9     6.9
Asia Pacific..............    38.2    48.5    38.7
Rest of the World.........    24.1    22.2    25.7
                           ------- ------- -------
Total:
   --Group................ 1,285.9 1,294.4 1,185.1
   --Joint ventures.......    30.9     7.9     6.9
                           ======= ======= =======

   Included in United Kingdom and Europe turnover by destination is turnover of L506.0m (1999 L592.6m; 1998 L527.7m) relating to the discontinued energy supply and infrastructure activities.

                                   HYDER PLC

   (B) PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                   1999     1998
                                                          2000   RESTATED RESTATED
                                                         ------  -------- --------
                                                           LM       LM       LM
United Kingdom and Europe...............................  195.0    339.2   277.7
Asia Pacific............................................   (3.4)     0.6    (2.5)
Rest of the World.......................................    1.2      1.2     2.0
                                                         ------   ------   -----
                                                          192.8    341.0   277.2
Business development costs and corporate overheads......  (14.4)    (7.6)   (9.7)
Elimination of intercompany operating profit capitalised   (2.0)    (3.8)   (3.6)
Profit on disposal of group operations..................   47.0       --      --
                                                         ------   ------   -----
Profit before interest..................................  223.4    329.6   263.9
Net interest payable.................................... (146.7)  (123.6)  (95.7)
                                                         ------   ------   -----
Profit before taxation..................................   76.7    206.0   168.2
                                                         ======   ======   =====

   United Kingdom and Europe include L9.2m (1999 L28.5m; 1998 L14.8m) in respect of income from investments (including profit on disposal of investments) (notes 7 and 8 below) and L6.8m (1999 L4.5m; 1998 L4.4m) in respect of share of operating profit of joint ventures and associates as this reflects the management control of those investments.

   (C) NET ASSETS

                            2000      1999      1998
                          --------  --------  --------
                             LM        LM        LM
United Kingdom and Europe  2,690.1   2,450.4   2,035.0
Asia Pacific.............      7.0       4.6       8.4
Rest of the World........     27.1      19.5      12.3
                          --------  --------  --------
                           2,724.2   2,474.5   2,055.7
Net debt (note 35(b)).... (1,674.1) (1,574.1) (1,282.2)
                          --------  --------  --------
                           1,050.1     900.4     773.5
                          ========  ========  ========

   United Kingdom and Europe includes L48.2m (1999 L30.2m; 1998 L29.6m) in respect of share of net assets of joint ventures and associates as this reflects the management control of those investments. Turnover and profit before taxation by origin are not materially different from that by destination.

                                   HYDER PLC

4. NET OPERATING COSTS

                                                     2000        2000                        1998        1998
                                                    BEFORE    EXCEPTIONAL                   BEFORE    EXCEPTIONAL
                                                  EXCEPTIONAL    ITEMS     2000    1999   EXCEPTIONAL    ITEMS    1998
                                            NOTE     ITEMS     (NOTE 5)    TOTAL   TOTAL     ITEMS     (NOTE 5)   TOTAL
                                            ----  ----------- ----------- -------  -----  ----------- ----------- -----
                                                      LM          LM        LM      LM        LM          LM       LM
CONTINUING OPERATIONS:
Change in stocks and work in progress......           (0.6)         --       (0.6)  (1.9)     (0.6)        --      (0.6)
Staff costs................................  6(b)    253.5          --      253.5  236.4     224.7         --     224.7
Severance and redundancy costs.............             --        21.9       21.9    2.0        --       25.0      25.0

DEPRECIATION:
   --Own assets............................          126.5          --      126.5  117.8     100.4         --     100.4
   --Assets held under finance leases......           10.3          --       10.3    5.0       4.9         --       4.9
Amounts written off fixed assets...........             --        51.0       51.0    7.1       0.1        1.5       1.6
Amounts written off fixed asset investments            1.1          --        1.1    2.0       1.4         --       1.4
Amounts written off own shares.............             --        10.0       10.0     --        --         --        --
Research and development...................            0.7          --        0.7    0.7       1.3         --       1.3

RENTALS UNDER OPERATING LEASES:
   --Hire of plant and equipment...........            9.0          --        9.0    1.3       1.3         --       1.3
   --Other.................................            5.0          --        5.0    3.2       6.1         --       6.1

FEES PAID TO AUDITORS:
   --Audit services........................            0.7          --        0.7    0.7       0.7         --       0.7
   --Taxation services.....................            0.1          --        0.1    0.1       0.2         --       0.2
   --Consultancy services..................             --         1.4        1.4    0.1       0.1         --       0.1
   --Other services........................            0.4          --        0.4     --       0.4         --       0.4
Year 2000 costs............................            2.8          --        2.8    7.0       1.5         --       1.5
Other operating charges....................          178.1        26.4      204.5  132.3     117.0       13.5     130.5
Amortisation of grants and contributions...           (6.0)         --       (6.0)  (5.9)     (5.5)        --      (5.5)
Loss/(profit) on disposal of fixed assets..            0.5          --        0.5     --      (0.8)        --      (0.8)
Own work capitalised.......................          (74.7)         --      (74.7) (76.0)    (75.0)        --     (75.0)
Net rents receivable.......................           (2.3)         --       (2.3)  (0.7)     (0.4)        --      (0.4)
                                                     -----       -----    -------  -----     -----       ----     -----
Net continuing operating costs.............          505.1       110.7      615.8  431.2     377.8       40.0     417.8
                                                     -----       -----    -------  -----     -----       ----     -----

DISCONTINUED OPERATIONS:
Change in stocks and work in progress......           (0.3)         --       (0.3)    --        --         --        --
Staff costs................................  6(b)      9.2          --        9.2    9.3       7.2         --       7.2
Severance and redundancy costs.............             --         0.5        0.5     --        --         --        --

DEPRECIATION:
   --Own assets............................            3.6          --        3.6    1.6       0.9         --       0.9
Amounts written off fixed assets...........             --        16.3       16.3     --        --         --        --
Research and development...................            0.2          --        0.2    0.1       0.1         --       0.1
Rentals under operating leases:............
   --Other.................................             --          --         --    0.5       0.4         --       0.4

FEES PAID TO AUDITORS:
   --Consultancy services..................             --         0.1        0.1    0.4        --         --        --
Year 2000 costs............................            0.1          --        0.1    1.7       0.6         --       0.6
Energy purchases...........................          287.1          --      287.1  329.6     305.3         --     305.3
Power purchase provision...................           (6.4)         --       (6.4)  (7.3)       --         --        --
Other operating charges....................          198.3         1.0      199.3  230.7     208.1         --     208.1
                                                     -----       -----    -------  -----     -----       ----     -----
Net discontinued operating costs...........          491.8        17.9      509.7  566.6     522.6         --     522.6
                                                     -----       -----    -------  -----     -----       ----     -----
Total operating costs......................          996.9       128.6    1,125.5  997.8     900.4       40.0     940.4
                                                     =====       =====    =======  =====     =====       ====     =====

                                   HYDER PLC

   Other fees paid to the auditors and capitalised were L91,500 (1999 L104,000; 1998 Lnil). Included in audit services is L9,250 (1999 L9,000; 1998 L8,650) in respect of audit fees incurred by the company.

   Fees of L7,000 and L44,000 were paid to the auditors in 2000 for services provided in respect of the disposal of the investment in UK Data Collection Services Limited and the energy supply business respectively. These costs have been deducted in arriving at the profit on disposal.

5. EXCEPTIONAL ITEMS

                                                       2000   1999 1998
                                                       -----  ---- ----
                                                        LM     LM   LM
CONTINUING OPERATIONS:
   Restructuring costs:
   Regulated water and sewerage activities............  14.1   --  25.8
   Regulated electricity distribution activities......  12.7   --   8.8
   Infrastructure activities..........................   2.8   --   1.2
   Managed services activities........................   4.5   --    --
   Other activities...................................    --   --   2.0
   Business development costs and corporate overheads.   0.5   --   0.4
                                                       -----   --  ----
                                                        34.6   --  38.2
Restructuring credits:
   Regulated electricity distribution activities......  (6.7)  --    --
   Managed services activities........................  (3.5)  --  (3.3)
                                                       -----   --  ----
                                                        24.4   --  (3.3)
Computer system development costs:
   Regulated electricity distribution services........  54.7   --    --

AMOUNTS WRITTEN OFF OWN SHARES:
Business development costs and corporate overheads....  10.0   --    --

BAD AND DOUBTFUL DEBT PROVISIONS:
Regulated water and sewerage activities...............  20.0   --    --

LEASEHOLD PROPERTY PROVISIONS:
Regulated water and sewerage activities...............    --   --   2.2
Regulated electricity distribution activities.........    --   --   0.2
Business development costs and corporate overheads....    --   --   0.7
Infrastructure activities.............................   1.6   --   2.0
                                                       -----   --  ----
                                                         1.6   --   5.1
                                                       -----   --  ----
                                                       110.7   --  40.0
                                                       -----   --  ----
DISCONTINUED OPERATIONS:
Restructuring costs:
   Energy supply activities...........................   0.5   --    --
Computer systems development costs:
   Energy supply activities...........................  17.4   --    --
                                                       -----   --  ----
                                                        17.9   --    --
                                                       -----   --  ----
                                                       128.6   --  40.0
                                                       =====   ==  ====

   The tax credit attributable to these exceptional items is L9.7m (1999 Lnil; 1998 L1.6m).

                                   HYDER PLC

   Restructuring costs of L35.1m (1999 Lnil; 1998 L38.2m) principally relate to job reductions in the regulated water and electricity distribution businesses. Surplus provisions of L10.2m (1999 Lnil; 1998 L3.3m) relating to prior year manpower reduction programmes were released after reappraisal of obligations and were offset against the L35.1m (1999 Lnil; 1998 L38.3m) charge in the year.

   Computer system development costs written off amounting to L43.5m related to the cancellation of a new utility billing system which did not meet the needs of the rapidly developing and sophisticated multi purpose product offerings.

   Computer system development costs of L24.1m were also written off following the electricity distribution price review whereby the costs of systems developed before the opening of the electricity competitive market were not remunerated by the regulator. The carrying value of these computer systems were written down to L8.8m. Costs of L4.5m relating to new electricity metering obligations, effective from April 2000, have also been charged as an exceptional item.

   The bad and doubtful debt provision of L20m arose from a reassessment of our ability to collect domestic water and sewerage debt following the Government's decision to ban disconnection of domestic water supplies, combined with the ruling on the watercard and the High Court decision that the "Two in One" budget scheme was not authorised under the Electricity Act.

   The write down of own shares of L10.0m reflects the reduction of in value of Hyder shares held by the company under the Qualifying employee share option schemes and the directors' long term incentive scheme.

   Property provisions of L1.6m (1999 Lnil; 1998 L5.1m) related to the directors' assessment of the future cost of unoccupied leasehold properties and amounts written off freehold properties.

6. DIRECTORS AND EMPLOYEES

   DIRECTORS' EMOLUMENTS AND INTERESTS

   (A) STATEMENT OF COMPLIANCE

   Throughout the year the company complied with Schedule A and has given full consideration to Schedule B of the Best Practice Provisions on Remuneration committees as annexed to the Financial Services Authority Listing Rules.

   (B) REMUNERATION COMMITTEE

   The committee consists of the non-executive directors, other than the Group Chairman, under the chairmanship of D G Hawkins. None of the committee has any personal financial interests in the group (other than as a shareholder or bondholder), has any conflict of interests arising from cross-directorships or otherwise, or has day-to-day involvement in running the business. The committee consults the Group Chairman and the Group Chief Executive about its proposals and the performance of executive directors and has access to professional advice from inside and outside the company.

   (C) NON-EXECUTIVE DIRECTORS

   The remuneration of the non-executive directors is determined by the Board within the limits set out in the Articles of Association and based upon independent advice in respect of fees paid to non-executive directors of similar companies.

   Since his appointment as Group Chairman in 1998 J V H Robins has been paid fees at the rate of L125,000 per annum.

                                   HYDER PLC

   The fee paid to each non-executive director, excluding the chairman, was L28,000 (1999 L28,000). Non-executive directors cannot participate in any of the company's share option or incentive schemes and are not eligible to join the company's pension scheme. The terms of office of the non-executive directors, which are subject to renewal by agreement, expire not later than at the conclusion of the annual general meeting in the following calendar years:

J V H Robins 2001
D G Hawkins. 2001
R B Salmon.. 2002
R H Sellier. 2000

   However, save in respect of J V H Robins, where twelve months' written notice is required to be given, appointments may be terminated earlier (without compensation) by the company giving six months' notice in writing or in certain other circumstances pursuant to the Articles of Association (including retirement by rotation) or legislation.

   (D) EXECUTIVE DIRECTORS

   Executive remuneration packages are designed to attract, motivate and retain executive directors, and to reward them for enhancing value to shareholders. The performance measurement of the executive directors and the determination of their annual remuneration package is undertaken by the committee. No director attends during any decision about his own remuneration. The committee discusses with the Group Chief Executive and the Group Chairman the remuneration of the other executive directors.

   There are currently four main elements in the remuneration package for executive directors:

      (a) basic annual salary;

      (b) annual bonus payments;

      (c) long term incentive arrangements; and

      (d) pension arrangements.

   Executive directors may accept non-executive appointments outside the company, subject to the permission of the Board. Fees earned are retained by each director.

   (i) BASIC ANNUAL SALARY

   Each executive director's basic salary is determined by the Remuneration committee at the beginning of each year and when an individual changes position or responsibility. Following a review on 1 April 2000 basic salaries remain unchanged from those agreed, and reported previously, and are set out below.

G A Hawker. L267,800
M P Brooker L150,380
J M James.. L195,700
P J Twamley L195,700

   (ii) ANNUAL BONUS PAYMENTS

   The committee establishes the objectives that must be met for each financial year if a bonus is to be paid. The committee believes that any incentive compensation awarded should be tied to the interests of the company's shareholders. In respect of the year ended 31 March 2000 the principal measures for annual bonus payments

                                   HYDER PLC
were, firstly, the profitability of the group, secondly a specific set of personal objectives for each director and, where applicable, the performance of that part of the business for which the executive director was responsible. The maximum annual performance related bonus that can currently be paid is 40% of basic salary of which a maximum of 10% of basic salary can be paid in relation to achievement of personal objectives, other than in the case of J M James where 30% of basic salary can be paid in relation to the achievement of personal objectives.

   No incentive payments have been paid in respect of the year ended 31 March 2000. In 1999 incentive payments varied between 32% and 37%.

   Subsequent to the financial year end the committee determined that a bonus of L50,000 be awarded to JM James. This award was previously disclosed in the circular issued to Hyder shareholders on 28 April 2000. By way of clarification of the disclosure set out in the circular, this conditional award is payable only on successful completion of the Hyder strategic review and is therefore made in respect of the financial year ending 31 March 2001.

   (iii) LONG TERM INCENTIVE ARRANGEMENTS

   The long term incentive plan for executive directors was approved by the annual general meeting on 26 July 1996. A second long term incentive plan specifically for JM James, which is in all essential terms identical to the plan approved by shareholders, except that a time related proportion of the shares earned up to the date of JM James' retirement will be vested and released at that date, was approved by the Board with effect from 1 April 1998.

   The long term incentive plans provide for the conditional award in each year of ordinary shares in the company worth up to 50% of basic salary. The ordinary shares in respect of each conditional award only become available to executive directors to the extent that the performance targets, set at the outset by the Remuneration committee, have been met over the three year period, commencing with the conditional award. The performance targets relate to the total shareholder return, over the three year period commencing with the effective date of the conditional award, relative to the companies comprising the 250 top companies by market capitalisation derived from the FTSE 100 and the FTSE mid 250 indices.

   The rules of the long term incentive plans provide that if the company's ranking, by total shareholder return, in the FTSE mid 250 index at the end of the performance period is lower than ranking position 125 (adjusted as appropriate if any of the original comparator companies have dropped out of the top 250 companies), the participants are entitled to no shares.

   The ordinary shares for use under the long term incentive plans are purchased in the market by an employee benefit trust with funds allocated by the company. The trust conditionally allocated 51,052 ordinary shares to the participating executive directors at 792.9p per share on 7 July 1999. Of the 51,052 ordinary shares allocated in the year, 46,936 ordinary shares were reallocated from previously lapsed conditional allocations and 4,116 ordinary shares were purchased in the market. The additional cost of the 51,052 ordinary shares allocated in the year was L0.03m. The market value on 31 March 2000 of the 137,850 shares held by the trust was L0.3m and the original cost was L1.23m. The cost of the shares is written off over the period of the relevant conditional allocation. Shares available from lapsed allocations are held by the trust for conditional allocation in future years.

   The table below lists conditional allocations of ordinary shares to each director under the long term incentive plans, shares which have crystallised for future vesting in each director pursuant to the scheme rules and lapsed shares during the year.

                                   HYDER PLC

   On 8 March 2000 the FTSE Equity Indices Committee announced that the market capitalisation of Hyder was below that necessary to maintain its status as part of the FTSE mid 250 index.

   Accordingly interests under the Hyder LTIP which would ordinarily vest in April 2001 and April 2002 would not, if present circumstances were to continue, be capable at those future dates of meeting the performance criteria for these awards to crystallise. The remuneration committee does not regard it appropriate at this time to consider exercising its powers under the rules of the long term incentive plans to modify the exercise criteria.

                                                                     SHARES   PRICE PER
                                       CONDITIONAL            31    INCAPABLE  SHARE OF
               1 APRIL 1 APRIL 1 APRIL ALLOCATION  LAPSED    MARCH     OF     ALLOCATION  VESTING
                1997    1998    1999     IN YEAR   IN YEAR   2000   VESTING*   (PENCE)     DATE
               ------- ------- ------- ----------- -------  ------- --------- ---------- ----------
G A Hawker.... 15,162  15,162    4,664       --         --    4,664       --     742     April 1999
                   --  15,400   15,400       --    (15,400)      --       --     779     April 2000
                   --      --   13,279       --         --   13,279  (13,279)    978     April 2001
                   --      --       --   16,887              16,887  (16,887)    793     April 2002
               ------  ------  -------   ------    -------  -------  -------     ---     ----------
               15,162  30,562   33,343   16,887    (15,400)  34,830  (30,166)
               ======  ======  =======   ======    =======  =======  =======     ===     ==========
M P Brooker...     --   8,663    8,663       --     (8,663)      --       --     779     April 2000
                   --      --    7,457       --         --    7,457   (7,457)    978     April 2001
                   --      --       --    9,483         --    9,483   (9,483)    793     April 2002
               ------  ------  -------   ------    -------  -------  -------     ---     ----------
                   --   8,663   16,120    9,483     (8,663)  16,940  (16,940)
               ======  ======  =======   ======    =======  =======  =======     ===     ==========
J M James.....     --      --    9,704       --         --    9,704   (9,704)    978     April 2001
                   --      --       --   12,341         --   12,341  (12,341)    793     April 2002
               ------  ------  -------   ------    -------  -------  -------     ---     ----------
                   --      --    9,704   12,341         --   22,045  (22,045)
               ======  ======  =======   ======    =======  =======  =======     ===     ==========
J E Roberts**. 11,455  11,455    3,524       --         --    3,524       --     742     April 1999
                   --  11,294   11,294       --    (11,294)      --       --     779     April 2000
                   --      --   10,215       --    (10,215)      --       --     978     April 2001
               ------  ------  -------   ------    -------  -------  -------     ---     ----------
               11,455  22,749   25,033             (21,509)   3,524       --
               ======  ======  =======   ======    =======  =======  =======     ===     ==========
S J Doughty*** 10,107      --       --       --         --       --       --     742     April 1999
                   --      --       --       --         --       --       --      --             --
                   --      --       --       --         --       --       --      --             --
                   --      --       --       --         --       --       --      --             --
               ------  ------  -------   ------    -------  -------  -------     ---     ----------
               10,107      --       --       --         --       --       --
               ======  ======  =======   ======    =======  =======  =======     ===     ==========
P J Twamley... 10,107  10,107    3,109       --         --    3,109       --     742     April 1999
                   --  11,294   11,294       --    (11,294)      --       --     779     April 2000
                   --      --    9,704       --         --    9,704   (9,704)    978     April 2001
                   --      --       --   12,341         --   12,341  (12,341)    793     April 2002
               ------  ------  -------   ------    -------  -------  -------     ---     ----------
               10,107  21,401   24,107   12,341    (11,294)  25,154  (22,045)
               ======  ======  =======   ======    =======  =======  =======     ===     ==========
               46,831  83,375  108,307   51,052    (56,866) 102,493  (91,196)
               ======  ======  =======   ======    =======  =======  =======     ===     ==========

--------
  * these interests at 31 March 2000 were incapable of vesting because at that time the market capitalisation of Hyder was below that necessary to maintain its status as part of the FTSE mid 250 index.
 ** resigned on 25 May 1999 as a result of which the 21,509 ordinary shares, conditionally allocated but not yet crystallised, lapsed.
*** resigned on 2 October 1997. All ordinary shares, conditionally allocated but not yet crystallised, lapsed.

                                   HYDER PLC

   Subsequent to the introduction of the long term incentive plan executive directors are no longer eligible to participate in the company's discretionary executive share option scheme, although the executive directors can participate in the employee sharesave scheme which is open to all employees. The Remuneration committee determines the maximum number of options granted under the employee sharesave scheme which is an Inland Revenue approved scheme.

(iv) PENSIONARRANGEMENTS

   Executive directors are members of the company pension scheme which is detailed in note 41 to the financial statements. Normal retirement age for executive directors is 60. Each executive director has been notified on an individual basis of the estimated pension payable on retirement at 60. The total pension at 60, including benefits in respect of previous employment, will be restricted in all cases to a maximum of two-thirds of pensionable pay. Pensions accrue uniformly between the date of joining the scheme and the normal retirement date.

   Normally an actuarial reduction applies if pensions are paid before the normal retirement age but there is a discretion to pay pensions unreduced. The pension for each director is based on his service with the company, together with service transferred into the company's pension scheme from the director's previous employers. The pension arrangements provide for a pension on retirement based on salary alone. Post retirement pension increases are payable in line with increases in the retail prices index, subject to a maximum of 5% per annum. Retail prices increases in excess of 5% per annum are paid, providing the actuary to the Hyder Water Pension Scheme certifies that the scheme's resources are sufficient. Executive directors' dependants are eligible for dependant's pensions and the payment of a lump sum in the event of a director's death in service.

   In the case of J M James (who has agreed to continue service for a further 18 months beyond attaining the age of 60) his pension will continue to accrue during his extended period of service on an uniform basis.

   Pension contributions are made on behalf of the executive directors at the rate of 12.0% (1999 12.0%; 1998 12.0%) of pensionable pay.

   To the extent that their benefits from the company scheme are restricted by Inland Revenue limits, J M James, P J Twamley and J E Roberts have been granted unfunded pension arrangements which have been set up to provide that part of each director's pension entitlement which exceeds Inland Revenue limits.

   The directors' pension benefits were as follows:

                                        INCREASE/      TRANSFER VALUE
                                      (DECREASE) IN     EQUIVALENT OF
              AGE AT 31 TOTAL ACCRUED    ACCRUED     INCREASE/(DECREASE) CONTRIBUTIONS COMPANY
                MARCH   PENSION AT 31 PENSION IN THE IN ACCRUED PENSION  PAID BY EACH  PENSION
                2000     MARCH 2000        YEAR         OVER THE YEAR      DIRECTOR     COST
              --------- ------------- -------------- ------------------- ------------- -------
                          L000 P.A.     L000 P.A.           L000             L000       L000
G A Hawker...    52          153           (3)               (49)             16        (65)
M P Brooker..    52           80            2                 25               9         16
J M James....    60           48            4                 77              12         65
P J Twamley..    53           54            4                 62              12         50
J E Roberts *    54           17            1                 19               3         16

--------
* resigned on 25 May 1999

                                   HYDER PLC

   The total accrued pension shown is the annual pension which would be payable from age 60 to which each director would have been entitled, based on service up to 31 March 2000 and based on 31 March 2000 pay levels. The increase/(decrease) in accrued pension in the year excludes any increase for inflation during the year ended 31 March 2000.

   The transfer value figures have been calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11.

   The company pension cost is the transfer value equivalent of the increase in accrued pension less contributions paid by each director. The transfer values shown make no allowance for the cost of death in service or private health insurance benefits. Paragraph 4.19 of the Report of Committee on Corporate Governance (Hampel Report published January 1998) states that the transfer value represents a liability of the company but not a sum paid or due to the individual. Accordingly it cannot meaningfully be added to annual remuneration.

   The figures for J M James, P J Twamley and J E Roberts include their unapproved pensions.

   Retirement benefits are accruing to four directors under defined benefit schemes. No directors have benefits accruing under defined contribution schemes.

   (E) REMUNERATION POLICY, SERVICE CONTRACTS AND COMPENSATION

   In performing its duties, the committee has considered the provisions of Schedule B of the Combined Code annexed to the London Stock Exchange Listing Rules.

   Directors' service contracts are on a one year rolling basis. In certain circumstances the company may be obliged to pay compensation for the unexpired portion of the contract, if it is terminated early. No other payments are made for compensation for loss of office, and mitigation would normally be applied, although mitigation does not apply in the event of a change in control. The executive directors' service contracts will be available for inspection at the annual general meeting.

   (F) REMUNERATION

   The combined emoluments of the directors for their services as directors of the company and its subsidiaries are set out below:

                                                        2000  1999  1998
                                                        ----- ----- -----
                                                        L000  L000  L000
      Fees.............................................   218   215   222
      Salary payments (including benefits in kind).....   929 1,056 1,106
      Performance related bonus........................    --   345   355
                                                        ----- ----- -----
                                                        1,147 1,616 1,683
      Compensation for loss of office..................    --    --   403
                                                        ----- ----- -----
                                                        1,147 1,616 2,086
                                                        ===== ===== =====

                                   HYDER PLC

   The directors' emoluments, excluding pension contributions, were as follows:

                            PERFORMANCE
                              RELATED   BENEFITS IN
                SALARY/FEES    BONUS       KIND           TOTAL
                ----------- ----------- ----------- -----------------
                2000  1999  2000   1999 2000   1999 2000  1999  1998
                ----- ----- ----   ---- ----   ---- ----- ----- -----
                L000  L000  L000   L000 L000   L000 L000  L000  L000
G A Hawker.....   268   260  --     95   13     10    281   365   345
M P Brooker....   150   146  --     47   14     13    164   206   181
B H Charles(v).    --    --  --     --   --     --     --    --    64
S J Doughty(vi)    --    --  --     --   --     --     --    --    98
J M James......   196   190  --     64   19     19    215   273   250
J E Roberts(iv)    52   200  --     69    4     12     56   281   259
P J Twamley....   196   190  --     70   17     16    213   276   263
                ----- -----  --    ---   --     --  ----- ----- -----
                  862   986  --    345   67     70    929 1,401 1,460
                ===== =====  ==    ===   ==     ==  ===== ===== =====
J V H Robins(i)   125   113  --     --   --     --    125   113    14
I R Evans......    --    15  --     --   --     --     --    15   126
A J Hales(vii).    --    --  --     --   --     --     --    --     8
D G Hawkins....    28    28  --     --   --     --     28    28    25
T Knowles(ii)..     9    28  --     --   --     --      9    28    25
R B Salmon(iii)    28     3  --     --   --     --     28     3    --
R H Sellier....    28    28  --     --   --     --     28    28    25
                ----- -----  --    ---   --     --  ----- ----- -----
                  218   215  --     --   --     --    218   215   223
                ===== =====  ==    ===   ==     ==  ===== ===== =====
                1,080 1,201  --    345   67     70  1,147 1,616 1,683
                ===== =====  ==    ===   ==     ==  ===== ===== =====

--------
  (i) appointed Group Chairman from 15 May 1998
 (ii) retired as a non-executive director on 23 July 1999
(iii) appointed as non-executive director on 24 February 1999
 (iv) resigned on 25 May 1999
  (v) resigned 25 July 1997
 (vi) resigned 2 October 1997, and as a result received the compensation for loss of office referred to above
(vii) resigned 25 July 1997

                                   HYDER PLC

HIGHEST PAID DIRECTOR

                                                           G A    G A    G A
                                                          HAWKER HAWKER HAWKER
                                                           2000   1999   1998
                                                          ------ ------ ------
                                                           L000   L000   L000
 Aggregate emoluments....................................   281    365    345
 Gains on share options exercised........................    --     --      9
                                                           ----   ----   ----
                                                            281    365    354
                                                           ====   ====   ====
 Accrued pension at end of the year under defined benefit
   pension schemes.......................................   153    153    139
                                                           ====   ====   ====

   (G) DIRECTORS' INTERESTS IN SHARES

   The beneficial interests of the directors in the ordinary shares, preference shares and options to subscribe for ordinary shares of the company at 31 March 2000, 31 March 1999 and 31 March 1998 were as follows:

                                            CUMULATIVE REDEEMABLE  OPTIONS OVER ORDINARY
                 ORDINARY SHARES OF 120P   PREFERENCE SHARES OF L1    SHARES OF 120P
                -------------------------- ----------------------- ---------------------
                                                         31 MARCH               31 MARCH
                31 MARCH 31 MARCH 31 MARCH 31 MARCH      1999 AND  31 MARCH     1999 AND
                  2000     1999     1998     2000          1998      2000         1998
                -------- -------- -------- --------      --------  --------     --------
J V H Robins...   1,109    1,016    1,000       --            --        --           --
G A Hawker.....  14,212   14,212*  13,932   13,408        13,408       894          894
M P Brooker....  13,158   13,158   13,158   14,408        14,408       794          794
J M James......  13,084   20,584   28,284      450           450    41,070       41,070
P J Twamley....   5,202    4,538    4,354    2,070         2,070    14,839       15,076
D G Hawkins....     577      528      502       --            --        --           --
R B Salmon.....   4,500       --       --       --            --        --           --
R H Sellier....     294      268      255      252           252        --           --
T Knowles(i)...     n/a    5,415    5,415      n/a         5,850       n/a           --
J E Roberts(ii)     n/a    1,034    1,000      n/a            --       n/a        2,484
                 ------   ------   ------   ------        ------    ------       ------
                 52,136   60,753   67,900   30,588        36,438    57,597       60,318
                 ======   ======   ======   ======        ======    ======       ======

--------
* The interest of GA Hawker has been revised from that previously reported following notification of an under-reporting of his PEP interest in a previous financial period

(i)Retired 23 July 1999

(ii)Resigned 25 May 1999

   In addition, at 31 March 2000 R H Sellier was beneficially interested in 7.125% Sterling bonds redeemable in 2004 issued by Welsh Water Utilities Finance PLC with a nominal value of L9,000 (1999 L9,000).

   The above table does not include conditional allocations of shares under the long term incentive plan, details of which are set out in note 6(c)(iii).

   (H) SHARE OPTIONS

   No director was granted any share options during the period 1 April 1999 to 31 March 2000.

                                   HYDER PLC

   Options held by each of the directors over the ordinary shares of the company are as below. Options are held under the terms of the employee sharesave scheme, except as marked sec. which were under the terms of the executive share option scheme.

                                                                            SHARES
                                                                           PRICE ON
                                                                   OPTION  DATE OF
              1 APRIL   1 APRIL 1 APRIL GRANTED EXERCISED 31 MARCH  PRICE  EXERCISE     DATE
               1997      1998    1999   IN YEAR  IN YEAR    2000   (PENCE) (PENCE)   EXERCISABLE
            ----------- ------- ------- ------- --------- -------- ------- -------- --------------
G A Hawker.       1,550    894     894    --        --        894    650      --    September 2000
            =========== ======  ======    ==       ===     ======    ===     ===    ==============

M P Brooker       2,481    164     164    --        --        164    521      --      October 2001
                     --    630     630    --        --        630    650      --    September 2000
            ----------- ------  ------    --       ---     ------    ---     ---    --------------
                  2,481    794     794    --        --        794
            =========== ======  ======    ==       ===     ======

J M James.. sec. 44,938 41,070  41,070    --        --     41,070    563      --         July 1996
            =========== ======  ======    ==       ===     ======    ===     ===    ==============

P J Twamley sec. 18,707 14,839  14,839    --        --     14,839    563      --         July 1996
                    237    237     237    --       237         --    523     544      October 1999
            ----------- ------  ------    --       ---     ------    ---     ---    --------------
                 18,944 15,076  15,076    --       237     14,839
            =========== ======  ======    ==       ===     ======

             EXPIRY DATE
            -------------
G A Hawker. February 2001
            =============
M P Brooker    March 2002
            February 2001
            -------------
J M James..     July 2003
            =============
P J Twamley     July 2003
               March 2000
            -------------

   In 1998 the directors exercised options which resulted in gains on exercise of options of L246,000.

   On 1 October 1999 PJ Twamley exercised 237 options under the sharesave scheme. This resulted in a gain on exercise of options by directors during the year of L48 (1999: nil). The gain is the difference between the share option price and the share price on the date the share options are exercised.

   No other director exercised any options during the 2000 year.

   SJ Doughty resigned on 2 October 1997. As at 1 April 1997 he held 57,673 share options, all of which were exercised prior to 31 March 1998.

   JE Roberts resigned as a director on 25 May 1999 and subsequently 2,484 options held under the sharesave scheme lapsed.

   Executive share option prices are fixed at the closing mid market value on the day preceding the date of grant. Employee sharesave options are fixed at the closing mid market value on the day preceding the date of grant less 20% discount.

   All executive share options are exercisable between three and ten years from the date of grant. Options granted under the employee sharesave scheme are exercisable within six months after the expiry of a three, five or seven year save as you earn savings contract. All options may be exercisable earlier in certain circumstances (such as retirement or redundancy).

   The middle market price of an ordinary share at the close of business on 31 March 2000 was 221.75p (1999: 786p; 1998: 978p) and the range during the year to that date was 179p to 789.5p (1999: 748p to 1,040p; 1998: 774p to 1,049p).

                                   HYDER PLC

   (I) STAFF COSTS

                                          2000  1999  1998
                                          ----- ----- -----
                                           LM    LM    LM
                    Wages and salaries... 231.5 215.3 202.8
                    Social security costs  16.5  15.9  14.8
                    Pension costs........  14.7  14.5  14.3
                                          ----- ----- -----
                                          262.7 245.7 231.9
                                          ===== ===== =====

   Of the above, L38.4m (1999 L43.9m; 1998 L47.3m) has been charged to capital.

   (J) AVERAGE MONTHLY NUMBER OF EMPLOYEES DURING THE YEAR (INCLUDING EXECUTIVE DIRECTORS)

                                                  2000 NUMBER 1999 NUMBER 1998 NUMBER
                                                  ----------- ----------- -----------
Continuing operations:
   Regulated water and sewerage activities.......    1,737       1,906       2,071
   Regulated electricity distribution activities.      994       1,129       1,279
   Infrastructure activities.....................    4,161       3,700       3,454
   Managed services activities...................    2,008       1,910       1,536
   Other activities..............................      199         214         199
                                                     -----       -----       -----
                                                     9,099       8,859       8,539
Discontinued operations:
   Energy supply activities......................      193         236         126
   Infrastructure activities.....................      254         287         279
                                                     -----       -----       -----
                                                     9,546       9,382       8,944
                                                     =====       =====       =====

7. GROUP INCOME FROM INVESTMENTS

                                                      2000 1999 RESTATED 1998 RESTATED
                                                      ---- ------------- -------------
                                                       LM       LM            LM
Fixed asset investment income--continuing operations:
   Infrastructure activities......................... 3.0       6.5           8.9
   Other activities.................................. 0.5       3.4           0.4
                                                      ---       ---           ---
                                                      3.5       9.9           9.3
                                                      ===       ===           ===

                                   HYDER PLC

8. PROFIT ON DISPOSAL OF INTERESTS IN INVESTMENTS

                                                             2000 1999 1998
                                                             ---- ---- ----
                                                              LM   LM   LM
Infrastructure activities:
   Profit on disposal of investments........................ 2.3  18.6  --
   Profit on the grant of option in Transurban Link Limited.  --    -- 3.9
                                                             ---  ---- ---
                                                             2.3  18.6 3.9
Other activities:
   Profit on disposal of investments........................ 3.4    -- 1.6
                                                             ---  ---- ---
                                                             5.7  18.6 5.5
                                                             ===  ==== ===

   On 21 January 2000 the group disposed of 50% of its interest in Transurban City Link for L7.3m realising a profit on disposal of L1.3m.

   On 25 February 2000 the group received L1.6m in respect of a part disposal by the Asian Infrastructure Fund of its shares in FLAG (Fibre Optic Cable Company) following its listing on the New York Stock Exchange, realising a profit of L1.0m.

   On 4 August 1999 the group disposed of its interest in EA Technology Limited for L0.4m realising a profit of L0.3m.

   On 9 August 1999 the group disposed of its interest in UK Data Collection Services Limited for L3.2m realising a profit of L3.1m.

   On 5 May 1998 the group disposed of its interest in National
Telecommunications Inc for L45.3m realising a profit on disposal of L15.3m.

   On 13 November 1998 the group disposed of the majority of its interest in Severoceske Vcodovody a Kanalizace a.s. for L16.0m realising a profit on disposal of L3.3m after writing back goodwill previously written off directly to reserves of L2.0m.

   On 5 November 1997 the group disposed of its interest in National Grid Group Plc for L2.8m realising a profit on disposal of L1.6m.

9. GROUP INTEREST PAYABLE

                             2000  1999  1998
                             ----- ----- -----
                              LM    LM    LM
On bank loans and overdrafts   1.7   2.0   1.5
On other loans.............. 152.4 127.8  99.8
On finance leases...........  12.2  13.6  12.2
                             ----- ----- -----
                             166.3 143.4 113.5
                             ===== ===== =====

                                   HYDER PLC

10. TAXATION

   (A) ORDINARY TAXATION

                                                       2000   1999 RESTATED 1998 RESTATED
                                                       -----  ------------- -------------
                                                        LM         LM            LM
Based on the results for the year:
   UK corporation tax at 30% (1999 31%; 1998 31%).....    --       66.4         10.9
   Advance corporation tax (written back)/written off.    --      (40.3)         5.9
   Deferred taxation..................................  15.0         --           --
   Overseas taxation..................................   1.0        0.4         (0.1)
   Share of joint ventures taxation...................   0.3        0.7          0.8
   Share of associated undertakings taxation..........    --        0.4          0.5
                                                       -----      -----         ----
                                                        16.3       27.6         18.0
Prior year adjustments:
   Corporation tax.................................... (14.4)     (16.8)         2.8
   Overseas taxation..................................    --       (0.1)          --
   Consortium relief..................................    --       (2.1)        (7.2)
                                                       -----      -----         ----
                                                         1.9        8.6         13.6
                                                       =====      =====         ====

   The tax charge on the profit for the year has been reduced by L12.2m (1999 increased by L9.0m; 1998 reduced by L32.8m) in respect of timing differences for which no deferred tax provision is made, and by L9.7m (1999 Lnil; 1998 L1.6m) in respect of exceptional items incurred in the year (note 5).

   The cumulative amount of advance corporation tax written off of L51.2m (1999 L35.3m; 1998 L64.5m) is available for relief against future tax liabilities in very limited circumstances and therefore has not been treated as reducing the unprovided amount of deferred taxation as disclosed in note 27(a).

   There are losses within the group of approximately L1.0m (1999 L5.0m; 1998 L5.0m) available to carry forward against future profits of those companies which incurred the losses.

   (B) EXCEPTIONAL TAXATION--WINDFALL TAX

   The exceptional taxation charge relates to the windfall tax levied on privatised utility companies. The liability was L281.9m in respect of the two privatised utility businesses (L192.3m for Hyder plc and L89.6m for South Wales Electricity plc). The first instalment of L140.9m was paid on 1 December 1997 and the balance of the liability was paid on 1 December 1998.

                                   HYDER PLC

11. DIVIDENDS

   (A) DIVIDENDS ON EQUITY SHARES:

                                                                         2000 1999 1998
                                                                         ---- ---- ----
                                                                          LM   LM   LM
Interim paid of 6.7p per ordinary share (1999 16.8p; 1998 16.2p)........ 10.1 24.8 23.4
Final proposed of nil pence per ordinary share (1999 33.6p; 1998 34.2p
  including 1.5p per share compensation for delayed payment)............   -- 49.7 49.9
                                                                         ---- ---- ----
Total paid and proposed 6.7p per ordinary share (1999 50.4p; 1998 50.4p) 10.1 74.5 73.3
                                                                         ==== ==== ====

   (B) DIVIDENDS ON NON-EQUITY SHARES:

                                                                        2000 1999 1998
                                                                        ---- ---- ----
                                                                         LM   LM   LM
Dividends of 7.875p (net) per preference share (1999 7.875p (net); 1998
  7.875p (net))........................................................ 16.4 16.4 16.4
                                                                        ==== ==== ====

12. EARNINGS PER SHARE

                                                        2000                        1999                        1998
                                             --------------------------  -------------------------- ---------------------------


                                                                                                      (LOSS)/
                                                PROFIT     EARNINGS PER     PROFIT    EARNINGS PER     PROFIT    (LOSS)/EARNINGS
                                             ATTRIBUTABLE     SHARE      ATTRIBUTABLE     SHARE     ATTRIBUTABLE    PER SHARE
                                             TO ORDINARY  -------------  TO ORDINARY  ------------- TO ORDINARY  --------------
                                             SHAREHOLDERS BASIC  DILUTED SHAREHOLDERS BASIC DILUTED SHAREHOLDERS BASIC   DILUTED
                                             ------------ -----  ------- ------------ ----- ------- ------------ -----   -------
                                                  LM      PENCE   PENCE       LM      PENCE  PENCE       LM      PENCE    PENCE
Profit attributable to ordinary shareholders     58.2      39.0    39.0     181.0     123.4  122.5     (143.7)   (99.8)   (98.4)
Adjusting items:
   Exceptional items (net of taxation)......    118.9      79.6    79.5        --        --     --       38.4     26.7     26.3
   Windfall tax.............................       --        --      --        --        --     --      281.9    195.8    193.0
   Profit on disposal of group operations
    (net of taxation).......................    (32.0)    (21.4)  (21.4)       --        --     --         --       --       --
                                                -----     -----   -----     -----     -----  -----     ------    -----    -----
Adjusted profit attributable to ordinary
 shareholders...............................    145.1      97.2    97.1     181.0     123.4  122.5      176.6    122.7    120.9
                                                =====     =====   =====     =====     =====  =====     ======    =====    =====

EARNINGS PER SHARE HAVE BEEN CALCULATED BASED UPON:

                                         2000           1999           1998
                                    -------------- -------------- --------------
                                    BASIC  DILUTED BASIC  DILUTED BASIC  DILUTED
                                    NUMBER NUMBER  NUMBER NUMBER  NUMBER NUMBER
                                    ------ ------- ------ ------- ------ -------
                                                   (IN MILLIONS)
Weighted average ordinary shares in
  issue............................ 149.3   149.4  146.7   147.7  143.9   146.0
                                    =====   =====  =====   =====  =====   =====

                                   HYDER PLC

   The weighted average number of shares disclosed above is stated after excluding the 3.5m (1999 3.7m; 1998 3.9m) weighted average ordinary shares held by the qualifying employee share options trust and under the executive directors' long term incentive plan, the shares in which are treated as held by the company until they vest. The difference between the basic and diluted weighted average number of ordinary shares in issue is wholly attributable to outstanding share options.

13. INTANGIBLE FIXED ASSETS

   GROUP

                     FISHING  GOODWILL   GOODWILL
                     RIGHTS  (POSITIVE) (NEGATIVE) TOTAL
                     ------- ---------- ---------- -----
                       LM        LM         LM      LM
COST
At 1 April 1999.....   0.9      5.2        (1.8)    4.3
Additions...........    --      0.3         0.1     0.4
Disposals...........  (0.9)      --          --    (0.9)
                      ----      ---        ----    ----
At 31 March 2000....    --      5.5        (1.7)    3.8
                      ====      ===        ====    ====
AMOUNTS PROVIDED
At 1 April 1999.....   0.5       --          --     0.5
Provided in the year    --      0.3          --     0.3
Disposals...........  (0.5)      --          --    (0.5)
                      ----      ---        ----    ----
At 31 March 2000....    --      0.3          --     0.3
                      ====      ===        ====    ====
NET BOOK VALUE
At 31 March 2000....    --      5.2        (1.7)    3.5
                      ====      ===        ====    ====
At 31 March 1999....   0.4      5.2        (1.8)    3.8
                      ====      ===        ====    ====


   Goodwill is amortised over a period of 20 years being the directors' estimate of the useful economic life of these assets. Negative goodwill has resulted from acquisitions where net assets are acquired at a discount to the book value of net assets and is amortised between 2.5 years and 20 years.

                                   HYDER PLC

14. TANGIBLE FIXED ASSETS

   GROUP

                                                                                      VEHICLES,
                                                                                       PLANT,
                                                                                     EQUIPMENT,
                                                   WATER &                            COMPUTER
                                                   SEWAGE               ELECTRICITY   HARDWARE
                           FREEHOLD   LEASEHOLD    INFRA-               DISTRIBUTION     AND
                            LAND &   PROPERTIES & STRUCTURE OPERATIONAL   NETWORK    CAPITALISED
                           BUILDINGS IMPROVEMENTS  ASSETS   STRUCTURES     ASSETS     SOFTWARE    TOTAL
                           --------- ------------ --------- ----------- ------------ ----------- -------
                              LM          LM         LM         LM           LM          LM        LM
COST OR VALUATION
At 1 April 1999...........   76.9         6.7      1,060.0    1,425.5      902.4        435.8    3,907.3
Exchange difference.......   (0.5)       (0.1)          --         --         --         (0.1)      (0.7)
Additions.................    1.8         0.2        137.8      119.6       62.5         41.5      363.4
Grants and contributions..     --          --         (6.6)      (1.4)        --           --       (8.0)
Amounts written off.......   (3.1)         --           --         --         --        (80.2)     (83.3)
Disposals.................   (0.4)       (3.9)        (1.0)        --       (1.8)       (18.6)     (25.7)
Sale of group operations..     --          --           --         --         --        (20.9)     (20.9)
                             ----        ----      -------    -------      -----        -----    -------
At 31 March 2000..........   74.7         2.9      1,190.2    1,543.7      963.1        357.5    4,132.1
                             ====        ====      =======    =======      =====        =====    =======
ACCUMULATED DEPRECIATION
At 1 April 1999...........   21.3         2.2        240.4      315.0      275.7        220.3    1,074.9
Exchange difference.......   (0.1)         --           --         --         --           --       (0.1)
Charge for the year.......    1.7         0.3         34.7       39.1       25.1         39.5      140.4
Amounts written off.......   (1.0)         --           --         --         --         (5.7)      (6.7)
Disposals.................   (0.1)       (1.0)        (1.0)        --       (1.4)       (17.0)     (20.5)
Sale of group operations..     --          --           --         --         --         (7.0)      (7.0)
                             ----        ----      -------    -------      -----        -----    -------
At 31 March 2000..........   21.8         1.5        274.1      354.1      299.4        230.1    1,181.0
                             ====        ====      =======    =======      =====        =====    =======
NET BOOK VALUE
At 31 March 2000..........   52.9         1.4        916.1    1,189.6      663.7        127.4    2,951.1
                             ====        ====      =======    =======      =====        =====    =======
At 31 March 1999..........   55.6         4.5        819.6    1,110.5      626.7        215.5    2,832.4
                             ====        ====      =======    =======      =====        =====    =======
ANALYSIS OF NET BOOK VALUE
At 31 March 2000
Owned.....................   52.9         0.8        916.1      964.1      663.7        127.0    2,724.6
Held under finance leases.     --         0.6           --      225.5         --          0.4      226.5
                             ----        ----      -------    -------      -----        -----    -------
                             52.9         1.4        916.1    1,189.6      663.7        127.4    2,951.1
                             ====        ====      =======    =======      =====        =====    =======

--------
(a) Tangible fixed assets at 31 March 2000 include L428.1m (1999 L429.5m) of assets in the course of construction, which are not depreciated until commissioned.
(b) The net book value of leasehold properties and improvements comprise:

                                             2000 1999
                                             ---- ----
                                              LM   LM
                         Long leasehold..... 1.4  0.6
                         Short leasehold....  --  3.9
                                             ---  ---
                            Total leasehold. 1.4  4.5
                                             ===  ===

(c) Electricity distribution network assets include assets leased to third parties under operating leases. The cost of these was L3.8m (1999 L3.8m) and accumulated depreciation amounted to L1.1m (1999 L0.9m) at 31 March 2000.

                                   HYDER PLC

(d) The accounting treatment for grants and customer contributions in respect of infrastructure assets is set out in the principal accounting policies. This treatment is not in accordance with schedule 4 to the Companies Act 1985. As a consequence the net book value of fixed assets and deferred income is L156.3m (1999 L140.2m) lower than it would have been had this treatment not been adopted.

   COMPANY

                                                  VEHICLES, PLANT,
                                                   EQUIPMENT AND
                              FREEHOLD LAND AND COMPUTER HARDWARE &
                                  BUILDINGS     CAPITALISED SOFTWARE TOTAL
                              ----------------- -------------------- -----
                                     LM                  LM           LM
     COST
     At 1 April 1999.........        0.8                2.4           3.2
     Additions...............         --                0.1           0.1
                                     ---                ---           ---
     At 31 March 2000........        0.8                2.5           3.3
                                     ===                ===           ===
     ACCUMULATED DEPRECIATION
     At 1 April 1999.........         --                0.8           0.8
     Charge for the year.....         --                0.3           0.3
                                     ---                ---           ---
     At 31 March 2000........         --                1.1           1.1
                                     ===                ===           ===
     NET BOOK VALUE
     At 31 March 2000........        0.8                1.4           2.2
                                     ===                ===           ===
     At 31 March 1999........        0.8                1.6           2.4
                                     ===                ===           ===

15. INVESTMENT PROPERTIES

   GROUP

                                                       LM
                                                      ----
                      At 1 April 1999................  9.4
                      Adjustment to open market value  1.5
                                                      ----
                      At 31 March 2000............... 10.9
                                                      ====

   Investment properties were valued at 31 March 2000 by Cooke & Arkwright, a firm of Chartered Surveyors, on the basis of open market value. These properties are rented to third parties under operating leases. Investment properties comprise L10.9m (1999 L9.4m) of freehold properties.

   The accounting treatment for investment properties is set out in the principal accounting policies. This treatment is not in accordance with schedule 4 to the Companies Act 1985. As a consequence the profit before interest for the year is L0.2m (1999 L0.2m) higher than it would have been had this treatment been adopted.

                                   HYDER PLC

16. FIXED ASSET INVESTMENTS

   GROUP

                                 INTERESTS INTERESTS IN
                           OWN   IN JOINT   ASSOCIATED    LISTED     UNLISTED
                          SHARES VENTURES  UNDERTAKINGS INVESTMENTS INVESTMENTS TOTAL
                          ------ --------- ------------ ----------- ----------- -----
                            LM      LM          LM          LM          LM        LM
COST
At 1 April 1999..........  21.7    20.4         9.9        46.5        19.4     117.9
Exchange differences.....    --    (0.1)        0.1          --        (0.1)     (0.1)
Additions................    --    16.5          --         1.8          --      18.3
Disposals................  (1.4)     --          --        (6.6)       (0.2)     (8.2)
Share of retained profits    --     0.9         0.6          --          --       1.5
Reclassification.........    --     0.1        (0.1)       (4.3)         --      (4.3)
                           ----    ----        ----        ----        ----     -----
At 31 March 2000.........  20.3    37.8        10.5        37.4        19.1     125.1
                           ====    ====        ====        ====        ====     =====
AMOUNTS PROVIDED
At 1 April 1999..........    --      --         0.1         3.0         0.8       3.9
Disposals................    --      --          --        (1.1)         --      (1.1)
Provided in the year.....  10.0      --          --         1.6          --      11.6
                           ----    ----        ----        ----        ----     -----
At 31 March 2000.........  10.0      --         0.1         3.5         0.8      14.4
                           ====    ====        ====        ====        ====     =====
NET BOOK VALUE
At 31 March 2000.........  10.3    37.8        10.4        33.9        18.3     110.7
                           ====    ====        ====        ====        ====     =====
At 31 March 1999.........  21.7    20.4         9.8        43.5        18.6     114.0
                           ====    ====        ====        ====        ====     =====


   The market value of the listed investments, excluding the group's L27.9m (1999 L27.1m) investment in the Asian Infrastructure Fund, is L15.4m (1999 L31.1m).

   The directors consider that the market value of the group's investment in the Asian Infrastructure Fund, which is a closed end fund with no ready market for the shares, is not materially different from the carrying value of that investment.

   The listed investment of L4.3m has been reclassified as a current asset investment (note 19).

   Own shares relate to ordinary shares purchased under the qualifying employee share option trust (note 30(c)) and the executive directors' long term incentive plan (note 30(b)). The nominal value of these shares is L4.1m (1999 L4.3m).

                                   HYDER PLC

   COMPANY

                                     INTERESTS IN
                               OWN      GROUP      UNLISTED
                              SHARES UNDERTAKINGS INVESTMENTS  TOTAL
                              ------ ------------ ----------- -------
                                LM        LM          LM        LM
         COST
         At 1 April 1999.....  21.7    1,549.9        0.4     1,572.0
         Additions...........    --       64.0         --        64.0
         Disposals...........  (1.4)        --         --        (1.4)
                               ----    -------        ---     -------
         At 31 March 2000....  20.3    1,613.9        0.4     1,634.6
                               ====    =======        ===     =======
         AMOUNTS PROVIDED
         At 1 April 1999.....    --        1.4        0.3         1.7
         Provided in the year  10.0       76.1         --        86.1
                               ----    -------        ---     -------
         At 31 March 2000....  10.0       77.5        0.3        87.8
                               ====    =======        ===     =======
         NET BOOK VALUE
         At 31 March 2000....  10.3    1,536.4        0.1     1,546.8
                               ====    =======        ===     =======
         At 31 March 1999....  21.7    1,548.5        0.1     1,570.3
                               ====    =======        ===     =======

   Principal group undertakings are listed in note 44.

17. STOCKS AND WORK IN PROGRESS

   GROUP

                                                     2000 1999
                                                     ---- ----
                                                      LM   LM
                 Raw materials and consumables......  7.8  8.8
                 Work in progress...................  9.0  6.5
                 Finished goods and goods for resale  0.1  0.7
                                                     ---- ----
                                                     16.9 16.0
                                                     ==== ====

   The replacement cost of stocks is not materially different from their carrying value.

                                   HYDER PLC

18. DEBTORS

                                                     GROUP      COMPANY
                                                  ----------- -----------
                                                  2000  1999  2000  1999
                                                  ----- ----- ----- -----
                                                   LM    LM    LM    LM
AMOUNTS FALLING DUE WITHIN ONE YEAR:
Trade debtors.................................... 101.6 145.2    --    --
Amounts recoverable on contracts.................  29.2  26.1    --    --
Amounts owed by subsidiary undertakings..........    --    -- 353.8 410.9
Amounts owed by associated undertakings..........   0.7   0.5    --    --
Net investment in finance leases.................   0.2   0.1    --    --
Other debtors....................................  29.6  40.1   0.6   3.2
Prepayments and accrued income...................  62.1  91.8  10.1   9.3
Amounts due on sale of group operations (note 39)  11.2    --    --    --
                                                  ----- ----- ----- -----
                                                  234.6 303.8 364.5 423.4

AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR:
Net investment in finance leases.................   1.6   1.0    --    --
Other debtors....................................   1.8   9.4    --    --
                                                  ----- ----- ----- -----
                                                  238.0 314.2 364.5 423.4
                                                  ===== ===== ===== =====

19. CURRENT ASSET INVESTMENTS

   MANAGEMENT OF LIQUID RESOURCES

                                          GROUP      COMPANY
                                       ----------- -----------
                                       2000  1999  2000  1999
                                       ----- ----- ----- -----
                                        LM    LM    LM    LM
INVESTMENTS IN:
Sterling fixed term and call deposits. 397.2 470.5 339.8 381.9
Sterling denominated commercial papers  31.8 120.8  14.9  82.5
                                       ----- ----- ----- -----
                                       429.0 591.3 354.7 464.4
Listed investment held for resale.....   4.3    --    --    --
                                       ----- ----- ----- -----
                                       433.3 591.3 354.7 464.4
                                       ===== ===== ===== =====
AMOUNTS BECOMING DUE:
Within one year....................... 433.3 591.3 354.7 464.4
                                       ===== ===== ===== =====

   The fixed asset investment held for resale is the group's 20% interest in the issued share capital of Severoceske Vodovody a Kanalizace a.s. ("ScVK") which is held at cost. The market value of the ScVK investment is L2.6m (1999 L1.9m). The company has not reduced the carrying value of this investment as the company has a put option which requires a third party to purchase this investment at a price greater than the carrying value. The directors do not consider that the group's 20% interest in ScVK gives them significant influence over the operations of that company to include the investment as an associate.

                                   HYDER PLC

20. CREDITORS

    (A)AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                        GROUP      COMPANY
                                                     ----------- -----------
                                              NOTE    2000  1999 2000  1999
                                              ----   ----- ----- ----- -----
                                                      LM    LM    LM    LM
Bank loans and overdrafts....................          5.8   0.6    --    --
Loan notes...................................  21(d)   4.2   6.3   3.4   6.3
Other loans..................................  21(c)   8.1  54.7    --   6.4
Obligations under finance leases.............  22      0.3   0.3    --    --
Payments received on account on contracts....         19.9  18.1    --    --
Trade creditors..............................        115.6 145.1    --    --
Amounts owed to subsidiary undertakings......           --    --   0.2   1.0
Loans from subsidiary undertakings...........           --    --  50.0    --
Dividends payable............................          2.7 112.5   2.7 112.5
Corporation tax..............................         12.8  28.0    --   3.0
Other taxation and social security...........         13.0  12.3    --   0.1
Other creditors..............................         89.1  88.0    --    --
Accruals and deferred income.................         86.4  90.4  57.0  48.1
Capital commitments due to joint ventures and
  associates.................................          5.7    --    --    --
                                                     ----- ----- ----- -----
                                                     363.6 556.3 113.3 177.4
                                                     ===== ===== ===== =====
  (B) AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                               GROUP           COMPANY
                                                         ----------------- ---------------
                                                  NOTE        2000  1999    2000    1999
                                                  ----   --------- ------- ------- -------
                                                            LM       LM      LM      LM
Sterling bonds...................................  21(a)  1,024.9  1,024.5   678.7   678.4
US$ bonds........................................  21(b)    615.4    615.2   615.4   615.2
Other loans......................................  21(c)    212.9    219.1    10.8     8.6
Obligations under finance leases.................  22       265.5    265.7      --      --
Creditors between one and five years:                                           --      --
   Capital commitments due to joint ventures and
     associates..................................            17.7     10.3      --      --
   Refundable customer contributions.............             4.0      4.9      --      --
   Other.........................................             3.1      7.3      --      --
                                                          -------  ------- ------- -------
                                                          2,143.5  2,147.0 1,304.9 1,302.2
                                                          =======  ======= ======= =======

                                   HYDER PLC

21. LOANS

   (A) STERLING BONDS

                 INTEREST NOMINAL PREMIUM  ISSUE    NET    NET COSTS CARRYING
   MATURITY DATE   RATE    VALUE  ON ISSUE COSTS  PROCEEDS AMORTISED  VALUE
   ------------- -------- ------- -------- -----  -------- --------- --------
                    %       LM       LM     LM       LM       LM        LM
      GROUP
      2002......  10.750     75.0     --    (1.0)    74.0     0.8       74.8
      2004......   7.125    100.0    1.1    (2.0)    99.1     0.5       99.6
      2006......   8.750    200.0    3.2    (2.3)   200.9    (0.1)     200.8
      2014......   7.625    100.0    0.8    (2.6)    98.2     0.5       98.7
      2016......   9.500    200.0    6.8    (1.9)   204.9    (0.3)     204.6
      2020......   9.250    150.0    1.7    (3.9)   147.8     0.1      147.9
      2020......   7.000    200.0     --    (1.6)   198.4     0.1      198.5
                          -------   ----   -----  -------    ----    -------
                          1,025.0   13.6   (15.3) 1,023.3     1.6    1,024.9
                          =======   ====   =====  =======    ====    =======
      COMPANY
      2002......  10.750     75.0     --    (1.0)    74.0     0.8       74.8
      2006......   8.750    200.0    3.2    (2.3)   200.9    (0.1)     200.8
      2016......   9.500    200.0    6.8    (1.9)   204.9    (0.3)     204.6
      2020......   7.000    200.0     --    (1.6)   198.4     0.1      198.5
                          -------   ----   -----  -------    ----    -------
                            675.0   10.0    (6.8)   678.2     0.5      678.7
                          =======   ====   =====  =======    ====    =======


(B) US$BONDS

                INTEREST NOMINAL PREMIUM  ISSUE   NET    NET COSTS CARRYING
 MATURITY DATE    RATE    VALUE  ON ISSUE COSTS PROCEEDS AMORTISED  VALUE
 -------------  -------- ------- -------- ----- -------- --------- --------
                   %       LM       LM     LM      LM       LM        LM
GROUP & COMPANY
2004...........  6.750    120.0    0.8    (1.4)  119.4      0.2     119.6
2007...........  6.875    120.0    0.8    (1.4)  119.4      0.1     119.5
2008...........  6.500    136.0    1.9    (2.1)  135.8       --     135.8
2017...........  7.250     60.0    0.4    (0.7)   59.7       --      59.7
2028...........  7.375    181.0    2.6    (2.9)  180.7      0.1     180.8
                          -----    ---    ----   -----      ---     -----
                          617.0    6.5    (8.5)  615.0      0.4     615.4
                          =====    ===    ====   =====      ===     =====

   Fixed interest rates on the sterling/US$ cross currency interest rate swaps used to cover the US$ bonds referred to above range between 6.8% and 8.1%. The full nominal value of US$1,025m was simultaneously swapped for sterling to match the future US$ repayment liabilities at maturity.

                                   HYDER PLC

   (C) OTHER LOANS

                                                            GROUP     COMPANY
                                                         ----------- ---------
                                                         2000  1999  2000 1999
                                                         ----- ----- ---- ----
                                                          LM    LM    LM   LM
REPAYABLE AS FOLLOWS:
Within one year.........................................   8.1  54.7   --  6.4
Between one and two years...............................  18.3   7.4 10.8   --
Between two and five years..............................  24.2  24.5   --   --
After more than five years.............................. 170.4 187.2   --  8.6
                                                         ----- ----- ---- ----
                                                         221.0 273.8 10.8 15.0
                                                         ===== ===== ==== ====
Repayable wholly within five years......................  11.2  49.0 10.8  6.4
Repayable wholly after five years....................... 140.0 148.6   --  8.6
Repayable by instalments after five years...............  69.8  76.2   --   --
                                                         ----- ----- ---- ----
                                                         221.0 273.8 10.8 15.0
                                                         ===== ===== ==== ====
THESE LOANS ARE DENOMINATED IN THE FOLLOWING CURRENCIES:
Sterling................................................ 206.4 243.7   --   --
Australian $............................................    --  11.7   --   --
US$.....................................................  10.0   8.6 10.0  8.6
Canadian $..............................................    --   6.4   --  6.4
German marks............................................   3.8   3.4   --   --
Euros...................................................   0.8    --  0.8   --
                                                         ----- ----- ---- ----
                                                         221.0 273.8 10.8 15.0
                                                         ===== ===== ==== ====

   Fixed interest rates on these loans range between 6.5% and 10.2% (1999 5.2% and 10.2%) and variable interest rates varied between 1.0% below to 0.2% above LIBOR (1999 1.0% below to 0.2% above LIBOR) (London Interbank offer rate).

(D) LOANNOTES

   The loan notes were issued in lieu of all or part of the cash consideration due under the offer for South Wales Electricity plc to those of its shareholders who elected as such. The notes bear interest, payable half yearly in arrears, at the rate of 1% below six month LIBOR.

22. FINANCE LEASES

   GROUP

                                                               2000  1999
                                                               ----- -----
                                                                LM    LM
      AMOUNTS DUE UNDER FINANCE LEASES ARE PAYABLE AS FOLLOWS:
      Within one year.........................................   0.3   0.3
      Between one and two years...............................   0.1   0.2
      Between two and five years..............................    --   0.1
      After more than five years.............................. 265.4 265.4
                                                               ----- -----
                                                               265.8 266.0
                                                               ===== =====

                                   HYDER PLC

   A long dated interest rate swap was arranged on 1 April 1994 which has the effect of fixing the rate of interest at 7.8% on floating rate sterling finance lease obligations of L57.9m (1999 L59.3m). The obligations under the swap and the finance lease reduce over a remaining period of 14 years.

23. MATURITY OF FINANCIAL LIABILITIES

   The maturity profile of the group's gross borrowings, preference shares and other financial liabilities, excluding bank overdrafts, was as follows:

                                                           2000    1999
                                                          ------- -------
                                                            LM      LM
      GROSS BORROWINGS:
      In one year or less, or on demand..................    12.6    61.3
      In more than one year but not more than two years..    94.8     7.6
      In more than two years but not more than five years   249.8   198.7
      In more than five years............................ 1,774.1 1,918.2
                                                          ------- -------
                                                          2,131.3 2,185.8
                                                          ======= =======

      PREFERENCE SHARES:
      In more than five years............................   206.6   206.6

      OTHER FINANCIAL LIABILITIES:
      In more than one year but not more than two years..     3.0     7.7
      In more than two years but not more than five years    17.5     5.8
      In more than five years............................     4.3     9.0
                                                          ------- -------
                                                          2,362.7 2,414.9
                                                          ======= =======

24. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

   (A) TREASURY MANAGEMENT AND FINANCIAL INSTRUMENTS

   Group treasury activities are managed centrally within a formal set of treasury policies and objectives which are regularly reviewed and approved by the Board. The group's policy specifically prohibits any transactions of a speculative nature and does not envisage the use of complex financial instruments. The treasury team uses financial instruments including derivatives, to raise finance and to manage risk from its operations. Surplus cash is invested in short to medium term sterling financial investments. The Board annually establishes the investment criteria which is restricted to banks or other institutions meeting required standards assessed by reference to the major credit rating agencies.

   The main treasury management risks faced relate to interest rate risk, liquidity risk and foreign currency risk. The Board reviews and agrees policies for managing these risks as summarised below.

   (B) FINANCE AND INTEREST RATE RISK

   The group's policy is to finance operating subsidiaries by a mixture of retained profits, bank borrowings, finance leases and long term loans.

   The group's policy is to keep the greater proportion of gross borrowings at fixed rates of interest. Derivatives, predominately interest rate swaps and forward rate agreements, are used to help manage the mix of

                                   HYDER PLC
fixed and floating rate debt. At the year end, after taking account of interest rate swaps 89% (1999 87%) of gross borrowings of L2,131m, were at long term fixed interest rates, fixed for an average period of 12.9 years (1999 13.8 years). The remaining 11% (1999 13%) were at floating rates of interest.

   Exposure to floating rate debt of L244m (1999 L291m) is hedged against interest rate movements by cash balances and deposits of L457m (1999 L612m). Decisions on fixing interest rates on the floating rate loans will continue to be considered as cash and deposit balances are utilised. The net effect of an average increase in interest rates of 1% on the variable rate components of the group's short term floating rate loans and cash balances during the year would have resulted in an increase in profit before tax of L2.1m (1999 L0.5m).

   (C) LIQUIDITY RISK

   The group's objective is to maintain a balance between continuity of funding and flexibility through the use of borrowings with a range of maturity dates. The group's policy is to ensure that the maturity profile does not place an excessive strain on the group's ability to repay loans. Currently no more than 17% (1999 16%) of our borrowings mature in any twelve month period. In addition, to preserve continuity of funding, at least 83% of borrowings will mature in more than five years and at least 53% in more than ten years.

   At the year end, 1% (1999 2%) of gross borrowings were due to mature in the next twelve months; 16% (1999 10%) will mature in the following four years and 83% (1999 88%) thereafter.

   In addition, the group's practice is to maintain adequate undrawn committed facilities of at least 10% of borrowings in order to provide flexibility in the management of the group's liquidity. At the year end we had multicurrency committed facilities of L450m with ten banks of which L10.8m (1999 L14.7m) had been utilised. The L10.8m utilisation relates to foreign currency loans required for overseas investments thus creating a natural hedge. The weighted average period until maturity of these facilities was 2.4 years.

   Short term flexibility is achieved by managing an investment portfolio of short term money market deposits and commercial paper purchases.

   (D) FOREIGN CURRENCY RISK

   Cumulative US Bond issues amounting to US$1,025m have been converted into sterling as L617m.

   The group has entered into US dollar swaps which ensure that the group is not exposed to any currency exposure when the dollar repayments fall due.

   The group has also entered into cross currency interest rate swaps whereby the dollar coupon rates were exchanged for sterling interest rates.

   The group has a number of overseas subsidiaries, joint venture and associate entities reporting in local currencies and in order to protect the group's sterling balance sheet from the movements in the respective currency/sterling exchange rate, the group finances certain net investments in subsidiary, joint ventures and associate entities by means of related currency borrowings.

   The group also has transactional currency exposures which arise from sales and purchases by operating units in currencies other than the group's reporting currency. All operating units are required to notify the treasury team of all material currency contracts and commitments which potentially create currency exposure on either a transaction or translation basis in order that the currency exposure can be minimised.

                                   HYDER PLC

   At the year end, after taking into account the effects of forward foreign exchange contracts, the group had foreign currency exposures with a net unrealised loss of L1m (1999 L1m) in respect of unhedged foreign currency fixed asset investments.

   On average, foreign currencies relating to group activities did not move materially against sterling during the year. Shareholders' funds were however reduced by L1.3m at 31 March 2000 (1999 L0.2m increase) due to foreign exchange movements affecting overseas debt, cash balances and other assets.

   (E) CONTRACTS  FOR DIFFERENCES

   Contracts for differences (CFDs) existed within the energy supply business prior to the disposal of the business to British Energy on 17 February 2000. The CFDs largely insulated the group against the effects of variability of electricity pool prices.

   Any obligations arising under the CFDs were taken over by British Energy when they acquired the energy supply businesses. No residual risk resides within Hyder and as a consequence the unutilised power purchase provision of L59.3m (note 27(e)) on 17 February 2000 was released to the profit and loss account as part of the profit on disposal of group operations (note 39).

   (F) SHORT TERM DEBTORS AND CREDITORS

   Short term debtors and creditors have been excluded from the following disclosures, other than the currency risk disclosures.

   (G) INTEREST  RATE SWAPS

   The group and company have entered into interest rate swap arrangements in order to manage the interest rate exposure of the group and the company and not for trading or speculative purposes.

   GROUP

   The group's outstanding interest rate swap arrangements had a notional principal balance of L724.9m (1999 L755.5m), with termination dates ranging between December 2004 and December 2028 (1999 December 1999 and December 2028), and interest rates ranging between 6.8% and 8.3% (1999 6.0% and 8.4%).

   COMPANY

   At 31 March 2000 the company's outstanding interest rate swap arrangements had a notional principal balance of L617.0m (1999 L617.0m) with termination dates ranging between December 2004 and December 2028 (1999 December 2004 and December 2028), and interest rates ranging between 6.8% and 8.1% (1999 6.9% and 8.2%).

                                   HYDER PLC

  (H) CURRENCY AND INTEREST RATE PROFILE OF FINANCIAL LIABILITIES

   After taking into account the various interest rate and forward foreign currency swaps entered into by the group, the fixed and floating interest rate profile of the group's financial liabilities by currency was as follows:

                                     TOTAL        FIXED RATE    FLOATING RATE
                                --------------- --------------- -------------
   CURRENCY                      2000    1999    2000    1999    2000   1999
   --------                     ------- ------- ------- ------- -----  -----
                                  LM      LM      LM      LM      LM     LM
   GROSS BORROWINGS:
   Sterling.................... 2,116.7 2,155.7 1,887.7 1,894.9 229.0  260.8
   US$.........................    10.0     8.6      --      --  10.0    8.6
   Australian $................      --    11.7      --      --    --   11.7
   Canadian $..................      --     6.4      --      --    --    6.4
   German marks................     3.8     3.4      --      --   3.8    3.4
   Euros.......................     0.8      --      --      --   0.8     --
                                ------- ------- ------- ------- -----  -----
                                2,131.3 2,185.8 1,887.7 1,894.9 243.6  290.9

   PREFERENCE SHARES:
   Sterling....................   206.6   206.6   206.6   206.6    --     --

   OTHER FINANCIAL LIABILITIES:
   Sterling....................    19.8    15.4      --      --    --     --
   Australian $................     4.6     5.1      --      --    --     --
   German marks................     0.4      --      --      --    --     --
   Finnish marks...............      --     2.0      --      --    --     --
                                ------- ------- ------- ------- -----  -----
                                2,362.7 2,414.9 2,094.3 2,101.5 243.6  290.9
                                ======= ======= ======= ======= =====  =====

   The floating rate borrowings comprise:

       --loans from the European Investment Bank that bear interest based on sterling LIBOR rates;

       --sterling denominated bank borrowings that bear interest based on sterling LIBOR rates;

       --finance  leases;

       --loan  notes that bear interest based on sterling LIBOR rates; and,

       --foreign currency denominated bank borrowings that bear interest based on prevailing interbank borrowing rates.

   No interest is paid on the other financial liabilities.

   All overseas currency borrowings set out in the above table are fully hedged against assets denominated in those currencies.

      (I) INTEREST RATE PROFILE OF FINANCIAL LIABILITIES

                                                     FIXED RATE FINANCIAL LIABILITIES
                                                       WEIGHTED AVERAGE PERIOD FOR
                      WEIGHTED AVERAGE INTEREST RATE       WHICH RATE IS FIXED
                      ------------------------------ --------------------------------
CURRENCY                   2000            1999           2000             1999
--------              ----             ----          -----             -----
                            %               %             YEARS            YEARS
Sterling:
   Borrowings........ 8.0              8.0           12.9              13.8
   Preference shares. 7.9              7.9           13.3              14.3
                      ===              ===           ====              ====

                                   HYDER PLC

   No interest is paid on the other financial liabilities. The figures in the above table take into account the interest rate and forward foreign currency swaps used to manage the group's fixed interest rate profile.

(J) BORROWINGFACILITIES

   Undrawn committed borrowing facilities were:

                                                      2000   1999
                                                      -----  -----
                                                       LM     LM
             Committed borrowing facilities available 450.0  450.0
             Drawn down as at 31 March............... (10.8) (14.7)
                                                      -----  -----
             Expiring after more than two years...... 439.2  435.3
                                                      =====  =====

   (K) CURRENCY AND INTEREST RATE PROFILE OF FINANCIAL ASSETS

                                               2000                       1999
                                    -------------------------- --------------------------
                                                 SHORT                      SHORT
                                     CASH NET    TERM           CASH NET    TERM
                                        OF     DEPOSITS            OF     DEPOSITS
                                    OVERDRAFTS (NOTE 19) TOTAL OVERDRAFTS (NOTE 19) TOTAL
                                    ---------- --------- ----- ---------- --------- -----
                                        LM        LM      LM       LM        LM      LM
CURRENCY:
Sterling...........................     8.6      428.7   437.3    10.7      568.1   578.8
US Dollars.........................     4.1        0.1     4.2     1.6         --     1.6
EU currencies (other than Sterling)    13.6        0.2    13.8     2.2        5.3     7.5
Other currencies...................     1.9         --     1.9     5.9       17.9    23.8
                                       ----      -----   -----    ----      -----   -----
                                       28.2      429.0   457.2    20.4      591.3   611.7
                                       ====      =====   =====    ====      =====   =====

LONG TERM DEBTORS:
Sterling...........................      --         --     3.4      --         --    10.4
                                       ----      -----   -----    ----      -----   -----
At 31 March........................    28.2      429.0   460.6    20.4      591.3   622.1
                                       ====      =====   =====    ====      =====   =====

CURRENCY:
Floating rate......................    28.2        0.6    28.8    20.4         --    20.4
Fixed rate.........................      --      428.4   428.4      --      591.3   591.3

LONG TERM DEBTORS:
Nil interest rate..................      --         --     3.4      --         --    10.4
                                       ----      -----   -----    ----      -----   -----
At 31 March........................    28.2      429.0   460.6    20.4      591.3   622.1
                                       ====      =====   =====    ====      =====   =====

   The sterling money market deposits above comprise deposits placed on money markets from overnight to four months. All the investments in commercial paper are at fixed interest rates. The weighted average interest rate on commercial paper and money market deposits is 5.7% (1999 5.5%) and the weighted average time for which they are held is 55 days (1999 71 days). These assets are held as part of the financing arrangements of the group.

   Cash generated from operating activities and from long term loan drawdowns in advance of future capital expenditure obligations is invested on a daily basis in money market investments. These investments include term deposits, government securities and corporate bonds and papers rated at not less than AA.

                                   HYDER PLC

   (L) FAIR VALUES OF FINANCIAL INSTRUMENTS

   In the table below the fair value of short term borrowings, current asset investments, cash at bank and in hand and bank loans and overdrafts approximates to book values due to the short maturity of these instruments. The fair value of long term borrowings has been determined by reference to prices available from the financial markets on which these borrowings are traded. The fair value fundamentally represents the change in anticipated future interest rates and foreign exchange rates, to the dates of maturity of the borrowings, between the date those long term borrowings were raised and the year end. The preference shares are listed on the London Stock Exchange and the fair value has been quoted at the listed price. The fair value of interest rate swaps and combined interest rate and forward foreign currency swaps are based on market prices of comparable investments.

                                                                  BOOK      FAIR      BOOK      FAIR
                                                                  VALUE     VALUE     VALUE     VALUE
                                                          NOTES   2000      2000      1999      1999
                                                          -----  --------  --------  --------  --------
                                                                   LM        LM        LM        LM
PRIMARY FINANCIAL INSTRUMENTS HELD OR ISSUED TO
  FINANCE THE GROUP'S OPERATIONS:
Short term borrowings....................................           (12.6)    (12.6)    (61.3)    (61.3)
Long term borrowings.....................................        (2,118.7) (2,188.7) (2,124.5) (2,321.0)
Preference shares........................................          (206.6)   (157.5)   (206.6)   (254.8)
Other financial liabilities..............................           (24.8)    (24.8)    (22.5)    (22.5)
Long term debtors........................................             3.4       3.4      10.4      10.4
Current asset investments................................  19       429.0     429.0     591.3     591.3
Cash at bank and in hand.................................            34.0      34.0      21.0      21.0
Bank loans and overdrafts................................  20(a)     (5.8)     (5.8)     (0.6)     (0.6)
                                                                 --------  --------  --------  --------
                                                                 (1,902.1) (1,923.0) (1,792.8) (2,037.5)

DERIVATIVE FINANCIAL INSTRUMENTS HELD TO MANAGE THE
  INTEREST RATE AND CURRENCY PROFILE AND MATCHED BY
  PRIMARY FINANCIAL INSTRUMENTS:
Interest rate swaps......................................              --      (6.3)       --     (10.5)
Combined interest rate and forward foreign currency swaps              --     (59.2)       --     (51.1)
                                                                 --------  --------  --------  --------
                                                                 (1,902.1) (1,988.5) (1,792.8) (2,099.1)

DERIVATIVE FINANCIAL INSTRUMENTS HELD TO MANAGE THE
  INTEREST RATE PROFILE AND NOT MATCHED BY A PRIMARY
  FINANCIAL INSTRUMENT:
Interest rate swaps......................................              --      (3.5)       --      (8.1)
                                                                 --------  --------  --------  --------
                                                                 (1,902.1) (1,992.0) (1,792.8) (2,107.2)
                                                                 ========  ========  ========  ========

   The fair value of derivative financial instruments matched by primary financial instruments relates to long term borrowings with a book value of L673.4m (1999 L674.5m) which have been included within the primary financial instruments issued to finance the group's operations at a fair value of L637.6m (1999 L676.3m), which is the redemption value of those borrowings.

                                   HYDER PLC

   (M) LOSSES ON DERIVATIVE FINANCIAL INSTRUMENTS

   The fair value of losses on derivative financial instruments are not recognised in the financial statements. These instruments are held to manage the group's interest rate and currency exposures and the resultant fixed interest charges are made in the accounting periods to which they relate. The table below analyses the composition of the fair value losses (note 24(l)).

                                                                     UNRECOGNISED TOTAL
                                                                    NET GAINS/LOSSES 2000
                                                                    ---------------------
                                                                             LM
Losses on hedges at 1 April 1999...................................         (69.7)
Gains not included in 1999/2000 income.............................           0.7
                                                                            -----
Losses on hedges at 31 March 2000..................................         (69.0)
                                                                            =====
Of which:
Losses expected to be included in 2000/01 income...................          (0.6)
Losses expected to be included in 2001/02 income or later years....          (2.9)
Losses not expected to be included in 2001/02 income or later years         (65.5)
                                                                            -----
                                                                            (69.0)
                                                                            =====

25. CAPITAL COMMITMENTS

   GROUP

                                                            2000  1999
                                                            ----- -----
                                                             LM    LM
Contracted for but not provided in the financial statements 155.4 182.5
                                                            ===== =====

   In order to meet additional quality and service standards, together with growth and new demands, the group has capital investment obligations over the next five years amounting to approximately L1.13 billion at current prices in the regulated water and sewerage business and approximately L250 million at current prices, within the regulated electricity distribution business.

26. LEASING COMMITMENTS

   At 31 March 2000 there were revenue commitments, in the ordinary course of business in the next year relating to the payment of rentals on non-cancellable operating leases expiring:

   GROUP

                           LAND AND BUILDINGS  OTHERS
                           ------------------ ---------
                             2000      1999   2000 1999
                           ----       ----    ---- ----
                              LM        LM     LM   LM
Within one year........... 0.5        0.9     2.9   4.7
Between two and five years 1.4        2.8     4.2   2.6
After five years.......... 3.5        2.6     0.3   3.0
                           ---        ---     ---  ----
                           5.4        6.3     7.4  10.3
                           ===        ===     ===  ====

                                   HYDER PLC

   COMPANY

                 LAND AND BUILDINGS  OTHERS
                 ------------------ ---------
                   2000      1999   2000 1999
                 ----       ----    ---- ----
                    LM        LM     LM   LM
Within one year. 0.2        0.2      --   --
After five years 0.1        0.1      --   --
                 ---        ---      --   --
                 0.3        0.3      --   --
                 ===        ===      ==   ==

27. PROVISIONS FOR LIABILITIES AND CHARGES

                                 GROUP     COMPANY
                               ---------- ---------
                         NOTES 2000 1999  2000 1999
                         ----- ---- ----- ---- ----
                                LM   LM    LM   LM
Deferred taxation.......  (a)  15.0    --  --   --
Group insurance funds...  (b)  15.1  12.9  --   --
Reorganisation provision  (c)  26.9  47.9 0.4  0.7
Pensions provision......  (d)   2.8   2.8 1.5  1.2
Power purchase provision  (e)    --  65.7  --   --
Other provisions........  (f)  20.1  13.8 0.5  0.5
                               ---- ----- ---  ---
                               79.9 143.1 2.4  2.4
                               ==== ===== ===  ===

   (A) DEFERRED TAXATION

   GROUP

                                               AMOUNT PROVIDED AMOUNTS UNPROVIDED
                                               --------------- -----------------
                                                2000     1999    2000      1999
                                               ----      ----   -----      -----
                                                 LM       LM      LM        LM
Tax effect of timing differences:
   Excess of tax allowances over depreciation.   --       --   371.3      355.3
   Other timing differences...................   --       --    (8.7)     (20.5)
                                                ----      --    -----      -----
                                                 --       --   362.6      334.8
Capital gains rolled over..................... 15.0       --     7.7        0.2
Earnings retained overseas....................   --       --     4.3        3.3
                                                ----      --    -----      -----
                                               15.0       --   374.6      338.3
                                                ====      ==    =====      =====

                                   HYDER PLC

   COMPANY

                                                              AMOUNT UNPROVIDED
                                                            -------------------
                                                              2000       1999
                                                              ----       ----
                                                               LM         LM
Tax effect of timing differences:
   Excess of tax allowances over depreciation..............  0.2        0.2
   Other timing differences................................ (0.6)      (0.4)
                                                            ----       ----
                                                            (0.4)      (0.2)
                                                            ====       ====

   (B) GROUP INSURANCE FUNDS

                                                            GROUP COMPANY
                                                            ----- -------
                                                             LM     LM
At 1 April 1999............................................ 12.9    --
Premiums...................................................  5.7    --
Claims..................................................... (3.1)   --
Released to profit and loss account........................ (0.4)   --
                                                            ----    --
At 31 March 2000........................................... 15.1    --
                                                            ====    ==

   Cover against certain risks is provided by Brecon Insurance Company Limited, a wholly owned subsidiary undertaking of the group.

   (C) REORGANISATION PROVISION

                                                       NOTE GROUP  COMPANY
                                                       ---- -----  -------
                                                             LM      LM
At 1 April 1999.......................................       47.9    0.7
Charged to profit and loss account....................  5    35.1    0.5
Released to profit and loss account...................  5   (10.2)    --
Utilised..............................................      (45.9)  (0.8)
                                                            -----   ----
At 31 March 2000......................................       26.9    0.4
                                                            =====   ====

   The reorganisation provision includes severance, related pension costs and property costs for restructuring initiatives which will be completed within the next 24 months.

   (D) PENSIONS PROVISION

                                                            GROUP COMPANY
                                                            ----- -------
                                                             LM     LM
At 1 April 1999............................................  2.8    1.2
Charged to profit and loss account.........................  0.4    0.3
Utilised................................................... (0.4)    --
                                                            ----    ---
At 31 March 2000...........................................  2.8    1.5
                                                            ====    ===

   This provision relates to unfunded directors pensions (note 6 (d)(iv)) and the "Barber" provisions which are expected to be utilised within the next 24 months.

                                   HYDER PLC

   (E) POWER PURCHASE PROVISION

                                                          NOTE GROUP  COMPANY
                                                          ---- -----  -------
                                                                LM      LM
At 1 April 1999..........................................       65.7    --
Utilised.................................................   4   (6.4)   --
Released to profit and loss account on disposal of supply
  business...............................................  39  (59.3)   --
                                                               -----    --
At 31 March 2000.........................................         --    --
                                                               =====    ==

   (F) OTHER PROVISIONS

                                                                 GROUP COMPANY
                                                                 ----- -------
                                                                  LM     LM
At 1 April 1999................................................. 13.8    0.5
Charged to profit and loss account.............................. 10.1     --
Utilised........................................................ (3.8)    --
                                                                 ----    ---
At 31 March 2000................................................ 20.1    0.5
                                                                 ====    ===

   These provisions principally relate to leasehold property provisions, onerous contracts, uninsured losses and other claims arising which are expected to be utilised within the next 16 years.

28. ACCRUALS AND DEFERRED INCOME

   GROUP

                                                                       LM
At 1 April 1999...................................................... 155.3
Receivable during the year...........................................  10.5
Released to profit and loss account..................................  (6.0)
                                                                      -----
At 31 March 2000..................................................... 159.8
                                                                      =====

   Deferred income represents grants and customer contributions received in respect of investment in non-infrastructure fixed assets. These grants are amortised to the profit and loss account over the estimated useful economic life of the related assets.

                                   HYDER PLC

29. CALLED UP SHARE CAPITAL

                                                                    2000  1999
                                                                    ----- -----
                                                                     LM    LM
AUTHORISED:
166,666,667 ordinary shares of 120p each (1999 166,666,667)........ 200.0 200.0
209,000,000 cumulative redeemable preference shares (7.875% net) of
  L1 each (redeemable 31 July 2013) (1999 209,000,000)............. 209.0 209.0
                                                                    ----- -----
                                                                    409.0 409.0
                                                                    ===== =====
ALLOTTED, CALLED UP AND FULLY PAID:
154,710,591 ordinary shares of 120p each (1999 151,018,332)........ 185.6 181.2
207,181,776 cumulative redeemable preference shares (7.875% net) of
  L1 each (redeemable 31 July 2013) (1999 207,181,776)............. 207.2 207.2
                                                                    ----- -----
                                                                    392.8 388.4
                                                                    ===== =====

   All cumulative redeemable preference shares are redeemable at par on 31 July 2013. These shares are non-voting and have a preferential right to return of capital on a winding up.

   Ordinary shares were issued in the year resulting from the exercise of share options under the Hyder and South Wales Electricity plc employee sharesave and executive share option schemes at prices between 354p and 676p per share.

   In total 3,692,259 ordinary shares, with an aggregate nominal value of L4.4m were issued in the year. The cash consideration received in respect of the issue of 5,957 ordinary shares was L37,000. Included within the total are 3,686,302 ordinary shares with an aggregate nominal value of L4.4m issued in relation to the scrip dividend plan for which no cash consideration was received.

30. EMPLOYEE SHARE SCHEMES

   (A) HYDER PLC SHARE SCHEMES

   The company has four Inland Revenue approved share option schemes for its employees and those of subsidiary undertakings. There is also an unapproved scheme (the Hyder overseas share plan) which extends share scheme arrangements for the benefit of overseas employees resident outside of the United Kingdom.

   The employee sharesave scheme is savings related and the share options are exercisable within six months of completion of a three, five or seven year save as you earn contract. Employee sharesave options are fixed at the closing mid market value on the day preceding the date of grant less 20% discount. The executive share option scheme is a discretionary scheme for senior employees under which options are granted at fixed prices at the closing mid market value on the day preceding the date of grant. Executive share options granted after July 1993 are performance related and can only be exercised if the increase in the share price of an ordinary share exceeds the increase in the Retail Prices Index plus 2% per annum compound (pro rata for any period of less than one year) in the period between the date of grant and the exercise date. All executive share options are exercisable between three and ten years from the date of grant. No new options may be granted to executive directors under this scheme.

                                   HYDER PLC

   Options granted but not yet exercised under these schemes at 31 March 2000 together with their exercise prices and dates are shown below:



                                                                                 OPTION     NUMBER OF 120P
                                                                                PRICE PER   ORDINARY SHARES
                                   DATE OPTION                                    SHARE   -------------------
                                     GRANTED        NORMAL DATE OF EXERCISE      (PENCE)    2000      1999
                                  -------------- ------------------------------ --------- --------- ---------
EMPLOYEE SHARESAVE SCHEME........ December 1992  March 2000 - August 2000       425 - 427   103,830   321,180
                                  September 1994 October 1999 - March 2000      522 - 525        --   358,333
                                  September 1994 October 2001 - March 2002      522 - 525   143,096   165,911
                                  December 1994  February 2000 - August 2000    522 - 525    55,240   243,724
                                  December 1994  February 2002 - August 2002    522 - 525    87,153   107,021
                                  July 1997      September 2000 - February 2001       650   525,180   734,208
                                  July 1997      September 2002 - February 2003       650 1,780,396 2,477,291
                                                                                          --------- ---------
                                                                                          2,694,895 4,407,668
                                                                                          --------- ---------
EXECUTIVE SHARE OPTION SCHEME.... July 1991      July 1994 - July 2001                354    23,021    24,049
                                  July 1993      July 1996 - July 2003                563    55,909    55,909
                                  August 1993    August 1996 - August 2003            648    13,937    21,146
                                  January 1994   January 1997 - January 2004          716   151,442   151,442
                                  January 1995   January 1998 - January 2005          676    16,928    21,857
                                                                                          --------- ---------
                                                                                            261,237   274,403
                                                                                          --------- ---------
OVERSEAS SHARE PLAN.............. October 1997   November 2000 - April 2001           841    38,749    67,280
                                  October 1997   November 2002 - April 2003           841    14,424    32,910
                                                                                          --------- ---------
                                                                                             53,173   100,190
                                                                                          --------- ---------
                                                                                          3,009,305 4,782,261
                                                                                          ========= =========

   No options were granted during the year ended 31 March 2000. All options and rights over Hyder plc ordinary shares held under Inland Revenue approved share schemes can be exercised early in certain exceptional circumstances such as retirement or redundancy.

   During the year ended 31 March 1999 two Inland Revenue approved profit sharing schemes were established, one for the benefit of staff employed by Hyder Utilities (the utilities scheme) and a separate scheme for the benefit of employees of Hyder plc (the plc scheme). The number of Hyder ordinary shares appropriated under these schemes in July 1998 and held in trust at 31 March 2000 were 146,263 (1999 72,211) ordinary shares under the utilities scheme and 3,748 (1999 1,688) ordinary shares under the plc scheme. All shares are held in trust under the rules of the schemes. A further appropriation of shares will take place in July 2000 subject to scheme targets and eligibility criteria being met.

   (B) HYDER PLC LONG TERM INCENTIVE PLAN (L-TIP)

   The company L-Tip is available to executive directors and selected senior executives. Full details of this scheme are set out in note 6. The ordinary shares which are conditionally allocated under the L-Tip are purchased in the market by an employee benefit trust with funds allocated by the company. The trustees have waived dividends on the shares held.

   A second L-Tip was established in 1999 for the benefit of a director, J M James, who does not participate in the main L-Tip. Details are disclosed in note 6.

                                   HYDER PLC

   (C) QUALIFYING EMPLOYEE SHARE OPTION TRUST (QUEST)

   In March 1998 the company established a qualifying employee share option trust (Quest) as a vehicle to procure ordinary shares in Hyder plc to meet in part the obligations of the company pursuant to valid exercises of options under the rules of the Hyder and South Wales Electricity sharesave schemes. At 31 March 2000 Hyder Share Scheme Trustee (2) Limited, as trustee, held 3,261,565 ordinary shares (1999 3,437,499) with a value, based on the average closing price of the shares in the thirty days up to 7 July, being the latest practicable date prior to the directors' approving the financial statements, of L10.4m (1999 market value L27.0m). If the shares are transferred at this value otherwise than for a qualifying purpose of the Quest, an income tax charge of L5.3m will be payable by Hyder Share Scheme Trustees (2) Limited.

   The accounts include the shares held by the Quest, which are included as fixed asset investments. Under the rules of the Quest dividends have been waived by the trustee. The expenses of Quest which are borne by the group are expensed as incurred. The purchase of shares by Hyder Share Scheme Trustee (2) Limited as trustee was financed by loans from Hyder plc.

   Details of share options outstanding under the sharesave schemes are stated in notes 30(a) above.

31. SHARE PREMIUM ACCOUNT

                                                                             GROUP  COMPANY
                                                                             -----  -------
                                                                              LM      LM
At 1 April 1999............................................................. 137.4   137.4
Nominal value of ordinary shares issued under scrip dividend in lieu of cash
  dividend (note 29)........................................................  (4.4)   (4.4)
                                                                             -----   -----
At 31 March 2000............................................................ 133.0   133.0
                                                                             =====   =====

32. RESERVES

   (A) PROFIT AND LOSS ACCOUNT

                                                                        GROUP  COMPANY
                                                                        -----  -------
                                                                         LM      LM
At 1 April 1999........................................................ 370.8   443.5
Profit/(loss) retained for the year....................................  48.1  (152.3)
Goodwill written back on disposal......................................  84.0      --
Scrip dividend issued in lieu of cash dividend.........................  21.5    21.5
Foreign currency translation losses....................................  (1.3)   (0.2)
Reserves adjustment on acquisition of additional interest in subsidiary  (0.7)     --
                                                                        -----  ------
At 31 March 2000....................................................... 522.4   312.5
                                                                        =====  ======

   The cumulative goodwill written off directly to reserves is L544.3m (1999 L628.3m).

   In accordance with the group's accounting policy, Lnil of net exchange differences (1999 L0.2m net gains) on foreign currency loans which match investments have been offset in reserves.

                                   HYDER PLC

   (B) CAPITAL RESERVE

                                  GROUP COMPANY
                                  ----- -------
                                   LM     LM
At 1 April 1999 and 31 March 2000  --     9.6
                                   ==     ===

   The capital reserve arose on the acquisition of South Wales Electricity plc and comprised the fair value of the options granted by the company to South Wales Electricity plc share option holders less the option price to be received by the company on the exercise of those options.

   (C) INVESTMENT REVALUATION RESERVE

                                             GROUP COMPANY
                                             ----- -------
                                              LM     LM
                      At 1 April 1999.......  1.2    --
                      Revaluations (note 15)  1.5    --
                                              ---    --
                      At 31 March 2000......  2.7    --
                                              ===    ==

   (D) CAPITAL REDEMPTION RESERVE

   On 30 December 1994 the group and company created a capital redemption reserve of L1 following the redemption at par of the special rights redeemable preference share of L1.

33. EQUITY MINORITY INTEREST

                                    GROUP COMPANY
                                    ----- -------
                                     LM     LM
At 1 April 1999....................  2.6    --
Adjustment to fair value of assets. (0.4)   --
Purchase of minority interest...... (1.5)   --
Recognition of results for the year  0.2    --
Currency translation differences... (0.2)   --
                                    ----    --
At 31 March 2000...................  0.7    --
                                    ====    ==

                                   HYDER PLC

34. NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                2000   1999   1998
                                                                -----  -----  -----
                                                                 LM     LM     LM
CONTINUING OPERATIONS:
Operating profit............................................... 164.1  270.6  239.6
Non cash element of exceptional items (excluding reorganisation
  costs).......................................................  73.3     --     --
Depreciation of tangible fixed assets.......................... 136.8  122.8  100.4
Amounts written off tangible fixed assets......................    --    7.1    1.5
Amounts provided on intangible fixed assets and fixed asset
  investments..................................................   1.1    2.0    1.5
Amortisation of grants and contributions.......................  (6.0)  (5.9)  (5.5)
Loss/(profit) on sale of fixed assets..........................   0.5     --   (0.8)
Net increase in stocks.........................................  (1.7)  (1.9)  (0.6)
Net (increase)/decrease in debtors............................. (34.0)   1.2  (12.2)
Net increase/(decrease) in creditors...........................  46.5    4.0  (13.0)
Contribution from/(to) insurance fund..........................   2.3    0.1   (2.8)
Reorganisation provisions...................................... (20.5) (11.2)  10.6
Contributions to pension fund..................................    --   (0.2)  (0.1)
Other provisions--storm damage.................................    --   (6.5)    --
Other provisions...............................................   6.3    0.4     --
                                                                -----  -----  -----
Net cash inflow from continuing operating activities........... 368.7  382.5  318.6
                                                                =====  =====  =====
DISCONTINUED OPERATIONS:
Operating (loss)/profit........................................  (3.7)  26.0    5.1
Non cash element of exceptional items (excluding reorganisation
  costs).......................................................  12.8     --     --
Depreciation of tangible fixed assets..........................   3.6    1.6    0.9
Net increase in stocks.........................................  (0.3)    --     --
Net decrease/(increase) in debtors.............................   1.1  (29.0) (11.5)
Net increase in creditors......................................   1.9    9.9   12.8
Contribution (to)/from insurance fund..........................  (0.1)   0.1     --
Reorganisation provisions......................................  (0.5)    --   (0.9)
Power purchase provision release...............................  (6.4)  (7.3)    --
Other provisions...............................................  (0.5)    --     --
                                                                -----  -----  -----
Net cash inflow from discontinued operating activities.........   7.9    1.3    6.4
                                                                -----  -----  -----
Net cash inflow from operating activities...................... 376.6  383.8  325.0
                                                                =====  =====  =====

                                   HYDER PLC

   Debtors have increased in the continuing operations in 2000 principally due to amounts owing to the electricity distribution business by the energy supply business which in 1999 and 1998 were intercompany balances and eliminated in the group accounts.

35. ANALYSIS OF NET DEBT

   (A) MOVEMENTS IN THE YEAR

                                 CASH LESS BANK CURRENT ASSET    DEBT AND
                                   OVERDRAFTS    INVESTMENTS  FINANCE LEASES  TOTAL
                                 -------------- ------------- -------------- --------
                                       LM            LM             LM         LM
At 1 April 1999.................      20.4          591.3        (2,185.8)   (1,574.1)
Consolidated cashflow statement.       7.8         (162.0)           55.7       (98.5)
Bond issue costs written back...        --             --            (0.6)       (0.6)
Currency translation differences        --           (0.3)           (0.6)       (0.9)
                                      ----         ------        --------    --------
At 31 March 2000................      28.2          429.0        (2,131.3)   (1,674.1)
                                      ====         ======        ========    ========

   (B) YEAR END RECONCILIATION

                                             NOTE     2000      1999
                                             ----   --------  --------
                                                       LM        LM
Loans and finance lease obligations:
Amounts falling due within one year.........  20(a)    (12.6)    (61.3)
Amounts falling due after more than one year  20(b) (2,118.7) (2,124.5)
                                                    --------  --------
                                              35(a) (2,131.3) (2,185.8)
Current asset investments...................  19       429.0     591.3
Cash at bank and in hand....................            34.0      21.0
Bank loans and overdrafts...................  20(a)     (5.8)     (0.6)
                                                    --------  --------
                                              35(a) (1,674.1) (1,574.1)
                                                    ========  ========

36. ANALYSIS OF CHANGES IN FINANCING IN THE YEAR

                                                    SHARE CAPITAL     LOANS & FINANCE
                                                 (INCLUDING PREMIUM) LEASE OBLIGATIONS
                                                 ------------------- ----------------
                                                   2000      1999     2000     1999
                                                   -----     -----   -------  -------
                                                    LM        LM       LM       LM
At 1 April...................................... 525.8     525.3     2,185.8  1,575.1
New loans and bonds.............................    --        --         2.0    529.4
New finance leases..............................    --        --          --     92.1
Loans acquired with subsidiaries................    --        --          --      3.4
Loan notes issued on acquisition of subsidiaries    --        --          --      1.7
Loan repayments.................................    --        --       (57.5)    (9.0)
Finance lease repayments........................    --        --        (0.2)    (0.5)
Bond issue costs written back...................    --        --         0.6      0.1
Proceeds from the issue of ordinary shares......    --       0.5          --       --
Expenses of issuing bonds.......................    --        --          --     (6.6)
Currency translation difference.................    --        --         0.6      0.1
                                                   -----     -----   -------  -------
At 31 March..................................... 525.8     525.8     2,131.3  2,185.8
                                                   =====     =====   =======  =======

                                   HYDER PLC

37. RECONCILIATION OF NET CASH FLOW TO INCREASE IN NET DEBT

                                                              NOTE     2000      1999
                                                              ----   --------  --------
                                                                        LM        LM
Increase in cash as per cashflow statement...................             7.8      28.9
Decrease/(increase) in loans and finance lease obligations...  35(a)     55.7    (605.4)
(Decrease)/increase in liquid resources held as current asset
  investments................................................  35(a)   (162.0)    289.7
                                                                     --------  --------
Increase in net debt resulting from cash flows...............           (98.5)   (286.8)
Acquired with subsidiaries...................................              --      (3.4)
Issued on acquisition of subsidiaries........................              --      (1.7)
Bond issue costs written back................................            (0.6)     (0.1)
Currency translation differences.............................  35(a)     (0.9)      0.1
                                                                     --------  --------
Increase in net debt.........................................          (100.0)   (291.9)
At 1 April...................................................        (1,574.1) (1,282.2)
                                                                     --------  --------
At 31 March..................................................        (1,674.1) (1,574.1)
                                                                     ========  ========

38. ACQUISITION

   During the year the group increased its shareholding in AcerPlan GmbH from 56% to 89%. These operations have been integrated into the continuing activities of the group. The additional shareholding of 33% resulted from a further consideration of L1.7m, of which L0.2m is deferred consideration.

39. DISPOSALS OF GROUP OPERATIONS

   On 17 February 2000 the group sold SWALEC Gas Limited and the electricity supply business of South Wales Electricity plc for a consideration of L106.8m. On 31 March 2000 the group also disposed of Environmental Laboratories, an unincorporated division of Hyder Consulting Limited, for a consideration of L11.4m of which the final payment of L11.2m was received on 7 April 2000. The values of the assets disposed of were as follows:

                                               LM
                                              -----
Tangible fixed assets........................  13.9
Debtors...................................... 102.7
Work in progress.............................   1.1
Cash.........................................   1.0
Creditors.................................... (84.1)
Provisions arising on disposal...............   1.3
Tangible fixed assets written off............   8.5
Transaction costs............................   2.1
Goodwill previously written off to reserves..  84.0
Power purchase provision released on disposal (59.3)
                                              -----
                                               71.2
Profit on disposal...........................  47.0
                                              -----
                                              118.2
                                              =====
CONSIDERATION:
Cash received in the year.................... 107.0
Cash received on 7 April 2000................  11.2
                                              -----
                                              118.2
                                              =====

                                   HYDER PLC

   The net inflow of cash arising from the above disposals was as follows:

                   LM
                  -----
Cash received.... 107.0
Cash released....  (1.0)
Transaction costs  (2.1)
                  -----
                  103.9
                  =====

   The amounts included in the consolidated profit and loss account and cashflows up to the date of disposal in respect of the energy supply business and Environmental Laboratories are shown in notes 2, 4 and 34.

   The deferred tax charge of L15.0m in respect of the above disposals relates to capital gains rolled over (note 27(a)).

40. DIRECTORS' AND OFFICERS' LOANS AND TRANSACTIONS

   No loans or credit transactions with any directors, officers or connected persons subsisted during the year or were outstanding at the end of the year.

41. PENSION SCHEMES

   The group operates a number of pension schemes both in the UK and overseas. The assets of each pension scheme are held separately from the assets of the group and are administered by trustees. The principal schemes are defined benefit schemes in the UK--the Hyder Water Pension Scheme (HWPS), the Water Mirror Image Pension Scheme (WMIS), the Electricity Supply Pension Scheme
(ESPS) and the Acer Group Pension Scheme (AGPS).

   The employer's contributions and pension cost under the accounting standard Statement of Standard Accounting Practice No. 24 "Accounting for Pension Costs" (SSAP24) for the HWPS and WMIS has been assessed in accordance with the advice of William M. Mercer Limited, consulting actuaries, using the projected unit method for HWPS and the attained age method for WMIS. For this purpose the actuarial assumptions adopted are based upon investment growth of 6.5% per annum, pay growth of 4.5% per annum and increases to pensions in payment and deferred pensions of 3% per annum.

   The last actuarial valuations for HWPS and WMIS were carried out as at 31 March 1998 with the market values being L324.6m and L99.9m respectively. Using the assumptions adopted for SSAP 24, the actuarial value of assets represented 113% for HWPS and 118% for WMIS of the value of the accrued benefits after allowing for expected future earnings increases. In deriving the pension cost under SSAP24 the surpluses in HWPS and WMIS are spread over the future working lifetime of employees.

   The employer's contributions and pension cost for the South Wales section of the ESPS has been assessed in accordance with advice from Bacon and Woodrow, consulting actuary, at 31 March 1998, using the attained age actuarial method. For this purpose the principal actuarial assumptions adopted were an investment growth of 8.5% per annum, pay growth of 6% per annum and increases to pensions in payment of 4.5% per annum.

   The latest actuarial valuation was carried out at 31 March 1998, with the market value of the assets being L526.3m. Using the assumptions adopted for SSAP24 the actuarial value of the assets represented 110% of the

                                   HYDER PLC
value of the accrued benefits after allowing for expected future earnings increases. In deriving the pension cost under SSAP24 the surplus in the scheme is being recognised as a reduction to pension cost over the future working lifetime of the employees and to cover short term early retirement costs.

   The employer's contributions and pension cost for AGPS, being the principal UK scheme for Hyder Consulting Group Limited, has been assessed in accordance with the advice of Buck Consultants Limited using the projected unit method. For this purpose the main actuarial assumptions used are based upon investment growth of 7.5% per annum, pay growth of 4.5% per annum, and increases to pensions in payment of 3.5% per annum.

   The latest actuarial valuation was carried out as at 1 May 1999 with the market value of the assets being L55.0m. Using the assumptions adopted for SSAP24 the actuarial value of the assets represented 94% of the value of the accrued benefits after allowing for expected future earnings increases. In deriving the pension cost under SSAP24 the deficit in the scheme is being spread over the future working lifetime of employees by way of increased employer's contribution rates.

   The total group pension cost for the period was L14.7m (1999 L14.5m). A prepayment of pension costs of L8.5m (1999 L6.6m) is included in note 18 within prepayments and accrued income.

   As a consequence of changes made by the Finance Act 1989 the group is unable to provide fully for approved pension for some executive directors who have joined the group since 1989. The group has therefore made alternative arrangements in these cases. Provision for the cost of unfunded pension is included in the charge for the period on a basis consistent with SSAP 24. These arrangements will not result in any individual executive director receiving any greater benefit than would have applied if the full approved provision had been possible.

42. CONTINGENT LIABILITIES

   GROUP

   In accordance with normal commercial practice, various group companies have provided a number of third party guarantees in relation to trading or investment obligations arising from contracts entered into in the normal course of business. In addition guarantees of L12m (1999 Lnil) have been provided in respect of third party debt obligations.

   COMPANY

   The company has provided guarantees in respect of finance lease and loan facilities granted to its subsidiary Dwr Cymru Cyfyngedig amounting to L464.8m (1999 L500.4m). The loan and finance lease facilities are fully drawn down and therefore no further guarantees are required.

   The company is a participant in a cash pooling arrangement operated by National Westminster Bank Plc in the United Kingdom. The company has guaranteed the bank overdraft balances of the participating companies, all of which are subsidiaries of the company, subject to a maximum amount equal to the company's own cash balance with the bank. At 31 March 2000 the overdrafts in subsidiary companies in the cash pooling arrangement amounted to L29.9m (1999 L29.8m).

   The company, as ultimate holding company, has provided third party guarantees of L35.5m (1999 L18.8m) in relation to investment obligations entered into by subsidiary companies. The company has also provided a number of third party guarantees in relation to contractual obligations entered into by subsidiary companies in the normal course of business.

                                   HYDER PLC

43. ELAN AQUEDUCT

   In 1984 Welsh Water Authority entered into a conditional sale and purchase agreement with Severn Trent Water Authority for the sale of the aqueduct and associated works by which the bulk supply to Severn Trent reservoirs is conveyed.

   The sum of L31.7m, representing the consideration for the conditional sale, has been invested in a trust fund. The principal function of the fund was to provide an income to Welsh Water Authority, whilst preserving the capital value of the fund in real terms. Welsh Water Authority's interest in this fund was vested in Dwr Cymru Cyfyngedig under the provisions of the Water Act 1989. The assets of the fund are not included in these financial statements.

44. PRINCIPAL GROUP UNDERTAKINGS

                                                                             SHAREHOLDING
                                                                          -------------------
                                                           COUNTRY OF
                                                         INCORPORATION,
                                                        REGISTRATION AND
                                                           OPERATION      DIRECTLY INDIRECTLY
                                                        ----------------- -------- ----------
                                                                             %         %
SUBSIDIARY UNDERTAKINGS
UTILITY ACTIVITIES
   Hyder Utilities (Holdings) Limited.................. England and Wales   100

REGULATED WATER AND SEWERAGE ACTIVITIES
   Dwr Cymru Cyfyngedig................................ England and Wales             100
   Welsh Water Utilities Finance PLC................... England and Wales             100
   Hyder Utilities (Operations) Limited................ England and Wales              50

REGULATED ELECTRICITY DISTRIBUTION ACTIVITIES
   South Wales Electricity plc (distribution business). England and Wales             100
       Hyder Utilities (Operations) Limited............ England and Wales              50

MANAGED SERVICES ACTIVITIES
   Hyder Services Limited.............................. England and Wales             100

INFRASTRUCTURE ACTIVITIES
   Hyder Consulting Group Limited...................... England and Wales   100
       Hyder Consulting Limited........................ England and Wales             100
       Hyder Consulting (Pte) Limited..................         Singapore             100
       Hyder Australia Pty Limited.....................         Australia             100
       Hyder Consulting Limited........................         Hong Kong             100
       Freeman Fox Group Limited.......................         Hong Kong             100
   Hyder Industrial Group Limited...................... England and Wales   100
       Hyder Industrial Limited........................ England and Wales             100
       Hyder Holdings Inc..............................               USA             100
   Hyder Investments Limited........................... England and Wales   100
       Hyder Overseas Investments Limited.............. England and Wales             100
   Hyder Infrastructure Management Limited............. England and Wales   100
       Phoenix Electrical Company Limited.............. England and Wales             100

OTHER ACTIVITIES
   Brecon Insurance Co Limited.........................          Guernsey             100

                                   HYDER PLC

   JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

                                                            TOTAL JOINT
                                                         VENTURE/ASSOCIATE
                                          COUNTRY OF         COMPANY'S        GROUP
                                         INCORPORATION        EQUITY       SHAREHOLDING
                                       ----------------- ----------------- ------------
JOINT VENTURES
UK Highways M40 (Holdings) plc........ England and Wales
   Ordinary shares of L1 each.........                          L11.0m         44.0%
UK Highways A55 (Holdings) Limited.... England and Wales
   Ordinary shares of L1 each.........                           L0.5m         45.0%
   Subordinated loan stock............                           L9.3m         45.0%
City Greenwich Lewisham Link Rail plc. England and Wales
   Ordinary shares of L1 each.........                           L1.5m         40.0%
   Loan stock.........................                          L11.0m         40.0%
Tieyhtio Nelostie Oy..................           Finland
   Shares of Fmk 100 each.............                      Fmk 50,000         43.0%
   Loan stock.........................                         Fmk 50m         43.0%
Laing Hyder plc....................... England and Wales
   Ordinary shares of L1 each.........                           L4.0m         50.0%
   Loan stock.........................                           L0.5m         50.0%
CountyRoute Limited................... England and Wales
   Ordinary shares....................                           L0.5m         50.0%
   Loan stock.........................                           L9.4m         50.0%
Citylink Telecommunications (Holdings)
   Limited............................ England and Wales
   Ordinary shares....................                          L10.7m         19.5%
   Loan stock.........................                          L32.2m         19.5%
Coastal Clearwater (Holdings) Limited. England and Wales
   Ordinary shares....................                           L0.1m         50.0%
   Loan stock.........................                           L0.9m         50.0%

ASSOCIATED UNDERTAKINGS
The China Water Co Ltd................    Cayman Islands
   Shares of US$0.50 each.............                        US$64.8m         20.0%

   The above companies are franchise operators within the highways, railways and telecommunications sectors, with the exception of The China Water Co Ltd and Coastal Clearwater (Holdings) Limited which are infrastructure investment businesses operating in the Chinese and UK water and waste water sectors and Laing Hyder plc, which is an infrastructure investment business operating in the UK Public Private Partnership accommodation sector.

   All the above companies are, in the opinion of the directors, material to the group. A complete list of all subsidiary, joint venture and associate companies is available from the Company Secretary.

                                   HYDER PLC

45. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

   The Group's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"). Such principles differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). A summary of principal differences applicable to the group is set out below. While this is not a comprehensive summary of all differences between UK and US GAAP, other differences would not have a significant effect on the consolidated net income or shareholders equity of the group.

   RECONCILIATION OF PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION UNDER UK GAAP TO NET INCOME UNDER US GAAP

                                                                             EXPLANATION
                                                                              REFERENCE   2000   1999
                                                                             ----------- ------  -----
                                                                                           LM     LM
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION UNDER UK GAAP..................               74.8  197.4
Less: Equity minority interest..............................................      (xi)     (0.2)  (-- )
     Dividend on redeemable preferred stock.................................       (x)    (16.4) (16.4)
                                                                                         ------  -----

NET INCOME BEFORE US GAAP ADJUSTMENTS                                                      58.2  181.0
US GAAP adjustments:
   Depreciation of infrastructure assets....................................       (i)    (13.0) (11.5)
   Pensions.................................................................      (ii)     19.9   40.9
   Goodwill amortization--continuing operations.............................     (iii)    (20.0) (19.9)
   Goodwill amortization--discontinued operations...........................     (iii)     (1.8)  (2.1)
   Profit on disposal of business and investments in associates.............      (iv)      8.6    0.6
   Impairment of goodwill...................................................       (v)   (432.0)    --
   Deferred taxation--application of FAS 109................................      (vi)    (17.6)  (3.6)
   Investment properties--depreciation......................................     (vii)     (0.2)  (0.2)
   Capitalised interest.....................................................    (viii)     33.5   31.0
   Depreciation on capitalised interest.....................................    (viii)     (5.5)  (4.4)
   Own shares--impairment in value..........................................     (xii)     10.0     --
   Business development costs...............................................    (xiii)     (3.3)  (0.8)
   Deferred compensation....................................................      (xv)     (1.5)  (1.6)
   Restructuring costs......................................................     (xvi)     (5.8)  (5.0)
   Financial instruments....................................................    (xvii)      4.6    1.4
   Deferred tax on US GAAP adjustments......................................               (6.4) (14.7)
                                                                                         ------  -----
NET (LOSS)/INCOME UNDER US GAAP.............................................             (372.3) 191.1
                                                                                         ======  =====

RECONCILIATION OF NET (LOSS)/INCOME IN ACCORDANCE WITH US GAAP
   Net (loss)/income from continuing operations.............................             (413.1) 172.4
   Net (loss)/income from discontinued operations (net of tax benefit and
     expense: L0.7m and L8.4m, respectively)................................   (xviii)     (1.5)  18.7
   Net income from sale of discontinued operations (net of tax
     expense: L13.3m).......................................................   (xviii)     42.3     --
                                                                                         ------  -----
   Net (loss)/income under US GAAP..........................................             (372.3) 191.1
                                                                                         ======  =====

                                   HYDER PLC

   EARNINGS PER SHARE

                                     EXPLANATION
                                      REFERENCE   2000    1999
                                     ----------- ------- -------
                                                 (PENCE) (PENCE)
AMOUNTS IN ACCORDANCE WITH US GAAP
Basic earnings per ordinary share:..    (xix)
   Continuing operations............             (276.6)  117.5
   Discontinued operations..........               27.3    12.7
Net (loss)/income...................             (249.3)  130.2
Diluted earnings per ordinary share:    (xix)
   Continuing operations............             (276.6)  116.7
   Discontinued operations..........               27.3    12.6
Net (loss)/income...................             (249.3)  129.3

   RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                 EXPLANATION
                                                  REFERENCE   2000     1999
                                                 ----------- -------  -------
                                                               LM       LM
NET ASSETS UNDER UK GAAP........................             1,051.6    900.4
Less: Equity minority interests.................      (xi)      (0.7)    (2.6)
                                                             -------  -------

SHAREHOLDERS' FUNDS UNDER UK GAAP...............              1050.9    897.8
US GAAP adjustments:
Infrastructure assets...........................       (i)     (83.5)   (70.5)
Pensions........................................      (ii)     189.0    169.1
Goodwill........................................     (iii)       7.5    536.7
Deferred taxation...............................      (vi)    (457.1)  (433.4)
Investment properties...........................     (vii)      (3.6)    (1.9)
Capitalised interest............................    (viii)     182.3    148.8
Depreciation on capitalised interest............    (viii)     (21.7)   (16.2)
Ordinary dividends..............................      (ix)        --     49.7
Redeemable preferred stock......................       (x)    (206.6)  (206.6)
Own shares......................................     (xii)     (10.3)   (21.7)
Business development costs......................    (xiii)      (4.1)    (0.8)
Listed investments..............................     (xiv)       6.4     16.7
Deferred compensation--cumulative expense.......      (xv)       4.8      3.3
Deferred compensation--unrecognized expense.....      (xv)       2.4      3.9
Deferred compensation--increase to share premium      (xv)      (7.2)    (7.2)
Restructuring costs.............................     (xvi)       2.0      7.8
Financial instruments...........................    (xvii)      (3.5)    (8.1)
                                                             -------  -------

SHAREHOLDERS' FUNDS UNDER US GAAP...............               647.7  1,067.4
                                                             =======  =======

   (I) DEPRECIATION OF INFRASTRUCTURE ASSETS

   Under UK GAAP, depreciation is not provided on infrastructure assets which increases capacity or enhances the network because the network of systems is required to be maintained in perpetuity and therefore has no finite economic life. Expenditures on maintaining the operating capability of the network in accordance with defined

                                   HYDER PLC
standards of service are capitalized as fixed asset additions and depreciated each year based on the level of annual expenditures required to maintain the operating capability of the network based on the independently certified asset management plan. Under US GAAP, depreciation is required to be charged on all assets, excluding land, and infrastructure assets are written off in equal annual installments over 85 years, being the estimated economic life under US GAAP. The difference between amounts depreciated under UK GAAP for capitalized maintenance and amounts which would be expensed under US GAAP for maintenance are not material.

   (II) PENSIONS

   Under UK GAAP the cost of providing pension benefits under defined benefit pension schemes is expensed over the average expected service lives of eligible employees and is aimed to produce an estimate of cost based on long-term actuarial assumptions. Variations from the regular pension cost arising from, for example, experience deficiencies or surpluses, are charged or credited to the profit and loss account over the expected average remaining service lives of current employees in the schemes.

   Under US GAAP the annual pension cost for such schemes comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions.

   (III) GOODWILL, CAPITALISATION AND AMORTISATION

   Both UK GAAP and US GAAP require purchase consideration to be allocated to the net assets acquired at their fair value on the date of acquisition, with the difference between the consideration paid and the fair value of the identifiable net assets acquired recognized as goodwill. Under applicable UK GAAP, goodwill and negative goodwill arising on acquisitions subsequent to April 1, 1997 are capitalised and amortised over their useful economic lives, not to exceed 20 years. Goodwill arising on acquisitions prior to that date were written off against reserves. Under US GAAP, goodwill is capitalised and amortised over its estimated useful life, not to exceed 40 years. Prior to 1 April 1997, Hyder acquired South Wales Electricity plc, an electricity supply and distribution business, and the Acer Group Limited, an engineering consultancy business.

   A summary of the movements in the goodwill balance during fiscal year 2000 is as follows:

         Goodwill, net of amortization, at December 31, 1999..  536.7
         Amortization of goodwill -- continuing operations....  (20.0)
         Amortization of goodwill -- discontinued operations..   (1.8)
         Goodwill allocated to sale of discontinued operations  (75.4)
         Impairment of goodwill(v)............................ (432.0)
                                                               ------
         Goodwill, net of amortization, at December 31, 2000..    7.5
                                                               ======

   (IV) PROFITS ON DISPOSAL OF BUSINESSES AND INVESTMENTS IN ASSOCIATES

   Under UK GAAP, on the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal is calculated after charging the amount of any related goodwill previously taken directly to reserves for UK GAAP. Under US GAAP, unamortized goodwill is taken into account in calculating profits or losses on disposal.

   (V) GOODWILL IMPAIRMENT

   Under UK GAAP, goodwill previously written off to reserves is not charged to profit and loss account if impaired. Under US GAAP, Hyder reviews long-lived assets for potential impairment whenever events or

                                   HYDER PLC
changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held for use is measured by comparing the carrying amount of an asset to the undiscounted estimated future cash flows expected to be generated by the asset. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If any such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds its fair value.

   Following the electricity price review, effective from 1 April 2000, the Group reviewed its long lived assets and goodwill for impairment. The impairment review resulted in identification of an impairment of the goodwill associated with the acquisition of South Wales Electricity plc.

   (VI) DEFERRED TAXATION

   Under UK GAAP deferred taxation is calculated, using the liability method, in respect of timing differences arising from the difference between accounting and taxable profits. Provision is made for deferred taxation only to the extent that it is probable that a liability or asset will crystallize in the foreseeable future.

   Under US GAAP deferred tax is provided for on a full liability basis. Under the full liability method deferred tax assets or liabilities are recognized for differences between the financial and tax basis of assets and liabilities and for tax loss carry forwards at the statutory rate at each reporting date. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The deferred income tax adjustment presented reflects the application of the full liability method to the UK GAAP financial statements as well as temporary differences arising from the US GAAP adjustments.

   (VII) INVESTMENT PROPERTIES

   Under UK GAAP, Hyder values investment properties at fair market value. Depreciation is not applied, except where properties are held on leasehold with an unexpired term of 20 years or less. Under US GAAP, investment properties are valued at cost less accumulated depreciation.

   (VIII) CAPITALISED INTEREST

   As permitted under UK GAAP, the company expenses interest incurred in respect of specific or general borrowings to finance the construction of tangible fixed assets. US GAAP requires that, subject to specific criteria, such interest should be capitalized and amortized over the useful life of the related asset.

   (IX) ORDINARY DIVIDENDS

   Under UK GAAP the proposed and paid ordinary dividends are recognized in the financial year to which they relate. Under US GAAP such dividends are not recognized until the period in which they are formally approved.

   (X) REDEEMABLE PREFERRED STOCK

   Under UK GAAP, redeemable preferred stock is accounted for in equity and the fixed rate coupon on the preferred stock is treated as dividends.

   Under US GAAP all issues of mandatorily redeemable stock are excluded from the shareholders' equity section of the balance sheet and are presented separately as long-term debt. Dividends on such stock are treated as interest and deducted from net income.

                                   HYDER PLC

   (XI) EQUITY MINORITY INTERESTS

   Under UK GAAP, minority interests in Hyder group subsidiaries are treated as an element of equity. Under US GAAP, minority interests are accounted for outside of equity.

   (XII) OWN SHARES--IMPAIRMENT IN VALUE

   Under UK GAAP, the company's own shares reacquired are held as fixed asset investments and are stated at cost less amounts provided to reflect impairment in value.

   Under US GAAP, own shares are classified as treasury stock, which is recognized as a reduction in shareholders' equity and no impairment is recognized.

   (XIII) BUSINESS DEVELOPMENT COSTS

   Under UK GAAP, internal business development costs and contract tendering costs, in certain circumstances, are capitalized and expensed against future income streams. Under US GAAP, internal business development costs and contract tendering costs are expensed as incurred.

   (XIV) LISTED INVESTMENTS

   Under UK GAAP, listed investments are investments in companies which are listed on an internationally recognized stock exchange. Under US GAAP, these investments are classified as available for sale and unrealized holding gains and losses are excluded from earnings and included as a component of other comprehensive income within shareholders' funds.

   (XV) DEFERRED COMPENSATION

   Under US GAAP the difference between market price and grant price of shares issued under the Employee Sharesave Schemes is recorded in the balance sheet as deferred compensation and is amortized over the vesting period. Under UK GAAP, no compensation expense is recognized under the schemes.

   (XVI) RESTRUCTURING COSTS

   The Company has recorded a provision for planned restructuring costs. Under US GAAP, certain specific criteria must be met before costs can be included in a restructuring provision. If these criteria fail to be met, the costs must be expensed in the financial year in which the costs are incurred. In 1999, under UK GAAP, Hyder adopted the provisions of FRS 12 which sets forth criteria for the recognition of restructuring reserves which are substantially consistent with US GAAP.

   (XVII) FINANCIAL INSTRUMENTS

   Under UK GAAP, gains and losses on hedges are deferred and recognized in income when they have crystallised.

   Under US GAAP, the applicable accounting practice for financial instruments depends on management's intention for their disposition and may require adjustments to their market or fair value. Under US GAAP, the following conditions must be met for an item to be accounted for as a hedge: (a) the item to be hedged must expose the company to price or interest rate risk; (b) it must be probable that the results of the futures contracts will substantially offset the effects of price or interest rate changes on the hedged item; and
(c) the futures contracts must be designated by management as a hedge of the item. For futures contracts that are accounted for

                                   HYDER PLC
as a hedge of items reported at the lower of cost or market, gains and losses on futures contracts are deferred and recognized in income when costs related to the hedged item are recognized in income. Derivative financial instruments held by Hyder which manage the interest rate profile and are not matched by a primary financial instrument do not qualify for hedge accounting and changes in their fair value are required to be recorded as a gain or loss in the period.

   (XVIII) DISCONTINUED OPERATIONS

   During the year ended March 31, 2000, the Group sold its energy supply business and its environmental laboratories business. Under UK GAAP, both of these businesses qualify as discontinued operations. Under US GAAP, only the energy supply business is considered a segment of the Group and qualifies as a discontinued operation.

   (XIX) NET INCOME PER ORDINARY SHARE

   Under UK GAAP basic earnings per share is based on the weighted average number of ordinary shares outstanding during the period after excluding the weighted average ordinary shares held by the qualifying share option trusts and the directors' long term incentive plan. Earnings per share is the profit in pence attributable to each equity share, based on the profit after tax, minority interests, dividend on preferred stock and exceptional items, divided by the number of equity shares issued and ranking for dividend in respect of period. This method is also used for basic earnings per share under US GAAP.

   Under UK GAAP, the calculation of fully diluted earnings per ordinary share is based on the profit after tax, minority interests, dividend on preferred stock and exceptional items, plus notional interest on outstanding share options. Under US GAAP, diluted earnings per share must also be disclosed. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of outstanding warrants and stock options determined utilising the treasury stock method. Under this method, the funds that would be received from the exercise of options are assumed to be utilised in reacquiring shares. The potential dilution caused by the exercise of share options therefore represents the difference between the number of shares that would be issued on the exercise of the option and the theoretical number of shares that could be reacquired utilising the funds received.

   Earnings per share computed in accordance with US GAAP has been based on the following number of shares:

                                                             FOR THE YEAR ENDED MARCH 31
                                                             ---------------------------
                                                                 2000           1999
                                                             ------         ------
                                                                NUMBER         NUMBER
                                                                 (M)            (M)
Weighted average number of shares under US GAAP--basic EPS.. 149.3          146.7
Common stock equivalents--dilutive share options............   0.0            1.0
                                                             -----          -----
Weighted average number of shares under US GAAP--diluted EPS 149.3          147.7
                                                             =====          =====

   For the year ended March 31, 2000, 0.1 million common stock equivalents were excluded from the calculation as inclusion of these shares would have been anti-dilutive.

   (XX) CASH FLOW STATEMENTS

   The consolidated cash flow statements have been prepared under UK GAAP in accordance with FRS 1 (revised) and present substantially the same information as required under SFAS 95. However, there are certain

                                   HYDER PLC
differences between FRS 1 (revised) and SFAS 95 with regard to classification of items within the cash flow statement.

   In accordance with FRS 1 (revised), cash flows are prepared separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. Under SFAS 95, cash flows are classified under operating activities, investing activities and financing activities.

   Under FRS 1 (revised), cash is defined as cash in hand and deposits repayable on demand, less overdrafts repayable on demand. Under SFAS 95, cash and cash equivalents are defined as cash and investments with original maturities of three months or less. Bank overdrafts have been included within financing activities under US GAAP.

   A summary of the group's cash flows from operating, investing and financing activities classified in accordance with SFAS 95 is presented below.

                                                   2000    1999
                                                  ------  ------
                                                    LM      LM
Net cash provided by operating activities........  257.8   143.8
Net cash used in investing activities............ (257.9) (412.6)
Net cash provided by financing activities........   22.1   339.1
                                                  ------  ------

NET INCREASE IN CASH AND CASH EQUIVALENTS........   22.0    70.3
Effect of exchange rate changes on cash..........   (0.3)    0.2
Cash and cash equivalents at beginning of year...  316.8   246.3
                                                  ------  ------

CASH AND CASH EQUIVALENTS AT END OF YEAR.........  338.5   316.8
                                                  ------  ------

CASH AND CASH EQUIVALENTS AT THE END OF YEAR ARE:
Cash at bank and in hand.........................   34.0    21.0
Current asset investments........................  304.5   295.8
                                                  ======  ======

                           SIUK PLC AND SUBSIDIARIES

                              MANAGEMENT'S REPORT

                              2001 ANNUAL REPORT

   The management of the Company has prepared, and is responsible for, the consolidated financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States.

BARNEY S. RUSH                       D. CHARL S. OOSTHUIZEN
Chairman and Chief Executive Officer Chief Financial and Accounting Officer

June 22, 2001

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
SIUK plc:

   We have audited the accompanying consolidated balance sheets of SIUK PLC (the "Company" being a company incorporated in England and Wales) AND SUBSIDIARIES as of March 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SIUK plc and subsidiaries as of March 31, 2001 and 2000 and the consolidated results of its operations, changes in stockholder's equity and cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN

Bristol, England
June 22, 2001

                           SIUK PLC AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED MARCH 31, 2001, 2000, AND 1999
                                 (IN MILLIONS)

                                                                                         2001           2000         1999
                                                                                  -----------------  -----------  -----------
                                                                                                    (NOTE 1)
OPERATING REVENUES............................................................... (Pounds)234  $332  (Pounds)275  (Pounds)261
COST OF SALES....................................................................          23    33           20           16
                                                                                  -----------  ----  -----------  -----------
GROSS MARGIN.....................................................................         211   299          255          245
                                                                                  -----------  ----  -----------  -----------

OPERATING EXPENSES:
   Maintenance...................................................................          34    48           35           37
   Depreciation and amortization.................................................          48    68           56           51
   Selling, general and administrative...........................................           8    11            7           35
   Write down of meters (Note 3).................................................          --    --           22           --
   Incremental expenses incurred as a direct consequence of the disposal of the
     supply business (Note 15)...................................................          --    --            3           --
                                                                                  -----------  ----  -----------  -----------
       Total operating expenses..................................................          90   127          123          123
                                                                                  -----------  ----  -----------  -----------

OPERATING INCOME FROM CONTINUING OPERATIONS......................................         121   172          132          122


OTHER INCOME (EXPENSE):
   Interest income...............................................................           4     6            2            1
   Interest income from affiliated companies.....................................          26    37           20            6
   Interest expense..............................................................         (60)  (85)         (56)         (55)
   Investment income.............................................................           5     7            7            5
   Gain on recognition of deferred contingent consideration (Note 4).............          16    22           --           --
   Gain on sale of assets........................................................          --    --           --            7
                                                                                  -----------  ----  -----------  -----------
       Total other expense.......................................................          (9)  (13)         (27)         (36)
                                                                                  -----------  ----  -----------  -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES..........................................................................         112   159          105           86

(PROVISION) BENEFIT FOR INCOME TAXES:
   Customary.....................................................................         (27)  (38)         (23)         (21)
   Effect of change in tax rates (Note 8)........................................          --    --           --           11
                                                                                  -----------  ----  -----------  -----------
NET INCOME FROM CONTINUING OPERATIONS............................................          85   121           82           76

DISCONTINUED OPERATIONS:
   Income from operations of electricity supply business, less applicable
     income taxes of (Pounds)- ($-), (Pounds)2 and (Pounds)5.....................          --    --            4           11
   Gain on disposal of electricity supply business, less applicable income taxes
     of (Pounds)3 ($4) and (Pounds)49 (Note 15)..................................           7    10          125           --
                                                                                  -----------  ----  -----------  -----------

NET INCOME....................................................................... (Pounds) 92  $131  (Pounds)211  (Pounds) 87
                                                                                  ===========  ====  ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                           SIUK PLC AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED MARCH 31, 2001, 2000, AND 1999
                                 (IN MILLIONS)

                                                                            ACCUMULATED
                                       NUMBER OF              RETAINED         OTHER
                                       ORDINARY    COMMON     EARNINGS/    COMPREHENSIVE COMPREHENSIVE
                                        SHARES     STOCK      (DEFICIT)        LOSS      INCOME/(LOSS)
                                       --------- ----------- ------------  ------------- -------------
BALANCE, MARCH 31, 1998...............    500    (Pounds)500 (Pounds)(163)  (Pounds) --
   Net income.........................     --             --           87            --   (Pounds) 87
                                                                                         ------------
   Comprehensive income...............     --             --           --            --   (Pounds) 87
                                                                                         ============
   Dividends declared on common stock.     --             --          (70)           --
   Issue of share capital.............    402            402           --            --
                                          ---    ----------- ------------   -----------

BALANCE, MARCH 31, 1999...............    902            902         (146)           --
   Net income.........................     --             --          211            --           211
                                                                                         ------------
   Comprehensive income...............     --             --           --            --  (Pounds)2 11
                                                                                         ============
   Dividends declared on common stock.     --             --         (188)           --
                                          ---    ----------- ------------   -----------

BALANCE, MARCH 31, 2000...............    902            902         (123)           --
   Net income.........................     --             --           92            --            92
   Other comprehensive loss...........     --             --           --           (16)          (16)
                                                                                         ------------
   Comprehensive income...............     --             --           --            --   (Pounds) 76
                                                                                         ============
   Dividends declared on common stock.     --             --          (27)           --
                                          ---    ----------- ------------   -----------

BALANCE, MARCH 31, 2001...............    902    (Pounds)902  (Pounds)(58)  (Pounds)(16)
                                          ===    =========== ============   ===========



 The accompanying notes are an integral part of these consolidated statements

                           SIUK PLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED MARCH 31, 2001, 2000, AND 1999
                                 (IN MILLIONS)

                                                                                              2001           2000
                                                                                       -----------------  -----------
                                                                                                        (NOTE 1)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................... (Pounds)92  $ 131  (Pounds)211
                                                                                       ==========  =====  ===========
  Adjustments to reconcile net income to net cash provided from operating activities:
   Income from operations of discontinued electricity supply business.................         --     --           (4)
   Gain on disposal of electricity supply business (Note 15)..........................         (7)   (10)        (125)
   Depreciation and amortization......................................................         48     68           56
   Write down of meters (Note 3)......................................................         --     --           22
   Gain on recognition of deferred contingent consideration...........................        (16)   (23)          --
   Deferred income taxes..............................................................         10     14            5
   Changes in assets and liabilities:
    Receivables, net..................................................................         10     14          (49)
    Prepaid pension cost..............................................................        (25)   (35)         (21)
    Accounts payable..................................................................          2      3           37
    Accrued income taxes..............................................................         (1)    (1)          (4)
    Other, net........................................................................         (6)    (9)          (4)
                                                                                       ----------  -----  -----------
      Total adjustments...............................................................         15     21          (87)
                                                                                       ----------  -----  -----------
      Net cash provided from operating activities.....................................        107    152          124
                                                                                       ----------  -----  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures...............................................................        (73)  (104)         (67)
   Loan to affiliated company.........................................................        (85)  (121)          --
   Proceeds from sale of electricity supply business (Note 15)........................         --     --          160
   Proceeds from sales of assets......................................................         --     --           --
   Proceeds from sales of investments.................................................          3      4            5
                                                                                       ----------  -----  -----------
      Net cash (used for) provided from investing activities..........................       (155)  (221)          98
                                                                                       ----------  -----  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Change in short term borrowings....................................................         75    106          (57)
   Issue of share capital.............................................................         --     --           --
   Loan to affiliated company.........................................................         --     --           --
   Repayment of long term debt........................................................         (1)    (1)          --
   Payment of premium in respect of loans to affiliated company and related hedges....         --     --           --
   Payment of dividends...............................................................        (27)   (38)        (188)
                                                                                       ----------  -----  -----------
      Net cash provided from (used for) financing activities..........................         47     67         (245)
                                                                                       ----------  -----  -----------
CASH PROVIDED BY DISCONTINUED OPERATIONS..............................................         --     --           20
                                                                                       ----------  -----  -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS.............................................         (1)    (2)          (3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................................          2      3            5
                                                                                       ----------  -----  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............................................  (Pounds)1  $   1    (Pounds)2
                                                                                       ==========  =====  ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest (net of amount capitalized)............................................ (Pounds)58  $  82   (Pounds)56
                                                                                       ==========  =====  ===========
      Income taxes:
      Customary.......................................................................         17     24           25
      Windfall levy...................................................................         --     --           --
                                                                                       ----------  -----  -----------
         Total cash paid for income taxes............................................. (Pounds)17  $  24   (Pounds)25
                                                                                       ==========  =====  ===========

                                                                                          1999
                                                                                       ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................... (Pounds)87
                                                                                       ==========
  Adjustments to reconcile net income to net cash provided from operating activities:
   Income from operations of discontinued electricity supply business.................        (11)
   Gain on disposal of electricity supply business (Note 15)..........................         --
   Depreciation and amortization......................................................         47
   Write down of meters (Note 3)......................................................         --
   Gain on recognition of deferred contingent consideration...........................         --
   Deferred income taxes..............................................................          2
   Changes in assets and liabilities:
    Receivables, net..................................................................          6
    Prepaid pension cost..............................................................        (18)
    Accounts payable..................................................................        (14)
    Accrued income taxes..............................................................        (34)
    Other, net........................................................................          7
                                                                                       ----------
      Total adjustments...............................................................        (15)
                                                                                       ----------
      Net cash provided from operating activities.....................................         72
                                                                                       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures...............................................................        (75)
   Loan to affiliated company.........................................................         --
   Proceeds from sale of electricity supply business (Note 15)........................         --
   Proceeds from sales of assets......................................................         10
   Proceeds from sales of investments.................................................          2
                                                                                       ----------
      Net cash (used for) provided from investing activities..........................        (63)
                                                                                       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Change in short term borrowings....................................................         37
   Issue of share capital.............................................................        402
   Loan to affiliated company.........................................................       (351)
   Repayment of long term debt........................................................         --
   Payment of premium in respect of loans to affiliated company and related hedges....        (42)
   Payment of dividends...............................................................        (70)
                                                                                       ----------
      Net cash provided from (used for) financing activities..........................        (24)
                                                                                       ----------
CASH PROVIDED BY DISCONTINUED OPERATIONS..............................................         15
                                                                                       ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS.............................................         --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................................          5
                                                                                       ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............................................  (Pounds)5
                                                                                       ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest (net of amount capitalized)............................................ (Pounds)54
                                                                                       ==========
      Income taxes:
      Customary.......................................................................          2
      Windfall levy...................................................................         45
                                                                                       ----------
         Total cash paid for income taxes............................................. (Pounds)47
                                                                                       ==========

 The accompanying notes are an integral part of these consolidated statements

                           SIUK PLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          AT MARCH 31, 2001 AND 2000
                                 (IN MILLIONS)

                                                                                                     2001              2000
                                                                                            ---------------------- -------------
                                                                                                          (NOTE 1)
                                        ASSETS
PROPERTY, PLANT, AND EQUIPMENT (NOTE 10)................................................... (Pounds)1,539  $2,184  (Pounds)1,467
   Less accumulated provision for depreciation.............................................           247     350            202
                                                                                            -------------  ------  -------------
          Property, plant, and equipment, net..............................................         1,292   1,834          1,265
                                                                                            -------------  ------  -------------

NONCURRENT ASSETS:
   Investments (Note 13)...................................................................            15      21             16
   Prepaid pension cost (Note 5)...........................................................           170     241            145
   Goodwill, net of accumulated amortization of (Pounds)25 ($35) at March 31, 2001 and
     (Pounds)20 at March 31, 2000 (Note 1).................................................           158     224            163
   Loans to affiliated company (Note 12)...................................................           410     582            351
   Derivative hedging instruments (Notes 1, 2 and 9).......................................            56      80             --
   Premium in respect of loans to affiliated company and related hedges, net of accumulated amortization of (Pounds)20 ($28) at March 31, 2001 and (Pounds)12 at
     March 31, 2000 (Note 12)..............................................................            22      31             30
                                                                                            -------------  ------  -------------
          Total noncurrent assets..........................................................           831   1,179            705
                                                                                            -------------  ------  -------------

CURRENT ASSETS:
   Cash and cash equivalents...............................................................             1       1              2
   Investments (Note 13)...................................................................            10      14             13
   Receivables:
       Customer accounts, less provision for uncollectables of (Pounds)5 ($7) at March
         31, 2001 and (Pounds)2 at March 31, 2000..........................................            43      61             50
       Loan to affiliated company..........................................................            85     121             --
       Other...............................................................................            20      28             14
                                                                                            -------------  ------  -------------
          Receivables, net.................................................................           148     210             64
   Real estate for sale, materials and supplies............................................             5       7              2
   Accrued deferred contingent consideration (Note 4)......................................            16      23             --
Derivative hedging instruments (Notes 1, 2 and 9)..........................................            25      36             --
   Prepaid expenses........................................................................            13      18              6
                                                                                            -------------  ------  -------------
          Total current assets.............................................................           218     309             87
                                                                                            -------------  ------  -------------
TOTAL ASSETS............................................................................... (Pounds)2,341  $3,322  (Pounds)2,057
                                                                                            =============  ======  =============


 The accompanying notes are an integral part of these consolidated statements

                           SIUK PLC AND SUBSIDIARIES

                          AT MARCH 31, 2001 AND 2000
                                 (IN MILLIONS)

                                                                                          2001               2000
                                                                                 ----------------------  -------------
                                                                                                (NOTE 1)
                     STOCKHOLDER'S EQUITY AND LIABILITIES
STOCKHOLDER'S EQUITY:
   Common stock, (Pounds)1 par value, 902,128,735 shares authorized, issued and
     outstanding at March 31, 2001, and March 31, 2000..........................   (Pounds)902   $1,280    (Pounds)902
   Accumulated other comprehensive loss (Note 2)................................           (16)     (23)            --
   Retained deficit.............................................................           (58)     (82)          (123)
                                                                                 -------------   ------  -------------
       Total stockholder's equity...............................................           828    1,175            779
                                                                                 -------------   ------  -------------

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF SIUK CAPITAL TRUST I HOLDING COMPANY
  JUNIOR SUBORDINATED DEBENTURES (NOTE 12)......................................            58       82             50

COMMITMENTS AND CONTINGENT MATTERS (NOTES 3, 4, 5, 9 AND 12)

NON-CURRENT LIABILITIES:
   Long-term debt (Note 12).....................................................           234      332            301
   Deferred income taxes (Note 8)...............................................           419      595            417
   Derivative hedging instruments (Notes 1, 2 and 9)............................            75      106             --
   Other........................................................................            10       14             16
                                                                                 -------------   ------  -------------
       Total noncurrent liabilities.............................................           738    1,047            734
                                                                                 -------------   ------  -------------

CURRENT LIABILITIES:
   Current portion of long-term debt (Note 12)..................................           118      168             --
   Notes payable to banks (Note 12).............................................           387      549            311
   Notes payable to affiliated company..........................................            26       37             26
   Other notes payable..........................................................             4        6              5
   Accounts payable.............................................................             6        9              4
   Taxes accrued................................................................            46       65             44
   Accrued interest.............................................................             9       13              8
   Derivative hedging instruments (Notes 1, 2 and 9)............................            29       41             --
   Other........................................................................            92      130             96
                                                                                 -------------   ------  -------------
       Total current liabilities................................................           717    1,018            494
                                                                                 -------------   ------  -------------

TOTAL STOCKHOLDER'S EQUITY AND LIABILITIES...................................... (Pounds)2,341   $3,322  (Pounds)2,057
                                                                                 =============   ======  =============


 The accompanying notes are an integral part of these condolidated statements

                           SIUK PLC AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   GENERAL

   SIUK plc ("the Company"), formerly Southern Investments UK plc, was incorporated as a public limited company under the laws of England and Wales in June 1995 as a vehicle for the acquisition of South Western Electricity plc, one of the 12 Regional Electricity Companies ("RECs") in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. In September 1995, the Company gained effective control of South Western Electricity plc, and subsequently replaced South Western Electricity plc's board of directors and certain senior managers with officers and employees of Southern Company, then the ultimate parent of the Company, and its subsidiaries. The Company's main investment and only significant asset is the entire share capital of South Western Electricity plc, which is headquartered in Bristol, England.

   The Company is a wholly owned subsidiary of WPD Holdings Limited ("Holdings"), which in turn has been wholly owned by WPD Holdings UK ("Holdings UK") since June 1998. From September 1995 to July 1996, Holdings was an indirect wholly owned subsidiary of Mirant Corporation ("Mirant"), formerly known as Southern Energy, Inc. In July 1996, Mirant sold a 25% economic interest in Holdings to a subsidiary of PPL Corporation ("PPL"). In June 1998, Mirant sold an additional 26% economic interest in Holdings to PPL, and on the same day both parties agreed to exchange their interests in Holdings for interests in Holdings UK which carried the same rights. Mirant retained management control. Effective December 1, 2000, in connection with the acquisition of Hyder plc, Mirant and PPL modified their ownership of the voting rights in Holdings UK to 50% each so that both parties share equally operational and management control. Mirant's and PPL's economic interest in the Holdings UK group remained unchanged at 49% and 51%, respectively.

   In September 1999, South Western Electricity plc completed the sale of its electricity supply business (known as "SWEB") and certain related activities, together with the name SWEB, to London Electricity plc for (Pounds)160 million and the assumption by the purchaser of certain liabilities. South Western Electricity plc now trades under the name Western Power Distribution ("WPD").

   BASIS OF PRESENTATION. The financial statements of the Company are presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States ("US GAAP"). The accompanying financial statements have not been prepared in accordance with the policies of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). This pronouncement, under which most US electric utilities report financial statements, applies to entities which are subject to cost-based rate regulation. By contrast, WPD is not subject to rate regulation, but, rather is subject to price cap regulation and therefore the provisions of SFAS No. 71 do not apply. Financial statements presented in accordance with SFAS No. 71 contain deferred items which have not yet been included in rates charged to customers in compliance with the respective regulatory authorities, but which would have been included in the income statement of enterprises in general under US GAAP. The accompanying financial statements of the Company do not contain such deferrals.

   The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries and have been prepared from records maintained by WPD in the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company's ownership interests range from 20% to 50% and the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Other investments are accounted for using the cost method (Note 13).

                           SIUK PLC AND SUBSIDIARIES

   Solely for the convenience of the reader, certain pounds sterling amounts included in the financial statements have been translated into US dollars at the exchange rate of $1.4190 = (Pounds)1.00, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2001. This presentation has not been translated in accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation".

   The following table sets out the exchange rate for previous periods:

FISCAL YEAR PERIOD END     AVERAGE (1)      HIGH LOW
----------- ---------- -------------------- ---- ----
                       ($ PER (POUNDS)1.00)
   1997....    1.64            1.59         1.71 1.49
   1998....    1.68            1.65         1.69 1.61
   1999....    1.61            1.65         1.70 1.60
   2000....    1.59            1.61         1.65 1.58
   2001....    1.42            1.48         1.59 1.42

--------
(1)The average of the Noon Buying Rates in effect on the last business day of each month during the relevant period.

   ACCOUNTING CHANGE. Effective January 1, 2001, the Company adopted SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", which establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires that certain derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized currently in earnings. If the derivative is designated as a cash flow hedge, the changes in the fair value of the derivative are recorded in other comprehensive income ("OCI"), and the gains and losses related to these derivatives are recognized in earnings in the same period as the settlement of the underlying hedged transaction. If the derivative is designated as a net investment hedge, the changes in the fair value of the derivative are also recorded in OCI. Any ineffectiveness relating to these hedges is recognized currently in earnings. The assets and liabilities related to derivative instruments for which hedge accounting criteria is met are reflected as derivative hedging instruments in the accompanying consolidated balance sheet at March 31, 2001.

   The adoption of SFAS No. 133 resulted in a cumulative after-tax reduction to OCI of (Pounds)13 million, and is attributable to deferred losses on cash flow hedges. During the twelve month period ending December 31, 2001, the Company expects to reclassify (Pounds)3 million of the (Pounds)13 million, after-tax loss from OCI into earnings.

   USE OF ESTIMATES. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION. WPD records revenue net of value added tax ("VAT") and accrues revenues for services provided but unbilled at the end of each reporting period.

   CASH AND CASH EQUIVALENTS. The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

                           SIUK PLC AND SUBSIDIARIES

   LONG-LIVED ASSETS AND INTANGIBLES. The Company records goodwill for the difference between the excess of the fair value of investments over the purchase price. Goodwill is amortized on a straight-line basis over a period of 40 years. Goodwill shown in the accompanying consolidated financial statements relates to the acquisition of South Western Electricity plc. The Company evaluates long-lived assets, including goodwill and identifiable intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value (Note 3).

   PROPERTY, PLANT, AND EQUIPMENT. Property, plant, and equipment are recorded at fair market value as adjusted at the acquisition date in accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" ("APB No. 16"). Items capitalized subsequent to the acquisition are recorded at original cost, which includes materials, labor, appropriate administrative and general costs, and the estimated cost of debt funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred.

   Depreciation of the recorded cost of depreciable property, plant, and equipment is provided primarily by using composite straight-line rates, which approximate 3.2% per year (2.5% per year for depreciable utility plant in service).

   Upon the retirement or sale of assets, the cost of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is credited or charged to income.

   INFORMATION TECHNOLOGY CONSULTANCY AND DEVELOPMENT COSTS. Significant information technology ("IT") consultancy and development costs are capitalized when they become technologically feasible and are amortized over their estimated useful economic life from the date of first use. Other IT consultancy and development costs are charged to income in the period in which they are incurred.

   INVESTMENTS. The Company accounts for its current investments in accordance with SFAS No. 115, "Accounting for Investments for Certain Debt and Equity Securities". These investments represent investments in debt securities, which management classifies as available-for-sale securities in accordance with SFAS No. 115. The Company's long-term investments consist of investments accounted for using the cost method (Note 13).

   The Company recognizes gains on the sale of fixed asset investments once the receipt of this income is certain. In fiscal year 2001, the Company recognized a gain in respect of a sale in fiscal year 1997 (Note 4).

   INCOME TAXES. SFAS No. 109, "Accounting for Income Taxes", requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences (Note 8).

   FINANCIAL INSTRUMENTS. Derivative financial instruments are used to manage exposures to fluctuations in interest rates and foreign currency exchange rates. Derivative gains and losses arising from cash flow hedges that are included in OCI are reclassified into earnings in the same period as the underlying transaction.

                           SIUK PLC AND SUBSIDIARIES

2. COMPREHENSIVE INCOME (LOSS)

   Comprehensive income includes unrealized gains and losses on certain derivatives which qualify as cash flow hedges. The following table sets forth the comprehensive income for the year ended March 31, 2001 (in millions):

               Net income.................... (Pounds)        92
               Other comprehensive loss......                (16)
                                              ------------------
               Comprehensive income..........         (Pounds)76
                                              ==================

   Accumulated other comprehensive loss for the year ended March 31, 2001 consisted of the following (in millions):

 BALANCE, MARCH 31, 2000.......................................... (Pounds) --
 Other comprehensive loss for the period:
    Transitional adjustment from adoption of SFAS No. 133.........         (13)
    Change in fair value of derivative instruments, net of tax....          (4)
    Reclassification to earnings, net of tax......................           1
                                                                   -----------
 Other comprehensive loss.........................................         (16)
                                                                   -----------

 BALANCE, MARCH 31, 2001.......................................... (Pounds)(16)
                                                                   ===========

   The adoption of SFAS No. 133 resulted in a cumulative after-tax reduction to OCI of (Pounds)13 million, and is attributable to deferred losses on cash flow hedges.

   The Company estimates that (Pounds)3 million of net derivative after-tax losses included in OCI as of March 31, 2001 will be reclassified into earnings or otherwise settled within the next twelve months as certain forecasted transactions relating to interest payments become realized, and principal repayments of foreign currency denominated debt are made.

   The Company anticipates that SFAS No. 133 will increase the volatility of other comprehensive income as derivative instruments are valued based on market indices. Therefore, as market indices change, the change in fair value of the derivatives will change. For additional information on the adoption of SFAS No. 133, see Notes 1 and 9.

3. WRITE DOWN OF ASSETS

   In April 2000, metering services, meter reading and data services for the domestic and small business market were opened to competition. Metering services include the provision, installation and maintenance of a meter in a customer's premise. Meter reading and data services include the collection of meter reading, aggregation and processing of this data. New license conditions were introduced obligating distribution companies to offer terms separately for metering provision, meter operation, data collection and aggregation services to all suppliers in the domestic market, and to publish a statement of charges for these activities. An estimate of the undiscounted future cash flows based on WPD's statement of charges for metering services, was compared to the carrying value of the assets and it was determined that the assets were impaired. As a result the Company recorded a write-down of (Pounds)22 million, in the third quarter of fiscal year 2000, to reflect the amount by which the carrying value of meters exceeded their fair value. The fair value was determined by discounting the future cash flows.

                           SIUK PLC AND SUBSIDIARIES

4. GAIN ON RECOGNITION OF DEFERRED CONTINGENT CONSIDERATION

   During fiscal year 1996, WPD sold its shares of The National Grid Holding plc ("NGH") into the market, following the listing of the NGH shares on the London Stock Exchange. Prior to the sale, part of the shareholding was transferred to three, previously dormant, wholly owned subsidiaries. These companies sold the shares of NGH in open market transactions during December 1995 and January 1996 generating a taxable gain, resulting in an income tax liability of (Pounds)24 million. The companies received a capital contribution from WPD to fund the tax obligation. In October 1996 the companies were sold to a third party for a nominal price. The sale contract provided for the payment of contingent consideration based on the third party's ability to utilize its own existing capital losses to offset the realized gains on the NGH sale. The agreement provided for (Pounds)16 million to be paid to WPD upon finalization of the relevant tax returns for the period in question. The last tax return was agreed by the Inland Revenue in February 2001 and the deferred contingent consideration received April 6, 2001.

5. RETIREMENT BENEFITS

   WPD has two pension plans, a defined contribution plan and a defined benefit plan. The measurement date for plan assets and obligations is December 31 for each year.

   DEFINED CONTRIBUTION PLAN. The defined contribution plan was established in fiscal year 1994. The assets of the defined contribution plan are held and administered by an independent trustee. Contributions to the plan by WPD on behalf of its employees were (Pounds)0.2 million ($0.3 million) for the fiscal year 2001, (Pounds)0.2 million for the fiscal year 2000 and (Pounds)0.3 million for the fiscal year 1999.

   DEFINED BENEFIT PLAN. WPD participates in the Electricity Supply Pension Scheme ("ESPS"), which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the Electricity Supply Industry in the United Kingdom ("UK"). Contributions to the plan by WPD on behalf of its employees were (Pounds)0.1 million ($0.1 million) for the fiscal year 2001, (Pounds)0.2 million for the fiscal year 2000 and (Pounds)0.3 million for the fiscal year 1999.

   PENSIONS CONTINGENCY. The Electricity Supply Pension Scheme ("ESPS") provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electricity supply industry in the U.K. The majority of WPD's employees are ESPS members. WPD faces potential regulatory issues related to the use of pension surplus which was primarily utilized to offset the cost of providing early pensions to terminated employees. An independent pension arbitrator has issued a ruling directing that another industry employer should refund such amounts with interest to the ESPS. This ruling was appealed to the House of Lords who, in April 2001, upheld the employer's appeal. It is understood that the complainants are considering whether to appeal to a European Court. The Company cannot provide assurance that WPD will not be required to refund to the ESPS any amounts previously used to fund early retirement costs, which management estimates to be approximately (Pounds)24 million. Under SFAS 87 "Employers' Accounting for Pensions," the Company does not anticipate any immediate impact to its net income should such a payment be required.

                           SIUK PLC AND SUBSIDIARIES

   Changes during the year in the projected benefit obligations and the fair value of the plan assets were as follows (in millions):

                                                            MARCH 31,        MARCH 31,
                                                               2001            2000
                                                       -------------------- ------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Benefit obligation at beginning of year............... (Pounds)580  $  823  (Pounds) 639
Service cost..........................................           6       9             8
Interest cost.........................................          36      51            36
Amendments............................................          --      --            26
Actuarial loss/(gain).................................          89     126           (56)
Divestiture...........................................          --      --           (30)
Benefits paid.........................................         (43)    (61)          (43)
                                                       -----------  ------  ------------
Benefit obligations at end of year.................... (Pounds)668  $  948  (Pounds) 580
                                                       -----------  ------  ------------
PLAN ASSETS
Fair value of plan assets at beginning of year........ (Pounds)853  $1,211  (Pounds) 786
Actual return on plan assets..........................         (10)    (14)          144
Divestiture...........................................          --      --           (36)
Employee contributions................................           1       1             2
Benefits paid.........................................         (43)    (61)          (43)
                                                       -----------  ------  ------------
Fair value of plan assets at end of year.............. (Pounds)801  $1,137  (Pounds) 853
                                                       -----------  ------  ------------
RECONCILIATION OF FUNDED STATUS
Funded status of plan................................. (Pounds)133  $  189  (Pounds) 273
Unrecognized prior service cost.......................          24      34            26
Unrecognized net loss/(gain)..........................          13      18          (154)
                                                       -----------  ------  ------------
Prepaid pension cost in the Consolidated Balance Sheet (Pounds)170  $  241  (Pounds) 145
                                                       -----------  ------  ------------

   The components of the plan's net periodic income (excluding the impact of the Supply sale) were as follows (in millions):

                                                          FISCAL       FISCAL
                                       FISCAL YEAR         YEAR         YEAR
                                          2001             2000         1999
                                   ------------------- ------------  -----------
Service cost...................... (Pounds)   6  $  9  (Pounds)   8  (Pounds)  7
Interest cost.....................           36    51            36           39
Expected return on plan assets....          (68)  (97)          (60)         (60)
Amortization of prior service cost            2     3             1           --
Gross benefit credit..............          (24)  (34)          (15)         (14)
Employee contributions............           (1)   (1)           (2)          (4)
Net pension income................          (25)  (35)          (17)         (18)

   The assumptions used in the actuarial calculations were as follows:

                                       FISCAL YEAR FISCAL YEAR FISCAL YEAR
                                          2001        2000        1999
                                       ----------- ----------- -----------
     Discount rate....................    5.75%       6.50%       5.75%
     Expected rate of return on assets    8.75%       8.75%       8.75%
     Rate of pay increase.............    4.00%       4.00%       4.00%

                           SIUK PLC AND SUBSIDIARIES

6. COMMITMENTS AND CONTINGENT MATTERS

   OPERATING LEASES

   WPD has commitments under operating leases with various terms and expiration dates. Expenses associated with these commitments totaled (Pounds)4 million ($6 million) for the fiscal year 2001, (Pounds)6 million for the fiscal year 2000, and (Pounds)6 million for the fiscal year 1999. At March 31, 2001, estimated minimum rental commitments for noncancelable operating leases were as follows (in millions):

FISCAL YEAR
   2002................ (Pounds)1
   2003................         1
   2004................         1
   2005................         1
   2006................         1
   2007 and thereafter.         3
                        ---------
Total minimum payment.. (Pounds)8
                        =========

   LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

   Substantially all of WPD's employees are subject to one of two collective bargaining agreements. Such agreements are ongoing in nature, and WPD's employee participation level is consistent with that of the electric utility industry in the UK.

                           SIUK PLC AND SUBSIDIARIES

7. SEGMENT AND RELATED INFORMATION

   The Company's principal business segment is electricity distribution, which involves the transfer of electricity from the high voltage transmission system, and its delivery, across lower voltage distribution systems, to consumers. Included in "Other" are ancillary business activities that generally support WPD's distribution business, including electricity generation for standby purposes, property and telecommunications, as well as corporate items and assets not allocated to specific segments. Interest expense and taxes are wholly allocated to "Other" and are disclosed in the Consolidated Income Statements. With the exception of total assets employed and capital expenditures, the values below exclude discontinued operations.

                                                             BUSINESS SEGMENTS
-                                                    ---------------------------------
FISCAL YEAR                          DISTRIBUTION          OTHER         ELIMINATIONS      CONSOLIDATED
-----------                       ------------------ ----------------- ---------------  ------------------
                                                               (IN MILLIONS)
2001
Operating revenues............... (Pounds)217 $  308 (Pounds)23 $   33 (Pounds)(6) $(9) (Pounds)234 $  332
Depreciation and Amortization....          44     62          4      6          --  --           48     68
Operating income.................         112    159          9     13          --  --          121    172
Total assets employed at year-end       1,627  2,309        714  1,013          --  --        2,341  3,322
Capital expenditures.............          63     90         10     14          --  --           73    104
2000
Operating revenues...............        (Pounds)247        (Pounds)46   (Pounds)(18)          (Pounds)275
Depreciation and Amortization....                 52                 4        --                        56
Operating income.................                107                25        --                       132
Total assets employed at year-end              1,592               465        --                     2,057
Capital expenditures.............                 63                 4        --                        67
1999
Operating revenues...............        (Pounds)247        (Pounds)49   (Pounds)(35)          (Pounds)261
Depreciation and Amortization....                 45                 6        --                        51
Operating income.................                111                12       (1)                       122
Total assets employed at year-end              1,599               540        --                     2,139
Capital expenditures.............                 70                 3        --                        73

8. INCOME TAXES

   Details of the income tax provision for fiscal years 2001, 2000 and 1999 are as follows (in millions):

                                                          FISCAL YEAR   FISCAL YEAR FISCAL YEAR
                                                              2001         2000        1999
                                                         -------------- ----------- -----------
INCOME TAX PROVISION:
Income tax from continuing operations:
   Current provision.................................... (Pounds)17 $24 (Pounds)18   (Pounds)8
   Deferred provision...................................         10  14          5          13
                                                         ---------- --- ----------  ----------
                                                                 27  38         23          21
   Effect of change in tax rates on deferred tax........         --  --         --         (11)
                                                         ---------- --- ----------  ----------
       Total provision from continuing operations....... (Pounds)27 $38 (Pounds)23  (Pounds)10
                                                         ========== === ==========  ==========
Income tax from discontinued operations:
   Current provision.................................... (Pounds)-- $--  (Pounds)2   (Pounds)5
   Tax on disposal of discontinued operations...........          3   4         49          --
                                                         ---------- --- ----------  ----------
       Total provision from discontinued operations.....  (Pounds)3 $ 4 (Pounds)51   (Pounds)5
                                                         ========== === ==========  ==========

                           SIUK PLC AND SUBSIDIARIES

   The UK government's 1998 Finance Act included a reduction in the rate of UK corporation tax from 31% to 30% effective April 1999. This decrease resulted in a reduction to WPD's deferred tax liability and a corresponding decrease to deferred income tax provision of approximately (Pounds)11 million, during fiscal year 1999.

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases which give rise to deferred tax assets and liabilities are as follows (in millions):

                                                        MARCH 31,      MARCH 31,
                                                           2001          2000
                                                     ---------------- -----------
DEFERRED TAX LIABILITIES:
   Property, plant, and equipment basis differences. (Pounds)338 $480 (Pounds)333
   Pensions.........................................          51   72          43
   Accruals.........................................          --   --           2
   Heldover gain....................................          40   57          39
       Total........................................         429  609         417
DEFERRED TAX ASSETS:
   Accruals, including acquisition related items....          10   14          --
                                                     ----------- ---- -----------
Net deferred tax liabilities........................ (Pounds)419 $595 (Pounds)417
                                                     =========== ==== ===========

   A reconciliation of the Company's UK statutory income tax rate to the effective customary income tax rate for continuing operations for fiscal years 2001, 2000 and 1999 is as follows:

                                          FISCAL YEAR FISCAL YEAR FISCAL YEAR
                                             2001        2000        1999
                                          ----------- ----------- -----------
   UK statutory income tax rate..........     30%         30%         31%
   Nondeductible amortization of goodwill      1           1           1
   Other permanent differences...........     (7)         (9)         (7)
                                              --          --          --
   Effective customary income tax rate...     24%         22%         25%
                                              ==          ==          ==

9. FINANCIAL INSTRUMENTS

   DERIVATIVE HEDGING INSTRUMENTS

   The Company uses derivative instruments to manage exposures arising from changes in interest rates and foreign currency exchange. The Company's objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impacts of these exposures.

   Derivative gains and losses arising from cash flow hedges that are included in OCI are reclassified into earnings in the same period as the settlement of the underlying transaction. From January 1, 2001, the date of adoption of SFAS No. 133, to March 31, 2001, (Pounds)1 million of pre-tax derivative losses was reclassified to other income/expense. The maximum term over which the Company is hedging exposures to the variability of cash flows is through 2012.

   INTEREST RATE HEDGING

   The Company's policy is to manage interest expense using a combination of fixed- and variable-rate debt. To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps in which it agrees to

                           SIUK PLC AND SUBSIDIARIES
exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts. These swaps are designated to hedge underlying debt obligations. For qualifying hedges, the changes in the fair value of gains and losses of the swaps are deferred in OCI, net of tax, and the interest rate differential is reclassified from OCI to interest expense as an adjustment over the life of the swaps.

   FOREIGN CURRENCY HEDGING

   The Company utilizes cross currency swaps and other derivatives that offset the effect of exchange rate fluctuations on US dollar denominated instruments and fixes the interest rate exposure. These derivatives qualify as cash flow hedges, and gains and losses on the derivatives are deferred in OCI, net of tax, until the forecasted transaction affects earnings. The reclassification is then made from OCI to earnings to the same expense or income category as the hedged transaction.

   CREDIT RISK

   The Company is exposed to losses in the event of nonperformance by counterparties to its derivative financial instruments. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company's exposure to counterparty credit risk. The Company is unaware of any counterparties that will fail to meet their obligations.

   FAIR VALUES

   SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments.

   The carrying or notional amounts and fair values of the Company's financial instruments at March 31, 2001 and 2000 were as follows (in millions):

                                                  MARCH 31, 2001          MARCH 31, 2000
                                              ----------------------- -----------------------
                                               CARRYING                CARRYING
                                                AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              ----------- ----------- ----------- -----------
Liabilities
   Long-term debt, including current portion. (Pounds)352 (Pounds)350 (Pounds)301 (Pounds)298
   Preferred securities......................  (Pounds)58  (Pounds)45  (Pounds)50  (Pounds)46
Receivables
   Loans to affiliated company............... (Pounds)410 (Pounds)395 (Pounds)351 (Pounds)344

   The fair values for long-term debt and preferred securities were based on the closing market price.

   Prior to the adoption of SFAS No. 133, the carrying value of hedged foreign currency denominated instrument was translated using the exchange rate of the related cross currency derivative. The adoption of SFAS No. 133 requires foreign currency denominated instruments be carried at the current period end spot rate, and derivatives to be recorded in the balance sheet at fair value. Reference is made to Note 1 for further information on the adoption of SFAS No. 133.

   The change in the carrying value of long-term liabilities and receivables above is due to the movement between the derivative exchange rate used at March 31, 2000 and the spot rate used at March 31, 2001.

                           SIUK PLC AND SUBSIDIARIES

10. PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment consisted of the following (in millions):

                                        MARCH 31, 2001     MARCH 31, 2000
                                    ---------------------  --------------
Distribution network............... (Pounds)1,279  $1,815  (Pounds)1,244
Non-network land and buildings.....            30      43             34
Other..............................            49      70             40
Consumer contributions.............           (66)    (94)           (53)
                                    -------------  ------  -------------
Property, plant, and equipment, net (Pounds)1,292  $1,834  (Pounds)1,265
                                    =============  ======  =============

11. CAPITAL BUDGET

   The Company's capital expenditure for the fiscal year 2001 was (Pounds)73 million ($104 million); for the fiscal years 2002 and 2003 capital expenditures are estimated to be (Pounds)65 million and (Pounds)62 million respectively. The capital budget is subject to periodic review and revision, and actual capital cost incurred may vary from the above statement because of numerous factors. The factors include: changes in business conditions; revised load growth projections; change in regulatory requirements; and increasing costs of labor, equipment, and materials.

12. DEBT

   The Company has $500 million Senior Notes in the US, of which some $168 million of the Senior Notes are due for redemption in November 2001 and $332 million in 2006; the Senior Notes are at rates of 6.375% and 6.8% respectively. The Company entered into currency swap transactions that effectively convert the US dollar obligations of the Senior Notes into pounds sterling obligations, with a nominal value of (Pounds)300 million.

   SIUK Capital Trust I (the "Trust"), formerly Southern Investments UK Capital Trust I, issued $82 million of its 8.23% preferred securities and invested the proceeds thereof in 8.23% subordinated debentures issued by the Company, which are scheduled to mature on February 1, 2027. The Company guarantees the Trust's obligations under the preferred securities. The Company has also entered into foreign currency swap contracts to hedge the currency risk associated with the interest and principal on the preferred securities, by swapping the US dollar liabilities back to pounds sterling for the period to February 2007. The nominal value of the swapped liabilities is (Pounds)50 million. The Company owns all of the common securities of the Trust, all of the assets of which are the aforementioned subordinated debentures of the Company in the aggregate principal amount of $84.5 million.

   The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trust's payment obligations with respect to the preferred securities.

   In December 1998 a more efficient capital structure for Holdings UK and the Company was put in place. At that time, Holdings UK became a co-obligor of the Company's existing long-term debt and subordinated debentures. Sums totaling (Pounds)402 million were contributed to the Company for newly issued shares and the Company made three US dollar loans, totaling $584 million ((Pounds)351 million) to Holdings UK on the same terms as the existing long-term debt and subordinated debentures. At March 31, 2001, the carrying value of these loans was (Pounds)410 million (Note 9). In consideration of entering into these loans and their related currency and interest rate swaps, the Company made premium payments (independently calculated as a fair arms-length value between unconnected parties) of $84 million ((Pounds)51 million) to Holdings UK. Of the premium payments, (Pounds)42 million is being amortized over the life of the respective loans and swaps, and (Pounds)9 million represented accrued interest.

                           SIUK PLC AND SUBSIDIARIES

   As of March 31, 2001, sources of liquidity included a $520 million US commercial paper program, $503 million of which is supported by a swingline and revolving credit facility provided by a syndicate of banks. In addition, the Company had (Pounds)100 million committed and (Pounds)110 million uncommitted lines of credit with banks. The Company's existing facilities and cash position are expected to provide sufficient liquidity for working capital and capital expenditures through fiscal year 2002. As of March 31, 2001 the Company and WPD had drawn $445 million under the swingline and revolving credit facility and (Pounds)80 million under committed lines of credit with banks. Additionally, the Company held (Pounds)1 million in unrestricted cash.

   Excluding swap agreements between the Company and Holdings UK, at March 31, 2001, the Company and WPD have sterling interest rate swaps expiring between 2001 and 2012 with notional amounts totaling (Pounds)600 million, and cross currency swaps expiring between 2001 and 2007 with notional amounts totaling (Pounds)350 million

13. INVESTMENTS

   The Company's long-term investments accounted for under the cost method consist of its 7.69% ownership of Teesside Power Limited, the fair value of which is not readily determinable. The Company's (Pounds)10 million of short-term investments are classified as available-for-sale under SFAS No. 115, the fair value of which approximated cost at March 31, 2001.

14. COMMON STOCKHOLDER'S EQUITY

   The Company holds the entire share capital of WPD. The Company is primarily dependent upon dividends from WPD for its cash flow. WPD can make distribution of dividends to the Company under English law to the extent that it has distributable reserves, subject to the retention of sufficient financial resources to conduct its distribution business as required by its regulatory license. The Company believes that currently sufficient distributable reserves will continue to exist at WPD to allow for reasonable and necessary dividends from WPD, through operations, to be distributed to the Company. In the U.K., the Accounting Standards Board has recently issued a new accounting standard, Financial Reporting Standard ("FRS") 19 "Deferred Tax" ("FRS 19"), relating to the accounting treatment of deferred income tax. FRS 19, which replaces an earlier standard (SSAP 15), is mandatory for accounting periods ending on or after January 23, 2002 (though earlier adoption is encouraged), and will require full provision to be made for deferred tax assets and liabilities (SSAP 15 only required a partial provision basis); discounting of deferred tax liabilities will be permitted but is not mandatory. WPD will take advantage of the discounting option, but adoption of FRS 19 will significantly reduce WPD's distributable reserves. The directors of Distribution companies must also certify to the Regulator that it is reasonably foreseeable that the declaration of a dividend will not breach any license conditions. WPD has no reason to believe that a breach of its license would occur from declaring a reasonable dividend.

15. BUSINESS DEVELOPMENTS

   In September 1999, WPD completed the sale of its electricity supply business (known as 'SWEB') and certain related activities, together with the name 'SWEB', to London Electricity plc for (Pounds)160 million and the assumption by the purchaser of certain liabilities. The Company recorded an after tax gain on the sale of (Pounds)125 million in fiscal year 2000. In fiscal year 2001, issues relating to working capital and pension spin off value were resolved and a further (Pounds)7 million after tax gain was recorded.

   In October 2000, an affiliate acquired Hyder plc which owned numerous businesses including that which owned and operated the electricity network in South Wales. In March 2001, this business was transferred to the ownership of the Company's ultimate parent, WPD Holdings UK. The management of the Company and of WPD

                           SIUK PLC AND SUBSIDIARIES
has become involved in the electricity business in South Wales, and this business will share a number of WPD key systems.

16.  SUBSEQUENT EVENTS

   On April 2, 2001, Southern Company distributed their remaining 80% interest in Mirant Corporation, an indirect parent of the Company, to Southern Company's stockholders.

                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE

To the Board of Managers and
Sole Member of PPL Energy Supply, LLC:

   Our audits of the consolidated financial statements referred to in our report dated June 15, 2001appearing in the Registration Statement on Form S-4 of PPL Energy Supply, LLC also included an audit of the financial statement schedule on page F-148 of such Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          /S/  PRICEWATERHOUSECOOPERS LLP

                                          PricewaterhouseCoopers LLP

Philadelphia, PA
June 15, 2001

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                    COLUMN A                       COLUMN B      COLUMN C       COLUMN D  COLUMN E
                    --------                       --------- --------------    ---------- ---------



                                                             ADDITIONS
                                                    BALANCE  ---------
                                                      AT      CHARGED                      BALANCE
                                                   BEGINNING    TO                        AT END OF
                   DESCRIPTION                     OF PERIOD  INCOME   OTHER   DEDUCTIONS  PERIOD
                   -----------                     --------- --------- -----   ---------- ---------
                                                                (Millions of Dollars)
PPL ENERGY SUPPLY
YEAR ENDED DECEMBER 31, 2000
Reserves deducted from assets in the Balance Sheet
   Uncollectible accounts.........................    $3        $24    $26 (1)     $1        $52
   Obsolete inventory--Materials and supplies.....                4                            4

YEAR ENDED DECEMBER 31, 1999
Reserves deducted from assets in the Balance Sheet
   Uncollectible accounts.........................                       3 (2)                 3

YEAR ENDED DECEMBER 31, 1998
Reserves deducted from assets in the Balance Sheet
   None...........................................

--------
   (1) Includes the allowance for doubtful accounts recorded upon the acquisition of CEMAR by PPL Global.
   (2) Includes the allowance for doubtful accounts associated with the consolidation of Emel and EC by PPL Global.

                                                                         ANNEX A
                                                             SUMMARY INDEPENDENT
                                                                TECHNICAL REVIEW

                                 Summary of the
                              Independent Technical
                                     Review

                             PPL Energy Supply, LLC

                                 August 15, 2001

[LOGO] Stone & Webster Consultants

                              A Shaw Group Company

                      (This Page Intentionally Left Blank)

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                  LEGAL NOTICE

This document was prepared by Stone & Webster Consultants, a Division of Stone & Webster, Inc., hereafter referred to as Stone & Webster, expressly for PPL Corporation, its Underwriters/Lenders/Arrangers, and the Rating Agencies. Neither Stone & Webster, nor PPL, nor its subsidiaries, nor its Underwriters/Lenders/Arrangers, nor the Rating Agencies, nor any person acting on their behalf: (a) makes any warranty, express or implied, with respect to the use of any information or methods disclosed in this report; or (b) assumes any liability with respect to the use of any information or methods disclosed in this report. Stone & Webster's review of information and financial modeling relating to PPL Energy Supply, LLC in no way serves to transfer to Stone & Webster responsibility for the correctness and/or accuracy of such information or modeling results.

Information furnished hereunder that is provided to third parties will be provided in its entirety unless otherwise approved by Stone & Webster.

Any recipient of this document, by their acceptance or use of this document, releases Stone & Webster, its affiliates, and PPL and its affiliates, and the Underwriters/Lenders/Arrangers, from any liability for direct, indirect, consequential or special loss or damage whether arising in contract, tort or otherwise, and irrespective of fault, negligence, and strict liability."

                             ELECTRONIC MAIL NOTICE

Electronic mail copies of this report are not official unless authenticated and signed by Stone & Webster and are not to be modified in any manner without Stone & Webster's expressed written consent.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.    EXECUTIVE SUMMARY

1.1   Introduction

Stone & Webster has prepared this Independent Technical Review ("Report") of PPL Energy Supply, LLC for PPL Corporation and its Underwriters/Lenders/Arrangers. PPL Energy Supply, LLC is an unregulated indirect wholly-owned subsidiary of PPL Corporation. PPL Energy Supply was formed as a subsidiary of PPL Energy Funding, to engage through subsidiaries in competitive energy businesses, and will serve as the parent of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries. PPL Generation owns and operates domestic electric generating facilities. Wholesale and retail energy marketing is performed by PPL EnergyPlus. PPL Global is responsible for the acquisition and development of both domestic and international energy projects, and the ownership and operation of international energy projects. Also referenced in this Report is PPL Electric Utilities Corporation (PPL Electric Utilities), which is PPL's regulated electric transmission and distribution company. Both PPL Energy Supply, LLC and PPL Corporation are generally referred to in this Report as PPL.

This Report contains a description of the major electric generating facilities and three of the international electric distribution companies owned by PPL and the findings on an independent technical assessment of these assets and companies. The major assets and companies within PPL Energy Supply, LLC include the following:

      o Domestic electric generating assets located in Pennsylvania, Montana, and Maine

      o Domestic electric generating assets under development in Arizona, Connecticut, Pennsylvania, Washington, and New York

      o International transmission and distribution companies in South and Central America and Great Britain

      o     International electric generating assets

The domestic electric generating assets include fossil fuel-fired, nuclear, and hydroelectric units. The fossil-fired units are predominantly coal-fired and include both wholly owned and jointly owned generating stations. The large wholly owned coal-fired stations include Brunner Island and Montour Stations in Pennsylvania. The jointly owned coal-fired stations include Conemaugh and Keystone Stations in Pennsylvania and Colstrip Station in Montana. In addition to the large coal-fired stations, PPL owns a 90% share in the two unit Susquehanna Nuclear Generating Station in Pennsylvania and hydroelectric facilities in Pennsylvania, Montana, and Maine. The electric generating assets in Montana and Maine were acquired by PPL Global from electric utilities (Montana Power and Bangor Hydro) that were divesting their electric generating assets as part of the on-going restructuring of the electric industry. The electric generating assets in Pennsylvania are the facilities that were transferred from the regulated to the unregulated side of PPL as part of PPL's corporate realignment on July 1, 2000.

PPL's new electric generating facility development efforts are currently focused on gas-fired simple cycle or combined cycle combustion turbine facilities. The most advanced is the combined cycle Griffith Energy Project in Arizona which recently entered commercial operation. The Griffith Energy Project is jointly owned with Duke Energy. PPL is also developing two other combined cycle projects -- the Lower Mount Bethel Project and the Starbuck Project. The Lower Mount Bethel Project is located in eastern Pennsylvania and is expected to go into

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

construction shortly. The Starbuck Project is on Washington State and is not as far along in development.

PPL is also pursuing a number of simple cycle facilities that are intended to provide power during peak periods. PPL is focusing its simple cycle facility development efforts around the GE LM6000 aeroderivative combustion turbine. It has developed a standard configuration and executed bulk equipment purchases to support the installation of up to 33 generation blocks (two combustion turbines per block), each with the capacity to generate 90 MW. The first simple cycle project is in Wallingford, Connecticut, and is currently in start-up. PPL is pursuing a number of additional simple cycle facilities in Pennsylvania, New York, Arizona, and Illinois. PPL Global is the developer of these new simple cycle and combined cycle projects.

PPL Global owns several electric distribution companies in Latin America and Europe. The Latin American electric distribution companies include the following:

      o Empresas Emel S.A. (Emel) -- PPL Global owns 95% of Emel. Emel is a holding company for five Chilean electric distribution companies that serve 450,000 customers in northern and central Chile.

      o Empresa de Luz y Fuerza Electrica Cochamamba S.A (Elfec) -- PPL Global owns 92% of Elfec. Elfec serves 209,000 customers in the Cochabamba area in Bolivia.

      o Distribuidora de Electridad del Sur (DelSur) -- PPL Global owns 80.5% of DelSur. DelSur serves 216,000 customers in central and southern El Salvador.

      o Companhia Energetica do Maranhao (CEMAR) -- PPL Global owns 84.7% of CEMAR. CEMAR serves 977,000 customers in northeastern Brazil.

PPL Global also a 17% interest in the Latin America Energy and Electricity Fund (FondElec) which has energy holdings in Argentina, Bolivia, and Brazil. FondElec has ownership stakes in the following: Transredes S.A., a natural gas and oil pipeline operator in Bolivia; EDEER S.A., an electric distribution company serving northeastern Argentina; and Cataguazes Leopoldina, an electric distribution company serving eastern Brazil.

PPL Global owns 51% of Western Power Distribution, a British regional utility serving southwest England. The balance of WPD is owned by Southern Energy, Inc. which also manages WPD. Recently, WPD acquired Hyder, an integrated utility in Wales. The non-electric distribution elements of Hyder are being sold and the electric distribution company, SWALEC, is being integrated into WPD.

In addition to international electric distribution companies, PPL Global also owns several international generation assets. These assets including Empresa Electrica Valle Hermosa S.A. (EVH) in Bolivia, Aguaytia Integrated Energy Project in Peru, and several hydroelectric plants in Spain and Portugal. EVH is an electric generation company that operates two natural gas-fired power plants and three hydroelectric units. The total generating capacity of EVH is 194 MW. PPL Global owns 14.7% of EVH. The Aguaytia Integrated Energy Project consists of a natural gas field and two simple cycle combustion turbines. The total output of the project is 155 MW which is carried by a dedicated 250-mile 220 kV transmission line from central Peru over the Andes Mountains to the coast north of Lima. PPL Global owns 11.4% of the Aguaytia Integrated Energy Project. The hydroelectric plants in Spain and Portugal have an installed capacity of 66 MW. PPL Global has a 49% ownership stake in these generation assets.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.2   Scope Of Work

Stone and Webster was retained by PPL and the Initial Bond Purchaser to prepare an Independent Technical Review for the bond financing being pursued by PPL. The Independent Technical Review includes a condition assessment, remaining asset life evaluation, performance and operation and maintenance review, and an environmental assessment of the Assets. No environmental site assessments had been prepared by PPL for the facilities reviewed by Stone & Webster. Consequently, Stone & Webster did not review environmental site assessments for the Assets to assess any site contamination risk. Furthermore, a PPL subsidiary owns and operates an oil and gas pipeline that supplies the Martinis Creek Station with fuel. The review of the pipeline and the oil storage facilities located at the Martins Creek Station were not included in our scope of work.

Stone & Webster reviewed all the major assets of PPL Energy Supply, LLC except for the assets purchased from WPD. The Montana Power assets were recently evaluated by another independent engineer as part of the financing associated with the acquisition of these assets. Stone & Webster updated that review to incorporate changes that have occurred in the last 2 years. The update involved limited site visits to the Montana hydroelectric and coal-fired units. A review of WPD was planned but not performed due to scheduling conflicts associated with the integration of WPD and SWALEC. A limited review was performed of certain secondary assets, such as the assets purchased from Bangor Hydro and DelSur. The review of the development facilities was also limited based on the state of development of these projects. Griffith Energy recently entered commercial operation. Construction activities in Wallingford are complete and the plant is in start-up. The planned peaking facilities are in varying stages of development with limited documentation available for our review.

Stone & Webster's primary focus was technical review of the generating facilities located in Pennsylvania and two more significant electric distribution companies in Latin America (Emel and CEMAR).

As part of the Independent Technical Review, Stone & Webster developed a financial model for PPL Energy Supply, LLC, which combined the market forecasts prepared by the Market Consultant with the contracted revenue forecasts, operation and maintenance expenses, and capital expenditure forecasts. The pro forma financial projections prepared using the financial model show cash flows available to support the repayment of the debt and debt service coverage ratios for a base case and several sensitivity cases from 2001 through 2020.

The Report includes Stone & Webster's independent technical assessment of the Assets, based on, among other things, the review of the available technical data, historic performance and cost data, and visits to significant and/or representative facilities. The Report presents our findings and conclusions regarding the following:

      o     the condition and expected remaining life of the Assets

      o the projected capital costs, operating and maintenance expenses, and environmental issues relating to the future operation and maintenance of the facilities; and

      o the pro forma financial projections of cash flows under base case and sensitivity assumptions (collectively the "Financial Projections").

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.3   Description And Condition Of Electric Generating Assets

Stone & Webster prepared detailed technical descriptions of the major electric generating assets, some of which is summarized in this section. Using the technical descriptions, inspection and overhaul reports on the assets, notes from interviews with plant operating and maintenance staff and our knowledge of the electric generation industry and comparable electric generating facilities, we prepared a condition assessment of the major electric generating assets. The condition assessment was used in conjunction with the operating and maintenance plans to establish the expected life of the assets and certain performance parameters used by the Market Consultant to prepare the market forecasts for the assets.

1.3.1 Technical Description of Electric Generating Assets

The assets that support the operation of PPL Energy Supply include a mixture of domestic and international assets. The domestic assets include a portfolio of generating facilities located in Pennsylvania, Montana and Maine. The international assets are a mix of generating assets and distribution companies, with the bulk of the international assets being distribution companies.

For purposes of this Report, the domestic electric generating facilities have been organized into several groupings with certain common characteristics. These groupings include four bundles of domestic generating assets and the international distribution companies. The four bundles of domestic generating assets are as follows:

      o     Existing Fossil Fuel-Fired Generating Stations

      o     Fossil Fuel-Fired Generating Stations under Development

      o     Nuclear Generating Stations

      o     Hydroelectric Generating Stations

The total existing generating capability of the domestic generation portfolio is 9,265 MW. In 2005 when the announced new development projects and the Susquehanna uprate projects are completed, the total generating capability will be 10,124 MW.

1.3.1.1 Existing Fossil Fuel-Fired Generating Assets

The existing fossil fuel-fired generating assets consist primarily of facilities in Pennsylvania, with major stations in Montana, and a limited set of assets in Maine. The existing Pennsylvania fossil fuel-fired generating assets include the following:

      o     Brunner Island Station

      o     Martins Creek Station

      o     Montour Station

      o     Conemaugh Station

      o     Keystone Station

      o Fleet of Combustion Turbines (Allentown, Fishbach, Harrisburg, Harwood, Jenkins, Lock Haven, Martins Creek CTs, West Shore, and Williamsport)

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

The existing fossil fuel-fired generating assets in Montana and Maine include Colstrip and Corette Stations in Montana and Wyman Unit 4 in Maine. Key characteristics of these assets are shown in Table 1-1.

As can be seen in Table 1-1, not all of the assets are wholly owned by PPL. The wholly owned assets are Brunner Island, Corette, Martins Creek, Montour and the fleet of combustion turbines. Conemaugh and Keystone are owned-jointly with several other generating companies with PPL having a 16.25% share of Conemaugh and a 12.34% share of Keystone. PPL jointly owns 50% of Colstrip Units 1 and 2 with Puget Sound Energy, Inc. PPL also owns 30% of Colstrip Unit 3. PPL owns an 8.33% ownership interest in Wyman Station Unit 4.

                                    Table 1-1

                      PPL Existing Fossil-Fuel Fired Assets

-------------------------------------------------------------------------------------------------------------------------------
   Station Name       State   Unit        In            Type            Rated Capacity         Primary Fuel     Operating
                                        Service                              (MW)                                  Mode
                                         Date                         -------------------
                                                                        Total      PPL
                                                                                  Share
------------------------------------------------------------------------------------------------------------------------------
     Allentown         PA     1 - 4      1967     Combustion Turbine      56        56         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
   Brunner Island      PA       1        1961       Steam Electric       321       321              Coal          Baseload
                             -------------------------------------------------------------------------------------------------
                                2        1965       Steam Electric       378       378              Coal          Baseload
                             -------------------------------------------------------------------------------------------------
                                3        1969       Steam Electric       735       735              Coal          Baseload
------------------------------------------------------------------------------------------------------------------------------
      Colstrip         MT       1        1975       Steam Electric       307       154              Coal          Baseload
                             -------------------------------------------------------------------------------------------------
                                2        1976       Steam Electric       307       154              Coal          Baseload
                             -------------------------------------------------------------------------------------------------
                                3        1984       Steam Electric       740       222              Coal          Baseload
------------------------------------------------------------------------------------------------------------------------------
     Conemaugh         PA       1        1970       Steam Electric       850       138              Coal          Baseload
                             -------------------------------------------------------------------------------------------------
                                2        1970       Steam Electric       850       138              Coal          Baseload
------------------------------------------------------------------------------------------------------------------------------
      Corette          MT       1        1968       Steam Electric       154       154              Coal          Baseload
------------------------------------------------------------------------------------------------------------------------------
      Fishbach         PA     1 - 2      1969     Combustion Turbine      28        28         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
     Harrisburg        PA     1 - 4      1967     Combustion Turbine      56        56         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
      Harwood          PA     1 - 2      1967     Combustion Turbine      28        28         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
      Jenkins          PA     1 - 2      1969     Combustion Turbine      28        28         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
      Keystone         PA       1        1967       Steam Electric       850       105              Coal          Baseload
                             -------------------------------------------------------------------------------------------------
                                2        1968       Steam Electric       850       105              Coal          Baseload
------------------------------------------------------------------------------------------------------------------------------
     Lock Haven        PA       1        1969     Combustion Turbine      14        14         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
   Martins Creek       PA       1        1954       Steam Electric       140       140              Coal        Intermediate
                             -------------------------------------------------------------------------------------------------
                                2        1956       Steam Electric       140       140              Coal        Intermediate
                             -------------------------------------------------------------------------------------------------
                                3        1975       Steam Electric       820       820        Residual Oil/Gas     Peaking
                             -------------------------------------------------------------------------------------------------
                                4        1977       Steam Electric       820       820        Residual Oil/Gas     Peaking
------------------------------------------------------------------------------------------------------------------------------
  Martins Creek CT     PA     1 - 4      1971     Combustion Turbine      72        72         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
      Montour          PA       1        1973       Steam Electric       745       745              Coal          Baseload
                             -------------------------------------------------------------------------------------------------
                                2        1973       Steam Electric       765       765              Coal          Baseload
------------------------------------------------------------------------------------------------------------------------------
     West Shore        PA     1 - 2      1969     Combustion Turbine      28        28         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
    Williamsport       PA     1 - 2      1969     Combustion Turbine      28        28         Distillate Oil      Peaking
------------------------------------------------------------------------------------------------------------------------------
       Wyman           ME       4        1978       Steam Electric       615        51          Residual Oil       Peaking
------------------------------------------------------------------------------------------------------------------------------
       TOTAL                                                          10,725     6,439
------------------------------------------------------------------------------------------------------------------------------

PPL's existing fossil fuel-fired generation assets are predominantly coal-fired and provide baseload generation. Of the total fossil-fuel-fired generation capacity owned by PPL, 70% is

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

coal-fired and 65% is baseloaded. From a generation standpoint, essentially all of PPL's fossil fuel-fired generation comes from its coal-fired power plants. PPL's coal-fired generating assets are a mix of large (greater than 500 MW), medium (250 to 500 MW). and small (under 250 MW) units. PPL owns or has ownership interests in eight coal-fired units with capacities between 740 MW and 850 MW. The large coal-fired units include Brunner Island Unit 3, Colstrip Unit 3, Conemaugh Unit 1 and 2, Keystone Units 1 and 2, and Montour Units 1 and 2. The medium-sized coal fired units include Brunner Island Units 1 and 2 and Colstrip Units 1 and 2. The small coal-fired units are Corette Unit 1 and Martins Creek Units 1 and 2.

Aside from the coal-fired units, the other significant generating assets are the two oil and gas fired units at Martins Creek (Units 3 and 4). These units were originally oil-fired only but were recently converted by PPL to have dual-fuel capability. The units have historically been used as large seasonal peaking units and provide a large block of capacity available to supply power during peak demand periods.

Stone & Webster performed a detailed review of PPL's fossil fuel-fired steam electric units in Pennsylvania in the summer/fall of 2000, which included site visits to the fossil-fired steam electric generating stations. This review has recently been updated to reflect changes that have occurred since that time. The fossil fuel-fired steam electric units in Montana (Colstrip and Corette Stations) were reviewed by another independent engineer as part of the PPL Montana financing. Certain information for Colstrip and Corette Stations was obtained from the PPL Montana Bond Offering Memorandum. Stone & Webster has recently performed an update to reflect changes at the Montana fossil-fired since the PPL Montana financing. Stone & Webster did not review Wyman Unit 4 in Maine. Wyman Station Unit 4 was not reviewed as PPL's ownership interest is small (8.33%). The limited descriptive data and information used on Wyman Unit 4 was obtained from PPL and other sources.

PPL operates 23 peaking combustion turbines, all of which were commissioned from 1967 to 1971. Many of the units are located at the extremities of the PPL transmission system and were installed to provided voltage support for the electric grid. For most of their life, the combustion turbines have been operated in peak service, providing power at times of high demand or replacing capacity lost due to forced outages.

The existing combustion turbine fleet is comprised of three different type of units -- GE Frame 5 Model LA, GE Frame 5 Model N, and Pratt & Whitney (P&W) FT4A8LF. The fleet is summarized in 2-1. With the exception of Lockhaven, which is a single unit, the other multiple unit sites were developed as power blocks with some common equipment and shared auxiliaries. The units are all fueled with No. 2 fuel oil stored in an onsite tank. Stone & Webster visited three of the combustion turbine sites (Fishbach, Allentown and Martins Creek) as these sites had one of the three types of combustion turbines that PPL owns. The sites were clean and the appearance was good. PPL has replaced the exhaust stacks on every unit.

1.3.1.2 Projects Under Development

New electric generating projects currently being developed by PPL include both simple cycle and combined cycle projects. The simple cycle projects are all based around GE LM6000 combustion turbine generators. PPL has standardized the configuration of the its simple cycle projects and has executed bulk purchase agreements with the suppliers of the major equipment including the combustion turbine generator, main transformer, and selective catalytic reduction equipment. PPL has three combined cycle facilities in various states of development. The Griffith Energy facility in Arizona has recently entered commercial operation. This facility is co-owned with Duke Energy, who is a 50% owner along with PPL. The Lower Mount Bethel Station, which is

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

located adjacent to PPL's Martins Creek Station in Pennsylvania, is in advanced development and is expected to enter construction in late 2001.

PPL is developing peaking facilities based on GE LM6000 Enhanced SPRINT combustion turbines operated in simple cycle mode. The most advanced of the projects is in Wallingford, Connecticut. The Wallingford project is currently in start-up. Additional projects include three facilities in Pennsylvania (West Earl, Eden, and Upper Hanover). PPL has announced additional projects in University Park, Illinois, Pinal County, Arizona, and Kings Park, New York. PPL is currently focused on pushing the development of the larger projects that consist of 10 to 12 combustion turbine generators such as Pinal County (Sundance) and University Park. Both of these projects are expected to be in commercial service in the summer of 2002.

Key characteristics of the new simple cycle and combined cycle projects that were included in the Financial Projections are shown in Table 1-2.

                                   Table 1-2

                  Fossil-Fuel Fired Projects under Development

---------------------------------------------------------------------------------------------------------------------------
    Station Name      State     Units     In Service        Type        Rated Capacity         Primary Fuel   Operating
                                             Date                            (MW)                                Mode
                                                                      ---------------------
                                                                        Total   PPL Share
---------------------------------------------------------------------------------------------------------------------------
      Griffith         AZ       2x2x1        2001      Combined Cycle    540       270           Natural Gas    Baseload
---------------------------------------------------------------------------------------------------------------------------
  Lower Mt. Bethel     PA       2x2x1        2004      Combined Cycle    600       600           Natural Gas  Intermediate
---------------------------------------------------------------------------------------------------------------------------
      Starbuck         WA     2 - 2x2x1      2005      Combined Cycle   1200      1200           Natural Gas    Baseload
---------------------------------------------------------------------------------------------------------------------------
    Wallingford        CT         5          2001       Simple Cycle     225       225           Natural Gas  Intermediate
---------------------------------------------------------------------------------------------------------------------------
        Eden           PA         2          2002       Simple Cycle      90        90           Natural Gas     Peaking
---------------------------------------------------------------------------------------------------------------------------
      Sundance         AZ         10         2002       Simple Cycle     450       450           Natural Gas     Peaking
---------------------------------------------------------------------------------------------------------------------------
     West Earl         PA         10         2003       Simple Cycle     450       450           Natural Gas     Peaking
---------------------------------------------------------------------------------------------------------------------------
  University Park      IL         12         2002       Simple Cycle     540       540           Natural Gas     Peaking
---------------------------------------------------------------------------------------------------------------------------
   Upper Hanover       PA         2          2002       Simple Cycle      90        90           Natural Gas     Peaking
---------------------------------------------------------------------------------------------------------------------------
     Kings Park        NV         6          2003       Simple Cycle     270       270           Natural Gas  Intermediate
---------------------------------------------------------------------------------------------------------------------------
       TOTAL                                                           4,455     4,185
---------------------------------------------------------------------------------------------------------------------------

PPL has executed a master purchase agreement for the option on 66 LM6000 combustion turbine generators, some of which are intended for these announced projects. PPL Global has also executed master agreements for the purchase of 66 SCR systems for NO(x) emissions control and 33 transformers for use at these peaking facilities. These facilities are configured in generating blocks consisting of two combustion turbine generators and SCR systems with one main transformer. Each generating block will be have a nominal capacity of 90 MW.

The Griffith Energy Project is located on a portion of a 160-acre site located just south of Kingman, AZ. The Griffith Energy Project is a 600 MW natural gas fired, combined cycle electric generating station, consisting of two GE 7FA combustion turbine generators, two heat recovery steam generators, one steam turbine generator. The Project is being constructed pursuant to a fixed price Construction Contract between Griffith and BVZ Power Partners -- Griffith dated July 1, 1999. Griffith is responsible for funding the Western Area Power Administration's ("WAPA") construction of transmission system improvements under the Construction Agreement, dated June 15, 1999. The local infrastructure improvements will include natural gas pipelines, a water supply system and well field accessing the Sacramento Valley Aquifer, new access roads, as well as two separate gas pipeline interconnections to the El Paso Natural Gas Company and the Transwestern Pipeline Company pipelines.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

Lower Mount Bethel is under development and projected to he commercially operating in January 2004. The project will be located on the property of PPL's Martin's Creek Station, located in Northampton County, Pennsylvania. The Lower Mount Bethel project will include a natural gas fired, a nominally rated 540 MW combined cycle electric generating station, consisting of two Siemens Westinghouse Power Corporation (SWPC) 501FD combustion turbine generators, two heat recovery steam generators with duct burners, NO(x) and CO emission control system, and one steam turbine generator. This power island equipment will be provided under an equipment purchase contract with SWPC. The project is evaluating bids for the engineering, procurement (non-power island equipment) and construction of the facility. The new facility will be connected into the adjacent Martins Creek 230 kV switchyard by extending the bus to add an additional bay. All three prime movers will be connected to the switchyard via a single bus and line. The facility will include a natural gas pipeline spur, potable, service, and raw water lines as well as wastewater to the existing Martin's Creek lines. A sanitary waste disposal system will be provided by the EPC contractor via septic system. Natural gas will he provided by TRANSCO, TETCO, and Columbia Gas from IEC along two laterals. One 6-mile lateral line will be constructed to connect to the TRANSCO line while an existing lateral that connects to the existing generating facility will be tied into the new facility.

The Starbuck Generating Station is a nominal 1,200 MW combined cycle project utilizing four GE 7FA combustion turbine generators. The site is located in eastern Washington on the Snake River, approximately 50 miles north of Walla Walla, WA. PPL has completed the initial siting/environmental studies and expects to receive approval from Washington State in 2002. If the project continues on schedule, it will enter construction in mid 2002 and be in commercial operation by early 2005.

1.3.1.3 Nuclear Generating Assets

PPL owns 90% of Susquehanna Station, which is a two-unit station with boiling water reactors. The balance of Susquehanna Station in owned by Allegheny Electric Cooperative. The units at Susquehanna Station are relatively new, having come on-line in 1983 (Unit 1) and 1985 (Unit 2). Units 1 and 2 have summer capacity ratings of 1,090 MW and 1,092 MW, respectively. Like other nuclear stations, Susquehanna Station provides baseload service. PPL's share of the Susquehanna Station represents approximately 21% of PPL's existing domestic electric generating capability. As the generating asset portfolio grows to include the plants under development and officially announced, the share of generating capability from the nuclear units decreases to 18% of the total generating capability.

The key aspects of the Susquehanna Station are summarized in Table 1-3.

                                    Table 1-3

                            Nuclear Generating Units

 ---------------------------------------------------------------------------------------------------------------------------
     Station Name      State   Units       In             Type            Rated Capacity       Primary Fuel     Operating
                                        Service                                (MW)                               Mode
                                          Date                         ----------------------
                                                                         Total      PPL
                                                                                   Share
 ---------------------------------------------------------------------------------------------------------------------------
    Susquehanna 1       PA       1        1983       Boiling Water       1,090       981          Nuclear        Baseload
                                                        Reactor
 ---------------------------------------------------------------------------------------------------------------------------
    Susquehanna 2       PA       2        1985       Boiling Water       1,092       983          Nuclear        Baseload
                                                        Reactor
 ---------------------------------------------------------------------------------------------------------------------------
        TOTAL                                                            2,182     1,964
 ---------------------------------------------------------------------------------------------------------------------------

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.3.1.4 Hydroelectric Generating Assets

PPL owns all or part of 21 hydroelectric generating stations located in Pennsylvania, Montana, and Maine. The largest hydroelectric generating stations are Safe Harbor (414 MW nameplate) and Holtwood (107 MW nameplate) in Pennsylvania, and Kerr (212 MW nameplate) in Montana. Of the 21 stations, all or wholly-owned by PPL except for Safe Harbor. PPL owns one third of Safe Harbor Generating Company with the other two thirds owned by Baltimore Gas & Electric. The total hydroelectric generating capability owned by PPL is 766 MW (summer capability), over half of which is derived from the three largest stations. A listing of PPL's hydroelectric assets is presented in Table 1-4.

                                    Table 1-4

                            PPL Hydroelectric Assets

---------------------------------------------------------------------------------------------------------------------------
    Station Name      State         Water Body      Units                    Capacity (MW               In Service Date
                                                               -----------------------------------
                                                                Nameplate   Summer     PPL Share
                                                                Capacity   Capacity
---------------------------------------------------------------------------------------------------------------------------
Black Eagle             MT        Missouri River       3           21.28       18           18                1927
---------------------------------------------------------------------------------------------------------------------------
Cochrane                MT        Missouri River       2           48.00       54           54                1958
---------------------------------------------------------------------------------------------------------------------------
Ellsworth               ME         Union River         4            8.90     9.10         9.10          1919, 1924, 1937,
                                                                                                              1938
---------------------------------------------------------------------------------------------------------------------------
Great Works             ME       Penobscot River      11            7.91     7.91         7.91          1911-1912, 1925,
                                                                                                        1928, 1936, 1965,
                                                                                                              1988
---------------------------------------------------------------------------------------------------------------------------
Hauser                  MT         Hauser Lake         6           17.00       17           17              1911-1915
---------------------------------------------------------------------------------------------------------------------------
Holter                  MT         Hotter Lake         4                       50           50                1918
---------------------------------------------------------------------------------------------------------------------------
Holtwood                PA      Susquehanna River     10          107.20   101.00       101.00          1910-1914, 1924
---------------------------------------------------------------------------------------------------------------------------
Howland                 ME      Piscataquis River      3            1.80     1.88         1.88              1916-1921
---------------------------------------------------------------------------------------------------------------------------
Kerr                    MT        Flathead Lake        3          211.68      189          189           1938, 1949, 1954
---------------------------------------------------------------------------------------------------------------------------
Madison                 MT        Madison River        4            9.00        9           9               1906-1908
---------------------------------------------------------------------------------------------------------------------------
Medway                  ME    West Branch Penobscot    5            3.44     3.44         3.44              1923-1925
                                      River
---------------------------------------------------------------------------------------------------------------------------
Milford                 ME       Penobscot River       4            6.40     6.40         6.40              1942-1956
---------------------------------------------------------------------------------------------------------------------------
Morony                  MT        Missouri River       2           45.00       48           48                1930
---------------------------------------------------------------------------------------------------------------------------
Mystic                  MT         Mystic Lake         2           10.00       11           11                1925
---------------------------------------------------------------------------------------------------------------------------
Rainbow                 MT        Missouri River       8           35.60       35           35              1910, 1917
---------------------------------------------------------------------------------------------------------------------------
Ryan                    MT        Missouri River       6           48.00       60           60              1915-1916
---------------------------------------------------------------------------------------------------------------------------
Safe Harbor             PA      Susquehanna River     12          413.50   411.50       137.17         1931-1940, 1985-1986
---------------------------------------------------------------------------------------------------------------------------
Stillwater              ME       Stillwater River      4            1.95     1.95         1.95                1949
---------------------------------------------------------------------------------------------------------------------------
Thompson Falls          MT       Clark Fork River      7           91.95       86           86            1915-1917, 1995
---------------------------------------------------------------------------------------------------------------------------
Veazie                  ME       Penobscot River      17            8.35     7.86         7.86              1914-1938
---------------------------------------------------------------------------------------------------------------------------
Wallenpaupack           PA      Lake Wallenpaupack     2           40.00    22.00        22.00                1926
---------------------------------------------------------------------------------------------------------------------------
West Enfield            ME       Penobscot River       2           13.00    13.00          6.5                1988
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                121           1,047    1,163          882
---------------------------------------------------------------------------------------------------------------------------

The Montana and Maine assets were recently purchased from Montana Power and Bangor Hydro, respectively. The Montana hydroelectric assets comprise approximately 57% of PPL's installed hydroelectric capability. The Pennsylvania hydroelectric assets comprise approximately 37% of PPL's installed hydroelectric capability, with the Maine assets contributing the remaining 6%. The hydroelectric assets owned by PPL represent 9% of the PPL's total domestic generating

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

capability in 2001. This is projected to decrease to 6% by 2020 as additional non-hydroelectric generating capability is added to PPL's generation portfolio.

Stone & Webster visited the three Pennsylvania hydroelectric stations and obtained information on the various Maine hydroelectric assets. Safe Harbor and Holtwood are located near each other on the Susquehanna River. Holtwood is a run-of-the-river station, while Safe Harbor has some storage capacity and can generate more electricity during on-peak hours. Wallenpaupack is located in northeastern Pennsylvania and is supplied from a reservoir. The station is unmanned and primarily provides peaking service due to the large storage volume of the reservoir. The Maine hydroelectric stations are primarily run-of-the-river facilities with limited storage capacity.

1.3.1.5 Summary Description of Electric Generating Assets

The Assets can be grouped into various categories, such as by the mode of operation (baseload. intermediate, and peaking), and primary source of energy (coal, natural gas/oil, nuclear, and water).

The generating capacity and generation in 2000 is shown in Figures 1-1 through 1-2 by mode of operation, and primary energy source. For purposes of this analysis, baseload units are those that operate with capacity factors greater than 60%. Peaking units are those units that operate with capacity factors of less than 20%. Intermediate units are those units that operate between 20% and 60%.

                                   Figure 1-1

                   Generating Capacity and Generation in 2000
                              by Mode of Operation


   Generating Capacity in 2000                            Generation in 2000

            [PIE CHART]                                        [PIE CHART]

         5% - Intermediate                                  4% - Intermediate
        22% - Peaking                                       3% - Peaking
        73% - Baseload                                     93% - Baseload

Of PPL's total generation capacity in 2000, 73% is baseload, 5% is intermediate, and 22% is peaking. The baseload generation capacity consists of the two nuclear units, all the coal-fired units except Martins Creek Units 1 and 2, and most of the hydroelectric units (Holtwood, Maine Hydros, and Montana Hydros). While the baseload generation capacity represents 73% of PPL's

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

total generating capacity, the actual electricity generated by these baseload units in 2000 accounted for 93% of the total electricity generated by PPL.

The primary sources of energy from a generating capacity and generation basis is shown in Figure 1-2, On a generating capacity basis, the primary source of energy is coal, followed by uranium (nuclear) and oil/gas. Coal fired generating capacity accounts for 48% of PPL's total generating capacity. Nuclear and oil/gas-fired generating capacity, both represent 22% of PPL's total generating capacity. Hydroelectric generating capacity is the fourth source of energy and accounts for 8% of PPL's total generating capacity.

                                   Figure 1-2

                   Generating Capacity and Generation in 2000
                           by Primary Source of Energy

   Generating Capacity in 2000                            Generation in 2000

          [PIE CHART]                                            [PIE CHART]

       8% - Hydroelectric                                     9% - Hydroelectric
      22% - Nuclear                                          32% - Nuclear
      22% - Gas/Oil                                           3% - Gas/Oil
      48% - Coal                                             56% - Coal

The primary sources of energy for the electricity generated by PPL in 2000 was coal and nuclear energy. Coal is the source of 56% of the total electricity generated, while nuclear energy was the source for an additional 32% of the electricity generated. Hydroelectric power is the next largest source of power accounting for 9% of the total electricity generated by PPL. There was a limited amount of electricity (3% of the total) generated from oil/gas in 2000. PPL has 480 MW of capacity in combustion turbines located throughout Pennsylvania and over 1,600 MW of capacity in Martins Creek Units 3 and 4. The existing combustion turbines and Martins Creek Units 3 and 4 operate as peaking units, hence the low contribution to the total electricity generated in 2000.

In the future, it is expected that PPL's intermediate and peaking generating capacity and generation will increase with the addition of new combined cycle and simple cycle projects. With the addition of these projects, the source of fuel for PPL's electric generating facility portfolio will shift somewhat as most of the new generation is gas-fired.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

As can be from the figures above, PPL's Assets are heavily baseloaded with a large amount of coal-fired and nuclear generating. Over time, the addition of intermediate and peaking gas-fired units will broaden the character of PPL's electric generating facility portfolio.

Another element of growing diversity in PPL's electric generating portfolio is the location of the Assets. The electric generating facilities transferred from PPL were all located in Pennsylvania. With the acquisition of the Montana Power facilities and the Bangor Hydro facilities, PPL has expanded their generation base into other regions. This expansion is continuing with the development of new projects in Arizona, Connecticut, Washington and New York.

The mode of operation and energy sources for PPL's generation portfolio in 2004 are shown in Figures 1-3 and 1-4 below. By 2004, all the development projects included in the Financial Projections, with the exception of the Starbuck Project in Washington, will be in operation. These figures illustrate the changes that are occurring as a result of PPL's generating facility development program.

                                   Figure 1-3

                   Generating Capacity and Generation in 2004
                              by Mode of Operation

 Generating Capacity in 2004                             Generation in 2004

         [PIE CHART]                                         [PIE CHART]

       8% - Intermediate                                   5% - Intermediate
      31% - Peaking                                        3% - Peaking
      61% - Baseload                                      92% - Baseload

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Figure 1-4

                   Generating Capacity and Generation in 2004
                           by Primary Source of Energy

 Generating Capacity in 2004                             Generation in 2004

          [PIE CHART]                                          [PIE CHART]

       7% - Hydroelectric                                   8% - Hydroelectric
      18% - Nuclear                                        29% - Nuclear
      40% - Gas/Oil                                        11% - Gas/Oil
      35% - Coal                                           52% - Coal

1.3.2 Condition of Electric Generating Assets

The condition assessments of the Electric Generating Assets are based on data gathered, observations made, and interviews conducted during limited site visits to the electric generating assets. Stone & Webster visited the following electric generating stations in the summer and fall of 2000 in the course of preparing the Report

      o     Brunner Island Station

      o     Conemaugh Station

      o     Holtwood Hydroelectric Station

      o     Keystone Station

      o     Martins Creek Station

      o     Montour Station

      o     Safe Harbor Hydroelectric Station

      o     Susquehanna Nuclear Generating Station

      o     Wallenpaupack Hydroelectric Station

In addition to the facilities listed above, representative sites for the various combustion turbine types were visited during the same time period.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

The fossil-fired and hydroelectric stations acquired from Montana Power and from Bangor Hydro were not visited in the initial review of PPL's generating assets. At that time, a technical review of the electric generating stations acquired from Montana Power had recently been performed by R.W. Beck as part of the debt financing completed by PPL for the assets acquired from Montana Power. For the initial review of PPL's generating assets, data from the R.W. Beck report was used including the financial projections for PPL Montana.

Given the major changes in the power markets in the West since the time that the R.W. Beck was prepared, the market forecast was updated by the Market Consultant. In order to incorporate the revised market forecast into the Financial Projections, Stone & Webster performed a limited review of the PPL Montana assets. The limited review included site visits to the hydroelectric and fossil-fired units in the summer of 2001.

The electric generating facilities that PPL acquired from Bangor Hydro represent a small portion of the overall generation portfolio. Furthermore, Stone & Webster staff involved in the PPL due diligence review for financing were familiar with the Bangor Hydro assets. Due to the small contribution to the overall portfolio and our familiarity with the assets, a limited due diligence review was performed, which did not involve any site visits.

During the site visits undertaken in 2000 and 2001, visual inspections were conducted to assess the apparent condition, plant cleanliness, overall operability, and the effectiveness of plant maintenance programs. Stone & Webster also interviewed key personnel including technical specialists, O&M personnel, and plant managers. To the extent the information was available to us, Stone & Webster reviewed the most recent inspection reports, outage and overhaul reports, life assessment reports, and capital expenditure forecasts. These observations, visual inspections, facility personnel interviews and additional data have been used to update and complement the engineering assessment reports that form the basis for the condition assessment and remaining life evaluation. In addition, Stone & Webster interviewed and obtained information from key engineering and management staff located at PPL's headquarters in Allentown. Relevant information on PPL's approach to condition monitoring and on PPL's environmental management programs was obtained during these visits the PPL's headquarters facilities.

There are only a few technical issues that can lead to an abrupt or unpredicted end of life of an electric generating station. These include the following:

      o     serious site flooding and other natural disasters;

      o     geotechnical problems such as severe settling; or

      o catastrophic failure of a major component which causes substantial collateral damage.

In addition, there are certain technical and environmental issues that affect the economic viability of electric generating stations such as

      o new restrictive air quality criteria such as additional limits on nitrogen oxide ("NO(x)"), sulfur dioxide ("SO(2)"), fine particulate (sub 2.5 microns), mercury, and air toxics emissions

      o new limits on water use and discharge that would result in the need to install cooling towers; and

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

      o more restrictive fish passage requirements that would result in costly modifications to hydroelectric dams.

The Electric Power Research Institute ("EPRI") has developed a plant asset management strategy designed to provide methodology for reaching decisions that maximize the value of plants with extended lives and avoiding stranded investments. The EPRI methodology helps identify plant reinvestment opportunities that maximize capital returns and control risk. Stone & Webster used the EPRI methodology as a guide in preparing the condition assessments for the fossil-fired electric generating units.

For the review of the Susquehanna Nuclear Generating Station, in addition to visiting the site Stone & Webster reviewed relevant reports and data to permit the evaluation and the subsequent reporting of results presented herein. Nuclear Regulatory Commission (NRC) letters, compliance information, permits and amendments, etc were included in the review by Stone & Webster. For nuclear generating facilities, the focus of the technical due diligence review is equally weighted between station specific analyses, such as the physical condition of the equipment, and program evaluations.

For the review of the hydroelectric generating stations, in addition to the review of PPL data on the condition of the plants, Stone & Webster reviewed recent dam safety inspection reports prepared by FERC and relevant dam relicensing information.

1.3.2.1 Existing Fossil Fuel-Fired Generating Assets

PPL's fossil fuel-fired steam electric plants in Pennsylvania are predominantly baseloaded, coal-fired facilities. Of the nine wholly-owned units, Montour Units 1 and 2 and Brunner Island Unit 3 are PPL's flagship units. All three of these units are supercritical, coal-fired units with a nominal rating of 750 MW.
These units are similar to the Keystone and Conemaugh units, which PPL jointly owns with several other electric generation companies. The units at Conemaugh, Keystone, Montour, and Brunner Island are among the premier coal-fired units in the PJM system.

The existing fossil-fired generating assets inspected by Stone & Webster were found to be in average to better than average condition for units of a similar age and use. PPL has made substantial investments in its coal-fired fleet. In the mid-l990's low NO(x) burners were installed in the coal-fired units. The low NO(x) burner operation for Montour Units 1 and 2 and for Brunner Island Unit 3 have resulted in increased tube wastage in the furnace waterwalls. Similar problems were encountered by the operators of the Keystone and Conemaugh Stations. Addressing the increased tube wastage problem has required the expenditure of significant funds by PPL. PPL and the operators of the Keystone and Conemaugh Stations have developed state-of-the-art strategies for addressing the tube wastage problems. Presently, the programs implemented to address these problems are in their final phases and appear to be successful in resolving the problems.

PPL has installed additional air pollution control equipment -- selective catalytic reduction (SCR) for NO(x) control and new electrostatic precipitators
(ESP) for enhanced particulate matter control -- at one of its coal-fired stations (Montour). The first phase of the project was completed successfully in June 2000 when the SCR system and ESP for Unit 2 went into service. The second phase, the SCR system and ESP for Unit 1, was in service by June 2001. These and other projects planned by PPL indicate a high level of commitment to the continued reliable operation of the fossil fuel-fired units in Pennsylvania.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

Since our site visits to the Pennsylvania facilities, a number of events have occurred or taken place which bear discussion. First, both Martins Creek Unit 1 and Brunner Island Unit 3 had major outages in the fall of 2000 and Montour Unit 1 was overhauled in the spring of 2001. The tie-in of the SCR and new ESP was also accomplished during the Montour Unit 1 outage.

In March 2001, a fire occurred at Brunner Island Unit 3. The fire started when the maintenance staff at Brunner Island opened an access panel on the Unit 3B boiler feed pump turbine to investigate a suspected leak of oil used to control the operation of the pump. The control oil line to the pump had ruptured and the leak was more substantial than anticipated by the maintenance staff. With the access panel open the oil spread quickly out of the pump and ignited when it contacted non-insulated steam piping inside the boiler feed pump turbine enclosure. The fire that erupted quickly spread from the turbine enclosure to the Unit 3 mezzanine level. There were no serious injuries or environmental effects from the oil leak and fire. However, the facility and Unit 3 itself sustained severe damage in several areas. Unit 3 has been out of service since the fire. PPL has indicated that it expects the repairs to be complete and Unit 3 to he back in service in September 2001. PPL has estimated the damage to Unit 3 to he approximately $40 million. However, PPL expects a recovery under its business interruption/extra expense insurance policy that will significantly offset the financial impact of the outage. The Financial Projections for 2001 do not reflect the extended outage of Brunner Island Unit 3.

As part of the repair and restart of Brunner Island Unit 3, much of the major rotating equipment was opened up and inspected. The control oil for the boiler feed pump is also used as lubricating oil for the generator and turbine bearings. During the extended outage for Unit 3, some repairs planned for the next major outage (fall 2003) were performed which will delay the need for some of the repair projects planned for that outage.

In addition to the coal-fired generation assets, PPL owns two 850 MW gas and oil fired units (Martins Creek Units 3 and 4). Over the last several years, PPL has proactively maintained these units by replacing or repairing aging components and by modifying the units to allow for increased operational flexibility (i.e., adding dual fuel capability, etc.). While these two units are not projected to be dispatched in the analysis prepared by the Market Consultant, they represent a large and flexible source of energy and capacity.

The two PPL Montana stations -- Colstrip and Corette -- were recently visited by Stone & Webster. The Corette Station has recently had a major outage, which involved the replacement of substantial boiler components. The repairs made during this outage should address some of the nagging reliability issues faced by the Corette Station. In general, the condition and maintenance at the Corette Station was found to be better than average for a facility of its age (built in 1968). Additional repairs to both the physical plant and improved operating tools are also expected to continue to improve performance.

The condition of the four units at Colstrip Station was average. In recent years, the station has been successful in reducing non-fuel operating costs, which included large reductions in staff. At this time, the operating cost and staffing are close to comparable facilities. With the operating costs under control, PPL and the other owners are focused on improving the reliability of the units without significantly increasing operating costs. Other large coal-fired facilities have successfully gone through this process, which requires a change in the maintenance approach from time-based maintenance to condition based maintenance. If Colstrip can successfully implement these changes to its operating philosophy, it can become one of the premier coal-fired units in the western U.S.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.3.2.2 Projects Under Development

The projects under development will be in new condition when they enter commercial service. The technology used in the development of the various combined cycle and simple cycle facilities is proven technology that is being provided by major vendors, General Electric and Siemens Westinghouse.

1.3.2.3 Nuclear Generating Assets

The two units at Susquehanna Station were found to be in good overall condition. Historically, the units have performed well with forced outage and availability rates that are better than the average for similar units. The capacity factors achieved by the Units 1 and 2 between 1995 and 1999 have average 84.0% for Unit 1 and 85.6% for Unit 2. The capacity factors during outage years have been in the high 70% to low 80%. During non-outage years, the capacity factors have average in the low 90% range. The projected capacity factor for the units is 85% between 2001 and 2020, which is consistent with the recent experience. In general, the capacity factors at nuclear units have been improving and it is reasonable to expect that the capacity factors for the Susquehanna units may improve as well. The largest area for improvement is in the duration of the refueling outages.

The units are approaching the mid-point of their license period and have certain balance of plant equipment that will need to be replaced in the near future. PPL has included these replacements in its plans for the Susquehanna Station. In addition, the units have had on-going problems with turbine blade erosion from wet steam. These problems are similar to that experienced with other GE turbines installed on nuclear units. PPL has budgeted the replacement of major elements of the steam path (the LP turbines and parts of the HP turbines) with equipment that is more resistant to erosion damage.

PPL is planning on completing two projects that will increase the generating capability of the two units at Susquehanna. The first is a standard uprate of 11 MW at each unit that results from steam flow meter modifications. Modification to the flow meters will allow PPL to operate the units closer to their rated thermal capacities and thereby increase the generation from the units. The second uprate is 40 MW for each unit gained through the turbine steam path replacement. The flow meter uprates will be completed by the spring of 2002. The turbine replacement projects will be completed by the spring of 2004.

Since our initial review, Susquehanna Unit 2 conducted its 10th refueling outage in the spring of 2001. The outage was completed in 44 days against a target of 39 days. The outage was extended to address numerous maintenance tasks, including re-work of seven Main Steam Isolation Valves (MSIV). Numerous other inspections and overhauls were performed on nuclear and balance of plant systems. About 1100 preventive maintenance work tasks were completed. The extent of work accomplished during the outage will help support reliable operation during the operating cycle.

NRC, internal and other assessments of the performance of the Susquehanna Station have generally been good, with areas requiring improvements noted. On May 30, 2001 NRC issued its annual assessment letter For Susquehanna, which included inspection results for the quarter ending March 31, 2001. Overall, The NRC concluded that the plant was operated in a manner that preserved public health and safety and fully met all cornerstone objectives. There was one finding of low to moderate safety significance (White) in the Occupational Safety cornerstone. In a prior letter of December 12, 2000, NRC described a related concern with the work environment within the radiation protection organization and requested PPL's assessment of this situation and actions

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

planned to ensure that a safety-conscious work environment was maintained at the plant. Based on the information provided by the station management, the NRC has concluded that no increase in inspection frequency was warranted.

PPL also issued a Summary Assessment Report prepared by its Independent Safety Engineering Group on February 16, 2001. The assessment provides an independent assessment of the company's nuclear operations during 2000 from the nuclear safety perspective. For the year 2000, there were no scrams or unanticipated power transients. This level of transient performance is excellent and the best in station history. All but one transient condition was caused by equipment failures. The prior year assessment was issued on June 12, 2000. In this assessment, PPL concluded that, although the station was operated competently and safely during 1999, expectations of excellent performance during 1999 were not met, and nuclear safety needs improvement. PPL is currently implementing measures to address these issues as well as the areas identified for improvement in the year 2000 assessment report.

1.3.2.4 Hydroelectric Generating Assets

Stone & Webster visited Holtwood, Safe Harbor and Wallenpaupack hydroelectric stations. Holtwood and Safe Harbor are both located on the Susquehanna River, with Holtwood Station located directly downstream of Safe Harbor Station. Holtwood and Safe Harbor Stations are operated in a coordinated manner to maximize the generation from both stations. Wallenpaupack is an automated and unmanned facility located on a lake in northeastern Pennsylvania.

Over half the hydroelectric turbines at Holtwood Station have been replaced since the original installation. The Unit 5 turbine is scheduled for replacement in 2001. Additional replacement/upgrades are planned. PPL has replaced most of the electrical equipment at Holtwood. The dam structure at Holtwood appeared to be in acceptable condition. Additional inflatable rubber headboards are also planned to be installed in 2001. The powerhouse structure had visible cracks caused by alkali-silica reaction. None of the cracks appeared to be recent and are being carefully monitored by plant staff. PPL has successfully demonstrated to FERC that the Holtwood dam is a low hazard structure.

Safe Harbor Station was found to be in excellent condition during our site visit. Units 1 through 7 were installed between 1931 and 1940 and Units 8 through 12 were installed in 1985. Much of the original electrical equipment has been replaced or upgraded. The dam and powerhouse structures were found to be in excellent condition with evidence of an on-going concrete repair program. Both Holtwood and Safe Harbor Stations have recently had fish lifts installed.

Wallenpaupack Station dates from 1924 and was found to be in good condition during Stone & Webster's site visit. The powerhouse is connected to the dam by a
3.5 mile long penstock. While the turbines are original equipment, they appeared to be in good condition. Much of the electrical equipment and controls in the powerhouse are relatively new or has been upgraded recently. The dam structures appeared to be in good condition.

The hydroelectric assets in Maine were not visited by Stone & Webster. These assets individually represent a very small portion of the total generation owned by PPL.

The hydroelectric assets in Montana are significant assets, but were not initially reviewed by Stone & Webster. Stone & Webster recently completed site visits to the Montana hydroelectric stations. The Montana hydroelectric projects were found in good to excellent condition with little need for any structural repair at any facility. Each station visited was well maintained, equipment was well painted and in good operating condition. The electric power systems were also found to

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

be in good condition with evidence of recent upgrades such as power cable and control cable replacement, and new digital electro-hydraulic governors for the generators.

Some of the units are beginning to experience increased forced outages and reduced availability. PPL is developing a program to upgrade and replace many of the generators and transformers at the plants, in combination with other upgrades such as turbine runner replacements. There is a significant potential for hydraulic upgrades in many locations within the system that could result in significantly increased electric production with relatively modest expenditures. Preliminary estimates based on discussion with PPL Montana staff and review of available data suggest that a 15 to 20 percent increase in the existing hydroelectric capacity and annual electrical production is possible.

There are two items observed during our site visits that can affect reliability and will require a modest amount of additional investment to repair. The first item is the out-of-service tram at Mystic station Maintenance of any significance can not be performed on the flow line, penstock, railway, intake gate or dam or stanchion bays without the tram being in service unless helicopter services are requested. Because such a request would he considered extreme we believe that important maintenance is being delayed while the tram issue is being resolved.

The second item is related to the transmission system from Black Eagle, Morony, Ryan, and Cochrane Stations. The transmission lines are strung on wooden H frame poles that are beyond their useful life. Many of these poles have been stubbed but were reported by station staff to also be rotted. Additional surveys are required to quantify remedial action.

1.3.3 Remaining Life of Assets

There are only a few technical issues that can lead to an abrupt or unpredicted end of life of an electric generating station. In most cases, decisions to retire generating units are made for economic reasons, which may be the result of technical or environmental issues. While there is little or limited experience with the operation of electric generating stations for 60 to 70 years, the technical factors, which may cause a unit to be retired are well known. The primary technical reasons that would cause units to be retired are likely to be fatigue and creep damage to major components such as the boiler and turbine-generator. These potential aging and failure mechanisms can be detected and monitored utilizing appropriate non-destructive testing techniques.

Table 1-6 shows the current age and estimate remaining life of the major fossil-fuel, nuclear, and hydroelectric generating units reviewed by Stone & Webster. Some of the PPL's fossil fuel-fired electric generating units have accumulated sufficient operating hours to begin to show unrepairable damage to high temperature components. PPL has a comprehensive condition monitoring program and has replaced or is planning on replacing many high temperature components. With continued monitoring and proper operation and maintenance, PPL's major fossil fuel-fired electric generating stations (Brunner Island, Martins Creek, and Montour) have a remaining life of at least 20 years. Similarly, the nuclear units at Susquehanna have been well maintained with key investments planned in critical components such as the turbine generator. The Susquehanna units have a remaining life through the end of the current license period, which is 2022 for Unit 1 and 2024 for Unit 2. With relicensing, these units may have a remaining life of up to 40 years.

The hydroelectric units range in age from 12 to 90 years old. The hydroelectric plants inspected by Stone & Webster should, with continued maintenance and attention by PPL, have a remaining

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

life of at least 20 years. It is also likely that the hydroelectric assets in Maine will also have a useful life of at least 20 years, again given proper maintenance and attention.

The new combined-cycle and simple-cycle units are typically designed for useful lives of thirty years or more.

                                    Table 1-5

                    Remaining Life of Major Generation Assets

--------------------------------------------------------------------------------
      Station         Unit   In-Service Date    Current Age        Estimated
                                                  (Years)       Remaining Life
                                                                    (Years)
--------------------------------------------------------------------------------
   Brunner Island      1          1961               39               20+
                       2          1965               35               20+
                       3          1969               31               20+
--------------------------------------------------------------------------------
     Conemaugh         1          1970               30               20+
                       2          1970               30               20+
--------------------------------------------------------------------------------
      Keystone         1          1967               33               20+
                       2          1968               32               20+
--------------------------------------------------------------------------------
   Martins Creek       1          1954               46               20
                       2          1956               44               20
                       3          1975               25               20+
                       4          1977               23               20+
--------------------------------------------------------------------------------
      Montour          1          1973               27               20+
                       2          1973               27               20+
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    Susquehanna        1          1983               17               20+
                       2          1985               15               20+
--------------------------------------------------------------------------------

1.4   Performance

1.4.1 Approach

Stone & Webster provided key technical inputs on the performance capabilities of the Assets to the Market Consultant and reviewed the Market Consultant's projections for consistency with the technical inputs, PPL's operating plans, and historical performance of the Assets. The projections developed by the Market Consultant include net electricity generation, fuel consumption, and number of starts.

The key performance parameters for the Assets depend on the type of generating facility. Nuclear and hydroelectric units are typically operated at their maximum capacity due to the low variable cost of generation. For nuclear units, the amount of electricity generated is a function of the reliability or availability of the unit. In the ease of nuclear generating facilities, the availability factor for a Unit is very similar to the capacity factor since nuclear units normally operate whenever they are available. Consequently, the capacity factor is used as the primary measure of the performance of nuclear units. Stone & Webster provided the Market Consultant with the average capacity factor to be used for the Susquehanna units in the market projections.

The performance of hydroelectric units is typically limited by water flow rather the reliability. Unless the generating characteristics of a hydroelectric units has changed, the long-term average level of generation is a good starting point for projecting the future performance of hydroelectric

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

stations. The annual electricity generation provided to the Market Consultant by PPL is at or slightly lower than the long-term average electricity generation achieved by the hydroelectric units.

For fossil-fired units, the key performance parameters are fuel efficiency, reliability, responsiveness, and emissions. In the Market Consultant's projections, each fossil-fired Unit is dispatched based on economic and reliability factors. The key reliability factor is the outage rate due to both planned and forced maintenance outages. The availability factor for each unit can be calculated by taking the total net generating capability of the units less the generation lost during forced and planned outages and dividing by the total net generating capability of the units. If a unit were economically dispatched 100% of the time, the availability factor would represent the maximum capacity factor that the units could achieve.

The fuel cost is calculated from the fuel usage and the fuel price. The fuel usage is a function of the fuel efficiency or net plant heat rate of the unit. The net plant heat rate, which is expressed as the amount of fuel energy required to generate 1 kWh of electricity, will vary depending on a number of factors, including the load at which a fossil fuel-fired electric generating Unit is operated. Typically, the heat rate of a Unit is optimized at its full load or capability. Stone & Webster reviewed the full load heat rate inputs for the units. The review consisted of an analysis of recent heat rate test data, unit design data, and unit condition.

For each unit, the historical performance was reviewed for the period 1994 through 1999. Where appropriate, we have compared each unit's performance against historical availability statistics compiled by the North American Electric Reliability Council ("NERC"). The NERC data is organized by size of unit and the type of fuel fired. The most recent data available is for 1998.

The following definitions of terms were used to define the performance data presented for each unit:

      Net Capacity Factor (NCF) - The NCF is equal to the net generation divided by the product of the period hours and the net maximum capacity of the unit. The net generation is the actual number of electrical megawatt hours generated by the unit during the period being considered less any generation (MWh) utilized for that unit's station service or auxiliaries. The net maximum capacity is the maximum capacity (MW) a unit can sustain over a specified period of time when not restricted by seasonal or other deratings less the unit capacity (MW) utilized for that unit's station service or auxiliaries.

      Equivalent Availability (EAF) - The EAF is equal to the available hours less the equivalent derated hours divided by the period hours. The available hours is period hours less the planned, maintenance, and unplanned hours. The equivalent derated hours is the product of the planned, unplanned and seasonal derated hours and the size of the deratings, divided by the net maximum capacity.

      Equivalent Forced Outage Rate (EFOR) - The EFOR is the sum of the forced outage hours and the equivalent forced outage hours divided by the sum of the forced outage hours, the equivalent forced outage hours during reserve shutdowns, and the service hours. The equivalent forced outage hours is the product of the forced derated hours and the size of the deratings, divided by the net maximum capacity. The equivalent forced outage hours during reserve shutdowns is the product of the forced derated hours during reserve shutdowns and the size of the deratings, divided by the net maximum capacity. Reserve shutdowns are when the Unit is available for service but not electrically connected to the transmission system due to economic reasons. Service hours are the hours a Unit is electrically connected to the transmission system.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

      Net Plant Heat Rate (Btu/kWh)

      The heat input to the unit over a period of time divided by the net unit generation over the same period of time.

The historical and projected capacity factors for the electric generating assets are shown in Table 1-6.

The coal-fired units at Brunner Island and Montour and the units at Conemaugh and Keystone are projected to operate as baseload units with capacity factors between 87% and 80%. The units at Conemaugh, Keystone, and Montour are projected by the Market Consultant to be dispatched all hours that the units are not down for planned, scheduled, and forced outages (i.e., the theoretical maximum dispatch). For Conemaugh and Keystone the projected capacity factors are 87% over the next twenty years. For Montour, the projected capacity Factor is 82.5% over the next twenty years. Unit 3 at Brunner Island is also projected to be dispatched at the theoretical maximum over the next twenty years. The projected capacity factors for the two smaller coal-fired units at Brunner Island ranges from 84% to 61%. The two coal-fired units at Martins Creek, which are smaller and less efficient than the other coal-fired units, are projected to operate at capacity factors of between 82% and 40%.

The three combined cycle facilities (Griffith, Lower Mount Bethel, and Starbuck) are projected to be dispatched as either baseload or intermediate units. Both of the combined cycle plants in the west (Griffith and Starbuck) are projected to operate as baseload units with average capacity factors of approximately 70%. The Lower Mount Bethel facility is projected to operate in the intermediate range with an average capacity factor of approximately 50%.

The simple cycle units -- Wallingford, Sundance, University Park, Kings Park, West Earl, Eden, and Upper Hanover -- are projected to operate in the high peaking to low intermediate range. The combustion turbines used on all the simple cycle units are the GE LM6000 PC Sprint machines. These are aeroderivative engines which are very efficient, have a rapid response rate, and are not affected by the number of starts as much as industrial frame turbines are.

Historically, Susquehanna Units 1 and 2 have operated reliably, with capacity factors above the industry average for similar sized boiling water reactor units. The projected capacity factors for the Susquehanna units are consistent with this recent experience. PPL, like other operators of nuclear generating facilities, has plans for improving the availability of its nuclear units by reducing the duration of refueling outages, performing maintenance while the units are on-line, and repairing/replacing/upgrading key components that affect forced outages. As a result of these efforts, it is likely that the actual capacity factors achieved by the Susquehanna units will exceed the values used in the Financial Projections.

Holtwood and the Maine hydroelectric plants are run-of-the-river units and have capacity factors of 64% and 63% respectively. Safe Harbor and Wallenpaupack operate more as peaking units and have capacity factors of 29% and 20%, respectively. The projected performance of the hydroelectric units is based on a long-term average of the river flows. While the actual capacity factors achieved each year will vary based on variations in river flows, on average the capacity factors achieved by the hydroelectric units should be consistent with the long-term average river flows.

The projected performance of the Montana hydroelectric units are also based on long-term average flows in the watersheds. The exception is 2001 where the Market Consultant reduced the generation to reflect drought related loss of generation. A number of plant upgrades are being

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

planned for the Montana hydroelectric units, which are expected to increase the generating capacity by approximately 100 MW.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                    Table 1-6

                   Historical and Projected Capacity Factors

------------------------------------------------------------------------------------------------------------------
                                     1995 - 2000                             2001 - 2020
------------------------------------------------------------------------------------------------------------------
                                                                          Capacity Factors
------------------------------------------------------------------------------------------------------------------
                               Avg. EAF    Avg. Capacity
                                               Factor    EAF    2001     2003     2005     2010    2015     2020
------------------------------------------------------------------------------------------------------------------
EXISTING FOSSIL FIRED UNITS
------------------------------------------------------------------------------------------------------------------
Montour Unit 1                    79.3           65.0    82.5   82.5     82.5     82.5     82.5    82.5     82.5
-----------------------------------------------------
Montour Unit 2                    80.8           68.8
------------------------------------------------------------------------------------------------------------------
Brunner Island Unit 1             85.4           60.3    84.1   84.1     79.8     84.1     84.1    63.0     61.4
-----------------------------------------------------
Brunner Island Unit 2             86.6           61.8
------------------------------------------------------------------------------------------------------------------
Brunner Island Unit 3             82.9           64.3    84.0   84.1     84.1     84.1     84.1    84.1     84.1
------------------------------------------------------------------------------------------------------------------
Martins Creek Unit 1              83.0           46.2    81.5   64.7     57.1     65.6     62.6    41.8     54.6
-----------------------------------------------------
Martins Creek Unit 2              78.3           43.0
------------------------------------------------------------------------------------------------------------------
Martins Creek Unit 3              78.4            8.6    80.0    0.0      0.0      0.0      3.1     0.0      0.0
-----------------------------------------------------
Martins Creek Unit 4              77.1            9.1
------------------------------------------------------------------------------------------------------------------
Conemaugh Unit 1                  87.1           83.0    87.0   87.0     87.0     87.0     87.0    87.0     87.0
-----------------------------------------------------
Conemaugh Unit 2                  85.8           81.3
------------------------------------------------------------------------------------------------------------------
Keystone Unit 1                   88.1           84.5    87.0   87.0     87.0     87.0     87.0    87.0     87.0
-----------------------------------------------------
Keystone Unit 2                   90.1           86.3
------------------------------------------------------------------------------------------------------------------
Existing CT's                           (less than) 1            0.0      0.0      0.0      0.0      0.0     0.0
------------------------------------------------------------------------------------------------------------------
Wyman Unit 4                                                    17.0      0.0      0.0      0.0      0.0     0.0
==================================================================================================================
Colstrip Unit 1                                          86.2   86.2     86.2     86.2     86.2     86.2    86.2
-----------------------------------------------------
Colstrip Unit 2
-----------------------------------------------------
Colstrip Unit 3
------------------------------------------------------------------------------------------------------------------
Corette Unit 1                                           87.8   87.8     87.8     87.8     87.8     87.8    87.8
==================================================================================================================
NEW FOSSIL FIRED UNITS
------------------------------------------------------------------------------------------------------------------
Wallingford                                                97    3.5     17.8     24.1     18.4     16.1    10.8
------------------------------------------------------------------------------------------------------------------
King Park                                                  97            32.6     23.5     15.4     16.2    11.7
------------------------------------------------------------------------------------------------------------------
PA Peaking Plants                                          97             9.6     13.9     15.1     13.9    11.7
------------------------------------------------------------------------------------------------------------------
Sundance                                                   97            15.9     10.2     10.6     24.5    28.3
------------------------------------------------------------------------------------------------------------------
University Park                                            97             9.2     10.3     18.4     28.2    21.7
------------------------------------------------------------------------------------------------------------------
Griffith                                                   92   42.0     73.4     64.8     70.8     77.0    78.1
------------------------------------------------------------------------------------------------------------------
Lower Mount Bethel                                         92                     50.6     57.2     51.8    46.9
------------------------------------------------------------------------------------------------------------------
Starbuck                                                   92                     91.8     82.5     68.1    67.0
==================================================================================================================
NUCLEAR GENERATING UNITS
------------------------------------------------------------------------------------------------------------------
Susquehanna 1                     85.2           83.5           88.3     88.3     88.3     88.3    88.3     88.3
-----------------------------------------------------
Susquehanna 2                     88.4           87.3
==================================================================================================================
HYDROELECTRIC UNITS
------------------------------------------------------------------------------------------------------------------
Holtwood                                         62.0           64.3     64.3     64.3     64.3    64.3     64.3
------------------------------------------------------------------------------------------------------------------
Safe Harbor                                      30.0           29.2     29.2     29.2     29.2    29.2     29.2
------------------------------------------------------------------------------------------------------------------
Wallenpaupack                                    21.2           20.2     20.2     20.2     20.2    20.2     20.2
------------------------------------------------------------------------------------------------------------------
Maine Hydro                                      63.1           63.5     63.5     63.5     63.5    63.5     63.5
==================================================================================================================
Montana Hydro
------------------------------------------------------------------------------------------------------------------

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.5   Operation and Maintenance

Information for the operation and maintenance review was gathered by Stone & Webster from site visits to the plants and PPL headquarters. The data collected during the plant site visits included staffing levels and positions and maintenance management plans. The data collected from PPL headquarters included the actual and projected O&M expenses and capital expenses.

1.5.1 Existing Fossil Fuel-Fired Generating Assets

No major staffing or operational changes are anticipated for the operation and maintenance of the PPL fossil fuel-fired units. As shown in Table 1-7, the projected 2001 O&M expenses for Montour and Brunner Island are similar to that projected for Conemaugh and Keystone, which are benchmarks for large coal-fired stations. The Conemaugh O&M expenses include the cost of operating and maintaining scrubbers. Both the Conemaugh and Keystone O&M expenses include certain general and administrative costs that are not included in the O&M expenses for the wholly-owned PPL plants.

                                    Table 1-7

                 Existing Fossil Fuel-Fired Station O&M Expenses

----------------------------------------------------------------------------------------
                     Brunner Island   Montour  Martins Creek    Conemaugh     Keystone
----------------------------------------------------------------------------------------
Actual 1997               36,213       35,264      23,045         58,967       41,120
----------------------------------------------------------------------------------------
Actual 1998               35,572       35,833      24,479         59,682       38,258
----------------------------------------------------------------------------------------
Actual 1999               38,139       38,517      26,593         58,804       40,529
----------------------------------------------------------------------------------------
Revised Budget 2000       40,566       41,157      25,929         58,536       41,231
----------------------------------------------------------------------------------------
Baseline 2001             41,500       42,000      27,000         64,084       45,050
----------------------------------------------------------------------------------------

The major operations and maintenance challenge is at Conemaugh and Keystone where a significant number of operating and maintenance staff are likely to take early retirement. The early retirement plan was put in place as part of the sale of the GPU assets. GPU was one of the owners of the Conemaugh and Keystone plants and was the operator. As part of the sale of its generating assets, it offered an early retirement plan to its employees involved in the operation and maintenance of the generating facilities. Maintaining the high level of performance at Conemaugh and Keystone will be difficult until replacement staff are trained and gain experience at the two stations. While the wholly-owned PPL plants have a similar work force, an early retirement plan is not in place.

PPL has made substantial investments in its coal-fired fleet. In the mid-1990's low NO(x) burners were installed in the coal-fired units. The low NO(x) burner operation for Montour Units 1 and 2 and for Brunner Island Unit 3 have resulted in increased tube wastage in the furnace water walls. Similar problems were encountered by the operators of the Keystone and Conemaugh Stations. Addressing the increased tube wastage problem has required the expenditure of significant funds by PPL. PPL and the operators of the Keystone and Conemaugh Stations have developed state-of-the-art strategies for addressing the tube wastage problems. Presently, the programs implemented to address these problems are in their final phases and appear to be successful in resolving the problems.

In addition to the coal-fired generation assets, PPL owns two 850 MW gas and oil fired units (Martins Creek Units 3 and 4). Over the last several years, PPL has proactively maintained these

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

units by replacing or repairing aging components and by modifying the units to allow for increased operational flexibility (i.e., adding duel fuel capability, etc.). While these two units are not projected to be dispatched in the analysis prepared by the Market Consultant, they represent a large and flexible source of energy and capacity.

With the installation of two SCR systems and the replacement of the existing ESP's at Montour, PPL has undertaken a complex and intensive construction project. The first phase of the project was completed successfully in June 2000 when the SCR system for Unit 2 went into service. The second phase, the SCR system for Unit 1, is expected to be in service by June 2001. The SCR systems are only one of the major projects implemented or planned by PPL for its units in Pennsylvania. The projects planned by PPL indicate a high level of commitment to the continued reliable operation of the fossil fuel-fired units in Pennsylvania.

1.5.2 Projects Under Development

For the new projects, only the Griffith Energy Project has firm staffing plans as they have hired Primesouth as the operator of the facility. Primesouth expects to staff the facility with 21 permanent, full-time persons. Stone & Webster believes this staffing level is reasonable and typical of a stand alone combined cycle of configured similarly to the Griffith Energy Project. The
Lower Mount Bethel Project intends to utilize staff from the Martins Creek, however Stone & Webster has not been provided a detailed staffing plan. The staffing for the peaking plants, including Wallingford, will have staffs much smaller than the two combined cycle plants and will reflect the lower staffing requirements for peaking operation. Although Stone & Webster has not reviewed staffing plans for the peaking plants, there is sufficient funds budgeted to cover the expected staffing requirements of a peaking plant. In general PPL intends to follow the overhaul recommendations provided by the original equipment manufacturers. Griffith Energy and Lower Mount Bethel have executed long term service agreements, which provide for the execution of the major maintenance required. Most of the major maintenance cost projections for Griffith Energy and Lower Mount Bethel are based on the payments required by the respective service agreements.

1.5.3 Nuclear Generating Assets

The operation and maintenance staffing, approach, execution and expenses for the Susquehanna Station are similar to that observed by Stone & Webster at similarly sized and configured nuclear generating stations. PPL, as noted earlier, is addressing certain deficiencies in its operation and maintenance practices, which are causing a short-term increase in its O&M expenses. Prior to this, the O&M expenses for the Susquehanna Station were approximately 5% lower than the benchmark annual O&M expense of $200 million. After these deficiencies are addressed, the O&M expenses are again reduced but to a higher level than before ($200 million in 2000 dollars). The O&M expenses projected are reasonable and achievable for a station such as Susquehanna.

PPL has and continues to invest in capital improvements to the Susquehanna Station. Over the next several years, PPL has budgeted capital and expense funds to address the deficiencies noted by the NRC. In addition, PPL is implementing a project to achieve a 1% up-rate on both units and to address on-going maintenance issues with the steam turbines.

1.5.4 Hydroelectric Generating Assets

No major changes are planned by PPL to the operation and maintenance of the hydroelectric assets. The total O&M expenses for PPL's share of the Pennsylvania and Maine hydroelectric

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

assets are $14 million in 2001. This level of O&M expenditure, though modest compared to the nuclear and large fossil-fired assets, are sufficient to allow the continued reliable operation of these hydroelectric assets.

1.6   Environmental Assessment

Stone & Webster prepared an overview of current air and water permit requirements, environmental limitations on current or future operations, environmental compliance, and other significant environmental issues affecting the operation of the electric generating assets. The environmental assessment prepared by Stone & Webster is based on the results of a review of available documents, a plant walk-down, and interviews with key operating and staff personnel.

To provide a background for the environmental assessment, key environmental regulations and laws that govern air emissions and water discharges from the electric generating facilities are described below.

1.6.1 Background Environmental Information

1.6.1.1 National Ambient Air Quality Standards

On July 16, 1997 the EPA published a final rule revising the National Ambient Air Quality Standard (NAAQS) for particulate matter (PM) which adds PM(2.5) (particles with an aerodynamic diameter less than or equal to a nominal 2.5 micrometers) to the regulation of PM. On the same day, the EPA also published a final rule revising the NAAQS for ozone. Relative to the PM NAAQS, the EPA has added a new 24-hour and an annual NAAQS for PM(2.5) (65 and 15 ug/m-3, respectively). The EPA also revised the form for the existing 24-hour PM(10) (particles with an aerodynamic diameter less than or equal to a nominal 10 micrometers) NAAQS. The EPA did not revise the magnitude of the annual PM(10) NAAQS but did revise some aspects of the form of the standard in terms of how compliance is determined. The revised NAAQS for ozone has an 8-hour averaging period (versus 1 hour for the previous NAAQS) and the concentration has been revised from 0.12 ppm to 0.08 ppm. These revised NAAQS are generally considered to be more stringent standards than the previous standards resulting in more "nonattainment" areas than under the previous NAAQS.

On May 14, 1999, the Court of Appeals for the District of Columbia Circuit, in response to challenges filed by industry and others, held that the Clean Air Act, as applied in setting the new public health air quality standards for ozone and PM, is unconstitutional as an improper delegation of legislative authority to the EPA. The U.S. Supreme Court has reversed this decision and has remanded the matter to the Court of Appeals for the District of Columbia Circuit.

1.6.1.2 NO(x) State Implementation Plan (SIP) Call

On September 24, 1998, the EPA finalized a rule requiring 22 states and the District of Columbia to submit SIPs to address the regional transport of ground-level ozone. These SIPs will address reductions in NO(x) emissions from utility boilers and non-utility point sources as a precursor to ozone formation. The final EPA rule contains a state-by-state NO(x) emissions budget that applies to the ozone season (May through September) and the states will have the flexibility to decide which sources are controlled and by how much. However, electric utilities, large industrial boilers and turbines, and cement plants were considered by EPA in the development of the state budgets and will likely be affected by the SIP revisions.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

On September 30, 1999 the U.S. Court of Appeals for the District of Columbia Circuit issued an order staying the portion of the NO(x) SIP Call which required states to submit rules by September 30, 1999. On March 3, 2000, a three-judge panel of the same court largely upheld the NO(x) SIP Call rule allowing the EPA to move ahead with its plan. However, the panel did not specifically lift the stay on the SIP submittals by the affected states to the EPA. On June 22, 2000 the D.C. Circuit Court of Appeals made a final ruling upholding the NO(x) SIP Call, allowing EPA and the eastern states to move forward on a fixed schedule. However, the deadline for compliance with the SIP Call was extended to 2004.

Regardless of the SIP Call outcome, utility sources in Pennsylvania must comply with the Phase II and III requirements of the Ozone Transport Commission ("OTC") Memorandum of Understanding ("MOU") program agreed to in 1994. Phase II became effective on May 1, 1999 and continues through 2002. Under Phase II of the program, each state receives a number of NO(x) allowances each year, which are allocated to individual sources, including the eligible sources. NO(x) allowance allocations have been made to eligible sources for the 1999 ozone season. At the end of each calendar year, each facility must have a number of NO(x) allowances equal to or greater than the facilities' emissions from May 1 through September 30 of that year. Phase III of the OTC MOU begins in May 2003 and further reduces NO(x) emissions using a NO(x) allowance system based on an emission rate of 0.15 pounds per million Btu. Again, this would be an ozone season program only (May 1 through September 30).

1.6.1.3 Section 126 Petitions of the Clean Air Act Amendments of 1990 (CAAA)

Clean Air Act Section 126(b) authorizes states or political subdivisions to petition the EPA for a finding that major stationary sources in upwind states emit in violation of the prohibition of section 110(a)(2)(D), by contributing significantly to "nonattainment" problems in downwind states. Beginning on August 14, 1997, EPA received eight petitions under Section 126 from Connecticut, Maine, Massachusetts, New Hampshire, New York, Pennsylvania, Rhode Island, and Vermont. The petitions ask EPA to find that major sources of NO(x) emissions in states in the eastern half of the United States, from (and including) Louisiana in the southwest, Minnesota in the northwest, and Georgia in the southeast, contribute significantly to ozone "nonattainment" in areas further to the east and north.

In large part, EPA granted those petitions on January 18, 2000. The result of this action is to require essentially the same reductions in seasonal NO(x) emissions from 392 named facilities in 12 states and the District of Columbia as would be required of those facilities under the SIP Call. These facilities include the PPL assets located in Pennsylvania. Each affected facility will participate in a federal NO(x) emissions cap-and-trade program administered by the EPA. The facilities are initially allocated annual NO(x) allowances by EPA for the period 2003 through 2007 based on heat input and a NO(x) emission rate of 0.15 lb/MMBtu. Sources must implement controls or acquire emission allowances to achieve their budgets by May 1, 2003. Updated allocations will be based on output for electric generating units. These allowances may be bought, sold, or traded between affected sources and other private parties.

1.6.1.4 Title IV - Acid Rain

Title IV of the CAAA requires that nationwide SO(2) emissions be reduced by 10 million tons per year and emissions of NO(x) be reduced by 2 million tons per year from 1980 levels, both by the year 2000. Title IV provides for a two-phase approach in meeting these reductions. Phase I applies to 110 electric utilities with 263 units named in the CAAA and Phase II applies to all

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

utility units above 25 MW in the 48 contiguous states. Phase I began in 1995. With respect to SO(2), the 263 affected units were required to reduce SO(2) emissions to a number of allowances established in the CAAA equivalent to the unit's annual average baseline fuel consumption from 1985 to 1987 and an emission rate of 2.5 pounds per million Btu (Phase I allowances). Each allowance represents one ton of SO(2). These allowances are a marketable commodity whereby a unit that emits less than its allocated allowances may save the unused allowances for future growth, transfer to other plants, or sale to other utilities that exceed their allowance allocations With respect to NO(x), the Phase I emission rate was established at .45 lb/MMBtu. Phase II started in the year 2000. With respect to SO(2), the cap is reduced based on an emission rate of 1.2 pounds per million Btu and the 1985 to 1987 baseline fuel usage. The EPA has published a list of Phase II allocations to utility units that it believes will be affected by Phase II. With respect to NO(x), the emission rate is reduced to .40 lB/MMBtu.

1.6.1.5 Hazardous Air Pollutants

Under Title III of the CAAA, EPA has published a list of source categories that will be required to implement controls for 188 hazardous air pollutants ("HAP"s). Electric utilities were deferred from regulation under Title III of the CAAA until such time as EPA completed a comprehensive study on the public health impact of the utility industry relative to HAP emissions and reported the results to Congress. This utility report was completed in February 1998 and submitted to Congress. EPA has determined that mercury emissions must be regulated and is expected to develop regulations by 2004. It is impossible to predict what mercury controls the EPA will ultimately require.

1.6.1.6 Regional Haze Initiative

The goal of the regional haze initiative is to reduce visibility impairment in and around 156 Class I protected areas (e.g., pristine areas such as national parks and wilderness areas) caused by fine particulate and other pollutants (SO(2), NO(x), and volatile organic compounds "VOC"). States will need to prepare SIP revisions that reduce and eventually eliminate existing visibility impairment in and near Class I areas on the worst days and also prevents any future impairment on the best days. The etiect of this rule will vary greatly depending on the proximity of individual plants to Class I areas. However, the time frame for implementation of any further controls for those that are effected by this rule appears to be at least 6-10 years. There are no Class I areas in Pennsylvania, but there are such areas in downwind states.

1.6.1.7 Global Warming - Greenhouse Gases

On December 11, 1997 in Kyoto, Japan, more than 150 countries came to an agreement on target reductions of greenhouse gas emissions for the industrialized nations of 6 to 8 percent from 1990 levels by the year 2012. The next round of negotiations took place in Buenos Aires, Argentina in November 1998. These negotiations resulted in the Buenos Aires Action Plan which established deadlines during the year 2000 for finalizing work on the Kyoto Mechanisms (Joint Implementation, Emissions Trading and the Clean Development Mechanism). There is much opposition to the treaty being expressed by industry at this time. Therefore, it is difficult to ascertain the treaty's impact on future power generation operations. However, the treaty will likely have some effect, perhaps in terms of improved system operating efficiency and encouragement of the use of clean fuels and renewable energy sources. Some form of carbon emissions cap and allowance trading is also a possible outcome of this process.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.6.1.8 New Source Review Enforcement Actions

In the fall of 1999 EPA initiated enforcement actions against 32 coal-fired power plants for alleged new source review (NSR) violations. EPA claims the utilities failed to install appropriate emission control technologies following various plant modifications.

EPA has issued information requests related to NSR activities to Conemaugh and Keystone Stations and the Corette Station. EPA has not indicated what action they will take concerning Conemaugh, Keystone or Corette. There have been no further information requests for other PPL generating units.

1.6.1.9 Water Programs

There are issues in the administration of State and Federal water related regulations that may affect the capital and operating budgets of electric generating facilities throughout the United States, including items under the Clean Water Act and SDWA as described briefly below:

      Under the Clean Water Act

      1) Tightening of state water quality standards and anti-backsliding provisions,

      2) Technology driven wastewater treatment improvements for specific parameters and toxics,

      3) Stormwater NPDES standards and implementation of watershed based mitigation,

      4) The impact of new municipal stormwater regulation on existing power plant NPDES permits,

      5) Loss of the 316 variance and the legal challenges to authority to rescind a variance.

The loss of the 316 variance has the greatest potential impact on PPL at this time. The generating units at Brunner Island and Martins Creek Units 1 and 2 have once through cooling systems. Many existing steam electric facilities with once through cooling systems, even those that have operated for many years, are required to prepare a 316 (a) and/or 316 (b) demonstration to ensure for the regulating agency (regional EPA or state water authority) that continued operation with the once through cooling system is appropriate. The 316 demonstration is a formal report prepared by the NPDES permit holder that shows that once through operation is not adversely impacting the populations of plant and animal species that are resident in the receiving water body. The agency with NPDES authority may request such a study at any of the 5-year intervals when the NPDES permit is reauthorized. Some steam electric facilities have been requested to prepare a 316 demonstration when they have already prepared a demonstration within the last 15 years that was, at that time, deemed adequate by the agencies. An adequate demonstration can cost as much as $1 to $5 million to prepare, submit and support, and require many years of field study, and impingement and entrainment monitoring. A successful demonstration only ensures that the project can continue with once through cooling for at least 5 more years. However, it is common that the regulatory agency may require additional capital expenditures for mitigation of operation of either the intake (e.g., fish friendly traveling water screens) or the discharge (e.g., diffusers or discharge point relocation).

There are at least some owners of electric generating facilities with once through cooling that are considering a legal challenge to the agency authority to take away the original waiver that allowed the project to be built and originally operated with a once through cooling system. This legal authority is being questioned, because many owners recognize that the economics of their

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

energy facility are threatened if the project must incur the capital and operational costs of backfitting a closed cycle cooling system. Some owners also recognize the practical limitations of a backfitted closed cycle system, including the operating efficiency penalties (e.g., increase in turbine backpressure). This action is likely to be resolved in the next two years, but there is no basis to determine how this potential action might affect the NPDES status of any PPL once through steam electric generating facilities.

On May 7, 2000 EPA announced a change in their water quality standards program. Until this time each state could define and implement their water quality standards. These are the standards that any discharge to surface water must meet either at the point of discharge or at the edge of an approved mixing zone for the discharge.

From now on EPA must approve any new water quality standard proposed by a state before they are applicable. EPA will now review any new standards with respect to guidelines previously prepared by EPA. This means that any new or revised water quality standards are more likely to be similar to standards for adjacent or nearby states unless there is some good reasons for deviations from the EPA guidelines.

A likely outcome from this change is changes in maximum allowed temperature limits. Many states have very different standards for temperature that are also very different from EPA guidelines. The guidelines identify species specific criteria for fish, which generally have not been the criteria used by states previously to set thermal limits on a discharge. Some changes in criteria are expected and will affect the discharge limitations of many once through cooling water discharge structures. It is not known when individual states would prepare new water quality standards or when EPA would promulgate replacement water quality standards that are equal to or more stringent than existing standards.

      Under the Safe Drinking Water Act;

      1) New goals for drinking water contaminants and their link to power plant operations,

      2)    Sole source aquifer designation and state wellhead protection plans,

      3)    New regulations for Underground Injection Control Wells.

Based on discussions with PPL staff, these specific issues are not likely to apply to the assets under evaluation.

Under State Law

      o     Regulation of water withdrawal

1.6.2 Summary of Environmental Assessment for Existing Fossil-Fired Units

Stone & Webster prepared an overview of current air and water permit requirements, environmental limitations on current or future operations, environmental compliance, and other significant environmental issues affecting the operation of the electric generating assets. The environmental assessment prepared by Stone & Webster is based on the results of a review of available documents, a plant walk-down, and interviews with key operating and staff personnel.

PPL has an environmental management infrastructure in-place that is capable of managing existing environmental programs and of addressing new environmental issues related to its core business. A clear example of PPL's capabilities in this area is the implementation of the environmental retrofit project at Montour.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

PPL has plans to address future compliance with NO(x) and SO(2) emission limits through additional environmental projects at Brunner Island and Montour Stations. PPL's SO(2) compliance strategy is to use the S0(2) allowances it has banked and eventually install scrubbers at Montour Station. Based on the generation forecast developed by the Market Consultant, PPL would need to purchase additional SO(2) allowances between 2005 and 2010, when the scrubbers are planned to be on-line. The scrubbers could be operational as early as 2007 or 2008, if necessary. Ultimately, the decision to install scrubbers and the time frame for the installation will be based on a number of factors including the cost of purchasing allowances and future environmental regulations.

Based on the current set of assumption, after 2010, PPL would be generating excess SO(2) allowances. With the installation of SCR systems at Montour, PPL will be generating excess NO(x) allowances in 2001 and 2002. In 2003, it will need to purchase additional NO(x) allowances to be in compliance. In 2005, an SCR is tentatively scheduled to be completed for Brunner Island Unit 3, though PPL is considering installation of SNCR on one or more of the units as an alternative to the SCR. At that time, PPL would again become a generator of excess NO(x) allowances.

The generating assets operated by PPL have current and valid permits and no persistent history of violations. An overview of the permit status for the major generating stations is as follows:

      o Montour Station has been issued a draft Title V air permit from the Pennsylvania DEP. A Notice of Violation for an opacity exceedance was issued in 1999. With the replacement of the particulate control equipment recently completed, this issue should be addressed satisfactorily. An SCR system for NO(x) control and new ESP's for particulate control were installed in 2000 for Unit 2. Similar equipment has been installed on Unit 1 and is currently operational. Montour's NPDES permit is current through September 2002. Both bottom ash and fly ash generated at Montour are reused. There are existing, permitted, on-site fly ash and bottom ash disposal facilities that are used for off-spec material that cannot be beneficially reused. Both of these disposal facilities have extended (15+ years) remaining lives.

      o Brunner Island Station has been issued a Title V air permit. There have been no recent Notices of Violation or enforcement actions. The NPDES permit is current through June 2001 with a timely renewal application filing maintaining the applicability of the existing permit conditions. A draft NPDES permit has been issued and contains a provision requiring another demonstration under Part 316 of the Clean Water Act that the plant's cooling water discharge does not adversely impact fish in the Susquehanna River. There is an on-site disposal facility for bottom ash, but not for fly ash. Brunner Island has been successful in marketing almost all of its bottom and fly ash for beneficial use.

      o Martins Creek Station has been issued a Title V air permit. The plant has experienced some opacity exceedances and is currently negotiating a consent order with the Pennsylvania DEP. The new NPDES permit was issued on August 6, 2001 and is current through August 5, 2006. There are existing, permitted, on-site fly ash and bottom ash disposal facilities. Both of these disposal facilities have extended (15+ years) remaining lives.

      o Conemaugh Station has submitted a draft Title V air permit and received a completeness determination from the Pennsylvania DEP. A Notice of Violation was issued in 1999 for fugitive dust emissions from the coal storage area. Conemaugh is equipped with flue gas desulfurization ("FGD") equipment for SO(2) control. The NPDES permit expired in September 1998. Conemaugh had submitted a NPDES permit renewal application six

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

            months prior to the expiration date and is operating under the provisions of the expired permit. Conemaugh has received a number of Notices of Violations and paid fines for exceeding the selenium discharge limits in its NPDES permit. The selenium has been traced to the coal that Conemaugh burns in the ozone season to limit its NO(x) emissions. No proven technology exists for removing the selenium from the discharge water. Conemaugh has an on-site ash disposal facility and markets the residue from the FDG system.

      o Keystone Station has submitted a draft Title V air permit and received a completeness determination from the Pennsylvania DEP. Keystone has a current NPDES permit. There have not been any recent Notices of Violation or enforcement actions related to air emissions or wastewater discharges. There is an on-site ash disposal facility that will be filled in 2001. A landfill expansion is underway which will provide for an additional 30 years of disposal capacity.

      o Colstrip Station Unit 3 and 4 recently failed to meet its permitted particulate matter emissions limits during a periodic emissions compliance test. The amount by which the permit limit was exceeded was small. Minor plant modifications were made and the units were retested. The retest demonstrated that the units could achieve its permit limits. PPL is expecting a Notice of Violation from the State on this issue.

1.6.3 Summary of Environmental Assessment for New Development Units

The staff managing the construction of the Griffith facility have indicated that all the necessary permits and approvals for construction were obtained for the Griffith facility. However, it was not possible to verify this as all the relevant information was not provided to Stone & Webster. All necessary permits and approvals for construction were obtained for the Wallingford facility. The new projects all have state-of-the-art emissions control equipment or have provisions to add such equipment (such as oxidation catalysts for CO removal) in the future if it is required.

1.6.4 Summary of Environmental Assessment for Nuclear Units

The major environmental permit required for Susquehanna Station, other than the NRC license, is a NPDES permit. PPL has submitted an NPDES permit renewal application that covers the entire facility for the period from June 22, 2000 to June 21, 2005. This permit was to be issued after July 1, 2000 because PPL sought to have the permit owner name changed from PP&L Inc to PPL Susquehanna, LLC. Under prior NPDES permits, the Susquehanna Station operated with similar discharge constraints to those included in the draft of the renewed NPDES permit. There are no proposed discharge limitations cited in the draft permit that should make compliance, compliance monitoring, and the monitoring reporting required in the permit any more burdensome than required in the previous five years of operation of this facility.

PPL is affiliated with the Appalachian States Compact Commission. PPL currently has a one-year contract for disposal of low level radioactive waste with the Barnwell Low Level Radioactive Waste Disposal Facility. The Barnwell facility is the primary disposal facility used by PPL. Continued access to the Barnwell facility will be dependent upon an allocation process that is currently being developed. PPL has a low level radioactive waste storage facility at the Susquehanna Station. This on-site facility has the capacity to store the quantities of low level radioactive waste projected to be generated at the Susquehanna Station through the end of the current license period.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

The Susquehanna Station spent fuel storage pool is fully racked. Based on commitments to maintain space for a full core offload, PPL has installed an on site dry storage facility. The on-site facility developed by PPL uses one of the systems qualified by the NRC. Since the on-site storage facility has been established, fuel storage campaigns have been scheduled, with the purchase of the required storage canisters and storage modules. PPL began using the dry-storage system in late 1999 for storing its used nuclear fuel at the power plant until the federal government opens a central storage facility. Located within the plant's security fence, the system is approved and licensed by the NRC. Similar dry cask storage systems have been successfully used at other nuclear plants in Maryland, South Carolina. Virginia, Colorado, Michigan, Minnesota, Wisconsin, Ohio and Arkansas.

1.6.5 Summary of Environmental Assessment for the Hydroelectric Units

The hydroelectric assets have on-going requirements as part of their FERC licenses. The general trend in the industry has been for more environmental requirements, such as fish ladders, being imposed on hydroelectric plants. PPL has installed fish ladders and other devices on some of its plants and has budgeted for the installation of additional devices on its other hydroelectric plants.

1.6.5.1 Holtwood

At Holtwood, the FERC exercised a standard license article included in every FERC license to require PPL to design and install upstream fish passage facilities. The Holtwood license also required PPL to study dissolved oxygen concentrations in the tailrace of the facility. FERC and the State of Pennsylvania expect the quality and quantity (on an instantaneous flow basis) to meet the existing State water quality standards. The Holtwood license also required that the existing leakage flow from the dam and powerhouse be supplemented with an additional 50 cubic feet/second flow through a new 10 inch pipe. Finally the license requires PPL to ensure that docks, pier, bulkheads, and plantings constructed and maintained by others be done in a way that preserves scenic, recreational, and other environmental values on the project lands. These additional license requirements imposed some additional costs on Holtwood. Future costs associated with these license requirements are shown in the Financial Projections.

1.6.5.2 Wallenpaupack

The Wallenpaupack FERC license was issued in 1980 and expires in 2004. As with the other hydroelectric projects, the Lake Wallenpaupack license includes a general environmental reopener article that does not appear to have been used to date. Because the project impoundment is well developed and the eutrophic reservoir stratifies in the summer months, there has been an ongoing issue of poor water quality in the reservoir and the project discharge. Low dissolved oxygen, hydrogen sulfide releases, and turbidity of the reservoir and discharge have been and continue to be studied. These studies are an ongoing cost to the project.

As a part of the licensing process, PPL initiated the Wallenpaupack relicensing with the FERC in 1999. PPL will also prepare an Applicant Prepared Draft Environmental Assessment for submittal and processing by the FERC. PPL has already developed scopes of work for studies of flows in the lower part of the bypassed reach of river, flow releases below the tailrace and water quality in the reservoir and points below the tailrace. The purpose of the flows in the bypass reach is to evaluate the effect on fish habitat wetlands, recreation, fish passage, and public safety. The purpose of the study of flow releases below the tailrace is to evaluate the possible enhancements to fish habitat and boating use.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

Enhancements to the water quality of the tailrace discharge may require some form of turbine venting, aeration within the penstock, or oxygenation. These type of enhancements require capital costs for construction and typically have a small (1 to 3%) reduction in turbine efficiency. The capital costs would depend on the type of system that is determined to be necessary at a future date based on the ongoing and future water quality studies.

Although there have only been very limited flow releases to the bypass throughout the history of Wallenpaupack, it is possible that studies currently underway may identify a need to establish a permanent or season flow to the bypass reach. Flows into the bypass may be required if the ongoing studies demonstrate there would be valued enhancements to fish habitat, wetlands, fish passage, water quality or boating. If the FERC finds the flows are required for supporting wetlands or fish habitat this would likely require a continuous flow and all the bypassed flows may be unavailable for generation. If the FERC finds the flows are only necessary for boating or seasonal fish passage, those flows may only be necessary in certain seasons of the year.

1.6.5.3 Safe Harbor

As at Holtwood, the FERC exercised a standard license article included in every FERC license required Safe Harbor Water Power Corporation (and in proportion to percent ownership, PPL) to design and install upstream fish passage facilities. The Safe Harbor license also required PPL to study minimum flow need below the project.

Some of the modifications to the Safe Harbor license were required because the Commonwealth of Pennsylvania requested the project impoundment have limited surface elevation fluctuation from mid-March to mid-September rather that the mid-May to mid-September recreational use period. The state cited concerns with fish spawning as a reason to limit the March to May fluctuations in elevation. Safe Harbor prefers to allow a wider range of fluctuation to ensure a wider and more reliable range of operating capacity in that season. In addition on October 28, 1998, the FERC modified the project license and approved the request from Safe Harbor Water Power Corporation to raise the maximum pool elevation by 0.8 feet. Because of the license amendment, Safe Harbor and PPL have conducted extensive fish, shorebird, and mudflat studies in the project impoundment. These studies and reporting are currently scheduled to extend to February of 2003.

1.6.5.4 Maine Hydros

A detailed environmental review of the Maine hydroelectric units was not performed. Based on discussions held with the manager of the Maine Hydro fleet, a number of modifications have been made to the dam structures to accommodate fish passage. The costs of some additional modifications are include the Financial Projections.

1.7 International Distribution Companies

1.7.1 Description and Technical Characteristics

Stone & Webster performed an independent technical review of some key distribution companies in PPL's portfolio. The distribution companies reviewed were Emelectric, Emelari, Emelat, Eliqsa and Elecda in Chile, Elfec in Bolivia, CEMAR in Brazil and DelSur in El Salvador. The PPL Global ownership of the first 6 companies is 61% and this is held directly or indirectly Emel's group. PPL Global owns 84.7% of CEMAR and 80.5% of DelSur.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

Stone & Webster assessed the main characteristics, strengths, and weaknesses of the distribution companies and the current operation and maintenance practices as well as those planned to be implemented. This analysis also included a review of growth potential, need of improvements and future capital requirements as well as a review of the projections of operating costs and the formulation of alternative scenarios. Stone & Webster also reviewed PPL Global Business Plan for reasonableness of the projections and accuracy. During this review Stone & Webster produced alternative scenarios to evaluate the effect of deviations from PPL assumptions. For this review a tax model was provided by PPL and we are providing no opinion in this respect.

In general, Stone & Webster finds that the systems in the reviewed companies are in a reasonable good condition, its staff is knowledgeable and that the required improvements can he implemented cost-effectively. The systems are in general technically sound, though in most companies the level of investment seems to be close to the minimum required to provide the service. This is particularly the case in DelSur, which has one of the low level of investment per customer. Therefore, as indicated in the body of this report, it is Stone & Webster's opinion that the level of investment per customer in DelSur needs to increase, to bring the companies in compliance with the more stringent quality of service standards that the companies are likely to face.

Tables 6-1 and 6-2 below summarize the technical characteristics of the distributions systems.

The distribution companies reviewed, Emelectric, Emelari, Emelat, Eliqsa and Elecda in Chile, Elfec in Bolivia, CEMAR in Brazil and DelSur in El Salvador were found to be in good to fair condition with experienced and knowledgeable staff We also found that required improvements can he implemented cost-effectively.

The systems are in general technically sound, though in most companies the level of investment seems to be close to the minimum required to provide the level of service. This is particularly the case in DelSur, which has a low level of investment per customer. Therefore, as indicated in the body of this report, it is Stone & Webster's opinion that the level of investment per customer in DelSur needs to increase, to bring the companies in compliance with the more stringent quality of service standards that the companies are likely to face.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                    Table 1-8

                           Summary of Emel Companies

------------------------------------------------------------------------------------------------------------------------------------
      Company                EMELECTRIC            ELECDA           ELIQSA          EMELARI           EMELAT              ELFEC
------------------------------------------------------------------------------------------------------------------------------------
Authorized Service          11,052 km2.            97 km2,         87 km2,       70 km2, Arica      7196 km2,         55,600 km2.,
     Territory                                  Region II in     Region I in        Desert,       Region III in       Department of
                        Regions VI, VII, and   northern Chile      northern      Northern Chile   northern Chile      Cochabamba in
       (km2)          VIII and in small parts                       Chile                                            central Bolivia
                            of region V
------------------------------------------------------------------------------------------------------------------------------------
     Number of                163,885              111,306          56,407           50,200           66,267             208,544
     Customers
------------------------------------------------------------------------------------------------------------------------------------
 Customer per km-                32                  268             128              193               43                 78
       line
------------------------------------------------------------------------------------------------------------------------------------
 Energy Sales MWh             511,500              406,403         257,038          171,516          309,461             519,346
------------------------------------------------------------------------------------------------------------------------------------
      Average                   250                  304             380              285              389                 208
    Consumption

   kWh/Customer-
       month
------------------------------------------------------------------------------------------------------------------------------------
  Average Annual               4.80%                2.72%           3.87%            2.25%            2.00%               5.92%
Sales Growth (1995-
       1999)
------------------------------------------------------------------------------------------------------------------------------------
 Peak Demand (MW)               138(1)               87               60               43               70                 115
------------------------------------------------------------------------------------------------------------------------------------
System Load Factor              46%                  57%             54%              50%              60%                 57%
------------------------------------------------------------------------------------------------------------------------------------
   Power Factor         Reportedly close to      Reportedly       Reportedly       Reportedly       Reportedly      Reportedly close
                                0.90            close to 0.90   close to 0.90    close to 0.90    close to 0.90          to 0.90
------------------------------------------------------------------------------------------------------------------------------------
     Cash from                  15.7                11.3             6.1              3.9              6.3                10.6
   Operations M$
      (1999)
------------------------------------------------------------------------------------------------------------------------------------
  System Voltages      13.2 - 13.8 kV, 23 kV    13.2 - 13.8      13.8 kV & 24     13.2 kV & 23     13.2 kV & 23      10 kV & 24.9 kV
                            and 66 kV          kV, 4.l6 kV &          kV               kV               kV
                                                    23kV
------------------------------------------------------------------------------------------------------------------------------------
  Number of Poles             112,000              28,889           15,068           14,552           26,496
------------------------------------------------------------------------------------------------------------------------------------

(1) The 1999 demand includes Emetal, although for the calculation of the growth this additional demand was not considered.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                    Table 1-9

                          Summary of CEMAR and DelSur

-------------------------------------------------------------------------------------------------------------------
                      Company                                    CEMAR                          DELSUR
-------------------------------------------------------------------------------------------------------------------
Authorized Service Territory                                  333,366 km2.               4,138 km2, Dept. of
                                                                                       Libertad, Cuscatlan and
(km2)                                                  State of Maranhao, Brazil            San Salvador
-------------------------------------------------------------------------------------------------------------------
Number of Customers                                             962,862                        216,426
-------------------------------------------------------------------------------------------------------------------
Customer per km-line                                               29                             98
-------------------------------------------------------------------------------------------------------------------
Energy Sales MWh                                               2,194,000                       406,403
-------------------------------------------------------------------------------------------------------------------
Average Consumption
kWh/Customer-month                                                190                            295
-------------------------------------------------------------------------------------------------------------------
Average Annual Sales Growth (1995-1999)                           6.0%                           6.9%
-------------------------------------------------------------------------------------------------------------------
Peak Demand (MW)                                                  503                            145
-------------------------------------------------------------------------------------------------------------------
System Load Factor                                                50%                           60.3%
-------------------------------------------------------------------------------------------------------------------
Power Factor                                            Reportedly close to 0.85       Reportedly close to 0.90
                                                        and can be as low a 0.7
-------------------------------------------------------------------------------------------------------------------
Cash from Operations M$ (1999)                                    18.3                           16.3
-------------------------------------------------------------------------------------------------------------------
System Voltages                                       138 kV, 69 kV, 34.5 kV and     23 - 24 kV, 13.2 - 13.8 kV
                                                                13.8 kV                      and 4.l6 kV
-------------------------------------------------------------------------------------------------------------------
Number of Supply Substations                               1 x 138/69/13.8 kV               3 x 44/4.16 kV
                                                             56x 69/13.8 kV                  3 x 44/23 kV
                                                             lx 69/34.5 kV                 13 x 44/13.2 kV
                                                           lx 69/34.5/13.8 kV               2 x 22/2.3 kV
                                                          17x 34.5 kV/13.8 kV
-------------------------------------------------------------------------------------------------------------------
Km of high volt Feeders                                          4,483                          2,201
-------------------------------------------------------------------------------------------------------------------

1.7.2 Benchmark Analysis

In evaluating international distribution companies, Stone & Webster typically assesses certain performance factors against benchmarks to evaluate the projected performance of the distribution company. For Emel, CEMAR, and DelSur, Stone & Webster used the following four performance factor:

      o     Customer per Employee

      o     O&M Cost per Customer

      o     Technical and Non-Technical Losses

      o     Gross Book Value per Customer

1.7.2.1 Customer per Employee

Figure 1-5 presents the customer per employee factors for the distribution companies evaluated by Stone & Webster alongside values from comparable companies.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Figure 1-5

                             Customers per Employee

                                     [GRAPH]

In Stone & Webster's opinion the level of staffing at Emel's companies is close to the optimum levels and we see further increases in productivity to be unlikely. Figure 1-5 shows the value of this index as projected by Emel in its business plan. It should be noted that Stone & Webster's review questions the validity of significant increases in productivity for one of the Emel companies, Elfec.

One interesting aspect about Emel's personnel structure is the fairly large component of administrative staff, which in some cases like Emelari can surpass the operations and maintenance staff. This situation is mainly due to the large level of outsourcing employed by the company. Furthermore, this high level of outsourcing is one of the key reasons for the achievement of a high customer per employee index.

In 1999, CEMAR, according to the information provided, had 2,096 workers and 962,826 customers. This implies that CEMAR had an employee to customer factor of 459, which is an acceptable value for a developing country. However, under the new management, CEMAR expects to reduce the workforce by approximately 390 workers, thus increasing the factor to 590 customers per employee. CEMAR is also projecting to increase this factor further to 680 worker per employee by 2010. These goals are in theory achievable and well within what has been achieved in other developing countries. However, this reduction will remain a challenge given the location of the company and the low density of its load. In Stone & Webster's opinion, the level of staffing at CEMAR can be improved, and CEMAR's short term projections are achievable. The long-term projection is also considered realistic but will require an effort to achieve.

Only limited information on DelSur was available for review by Stone & Webster. In 1999 the number of customers per employee exceeded the 800 customers/employee mark, which is one of the best indicators that we have seen in developing countries. DelSur in its business plan is

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

further projecting that the number of customers per employee will increase from 803 in 1999 to 957 by 2001. This increase might prove to be overly optimistic, but in any case, the operation at DelSur appears to be very efficient.

1.7.2.2 O&M Cost per Customer

Figure 1-6 presents the O&M costs per customer factors for the distribution companies evaluated by Stone & Webster alongside values from comparable companies. One aspect that complicates the comparison is that higher intensity customers tend to demand higher quality of service and hence require a higher cost to serve them.

                                   Figure 1-6

                   Operation and Maintenance Cost per Customer

                                     [GRAPH]

The O&M cost per customer for Emel's Chilean companies are slightly above the expected value for developing countries ($75/customer) but below the typical value for developed countries (US$1OO/customer) and values for companies like LIGHT, Paulista and Electropaulo (Brazil), EMCALI (Colombia) and Peru (Luz del
Sur). All the representative companies that are below Emel's Chilean companies are in countries with significant subsidies, like Turkey (Korfez and TEDAS) or with weaker economies (EEGSA - Guatemala, Nicaragua and Panama). The O&M cost per customer for Elfec, Emel's Bolivian company, is the general range of these companies located in countries with weaker economies.

The O&M costs per customer for CEMAR are low. In 1999, this factor was US$58 per customer, which is in the low end of the group. It is important to point out that the companies that were below CEMAR, were also experiencing quality of service problems, as is the case with this company. Based on the data shown in Figure 1-6, it is Stone & Webster opinion that as CEMAR changes to be in compliance with increasingly stricter quality of service requirements, the O&M costs will increase despite the fact that the efficiency indicator of customer per employee will also increase. CEMAR's management expects a jump this year as they take over the operations and

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

start improvement programs. The future projections are in line with similar companies and slightly above the benchmark for developing countries. Therefore, it is Stone & Webster opinion that the O&M cost projections for CEMAR are reasonable.

In 1999, DelSur had an O&M cost per customer of US$63, which is a very good value as indicated in Figure 1-6. DelSur projects this value to remain approximately constant in nominal terms (US$69/custumer in 2010), which is reasonable given that efficiency gains at least at par with the inflation, are typical.

1.7.2.3 Technical and Non-Technical Losses

Energy losses are categorized as "technical losses" such as those resulting from the physical losses in cables, circuits, and transformers, and "non-technical losses" such as those arising from billing errors, metering inaccuracies, and theft of service. Control of both kinds of losses is of paramount importance for distribution companies as they affect directly the bottom line. Figure 1-7 presents the loss factors for the distribution companies evaluated by Stone & Webster alongside values from comparable companies.

                                   Figure 1-7

                       Technical and Non-Technical Losses

                                     [GRAPH]

Control of technical losses is a balance between investments in the system to reduce them in the form of reactive compensation, larger caliber of wires and transformation capacity, with the actual cost of these losses. Therefore technical losses are always present, as there is always a minimum value under which it is not economic to reduce them any further. Non-technical losses should be reduced as much as practicable, and theoretically can reach a value of zero. In practice there is always a small percentage of losses even in the best companies.

Total losses in 1999 for the six Emel companies ranged between 5.5 and 8.5 percent. These loss levels are low as compared to other similar distribution systems. The trend in technical and non-technical losses over the past five years has been an improvement for Emelectric and Emelari,

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

and a slight decrease noted for Elecda, Eliqsa, and Emelat. One aspect that helps Emel achieve these low loss levels is the large amount of energy sold and delivered at high-voltage levels. High voltage energy sales range from 57% for Emelectric and Emelat to 34% for Elecda. In general losses at these levels suggest that current loss reduction programs are effective, and that the costs for any additional efforts should be carefully weighed against potential benefits. In the event the company loses high voltage clients to competition, the law changes, or other circumstances affect the amount of energy delivered at high voltage, Stone & Webster would expect the loss levels to increase.

There has been a gradual increase in the losses experienced by CEMAR over the period 1994 to 1999. These loss levels are very high when compared with the losses experienced by similar companies and represents and unacceptable inefficiency. CEMAR should he able to achieve losses in the order of 10% or lower. Based upon available information, it is estimated that technical losses for CEMAR have been approximately l0.5% and non-technical losses have been approximately 13.5% between 1996 and 1999. For a largely rural company like CEMAR, the technical losses should be under 8%. Most of these losses are associated with the distribution medium voltage (13.8 kV and 34.5 kV) and low voltage network, because the losses at the transmission system (138 kV and 69 kV) have been in the 2.5% and 3% range over the years, which although a bit high, are reasonable.

DelSur seems to be close to the point of minimum losses in a typical system, however given the high cost of generation, it is economic for DelSur to reduce the losses further. The losses in 1997 was 8.7%, which was reduced to 7.4% in 1999. The losses are projected to decrease to 6.3% in 2002, after which they are assumed to have reached its minimum economic level.

1.7.2.4 Gross Book Value per Customer

Figure 1-8 presents the gross book value (GBV) per customer factors for the distribution companies evaluated by Stone & Webster alongside values from comparable companies. A typical value for developing countries is US$1000/customer and US$2000/customer for developed countries.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Figure 1-8

                         Gross Book Value per Customer

                                     [GRAPH]

The relatively low value presented by Emel can be explained in terms of the relatively low reliability indices and to a lesser degree the density of the load (in customer per km-line). However, the drop forecast in the plan, in nominal terms is optimistic. Stone & Webster believes that there will be stronger reliability requirements in the future which would call for an increase GBV per customer not a decrease. Even allowing for technology improvements, it is our opinion the GBV per customer factor for Emel should be at least US$500/custumer for the life of the plan.

Stone & Webster believes that CEMAR will need to significantly improve its system to meet future quality of service requirements and therefore we would expect to see a significant increase in the GBV for the company over the next several years. CEMAR's capital expense projections result in an increase in the GBV from a low of $439/customer to $523/customer in year 2000 and maintains a level in the $550 to $590/customer range thereafter. These values, although low, are deemed reasonable and are in the general low range of GBV in developing countries.

DelSur has one of the lowest GBV per customer factors of the group and it is projected to remain low. In fact only Guatemala had lower GBV and this country's assets were in relatively poor shape and the reliability of the system was not adequate. The reliability of DelSur needs to improve and we expect that the GBV of this company will increase to be in the order of US$400 to US$500 per customer.

1.8 Financial Projections

1.8.1 Overview

Stone & Webster has prepared Financial Projections for PPL from 2001 through 2020 showing cash available for debt service. Due to the diversity of the portfolio of assets and companies that comprise PPL Energy Supply, the Financial Projections are organized into groups of assets and

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

then are consolidated. Elements of PPL Energy Supply that were not reviewed by Stone & Webster are not shown in the Financial Projections. The consolidated Financial Projections have three major components -- Domestic Generation, International Distribution, and PPL Overhead.

The Financial Projections consist of a base case and two sensitivity cases. The consolidated projections for the base case are shown in summary form below and in Exhibit I, and the consolidated projections for the two sensitivity cases are shown in Exhibit II. In addition, the detailed summaries of the projections that support the consolidated projections are included in Exhibit I for the base case.

The Financial Projections show a full year in 2001. The 2001 cash flow is not based on actual market prices or electricity generation. Actual performance in 2001 may differ significantly from that shown in the Financial Projections, as events such as the fire and subsequent extended outage of Brunner Island Unit 3 are not reflected in the Financial Projections.

The Financial Projections are based on market energy and capacity price forecasts, and facility specific electricity generation forecasts (collectively the "market forecast") developed by ICF Consulting ("Market Consultant"). In addition to the electricity generation and market revenues, the market forecasts include fuel and emission allowance price forecasts. The market forecasts are for the domestic generation assets only. For the international distribution assets, Stone & Webster evaluated the energy sales for the regulated distribution companies owned by PPL in Latin America.

There were a number of adjustments made to the market forecasts by Stone & Webster. These adjustments are as follows:

      o As the market forecast reports results in real dollars and the Financial Projections are in nominal dollars, the results of the market forecast were inflated from the base year of 1998 at an annual rate of 2.5%.

      o Average heat rates were developed by Stone & Webster and used to calculate fuel usage rather than the full load heat rates used by the Market Consultant.

      o For the coal-fired plants in Pennsylvania, the initial coal prices are based on the current contract prices and the spot prices forecasted by the Market Consultant.

      o The generation and energy revenues for Susquehanna were adjusted to account for the two planned up-rates (15 MW/unit in 2001/2002 and 50 MW/unit in 2003/2004).

      o The fuel expenses projected for Susquehanna, as projected by the Market Consultant, were not used in the Financial Projections. PPPL has contracts for uranium procurement and refinement and the fabrication and installation of the nuclear fuel assemblies. The fuel expense used in the Financial Projections was developed based on the contract pricing.

      o Only two of the existing combustion turbine locations were included in the market forecasts. As the combustion turbine at both these locations are not projected to operate to any significant extent, Stone & Webster treated all the existing combustion turbines as capacity units without any energy generation.

Stone & Webster combined the market forecast developed by the Market Consultant with the O&M expense forecasts and contract energy sale projections developed by Stone & Webster, and the debt service schedule provided by the bond Initial Purchaser to develop the Financial

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

Projections. These financial projections represent our best judgement of the projected performance of PPL Energy Supply. A summary of the base case Financial Projections is shown below for select years:

                                       2001          2002          2003         2005          2010           2015           2020
                                       ----          ----          ----         ----          ----           ----           ----
Domestic Generation Assets

Total Net Generation                54,821,552    57,311,901    58,729,713   72,142,743    69,975,462     66,794,831     66,170,096

Total Operating Revenues             2,130,261     2,616,463     2,357,906    2,945,154     3,752,319      3,990,251      4,157,085

Total Operating Expenses               928,645     1,041,466     1,122,143    1,421,441     1,615,388      1,646,039      1,804,317

Non-Income Taxes ($000)                 47,435        40,986        38,880       35,240        31,427         23,214         25,522
------------------------------------------------------------------------------------------------------------------------------------
Operating Cash Flow ($000)           1,154,181     1,534,011     1,196,883    1,488,473     2,105,505      2,320,998      2,327,247
------------------------------------------------------------------------------------------------------------------------------------

Total Capital Expenditures             285,381       258,744       266,949      248,675       208,051        175,742        196,377

Lease Payments                          36,127        74,826       122,779      164,152       165,425        163,054        124,833

------------------------------------------------------------------------------------------------------------------------------------
Cash Available                         832,673     1,200,441       807,155    1,075,646     1,732,029      1,982,202      2,006,036
------------------------------------------------------------------------------------------------------------------------------------

International Distribution Assets

Energy Sold (MWh)                    4,233,714     4,559,276     5,039,637    5,885,931     8,312,263      9,866,708     11,163,274

Total Operating Revenues               353,552       375,955       430,751      540,382       821,695        971,903      1,099,619

Total Operating Expenses               266,364       274,470       313,759      392,222       575,595        680,647        770,090
------------------------------------------------------------------------------------------------------------------------------------
Operating Cash Flow ($000)              87,189       101,485       116,993      148,159       246,100        291,256        329,530
------------------------------------------------------------------------------------------------------------------------------------

Total Non-Operating Revenues             1,500         6,134         7,722        6,876        14,624         19,151         21,667

Total Non-Operating and G&A             23,879        12,810        15,660       24,859        53,753         62,696         70,935
Expenses

Capital Expenditures ($000)             84,299        69,333        39,643       50,018        44,023         53,049         60,020

------------------------------------------------------------------------------------------------------------------------------------
Cash Available                         (19,489)       25,476        69,412       80,159       162,948        194,662        220,242
------------------------------------------------------------------------------------------------------------------------------------

PPL Overhead Expenses

Non-Operating and G&A Expenses         155,797       168,046       173,314      183,586       207,711        235,005        265,887

------------------------------------------------------------------------------------------------------------------------------------
Total Cash Available                   657,387     1,057,871       703,253      972,219     1,687,267      1,941,858      1,960,391
------------------------------------------------------------------------------------------------------------------------------------

Interest Expense                       126,828        60,361        62,304       63,996        64,009         64,009         64,009

====================================================================================================================================
Debt Service Coverage Ratio               5.18         17.53         11.29        15.19         26.36          30.34          30.63
====================================================================================================================================

1.8.2 Domestic Generation Assets

Stone & Webster prepared Financial Projections for PPL's domestic generation assets from 2001 through 2020. The Financial Projections consists of a base case, the results of which are shown below for select years:

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                           2001         2002         2003         2005         2010          2015           2020
                                           ----         ----         ----         ----         ----          ----           ----
Net Generation (MWh)                    54,821,552   57,311,901   58,729,713   72,142,743    69,975,462    66,794,831     66,170,096

Power Sales (MWh)
  PLR (Provider of Last Resort) Sales   31,043,565   30,375,744   31,110,038   33,677,785            --            --             --
  Other Contract Sales                   3,485,801    3,303,729    3,283,033           --            --            --             --
  Net Market Sales (Purchases)          10,302,908   12,786,216   13,655,215   27,230,138    60,873,047    57,791,487     57,166,753
  Montana Market Sales                   2,573,057    4,180,472    4,353,734    4,749,663     9,004,303     8,962,463      9,003,343
  Montana Contract Sales                 5,214,000    4,516,456    4,127,712    4,127,712        98,112        40,880             --
------------------------------------------------------------------------------------------------------------------------------------
  Total Power Sales                     52,619,331   55,162,617   56,529,732   69,785,298    69,975,462    66,794,831     66,170,096
------------------------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
  Merchant Capacity Sales                  296,276      475,004      359,057      501,835     1,099,219     1,186,001      1,200,172
  Mechant Energy Sales                     282,703      369,337      383,378      786,995     2,213,674     2,299,019      2,459,835
  Contract Capacity Sales (Purchases)       54,000       63,000       66,600           --            --            --             --
  Contract Energy Sales (Purchases)      1,131,869    1,201,237    1,157,977    1,266,291        (5,983)           --             --
  Montana Merchant Revenues                236,864      361,476      210,251      212,203       444,212       501,311        497,079
  Montana Contract Revenues                101,985      121,241      156,748      155,882        (4,804)          921             --
  Trading                                       --           --           --           --            --            --             --
  Other                                     26,565       25,169       23,896       21,949         6,000         3,000             --
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                 2,130,261    2,616,463    2,357,906    2,945,154     3,752,319     3,990,251      4,157,085
------------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Fuel                                     481,883      565,385      608,528      848,182       969,264       922,972        951,583
  O&M                                      401,515      431,989      470,252      531,335       619,321       692,841        818,639
  Other Montana Operating Expenses          21,581       22,123       22,667       23,774        26,803        30,226         34,096
  Nuclear Decommissioning Expense           23,666       21,969       20,696       18,149            --            --             --
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                   928,645    1,041,466    1,122,143    1,421,441     1,615,388     1,646,039      1,804,317
------------------------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                     47,435       40,986       38,880       35,240        31,427        23,214         25,522

Operating Cash Flow ($000)               1,154,181    1,534,011    1,196,883    1,488,473     2,105,505     2,320,998      2,327,247

Capital Expenditures ($000)
  Pennsylvania Fossil                      106,197       98,067       86,395       94,225       106,142        55,176         62,427
  Pennsylvania Hydro                         4,826          959          937        3,677         1,190         1,346          1,523
  Pennsylvania New Projects                     --           --           --           --            --            --             --
  Pennsylvania Nuclear Projects             37,710       49,500       67,500       35,100        20,232        22,890         25,898
  Pennsylvania Nuclear Fuel                 55,803       55,306       54,788       57,562        65,126        73,684         83,367
  Other New Projects                        53,496           --           --           --            --            --             --
  Montana                                   23,472       50,409       48,248       56,970        14,085        21,202         21,529
  Maine                                      3,878        4,503        9,080        1,140         1,276         1,444          1,633
------------------------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                 285,381      258,744      266,949      248,675       208,051       175,742        196,377
------------------------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                 36,127       48,338       46,110       37,490        40,501        39,783          3,134

Lease Payments for Lower Mt                     --           --           --       35,464        33,726        32,073         30,501
Bethel

Lease Payments for New Units                    --       26,488       76,669       91,198        91,198        91,198         91,198
($000)
====================================================================================================================================
Cash from Domestic Generation              832,673    1,200,441      807,155    1,075,646     1,732,029     1,982,202      2,006,036
Assets
====================================================================================================================================

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

Shown in Table 1-10 are some key operating data and revenue information for PPL's domestic electric generating facilities for 2001 through 2005 with average data for various periods covered by the Financial Projections. The operating data shown is the expected dispatch profile -- baseload, intermediate, and peaking. The three modes of operation are defined as follows: baseload -- capacity factor of 60% to 100%; intermediate -- capacity factor of 20% to 60%; and peaking -- capacity factor of 0% to 20%.

Also shown in the table is the expected revenue distribution between contract and merchant energy and capacity revenues, as well as the number of operating electric generating stations and units.

                                   Table 1-10

                             Selected Operating Data

---------------------------------------------------------------------------------------------------------------------------
                                  2001      2002      2003     2004      2005         Average       Average      Average
                                                                                     2001-2005     2001-2010     2001-2020
---------------------------------------------------------------------------------------------------------------------------
Expected Dispatch Profile
---------------------------------------------------------------------------------------------------------------------------
  % Baseload                        99%       97%       94%      93%       94%           96%           95%           94%
---------------------------------------------------------------------------------------------------------------------------
  % Intermediate                     1%        1%        2%       3%        3%            2%            2%            2%
---------------------------------------------------------------------------------------------------------------------------
  % Peaking                          0%        2%        4%       4%        3%            3%            3%            4%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Expected Revenue Distribution
---------------------------------------------------------------------------------------------------------------------------
  % Contract                        76%       69%       68%      63%       54%           66%           54%           26%
---------------------------------------------------------------------------------------------------------------------------
  % Merchant                        24%       31%       32%      37%       46%           34%           46%           74%
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Number of Stations                  40        43        46       48        48            45            47            47
---------------------------------------------------------------------------------------------------------------------------
Number of Units                    159       183       201      204       204           190           197           201
---------------------------------------------------------------------------------------------------------------------------

A description of the revenue and expense items shown in the Financial Projections for the domestic generation assets are provided below.

1.8.2.1 Revenues

Revenues shown in the Financial Projections include both contract and merchant capacity and energy revenues. The merchant revenues were determined by netting the contract revenues from the revenues forecasted by the Market Consultant and are shown for all the domestic generating assets except for the Montana plants. For the Montana plants, the revenues are shown separately and include both merchant and contract revenues. The Montana revenues were obtained from a combination of the PPL Montana LLC Offering Memorandum, the forecasts prepared by the Market Consultant, and revenues from the recently announced contract between PPL and Montana Power.

In addition to the contract and merchant revenues from the sale of capacity and energy, the Financial Projections include Other Revenues. Other Revenues are related to certain fees passed through to PPL Energy Supply from PPL Electric Utilities that are associated with the stranded cost settlement reached with Pennsylvania and other revenues from the Montana facilities for items such as headwaters benefits.


                                      A-5O

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

      Contract Revenues

      PLR Revenues

PPL's principal contract revenues are for sales to PPL Electric, followed by revenues from the contract sales tied to the Montana assets. PPL has an all requirements contract with PPL Electric to provide electric service for PPL Electric's customers with Basic Utility Supply Service through 2001. PPL Electric is the Provider of Last Resort (PLR) with the obligation to supply Basic Utility Supply Service at the fixed rates established in the stranded cost settlement with Pennsylvania through 2009. PPL participated in a competitive bidding process for wholesale power sales to PPL Electric for the PLR sales for 2002 through 2009. PPL was selected to provide the power for the PLR load from 2002 through 2009. The bid submitted by PPL included an initial payment of $89 million, which represents the present value of the difference between the projected market prices and the fixed rates for Basic Utility Supply Service. This payment is included in the PLR revenues projected in 2002. As of the date of this report, the wholesale power sales contract with PPL Electric has received sonic regulatory approvals but has not been completely approved.

In addition to the PLR sales, PPL has wholesale power sales contracts with JCP&L and a number of municipal power sales contracts. PPL also purchase power from non-utility generators that had contracts with PPL Electric.

Stone & Webster received from the Market Consultant a projection for 20 years of the generation and revenues from the domestic generating facilities. For purposes of the Financial Projections, the contract sales and revenues were netted from the energy and capacity sales and revenues forecasted by the Market Consultant.

The price used to net the contract energy sales from the overall market energy sales is assumed to be at a premium over the all hours average market price projected by the Market Consultant to account for more sales during the peak periods versus the off-peak periods. The average peak hours prices from 2001 through 2020 ranged from 15% to 12% above the average all hours price. To determine the cost of supplying the energy for the contract obligations, the purchase price was set at 108% of the average all hours price to weight the price based on the load. The capacity price forecasted for PJM by the Market Consultant was used to net the contract capacity sales and/or obligations from the market capacity revenues.

The capacity obligation associated with the PLR sales in 2001, as forecasted by PPL, is 5,563 MW in 2001. PPL's existing generation in Pennsylvania is in excess of 8,300 MW so the capacity obligation can be met without the need to purchase physical capacity. The energy supplied to meet the PLR contract has been increased by 6% to compensate for transmission losses. The PLR revenues are slightly less than the comparable market costs indicating that the PLR pricing is below market.

The prices for PLR sales, without the gross receipt tax, are shown in Table 1-11 for residential, commercial, industrial and other customers. Within each customer class, there are several subclasses, each with a separate price schedule. The prices for each customer class are the load weighted average prices from these sub-customer classes. Also shown in Table 1-11 are the forecasted PLR sales and revenues.

The PLR sales forecast are a portion of PPL Electric's total retail sales. PPL Electric's customers can choose different energy suppliers and the PLR sales forecasts account for a total migration of sales in 2001 of 10.1%. The PLR sales are projected to decrease by 2% in 2002, then increase by approximately 2% per year through 2009. The anticipated customer migration from the

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

residential, industrial and other customer classes have been held constant through 2009 at 99.0%, 86.3%, and 95.3%, respectively. The migration from the commercial customer class, which has the highest prices, varies over the contract period from a low of 73% in 2002 to a high of 97% in 2009.

                                   Table 1-11

                     PLR Prices, Sales and Revenues in 2001

       -------------------------------------------------------------------------------
                      Price ($/MWH)          Sales (MWH)        Revenues ($000)
       -------------------------------------------------------------------------------
       -------------------------------------------------------------------------------
       Residential           40.42           12,013,860                 485,565
       -------------------------------------------------------------------------------
       Commercial            45.34            9,406,200                 426,473
       -------------------------------------------------------------------------------
       Industrial            34.28            9,437,244                 323,515
       -------------------------------------------------------------------------------
       Other                 29.85              186,261                   5,560
       -------------------------------------------------------------------------------
       Total                                 31,043,565               1,241,113
       -------------------------------------------------------------------------------

      Montana Contract Revenues

As part of the purchase of Montana Power's electric generating plants, PPL agreed to supply power to Montana Power through June 30, 2002. These power sales are part of two separate contracts between PPL and Montana Power (collectively the Montana Transition Contracts). In addition, PPL assumed Montana Power's contract with the Flathead Irrigation Project (FIP), which expires in 2015. Recently, PPL announced it had negotiated a power sales agreement with Montana Power that begins on July 1, 2002 and extends through June 30, 2007. This contract has not been signed and Montana Power has recently indicated that it will seek to renegotiate the price. The electricity sales, revenues and unit prices for the contract sales to Montana are shown in Table 1-12.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-12

                       Montana Contract Sales and Revenues

-----------------------------------------------------------------------------------------------------------------------------------
                           Power Sales (MWh)                                                 Revenues ($000)
-----------------------------------------------------------------------------------------------------------------------------------
          Transition       New        FIP Contract       Total      Transition       New           FIP         Total        Average
          Contracts     Contract                                    Contracts     Contract       Contract                    Price
                                                                                                                            ($/MWh)
-----------------------------------------------------------------------------------------------------------------------------------
2001      5,115,888                       84,000       5,199,888      113,829                      1,433       115,262       22.17
-----------------------------------------------------------------------------------------------------------------------------------
2002      2,403,544     2,014,800         84,000       4,502,344       53,479        80,592        1,461       135,532       30.10
-----------------------------------------------------------------------------------------------------------------------------------
2003                    4,029,600         84,000       4,113,600                    161,184        1,490       162,674       39.55
-----------------------------------------------------------------------------------------------------------------------------------
2004                    4,029,600         84,000       4,113,600                    161,184        1,520       162,704       39.55
-----------------------------------------------------------------------------------------------------------------------------------
2005                    4,029,600         84,000       4,113,600                    161,184        1,551       162,735       39.56
-----------------------------------------------------------------------------------------------------------------------------------
2006                    4,029,600         84,000       4,113,600                    161,184        1,582       162,766       39.57
-----------------------------------------------------------------------------------------------------------------------------------
2007                    2,014,800         84,000       2,098,800                     80,592        1,614        82,206       39.17
-----------------------------------------------------------------------------------------------------------------------------------
2008                                      84,000          84,000                                   1,647         1,647       19.61
-----------------------------------------------------------------------------------------------------------------------------------
2009                                      84,000          84,000                                   1,681         1,681       20.01
-----------------------------------------------------------------------------------------------------------------------------------
2010                                      84,000          84,000                                   1,716         1,716       20.43
-----------------------------------------------------------------------------------------------------------------------------------
2011                                      84,000          84,000                                   1,751         1,751       20.85
-----------------------------------------------------------------------------------------------------------------------------------
2012                                      84,000          84,000                                   1,788         1,788       21.29
-----------------------------------------------------------------------------------------------------------------------------------
2013                                      84,000          84,000                                   1,825         1,825       21.73
-----------------------------------------------------------------------------------------------------------------------------------
2014                                      84,000          84,000                                   1,863         1,863       22.18
-----------------------------------------------------------------------------------------------------------------------------------
2015                                      41,000          41,000                                     921           921       22.46
-----------------------------------------------------------------------------------------------------------------------------------

The contract revenues for the Montana Transition Contracts and the FIP contract are based on our review of these contracts and data provided by PPL. The new contract with Montana Power, as announced by PPL, is a unit contingent contract for 500 MWh per hour of energy at a price of $40/MWh. After factoring in unit outages, PPL estimates the average commitment to be 460 MWh per hour.

      Other Contract Revenues

Other contract revenues include sales to wholesale and municipal customers and the purchase of energy from non-utility generators (NUGs) under contract with PPL Electric. PPL has wholesale contracts to supply energy and capacity to JCP&L through May 2004. PPL has contracts with 18 municipalities for the supply of energy. Three of the energy supply contracts expire at the end of January 2002. The balance of the municipal supply contracts run through January 2004. The wholesale and municipal contract sales and revenues are shown in Table 1-13.

As part of its restructuring settlement, PPL is to purchase the energy that PPL Electric is obligated to purchase from Non-Utility Generators (NUGs). The electricity projected to be purchased from the NUGs, as well as the cost of this purchased power is shown in Table 1-14. The expense of purchasing the NUG is based on the NUG contracts. As of January 1, 2001, PPL Electric will have eleven outstanding NUG contracts. The contracts are through 2014 with most expiring after 2009. The purchase of this energy is treated as a negative revenue and offsets the market energy and capacity revenues received from the sale of the NUGs energy and capacity.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-13

                 Contract Energy and Capacity Sales and Revenues

           ----------------------------------------------------------------------------------------
                          JCP&L Energy     JCP&L Energy      JCP&L        Municipal      Municipal
                             Sales           Revenues       Capacity        Sales         Contract
                                                            Revenues                      Revenues
           ----------------------------------------------------------------------------------------
                               MWH             $000           $001            MWH           $000
           ----------------------------------------------------------------------------------------
               2001         2,627,800          29,151         54,000        858,001         27,036
           ----------------------------------------------------------------------------------------
               2002         2,627,800          28,921         63,000        675,929         22,702
           ----------------------------------------------------------------------------------------
               2003         2,627,800          28,439         66,600        655,233         23,623
           ----------------------------------------------------------------------------------------
               2004         1,094,400          11,844         30,900         62,254          1,969
           ----------------------------------------------------------------------------------------

                                   Table 1-14

                           NUG Purchases and Expenses

               -------------------------------------------------------------------------------
                                    Purchases (MWH)        Expense ($/MWh)      Expense ($000)
               -------------------------------------------------------------------------------
                   2001                2,537,187                65.20             165,431
               -------------------------------------------------------------------------------
                   2002                2,537,187                65.20             165,431
               -------------------------------------------------------------------------------
                   2003                2,537,187                65.20             165,431
               -------------------------------------------------------------------------------
                   2004                2,537,187                65.20             165,431
               -------------------------------------------------------------------------------
                   2005                2,537,187                65.20             165,431
               -------------------------------------------------------------------------------
                   2006                2,537,187                65.20             165,431
               -------------------------------------------------------------------------------
                   2007                2,537,187                65.20             165,431
               -------------------------------------------------------------------------------
                   2008                1,772,806                64.93             115,105
               -------------------------------------------------------------------------------
                   2009                1,268,608                64.64              82,008
               -------------------------------------------------------------------------------
                   2010                   95,335                62.75               5,983
               -------------------------------------------------------------------------------
                   2011                   40,364                59.98               2,421
               -------------------------------------------------------------------------------

Other revenues shown in the Financial Projections are a capacity reservation charge that compensates PPL for the decommissioning costs of the Susquehanna units. A duplicate expense is shown in the Financial Projections.

      Summary of Non-Montana Contract Revenues

A summary of the contract capacity and energy sales and revenues is presented in Table 1-15 for all the non-Montana contracts. Both contract capacity sales and obligations are shown in the table, but the revenues shown are only associated with the wholesale power sales contracts. The capacity revenues, on a $/kW-yr basis, are high, but are offset by low energy revenues ($1l/MWh) associated with these contracts. Capacity obligations represent the capacity required to serve the various contract loads. Capacity obligations are not priced but are built into the contract energy prices. NUG capacity is the capacity associated with the power being purchased under the NUG contracts.

Contract energy sales are shown to meet PPL Electric's PLR loads, PPL's wholesale and municipal contract sales (shown as Other Contract Sales in Table 1-15), transmission losses associated with the contract sales, and purchases from NUGs. The revenues from energy sales are shown both in total dollars and in $/MWh. With the exception of the wholesale power sales contracts, the energy sales revenues incorporate the capacity obligations associated with the power sales contracts. For 2010 through 2014, the revenues, on a $/MWh basis, are for the purchase of power from the non-utility generators.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-15

                     Summary of Contract Sales and Revenues

                                            Contract Capacity Sales/Obligations and Revenues
--------------------------------------------------------------------------------------------------------------------------------
                   PLR Obligation     Wholesale        Municipal          NUG       Total Contract      Revenues       Revenues
                        (MW)          Sales (MW)      Obligation      Obligations        (MW)            ($000)        ($/kW-yr)
                                                         (MW)             (MW)
--------------------------------------------------------------------------------------------------------------------------------
    2001               5,563              300             152            (322)           5,693           54,000           180
--------------------------------------------------------------------------------------------------------------------------------
    2002               5,758              300             120            (322)           5,855           63,000           210
--------------------------------------------------------------------------------------------------------------------------------
    2003               5,899              300             116            (322)           5,993           66,600           222
--------------------------------------------------------------------------------------------------------------------------------
    2004               6,110              125              11            (322)           5,924           30,900           247
--------------------------------------------------------------------------------------------------------------------------------
    2005               6,392                                             (322)           6,070
--------------------------------------------------------------------------------------------------------------------------------
    2006               6,533                                             (322)           6,211
--------------------------------------------------------------------------------------------------------------------------------
    2007               6,673                                             (322)           6,351
--------------------------------------------------------------------------------------------------------------------------------
    2008               6,808                                             (225)           6,584
--------------------------------------------------------------------------------------------------------------------------------
    2009               6,947                                             (161)           6,786
--------------------------------------------------------------------------------------------------------------------------------
    2010                                                                  (12)            (12)
--------------------------------------------------------------------------------------------------------------------------------
    2011                                                                   (5)             (5)
--------------------------------------------------------------------------------------------------------------------------------
    2012                                                                   (5)             (5)
--------------------------------------------------------------------------------------------------------------------------------
    2013                                                                   (5)             (5)
--------------------------------------------------------------------------------------------------------------------------------
    2014                                                                   (5)             (5)
--------------------------------------------------------------------------------------------------------------------------------

                                                  Contract Energy Sales and Revenues
--------------------------------------------------------------------------------------------------------------------------------
                  PLR Sales      Other Contract   Transmission      NUG Sales       Total Sales       Revenues        Revenues
                    (MWh)         Sales (MWh)     Losses (MWh)        (MWh)            (MWh)           ($000)          ($/MWh)
--------------------------------------------------------------------------------------------------------------------------------
    2001          31,043,565        3,485,801       2,202,222      (2,537,187)      34,194,401        1,131,869         33.10
--------------------------------------------------------------------------------------------------------------------------------
    2002          30,375,744        3,303,729       2,149,284      (2,537,187)      33,291,570        1,201,237         36.08
--------------------------------------------------------------------------------------------------------------------------------
    2003          31,110,038        3,283,033       2,199,981      (2,537,187)      34,055,864        1,157,977         34.00
--------------------------------------------------------------------------------------------------------------------------------
    2004          32,206,476        1,156,654       2,256,570      (2,537,187)      33,082,513        1,185,828         35.84
--------------------------------------------------------------------------------------------------------------------------------
    2005          33,677,785                        2,357,445      (2,537,187)      33,498,043        1,266,291         37.80
--------------------------------------------------------------------------------------------------------------------------------
    2006          34,404,881                        2,408,342      (2,537,187)      34,276,036        1,422,137         41.49
--------------------------------------------------------------------------------------------------------------------------------
    2007          35,125,621                        2,458,793      (2,537,187)      35,047,227        1,476,390         42.13
--------------------------------------------------------------------------------------------------------------------------------
    2008          35,826,477                        2,507,853      (1,772,806)      36,561,524        1,588,850         43.46
--------------------------------------------------------------------------------------------------------------------------------
    2009          36,539,915                        2,557,794      (1,268,608)      37,829,101        1,696,265         44.84
--------------------------------------------------------------------------------------------------------------------------------
    2010                                                              (95,335)        (95,335)          (5,983)       (62.75)
--------------------------------------------------------------------------------------------------------------------------------
    2011                                                              (40,364)        (40,364)          (2,421)       (59.98)
--------------------------------------------------------------------------------------------------------------------------------
    2012                                                              (40,364)        (40,364)          (2,421)       (59.98)
--------------------------------------------------------------------------------------------------------------------------------
    2013                                                              (40,364)        (40,364)          (2,421)       (59.98)
--------------------------------------------------------------------------------------------------------------------------------
    2014                                                              (39,258)        (39,258)          (2,355)       (59.98)
--------------------------------------------------------------------------------------------------------------------------------

      Merchant Revenues

The capacity and energy revenues forecasted by the Market Consultant were used to establish the merchant revenues for all except the PPL Montana assets. For PPL Montana, the energy and capacity revenues were obtained from the PPL Montana Offering Memorandum.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

The energy and capacity revenues forecasted by the Market Consultant are shown in Table 1-16, along with the available capacity and energy. The capacity price shown is the weighted average price for the capacity in PJM, NEPOOL, NYPOOL, Arizona, Washington, ComEd, and Montana regions. The increase in capacity from 2001 to 2005 is due to new units coming on-line and the uprate of the two Susquehanna units. The energy price is the weighted average price for all the units.

                                   Table 1-16

          Capacity and Energy Revenues Forecasted by Market Consultant

-----------------------------------------------------------------------------------------------------------------------------------
                           Capacity (MW)       Energy (MWh)          Capacity         Energy Revenues     Capacity        Energy
                                                                  Revenues ($000)          ($000)          Revenues      Revenues
                                                                                                          ($/kW-yr)       ($/MWh)
-----------------------------------------------------------------------------------------------------------------------------------
      2001                      9,035           54,800,702            1,095,795           1,962,114         121.28         35.80
-----------------------------------------------------------------------------------------------------------------------------------
      2002                     10,649           57,296,549            1,576,094           1,851,219         148.01         32.31
-----------------------------------------------------------------------------------------------------------------------------------
      2003                     11,216           58,649,221              857,431           1,775,168          76.45         30.27
-----------------------------------------------------------------------------------------------------------------------------------
      2004                     11,856           61,273,046              890,414           1,828,358          75.10         29.84
-----------------------------------------------------------------------------------------------------------------------------------
      2005                     13,073           71,599,794            1,082,086           2,141,735          82.77         29.91
-----------------------------------------------------------------------------------------------------------------------------------
      2006                     13,073           71,480,549            1,110,290           2,223,530          84.93         31.11
-----------------------------------------------------------------------------------------------------------------------------------
      2007                     13,073           71,380,866            1,139,390           2,309,339          87.16         32.35
-----------------------------------------------------------------------------------------------------------------------------------
      2008                     13,073           70,980,819            1,161,503           2,395,802          88.85         33.75
-----------------------------------------------------------------------------------------------------------------------------------
      2009                     13,079           70,454,628            1,187,450           2,474,395          90.79         35.12
-----------------------------------------------------------------------------------------------------------------------------------
      2010                     13,079           69,194,711            1,205,071           2,529,543          92.14         36.56
-----------------------------------------------------------------------------------------------------------------------------------
      2011                     13,079           68,403,688            1,226,229           2,545,214          93.76         37.21
-----------------------------------------------------------------------------------------------------------------------------------
      2012                     13,079           67,829,944            1,250,860           2,568,395          95.64         37.87
-----------------------------------------------------------------------------------------------------------------------------------
      2013                     13,079           66,876,199            1,276,277           2,570,310          97.58         38.43
-----------------------------------------------------------------------------------------------------------------------------------
      2014                     13,079           66,430,520            1,302,506           2,598,151          99.59         39.11
-----------------------------------------------------------------------------------------------------------------------------------
      2015                     12,993           65,486,991            1,319,345           2,600,951         101.54         39.72
-----------------------------------------------------------------------------------------------------------------------------------
      2016                     12,909           64,821,324            1,325,955           2,601,765         102.72         40.14
-----------------------------------------------------------------------------------------------------------------------------------
      2017                     12,909           64,683,690            1,342,135           2,629,687         103.97         40.65
-----------------------------------------------------------------------------------------------------------------------------------
      2018                     12,909           64,558,982            1,358,523           2,658,883         105.24         41.19
-----------------------------------------------------------------------------------------------------------------------------------
      2019                     12,909           64,446,961            1,375,121           2,689,378         106.52         41.73
-----------------------------------------------------------------------------------------------------------------------------------
      2020                     12,900           64,292,267            1,331,706           2,718,486         103.23         42.28
-----------------------------------------------------------------------------------------------------------------------------------

The merchant capacity and energy revenues include an estimate of the capacity and energy revenues that PPL derives from the sale of power from the non-utility generators (NUGs) whose power sales contracts have been transferred from PPL Electric to PPL Energy Supply. The energy price for the sale of the power from the NUGs is assumed to be the average all hours energy price forecasted by the Market Consultant. The capacity price used to determine the capacity revenues from the NUG power sales to the market is the market capacity price forecasted by the Market Consultant. The merchant capacity and energy sales and revenues are shown in Table 1-17 for 2001 through 2015. After 2015, there are no projected contract sales so the merchant revenues are the same as those forecasted by the Market Consultant. Generally, the realized price for the merchant revenues is slightly below the price forecasted by the Market Consultant as the contract pricing has been below the market prices.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-17

                      Merchant Capacity and Energy Revenues

-----------------------------------------------------------------------------------------------------------------------------
                           Total Capacity     Contract Capacity    Merchant Capacity    Merchant Capacity   Merchant Capacity
                                (MW)          Sales/Obligations           (MW)           Revenues ($000)         Revenues
                                                     (MW)                                                       ($/kW-yr)
-----------------------------------------------------------------------------------------------------------------------------
      2001                      9,035                6,397                2,638             371,399               140.77
-----------------------------------------------------------------------------------------------------------------------------
      2002                     10,649                6,452                4,197             633,828               151.03
-----------------------------------------------------------------------------------------------------------------------------
      2003                     11,216                6,505                4,711             413,265                87.72
-----------------------------------------------------------------------------------------------------------------------------
      2004                     11,856                6,436                5,420             421,685                77.80
-----------------------------------------------------------------------------------------------------------------------------
      2005                     13,073                6,581                6,491             558,120                85.98
-----------------------------------------------------------------------------------------------------------------------------
      2006                     13,073                6,722                6,351             563,555                88.73
-----------------------------------------------------------------------------------------------------------------------------
      2007                     13,073                6,613                6,460             587,292                90.91
-----------------------------------------------------------------------------------------------------------------------------
      2008                     13,073                6,595                6,478             604,881                93.37
-----------------------------------------------------------------------------------------------------------------------------
      2009                     13,079                6,798                6,281             607,094                96.65
-----------------------------------------------------------------------------------------------------------------------------
      2010                     13,079                  (1)               13,080           1,204,176                92.06
-----------------------------------------------------------------------------------------------------------------------------
      2011                     13,079                    6               13,073           1,225,272                93.73
-----------------------------------------------------------------------------------------------------------------------------
      2012                     13,079                    6               13,073           1,249,838                95.61
-----------------------------------------------------------------------------------------------------------------------------
      2013                     13,079                    6               13,073           1,275,184                97.54
-----------------------------------------------------------------------------------------------------------------------------
      2014                     13,079                    6               13,073           1,301,337                99.55
-----------------------------------------------------------------------------------------------------------------------------
      2015                     12,993                    5               12,988           1,318,825               101.54
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                          Total Energy        Contract Energy      Merchant Energy      Merchant Energy      Merchant Energy
                              (MWh)             Sales (MWh)          Sales (MWh)        Revenues ($000)      Revenues ($/MWh)
-----------------------------------------------------------------------------------------------------------------------------
      2001                 54,800,702           39,394,289           15,406,413             452,536                29.37
-----------------------------------------------------------------------------------------------------------------------------
      2002                 57,296,549           37,793,914           19,502,635             583,874                29.94
-----------------------------------------------------------------------------------------------------------------------------
      2003                 58,649,221           38,169,464           20,479,756             538,852                26.31
-----------------------------------------------------------------------------------------------------------------------------
      2004                 61,273,046           37,196,113           24,076,933             622,389                25.85
-----------------------------------------------------------------------------------------------------------------------------
      2005                 71,599,794           37,611,643           33,988,152             917,915                27.01
-----------------------------------------------------------------------------------------------------------------------------
      2006                 71,480,549           38,389,636           33,090,913             921,950                27.86
-----------------------------------------------------------------------------------------------------------------------------
      2007                 71,380,866           37,146,027           34,234,839             989,311                28.90
-----------------------------------------------------------------------------------------------------------------------------
      2008                 70,980,819           36,645,524           34,335,295           1,057,714                30.81
-----------------------------------------------------------------------------------------------------------------------------
      2009                 70,454,628           37,913,101           32,541,527           1,049,413                32.25
-----------------------------------------------------------------------------------------------------------------------------
      2010                 69,194,711             (11,335)           69,206,046           2,526,428                36.51
-----------------------------------------------------------------------------------------------------------------------------
      2011                 68,403,688               43,636           68,360,052           2,542,104                37.19
-----------------------------------------------------------------------------------------------------------------------------
      2012                 67,829,944               43,636           67,786,308           2,565,289                37.84
-----------------------------------------------------------------------------------------------------------------------------
      2013                 66,876,199               43,636           66,832,563           2,567,209                38.41
-----------------------------------------------------------------------------------------------------------------------------
      2014                 66,430,520               44,742           66,385,779           2,595,054                39.09
-----------------------------------------------------------------------------------------------------------------------------
      2015                 65,486,991               41,000           65,445,991           2,599,662                39.72
-----------------------------------------------------------------------------------------------------------------------------

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

      Other Revenues

Other revenues are the Competitive Transition Charges (CTC) recovered from the ratebase to support the nuclear decommissioning fund for the Susquehanna units, other nuclear related costs, and headwaters benefits revenues from the Montana hydroelectric plants. The other revenues start at approximately $27 million in 2001 and decline to $19 million in 2009, after which nuclear expense recovery stops. The headwaters benefits revenues continue into 2015.

1.8.2.2 Operating Expenses

Operating expenses for the domestic electric generating units shown in the Financial Projections include fuel, operation and maintenance charges for Assets reviewed by Stone & Webster, operation expenses for the PPL Montana plants, and payments to the nuclear decommissioning fund for the Susquehanna units. The nuclear decommissioning fund payments match the other revenues.

      Fuel Expenses

Fuel expenses include the costs of fossil fuel supply and transportation, the cost of managing the fossil fuel procurement and transportation, the purchase cost and/or the revenues from the sale of additional emission allowances.

The primary fuel for the existing fossil fuel-fired generating assets is coal. All the units burn coal, except for Martins Creek Units 3 and 4, Wyman Unit 4, and the existing combustion turbines. As most of the fuel burned is coal, the primary fuel expense is for the purchase and transportation of coal. PPL contracts for most of its coal supply through multi-year contracts. All coal is delivered by rail. PPL has transportation agreements with CSX Transportation, Inc. and with Norfolk Southern Railway Company. These transportation agreements are in effect through October 1, 2003 and September 1, 2007, respectively. Coal is transported in coal cars owned or leased by PPL. The existing contracted coal suppliers are listed below with the term of the contract:

      o     AEI Coal Sales Co., Inc. - through December 2003

      o     Anker Energy Corp. - through Dec. 2001

      o     Amvest Coal Sales, Inc. (Nicholas-Clay Co., LLC) - through Dec. 2002

      o     Arch Coal Sales Co., Inc. - through Dec. 2000

      o     Coastal Coal - West Virginia, LLC - through Dec. 2002

      o     Consol Pennsylvania Coal - through Dec. 2003

      o     Smoky Mountain Coal Corp - through 2001

      o     E.P. Bender Coal Co., Inc. - through Dec. 2004

      o     K&J Coal Co., Inc. - through 2004

      o     Logan & Kanawha Coal Co., Inc. - through Dec. 2001

      o     RAG Emerald Resources Corp. - through 2002

      o     RAG Coal Sales of America - through 2002

      o     Solid Fuel LLC - through 2007 (synfuel)

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

Shown in Table 1-18 is the percentage of coal purchased under contract and on the spot market for each station. Coal for Montour, Brunner Island and Martins Creek comes from three areas - Central Pennsylvania ("Central PA"), Southwestern Pennsylvania ("SW PA"), and Central Appalachia ("Central AP"). Montour burns a combination of Central PA and SW PA coals. Brunner Island burns primarily Central AP coal. As the coal supply requirements for the two units at Martins Creek are substantially lower than that for Brunner Island and Montour, the source of the coal burned at Martins Creek is projected to be more variable. The coal burned at Conemaugh and Keystone are from Central PA and SW PA mines.

PPL's coal contracting strategy has been to enter into four year contracts with multiple suppliers and have these contracted staggered in time so that there are always some contracts expiring each year with a comparable number of contracts being entered into. Coal prices in the east have increased significantly in the past year, with price increases being as much as 500%. This run up in coal prices is not expected to be a long-term increase. Rather than lock in these high prices in its contracts, PPL has deferred entering into new coal supply contracts, which is increasing its risk to spot prices in 2003 and 2004. The coal prices, as projected by the Market Consultant, are projected to decrease in 2002 through 2005, remain constant in real terms from 2005 through 2010, then decrease in real terms for 2011 through 2020. The average price shown in Table 2-30 is based on the contract prices and the spot prices forecasted by the Market Consultant.

The coal from each region has certain general characteristics. Central PA coal tends to be softer than the other coals and has a higher sulfur content (~1.7 lb sulfur/MMBtu). SW PA coal has a medium hardness and a sulfur content of approximately 1.0 lb sulfur/MMBtu. SW PA coal also tends to have a higher volatile content than the other coals. Higher volatile coal produces lower NO(x) emissions and is used by some plants predominantly during the ozone season. Central AP coal tends to be harder and have a low sulfur content (~0.6 lb sulfur/MMBtu).

Table 2-30 also shows the average heat and sulfur contents burned at each station, as well as the average delivered price. Compared to the coal burned at Brunner Island, the coals burned at Montour have a higher sulfur content and a lower price. Higher sulfur coals tend to be cheaper than lower sulfur coals. In addition, the transportation costs are lower for Central PA and SW PA coals delivered to Montour than Central AP coals delivered to Brunner Island. The coal burned by Conemaugh and Keystone is similar to that burned at Montour; however, the Conemaugh and Keystone Stations are located closer to both the Central PA and SW PA mines and therefore benefits from lower transportation costs.

Both PPL and the operators of the Conemaugh and Keystone Stations have negotiated with various parties to burn a synfuel as a means of reducing the fuel costs. It is possible to earn significant tax credits by building and operating synfuel facilities under existing Federal laws. The approach being pursued by PPL and the Conemaugh and Keystone operators is to have a synfuel facility to be constructed at the stations. The synfuel plant would process the coal delivered to the station by adding a binder material that represents 1% to 2% of the weight of the coal. Adding the binder material changes the coal enough for it to be considered a synfuel. Various synfuels have been tested at a number of units with no noticeable operational impact. Agreements have been reached for the construction of synfuel facilities at Brunner Island, Montour, and Keystone. The Brunner Island synfuel facility went into operation in June 2001. The Montour synfuel facility is expected to go into operation in August/September 2001. Discussions are ongoing concerning the construction of a synfuel facility at Conemaugh Station. The synfuel developer would be responsible for the construction and operation of the plants and can claim the associated tax credits, part of which is passed through to the stations as a reduction in the fuel cost. The anticipated savings associated with burning synfuels is approximately 10%

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

of the delivered fuel cost. The current Federal law allows the synfuels tax credit to be claimed through 2007.

                                   Table 1-18

              Coal Contracting Strategy, Characteristics and Prices

---------------------------------------------------------------------------------------------------------
                                                         2001          2002         2003         2004
---------------------------------------------------------------------------------------------------------
      Brunner Island
---------------------------------------------------------------------------------------------------------
% Contracted                                              64%           68%          72%           6%
---------------------------------------------------------------------------------------------------------
% Spot                                                    36%           32%          78%          94%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Average Heat Content                 Btu/lb            12,554        12,607       12,508       12,494
---------------------------------------------------------------------------------------------------------
Average Sulfur Content            lb S/MMBtu             0.70          0.71         0.66         0.61
---------------------------------------------------------------------------------------------------------
Average Price                       $/MMBtu             1.582         1.723        1.600        1.557
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
      Montour
---------------------------------------------------------------------------------------------------------
% Contracted                                              66%           46%           3%           3%
---------------------------------------------------------------------------------------------------------
% Spot                                                     34           54%          97%          97%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Average Heat Content                 Btu/lb            12,738        12,707       12,500       12,500
---------------------------------------------------------------------------------------------------------
Average Sulfur Content             lb S/MMBtu            1.31          1.44         1.68         1.68
---------------------------------------------------------------------------------------------------------
Average Price                       $/MMBtu             1.431         1.610        1.613        1.561
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
      Martins Creek
---------------------------------------------------------------------------------------------------------
% Contracted                                              62%           37%          19%          17%
---------------------------------------------------------------------------------------------------------
% Spot                                                    38%           63%          81%          83%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Average Heat Content                 Btu/lb            12,645        12,537       12,500       12,500
---------------------------------------------------------------------------------------------------------
Average Sulfur Content             lb S/MMBtu            0.88          0.85         0.93         0.93
---------------------------------------------------------------------------------------------------------
Average Price                       $/MMBtu             1.489         1.648        1.644        1.599
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
      Conemaugh
---------------------------------------------------------------------------------------------------------
% Contracted                                              83%           70%          83%          83%
---------------------------------------------------------------------------------------------------------
% Spot                                                    17%           30%          17%          17%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Average Heat Content                 Btu/lb            12,650        12,600       12,650       12,650
---------------------------------------------------------------------------------------------------------
Average Sulfur Content             lb S/MMBtu            1.85          1.85         1.85         1.85
---------------------------------------------------------------------------------------------------------
Average Price                       $/MMBtu             1.080         1.215        1.217        1.178
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
      Keystone
---------------------------------------------------------------------------------------------------------
% Contracted                                              70%           96%          71%          71%
---------------------------------------------------------------------------------------------------------
% Spot                                                    30%            4%          29%          29%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Average Heat Content                 Btu/lb              1.75          1.75         1.75         1.75
---------------------------------------------------------------------------------------------------------
Average Sulfur Content             lb S/MMBtu          12,650        12,750       12,750       12,800
---------------------------------------------------------------------------------------------------------
Average Price                       $/MMBtu             1.090         1.227        1.229        1.189
---------------------------------------------------------------------------------------------------------

There are some additional operating costs associated with the operation of the synfuel facilities. These operating costs are typically related to increased on-site fuel handling expenses. The increased operating costs are likely to be a fraction of the savings that are realized from using the

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

synfuel. The potential savings associated with the synfuels program and the potential costs have not been factored into the Financial Projections.

The delivered coal prices shown in Table 1-18 for the wholly-owned facilities does not include the cost of maintaining PPL-owned coal cars and leasing additional coal cars. The cost of maintaining and leasing coal cars is shown as separate expense. This expense is based on historical and budgeted costs for maintaining and leasing cars and is projected to be $13.5 million in 2001.

The coal prices in the first four years of the Financial Projections (2001 through 2004) for the wholly-owned plants are based on the existing coal contracts and the Market Consultant's projection of spot coal prices. After 2004, the coal price is the spot price forecasted by the Market Consultant. The coal prices for Conemaugh and Keystone for 2001 were obtained from the fuel plans prepared by the Conemaugh and Keystone operators. For Conemaugh and Keystone, the coal price for 2002 on is the spot price forecasted by the Market Consultant.

The coal prices for the Montana fossil-fired units are from the Market Consultant's projections and appear to be consistent with information reported on the coal contracts for Colstrip and Corette Stations.

The unit dispatch projections prepared the Market Consultant shows Martins Creek Units 3 and 4 being dispatched at a very low level over the next 20 years (less than 1% capacity factor); hence, there are only minor expenses shown for oil and gas purchases. Stone & Webster is not aware of any firm supply or transportation contracts for Martins Creek Unit 3 and 4. The combustion turbines all burn distillate oil. As it is assumed that the combustion turbines do not generate electricity during the 20 years of the Financial Projections, no fuel expenses are shown for these units. Similarly, Wyman Unit 4 is only shown to be dispatched in 2001, and then only at a low capacity factor. Consequently, the fuel expense for Wyman Unit 4 is also minimal.

      Existing Fossil-Fuel Fired Units -- Emission Allowance Costs/Revenues

The cost/revenue from the purchase/sale of SO(2) and NO(x) emission allowances is shown in the Financial Projections as part of the fuel expense. The emission allowance prices used to calculate the cost/revenue related to the emission allowances in the Financial Projections were provided by the Market Consultant and are shown in Table 1-19.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-19

                Emission Allowance Prices and Expenses (Revenues)

--------------------------------------------------------------------------------------------------------------------------------
   Year     SO(2) Allowance       SO(2) Expense         Purchased or      NO(x) Allowance     NO(x) Expense       Purchased or
                  Prices           (Revenue)(1)       Sold Allowances         Prices           (Revenue)       Sold Allowances
                                                         as a % of                                                 as a % of
                 ($/ton)             ($000s)         Uncontrolled SO(2)       ($/ton)           ($000s)       Uncontrolled NO(x)
                                                         Emissions                                                 Emissions
--------------------------------------------------------------------------------------------------------------------------------
   2001            220                   --                  0%                1,022             (8,646)             -28%
--------------------------------------------------------------------------------------------------------------------------------
   2002            233                   --                  0%                  505             (4,199)             -27%
--------------------------------------------------------------------------------------------------------------------------------
   2003            246                   --                  0%                3,210                 736               1%
--------------------------------------------------------------------------------------------------------------------------------
   2005            297                4,366                 10%                2,261             (3,912)              -6%
--------------------------------------------------------------------------------------------------------------------------------
   2007            356               34,738                 69%                2,715             (5,005)              -6%
--------------------------------------------------------------------------------------------------------------------------------
   2010            469             (12,065)                -17%                3,570             (4,300)              -4%
--------------------------------------------------------------------------------------------------------------------------------
   2015            874             (41,446)                -33%                5,382            (22,438)             -15%
--------------------------------------------------------------------------------------------------------------------------------
   2020            989             (42,866)                -30%                6,089            (25,824)             -15%
--------------------------------------------------------------------------------------------------------------------------------

(1) Banked SO(2) allowances used to supply additional SO(2) allowances required through part of 2005.

In the initial years of the Financial Projections, the cost/revenue for SO(2) emission allowances is $O. PPL has purchased additional SO(2) allowances and has banked these allowances for future use. It is assumed that this bank of allowances will be drawn upon in the initial years of the Financial Projections so there is no cost for purchasing required SO(2) allowances. The banked allowances are drawn down partway through 2005 and PPL will be required to purchase additional SO(2) allowances until 2010 when it is assumed that the scrubbers at Montour will be placed in service. The start of operation of scrubbers at Montour is assumed to be 2010. No official decision has been made by PPL to install scrubbers at Montour. The installation of scrubbers at Montour was presented by PPL to Stone & Webster as a likely potential. A number of factors will influence the final decision to install scrubbers and the timing of the decision, including the cost of allowances and future environmental regulations. Prior to the scrubbers coming on-line, PPL will be required to obtain allowances equal to 10% to 69% of the total uncontrolled SO(2) emissions. After the scrubbers are in operation, PPL will be generating excess SO(2) allowances equal to 17% to 33% of the total uncontrolled SO(2) emissions.

With the two SCR systems installed at Montour, PPL will be generating excess NO(x) allowances in 2001 and 2002. In 2003, the NO(x) allowances decline and PPL will need to purchase additional NO(x) allowances. The total exposure is limited, however, as the additional NO(x) allowances represent only 1% of the total uncontrolled NO(x) emissions. The need to purchase NO(x) allowances is short-lived as excess allowances are generated when the SCR system for Brunner Island Unit 3 is placed in service in 2005. PPL generates excess NO(x) allowances from 2005 through 2020. As with the scrubbers at Montour, PPL has not officially committed to the installation of an SCR system in Brunner Island Unit
3. Nevertheless, the installation of an SCR system or SNCR systems at one or more units at Brunner Island is considered likely by PPL.

      New Development Units - Fuel Expenses

The fuel expenses for the Arizona, Connecticut, New York and Pennsylvania natural gas-fired generating assets are based on the output from the Market Consultant's study. Specifically, Stone & Webster used the net generation forecasted by the Market Consultant for each unit and applied an average heat rate to obtain the fuel usage. The total delivered fuel price forecasted by the Market Consultant was applied to the fuel usage to obtain the fuel expense. The fuel expense for select years is shown in Table 1-20 along with the delivered fuel price.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

The fuel consumed by the new projects is natural gas. The Market Consultant's total delivered fuel price were provided in 1998 dollars and have been converted to nominal dollars based on an assumed annual inflation rate of 1.5% in 1999 and 2.5% thereafter.

      Nuclear Units - Fuel Expenses

The expensed fuel charges consist of payments to the U.S. Department of Energy ("DOE") for waste disposal charges that are a function of the electricity generation from the Susquehanna Station. For every MWh generated, net of in-plant use, PPL's is charged $1/MWH as adjusted for transmission losses ($0.94/MWh). Additional payments are made to the DOE under the Energy Policy Act. These payments are for decontamination and decommissioning ("D&D") costs. As part of its restructuring, PPL is collecting these payments through the Competitive Transition Charge ("CTC"). Neither the D&D costs nor the CTC revenues are shown in the Financial Projections.

In addition to the waste disposal charge, PPL incurs expenses for additional oil-site spent fuel storage. These expenses are estimated to be $2.5 million in 2001 and are projected to increase annually by the assumed inflation rate of 2.5%.

The capital fuel expenses are for the purchase, refining, enrichment, and conversion of uranium into nuclear fuel and the fabrication and installation of the nuclear fuel assemblies. PPL's share of the capital fuel costs, waste disposal charges, and spent fuel storage costs are shown in Table 1-21. Also shown is the total fuel expense (expense and capital), both on a total dollars and $/MWh basis.

                                   Table 1-20

                            Fuel Expenses and Prices

                                 (Nominal $000s)

-------------------------------------------------------------------------------------------------------------
Project                 Units            2001           2005          2010          2015           2020
-------------------------------------------------------------------------------------------------------------
Griffith              $                 39,643         34,362        43,942        47,264         50,832
                      $/MMBtu           $5.65          $3.18          $3.71         $3.68         $3.89
-------------------------------------------------------------------------------------------------------------
Wallingford           $                 4,044          17,537        15,851        16,222         12,392
                      $/MMBtu           $5.97          $3.77          $4.48         $5.22         $5.97
-------------------------------------------------------------------------------------------------------------
Kings Park            $                   --           20,789        16,291        20,744         17,164
                      $/MMBtu           $0.00          $3.73          $4.47         $5.43         $6.22
-------------------------------------------------------------------------------------------------------------
Lower Mt Bethel       $                   --           63,595        85,282        88,286         93,673
                      $/MMBtu           $0.00          $3.40          $4.04         $4.61         $5.41
-------------------------------------------------------------------------------------------------------------
Starbuck              $                   --          205,837        218,253       179,598       164,318
                      $/MMBtu             --            3.16           3.73          3.72           3.45
-------------------------------------------------------------------------------------------------------------
Sundance              $                   --           11,967        14,599        32,924         40,453
                      -----------
                      $/MMBtu             --            3.17           3.71          3.63           3.86
-------------------------------------------------------------------------------------------------------------
University Park       $                   --           15,606        32,663        54,755         46,289
                      -----------
                      $/MMBtu             --            3.34           3.92         4.27           4.71
-------------------------------------------------------------------------------------------------------------
PA New CT's           $                   --           26,795        34,443        37,619         36,364
                      $/MMBtu           $0.00          $3.50          $4.14         $4.92         $5.65
-------------------------------------------------------------------------------------------------------------
Total, Fuel           $                 43,687        396,488        461,324       477,412       461.485
                      $/MMBtu           $5.68          $3.28          $3.87         $4.04         $4.11
-------------------------------------------------------------------------------------------------------------

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

As of July 2000, PPL had entered into uranium supply and conversion agreements Uranerz Exploration & Mining Ltd., British Nuclear Fuels Ltd., and ConverDyn for the supply and conversion of uranium oxide (U(3)O(8)) to uranium hexaflouride (UF(6)) and/or the supply of UF(6). PPL's annual uranium requirements (expressed as uranium oxide equivalent) is approximately 1.2 -- 1.3 million pounds. Through is existing contracts, PPL has secured 100% of its supply requirements in 2000 and 50% of its requirements between 2001 and 2003. PPL's contracting approach is typically to have multiple suppliers contracted with staggered multi-year terms with one contract up for renewal each year.

                                   Table 1-21

                                 Fuel Expenses

                                (Nominal $000s)

--------------------------------------------------------------------------------------------------
Year        Capital Fuel    Waste Disposal   Spent Fuel Costs  Total Fuel Costs   Total Fuel Costs
               Costs           Charges                                                 ($/MWh)
--------------------------------------------------------------------------------------------------
2001           55,803           14,363             2,520            72,686              4.76
--------------------------------------------------------------------------------------------------
2002           55,306           14,461             2,583            72,350              4.70
--------------------------------------------------------------------------------------------------
2003           54,788           14,712             2,648            72,148              4.61
--------------------------------------------------------------------------------------------------

PPL has entered into an agreement with United States Enrichment Corporation ("USEC") which satisfies l00% of its enrichment requirements through the refueling of Unit 1 in the spring of 2004. PPL has also entered into a contract with Siemens Power Corp. for 100% of its fuel assembly fabrication requirements through the Unit 1 refueling in 2004 with options to add two additional refuelings for each unit. If the options are exercised by PPL, the fabrication requirements will be satisfied for Unit 1 through the spring of 2008 and for Unit 2 through the spring of 2007.

Stone & Webster did not review these contracts but was provided brief written summaries and internal reports on the nuclear fuels program. In addition, Stone & Webster interviewed the nuclear fuels manager to obtain an overview of the nuclear fuels program.

      Summary of Fuel Expenses

A summary of the fuel expenses is shown in Table 1-22, which includes the existing fossil fuel-fired units in Pennsylvania and Maine (eastern units), the existing fossil fuel-fired units in Montana (western units), the new development units, and the nuclear units.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-22

                            Summary of Fuel Expenses

                                (Nominal $000s)

-----------------------------------------------------------------------------------------------------------------------
                                                    2001          2005           2010            2015          2020
-----------------------------------------------------------------------------------------------------------------------
Eastern Fossil Fuel-Fired Units
-----------------------------------------------------------------------------------------------------------------------
  Delivered Fuel                         $000      388,657       395,214         466,047       448,492         494,869
-----------------------------------------------------------------------------------------------------------------------
  SO(2) Allowances                       $000           --         4,366         (12,065)      (41,446)        (42,866)
-----------------------------------------------------------------------------------------------------------------------
  NO(x) Allowances                       $000       (8,646)       (3,912)         (4,300)      (22,438)        (25,824)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  Subtotal, Fuel Expense                 $000      380,011       395,668         449,682       384,608         426,179
                                        -------------------------------------------------------------------------------
                                        $/MWh        14.17         14.74           16.53         15.40           16.92
-----------------------------------------------------------------------------------------------------------------------
Western Fossil Fuel-Fired Units
-----------------------------------------------------------------------------------------------------------------------
  Delivered Fuel                         $000       41,561        38,465          40,537        42,893          45,478
-----------------------------------------------------------------------------------------------------------------------
  Allowances                             $000         (258)         (369)           (575)         (651)           (736)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  Subtotal, Fuel Expense                 $000       41,303        38,096          39,962        42,242          44,742
                                        -------------------------------------------------------------------------------
                                        $/MWh         5.56          4.36            4.44          4.69            4.97
-----------------------------------------------------------------------------------------------------------------------
New Development Units
-----------------------------------------------------------------------------------------------------------------------
  Delivered Fuel                         $000       43,687       396,488         461,325       477,412         461,485
                                        -------------------------------------------------------------------------------
                                        $/MWh        41.18         24.01           28.49         30.90           31.59
-----------------------------------------------------------------------------------------------------------------------
Nuclear Units
-----------------------------------------------------------------------------------------------------------------------
  Expensed Fuel Costs                    $000       16,883        17,930          18,296        18,709          19,177
-----------------------------------------------------------------------------------------------------------------------
  Capitalized Fuel Costs                 $000       55,803        57,562          65,126        73,684          83,367
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
  Subtotal, Fuel Expenses                $000       72,686        75,492          83,422        92,393         102,544
                                        -------------------------------------------------------------------------------
                                        $/MWh         4.76          4.68            5.18          5.73            6.36
-----------------------------------------------------------------------------------------------------------------------
Fuel Expense Summary
-----------------------------------------------------------------------------------------------------------------------
  Expensed Fuel Costs                    $000      481,883       848,182         969,264       922,972         951,583
-----------------------------------------------------------------------------------------------------------------------
  Capitalized Fuel Costs                 $000       55,803        57,562          65,126        73,684          83,367
-----------------------------------------------------------------------------------------------------------------------
  Total Fuel Costs                       $000      537,686       905,744       1,034,391       996,656       1,034,950
                                        -------------------------------------------------------------------------------
                                        $/MWh        10.63         13.28           15.10         15.21           15.94
-----------------------------------------------------------------------------------------------------------------------

The average cost of fuel, on a $/MWh basis, is $11/MWh in 2001 and increases to $16/MWh in 2020. The relative range of fuel costs in 2001 is from $5/MWh for the nuclear units to $41/MWh for the gas-fired new development units, with the delivered coal costs in the middle at $14/MWh for the eastern units and $6/MWh for the western units. Fuel costs are the major cost incurred when generating electricity. PPL's fuel costs, on average, are low due to the predominance of low cost nuclear and coal baseload generation.

      O&M Expenses

After fuel expenses, the cost of operating and maintaining the electric generating facilities is the largest operating expense. The O&M expenses include the labor expenses for the staff located at the facilities, contracted maintenance expenses, plant administrative expenses, variable operating costs, certain support costs, and miscellaneous expenses.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

      Existing Fossil Fuel-Fired Generating Units

The O&M expenses for the fossil fuel-fired generating assets are shown for select years between 2001 and 2020 in Table 1-23. The O&M expenses include direct plant operating and maintenance costs and certain support service provided by staff at the PPL headquarters in Allentown. It does not include corporate overhead allocations or such items as property tax and insurance.

The primary O&M costs are for Brunner Island and Montour Stations. The O&M costs for Brunner Island and Montour start out at a similar level in 2001. The Montour costs are higher than the Brunner Island costs in 2005 due to SCR catalyst replacement expenses. By 2010, the Montour expenses increase as a result of the addition of scrubbers for the two units.

                                   Table 1-23

               O&M Expenses for Existing Fossil Fuel-Fired Units

                                (Nominal $000s)

-------------------------------------------------------------------------------------------------------------
                                                       2001        2005        2010        2015        2020
-------------------------------------------------------------------------------------------------------------
O&M Expenses for Wholly-Owned Plants
-------------------------------------------------------------------------------------------------------------
     Brunner Island                                    41,500      45,808      51,828      58,638      66,344
-------------------------------------------------------------------------------------------------------------
     Martins Creek                                     27,000      29,803      33,719      38,150      43,164
-------------------------------------------------------------------------------------------------------------
     Montour                                           42,000      51,327      66,814      75,594      92,722
-------------------------------------------------------------------------------------------------------------
     Existing CT's                                      2,450       2,704       3,060       3,462       3,917
-------------------------------------------------------------------------------------------------------------
     Plant Support Services                            22,360      24,681      27,925      31,594      35,746
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Subtotal, Wholly-Owned Plants                         135,310     154,324     183,346     207,439     241,892
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
O&M Expenses for Jointly-Owned Plants (PPL Share)
-------------------------------------------------------------------------------------------------------------
     Conemaugh                                         10,414      10,688      12,092      13,681      15,479
-------------------------------------------------------------------------------------------------------------
     Keystone                                           5,559       5,484       6,205       7,825       8,853
-------------------------------------------------------------------------------------------------------------
     Wyman 4                                            1,186       1,309       1,481       1,676       1,896
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Subtotal, Jointly-Owned Plants                         17,159      17,481      19,778      23,182      26,228
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
     Total O&M Expenses                               152,469     171,805     203,124     230,620     268,120
-------------------------------------------------------------------------------------------------------------

The plant support services expense line item consists of the engineering and support services for the Pennsylvania power plants. Approximately $5.0 million of the plant support services is unallocated O&M expenses that are not budgeted for any station but, based on PPL's experience, is required to address unexpected maintenance items.

For the jointly-owned stations, the primary O&M costs are for Conemaugh and Keystone. Conemaugh's O&M expenses are higher than Keystone's as it has scrubbers on both units. In addition, with the purchase of 50% of Potomac Electric Powers share of Conemaugh Station, PPL owns 16.25% of Conemaugh versus 12.34% of Keystone. The O&M expenses shown for the jointly-owned assets are PPL's share of the total expenses.

      New Development Units

The O&M expenses for the new generating assets are shown for select years between 2001 and 2020 in Table 1-24. The O&M expenses include direct plant operating and maintenance costs

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

and certain support service provided by staff at the PPL headquarters in Allentown. It does not include all overhead allocations but does include an allowance for property taxes.

The initial O&M costs are relatively low in 2001 ($8.9 million) due to the limited number of new units in operation. By 2005 all the new units are in operation and the O&M expense is $107.5 million. Aside from inflation, the major variable in the O&M expenses shown in the table is the major maintenance costs. This variability can be seen in the Griffith Energy O&M expenses in 2010 and again in 2020. The same factor is involved in the high O&M expenses for the Lower Mount Bethel Project in 2015.

PPL provided O&M information for the Kings Park, Starbuck, Sundance, University Park and the Pennsylvania Peaking Plants. The O&M information included detailed operating costs. The most significant cost is the major maintenance expenses. The major maintenance expenses for the peaking units appeared to be overly conservative and were reduced somewhat by Stone & Webster. The major maintenance expense for Starbuck as underestimated and were increased to be consistent with the major maintenance expenses for Griffith and Lower Mt Bethel.

                                   Table 1-24

                                  O&M Expenses

                                (Nominal $000s)

--------------------------------------------------------------------------------
                            2001       2005        2010        2015        2020
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  Griffith Energy          5,759      13,595      24,199      15,965      29,186
--------------------------------------------------------------------------------
  Wallingford              3,128       4,994       4,628       4,547       4,970
--------------------------------------------------------------------------------
  Kings Park                  --       7,803       7,635       8,233       8,410
--------------------------------------------------------------------------------
  Lower Mt Bethel             --       8,660      13,053      20,039      14,313
--------------------------------------------------------------------------------
  Starbuck                    --      43,554      47,971      52,885      58,357
--------------------------------------------------------------------------------
  Sundance                    --      15,836      17,580      18,975      49,953
--------------------------------------------------------------------------------
  University Park             --       6,261       7,777       9,788      10,329
--------------------------------------------------------------------------------
  PA Peaking Plants           --       6,759       8,172       8,622       9,464
--------------------------------------------------------------------------------
Total O&M Expenses         8,886     107,463     131,015     139,055     184,983
--------------------------------------------------------------------------------

      Nuclear Units

The benchmark for O&M expenses for a two-unit nuclear station such as Susquehanna is approximately $195 million in 2000 dollars. While the 2000 budget is below this benchmark, this is likely due to underfunding of certain O&M functions that are being corrected in the following years. By 2004, when the issues that required the additional O&M funding are addressed, the O&M expenses fall back to a baseline level of approximately $199 million.

      Hydroelectric Units

The expenses shown in the Financial Projections for the hydroelectric generating assets includes the operation and maintenance costs for the wholly-owned assets and the cost of associated support services, PPL's share of the operation and maintenance costs for the jointly-owned assets and associated overhead and indirect expenses and capital expenditures for both the wholly-owned and jointly-owned assets.

The O&M expenses for the hydroelectric assets are shown for select years between 2001 and 2020 in Table 1-25. The O&M expenses include direct plant operating and maintenance costs

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

and certain support service provided by staff at the PPL headquarters in Allentown. It does not include overhead allocations or such items as property tax and insurance.

                                   Table 1-25

                                  O&M Expenses

                                (Nominal $000s)

--------------------------------------------------------------------------------------------
                                           2001       2005       2010       2015       2020
--------------------------------------------------------------------------------------------
O&M Expenses for Wholly-Owned Plants
--------------------------------------------------------------------------------------------
  Holtwood                                 3,640      4,018      4,546      5,143      5,819
--------------------------------------------------------------------------------------------
  Wallenpaupack                            2,310      2,550      2,885      3,264      3,693
--------------------------------------------------------------------------------------------
  Maine                                    5,100      5,629      6,369      7,206      8,153
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Subtotal, Wholly-Owned Plants             11,050     12,197     13,800     15,613     17,665
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
O&M Expenses for Jointly-Owned Plants
--------------------------------------------------------------------------------------------
  Safe Harbor                              3,330      3,676      4,159      4,705      5,324
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Subtotal, Jointly-Owned Plants             3,330      3,676      4,159      4,705      5,324
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Total O&M Expenses                        14,380     15,873     17,959     20,319     22,989
--------------------------------------------------------------------------------------------

Summary of O&M Expenses

A summary of the O&M expenses is shown in Table 1-26, which includes the existing fossil fuel-fired, new development, nuclear, and hydroelectric units. After fuel expenses. O&M expenses are the major cost incurred when generating electricity.

The average O&M expense, on a $/MWh basis, is $8/MWh in 2001 and increases to $13/MWh in 2020. The relative range of fuel costs in 2001 is from $5/MWh for the existing fossil fuel-fired units to $13/MWh for the nuclear units with the O&M expenses for the gas-fired new development units in the middle at $8/MWh.

The O&M expenses, as shown on a $/MWh basis, are sensitive to the projected generation. For the baseload units (the existing fossil fuel-fired and nuclear units) and the hydroelectric units, the O&M expense on a $/MWh basis is stable and varies at or close to the assumed inflation rate. For the new development units, the O&M expense, on a $/MWh basis, is over $8/MWh in 2001 but decreases to under $7/MWh in 2005. By 2005, the currently announced new projects are all in operation. In addition, the annual generation from these units peaks in 2005 at over 8 million MWh. By 2020, the O&M expense has risen to $13/MWh as a result of the projected annual generation dropping to under 5 million MWh.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-26

                             Summary of O&M Expense

                                (Nominal $000s)

------------------------------------------------------------------------------------------------------------------------
                                                       2001            2005            2010            2015        2020
------------------------------------------------------------------------------------------------------------------------
Existing Fossil Fuel-Fired Units
------------------------------------------------------------------------------------------------------------------------
  O&M Expenses                          $000         135,310         154,324         183,346         207,439     241,892
                                       ---------------------------------------------------------------------------------
                                       $/MWh            5.04            5.75            6.74            8.31        9.60
------------------------------------------------------------------------------------------------------------------------
New Development Units
------------------------------------------------------------------------------------------------------------------------
  O&M Expenses                          $000           8,886         107,463         131,015         139,055     184,983
                                       ---------------------------------------------------------------------------------
                                       $/MWh            8.38            6.51            8.09            9.00       12.66
------------------------------------------------------------------------------------------------------------------------
Nuclear Units
------------------------------------------------------------------------------------------------------------------------
  O&M Expenses                          $000         195,472         202,898         229,561         259,727     293,857
                                       ---------------------------------------------------------------------------------
                                       $/MWh           12.79           12.59           14.24           16.12       18.23
------------------------------------------------------------------------------------------------------------------------
Hydroelectric Units
------------------------------------------------------------------------------------------------------------------------
  O&M Expenses                          $000          14,380          15,873          17,959          20,319      22,989
                                       ---------------------------------------------------------------------------------
                                       $/MWh           10.77           12.61           14.26           16.14       18.26
------------------------------------------------------------------------------------------------------------------------
O&M Expense Summary
------------------------------------------------------------------------------------------------------------------------
  O&M Expenses                          $000         354,049         480,557         561,880         626,539     743,720
                                       ---------------------------------------------------------------------------------
                                       $/MWh            7.96            7.91            9.24           10.84       13.01
------------------------------------------------------------------------------------------------------------------------

1.8.2.3 Montana Operating Expenses

The expenses for the Montana fossil-fired and hydroelectric generating assets are shown separately in the Financial Projections. The fuel, O&M, and other expenses (including non-income taxes) for these assets are shown as a separate line item in the operating expenses in the Financial Projections. The PPL Montana Offering Memorandum was used as a reference for the operating expenses and was supplemented with additional data and information obtained during our recent site visits can be referenced for additional details about the expenses associated with the Montana assets.

1.8.2.4 Non-Income Taxes

Non-income taxes shown in the Financial Projections include property taxes, capital stock taxes, and gross receipts taxes for the domestic generation facilities. The non-income taxes in 2001 are estimated to be $47 million. The non-income taxes decrease over time as the capital stock taxes are reduced and the gross receipts taxes are eliminated. The non-income taxes for the Montana plants was obtained from the PPL Montana Offering Memorandum. All other information on the non-income taxes were provided by PPL. The non-income taxes were not reviewed by Stone & Webster. No gross receipts taxes are assumed for the new contract with Montana Power. Also the 2001 gross receipts taxes may be overstated as the PLR revenues shown are net of the gross receipts taxes. By 2012, the non-income taxes are reduced to $22 million year and are projected to increase thereafter by the assumed inflation rate.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

1.8.2.5 Capital Expenditures

      Existing Fossil Fuel Fired Units

The capital expenses for the fossil fuel-fired plants are shown for select years in Table 1-29. The capital expenses shown in the table for 2001, 2005, and 2010 include a portion of major environmental projects. In 2001, the capital expenses include the balance of the SCR system for Unit 1 at Montour Station. In 2005, the capital expenses include the balance of the SCR system for Unit 3 at Brunner Island Station. Finally, in 2010 a portion of the scrubber costs are included for Montour. The capital expenses for Conemaugh, Keystone, and Wyman Unit 4 are PPL's ownership share. The other capital expenses are for pooled projects and unbudgeted capital expenses.

                                   Table 1-29

                                Capital Expenses

                                (Nominal $000s)

-----------------------------------------------------------------------------------
                                2001        2005       2010        2015       2020
-----------------------------------------------------------------------------------
Brunner Island                  15,525     51,120      29,391     19,869     22,480
-----------------------------------------------------------------------------------
Martins Creek                    9,580     17,531       3,901      4,415      4,995
-----------------------------------------------------------------------------------
Montour                         66,934      3,798      61,351     17,661     19,982
-----------------------------------------------------------------------------------
CT's                               140         --          --        221        250
-----------------------------------------------------------------------------------
Conemaugh                        3,777      1,201       2,600      2,942      3,328
-----------------------------------------------------------------------------------
Keystone                         6,405      1,250       1,974      2,234      2,527
-----------------------------------------------------------------------------------
Wyman4                           1,000      1,000       1,000      1,131      1,280
-----------------------------------------------------------------------------------
Other                            3,836     19,325       6,925      7,835      8,865
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Total Capital Expenditures     107,197     95,225     107,142     56,308     63,707
-----------------------------------------------------------------------------------

      Nuclear and Hydroelectric Units

PPL's share of the capital project expenses for Susquehanna are projected to be $38 million in 2001. The capital expenses peak in 2003 at $68 million and fall back to $49 million in 2004 and $35 million in 2005. The capital expense in this time period are related to major projects such as the replacement of major elements of the steam turbines and projects to improve the reliability of the plant. Starting in 2006, the capital project expenses are projected to stabilize at $18 million and are projected to increase thereafter at the assumed inflation rate.

The capital expenses for the hydroelectric projects are projected to be approximately $7.7 million per year (Pennsylvania and Maine units) in 2001 dollars and address routine capital expenses.

1.8.2.6 Other Debt Payments

The existing debt payments for the Montana assets were obtained from the PPL Montana LLC Offering Memorandum.

For the Lower Mount Bethel Project, annual lease payments are estimated to be $36 million in 2004 and decrease over time to $30 million in 2020. The lease payments for the simple cycle peaking units starts at $27 million in 2002, and increases to $77 million in 2003 with the addition of more units in 2003. Once all these units are in operation in 2004, the lease payments for the

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

simple cycle peaking units are approximately $91 million per year. The lease payments were provided by PPL.

No initial capital costs and/or schedule of debt payments have been provided on the Starbuck Project.

1.8.3 International Distribution

Stone & Webster prepared Financial Projections for PPL's international distribution companies from 2001 through 2020. The Financial Projections consists of a base case, the result of which are shown below for select years:

                                    2001           2002          2003         2005         2010         2015           2020
                                    ----           ----          ----         ----         ----         ----           ----
Energy Sold (MWh)                4,233,714      4,559,276     5,039,637    5,885,931    8,312,263    9,866,708      11,163,274

Operating Revenues ($000)
Energy Sales                       331,125        352,568       405,017      511,371      781,857      922,659       1,043,903
Other Income                        22,427         23,387        25,735       29,010       39,838       49,245          55,716
------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues           353,552        375,955       430,751      540,382      821,695      971,903       1,099,619
------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
Energy Purchases                   162,903        169,790       202,286      266,555      407,919      482,666         546,092
Other Expenses                     103,460        104,680       111,473      125,668      167,676      197,981         223,997
------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses           266,364        274,470       313,759      392,222      575,595      680,647         770,090
------------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)          87,189        101,485       116,993      148,159      246,100      291,256         329,530

Non-Operating Revenues
($000)
Interest income                      2,186          3,224         2,371        1,577        2,377        2,777           3,142
Other Income                         2,797          3,161         3,549        4,021        5,230        6,991           7,910
Dividends from Affiliates           (3,483)          (251)        1,802        1,278        7,018        9,382          10,615
------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues         1,500          6,134         7,722        6,876       14,624       19,151          21,667
------------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses
($000)
Interest Expense                        --             --            --           --           --           --              --
Change in Working Capital           16,733          2,851         2,904        4,404        5,299        6,388           7,228
Taxes                                7,146          9,959        12,756       20,455       48,454       56,308          63,707
------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Expenses        23,879         12,810        15,660       24,859       53,753       62,696          70,935
------------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)         84,299         69,333        39,643       50,018       44,023       53,049          60,020

------------------------------------------------------------------------------------------------------------------------------
Cash Available                     (19,489)        25,476        69,412       80,159      162,948      194,662         220,242
------------------------------------------------------------------------------------------------------------------------------

The projections shown above are for the three international distribution companies reviewed by Stone & Webster -- CEMAR, DelSur and Emel. PPL owns between 80% and 95% of these companies. The projections are based on the business plans prepared for these companies by PPL Global. The projections in the business plan were adjusted by Stone & Webster as appropriate to develop a reasonable set of financial projections that were consistent with the condition of the equipment, the service expectations, economic growth, etc. These adjustments resulted in lower projections of cash available than that shown in the business plans. In the near term, there are major capital requirements in CEMAR associated with the implementation of a metering plan. These capital costs depress the cash available in 2001 and 2002.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

The cash flows from the international distribution companies are based on unrepatriated cash flows. Taxes or other costs associated with repatriating the cash flows from these companies to the U.S. have not been included or estimated.

The review of the international distribution companies was initially performed in the fall of 2000 and was updated in July 2001. Since out initial review, there were two major earthquakes in El Salvador, which has likely affected the condition and performance of DelSur, which is located in that country

1.8.4 PPL Overhead

PPL's overhead expense in 2001 is projected to be $156 million, which includes a credit of $18 million for AEC's share of the overhead expenses associated with Susquehanna. PPL projects its overhead expenses to increase to $173 million in 2003 after which it is projected to increase at the assumed annual inflation rate of 2.5%. Stone & Webster did not review PPL's overhead expense projections.

1.8.5 Debt Service Coverages

The debt service used in the Financial Projections is shown in Table 1-30. The annual debt service payments were provided by PPL. Also shown in the table are the debt service coverage ratios (DSCRs) for the base case and two sensitivity cases (high case and low case).

The debt service is projected to decrease from $126 million in 2001 to $60 million in 2002. From 2003 through 2008 the debt service varies between $62 and $65 million a year. For 2009 through 2020, the debt service is constant at $64 million a year.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   Table 1-30

                        Debt Service and Coverage Ratios

                                (Nominal $000s)

-----------------------------------------------------------------------------------------
        Year           Debt Service          Base Case         High Case         Low Case
                                                DSCR              DSCR             DSCR
-----------------------------------------------------------------------------------------
        2001                126,828              5.2 x             5.3 x            4.0 x
-----------------------------------------------------------------------------------------
        2002                 60,361             17.5 x            19.4 x            6.2 x
-----------------------------------------------------------------------------------------
        2003                 62,304             11.3 x            13.4 x            8.0 x
-----------------------------------------------------------------------------------------
        2004                 64,029             11.1 x            13.8 x            8.4 x
-----------------------------------------------------------------------------------------
        2005                 63,996             15.2 x            14.5 x           12.0 x
-----------------------------------------------------------------------------------------
        2006                 64,769             18.7 x            17.8 x           15.1 x
-----------------------------------------------------------------------------------------
        2007                 64,525             19.4 x            18.4 x           15.3 x
-----------------------------------------------------------------------------------------
        2008                 63,978             19.3 x            18.2 x           14.7 x
-----------------------------------------------------------------------------------------
        2009                 64,009             20.0 x            18.8 x           15.1 x
-----------------------------------------------------------------------------------------
        2010                 64,009             26.4 x            27.0 x           15.1 x
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Average 2001 - 2010                             16.4 x            16.7 x           11.4 x
-----------------------------------------------------------------------------------------
Minimum 2001 - 2010                              5.2 x             5.3 x            4.0 x
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Average 2001 - 2005                             12.1 x            13.3 x            7.7 x
-----------------------------------------------------------------------------------------
Average 2006 - 2010                             18.7 x            17.8 x           14.7 x
-----------------------------------------------------------------------------------------

The DSCR for the base case averages 16.4 times the debt service. The minimum DSCR is in 2001 at 5.2 times the debt service.

For the high case, the Market Consultant prepared additional projections of the energy generation and forward prices. Generally, the high case differs from the base case in that the market projections are run based on a higher peak demand growth rate, a higher energy growth rate, and higher gas and oil prices. For the specific differences between the high and base cases, the Market Consultant's report should be read. The DSCR for the high case averages 16.7 times the debt service. The minimum DSCR is in 2001 at 5.3 times the debt service.

For the low case, the Market Consultant prepared additional projections of the energy generation and forward prices. Generally, the low case differs from the base case in that the market projections are run based on a lower peak demand growth rate, a lower energy growth rate, lower gas and oil prices, and lower new equipment costs. For the specific differences between the low and base cases, the Market Consultant's report should be read. The DSCR for the high case averages 11.4 times the debt service. The minimum DSCR is in 2001 at 4.0 times the debt service.

1.9 Conclusions

Set forth below are the principal opinions which we have reached regarding the review of PPL Energy Supply. The opinions are shown in two groups, one for the domestic electric generating facilities and the other for the international electric distribution companies. For a complete

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

understanding of the assumptions upon which these opinions are based, the Report should be read in its entirety.

Domestic Electric Generation Facilities

On the basis of our review and the assumptions set forth in the Report, Stone & Webster is of the opinion that:

1) The electric generating facilities reviewed by Stone & Webster were found to be well maintained and generally in good condition as compared to similar facilities of the same age. With the continuation of the existing condition monitoring programs and the implementation of the forecasted overhauls and capital projects, these electric generating facilities should continue to provide reliable power generation.

2) Stone & Webster reviewed and provided data that was used as inputs to the Market Consultant's analysis. The key input data, such as claimed capacity, equivalent availability factor, and full load heat rate were reasonable and were generally consistent with recent historic experience.

3) The normal claimed capacities of the Assets are based on values reported to the power pools. With planned maintenance and overhauls, it can be expected that the normal claimed capacities will not change materially during the period shown in the Financial Projections. In some cases, equipment is being upgraded and will result in increased capacity. Examples of this are the uprate of the Susquehanna Station and a number of the Montana hydroelectric assets.

4) The full load heat rates for the Assets that were provided to the Market Consultant for use in their model were developed from data provided by PPL. The average heat rates used by Stone & Webster are, for the most part, similar to the recent average heat rates reported for the electric generating units. The projected performance of the electric generating units, that is based on the heat rate assumptions, accurately reflects the condition and capability of the electric generating units during the period shown in the Financial Projections.

5) The Assets are technically capable of performing at the capacity factors projected by the Market Consultant.

6) The O&M expenses forecasted by PPL are consistent with the staffing and operating plan and recent historical expenses for the electric generating facilities. The projected staffing is essentially unchanged from the current staffing. The O&M expenses appear reasonable and adequate to meet PPL's operation, maintenance and performance objectives.

7) The overhaul schedules developed by PPL are prudent and consistent with current and projected operations. The overhaul expenses forecasted in the Financial Model consistent with the overhaul schedules and are adequate to support the continued operation of the Assets through 2020.

8) The capital expenses are for major environmental projects, new development projects, ongoing repairs/replacements, and the procurement of nuclear fuels. The on-going repair/replacement expenses projected for the Assets by PPL are reasonable and consistent with condition of the assets and the projected generation.

9) PPL has substantial portions of its near-term nuclear fuel requirements under contract. The all-in cost of supplying, processing, and enriching the uranium and in fabricating and

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

      installing the fuel assemblies is comparable to the cost incurred by other operators of nuclear power plants.

10) PPL also has a substantial portion of its coal supply under contract. The coal supply comes from multiple sources and PPL tries to optimize the coal supply and transportation costs with the requirements of the coal-fired stations. PPL owns most of the unit trains used to transport the coal and leases the balance of its requirements. PPL has coal transportation contracts with Norfolk Southern and CSX that allow it to transport coal from a variety of sources.

11) The projects under development are either gas-fired combined cycle projects or simple cycle projects. The combustion turbine technology used on the projects is proven or is a variation of a proven design. The new projects represent an important addition to PPL's generating portfolio as they add geographical, fuel, and technology diversity to the portfolio. The projects announced to date likely represent only the initial core group of projects, particularly for the simple cycle peaking plants.

12) The electric generating facilities are in compliance with current permit requirements. PPL has well defined environmental, health and safety program and has the expertise and capacity to recognize the environmental issues involved. Its approach to the solutions to the environmental issues is reasonable based on our experience.

13) PPL has accumulated excess SO(2) allowances and these banked allowances will allow PPL to operate for at least several years before the purchase of additional SO(2) allowances will be required. Units 1 and 2 at Conemaugh Station and Units 1, 2, and 3 at Colstrip Station are the only units that are currently equipped with flue gas desulfurization ("FGD") systems. PPL has developed plans to install FGD systems at Montour, which will be implemented based on a number of factors including the cost of allowances and future environmental regulations. For purposes of the Financial Projections, it is assumed that two FGD systems will be installed at Montour and be operational in 2010. After the FGD systems are installed, PPL is projected to have sufficient SO(2) allowances.

14) PPL has installed NO(x) control systems at its coal-fired plants. All the coal-fired units are equipped with low NO(x) burners or low NO(x) burners and overfire air. Recently, PPL successfully completed the installation of SCR systems for both units at Montour. An SCR system is also under development for the two units at Keystone with a planned in-service date of May 2003.

15) No environmental site assessments were prepared for the existing electric generating facilities. There are no immediate major environmental remediation projects at any of these facilities. Given the past use of the sites, it is likely that there will be some site remediation required.

16) The existing electric generating facilities should have a remaining life of at least twenty to twenty-five years, with some of the facilities likely to have longer remaining lives. The new projects can be expected to have useful lives in excess of thirty years.

17) A major source of revenue for PPL is from serving PP&L Electric's PLR load. The projections for the PLR load show limited migration for residential and industrial customers, but a substantial migration for commercial customers. Overall, the PLR load is projected to equal 90% of PP&L Electric's load in 2001 and 94% of PP&L Electric's load in 2009. The revenues from PLR sales are projected to be lower than the cost of purchasing energy and capacity from the market to supply the PLR load, based on using data supplied by the Market Consultant.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

International Distribution Companies -- Conclusions

18) Emel's service area ranges from predominantly rural for Emelectric, Emelat, and Elfec to urban for Elecda, with Emelari and Eliqsa somewhere in between. The region covered by Emel's companies is in northern and central Chile and central Bolivia. For several of the companies, the mining industry is a major customer. In general, the electric use per customer for Emel is low as compared to some other distribution companies in Central and Latin America.

19) Emel's distribution assets appear to be in good condition and are adequate to meet its present service needs, but in some cases the system appears to be at capacity. Additional investment to increase capacity and incorporate more reliable configurations will likely be required.

20) Emel operates at a high employee to customer ratio, indicating an efficiently operated system. The low number of employees is due in part to the high level of outsourcing undertaken by Emel. Emel's operating costs are relatively low, both on a $/customer and a $/MWh sold basis. Significant additional cost savings are projected by Emel, but are not likely to be achieved to the extent planned.

21) Emel's technical and non-technical losses are moderate to low indicating a well-managed system. The quality of service indices computed for the Emel companies is good for a developing country but will need to be improved to meet more stringent performance requirements being imposed by Chile.

22) CEMAR's service area is geographically dispersed with small load centers. The region covered has one of the lowest per capita incomes in Brazil. Major investments are being made in the region and the economy has been growing at a rate greater than the rest of Brazil. The loads served are primarily residential (40%) with an unusually high level of public loads (22%). The overall kWh use per customer is low.

23) The CEMAR distribution system has suffered from a lack of investment. The medium and low voltage distribution systems vary by location from fair to poor and fair to good. The system has poor voltage control and reactive compensation due to the use of long feeder lines and low quality components. The system also experiences a high level of distribution system transformer failures, which is an indication of an overloaded system.

24) The technical and non-technical losses of electricity in the CEMAR system are high. CEMAR has set aggressive goals for loss reduction and is undertaking a program to meter all its users to address the non-technical losses. Additional investment in the system will be required to address the technical losses experienced by CEMAR.

25) CEMAR's operating structure is more typical of developing countries. It has lower customer to employee ratios than the other companies but has plans to reduce the work force so this measure of efficiency should improve. CEMAR has low costs per customer, but this is likely an indicator of under-investment in system rather than an efficient use of resources as the CEMAR system has performed poorly from a reliability standpoint.

26) CEMAR is projecting the expenditure of significant capital in 2001 and 2002 to address many issues with its system. Longer-term, its capital plan is comparable to that experienced in other developing countries.

                                                    Independent Technical Review
                                                           PPL Energy Supply LLC
--------------------------------------------------------------------------------

27) For DelSur, the service area covers a mix of urban and rural areas. Customers are overwhelmingly residential (93%) but a substantial portion of the load (49%) is due to a small group of customers (0.7%). The overall kWh use per customer is low.

28) The DelSur distribution system appears to be in good condition. The technical and nontechnical losses of electricity in the DelSur system are low for developing countries and comparable to losses experienced in some developed countries. Even so, DelSur is maintaining it focus on further reducing losses through the implementation of a detailed loss reduction program.

29) DelSur appears to be a well run, efficient companies with high customer to employee ratios and low cost per customer and per MWh of sales.

Exhibit I                                           Independent Technical Review
Financial Projections -- Base Case                         PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   EXHIBIT I

                                   BASE CASE

Consolidated Cash Flow Summary

Cash Flow Summary for Existing Fossil-Fired Generating Units (Non-Montana)

Cash Flow Summary for Projects Under Development

Cash Flow Summary for Nuclear Generating Assets

Cash Flow Summary for Hydroelectric Generating Assets (Non-Montana)

Cash Flow Summary for Montana Generating Assets

Exhibit I                                           Independent Technical Review
Financial Projections - Base Case                          PPL Energy Supply LLC
--------------------------------------------------------------------------------

                         Consolidated Cash Flow Summary

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2001           2002           2003           2004           2005           2006
                                                    ----           ----           ----           ----           ----           ----
Domestic Generation Assets

Net Capacity (MW)
  Pennsylvania Fossil                              5,227          5,227          5,227          5,227          5,227          5,227
  Pennsylvania Hydro                                 285            285            285            285            285            285
  Pennsylvania New Projects                           --            630            630          1,232          1,232          1,232
  Pennsylvania Nuclear                             1,975          1,988          2,023          2,068          2,083          2,083
  Other New Projects                                 248          1,215          1,755          1,755          2,955          2,955
  Montana Fossil and Hydro                         1,208          1,208          1,208          1,221          1,273          1,307
  Maine                                               95             95             95             95             95             95
------------------------------------------------------------------------------------------------------------------------------------
Total Net Capacity                                 9,038         10,649         11,223         11,883         13,150         13,184
------------------------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
  Pennsylvania Fossil                         26,821,267     26,998,227     26,372,479     26,607,535     26,842,592     26,827,299
  Pennsylvania Hydro                           1,007,958      1,007,958      1,007,958      1,007,958      1,007,958      1,007,958
  Pennsylvania New Projects                           --             --        530,264      2,950,975      3,431,548      3,509,529
  Pennsylvania Nuclear                        15,279,643     15,384,107     15,651,071     15,999,286     16,115,357     16,115,357
  Other New Projects                           1,060,942      2,436,507      3,898,321      3,587,978     13,079,739     12,897,805
  Montana Fossil and Hydro                     7,422,967      8,332,838      8,332,838      8,414,353      8,728,767      8,941,441
  Montana Purchases - Basin                      364,090        364,090        148,608        148,608        148,608        148,608
  Maine                                          327,500        250,987        250,987        250,987        250,987        250,987
  NUG Contracts                                2,537,187      2,537,187      2,537,187      2,537,187      2,537,187      2,537,187
------------------------------------------------------------------------------------------------------------------------------------
Total Net Generation                          54,821,552     57,311,901     58,729,713     61,504,867     72,142,743     72,236,171
------------------------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
  PLR (Provider of Last Resort) Sales         31,043,565     30,375,744     31,110,038     32,206,476     33,677,785     34,404,881
  Other Contract Sales                         3,485,801      3,303,729      3,283,033      1,156,654             --             --
  Net Market Sales (Purchases)                10,302,908     12,786,216     13,655,215     17,322,207     27,230,138     26,332,899
  Montana Market Sales                         2,573,057      4,180,472      4,353,734      4,435,249      4,749,663      4,962,337
  Montana Contract Sales                       5,214,000      4,516,456      4,127,712      4,127,712      4,127,712      4,127,712
------------------------------------------------------------------------------------------------------------------------------------
Total Power Sales                             52,619,331     55,162,617     56,529,732     59,248,297     69,785,298     69,827,829
------------------------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
  Merchant Capacity Sales                        296,276        475,004        359,057        376,570        501,835        505,522
  Merchant Energy Sales                          282,703        369,337        383,378        491,155        786,995        787,072
  Contact Capacity Sales (Purchases)              54,000         63,000         66,600         30,900             --             --
  Contract Energy Sales (Purchases)            1,131,869      1,201,237      1,157,977      1,185,828      1,266,291      1,422,137
  Montana Merchant Revenues                      236,864        361,476        210,251        185,466        212,203        230,151
  Montana Contract Revenues                      101,985        121,241        156,748        156,336        155,882        155,517
  Trading                                             --             --             --             --             --             --
  Other                                           26,565         25,169         23,896         22,622         21,949         21,275
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                       2,130,261      2,616,463      2,357,906      2,448,877      2,945,154      3,121,674
------------------------------------------------------------------------------------------------------------------------------------

                                                    2007           2008           2009           2010
                                                    ----           ----           ----           ----
Domestic Generation Assets

Net Capacity (MW)
  Pennsylvania Fossil                              5,227          5,227          5,227          5,227
  Pennsylvania Hydro                                 285            285            285            285
  Pennsylvania New Projects                        1,232          1,232          1,232          1,232
  Pennsylvania Nuclear                             2,083          2,083          2,083          2,083
  Other New Projects                               2,955          2,955          2,955          2,955
  Montana Fossil and Hydro                         1,317          1,317          1,317          1,317
  Maine                                               95             95             95             95
-------------------------------------------------------------------------------------------------------
Total Net Capacity                                13,195         13,195         13,195         13,195
-------------------------------------------------------------------------------------------------------

Net Generation (MWh)
  Pennsylvania Fossil                         26,812,152     27,241,045     27,226,193     27,211,473
  Pennsylvania Hydro                           1,007,958      1,007,958      1,007,958      1,007,958
  Pennsylvania New Projects                    3,589,782      3,672,401      3,757,486      3,845,144
  Pennsylvania Nuclear                        16,115,357     16,115,357     16,115,357     16,115,357
  Other New Projects                          12,733,017     12,585,830     12,456,839     12,346,793
  Montana Fossil and Hydro                     9,003,343      9,003,343      9,003,343      9,003,343
  Montana Purchases - Basin                      148,608        148,608        148,608         99,072
  Maine                                          250,987        250,987        250,987        250,987
  NUG Contracts                                2,537,187      1,772,806      1,268,608         95,335
-------------------------------------------------------------------------------------------------------
Total Net Generation                          72,198,391     71,798,344     71,235,379     67,975,462
-------------------------------------------------------------------------------------------------------

Power Sales (MWh)
  PLR (Provider of Last Resort) Sales         35,125,621     35,826,477     36,539,915             --
  Other Contract Sales                                --             --             --             --
  Net Market Sales (Purchases)                25,462,025     24,312,062     22,985,719     60,873,047
  Montana Market Sales                         7,039,039      9,053,839      9,053,839      9,004,303
  Montana Contract Sales                       2,112,912         98,112         98,112         98,112
-------------------------------------------------------------------------------------------------------
Total Power Sales                             69,739,597     69,290,491     68,677,585     69,975,462
-------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
  Merchant Capacity Sales                        509,280        505,671        504,302      1,099,219
  Merchant Energy Sales                          786,783        783,391        764,921      2,213,674
  Contact Capacity Sales (Purchases)                  --             --             --             --
  Contract Energy Sales (Purchases)            1,476,390      1,588,850      1,696,265         (5,983)
  Montana Merchant Revenues                      322,880        418,245        432,311        444,212
  Montana Contract Revenues                       74,353         (6,855)        (7,425)        (4,804)
  Trading                                             --             --             --             --
  Other                                           21,302         20,328         19,055          6,000
-------------------------------------------------------------------------------------------------------
Total Operating Revenues                       3,190,987      3,309,630      3,409,428      3,752,319
-------------------------------------------------------------------------------------------------------

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2001           2002           2003           2004           2005           2006
                                                    ----           ----           ----           ----           ----           ----
Domestic Generation Assets

Operating Expenses ($000)
  Fuel                                           481,883        565,385        608,528        647,161        848,182        896,111
  O&M                                            401,515        431,989        470,252        483,442        531,335        542,159
  Other Montana Operating Expenses                21,581         22,123         22,667         23,193         23,774         24,356
  Nuclear Decommissioning Expense                 23,666         21,969         20,696         19,422         18,149         16,875
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         928,645      1,041,466      1,122,143      1,173,218      1,421,441      1,479,500
-----------------------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                           47,435         40,986         38,880         36,727         35,240         34,259

Operating Cash Flow ($000)                     1,154,181      1,534,011      1,196,883      1,238,932      1,488,473      1,607,915

Capital Expenditures ($000)
  Pennsylvania Fossil                            106,197         98,067         86,395         95,153         94,225         59,410
  Pennsylvania Hydro                               4,826            959            937          1,407          3,677          1,102
  Pennsylvania New Projects                           --             --             --             --             --             --
  Pennsylvania Nuclear Projects                   37,710         49,500         67,500         48,600         35,100         18,329
  Pennsylvania Nuclear Fuel                       55,803         55,306         54,788         56,158         57,562         59,001
  Other New Projects                              53,496             --             --             --             --             --
  Montana                                         23,472         50,409         48,248         48,457         56,970         19,048
  Maine                                            3,878          4,503          9,080          5,965          1,140          1,250
-----------------------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                       285,381        258,744        266,949        255,740        248,675        158,140
-----------------------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                       36,127         48,338         46,110         42,744         37,490         37,283
Lease Payments for Lower Mt Bethel ($000)             --             --             --         35,822         35,464         35,109
Lease Payments for New Peakers ($000)                 --         26,488         76,669         91,198         91,198         91,198

===================================================================================================================================
Cash from Domestic Generation Assets             832,673      1,200,441        807,155        813,427      1,075,646      1,286,184
===================================================================================================================================

                                                    2007           2008           2009           2010
                                                    ----           ----           ----           ----
Domestic Generation Assets

Operating Expenses ($000)
  Fuel                                           920,777        972,996      1,001,618        969,264
  O&M                                            564,436        611,850        598,603        619,321
  Other Montana Operating Expenses                24,953         25,563         26,163         26,803
  Nuclear Decommissioning Expense                 15,602         14,328         13,055             --
-------------------------------------------------------------------------------------------------------
Total Operating Expenses                       1,525,768      1,624,737      1,639,439      1,615,388
-------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                           33,118         31,938         31,192         31,427

Operating Cash Flow ($000)                     1,632,102      1,652,954      1,738,798      2,105,505

Capital Expenditures ($000)
  Pennsylvania Fossil                             60,042        105,478        150,621        106,142
  Pennsylvania Hydro                               1,123          1,145          1,167          1,190
  Pennsylvania New Projects                           --             --             --             --
  Pennsylvania Nuclear Projects                   18,787         19,257         19,738         20,232
  Pennsylvania Nuclear Fuel                       60,476         61,988         63,538         65,126
  Other New Projects                                  --             --             --             --
  Montana                                         13,663         13,456         13,710         14,085
  Maine                                            1,256          1,263          1,269          1,276
-------------------------------------------------------------------------------------------------------
Total Capital Expenditures                       155,347        202,586        250,043        208,051
-------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                       35,219         37,209         38,847         40,501
Lease Payments for Lower Mt Bethel ($000)         34,758         34,411         34,066         33,726
Lease Payments for New Peakers ($000)             91,198         91,198         91,198         91,198

=======================================================================================================
Cash from Domestic Generation Assets           1,315,579      1,287,550      1,324,643      1,732,029
=======================================================================================================

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2001           2002           2003           2004           2005           2006
                                                    ----           ----           ----           ----           ----           ----
International Distribution Assets

Cemar

PPL's Ownership %                                   84.7%          84.7%          84.7%          84.7%          84.7%          84.7%

Energy Sold (MWh)                              2,188,477      2,385,269      2,644,653      2,940,281      3,249,269      3,583,229

Operating Revenues ($000)
  Energy Sales                                   158,521        171,203        202,013        239,938        278,973        317,344
  Other Income                                     9,721         10,059         10,735         11,518         12,354         13,241
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         168,242        181,262        212,748        251,456        291,327        330,584
------------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                                56,694         58,635         78,622        101,511        125,498        150,758
  Other Expenses                                  66,134         66,078         68,916         73,560         78,993         84,637
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         122,828        124,713        147,538        175,071        204,491        235,394
------------------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        45,414         56,549         65,210         76,385         86,837         95,190

Non-Operating Revenues ($000)
  Interest Income                                    616            372            123             24             22             --
  Other Income                                        --             --             --             --             --             --
  Dividends from Affiliates                           --             --             --             --             --             --
------------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                         616            372            123             24             22             --
------------------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Interest Expense
  Change in Working Capital                        4,655          1,542          1,351          2,581          2,639          2,446
  Taxes                                              948          3,028          4,871          7,467         10,768         14,190
------------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses               5,602          4,570          6,222         10,048         13,408         16,636
------------------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       51,811         41,653         15,833         19,380         21,921         16,125

------------------------------------------------------------------------------------------------------------------------------------
Cash Available from Cemar                        (11,384)        10,699         43,277         46,980         51,530         62,429
------------------------------------------------------------------------------------------------------------------------------------

                                                    2007           2008           2009           2010
                                                    ----           ----           ----           ----
International Distribution Assets

Cemar

PPL's Ownership %                                   84.7%          84.7%          84.7%          84.7%

Energy Sold (MWh)                              3,944,768      4,239,672      4,550,317      4,877,529

Operating Revenues ($000)
  Energy Sales                                   355,634        389,326        421,751        460,279
  Other Income                                    14,169         14,985         15,828         16,711
------------------------------------------------------------------------------------------------------
Total Operating Revenues                         369,803        404,311        437,579        476,990
------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                               165,442        181,326        198,493        217,026
  Other Expenses                                  90,722         96,049        101,437        107,098
------------------------------------------------------------------------------------------------------
Total Operating Expenses                         256,164        277,375        299,930        324,124
------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                       113,639        126,937        137,649        152,865

Non-Operating Revenues ($000)
  Interest Income                                    289          1,471          1,171            (16)
  Other Income                                        --             --             --             --
  Dividends from Affiliates                           --             --             --             --
------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                         289          1,471          1,171            (16)
------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Interest Expense
  Change in Working Capital                        3,590          2,842          2,532          3,200
  Taxes                                           20,908         26,071         29,369         33,464
------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses              24,498         28,913         31,901         36,665
------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       18,015         19,811         17,622         25,536

------------------------------------------------------------------------------------------------------
Cash Available from Cemar                         71,415         79,684         89,297         90,648
------------------------------------------------------------------------------------------------------

PPL Consolation
Base Case
Cash Flow Summary

                                                    2001           2002           2003           2004           2005           2006
                                                    ----           ----           ----           ----           ----           ----
International Distribution Assets

Delsur

PPL's Ownership %                                   80.5%          80.5%          80.5%          80.5%          80.5%          80.5%

Energy Sold (MWh)                                711,471        759,048        809,790        863,906        919,884        975,077

Operating Revenues ($000)
  Energy Sales                                    67,797         69,474         76,366         83,672         94,823        115,885
  Other Income                                     1,901          1,938          2,043          2,154          2,269          2,387
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                          69,697         71,412         78,409         85,825         97,092        118,272
------------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                                45,304         46,310         50,667         55,258         62,195         75,598
  Other Expenses                                  11,746         12,013         12,918         13,886         15,022         16,601
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                          57,049         58,322         63,585         69,144         77,217         92,199
------------------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        12,648         13,090         14,824         16,681         19,875         26,074

Non-Operating Revenues ($000)
  Interest Income                                  1,322          2,851          2,248          1,438          1,544          1,721
  Other Income                                        --             --             --             --             --             --
  Dividends from Affiliates                           --             --             --             --             --             --
------------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                       1,322          2,851          2,248          1,438          1,544          1,721
------------------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                       (2,484)            74            311            333            482            837
  Taxes                                            3,222          3,653          4,031          4,430          5,257          6,854
------------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses                 738          3,727          4,342          4,763          5,739          7,691
------------------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                        5,418          5,054          4,927          8,258          4,348          2,497

------------------------------------------------------------------------------------------------------------------------------------
Cash Available from Delsur                         7,814          7,161          7,802          5,098         11,332         17,606
------------------------------------------------------------------------------------------------------------------------------------

                                                      2007           2008           2009           2010
                                                      ----           ----           ----           ----
International Distribution Assets

Delsur

PPL's Ownership %                                     80.5%          80.5%          80.5%          80.5%

Energy Sold (MWh)                                1,023,831      1,075,023      1,128,774      1,185,212

Operating Revenues ($000)
  Energy Sales                                     122,888        129,787        133,034        136,322
  Other Income                                       2,489          2,597          2,708          2,824
---------------------------------------------------------------------------------------------------------
Total Operating Revenues                           125,377        132,384        135,742        139,146
---------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                                  79,304         83,756         85,852         87,976
  Other Expenses                                    17,503         18,501         19,389         20,319
---------------------------------------------------------------------------------------------------------
Total Operating Expenses                            96,807        102,257        105,241        108,295
---------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                          28,569         30,127         30,501         30,851

Non-Operating Revenues ($000)
  Interest Income                                    1,786          1,861          1,911          1,962
  Other Income                                          --             --             --             --
  Dividends from Affiliates                             --             --             --             --
---------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                         1,786          1,861          1,911          1,962
---------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                            368            310            181            186
  Taxes                                              7,501          7,906          8,007          7,754
---------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses                 7,869          8,216          8,188          7,940
---------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                          2,548          2,601          2,656          2,711

---------------------------------------------------------------------------------------------------------
Cash Available from Delsur                          19,938         21,170         21,567         22,162
---------------------------------------------------------------------------------------------------------

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2001           2002           2003           2004           2005           2006
                                                    ----           ----           ----           ----           ----           ----
International Distribution Assets

Emel

Emel's Ownership % of Companies                     58.1%          58.2%          62.4%          60.9%          61.3%          62.5%
PPL's Ownership % of Emel                           95.0%          95.0%          95.0%          95.0%          95.0%          95.0%

Energy Sold (MWh)                              1,333,766      1,414,958      1,585,194      1,627,142      1,716,778      1,834,613

Operating Revenues ($000)
  Energy Sales                                   104,808        111,891        126,638        130,345        137,575        147,387
  Other Income                                    10,805         11,390         12,957         13,461         14,388         15,586
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         115,612        123,281        139,595        143,806        151,963        162,973
------------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                                60,905         64,845         72,997         75,248         78,862         84,014
  Other Expenses                                  25,580         26,590         29,639         30,205         31,653         33,608
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                          86,486         91,435        102,636        105,452        110,515        117,622
------------------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        29,126         31,846         36,959         38,354         41,448         45,351

Non-Operating Revenues ($000)
  Interest Income                                    248              0             (0)             0             11             53
  Other Income                                     2,797          3,161          3,549          3,742          4,021          4,332
  Dividends from Affiliates                       (3,483)          (251)         1,802          3,798          1,278          4,848
------------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                        (438)         2,910          5,351          7,540          5,310          9,233
------------------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                       14,562          1,234          1,241          1,189          1,283          1,382
  Taxes                                            2,977          3,279          3,854          4,038          4,430          4,893
------------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses              17,538          4,513          5,095          5,227          5,712          6,275
------------------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       27,070         22,627         18,883         18,153         23,750         13,760

------------------------------------------------------------------------------------------------------------------------------------
Cash Available from Emel                         (15,919)         7,616         18,333         22,514         17,296         34,549
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Cash Available from Int'l. Dist. Assets          (19,489)        25,476         69,412         74,592         80,159        114,584
====================================================================================================================================

                                                    2007           2008           2009           2010
                                                    ----           ----           ----           ----
International Distribution Assets

Emel

Emel's Ownership % of Companies                     63.0%          63.3%          63.4%          63.8%
PPL's Ownership % of Emel                           95.0%          95.0%          95.0%          95.0%

Energy Sold (MWh)                              1,939,376      2,038,957      2,137,292      2,249,521

Operating Revenues ($000)
  Energy Sales                                   156,780        165,682        174,578        185,255
  Other Income                                    16,713         17,835         18,987         20,304
-------------------------------------------------------------------------------------------------------
Total Operating Revenues                         173,494        183,517        193,565        205,559
-------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                                88,543         93,191         97,785        102,916
  Other Expenses                                  35,310         36,904         38,464         40,259
-------------------------------------------------------------------------------------------------------
Total Operating Expenses                         123,853        130,096        136,249        143,175
-------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        49,641         53,422         57,316         62,384

Non-Operating Revenues ($000)
  Interest Income                                    100            194            298            431
  Other Income                                     4,611          4,832          5,036          5,230
  Dividends from Affiliates                        5,361          5,873          6,411          7,018
-------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                      10,072         10,898         11,745         12,678
-------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                        1,587          1,582          1,671          1,913
  Taxes                                            5,479          5,997          6,535          7,236
-------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses               7,066          7,579          8,206          9,148
-------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       14,274         14,742         15,206         15,776

-------------------------------------------------------------------------------------------------------
Cash Available from Emel                          38,373         41,999         45,649         50,138
-------------------------------------------------------------------------------------------------------

=======================================================================================================
Cash Available from Int'l. Dist. Assets          129,726        142,853        156,514        162,948
=======================================================================================================

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2001           2002           2003           2004           2005           2006
                                                    ----           ----           ----           ----           ----           ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
  PPL Generation                                  44,762         46,412         47,537         48,725         49,944         51,192
  PPL Energy Plus                                 28,032         29,127         27,867         28,564         29,278         30,010
  IEC (Interstate Energy Co.)                         33             34             35             36             37             38
  PPL Global                                       2,424          2,553          2,660          2,727          2,795          2,865
  PPL Services                                    36,443         37,410         38,313         39,271         40,253         41,259
  Indirect Costs                                  61,870         70,918         75,881         77,778         79,722         81,716
  Benefit Loading                                     --             --             --             --             --             --
  G&A Recovery from AEC                          (17,767)       (18,408)       (18,979)       (17,992)       (18,442)       (18,903)
====================================================================================================================================
Non-Operating and G&A Expenses                   155,797        168,046        173,314        179,108        183,586        188,176
====================================================================================================================================

====================================================================================================================================
Total Cash Available (1), (2)                    657,387      1,057,871        703,253        708,911        972,219      1,212,593
====================================================================================================================================

Interest Expense                                 126,828         60,361         62,304         64,029         63,996         64,769

Debt Service Coverage Ratio                         5.18          17.53          11.29          11.07          15.19          18.72
  ----------------------------------
  Average 2001 - 2010         16.40
  Minimum 2001 - 2010          5.18
  Average 2001 - 2005         12.05
  Average 2006 - 2010         18.72
  ----------------------------------

                                                      2007           2008           2009           2010
                                                      ----           ----           ----           ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
  PPL Generation                                    52,472         53,784         55,128         56,507
  PPL Energy Plus                                   30,760         31,529         32,317         33,125
  IEC (Interstate Energy Co.)                           39             40             41             42
  PPL Global                                         2,936          3,010          3,085          3,162
  PPL Services                                      42,290         43,348         44,431         45,542
  Indirect Costs                                    83,758         85,852         87,999         90,199
  Benefit Loading                                       --             --             --             --
  G&A Recovery from AEC                            (19,376)       (19,860)       (20,356)       (20,865)
=========================================================================================================
Non-Operating and G&A Expenses                     192,880        197,702        202,644        207,711
=========================================================================================================

=========================================================================================================
Total Cash Available (1), (2)                    1,252,425      1,232,702      1,278,512      1,687,267
=========================================================================================================

Interest Expense                                    64,525         63,978         64,009         64,009

Debt Service Coverage Ratio                          19.41          19.27          19.97          26.36


(1) Projected Total Revenue and Expense do not include certain operations of PPL EnergyPlus marketing and trading organization and certain unconsolidated international operations including investments in the United Kingdom.

(2) The 2001 cash flow is not based on actual market prices or electricity generation. Actual performance in 2001 may differ significantly from that shown in the Financial Projections.

PPL Consolidation
Base Cash
Cash Flow Summary

                                                    2011             2012             2013             2014             2015
                                                    ----             ----             ----             ----             ----
Domestic Generation Assets

Net Capacity (MW)
  Pennsylvania Fossil                              5,227            5,227            5,227            5,227            5,227
  Pennsylvania Hydro                                 285              285              285              285              285
  Pennsylvania New Projects                        1,232            1,232            1,232            1,232            1,232
  Pennsylvania Nuclear                             2,083            2,083            2,083            2,083            2,083
  Other New Projects                               2,955            2,955            2,955            2,955            2,955
  Montana Fossil and Hydro                         1,317            1,317            1,317            1,317            1,317
  Maine                                               95               95               95               95               95
-----------------------------------------------------------------------------------------------------------------------------
Total Net Capacity                                13,195           13,195           13,195           13,195           13,195
-----------------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
  Pennsylvania Fossil                         26,803,671       26,421,304       25,618,842       25,282,578       24,967,185
  Pennsylvania Hydro                           1,007,958        1,007,958        1,007,958        1,007,958        1,007,958
  Pennsylvania New Projects                    3,768,914        3,696,364        3,627,090        3,560,747        3,497,036
  Pennsylvania Nuclear                        16,115,357       16,115,357       16,115,357       16,115,357       16,115,357
  Other New Projects                          12,193,845       12,075,019       11,993,009       11,951,043       11,952,965
  Montana Fossil and Hydro                     9,003,343        9,003,343        9,003,343        9,003,343        9,003,343
  Montana Purchases - Basin                           --               --               --               --               --
  Maine                                          250,987          250,987          250,987          250,987          250,987
  NUG Contracts                                   40,364           40,364           40,364           39,258               --
-----------------------------------------------------------------------------------------------------------------------------
Total Net Generation                          69,184,440       68,610,695       67,656,950       67,211,271       66,794,831
-----------------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
  PLR (Provider of Last Resort) Sales                 --               --               --               --               --
  Other Contract Sales                                --               --               --               --               --
  Net Market Sales (Purchases)                60,181,096       59,607,352       58,653,607       58,207,928       57,791,487
  Montana Market Sales                         8,905,231        8,905,231        8,905,231        8,905,231        8,962,463
  Montana Contract Sales                          98,112           98,112           98,112           98,112           40,880
-----------------------------------------------------------------------------------------------------------------------------
Total Power Sales                             69,184,440       68,610,695       67,656,950       67,211,271       66,794,831
-----------------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
  Merchant Capacity Sales                      1,115,665        1,132,987        1,150,596        1,168,484        1,186,001
  Merchant Energy Sales                        2,229,814        2,250,084        2,248,868        2,273,344        2,299,019
  Contract Capacity Sales (Purchases)                 --               --               --               --               --
  Contract Energy Sales (Purchases)               (2,421)          (2,421)          (2,421)          (2,355)              --
  Montana Merchant Revenues                      449,328          460,456          472,370          485,125          501,311
  Montana Contract Revenues                        2,034            2,076            2,119            2,164              921
  Trading                                             --               --               --               --               --
  Other                                            6,000            6,000            6,000            6,000            3,000
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                       3,800,420        3,849,182        3,877,533        3,932,762        3,990,251
-----------------------------------------------------------------------------------------------------------------------------

                                                    2016             2017             2018             2019             2020
                                                    ----             ----             ----             ----             ----
Domestic Generation Assets

Net Capacity (MW)
  Pennsylvania Fossil                              5,227            5,227            5,227            5,227            5,227
  Pennsylvania Hydro                                 285              285              285              285              285
  Pennsylvania New Projects                        1,232            1,232            1,232            1,232            1,232
  Pennsylvania Nuclear                             2,083            2,083            2,083            2,083            2,083
  Other New Projects                               2,955            2,955            2,955            2,955            2,955
  Montana Fossil and Hydro                         1,317            1,317            1,317            1,317            1,317
  Maine                                               95               95               95               95               95
-------------------------------------------------------------------------------------------------------------------------------
Total Net Capacity                                13,195           13,195           13,195           13,195           13,195
-------------------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
  Pennsylvania Fossil                         25,003,991       25,043,996       25,087,370       25,134,292       25,184,953
  Pennsylvania Hydro                           1,007,958        1,007,958        1,007,958        1,007,958        1,007,958
  Pennsylvania New Projects                    3,416,755        3,338,460        3,262,097        3,187,617        3,114,969
  Pennsylvania Nuclear                        16,115,357       16,115,357       16,115,357       16,115,357       16,115,357
  Other New Projects                          11,845,603       11,764,260       11,654,540       11,570,077       11,492,530
  Montana Fossil and Hydro                     9,003,343        9,003,343        9,003,343        9,003,343        9,003,343
  Montana Purchases - Basin                           --               --               --               --               --
  Maine                                          250,987          250,987          250,987          250,987          250,987
  NUG Contracts                                       --               --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
Total Net Generation                          66,643,994       66,506,360       66,381,651       66,269,631       66,170,096
-------------------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
  PLR (Provider of Last Resort) Sales                 --               --               --               --               --
  Other Contract Sales                                --               --               --               --               --
  Net Market Sales (Purchases)                57,640,650       57,503,016       57,378,308       57,266,287       57,166,753
  Montana Market Sales                         9,003,343        9,003,343        9,003,343        9,003,343        9,003,343
  Montana Contract Sales                              --               --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
Total Power Sales                             66,643,994       66,506,360       66,381,651       66,269,631       66,170,096
-------------------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
  Merchant Capacity Sales                      1,200,297        1,214,774        1,229,437        1,244,286        1,200,172
  Merchant Energy Sales                        2,328,758        2,359,685        2,391,823        2,425,197        2,459,835
  Contact Capacity Sales (Purchases)                  --               --               --               --               --
  Contract Energy Sales (Purchases)                   --               --               --               --               --
  Montana Merchant Revenues                      501,696          500,380          499,173          498,072          497,079
  Montana Contract Revenues                           --               --               --               --               --
  Trading                                             --               --               --               --               --
  Other                                               --               --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                       4,030,751        4,074,839        4,120,432        4,167,555        4,157,085
-------------------------------------------------------------------------------------------------------------------------------

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2011             2012             2013             2014             2015
                                                    ----             ----             ----             ----             ----
Domestic Generation Assets

Operating Expenses ($000)
  Fuel                                           964,561          961,040          927,542          924,815          922,972
  O&M                                            620,943          736,808          715,800          686,895          692,841
  Other Montana Operating Expenses                27,456           28,125           28,812           29,512           30,226
  Nuclear Decommissioning Expense                     --               --               --               --               --
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                       1,612,959        1,725,973        1,672,154        1,641,222        1,646,039
-----------------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                           32,179           22,178           22,744           23,285           23,214

Operating Cash Flow ($000)                     2,155,281        2,101,032        2,182,635        2,268,255        2,320,998

Capital Expenditures ($000)
  Pennsylvania Fossil                             49,987           51,237           52,517           53,830           55,176
  Pennsylvania Hydro                               1,219            1,250            1,281            1,313            1,346
  Pennsylvania New Projects                           --               --               --               --               --
  Pennsylvania Nuclear Projects                   20,737           21,256           21,787           22,332           22,890
  Pennsylvania Nuclear Fuel                       66,754           68,423           70,134           71,887           73,684
  Other New Projects                                  --               --               --               --               --
  Montana                                         14,463           19,351           18,112           18,565           21,202
  Maine                                            1,308            1,341            1,374            1,408            1,444
-----------------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                       154,468          162,857          165,205          169,336          175,742
-----------------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                       40,922           41,406           44,330           45,820           39,783
Lease Payments for Lower Mt Bethel ($000)         33,389           33,055           32,724           32,397           32,073
Lease Payments for New Peakers ($000)             91,198           91,198           91,198           91,198           91,198

=============================================================================================================================
Cash from Domestic Generation Assets           1,853,304        1,772,515        1,849,177        1,929,504        1,982,202
=============================================================================================================================

                                                    2016             2017             2018             2019             2020
                                                    ----             ----             ----             ----             ----
Domestic Generation Assets

Operating Expenses ($000)
  Fuel                                           927,538          932,666          938,374          944,674          951,583
  O&M                                            731,736          755,753          785,511          885,729          818,639
  Other Montana Operating Expenses                30,956           31,704           32,476           33,264           34,096
  Nuclear Decommissioning Expense                     --               --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                       1,690,230        1,720,124        1,756,361        1,863,667        1,804,317
-------------------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                           23,123           23,701           24,293           24,899           25,522

Operating Cash Flow ($000)                     2,317,397        2,331,015        2,339,778        2,278,989        2,327,247

Capital Expenditures ($000)
  Pennsylvania Fossil                             56,556           57,969           59,419           60,904           62,427
  Pennsylvania Hydro                               1,380            1,414            1,449            1,486            1,523
  Pennsylvania New Projects                           --               --               --               --               --
  Pennsylvania Nuclear Projects                   23,462           24,049           24,650           25,266           25,898
  Pennsylvania Nuclear Fuel                       75,526           77,415           79,350           81,334           83,367
  Other New Projects                                  --               --               --               --               --
  Montana                                         19,505           19,993           20,492           21,004           21,529
  Maine                                            1,480            1,517            1,555            1,593            1,633
-------------------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                       177,909          182,357          186,915          191,588          196,377
-------------------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                       15,292            3,935            3,668            3,401            3,134
Lease Payments for Lower Mt Bethel ($000)         31,752           31,435           31,120           30,809           30,501
Lease Payments for New Peakers ($000)             91,198           91,198           91,198           91,198           91,198

===============================================================================================================================
Cash from Domestic Generation Assets           2,001,246        2,022,090        2,026,876        1,961,993        2,006,036
===============================================================================================================================

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2011             2012             2013             2014             2015
                                                    ----             ----             ----             ----             ----
International Distribution Assets

Cemar                 First Year Operation:

PPL's Ownership %                                   84.7%            84.7%            84.7%            84.7%            84.7%

Energy Sold (MWh)                              4,999,467        5,124,454        5,252,565        5,383,879        5,518,476

Operating Revenues ($000)
  Energy Sales                                   471,786          483,581          495,670          508,062          520,764
  Other Income                                    17,128           17,557           17,995           18,445           18,906
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         488,915          501,137          513,666          526,508          539,670
-----------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                               222,452          228,013          233,714          239,557          245,545
  Other Expenses                                 109,776          112,520          115,333          118,216          121,172
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         332,228          340,533          349,047          357,773          366,717
-----------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                       156,687          160,604          164,619          168,735          172,953

Non-Operating Revenues ($000)
  Interest Income                                    (17)             (17)             (18)             (18)             (18)
  Other Income                                        --               --               --               --               --
  Dividends from Affiliates                           --               --               --               --               --
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                         (17)             (17)             (18)             (18)             (18)
-----------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                        3,280            3,362            3,446            3,533            3,621
  Taxes                                           34,301           35,159           36,038           36,939           37,862
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses              37,581           38,521           39,484           40,471           41,483
-----------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       26,174           26,829           27,499           28,187           28,891

-----------------------------------------------------------------------------------------------------------------------------
Cash Available from Cemar                         92,915           95,238           97,618          100,059          102,560
-----------------------------------------------------------------------------------------------------------------------------

                                                    2016             2017             2018             2019             2020
                                                    ----             ----             ----             ----             ----
International Distribution Assets

Cemar                 First Year Operation:

PPL's Ownership %                                   84.7%            84.7%            84.7%            84.7%            84.7%

Energy Sold (MWh)                              5,656,438        5,797,849        5,942,795        6,091,365        6,243,649

Operating Revenues ($000)
  Energy Sales                                   533,783          547,127          560,806          574,826          589,196
  Other Income                                    19,379           19,864           20,360           20,869           21,391
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         553,162          566,991          581,166          595,695          610,587
-------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                               251,684          257,976          264,426          271,036          277,812
  Other Expenses                                 124,201          127,306          130,489          133,751          137,095
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         375,885          385,282          394,914          404,787          414,907
-------------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                       177,277          181,709          186,252          190,908          195,681

Non-Operating Revenues ($000)
  Interest Income                                    (19)             (19)             (20)             (20)             (21)
  Other Income                                        --               --               --               --               --
  Dividends from Affiliates                           --               --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                         (19)             (19)             (20)             (20)             (21)
-------------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                        3,711            3,804            3,899            3,997            4,097
  Taxes                                           38,809           39,779           40,773           41,793           42,837
-------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses              42,520           43,583           44,673           45,789           46,934
-------------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       29,614           30,354           31,113           31,891           32,688

-----------------------------------------------------------------------------------------------------------------------------
Cash Available from Cemar                        105,124          107,753          110,446          113,208          116,038
-----------------------------------------------------------------------------------------------------------------------------

PPL Consolation
Base Case
Cash Flow Summary

                                                    2011             2012             2013             2014             2015
                                                    ----             ----             ----             ----             ----
International Distribution Assets

Delsur

PPL's Ownership %                                   80.5%            80.5%            80.5%            80.5%            80.5%

Energy Sold (MWh)                              1,214,843        1,245,214        1,276,344        1,308,253        1,340,959

Operating Revenues ($000)
  Energy Sales                                   139,730          143,224          146,804          150,474          154,236
  Other Income                                     2,894            2,967            3,041            3,117            3,195
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         142,625          146,190          149,845          153,591          157,431
-----------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                                90,176           92,430           94,741           97,109           99,537
  Other Expenses                                  20,827           21,347           21,881           22,428           22,989
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         111,002          113,777          116,622          119,537          122,526
-----------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        31,622           32,413           33,223           34,054           34,905

Non-Operating Revenues ($000)
  Interest Income                                  2,011            2,062            2,113            2,166            2,220
  Other Income                                        --               --               --               --               --
  Dividends from Affiliates                           --               --               --               --               --
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                       2,011            2,062            2,113            2,166            2,220
-----------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                          191              196              201              206              211
  Taxes                                            7,948            8,146            8,350            8,559            8,773
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses               8,139            8,342            8,551            8,764            8,983
-----------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                        2,779            2,848            2,919            2,992            3,067

-----------------------------------------------------------------------------------------------------------------------------
Cash Available from Delsur                        22,716           23,284           23,866           24,463           25,074
-----------------------------------------------------------------------------------------------------------------------------

                                                    2016             2017             2018             2019             2020
                                                    ----             ----             ----             ----             ----
International Distribution Assets

Delsur

PPL's Ownership %                                   80.5%            80.5%            80.5%            80.5%            80.5%

Energy Sold (MWh)                              1,374,483        1,408,845        1,444,066        1,480,168        1,517,172

Operating Revenues ($000)
  Energy Sales                                   158,092          162,044          166,096          170,248          174,504
  Other Income                                     3,275            3,356            3,440            3,526            3,614
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         161,367          165,401          169,536          173,774          178,119
-------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                               102,026          104,576          107,191          109,870          112,617
  Other Expenses                                  23,563           24,153           24,756           25,375           26,010
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         125,589          128,729          131,947          135,246          138,627
-------------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        35,778           36,672           37,589           38,529           39,492

Non-Operating Revenues ($000)
  Interest Income                                  2,276            2,332            2,391            2,451            2,512
  Other Income                                        --               --               --               --               --
  Dividends from Affiliates                           --               --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                       2,276            2,332            2,391            2,451            2,512
-------------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                          216              221              227              233              238
  Taxes                                            8,992            9,217            9,447            9,683            9,926
-------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses               9,208            9,438            9,674            9,916           10,164
-------------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                        3,144            3,223            3,303            3,386            3,470

-------------------------------------------------------------------------------------------------------------------------------
Cash Available from Delsur                        25,701           26,344           27,002           27,677           28,369
-------------------------------------------------------------------------------------------------------------------------------

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2011             2012             2013             2014             2015
                                                    ----             ----             ----             ----             ----
International Distribution Assets

Emel

Emel's Ownership % of Companies                     75.3%            75.3%            75.3%            75.3%            75.3%
PPL's Ownership % of Emel                           95.0%            95.0%            95.0%            95.0%            95.0%

Energy Sold (MWh)                              2,724,441        2,792,552        2,862,365        2,933,924        3,007,273

Operating Revenues ($000)
  Energy Sales                                   224,366          229,976          235,725          241,618          247,659
  Other Income                                    24,591           25,205           25,836           26,481           27,143
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         248,957          255,181          261,561          268,100          274,802
-----------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                               124,644          127,760          130,954          134,228          137,583
  Other Expenses                                  48,759           49,978           51,227           52,508           53,821
-----------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         173,403          177,738          182,181          186,736          191,404
-----------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        75,554           77,443           79,379           81,364           83,398

Non-Operating Revenues ($000)
  Interest Income                                    522              535              548              562              576
  Other Income                                     6,334            6,492            6,654            6,821            6,991
  Dividends from Affiliates                        8,500            8,712            8,930            9,153            9,382
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                      15,355           15,739           16,133           16,536           16,949
-----------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                        2,316            2,374            2,434            2,495            2,557
  Taxes                                            8,763            8,982            9,207            9,437            9,673
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses              11,080           11,357           11,641           11,932           12,230
-----------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       19,107           19,584           20,074           20,576           21,090

-----------------------------------------------------------------------------------------------------------------------------
Cash Available from Emel                          60,723           62,241           63,797           65,392           67,027
-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================
Cash Available from Int'l. Dist. Assets          176,354          180,763          185,282          189,914          194,662
=============================================================================================================================

                                                    2016             2017             2018             2019             2020
                                                    ----             ----             ----             ----             ----
International Distribution Assets

Emel

Emel's Ownership % of Companies                     75.3%            75.3%            75.3%            75.3%            75.3%
PPL's Ownership % of Emel                           95.0%            95.0%            95.0%            95.0%            95.0%

Energy Sold (MWh)                              3,082,454        3,159,516        3,238,504        3,319,466        3,402,453

Operating Revenues ($000)
  Energy Sales                                   253,850          260,196          266,701          273,369          280,203
  Other Income                                    27,822           28,518           29,231           29,961           30,710
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                         281,672          288,714          295,932          303,330          310,913
-------------------------------------------------------------------------------------------------------------------------------

Operating Expenses ($000)
  Energy Purchases                               141,023          144,549          148,162          151,866          155,663
  Other Expenses                                  55,166           56,545           57,959           59,408           60,893
-------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                         196,189          201,094          206,121          211,274          216,556
-------------------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                        85,483           87,620           89,810           92,056           94,357

Non-Operating Revenues ($000)
  Interest Income                                    590              605              620              636              651
  Other Income                                     7,166            7,345            7,529            7,717            7,910
  Dividends from Affiliates                        9,617            9,857           10,104           10,356           10,615
-------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating Revenues                      17,373           17,807           18,252           18,709           19,176
-------------------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses ($000)
  Change in Working Capital                        2,621            2,686            2,753            2,822            2,893
  Taxes                                            9,915           10,163           10,417           10,677           10,944
-------------------------------------------------------------------------------------------------------------------------------
Total Non-Operating and G&A Expenses              12,536           12,849           13,170           13,500           13,837
-------------------------------------------------------------------------------------------------------------------------------

Capital Expenditures ($000)                       21,618           22,158           22,712           23,280           23,862

-------------------------------------------------------------------------------------------------------------------------------
Cash Available from Emel                          68,702           70,420           72,181           73,985           75,835
-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================
Cash Available from Int'l. Dist. Assets          199,528          204,516          209,629          214,870          220,242
===============================================================================================================================

PPL Consolidation
Base Case
Cash Flow Summary

                                                    2011             2012             2013             2014             2015
                                                    ----             ----             ----             ----             ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
  PPL Generation                                  57,919           59,367           60,851           62,373           63,932
  PPL Energy Plus                                 33,953           34,802           35,672           36,564           37,478
  IEC (Interstate Energy Co.)                         43               44               45               46               47
  PPL Global                                       3,241            3,322            3,405            3,490            3,577
  PPL Services                                    46,681           47,848           49,044           50,270           51,527
  Indirect Costs                                  92,454           94,765           97,134           99,562          102,052
  Benefit Loading                                     --               --               --               --               --
  G&A Recovery from AEC                          (21,387)         (21,922)         (22,470)         (23,031)         (23,607)
=============================================================================================================================
Non-Operating and G&A Expenses                   212,903          218,226          223,682          229,274          235,005
=============================================================================================================================

=============================================================================================================================
Total Cash Available (1), (2)                  1,798,754        1,735,052        1,810,777        1,890,144        1,941,858
=============================================================================================================================

Interest Expense                                  64,009           64,009           64,009           64,009           64,009

Debt Service Coverage Ratio                        28.10            27.11            28.29            29.53            30.34
  --------------------------------
  Average 2001 - 2010        16.40
  Minimum 2001 - 2010         5.18
  Average 2001 - 2005        12.05
  Average 2006 - 2010        18.72
  --------------------------------

                                                    2016             2017             2018             2019             2020
                                                    ----             ----             ----             ----             ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
  PPL Generation                                  65,530           67,169           68,848           70,569           72,333
  PPL Energy Plus                                 38,415           39,375           40,360           41,369           42,403
  IEC (Interstate Energy Co.)                         48               49               51               52               53
  PPL Global                                       3,667            3,759            3,852            3,949            4,048
  PPL Services                                    52,815           54,135           55,489           56,876           58,298
  Indirect Costs                                 104,603          107,218          109,898          112,646          115,462
  Benefit Loading                                     --               --               --               --               --
  G&A Recovery from AEC                          (24,197)         (24,802)         (25,422)         (26,058)         (26,709)
===============================================================================================================================
Non-Operating and G&A Expenses                   240,881          246,903          253,075          259,402          265,887
===============================================================================================================================

===============================================================================================================================
Total Cash Available (1), (2)                  1,959,893        1,979,704        1,983,430        1,917,460        1,960,391
===============================================================================================================================

Interest Expense                                  64,009           64,009           64,009           64,009           64,009

Debt Service Coverage Ratio                        30.62            30.93            30.99            29.96            30.63


(1) Projected Total Revenue and Expense do not include certain operations of PPL EnergyPlus marketing and trading organization and certain unconsolidated international operations including investments in the United Kingdom.

(2) The 2001 cash flow is not based on actual market prices or electricity generation. Actual performance in 2001 may differ significantly from that shown in the Financial Projections.

Exhibit I                                           Independent Technical Review
Financial Projections -- Base Case                         PPL Energy Supply LLC
--------------------------------------------------------------------------------

   Cash Flow Summary for Existing Fossil-Fired Generating Units (Non-Montana)

PPL Existing Fossil Units
Base Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Generation (MWh)

   Brunner Island                          10,560,721      10,560,721      10,300,016     10,430,369      10,560,721
   Martins Creek                            1,587,927       1,764,888       1,399,843      1,504,548       1,609,252
   Montour                                 10,970,586      10,970,586      10,970,586     10,970,586      10,970,586
   CT's                                            --              --              --             --              --
   Conemaugh                                2,104,163       2,104,163       2,104,163      2,104,163       2,104,163
   Keystone                                 1,597,869       1,597,869       1,597,869      1,597,869       1,597,869
   Wyman 4                                     76,513               0               0              0               0

---------------------------------------------------------------------------------------------------------------------
Total Generation                           26,821,267      26,998,227      26,372,479     26,607,535      26,842,592
---------------------------------------------------------------------------------------------------------------------

Revenues ($000)

Market Capacity Sales                         623,729         813,423         374,880        407,285         441,077
Market Energy Sales                           810,470         760,339         726,326        741,008         755,750

---------------------------------------------------------------------------------------------------------------------
Total Revenues                              1,434,199       1,573,762       1,101,206      1,148,293       1,196,826
---------------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                          53.47           58.29           41.76          43.16           44.59

Expenses ($000)

Fuel
   Fossil Fuel                                375,157         415,138         390,244        382,555         380,313
   Other Direct Fossil Fuel Expense            13,500          13,838          14,183         14,538          14,901
   NO(x) Emission Reduction Credits            (8,646)         (4,199)            736          2,489          (3,912)
   SO(2) Emission Reduction Credits            18,111          20,895          23,165         26,097          29,064
   Banked SO(2) Allowances Used               (18,111)        (20,895)        (23,165)       (26,097)        (24,698)
                                        -----------------------------------------------------------------------------
Total Fuel                                    380,011         424,776         405,163        399,582         395,668

O&M - PPL Operated Plants in PA
    Brunner Island                             41,500          42,538          43,601         44,691          45,808
    Martins Creek                              27,000          27,675          28,367         29,076          29,803
    Montour                                    42,000          43,050          44,126         50,075          51,327
    Existing CT's                               2,450           2,511           2,574          2,638           2,704
    Fossil Plant Support Services              22,360          22,919          23,492         24,079          24,681
                                        -----------------------------------------------------------------------------
Total, O&M - PPL Operated Plants in PA        135,310         138,693         142,160        150,560         154,324

O&M - Plants Operated by Others
    Conemaugh                                  10,414          10,537          10,356         10,381          10,688
    Keystone                                    5,559           5,663           5,622          5,587           5,484
    Wyman 4                                     1,186           1,216           1,246          1,277           1,309
                                        -----------------------------------------------------------------------------
Total, O&M - Plants Operated by Others         17,159          17,416          17,223         17,246          17,481

---------------------------------------------------------------------------------------------------------------------
Total Expenses                                532,480         580,885         564,546        567,388         567,473
---------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    901,719         992,877         536,659        580,905         629,353

Capital Expenditures                          107,197          99,067          87,395         96,153          95,225

Cash Available for Debt Service               794,522         893,811         449,264        484,753         534,128

                                                 2006            2007            2008            2009            2010
                                                 ----            ----            ----            ----            ----
Generation (MWh)

   Brunner Island                          10,560,721      10,560,721      10,560,721      10,560,721      10,560,721
   Martins Creek                            1,593,960       1,578,812       2,007,714       1,992,853       1,978,133
   Montour                                 10,970,586      10,970,586      10,970,586      10,970,586      10,970,586
   CT's                                            --              --              --              --              --
   Conemaugh                                2,104,163       2,104,163       2,104,163       2,104,163       2,104,163
   Keystone                                 1,597,869       1,597,869       1,597,869       1,597,869       1,597,869
   Wyman 4                                          0               0               0               0               0

---------------------------------------------------------------------------------------------------------------------
Total Generation                           26,827,299      26,812,152      27,241,054      27,226,193      27,211,473
---------------------------------------------------------------------------------------------------------------------

Revenues ($000)

Market Capacity Sales                         450,875         460,899         471,154         481,645         492,380
Market Energy Sales                           789,584         824,939         882,948         922,078         962,957

---------------------------------------------------------------------------------------------------------------------
Total Revenues                              1,240,459       1,285,837       1,354,101       1,403,723       1,455,337
---------------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                          46.24           47.96           49.71           51.56           53.48

Expenses ($000)

Fuel
   Fossil Fuel                                389,607         399,133         430,079         440,617         449,188
   Other Direct Fossil Fuel Expense            15,274          15,656          16,047          16,448          16,860
   NO(x) Emission Reduction Credits            (4,430)         (5,005)         (3,289)         (3,767)         (4,300)
   SO(2) Emission Reduction Credits            31,727          34,738          40,588          44,346         (12,065)
   Banked SO(2) Allowances Used                    --              --              --              --              --
                                        -----------------------------------------------------------------------------
Total Fuel                                    432,178         444,522         483,426         497,644         449,682

O&M - PPL Operated Plants in PA
    Brunner Island                             46,953          48,127          49,330          50,564          51,828
    Martins Creek                              30,548          31,312          32,095          32,897          33,719
    Montour                                    47,519          48,707          55,274          56,656          66,814
    Existing CT's                               2,772           2,841           2,912           2,985           3,060
    Fossil Plant Support Services              25,298          25,931          26,579          27,243          27,925
                                        -----------------------------------------------------------------------------
Total, O&M - PPL Operated Plants in PA        153,091         156,918         166,190         170,345         183,346

O&M - Plants Operated by Others
    Conemaugh                                  10,955          11,229          11,510          11,797          12,092
    Keystone                                    5,621           6,422           6,583           6,054           6,205
    Wyman 4                                     1,342           1,375           1,410           1,445           1,481
                                        -----------------------------------------------------------------------------
Total, O&M - Plants Operated by Others         17,918          19,026          19,502          19,296          19,778

---------------------------------------------------------------------------------------------------------------------
Total Expenses                                603,187         620,467         669,118         687,285         652,806
---------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    637,272         665,371         684,983         716,439         802,531

Capital Expenditures                           60,410          61,042         106,478         151,621         107,142

Cash Available for Debt Service               576,862         604,329         578,505         564,818         695,389

PPL Existing Fossil Units
Base Case
Cash Flow Summary

                                                2011           2012           2013           2014           2015
                                                ----           ----           ----           ----           ----
Generation (MWh)

   Brunner Island                         10,272,047      9,999,560      9,742,351      9,499,564      9,270,390
   Martins Creek                           1,859,005      1,749,126      1,203,873      1,110,395      1,024,176
   Montour                                10,970,586     10,970,586     10,970,586     10,970,586     10,970,586
   CT's                                           --             --             --             --             --
   Conemaugh                               2,104,163      2,104,163      2,104,163      2,104,163      2,104,163
   Keystone                                1,597,869      1,597,869      1,597,869      1,597,869      1,597,869
   Wyman 4                                         0              0              0              0              0

-----------------------------------------------------------------------------------------------------------------
Total Generation                          26,803,671     26,421,304     25,618,842     25,282,578     24,967,185
-----------------------------------------------------------------------------------------------------------------

Revenues ($000)

Market Capacity Sales                        499,816        507,365        515,028        522,807        530,705
Market Energy Sales                          968,394        974,436        957,241        963,873        971,071

-----------------------------------------------------------------------------------------------------------------
Total Revenues                             1,468,211      1,481,801      1,472,269      1,486,680      1,501,776
-----------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                         54.78          56.08          57.47          58.80          60.15

Expenses ($000)

Fuel
   Fossil Fuel                               449,558        450,296        427,422        428,260        429,416
   Other Direct Fossil Fuel Expense           17,281         17,713         18,156         18,610         19,075
   NO(x) Emission Reduction Credits           (7,189)       (10,135)       (15,648)       (18,977)       (22,438)
   SO(2) Emission Reduction Credits          (15,534)       (19,472)       (28,653)       (34,537)       (41,446)
   Banked SO(2) Allowances Used                   --             --             --             --             --
                                       --------------------------------------------------------------------------
Total Fuel                                   444,117        438,401        401,276        393,356        384,608

O&M - PPL Operated Plants in PA
   Brunner Island                             53,124         54,452         55,813         57,208         58,638
   Martins Creek                              34,562         35,426         36,312         37,220         38,150
   Montour                                    68,485         76,101         78,004         73,750         75,594
   Existing CT's                               3,136          3,215          3,295          3,377          3,462
   Fossil Plant Support Services              28,623         29,338         30,072         30,824         31,594
                                       --------------------------------------------------------------------------
Total, O&M - PPL Operated Plants in PA       187,929        198,532        203,495        202,379        207,439

O&M - Plants Operated by Others
   Conemaugh                                  12,395         12,704         13,022         13,348         13,681
   Keystone                                    7,089          7,266          6,682          6,849          7,825
   Wyman 4                                     1,518          1,556          1,595          1,635          1,676
                                       --------------------------------------------------------------------------
Total, O&M - Plants Operated by Others        21,001         21,526         21,299         21,832         23,182

-----------------------------------------------------------------------------------------------------------------
Total Expenses                               653,048        658,460        626,071        617,567        615,228
-----------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                   815,163        823,341        846,198        869,113        886,548

Capital Expenditures                          51,012         52,287         53,594         54,934         56,308

Cash Available for Debt Service              764,151        771,054        792,604        814,178        830,241

                                                2016           2017           2018           2019           2020
                                                ----           ----           ----           ----           ----
Generation (MWh)

   Brunner Island                          9,250,849      9,231,406      9,212,063      9,192,817      9,173,669
   Martins Creek                           1,080,523      1,139,970      1,202,688      1,268,857      1,338,665
   Montour                                10,970,586     10,970,586     10,970,586     10,970,586     10,970,586
   CT's                                           --             --             --             --             --
   Conemaugh                               2,104,163      2,104,163      2,104,163      2,104,163      2,104,163
   Keystone                                1,597,869      1,597,869      1,597,869      1,597,869      1,597,869
   Wyman 4                                         0              0              0              0              0

----------------------------------------------------------------------------------------------------------------
Total Generation                          25,003,991     25,043,996     25,087,370      25,134,292    25,184,953
----------------------------------------------------------------------------------------------------------------

Revenues ($000)

Market Capacity Sales                        536,669        542,700        548,799        554,966        561,203
Market Energy Sales                          993,158      1,015,843      1,039,146      1,063,092      1,087,704

----------------------------------------------------------------------------------------------------------------
Total Revenues                             1,529,827      1,558,542      1,587,945      1,618,058      1,648,907
----------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                         61.18          62.23          63.30          64.38          65.47

Expenses ($000)

Fuel
   Fossil Fuel                               437,708        446,230        454,993        464,008        473,287
   Other Direct Fossil Fuel Expense           19,552         20,041         20,542         21,055         21,582
   NO(x) Emission Reduction Credits          (23,089)       (23,754)       (24,431)       (25,121)       (25,824)
   S0(2) Emission Reduction Credits          (41,840)       (42,185)       (42,476)       (42,705)       (42,866)
   Banked S0(2) Allowances Used                   --             --             --             --             --
                                       -------------------------------------------------------------------------
Total Fuel                                   392,331        400,332        408,628        417,237        426,179

O&M - PPL Operated Plants in PA
   Brunner Island                             60,104         61,607         63,147         64,726         66,344
   Martins Creek                              39,104         40,082         41,084         42,111         43,164
   Montour                                    84,001         86,101         81,407         83,442         92,722
   Existing CT's                               3,548          3,637          3,728          3,821          3,917
   Fossil Plant Support Services              32,384         33,194         34,023         34,874         35,746
                                       -------------------------------------------------------------------------
Total, O&M - PPL Operated Plants in PA       219,142        224,621        223,389        228,973        241,892

O&M - Plants Operated by Others
   Conemaugh                                  14,023         14,374         14,733         15,102         15,479
   Keystone                                    8,020          7,376          7,560          8,637          8,853
   Wyman 4                                     1,718          1,761          1,805          1,850          1,896
                                       -------------------------------------------------------------------------
Total, O&M - Plants Operated by Others        23,761         23,510         24,098         25,588         26,228

----------------------------------------------------------------------------------------------------------------
Total Expenses                               635,234        648,463        656,115        671,799        694,298
----------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                   894,593        910,079        931,830        946,259        954,609

Capital Expenditures                          57,715         59,158         60,637         62,153         63,707

Cash Available for Debt Service              836,878        850,921        871,193        884,106        890,902

Exhibit I                                           Independent Technical Review
Financial Projections -- Base Case                         PPL Energy Supply LLC
--------------------------------------------------------------------------------

                Cash Flow Summary for Projects Under Development

PPL Projects Under Development
Base Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----

   Percent Of Year of Operations                  100%            100%            100%           100%            100%
   Year of Operation                              1.0             2.0             3.0            4.0             5.0
---------------------------------------------------------------------------------------------------------------------
Generation (MWh)

   Griffith                                   993,189       1,543,218       1,735,353      1,642,245       1,532,347
   Wallingford                                 67,753         181,642         342,359        403,666         464,972
   Kings Park                                      --              --         771,552        664,271         556,990
   Lower Mt Bethel                                 --              --              --      2,303,394       2,666,648
   PA New CTs                                      --              --         530,264        647,582         764,899
   Sundance                                        --         495,081         613,306        416,737         393,742
   University Park                                 --         216,567         435,751        461,060         486,369
   Starbuck                                        --              --              --             --       9,645,319

---------------------------------------------------------------------------------------------------------------------
Total                                       1,060,942       2,436,507       4,428,585      6,538,954      16,511,287
---------------------------------------------------------------------------------------------------------------------

Revenues ($000)

   Market Capacity Sales                       35,212         160,120         220,644        218,368         340,748
   Market Energy Sales                         89,359         155,452         202,708        261,597         557,710

---------------------------------------------------------------------------------------------------------------------
Total Revenues                                124,571         315,572         423,352        479,965         898,458
---------------------------------------------------------------------------------------------------------------------

All-In Revenues ($/MWh)                        117.42          129.52           95.60          73.40           54.41

Expenses ($000)

Fuel
    Griffith                                   39,643          45,776          45,259         40,091          34,362
    Wallingford                                 4,044           8,477          13,940         15,850          17,537
    Kings Park                                     --              --          30,525         25,563          20,789
    Lower Mt Bethel                                --              --              --         57,772          63,595
    PA New CT's                                    --              --          19,990         23,577          26,795
    Sundance                                       --          20,044          21,768         13,816          11,967
    University Park                                --           8,519          15,261         15,492          15,606
    Starbuck                                       --              --              --             --         205,837
                                        -----------------------------------------------------------------------------
Total, Fuel                                    43,687          82,817         146,743        192,162         396,488

O&M
   Griffith                                     5,759          12,335          13,072         21,692          13,595
   Wallingford                                  3,128           4,463           4,691          4,903           4,994
   Kings Park                                      --              --           7,738          7,906           7,803
   Lower Mt Bethel                                 --              --              --          8,134           8,660
   PA New CT's                                     --              --           5,528          6,405           6,759
   Sundance                                        --           7,924          18,282         14,607          15,836
   University Park                                 --           3,009           5,573          6,068           6,261
   Starbuck                                        --              --              --             --          43,554
                                        -----------------------------------------------------------------------------
Total, O&M                                      8,886          27,731          54,884         69,715         107,463

---------------------------------------------------------------------------------------------------------------------
Total Expenses                                 52,573         110,548         201,627        261,877         503,951
---------------------------------------------------------------------------------------------------------------------

                                              2006            2007            2008            2009            2010
                                              ----            ----            ----            ----            ----

   Percent Of Year of Operations               100%            100%            100%            100%            100%
   Year of Operation                           6.0             7.0             8.0             9.0            10.0
------------------------------------------------------------------------------------------------------------------
Generation (MWh)

   Griffith                              1,559,863       1,587,892       1,616,445       1,645,534       1,675,167
   Wallingford                             440,232         416,809         394,631         373,634         353,754
   Kings Park                              511,603         469,914         431,622         396,450         364,144
   Lower Mt Bethel                       2,732,089       2,799,452       2,868,819       2,940,274       3,013,910
   PA New CTs                              777,440         790,329         803,582         817,212         831,234
   Sundance                                396,870         400,023         403,202         406,405         409,634
   University Park                         546,167         613,317         688,723         773,400         868,488
   Starbuck                              9,443,070       9,245,062       9,051,207       8,861,416       8,675,605

------------------------------------------------------------------------------------------------------------------
Total                                   16,407,334      16,322,799      16,258,231      16,214,325      16,191,937
------------------------------------------------------------------------------------------------------------------

Revenues ($000)

   Market Capacity Sales                   351,577         362,871         374,653         386,944         399,429
   Market Energy Sales                     571,851         587,087         603,513         621,241         640,392

------------------------------------------------------------------------------------------------------------------
Total Revenues                             923,428         949,958         978,166       1,008,185       1,039,821
------------------------------------------------------------------------------------------------------------------

All-In Revenues ($/MWh)                      56.28           58.20           60.16           62.18           64.22

Expenses ($000)

Fuel
    Griffith                                36,094          37,913          39,824          41,832          43,942
    Wallingford                             17,186          16,842          16,505          16,175          15,851
    Kings Park                              19,800          18,857          17,960          17,105          16,291
    Lower Mt Bethel                         67,417          71,480          75,799          80,394          85,282
    PA New CT's                             28,164          29,609          31,134          32,744          34,443
    Sundance                                12,452          12,957          13,483          14,030          14,599
    University Park                         18,091          20,970          24,308          28,178          32,663
    Starbuck                               208,262         210,716         213,199         215,711         218,253
                                        --------------------------------------------------------------------------
Total, Fuel                                407,466         419,345         432,213         446,169         461,325

O&M
   Griffith                                 14,064          23,189          14,217          14,328          24,199
   Wallingford                               4,947           4,901          10,222          10,316           4,628
   Kings Park                                7,797           7,796          14,235          14,403           7,635
   Lower Mt Bethel                          10,832          11,043          22,628          11,657          13,053
   PA New CT's                               7,335           7,537           7,330           7,947           8,172
   Sundance                                 16,858          17,171          17,219          17,540          17,580
   University Park                           6,187           6,788          22,737           7,057           7,777
   Starbuck                                 44,400          45,264          46,149          47,050          47,971
                                        --------------------------------------------------------------------------
Total, O&M                                 112,421         123,690         154,738         130,298         131,015

------------------------------------------------------------------------------------------------------------------
Total Expenses                             519,886         543,035         586,951         576,466         592,339
------------------------------------------------------------------------------------------------------------------

PPL Projects Under Development
Base Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Operating Cash Flow ($000)                     71,998         205,024         221,725        218,087         394,508

Other Income/(Expenses)                            --              --              --             --              --

Capital Expenditures                           53,496              --              --             --              --

Lease Payments for New Peakers                     --          26,488          76,669         91,198          91,198

Lease Payments for LMB                             --              --              --         35,822          35,464

Cash Available for Debt Service                18,502         178,536         145,056         91,067         267,845

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
Operating Cash Flow ($000)                    403,542         406,923         391,215        431,719         447,482

Other Income/(Expenses)                            --              --              --             --              --

Capital Expenditures                               --              --              --             --              --

Lease Payments for New Peakers                 91,198          91,198          91,198         91,198          91,198

Lease Payments for LMB                         35,109          34,758          34,411         34,066          33,726

Cash Available for Debt Service               277,234         280,966         265,606        306,454         322,557

PPL Projects Under Development
Base Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
   Percent Of Year of Operations                  100%            100%            100%           100%            100%
   Year of Operation                             11.0            12.0            13.0           14.0            15.0
--------------------------------------------------------------------------------------------------------------------
Generation (MWh)

    Griffith                                1,702,248       1,730,281       1,759,335      1,789,486       1,820,815
    Wallingford                               344,764         336,002         327,463        319,141         311,031
    Kings Park                                367,686         371,261         374,872        378,518         382,199
    Lower Mt Bethel                         2,951,702       2,892,781       2,836,761      2,783,308       2,732,137
    PA New CT's                               817,212         803,582         790,329        777,440         764,899
    Sundance                                  484,187         572,307         676,466        799,581         945,103
    University Park                           946,476       1,031,466       1,124,089      1,225,028       1,335,032
    Starbuck                                8,348,485       8,033,700       7,730,784      7,439,290       7,158,786

--------------------------------------------------------------------------------------------------------------------
Total                                      15,962,760      15,771,382      15,620,099     15,511,791      15,450,001
--------------------------------------------------------------------------------------------------------------------

Revenues ($000)

    Market Capacity Sales                     405,934         412,560         419,312        426,190         432,976
    Market Energy Sales                       641,376         643,758         647,665        653,248         660,683

--------------------------------------------------------------------------------------------------------------------
Total Revenues                              1,047,310       1,056,319       1,066,977      1,079,438       1,093,658
--------------------------------------------------------------------------------------------------------------------

All-In Revenues ($/MWh)                         65.61           66.98           68.31          69.59           70.79

    Expenses ($000)

Fuel
    Griffith                                   44,560          45,199          45,861         46,549          47,264
    Wallingford                                15,925          15,999          16,073         16,147          16,222
    Kings Park                                 17,098          17,945          18,833         19,765          20,744
    Lower Mt Bethel                            85,735          86,269          86,877         87,551          88,286
    PA New CT's                                35,043          35,660          36,295         36,947          37,619
    Sundance                                   17,177          20,211          23,781         27,982          32,924
    University Park                            36,219          40,161          44,533         49,380          54,755
    Starbuck                                  209,908         201,882         194,162        186,738         179,598
                                    --------------------------------------------------------------------------------
Total, Fuel                                   461,664         463,325         466,415        471,060         477,412

O&M
    Griffith                                   14,868          15,311          26,139         15,904          15,965
    Wallingford                                 4,764          10,510           4,738          4,728           4,547
    Kings Park                                  7,896          14,889           7,863          8,145           8,233
    Lower Mt Bethel                             9,772          36,592          14,601         13,250          20,039
    PA New CT's                                 7,912          24,212          25,709         26,325           8,622
    Sundance                                   17,452          35,657          30,533         18,363          18,975
    University Park                             8,121          29,613          23,455          9,321           9,788
    Starbuck                                   48,912          49,875          50,857         51,860          52,885
                                    --------------------------------------------------------------------------------
Total, O&M                                    119,698         216,658         183,895        147,896         139,055

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                581,362         679,983         650,310        618,956         616,468
--------------------------------------------------------------------------------------------------------------------

                                                 2016            2017            2018            2019            2020
                                                 ----            ----            ----            ----            ----
   Percent Of Year of Operations                  100%            100%            100%            100%            100%
   Year of Operation                             16.0            17.0            18.0            19.0            20.0
---------------------------------------------------------------------------------------------------------------------

Generation (MWh)

    Griffith                                1,825,893       1,831,168       1,836,649       1,842,342       1,848,257
    Wallingford                               286,859         264,567         244,006         225,044         207,555
    Kings Park                                358,047         335,422         314,226         294,370         275,769
    Lower Mt Bethel                         2,677,852       2,624,668       2,572,565       2,521,519       2,471,509
    PA New CT's                               738,903         713,791         689,532         666,098         643,460
    Sundance                                  972,540       1,000,775       1,029,829       1,059,726       1,090,492
    University Park                         1,266,211       1,200,939       1,139,031       1,080,314       1,024,624
    Starbuck                                7,136,052       7,113,389       7,090,799       7,068,280       7,045,833

---------------------------------------------------------------------------------------------------------------------
Total                                      15,262,358      15,084,719      14,916,637      14,757,694      14,607,499
---------------------------------------------------------------------------------------------------------------------

Revenues ($000)

    Market Capacity Sales                     438,798         444,706         450,702         456,787         403,810
    Market Energy Sales                       654,189         647,985         642,066         636,428         631,067

---------------------------------------------------------------------------------------------------------------------
Total Revenues                              1,092,986       1,092,690       1,092,768       1,093,215       1,034,877
---------------------------------------------------------------------------------------------------------------------

All-In Revenues ($/MWh)                         71.61           72.44           73.26           74.08           70.85

    Expenses ($000)

Fuel
    Griffith                                   47,947          48,645          49,358          50,087          50,832
    Wallingford                                15,371          14,565          13,801          13,077          12,392
    Kings Park                                 19,973          19,230          18,515          17,827          17,164
    Lower Mt Bethel                            89,336          90,399          91,476          92,567          93,673
    PA New CT's                                37,364          37,112          36,861          36,612          36,364
    Sundance                                   34,308          35,751          37,254          38,821          40,453
    University Park                            52,947          51,197          49,506          47,870          46,289
    Starbuck                                  176,432         173,323         170,268         167,266         164,318
                                    ---------------------------------------------------------------------------------
Total, Fuel                                   473,679         470,222         467,039         464,128         461,485

O&M
    Griffith                                   27,321          16,210          16,316          16,507          29,186
    Wallingford                                18,310          18,709           4,646           4,899           4,970
    Kings Park                                  8,051          25,023          25,477           8,141           8,410
    Lower Mt Bethel                            13,797          14,990          11,371          46,982          14,313
    PA New CT's                                 7,792           9,452          12,231           9,286           9,464
    Sundance                                   19,020          19,112          19,187          48,729          49,953
    University Park                             9,883           9,984          44,385          82,789          10,329
    Starbuck                                   53,934          55,004          56,097          57,214          58,357
                                    ---------------------------------------------------------------------------------
Total, O&M                                    158,109         168,485         189,710         274,547         184,983

---------------------------------------------------------------------------------------------------------------------
Total Expenses                                631,787         638,707         656,749         738,675         646,468
---------------------------------------------------------------------------------------------------------------------

PPL Projects Under Development
Base Case
Cash Flow Summary

                                              2011            2012            2013           2014            2015
                                              ----            ----            ----           ----            ----
Operating Cash Flow ($000)                 465,948         376,335         416,667        460,481         477,191

Other Income/(Expenses)                         --              --              --             --              --

Capital Expenditures                            --              --              --             --              --

Lease Payments for New Peakers              91,198          91,198          91,198         91,198          91,198

Lease Payments for LMB                      33,389          33,055          32,724         32,397          32,073

Cash Available for Debt Service            341,361         252,082         292,745        336,886         353,919

                                              2016            2017            2018           2019            2020
                                              ----            ----            ----           ----            ----
Operating Cash Flow ($000)                 461,199         453,984         436,018        354,540         388,409

Other Income/(Expenses)                         --              --              --             --              --

Capital Expenditures                            --              --              --             --              --

Lease Payments for New Peakers              91,198          91,198          91,198         91,198          91,198

Lease Payments for LMB                      31,752          31,435          31,120         30,809          30,501

Cash Available for Debt Service            338,248         331,351         313,700        232,532         266,710

Exhibit I                                           Independent Technical Review
Financial Projections -- Base Case                         PPL Energy Supply LLC
--------------------------------------------------------------------------------

                 Cash Flow Summary for Nuclear Generating Assets

PPL Nuclear Assets
Base Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Generation (MWh)                           15,279,643      15,384,107      15,651,071     15,999,286      16,115,357

Revenues ($000)

Net Market Capacity Sales                     212,674         280,327         131,432        146,025         159,341
Net Market Energy Sales                       462,526         434,925         428,964        442,029         450,038
Capacity Reservation Charge                    23,666          21,969          20,696         19,422          18,149

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                698,866         737,221         581,092        607,476         627,528
--------------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                          45.74           47.92           37.13          37.97           38.94

Expenses ($000)

Susquehanna Fuel (Non-Capital)                 16,883          17,044          17,360         17,753          17,930
Susquehanna O&M                               195,472         202,529         208,807        197,949         202,898
Nuclear Decommissioning Expense                23,666          21,969          20,696         19,422          18,149

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                236,021         241,542         246,863        235,124         238,977
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    462,844         495,679         334,229        372,351         388,551

Other Income (Expenses)                        17,767          18,408          18,979         17,992          18,442

Capital Expenditures

Capital Projects                               37,710          49,500          67,500         48,600          35,100
Nuclear Fuel                                   55,803          55,306          54,788         56,158          57,562

--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                     93,513         104,806         122,288        104,758          92,662
--------------------------------------------------------------------------------------------------------------------

Cash Available for Debt Service               387,099         409,282         230,920        285,585         314,331

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
Generation (MWh)                           16,115,357      16,115,357      16,115,357     16,115,357      16,115,357

Revenues ($000)

Net Market Capacity Sales                     162,819         166,373         170,004        173,715         177,507
Net Market Energy Sales                       469,935         490,711         512,406        535,060         558,716
Capacity Reservation Charge                    16,875          15,602          14,328         13,055              --

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                649,629         672,686         696,739        721,830         736,222
--------------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                          40.31           41.74           43.23          44.79           45.68

Expenses ($000)

Susquehanna Fuel (Non-Capital)                 18,000          18,071          18,144         18,219          18,296
Susquehanna O&M                               207,971         213,170         218,499        223,961         229,561
Nuclear Decommissioning Expense                16,875          15,602          14,328         13,055              --

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                242,845         246,843         250,971        255,235         247,856
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    406,784         425,844         445,768        466,595         488,366

Other Income (Expenses)                        18,903          19,376          19,860         20,356          20,865

Capital Expenditures

Capital Projects                               18,329          18,787          19,257         19,738          20,232
Nuclear Fuel                                   59,001          60,476          61,988         63,538          65,126

--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                     77,330          79,263          81,245         83,276          85,358
--------------------------------------------------------------------------------------------------------------------

Cash Available for Debt Service               348,357         365,956         384,383        403,675         423,874

PPL Nuclear Assets
Base Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
Generation (MWh)                           16,115,357      16,115,357      16,115,357     16,115,357      16,115,357

Revenues ($000)

Net Market Capacity Sales                     180,206         182,946         185,727        188,551         191,418
Net Market Energy Sales                       569,403         580,294         591,394        602,705         614,234
Capacity Reservation Charge                        --              --              --             --              --

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                749,608         763,240         777,121        791,257         805,652
--------------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                          46.52           47.36           48.22          49.10           49.99

Expenses ($000)

Susquehanna Fuel (Non-Capital)                 18,374          18,455          18,538         18,622          18,709
Susquehanna O&M                               235,300         241,182         247,212        253,392         259,727
Nuclear Decommissioning Expense                    --              --              --             --              --

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                253,674         259,637         265,749        272,014         278,436
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    495,935         503,603         511,372        519,243         527,216

Other Income (Expenses)                        21,387          21,922          22,470         23,031          23,607

Capital Expenditures

Capital Projects                               20,737          21,256          21,787         22,332          22,890
Nuclear Fuel                                   66,754          68,423          70,134         71,887          73,684

--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                     87,492          89,679          91,921         94,219          96,574
--------------------------------------------------------------------------------------------------------------------

Cash Available for Debt Service               429,830         435,845         441,921        448,055         454,249

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
Generation (MWh)                           16,115,357      16,115,357      16,115,357     16,115,357      16,115,357

Revenues ($000)

Net Market Capacity Sales                     193,560         195,726         197,917        200,131         202,371
Net Market Energy Sales                       627,362         640,771         654,466        668,454         682,742
Capacity Reservation Charge                        --              --              --             --              --

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                820,922         836,497         852,383        868,586         885,112
--------------------------------------------------------------------------------------------------------------------

All-In Revenue ($/MWh)                          50.94           51.91           52.89          53.90           54.92

Expenses ($000)

Susquehanna Fuel (Non-Capital)                 18,798          18,889          18,983         19,079          19,177
Susquehanna O&M                               266,220         272,875         279,697        286,690         293,857
Nuclear Decommissioning Expense                    --              --              --             --              --

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                285,018         291,765         298,680        305,768         313,034
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    535,904         544,732         553,703        562,817         572,078

Other Income (Expenses)                        24,197          24,802          25,422         26,058          26,709

Capital Expenditures

Capital Projects                               23,462          24,049          24,650         25,266          25,898
Nuclear Fuel                                   75,526          77,415          79,350         81,334          83,367

--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                     98,989         101,464         104,000        106,600         109,265
--------------------------------------------------------------------------------------------------------------------

Cash Available for Debt Service               461,113         468,071         475,125        482,275         489,523

Exhibit I                                           Independent Technical Review
Financial Projections -- Base Case                         PPL Energy Supply LLC
--------------------------------------------------------------------------------

       Cash Flow Summary for Hydroelectric Generating Assets (Non-Montana)

PPL Hydroelectric Assets
Base Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Generation (MWh)

   Holtwood                                   574,526         574,526         574,526        574,526         574,526
   Wallenpaupack                               77,865          77,865          77,865         77,865          77,865
   Safe Harbor                                355,566         355,566         355,566        355,566         355,566
   Maine Hydro                                250,987         250,987         250,987        250,987         250,987

--------------------------------------------------------------------------------------------------------------------
Total Generation                            1,258,944       1,258,944       1,258,944      1,258,944       1,258,944
--------------------------------------------------------------------------------------------------------------------

Revenues ($000)

Net Market Capacity Sales                      37,835          46,770          21,564         23,301          25,112
Net Market Energy Sales                        44,395          40,848          39,024         39,254          39,471

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                 82,230          87,618          60,588         62,555          64,583
--------------------------------------------------------------------------------------------------------------------

All-In Revenues                                 65.32           69.60           48.13          49.69           51.30

Expenses ($000)

   Holtwood O&M                                 3,640           3,731           3,824          3,920           4,018
   Wallenpaupack O&M                            2,310           2,368           2,427          2,488           2,550
   Safe Harbor O&M                              3,330           3,413           3,499          3,586           3,676
   Maine Hydro O&M                              5,100           5,228           5,358          5,492           5,629

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                 14,380          14,740          15,108         15,486          15,873
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                     67,850          72,878          45,480         47,069          48,710

Capital Expenditures                            7,704           4,462           9,017          6,372           3,817

Cash Available for Debt Service                60,146          68,416          36,462         40,697          44,893

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
Generation (MWh)

   Holtwood                                   574,526         574,526         574,526        574,526         574,526
   Wallenpaupack                               77,865          77,865          77,865         77,865          77,865
   Safe Harbor                                355,566         355,566         355,566        355,566         355,566
   Maine Hydro                                250,987         250,987         250,987        250,987         250,987

--------------------------------------------------------------------------------------------------------------------
Total Generation                            1,258,944       1,258,944       1,258,944      1,258,944       1,258,944
--------------------------------------------------------------------------------------------------------------------

Revenues ($000)

Net Market Capacity Sales                      25,811          26,535          27,286         28,064          28,873
Net Market Energy Sales                        41,095          42,787          44,550         46,388          48,304

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                 66,905          69,321          71,836         74,453          77,177
--------------------------------------------------------------------------------------------------------------------

All-In Revenues                                 53.14           55.06           57.06          59.14           61.30

Expenses ($000)

   Holtwood O&M                                 4,118           4,221           4,327          4,435           4,546
   Wallenpaupack O&M                            2,614           2,679           2,746          2,815           2,885
   Safe Harbor O&M                              3,768           3,862           3,958          4,057           4,159
   Maine Hydro O&M                              5,770           5,914           6,062          6,214           6,369

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                 16,270          16,676          17,093         17,521          17,959
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                     50,635          52,645          54,743         56,932          59,218

Capital Expenditures                            1,352           1,379           1,407          1,436           1,466

Cash Available for Debt Service                49,284          51,266          53,335         55,496          57,753

PPL Hydroelectric Assets
Base Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
Generation (MWh)

   Holtwood                                   574,526         574,526         574,526        574,526         574,526
   Wallenpaupack                               77,865          77,865          77,865         77,865          77,865
   Safe Harbor                                355,566         355,566         355,566        355,566         355,566
   Maine Hydro                                250,987         250,987         250,987        250,987         250,987

--------------------------------------------------------------------------------------------------------------------
Total Generation                            1,258,944       1,258,944       1,258,944      1,258,944       1,258,944
--------------------------------------------------------------------------------------------------------------------

Revenues ($000)

Net Market Capacity Sales                      29,267          29,667          30,073         30,484          30,902
Net Market Energy Sales                        49,214          50,142          51,087         52,050          53,032

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                 78,481          79,808          81,159         82,534          83,934
--------------------------------------------------------------------------------------------------------------------

All-In Revenues                                 62.34           63.39           64.47          65.56           66.67

Expenses ($000)

   Holtwood O&M                                 4,660           4,776           4,895          5,018           5,143
   Wallenpaupack O&M                            2,957           3,031           3,107          3,184           3,264
   Safe Harbor O&M                              4,263           4,369           4,478          4,590           4,705
   Maine Hydro O&M                              6,528           6,692           6,859          7,030           7,206

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                 18,408          18,868          19,340         19,823          20,319
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                     60,074          60,941          61,820         62,711          63,615

Capital Expenditures                            1,502           1,540           1,578          1,618           1,658

Cash Available for Debt Service                58,571          59,401          60,242         61,094          61,957

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
Generation (MWh)

   Holtwood                                   574,526         574,526         574,526        574,526         574,526
   Wallenpaupack                               77,865          77,865          77,865         77,865          77,865
   Safe Harbor                                355,566         355,566         355,566        355,566         355,566
   Maine Hydro                                250,987         250,987         250,987        250,987         250,987

--------------------------------------------------------------------------------------------------------------------
Total Generation                            1,258,944       1,258,944       1,258,944      1,258,944       1,258,944
--------------------------------------------------------------------------------------------------------------------

Revenues ($000)

Net Market Capacity Sales                      31 270          31,643          32,020         32,401          32,787
Net Market Energy Sales                        54,049          55,087          56,145         57,223          58,323

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                 85,319          86,729          88,164         89,624          91,110
--------------------------------------------------------------------------------------------------------------------

All-In Revenues                                 67.77           68.89           70.03          71.19           72.37

Expenses ($000)

   Holtwood O&M                                 5,272           5,404           5,539          5,677           5,819
   Wallenpaupack O&M                            3,346           3,429           3,515          3,603           3,693
   Safe Harbor O&M                              4,823           4,943           5,067          5,194           5,324
   Maine Hydro O&M                              7,386           7,571           7,760          7,954           8,153

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                 20,827          21,347          21,881         22,428          22,989
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                     64,493          65,382          66,283         67,196          68,122

Capital Expenditures                            1,700           1,742           1,786          1,830           1,876

Cash Available for Debt Service                62,793          63,640          64,498         65,366          66,245


Exhibit I                                           Independent Technical Review
Financial Projections -- Base Case                         PPL Energy Supply LLC
--------------------------------------------------------------------------------

                 Cash Flow Summary for Montana Generating Assets

PPL Montana Units
Base Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Generation (MWh)                            7,422,967       8,332,838       8,332,838      8,414,353       8,728,767

Revenues ($000)

Market Capacity Sales                         131,396         200,700          79,851         65,918          86,882
Market Energy Sales                           458,929         372,957         301,747        270,455         274,992
Other                                           2,899           3,200           3,200          3,200           3,800

---------------------------------------------------------------------------------------------------------------------
Total Revenues                                593,224         576,857         384,798        339,573         365,674
---------------------------------------------------------------------------------------------------------------------

Expenses ($000)

Fuel
   Fossil Fuel                                 41,561          41,029          39,572         38,002          38,465
   Emission Allowances                           (258)           (282)           (309)          (338)           (369)
                                         ----------------------------------------------------------------------------
Total Fuel                                     41,303          40,747          39,263         37,664          38,096

O&M
   Colstrip                                    17,600          18,040          18,491         18,953          19,427
   Corette                                      4,967           5,091           5,638          5,393           5,526
   Montana Hydro                                7,740           7,750           7,940          8,140           8,344
                                         ----------------------------------------------------------------------------
Total O&M                                      30,307          30,881          32,069         32,486          33,297

Other
   Colstrip                                     3,455           3,523           3,592          3,663           3,735
   Corette                                        456             468             479            491             504
   Montana Hydro                               17,670          18,132          18,596         19,039          19,535
                                         ----------------------------------------------------------------------------
Total Other                                    21,581          22,123          22,667         23,193          23,774

---------------------------------------------------------------------------------------------------------------------
Total Expenses                                 93,191          93,751          93,999         93,343          95,167
---------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    500,033         483,106         290,800        246,230         270,508

Non-Income Taxes                               17,079          17,303          17,754         18,180          18,659

Capital Expenditures                           23,472          50,409          48,248         48,457          56,970

Montana Debt Service                           36,127          48,338          46,110         42,744          37,490

Cash Available for Debt Service               423,355         367,056         178,688        136,849         157,388

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
Generation (MWh)                            8,941,441       9,003,343       9,003,343      9,003,343       9,003,343

Revenues ($000)

Market Capacity Sales                          92,105          95,784          98,846        102,007         105,268
Market Energy Sales                           292,783         305,311         315,739        326,524         337,678
Other                                           4,400           5,700           6,000          6,000           6,000

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                389,287         406,794         420,585        434,531         448,946
--------------------------------------------------------------------------------------------------------------------

Expenses ($000)

Fuel
   Fossil Fuel                                 38,870          39,280          39,694         40,113          40,537
   Emission Allowances                           (403)           (441)           (481)          (527)           (575)
                                         ---------------------------------------------------------------------------
Total Fuel                                     38,467          38,839          39,213         39,586          39,962

O&M
   Colstrip                                    19,913          20,411          20,921         21,444          21,980
   Corette                                      6,024           5,779           5,922          6,529           6,243
   Montana Hydro                                8,552           8,766           8,985          9,210           9,440
                                         ---------------------------------------------------------------------------
Total O&M                                      34,489          34,955          35,828         37,183          37,663

Other
   Colstrip                                     3,809           3,884           3,961          4,039           4,121
   Corette                                        516             529             542            556             570
   Montana Hydro                               20,031          20,540          21,060         21,568          22,112
                                         ---------------------------------------------------------------------------
Total Other                                    24,356          24,953          25,563         26,163          26,803

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                 97,312          98,748         100,604        102,932         104,428
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    291,975         308,047         319,981        331,599         344,518

Non-Income Taxes                               19,103          19,596          20,066         20,591          21,120

Capital Expenditures                           19,048          13,663          13,456         13,710          14,085

Montana Debt Service                           37,283          35,219          37,209         38,847          40,501

Cash Available for Debt Service               216,541         239,569         249,249        258,451         268,812

PPL Montana Units
Base Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
Generation (MWh)                            9,003,343       9,003,343       9,003,343      9,003,343       9,003,343

Revenues ($000)

Market Capacity Sales                         112,522         120,276         128,563        137,422         146,892
Market Energy Sales                           340,873         344,308         348,001        351,968         356,228
Other                                           6,000           6,000           6,000          6,000           3,000

---------------------------------------------------------------------------------------------------------------------
Total Revenues                                459,395         470,584         482,564        495,390         506,120
---------------------------------------------------------------------------------------------------------------------

Expenses ($000)

Fuel
   Fossil Fuel                                 40,997          41,462          41,934         42,411          42,893
   Emission Allowances                           (591)           (604)           (620)          (635)           (651)
                                       ------------------------------------------------------------------------------
Total Fuel                                     40,406          40,858          41,314         41,776          42,242

O&M
   Colstrip                                    22,529          23,093          23,670         24,262          24,868
   Corette                                      6,401           7,031           6,724          6,892           7,572
   Montana Hydro                                9,676           9,918          10,166         10,420          10,680
                                       ------------------------------------------------------------------------------
Total O&M                                      38,606          40,042          40,560         41,574          43,121

Other
   Colstrip                                     4,202           4,286           4,372          4,460           4,551
   Corette                                        584             599             614            629             645
   Montana Hydro                               22,670          23,240          23,826         24,423          25,030
                                       ------------------------------------------------------------------------------
Total Other                                    27,456          28,125          28,812         29,512          30,226

---------------------------------------------------------------------------------------------------------------------
Total Expenses                                106,468         109,025         110,685        112,861         115,589
---------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    352,927         361,559         371,879        382,529         390,530

Non-Income Taxes                               21,624          22,178          22,744         23,285          23,214

Capital Expenditures                           14,463          19,351          18,112         18,565          21,202

Montana Debt Service                           40,922          41,406          44,330         45,820          39,783

Cash Available for Debt Service               275,918         278,624         286,693        294,859         306,331

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
Generation (MWh)                            9,003,343       9,003,343       9,003,343      9,003,343       9,003,343

Revenues ($000)

Market Capacity Sales                         148,900         150,936         152,999        155,091         157,211
Market Energy Sales                           352,796         349,445         346,174        342,982         339,868
Other                                              --              --              --             --              --

--------------------------------------------------------------------------------------------------------------------
Total Revenues                                501,696         500,380         499,173        498,072         497,079
--------------------------------------------------------------------------------------------------------------------

Expenses ($000)

Fuel
   Fossil Fuel                                 43,397          43,908          44,425         44,948          45,478
   Emission Allowances                           (667)           (685)           (701)          (718)           (736)
                                       -----------------------------------------------------------------------------
Total Fuel                                     42,730          43,223          43,724         44,230          44,742

O&M
   Colstrip                                    25,490          26,127          26,780         27,450          28,136
   Corette                                      7,241           7,567           8,454          8,264           8,471
   Montana Hydro                               10,947          11,221          11,502         11,789          12,084
                                       -----------------------------------------------------------------------------
Total O&M                                      43,678          44,915          46,736         47,503          48,691

Other
   Colstrip                                     4,642           4,734           4,831          4,928           5,051
   Corette                                        661             677             694            712             730
   Montana Hydro                               25,653          26,293          26,951         27,624          28,315
                                       -----------------------------------------------------------------------------
Total Other                                    30,956          31,704          32,476         33,264          34,096

--------------------------------------------------------------------------------------------------------------------
Total Expenses                                117,365         119,842         122,936        124,997         127,529
--------------------------------------------------------------------------------------------------------------------

Operating Cash Flow ($000)                    384,331         380,538         376,237        373,075         369,550

Non-Income Taxes                               23,123          23,701          24,293         24,899          25,522

Capital Expenditures                           19,505          19,993          20,492         21,004          21,529

Montana Debt Service                           15,292           3,935           3,668          3,401           3,134

Cash Available for Debt Service               326,411         332,909         327,784        323,771         319,366

Exhibit II                                          Independent Technical Review
Financial Projections -- Sensitivity Cases                 PPL Energy Supply LLC
--------------------------------------------------------------------------------

                                   EXHIBIT II

                                SENSITIVITY CASES

High Case Consolidated Cash Flow Summary

Low Case Consolidated Cash Flow Summary

Exhibit II                                          Independent Technical Review
Financial Projections -- Sensitivity Cases                 PPL Energy Supply LLC
--------------------------------------------------------------------------------

                    High Case Consolidated Cash Flow Summary

PPL Consolidation
High Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                       --             630             630          1,232           1,232
   Pennsylvania Nuclear                         1,975           1,988           2,023          2,068           2,083
   Other New Projects                             248           1,215           1,755          1,755           2,955
   Montana Fossil and Hydro                     1,208           1,208           1,208          1,221           1,273
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                              9,038          10,649          11,223         11,883          13,150
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     26,901,259      27,024,155      26,433,657     26,709,155      26,984,653
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                       --              --         374,349      2,306,840       2,892,496
   Pennsylvania Nuclear                    15,276,535      15,376,339      15,631,391     15,964,068      16,074,961
   Other New Projects                         982,678       2,715,529       4,188,813      3,099,391      10,006,115
   Montana Fossil and Hydro                 7,422,967       8,332,838       8,332,838      8,414,353       8,728,767
   Montana Purchases - Basin                  364,090         364,090         364,090        364,090         148,608
   Maine                                      448,445         250,987         250,987        250,987         250,987
   NUG Contracts                            2,537,187       2,537,187       2,537,187      2,537,187       2,537,187
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       54,941,119      57,609,082      59,121,269     60,654,028      68,631,732
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales     31,043,565      30,375,744      31,110,038     32,206,476      33,677,785
   Other Contract Sales                     3,485,801       3,303,729       3,283,033      1,156,654              --
   Net Market Sales (Purchases)            10,422,474      13,083,397      13,831,290     16,255,885      23,719,127
   Montana Market Sales                     2,573,057       4,180,472       4,569,216      4,650,731       4,749,663
   Montana Contract Sales                   5,214,000       4,516,456       4,127,712      4,127,712       4,127,712
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          52,738,897      55,459,798      56,921,288     58,397,458      66,274,287
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                    306,163         573,406         431,714        445,926         464,618
   Merchant Energy Sales                      297,283         399,523         426,222        520,502         788,264
   Contract Capacity Sales (Purchases)         54,000          63,000          66,600         30,900              --
   Contract Energy Sales (Purchases)        1,131,869       1,201,237       1,157,977      1,185,828       1,266,291
   Montana Merchant Revenues                  249,322         381,601         267,453        267,482         197,526
   Montana Contract Revenues                  101,985         121,241         147,805        146,748         155,882
   Trading                                         --              --              --             --              --
   Other                                       26,565          25,169          23,896         22,622          21,949
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    2,167,187       2,765,177       2,521,667      2,620,007       2,894,530
--------------------------------------------------------------------------------------------------------------------

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                    1,232           1,232           1,232          1,232           1,232
   Pennsylvania Nuclear                         2,083           2,083           2,083          2,083           2,083
   Other New Projects                           2,955           2,955           2,955          2,955           2,955
   Montana Fossil and Hydro                     1,307           1,317           1,317          1,317           1,317
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                             13,184          13,195          13,195         13,195          13,195
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     26,948,858      26,913,249      26,877,826     26,842,588      26,807,533
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                2,872,958       2,854,060       2,835,747      2,817,972       2,800,691
   Pennsylvania Nuclear                    16,074,961      16,074,961      16,074,961     16,074,961      16,074,961
   Other New Projects                       9,399,970       8,861,647       8,381,768      7,953,546       7,572,134
   Montana Fossil and Hydro                 8,941,441       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Purchases - Basin                  148,608         148,608         148,608        148,608          99,072
   Maine                                      250,987         250,987         250,987        250,987         250,987
   NUG Contracts                            2,537,187       2,537,187       1,772,806      1,268,608          95,335
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       68,182,927      67,651,999      66,354,003     65,368,570      63,712,014
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales     34,404,881      35,125,621      35,826,477     36,539,915              --
   Other Contract Sales                            --              --              --             --              --
   Net Market Sales (Purchases)            22,279,655      20,915,633      18,867,721     17,118,909      54,609,598
   Montana Market Sales                     4,962,337       7,039,039       9,053,839      9,053,839       9,004,303
   Montana Contract Sales                   4,127,712       2,112,912          98,112         98,112          98,112
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          65,774,586      65,193,206      63,846,150     62,810,776      63,712,014
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                    468,582         473,290         471,361        472,629       1,062,356
   Merchant Energy Sales                      759,917         732,512         679,366        633,673       2,184,224
   Contract Capacity Sales (Purchases)             --              --              --             --              --
   Contract Energy Sales (Purchases)        1,422,137       1,476,390       1,588,850      1,696,265          (5,983)
   Montana Merchant Revenues                  216,328         313,333         412,860        429,258         444,216
   Montana Contract Revenues                  155,517          74,353          (6,855)        (7,425)         (4,804)
   Trading                                         --              --              --             --              --
   Other                                       21,275          21,302          20,328         19,055           6,000
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    3,043,756       3,091,180       3,165,910      3,243,455       3,686,010
--------------------------------------------------------------------------------------------------------------------

PPL Consolidation
High Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       502,569         597,965         642,892        646,570         844,820
   O&M                                        401,414         432,341         470,464        482,429         530,084
   Other Montana Operating Expenses            21,581          22,123          22,667         23,193          23,774
   Nuclear Decommissioning Expense             23,666          21,969          20,696         19,422          18,149
--------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                      949,230       1,074,398       1,156,719      1,171,614       1,416,827
--------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        47,435          40,986          38,880         36,727          35,240

Operating Cash Flow ($000)                  1,170,521       1,649,792       1,326,068      1,411,666       1,442,464

Capital Expenditures ($000)
   Pennsylvania Fossil                        106,197          98,067          86,395         95,153          94,225
   Pennsylvania Hydro                           4,826             959             937          1,407           3,677
   Pennsylvania New Projects                       --              --              --             --              --
   Pennsylvania Nuclear Projects               37,710          49,500          67,500         48,600          35,100
   Pennsylvania Nuclear Fuel                   55,803          55,306          54,788         56,158          57,562
   Other New Projects                          53,496              --              --             --              --
   Montana                                     23,472          50,409          48,248         48,457          56,970
   Maine                                        3,878           4,503           9,080          5,965           1,140
--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    285,381         258,744         266,949        255,740         248,675
--------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    36,127          48,338          46,110         42,744          37,490
Lease Payments for Lower Mt Bethel ($000)          --              --              --         35,822          35,464
Lease Payments for New Peakers ($000)              --          26,488          76,669         91,198          91,198

====================================================================================================================
Cash from Domestic Generation Assets          849,013       1,316,222         936,340        986,161       1,029,636
====================================================================================================================

                                                 2006            2007            2008            2009            2010
                                                 ----            ----            ----            ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       876,863         887,101         899,808         913,551         866,313
   O&M                                        540,587         562,572         609,714         596,205         616,666
   Other Montana Operating Expenses            24,356          24,953          25,563          26,163          26,803
   Nuclear Decommissioning Expense             16,875          15,602          14,328          13,055              --
---------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                    1,458,680       1,490,228       1,549,413       1,548,974       1,509,782
---------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        34,259          33,118          31,938          31,192          31,427

Operating Cash Flow ($000)                  1,550,816       1,567,835       1,584,559       1,663,289       2,144,801

Capital Expenditures ($000)
   Pennsylvania Fossil                         59,410          60,042         105,478         150,621         106,142
   Pennsylvania Hydro                           1,102           1,123           1,145           1,167           1,190
   Pennsylvania New Projects                       --              --              --              --              --
   Pennsylvania Nuclear Projects               18,329          18,787          19,257          19,738          20,232
   Pennsylvania Nuclear Fuel                   59,001          60,476          61,988          63,538          65,126
   Other New Projects                              --              --              --              --              --
   Montana                                     19,048          13,663          13,456          13,710          14,085
   Maine                                        1,250           1,256           1,263           1,269           1,276
---------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    158,140         155,347         202,586         250,043         208,051
---------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    37,283          35,219          37,209          38,847          40,501
Lease Payments for Lower Mt Bethel ($000)      35,109          34,758          34,411          34,066          33,726
Lease Payments for New Peakers ($000)          91,198          91,198          91,198          91,198          91,198

=====================================================================================================================
Cash from Domestic Generation Assets        1,229,086       1,251,312       1,219,155       1,249,134       1,771,325
=====================================================================================================================

PPL Consolidation
High Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                              44,762          46,412          47,537         48,725          49,944
   PPL Energy Plus                             28,032          29,127          27,867         28,564          29,278
   IEC (Interstate Energy Co.)                     33              34              35             36              37
   PPL Global                                   2,424           2,553           2,660          2,727           2,795
   PPL Services                                36,443          37,410          38,313         39,271          40,253
   Indirect Costs                              61,870          70,918          75,881         77,778          79,722
   Benefit Loading                                 --              --              --             --              --
   G&A Recovery from AEC                      (17,767)        (18,408)        (18,979)       (17,992)        (18,442)
=====================================================================================================================
Non-Operating and G&A Expenses                155,797         168,046         173,314        179,108         183,586
=====================================================================================================================

=====================================================================================================================
Total Cash Available {1}, {2}                 673,727       1,173,653         832,437        881,645         926,209
=====================================================================================================================

Interest Expense                              126,828          60,361          62,304         64,029          63,996

Debt Service Coverage Ratio                      5.31           19.44           13.36          13.77           14.47
   -----------------------------------
   Average 2001 - 2010           16.66
   Minimum 2001 - 2010            5.31
   Average 2001 - 2005           13.27
   Average 2006 - 2010           17.84
   -----------------------------------

                                                   2006          2007            2008           2009           2010
                                                   ----          ----            ----           ----           ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                                51,192        52,472          53,784         55,128         56,507
   PPL Energy Plus                               30,010        30,760          31,529         32,317         33,125
   IEC (Interstate Energy Co.)                       38            39              40             41             42
   PPL Global                                     2,865         2,936           3,010          3,085          3,162
   PPL Services                                  41,259        42,290          43,348         44,431         45,542
   Indirect Costs                                81,716        83,758          85,852         87,999         90,199
   Benefit Loading                                   --            --              --             --             --
   G&A Recovery from AEC                        (18,903)      (19,376)        (19,860)       (20,356)       (20,865)
===================================================================================================================
Non-Operating and G&A Expenses                  188,176       192,880         197,702        202,644        207,711
===================================================================================================================

===================================================================================================================
Total Cash Available {1}, {2}                 1,155,494     1,188,158       1,164,306      1,203,003      1,726,563
===================================================================================================================

Interest Expense                                 64,769        64,525          63,978         64,009         64,009

Debt Service Coverage Ratio                       17.84         18.41           18.20          18.79          26.97
   -----------------------------------
   Average 2001 - 2010           16.66
   Minimum 2001 - 2010            5.31
   Average 2001 - 2005           13.27
   Average 2006 - 2010           17.84
   -----------------------------------

{1} Projected Total Revenue and Expense do not include certain operations of PPL EnergyPlus marketing and trading organization and certain unconsolidated international operations including investments in the United Kingdom.

{2} The 2001 cash flow is not based on actual market prices or electricity generation. Actual performance in 2001 may differ significantly from that shown in the Financial Projections.

PPL Consolidation
High Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                    1,232           1,232           1,232          1,232           1,232
   Pennsylvania Nuclear                         2,083           2,083           2,083          2,083           2,083
   Other New Projects                           2,955           2,955           2,955          2,955           2,955
   Montana Fossil and Hydro                     1,317           1,317           1,317          1,317           1,317
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                             13,195          13,195          13,195         13,195          13,195
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     26,616,571      26,551 836      26,489,649     26,429,912      26,372,527
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                2,878,262       2,958,112       3,040,315      3,124,948       3,212,091
   Pennsylvania Nuclear                    16,074,961      16,074,961      16,074,961     16,074,961      16,074,961
   Other New Projects                       7,840,278       8,129,393       8,441,552      8,779,288       9,145,725
   Montana Fossil and Hydro                 9,003,343       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Purchases - Basin                       --              --              --             --              --
   Maine                                      250,987         250,987         250,987        250,987         250,987
   NUG Contracts                               40,364          40,364          40,364         39,258              --
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       63,712,723      64,016,952      64,349,129     64,710,654      65,067,591
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales             --              --              --             --              --
   Other Contract Sales                            --              --              --             --              --
   Net Market Sales (Purchases)            54,709,380      55,013,609      55,345,785     55,707,310      56,064,248
   Montana Market Sales                     8,905,231       8,905,231       8,905,231      8,905,231       8,962,463
   Montana Contract Sales                      98,112          98,112          98,112         98,112          40,880
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          63,712,723      64,016,952      64,349,129     64,710,654      65,067,591
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                  1,077,377       1,093,268       1,109,449      1,125,914       1,142,215
   Merchant Energy Sales                    2,259,158       2,336,377       2,417,053      2,501,387       2,588,032
   Contract Capacity Sales (Purchases)             --              --              --             --              --
   Contract Energy Sales (Purchases)           (2,421)         (2,421)         (2,421)        (2,355)             --
   Montana Merchant Revenues                  449,174         459,570         470,214        481,112         494,950
   Montana Contract Revenues                    2,034           2,076           2,119          2,164             921
   Trading                                         --              --              --             --              --
   Other                                        6,000           6,000           6,000          6,000           3,000
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    3,791,322       3,894,870       4,002,415      4,114,222       4,229,118
--------------------------------------------------------------------------------------------------------------------

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                    1,232           1,232           1,232          1,232           1,232
   Pennsylvania Nuclear                         2,083           2,083           2,083          2,083           2,083
   Other New Projects                           2,955           2,955           2,955          2,955           2,955
   Montana Fossil and Hydro                     1,317           1,317           1,317          1,317           1,317
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                             13,195          13,195          13,195         13,195          13,195
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     26,416,896      26,461,668      26,506,846     26,552,434      26,598,437
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                3,147,092       3,083,580       3,021,515      2,960,862       2,901,584
   Pennsylvania Nuclear                    16,074,961      16,074,961      16,074,961     16,074,961      16,074,961
   Other New Projects                       9,115,175       9,088,764       9,066,150      9,047,029       9,031,136
   Montana Fossil and Hydro                 9,003,343       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Purchases - Basin                       --              --              --             --              --
   Maine                                      250,987         250,987         250,987        250,987         250,987
   NUG Contracts                                   --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       65,016,411      64,971,260      64,931,759     64,897,574      64,868,405
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales             --              --              --             --              --
   Other Contract Sales                            --              --              --             --              --
   Net Market Sales (Purchases)            56,013,068      55,967,916      55,928,416     55,894,231      55,865,062
   Montana Market Sales                     9,003,343       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Contract Sales                          --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          65,016,411      64,971,260      64,931,759     64,897,574      64,868,405
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                  1,164,970       1,188,363       1,212,421      1,237,169       1,203,285
   Merchant Energy Sales                    2,631,153       2,675,428       2,720,869      2,767,491       2,815,312
   Contract Capacity Sales (Purchases)             --              --              --             --              --
   Contract Energy Sales (Purchases)               --              --              --             --              --
   Montana Merchant Revenues                  505,680         514,900         524,545        534,636         545,197
   Montana Contract Revenues                       --              --              --             --              --
   Trading                                         --              --              --             --              --
   Other                                           --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    4,301,803       4,378,691       4,457,835      4,539,296       4,563,794
--------------------------------------------------------------------------------------------------------------------

PPL Consolidation
High Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       890,056         913,890         938,904        965,373         993,242
   O&M                                        617,971         733,476         712,057        682,683         688,092
   Other Montana Operating Expenses            27,456          28,125          28,812         29,512          30,226
   Nuclear Decommissioning Expense                 --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                    1,535,484       1,675,491       1,679,773      1,677,567       1,711,559
--------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        32,179          22,178          22,744         23,285          23,214

Operating Cash Flow ($000)                  2,223,659       2,197,201       2,299,898      2,413,370       2,494,344

Capital Expenditures ($000)
   Pennsylvania Fossil                         49,987          51,237          52,517         53,830          55,176
   Pennsylvania Hydro                           1,219           1,250           1,281          1,313           1,346
   Pennsylvania New Projects                       --              --              --             --              --
   Pennsylvania Nuclear Projects               20,737          21,256          21,787         22,332          22,890
   Pennsylvania Nuclear Fuel                   66,754          68,423          70,134         71,887          73,684
   Other New Projects                              --              --              --             --              --
   Montana                                     14,463          19,351          18,112         18,565          21,202
   Maine                                        1,308           1,341           1,374          1,408           1,444
--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    154,468         162,857         165,205        169,336         175,742
--------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    40,922          41,406          44,330         45,820          39,783
Lease Payments for Lower Mt Bethel ($000)      33,389          33,055          32,724         32,397          32,073
Lease Payments for New Peakers ($000)          91,198          91,198          91,198         91,198          91,198

====================================================================================================================
Cash from Domestic Generation Assets        1,903,682       1,868,685       1,966,440      2,074,619       2,155,548
====================================================================================================================

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       996,496       1,000,220       1,004,411      1,009,057       1,014,152
   O&M                                        727,001         751,024         780,782        880,994         813,889
   Other Montana Operating Expenses            30,956          31 704          32,476         33,264          34,096
   Nuclear Decommissioning Expense                 --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                    1,754,452       1,782,949       1,817,669      1,923,315       1,862,137
--------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        23,123          23,701          24,293         24,899          25,522

Operating Cash Flow ($000)                  2,524,228       2,572,042       2,615,873      2,591,082       2,676,135

Capital Expenditures ($000)
   Pennsylvania Fossil                         56,556          57,969          59,419         60,904          62,427
   Pennsylvania Hydro                           1,380           1,414           1,449          1,486           1,523
   Pennsylvania New Projects                       --              --              --             --              --
   Pennsylvania Nuclear Projects               23,462          24,049          24,650         25,266          25,898
   Pennsylvania Nuclear Fuel                   75,526          77,415          79,350         81,334          83,367
   Other New Projects                              --              --              --             --              --
   Montana                                     19,505          19,993          20,492         21,004          21,529
   Maine                                        1,480           1,517           1,555          1,593           1,633
--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    177,909         182,357         186,915        191,588         196,377
--------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    15,292           3,935           3,668          3,401           3,134
Lease Payments for Lower Mt Bethel ($000)      31,752          31,435          31,120         30,809          30,501
Lease Payments for New Peakers ($000)          91,198          91,198          91,198         91,198          91,198

====================================================================================================================
Cash from Domestic Generation Assets        2,208,077       2,263,117       2,302,971      2,274,086       2,354,925
====================================================================================================================

PPL Consolidation
High Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                              57,919          59,367          60,851         62,373          63,932
   PPL Energy Plus                             33,953          34,802          35,672         36,564          37,478
   IEC (Interstate Energy Co.)                     43              44              45             46              47
   PPL Global                                   3,241           3,322           3,405          3,490           3,577
   PPL Services                                46,681          47,848          49,044         50,270          51,527
   Indirect Costs                              92,454          94,765          97,134         99,562         102,052
   Benefit Loading                                 --              --              --             --              --
   G&A Recovery from AEC                      (21,387)        (21,922)        (22,470)       (23,031)        (23,607)
=====================================================================================================================
Non-Operating and G&A Expenses                212,903         218,226         223,682        229,274         235,005
=====================================================================================================================

=====================================================================================================================
Total Cash Available {1}, {2}               1,867,132       1,831,221       1,928,040      2,035,259       2,115,204
=====================================================================================================================

Interest Expense                               64,009          64,009          64,009         64,009          64,009

Debt Service Coverage Ratio                     29.17           28.61           30.12          31.80           33.05
   --------------------------------
   Average 2001 - 2010        16.66
   Minimum 2001 - 2010         5.31
   Average 2001 - 2005        13.27
   Average 2006 - 2010        17.84
   --------------------------------

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                              65,530          67,169          68,848         70,569          72,333
   PPL Energy Plus                             38,415          39,375          40,360         41,369          42,403
   IEC (Interstate Energy Co.)                     48              49              51             52              53
   PPL Global                                   3,667           3,759           3,852          3,949           4,048
   PPL Services                                52,815          54,135          55,489         56,876          58,298
   Indirect Costs                             104,603         107,218         109,898        112,646         115,462
   Benefit Loading                                 --              --              --             --              --
   G&A Recovery from AEC                      (24,197)        (24,802)        (25,422)       (26,058)        (26,709)
====================================================================================================================
Non-Operating and G&A Expenses                240,881         246,903         253,075        259,402         265,887
====================================================================================================================

====================================================================================================================
Total Cash Available {1}, {2}               2,166,724       2,220,731       2,259,525      2,229,554       2,309,279
====================================================================================================================

Interest Expense                               64,009          64,009          64,009         64,009          64,009

Debt Service Coverage Ratio                     33.85           34.69           35.30          34.83           36.08
   --------------------------------
   Average 2001 - 2010        16.66
   Minimum 2001 - 2010         5.31
   Average 2001 - 2005        13.27
   Average 2006 - 2010        17.84
   --------------------------------

{1} Projected Total Revenue and Expense do not include certain operations of PPL EnergyPlus marketing and trading organization and certain unconsolidated international operations including investments in the United Kingdom.

{2} The 2001 cash flow is not based on actual market prices or electricity generation. Actual performance in 2001 may differ significantly from that shown in the Financial Projections.

Exhibit II                                          Independent Technical Review
Financial Projections -- Sensitivity Cases                 PPL Energy Supply LLC
--------------------------------------------------------------------------------

                     Low Case Consolidated Cash Flow Summary

PPL Consolidation
Low Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                       --             630             630          1 232           1 232
   Pennsylvania Nuclear                         1,975           1,988           2,023          2,068           2,083
   Other New Projects                             248           1,215           1,755          1,755           2,955
   Montana Fossil and Hydro                     1,208           1,208           1,208          1,221           1,273
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                              9,038          10,649          11,223         11,883          13,150
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     26,773,869      26,806,191      26,028,993     26,248,973      26,815,774
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                       --              --         530,264      3,590,756       3,947,780
   Pennsylvania Nuclear                    15,276,535      15,376,339      15,631,391     15,964,068      16,074,961
   Other New Projects                       1,106,914       2,551,267       3,947,120      3,489,881      12,938,019
   Montana Fossil and Hydro                 7,422,967       8,332,838       8,332,838      8,414,353       8,728,767
   Montana Purchases - Basin                  364,090         148,608         148,608        148,608         148,608
   Maine                                      292,756         250,987         250,987        250,987         250,987
   NUG Contracts                            2,537,187       2,537,187       2,537,187      2,537,187       2,537,187
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       54,782,276      57,011,374      58,415,346     61,652,771      72,450,040
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales     31,043,565      30,375,744      31,110,038     32,206,476      33,677,785
   Other Contract Sales                     3,485,801       3,303,729       3,283,033      1,156,654              --
   Net Market Sales (Purchases)            10,263,631      12,701,171      13,340,848     17,470,110      27,537,435
   Montana Market Sales                     2,573,057       3,964,990       4,353,734      4,435,249       4,749,663
   Montana Contract Sales                   5,214,000       4,516,456       4,127,712      4,127,712       4,127,712
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          52,580,054      54,862,091      56,215,365     59,396,201      70,092,595
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                    280,955         117,620         299,947        333,028         456,594
   Merchant Energy Sales                      258,264         313,098         337,937        440,337         692,094
   Contract Capacity Sales (Purchases)         54,000          63,000          66,600         30,900              --
   Contract Energy Sales (Purchases)        1,131,869       1,201,237       1,157,977      1,185,828       1,266,291
   Montana Merchant Revenues                  130,561          85,694          97,469         88,162         104,147
   Montana Contract Revenues                  101,985         129,838         156,748        156,336         155,882
   Trading                                         --              --              --             --              --
   Other                                       26,565          25,169          23,896         22,622          21,949
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    1,984,199       1,935,657       2,140,574      2,257,213       2,696,957
--------------------------------------------------------------------------------------------------------------------

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                    1 232           1 232           1 232          1 232           1,232
   Pennsylvania Nuclear                         2,083           2,083           2,083          2,083           2,083
   Other New Projects                           2,955           2,955           2,955          2,955           2,955
   Montana Fossil and Hydro                     1,307           1,317           1,317          1,317           1,317
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                             13,184          13,195          13,195         13,195          13,195
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     26,595,835      26,390,276      26,198,099     26,018,398      25,850,354
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                4,059,466       4,174,578       4,293,231      4,415,547       4,541,651
   Pennsylvania Nuclear                    16,074,961      16,074,961      16,074,961     16,074,961      16,074,961
   Other New Projects                      12,998,871      13,080,855      13,184,305     13,309,962      13,458,972
   Montana Fossil and Hydro                 8,941,441       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Purchases - Basin                  148,608         148,608         148,608        148,608          99,072
   Maine                                      250,987         250,987         250,987        250,987         287,691
   NUG Contracts                            2,537,187       2,537,187       1,772,806      1,268,608          95,335
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       72,615,313      72,668,752      71,934,297     71,498,371      70,419,337
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales     34,404,881      35,125,621      35,826,477     36,539,915              --
   Other Contract Sales                            --              --              --             --              --
   Net Market Sales (Purchases)            26,712,041      25,932,386      24,448,015     23,248,710      61,316,922
   Montana Market Sales                     4,962,337       7,039,039       9,053,839      9,053,839       9,004,303
   Montana Contract Sales                   4,127,712       2,112,912          98,112         98,112          98,112
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          70,206,972      70,209,958      69,426,444     68,940,577      70,419,337
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                    449,595         442,764         430,012        419,437         874,542
   Merchant Energy Sales                      681,777         671,783         641,908        617,994       1,800,193
   Contract Capacity Sales (Purchases)             --              --              --             --              --
   Contract Energy Sales (Purchases)        1,422,137       1,476,390       1,588,850      1,696,265          (5,983)
   Montana Merchant Revenues                  108,144         175,651         243,025        243,825         242,629
   Montana Contract Revenues                  155,517          74,353          (6,855)        (7,425)         (4,804)
   Trading                                         --              --              --             --              --
   Other                                       21,275          21,302          20,328         19,055           6,000
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    2,838,445       2,862,243       2,917,269      2,989,151       2,912,578
--------------------------------------------------------------------------------------------------------------------

PPL Consolidation
Low Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       490,337         569,428         593,067        625,842         805,593
   O&M                                        401,589         432,159         470,354        483,314         531,060
   Other Montana Operating Expenses            21,581          22,123          22,667         23,193          23,774
   Nuclear Decommissioning Expense             23,666          21,969          20,696         19,422          18,149
--------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                      937,173       1,045,678       1,106,784      1,151,771       1,378,575
--------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        47,435          40,986          38,880         36,727          35,240

Operating Cash Flow ($000)                    999,590         848,992         994,910      1,068,715       1,283,141

Capital Expenditures ($000)
   Pennsylvania Fossil                        106,197          98,067          86,395         95,153          94,225
   Pennsylvania Hydro                           4,826             959             937          1,407           3,677
   Pennsylvania New Projects                       --              --              --             --              --
   Pennsylvania Nuclear Projects               37,710          49,500          67,500         48,600          35,100
   Pennsylvania Nuclear Fuel                   55,803          55,306          54,788         56,158          57,562
   Other New Projects                          53,496              --              --             --              --
   Montana                                     23,472          50,409          48,248         48,457          56,970
   Maine                                        3,878           4,503           9,080          5,965           1,140
--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    285,381         258,744         266,949        255,740         248,675
--------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    36,127          48,338          46,110         42,744          37,490
Lease Payments for Lower Mt Bethel ($000)          --              --              --         35,822          35,464
Lease Payments for New Peakers ($000)              --          26,488          76,669         91,198          91,198

====================================================================================================================
Cash from Domestic Generation Assets          678,082         515,422         605,182        643,211         870,314
====================================================================================================================

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       845,598         859,544         875,332        891,601         847,666
   O&M                                        541,980         564,374         611,927        598,841         619,745
   Other Montana Operating Expenses            24,356          24,953          25,563         26,163          26,803
   Nuclear Decommissioning Expense             16,875          15,602          14,328         13,055              --
--------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                    1,428,810       1,464,473       1,527,150      1,529,660       1,494,214
--------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        34,259          33,118          31,938         31,192          31,427

Operating Cash Flow ($000)                  1,375,376       1,364,652       1,358,180      1,428,299       1,386,937

Capital Expenditures ($000)
   Pennsylvania Fossil                         59,410          60,042         105,478        150,621         106,142
   Pennsylvania Hydro                           1,102           1,123           1,145          1,167           1,190
   Pennsylvania New Projects                       --              --              --             --              --
   Pennsylvania Nuclear Projects               18,329          18,787          19,257         19,738          20,232
   Pennsylvania Nuclear Fuel                   59,001          60,476          61,988         63,538          65,126
   Other New Projects                              --              --              --             --              --
   Montana                                     19,048          13,663          13,456         13,710          14,085
   Maine                                        1,250           1,256           1,263          1,269           1,276
--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    158,140         155,347         202,586        250,043         208,051
--------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    37,283          35,219          37,209         38,847          40,501
Lease Payments for Lower Mt Bethel ($000)      35,109          34,758          34,411         34,066          33,726
Lease Payments for New Peakers ($000)          91,198          91,198          91,198         91,198          91,198

====================================================================================================================
Cash from Domestic Generation Assets        1,053,646       1,048,129         992,776      1,014,144       1,013,461
====================================================================================================================

PPL Consolidation
Low Case
Cash Flow Summary

                                                 2001            2002            2003           2004            2005
                                                 ----            ----            ----           ----            ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                              44,762          46,412          47,537         48,725          49,944
   PPL Energy Plus                             28,032          29,127          27,867         28,564          29,278
   IEC (Interstate Energy Co.)                     33              34              35             36              37
   PPL Global                                   2,424           2,553           2,660          2,727           2,795
   PPL Services                                36,443          37,410          38,313         39,271          40,253
   Indirect Costs                              61,870          70,918          75,881         77,778          79,722
   Benefit Loading                                 --              --              --             --              --
   G&A Recovery from AEC                      (17,767)        (18,408)        (18,979)       (17,992)        (18,442)
=====================================================================================================================
Non-Operating and G&A Expenses                155,797         168,046         173,314        179,108         183,586
=====================================================================================================================

=====================================================================================================================
Total Cash Available {1}, {2}                 502,796         372,852         501,279        538,695         766,887
=====================================================================================================================

Interest Expense                              126,828          60,361          62,304         64,029          63,996

Debt Service Coverage Ratio                      3.96            6.18            8.05           8.41           11.98
   ---------------------------------
   Average 2001 - 2010         11.39
   Minimum 2001 - 2010          3.96
   Average 2001 - 2005          7.72
   Average 2006 - 2010         14.66
   ---------------------------------

                                                 2006            2007            2008           2009            2010
                                                 ----            ----            ----           ----            ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                              51,192          52,472          53,784         55,128          56,507
   PPL Energy Plus                             30,010          30,760          31,529         32,317          33,125
   IEC (Interstate Energy Co.)                     38              39              40             41              42
   PPL Global                                   2,865           2,936           3,010          3,085           3,162
   PPL Services                                41,259          42,290          43,348         44,431          45,542
   Indirect Costs                              81,716          83,758          85,852         87,999          90,199
   Benefit Loading                                 --              --              --             --              --
   G&A Recovery from AEC                      (18,903)        (19,376)        (19,860)       (20,356)        (20,865)
====================================================================================================================
Non-Operating and G&A Expenses                188,176         192,880         197,702        202,644         207,711
====================================================================================================================

====================================================================================================================
Total Cash Available {1}, {2}                 980,054         984,975         937,928        968,013         968,699
====================================================================================================================

Interest Expense                               64,769          64,525          63,978         64,009          64,009

Debt Service Coverage Ratio                     15.13           15.26           14.66          15.12           15.13
   ---------------------------------
   Average 2001 - 2010         11.39
   Minimum 2001 - 2010          3.96
   Average 2001 - 2005          7.72
   Average 2006 - 2010         14.66
   ---------------------------------

{1} Projected Total Revenue and Expense do not include certain operations of PPL EnergyPlus marketing and trading organization and certain unconsolidated international operations including investments in the United Kingdom.

{2} The 2001 cash flow is not based on actual market prices or electricity generation. Actual performance in 2001 may differ significantly from that shown in the Financial Projections.

PPL Consolidation
Low Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                    1,232           1,232           1,232          1,232           1,232
   Pennsylvania Nuclear                         2,083           2,083           2,083          2,083           2,083
   Other New Projects                           2,955           2,955           2,955          2,955           2,955
   Montana Fossil and Hydro                     1,317           1,317           1,317          1,317           1,317
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                             13,195          13,195          13,195         13,195          13,195
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     25,491,534      25,159,163      24,851,022     24,565,101      24,299,581
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                4,490,086       4,440,841       4,393,787      4,348,800       4,305,763
   Pennsylvania Nuclear                    16,074,961      16,074,961      16,074,961     16,074,961      16,074,961
   Other New Projects                      13,039,609      12,663,069      12,331,155     12,046,562      11,813,075
   Montana Fossil and Hydro                 9,003,343       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Purchases - Basin                       --              --              --             --              --
   Maine                                      287,691         287,691         287,691        287,691         287,691
   NUG Contracts                               40,364          40,364          40,364         39,258              --
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       69,435,546      68,677,391      67,990,282     67,373,674      66,792,372
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales             --              --              --             --              --
   Other Contract Sales                            --              --              --             --              --
   Net Market Sales (Purchases)            60,432,203      59,674,047      58,986,938     58,370,331      57,789,029
   Montana Market Sales                     8,905,231       8,905,231       8,905,231      8,905,231       8,962,463
   Montana Contract Sales                      98,112          98,112          98,112         98,112          40,880
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          69,435,546      68,677,391      67,990,282     67,373,674      66,792,372
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                    862,673         851,604         840,868        830,450         821,686
   Merchant Energy Sales                    1,834,656       1,873,282       1,914,657      1,958,930       2,005,070
   Contract Capacity Sales (Purchases)             --              --              --             --              --
   Contract Energy Sales (Purchases)           (2,421)         (2,421)         (2,421)        (2,355)             --
   Montana Merchant Revenues                  241,833         245,138         248,500        251,921         257,259
   Montana Contract Revenues                    2,034           2,076           2,119          2,164             921
   Trading                                         --              --              --             --              --
   Other                                        6,000           6,000           6,000          6,000           3,000
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    2,944,775       2,975,679       3,009,724      3,047,110       3,087,935
--------------------------------------------------------------------------------------------------------------------

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Net Capacity (MW)
   Pennsylvania Fossil                          5,227           5,227           5,227          5,227           5,227
   Pennsylvania Hydro                             285             285             285            285             285
   Pennsylvania New Projects                    1,232           1,232           1,232          1,232           1,232
   Pennsylvania Nuclear                         2,083           2,083           2,083          2,083           2,083
   Other New Projects                           2,955           2,955           2,955          2,955           2,955
   Montana Fossil and Hydro                     1,317           1,317           1,317          1,317           1,317
   Maine                                           95              95              95             95              95
--------------------------------------------------------------------------------------------------------------------
Total Net Capacity                             13,195          13,195          13,195         13,195          13,195
--------------------------------------------------------------------------------------------------------------------

Net Generation (MWh)
   Pennsylvania Fossil                     24,352,134      24,406,006      24,461,214     24,517,775      24,575,707
   Pennsylvania Hydro                       1,007,958       1,007,958       1,007,958      1,007,958       1,007,958
   Pennsylvania New Projects                4,045,990       3,806,371       3,585,025      3,380,300       3,190,737
   Pennsylvania Nuclear                    16,074,961      16,074,961      16,074,961     16,074,961      16,074,961
   Other New Projects                      11,725,880      11,652,980      11,593,770     11,547,798      11,514,755
   Montana Fossil and Hydro                 9,003,343       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Purchases - Basin                       --              --              --             --              --
   Maine                                      286,025         284,435         282,916        281,467         280,083
   NUG Contracts                                   --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Net Generation                       66,496,291      66,236,053      66,009,187     65,813,603      65,647,545
--------------------------------------------------------------------------------------------------------------------

Power Sales (MWh)
   PLR (Provider of Last Resort) Sales             --              --              --             --              --
   Other Contract Sales                            --              --              --             --              --
   Net Market Sales (Purchases)            57,492,947      57,232,710      57,005,844     56,810,259      56,644,201
   Montana Market Sales                     9,003,343       9,003,343       9,003,343      9,003,343       9,003,343
   Montana Contract Sales                          --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Power Sales                          66,496,291      66,236,053      66,009,187     65,813,603      65,647,545
--------------------------------------------------------------------------------------------------------------------

Operating Revenues ($000)
   Merchant Capacity Sales                    834,542         847,767         861 370        875,359         847,667
   Merchant Energy Sales                    2,026,638       2,049,452       2,073,514      2,098,829       2,125,407
   Contract Capacity Sales (Purchases)             --              --              --             --              --
   Contract Energy Sales (Purchases)               --              --              --             --              --
   Montana Merchant Revenues                  264,863         271,534         278,619        286,142         294,125
   Montana Contract Revenues                       --              --              --             --              --
   Trading                                         --              --              --             --              --
   Other                                           --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                    3,126,043       3,168,753       3,213,504      3,260,330       3,267,199
--------------------------------------------------------------------------------------------------------------------

PPL Consolidation
Low Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       846,346         845,878         846,038        847,073         848,758
   O&M                                        621,133         736,744         715,460        686,256         691,878
   Other Montana Operating Expenses            27,456          28,125          28,812         29,512          30,226
   Nuclear Decommissioning Expense                 --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                    1,494,935       1,610,747       1,590,310      1,562,840       1,570,862
--------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        32,179          22,178          22,744         23,285          23,214

Operating Cash Flow ($000)                  1,417,661       1,342,754       1,396,670      1,460,984       1,493,859

Capital Expenditures ($000)
   Pennsylvania Fossil                         49,987          51,237          52,517         53,830          55,176
   Pennsylvania Hydro                           1,219           1,250           1,281          1,313           1,346
   Pennsylvania New Projects                       --              --              --             --              --
   Pennsylvania Nuclear Projects               20,737          21,256          21,787         22,332          22,890
   Pennsylvania Nuclear Fuel                   66,754          68,423          70,134         71,887          73,684
   Other New Projects                              --              --              --             --
   Montana                                     14,463          19,351          18,112         18,565          21,202
   Maine                                        1,308           1,341           1,374          1,408           1,444
--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    154,468         162,857         165,205        169,336         175,742
--------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    40,922          41,406          44,330         45,820          39,783
Lease Payments for Lower Mt Bethel ($000)      33,389          33,055          32,724         32,397          32,073
Lease Payments for New Peakers ($000)          91,198          91,198          91,198         91,198          91,198

====================================================================================================================
Cash from Domestic Generation Assets        1,097,684       1,014,237       1,063,212      1,122,233       1,155,062
====================================================================================================================

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
Domestic Generation Assets

Operating Expenses ($000)
   Fuel                                       849,962         852,053         855,012        858,823         863,478
   O&M                                        730,839         754,938         784,794        885,128         818,173
   Other Montana Operating Expenses            30,956          31,704          32,476         33,264          34,096
   Nuclear Decommissioning Expense                 --              --              --             --              --
--------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                    1,611,757       1,638,695       1,672,282      1,777,216       1,715,746
--------------------------------------------------------------------------------------------------------------------

Non-Income Taxes ($000)                        23,123          23,701          24,293         24,899          25,522

Operating Cash Flow ($000)                  1,491,162       1,506,357       1,516,928      1,458,216       1,525,931

Capital Expenditures ($000)
   Pennsylvania Fossil                         56,556          57,969          59,419         60,904          62,427
   Pennsylvania Hydro                           1,380           1,414           1,449          1,486           1,523
   Pennsylvania New Projects                       --              --              --             --              --
   Pennsylvania Nuclear Projects               23,462          24,049          24,650         25,266          25,898
   Pennsylvania Nuclear Fuel                   75,526          77,415          79,350         81,334          83,367
   Other New Projects                              --              --              --             --              --
   Montana                                     19,505          19,993          20,492         21,004          21,529
   Maine                                        1,480           1,517           1,555          1,593           1,633
--------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                    177,909         182,357         186,915        191,588         196,377
--------------------------------------------------------------------------------------------------------------------

Montana Debt Service ($000)                    15,292           3,935           3,668          3,401           3,134
Lease Payments for Lower Mt Bethel ($000)      31,752          31,435          31,120         30,809          30,501
Lease Payments for New Peakers ($000)          91,198          91,198          91,198         91,198          91,198

====================================================================================================================
Cash from Domestic Generation Assets        1,175,011       1,197,433       1,204,026      1,141,220       1,204,720
====================================================================================================================

PPL Consolidation
Low Case
Cash Flow Summary

                                                 2011            2012            2013           2014            2015
                                                 ----            ----            ----           ----            ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                              57,919          59,367          60,851         62,373          63,932
   PPL Energy Plus                             33,953          34,802          35,672         36,564          37,478
   IEC (Interstate Energy Co.)                     43              44              45             46              47
   PPL Global                                   3,241           3,322           3,405          3,490           3,577
   PPL Services                                46,681          47,848          49,044         50,270          51,527
   Indirect Costs                              92,454          94,765          97,134         99,562         102,052
   Benefit Loading                                 --              --              --             --              --
   G&A Recovery from AEC                      (21,387)        (21,922)        (22,470)       (23,031)        (23,607)
=====================================================================================================================
Non-Operating and G&A Expenses                212,903         218,226         223,682        229,274         235,005
=====================================================================================================================

=====================================================================================================================
Total Cash Available {1}, {2}               1,061,134         976,774       1,024,812      1,082,873       1,114,719
=====================================================================================================================

Interest Expense                               64,009          64,009          64,009         64,009          64,009

Debt Service Coverage Ratio                     16.58           15.26           16.01          16.92           17.42
   -------------------------------
   Average 2001 - 2010       11.39
   Minimum 2001 - 2010        3.96
   Average 2001 - 2005        7.72
   Average 2006 - 2010       14.66
   -------------------------------

                                                 2016            2017            2018           2019            2020
                                                 ----            ----            ----           ----            ----
PPL Overhead Expenses

Non-Operating and G&A Expenses ($000)
   PPL Generation                              65,530          67,169          68,848         70,569          72,333
   PPL Energy Plus                             38,415          39,375          40,360         41,369          42,403
   IEC (Interstate Energy Co.)                     48              49              51             52              53
   PPL Global                                   3,667           3,759           3,852          3,949           4,048
   PPL Services                                52,815          54,135          55,489         56,876          58,298
   Indirect Costs                             104,603         107,218         109,898        112,646         115,462
   Benefit Loading                                 --              --              --             --              --
   G&A Recovery from AEC                      (24,197)        (24,802)        (25,422)       (26,058)        (26,709)
====================================================================================================================
Non-Operating and G&A Expenses                240,881         246,903         253,075        259,402         265,887
====================================================================================================================

====================================================================================================================
Total Cash Available {1}, {2}               1,133,659       1,155,047       1,160,581      1,096,687       1,159,075
====================================================================================================================

Interest Expense                               64,009          64,009          64,009         64,009          64,009

Debt Service Coverage Ratio                     17.71           18.05           18.13          17.13           18.11
   -------------------------------
   Average 2001 - 2010       11.39
   Minimum 2001 - 2010        3.96
   Average 2001 - 2005        7.72
   Average 2006 - 2010       14.66
   -------------------------------

{1} Projected Total Revenue and Expense do not include certain operations of PPL EnergyPlus marketing and trading organization and certain unconsolidated international operations including investments in the United Kingdom.

{2} The 2001 cash flow is not based on actual market prices or electricity generation. Actual performance in 2001 may differ significantly from that shown in the Financial Projections.

                                                                         ANNEX B
[LOGO] ICF CONSULTING                                      INDEPENDENT MARKETING
                                                             CONSULTANT'S REPORT

Market Assessment of the PPL
Corporation Generation Portfolio
and Associated U.S. Power
Markets

Prepared for:

PPL Corporation

Prepared by:

ICF Consulting

June 2001

--------------------------------------------------------------------------------

                       IMPORTANT NOTICE TO THIRD PARTIES:

REVIEW OR USE OF THIS REPORT BY ANY PARTY OTHER THAN THE CLIENT CONSTITUTES ACCEPTANCE OF THE FOLLOWING TERMS. Read these terms carefully. They constitute a binding agreement between you and ICF Resources, Inc ("ICF"). By your review or use of the report, you hereby agree to the following terms.

Any use of this report other than as a whole and in conjunction with this disclaimer is forbidden.

This report may not be copied in whole or in part or distributed to anyone. This report and information and statements herein are based in whole or in part on information obtained from various sources. ICF makes no assurances as to the accuracy of any such information or any conclusions based thereon. ICF bears no responsibility for the results of any actions taken on the basis of this report. The report is provided AS IS.

NO WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IS GIVEN OR MADE BY ICF IN CONNECTION WITH THIS REPORT.

--------------------------------------------------------------------------------

                                 (C)2001 ICF Resources, Inc. All Rights Reserved

                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                            Page
Executive Summary .........................................................    1
Overview ..................................................................    1
Current U.S. Power Market Conditions ......................................    2
Diversification and the PPL Portfolio .....................................    3
Conclusions ...............................................................    6
The Modeling Approach .....................................................    7
Elements of the Forecast ..................................................    8
Regional Wholesale Power Price Forecasts - Regional Summary ...............   15
Power Plant Dispatch ......................................................   17
PPL Fleet Revenue Assessment ..............................................   22
Organization of Report ....................................................   25
CHAPTER ONE Historical Pricing and Market Structure in PJM, NEPOOL,
NY, MAIN, Montana, AZNM, and PacNW ........................................   26
Introduction ..............................................................   26
Forecast versus Historical ................................................   26
Cross-Regional Power Price Comparisons ....................................   28
Regional Price Discussion .................................................   31
Market Structure ..........................................................   44
CHAPTER TWO The PJM Regional Wholesale Market .............................   49
Introduction ..............................................................   49
PJM History and Background ................................................   49
Transmission Within PJM ...................................................   50
Transmission With Neighboring Regions .....................................   51
Capacity and Generation Mix ...............................................   53
Supply and Demand Balance .................................................   53
PJM Evolving Market Structure .............................................   55
CHAPTER THREE The WSCC Regional Wholesale Markets .........................   58
Introduction ..............................................................   58
Market Structure - Participants ...........................................   59
Transmission Within WSCC ..................................................   60
Intra-Regional Transmission ...............................................   62
Capacity and Generation Mix ...............................................   64


--------------------------------------------------------------------------------
                                       i                   [LOGO] ICF CONSULTING

--------------------------------------------------------------------------------

                                                                            Page
Supply and Demand Balance .................................................   67
Near-Term Hydro Conditions ................................................   70
CHAPTER FOUR The NEPOOL Regional Wholesale Market .........................   73
Introduction ..............................................................   73
Market Structure - Participants ...........................................   73
Transmission Within NEPOOL ................................................   74
Transmission With Neighboring Regions .....................................   75
Capacity and Generation Mix ...............................................   77
Supply and Demand Balance .................................................   78
NEPOOL Market Structure ...................................................   81
CHAPTER FIVE Modeling Approach and Input Assumptions ......................   83
Modeling ..................................................................   83
Methodology ...............................................................   83
Regional Assumptions ......................................................   90
Summary of Assumptions ....................................................   92
Capacity ..................................................................  139
CHAPTER SIX PPL Unit Level Assumptions and Results ........................  151
Introduction ..............................................................  151
Summary of Generation Assets by Region ....................................  152
Summary of Generation Assets by Asset Type ................................  158
CHAPTER SEVEN Detailed Market Price and Fleet Operating Revenue Results ...  171
Regional Energy and Capacity Prices - Base Case ...........................  171
Summary of Results - High Fuel Case .......................................  182
Summary of Results - Low Case .............................................  186
Portfolio Revenue and Dispatch Assessment .................................  188


--------------------------------------------------------------------------------
                                       ii                  [LOGO] ICF CONSULTING

                                LIST OF EXHIBITS

--------------------------------------------------------------------------------

                                                                            Page
Exhibit ES-1 U.S. Reserve Levels Have Been Falling ........................    2
Exhibit ES-2 PJM Wholesale Electricity Prices (Nominal$/MWh) ..............    2
Exhibit ES-3 Location of PPL GenCo Assets .................................    3
Exhibit ES-4 Historical Regional Summer On-Peak Pricing ...................    4
Exhibit ES-5 Summary of PPL Asset Characteristics by Region ...............    5
Exhibit ES-6 Summary of PPL Asset Characteristics by Capacity Type ........    6
Exhibit ES-7 Summary of Key Modeling Assumptions - Base Case ..............    9
Exhibit ES-8 Natural Gas Prices - Henry Hub - Real Dollars (1998$/MMBtu) .. 14 Exhibit ES-9 Summary of ICF Firm Power Price Forecasts by Region and
    Case - All Hours - Real Dollars .......................................   15
Exhibit ES-10 Summary of ICF Base Case Firm Power Price Forecasts by
    Region - Real .........................................................   16
Exhibit ES-11 Summary of ICF Base Case Firm Power Price Forecasts by
    Region - Nominal ......................................................   17
Exhibit ES-12 Projected Capacity Factor of PPL Generating Stations by
    Region and Capacity Type - Base Case 2005 .............................   18
Exhibit ES-13 Base Case Illustrative Summer Peak Supply Curve
    2005 - PJM ............................................................   18
Exhibit ES-14 Base Case Illustrative Winter Peak Supply Curve
    2005 - PJM ............................................................   19
Exhibit ES-15 Base Case Illustrative Summer Peak Supply Curve
    2005 - NEPOOL .........................................................   20
Exhibit ES-16 Base Case Illustrative Winter Peak Supply Curve
    2005 - NEPOOL .........................................................   21
Exhibit ES-17 Base Case Illustrative Summer Peak Supply Curve
    2005 - Montana ........................................................   22
Exhibit ES-18 NPV of PPL Generating Stations by Region and Case ...........   23
Exhibit ES-19 NPV of PPL Generating Stations by Capacity Type and Case ....   24
Exhibit 1-1 Near-Term Base Case Firm Power Price Forecast versus
    Historical (Real 1998$/MWh) ...........................................   27
Exhibit 1-2 Historical versus Forecast Prices - (Real 1998$/MWh) ..........   27
Exhibit 1-3 Forecast versus Annual Historical - All-Hours Firm
    Prices - Real Dollars (1998$/MWh) .....................................   28
Exhibit 1-4 Historical Regional Summer On-Peak Prices .....................   28
Exhibit 1-5 1996 Real Wholesale Electric Energy Prices ....................   29
Exhibit 1-6 1998 On-Peak Power Markets Week Index of Regional Power
    Prices ................................................................   30
Exhibit 1-7 2000 On-Peak Power Markets Week Index of Regional Power
    Prices ................................................................   31
Exhibit 1-8 Comparison of Northeastern and California Markets .............   32
Exhibit 1-9 PJM(1) Historical Prices - Nominal $/MWh ......................   32
Exhibit 1-10 PJM Weekly Peak Indices - Power Markets Week .................   33
Exhibit 1-11 PJM Locational Marginal Prices 1999-2000 .....................   34
Exhibit 1-12 Capacity Trading at PJM - Daily Trading ......................   35
Exhibit 1-13 PJM Power Prices vs. Fuel Costs ..............................   36
Exhibit 1-14 Historical NEPOOL Prices (Real $/MWh) ........................   37
Exhibit 1-15 Historical NEPOOL Prices (Nominal $/MWh) .....................   38
Exhibit 1-16 Historical NYPP Prices (Nominal $/MWh) .......................   39
Exhibit 1-17 Historical NYPP Prices (Nominal $/MWh) .......................   39
Exhibit 1-18 Original Membership in the Alliance ISO ......................   42
Exhibit 1-19 Original Membership in the Midwest ISO .......................   42
Exhibit 1-20 Historical On-Peak Prices Indices (Palo Verde/Four
    Corners/COB/Mid Columbia) .............................................   44


--------------------------------------------------------------------------------
                                      iii                  [LOGO] ICF CONSULTING

--------------------------------------------------------------------------------

                                                                            Page
Exhibit 1-21 Historical All-Hours Firm Power Prices (Nominal$/MWh) ........   44
Exhibit 1-22 National Deregulation Status as of July 2000 .................   46
Exhibit 2-1 Major Participants in PJM - ICF Defined Transmission Regions ..   50
Exhibit 2-2 PJM Intra-Regional Transmission ...............................   51
Exhibit 2-3 Eastern Interconnect Total Transfer Capability (GW) ...........   52
Exhibit 2-4 Total Regional Imports and Capability .........................   52
Exhibit 2-5 PJM Capacity and Generation Mix - 1999 ........................   53
Exhibit 2-6 Historical Peak Demand and Energy Growth Rates in PJM .........   54
Exhibit 2-7 Forecast PJM Supply and Demand Balance, 2001 ..................   55
Exhibit 2-8 PJM Product Overlap ...........................................   55
Exhibit 3-1 WSCC Regional Division - ICF Defined Transmission Regions .....   58
Exhibit 3-2 WSCC Historical Market Participants ...........................   59
Exhibit 3-3 WSCC Total Transfer Capability (GW) ...........................   61
Exhibit 3-4 Arizona/New Mexico Intra-Regional Transmission ................   63
Exhibit 3-5 Montana and PacNW Intra-Regional Transmission .................   64
Exhibit 3-6 Arizona/New Mexico Historical Regional Capacity and
    Generation Mix - 1999 .................................................   65
Exhibit 3-7 Montana Regional Capacity and Generation Mix - 1999 ...........   66
Exhibit 3-8 PacNW Regional Capacity and Generation Mix - 1999 .............   66
Exhibit 3-9 Hydro Share of Total Generation by Region .....................   67
Exhibit 3-10 Arizona/New Mexico Long-Term Annual Demand Growth Rates ......   68
Exhibit 3-11 Arizona/New Mexico Historical Peak Demand and Energy
    Growth Rates ..........................................................   68
Exhibit 3-12 NWPP Historical Peak Demand and Energy Growth ................   69
Exhibit 3-13 Historical Demand Levels, Montana and PacNW versus NWPP ......   69
Exhibit 3-14 Comparison of 2000 and 2001 Winter Conditions ................   70
Exhibit 3-15 The Water Situation ..........................................   71
Exhibit 4-1 Major Historical Participants in NEPOOL .......................   74
Exhibit 4-2 NEPOOL Intra-Regional Transmission ............................   75
Exhibit 4-3 Eastern Interconnect Total Transfer Capability (GW) ...........   76
Exhibit 4-4 Historical Regional Capacity and Generation Mix - 1999 ........   78
Exhibit 4-5 NEPOOL Historical Peak Demand and Energy Growth Rates .........   80
Exhibit 4-6 NEPOOL Long-Term Annual Demand Growth Rates ...................   80
Exhibit 4-7 ...............................................................   81
Forecast NEPOOL Supply and Demand Balance, 2001 ...........................   81
Exhibit 4-8 NEPOOL Product Overlap ........................................   82
Exhibit 5-1 Firm Power Prices Are the Sum of Energy and Capacity - An
    Illustrative Example of a Smooth Transition to Equilibrium ............   84
Exhibit 5-2 Three Examples of Firm Pricing ($/MWh) - Illustrative
    All-Hours Prices ......................................................   85
Exhibit 5-3 Power Prices - Commercial Topologies versus ICF Approach ......   85
Exhibit 5-4 Illustrative Supply Curve for Electrical Energy ...............   87
Exhibit 5-5 Equilibrium in the Capacity Market ............................   88
Exhibit 5-6 Seasonal Definition - Eastern Interconnect ....................   91
Exhibit 5-7 Seasonal Definition - WSCC ....................................   92
Exhibit 5-8 Summary of Key Modeling Assumptions - Base Case ...............   92
Exhibit 5-9 Historical Natural Gas Wellhead Prices (1940-1994) ............   96


--------------------------------------------------------------------------------
                                       iv                  [LOGO] ICF CONSULTING

--------------------------------------------------------------------------------

                                                                            Page
Exhibit 5-10 Historical Henry Hub Prices (2000$) ..........................   97
Exhibit 5-11 Crude Oil Prices are the Highest Since 1990 WTI Cushing,
    OK (Nominal$/BBl) .....................................................   98
Exhibit 5-12 Long-Term Correlation Between Crude Oil Prices and Natural
    Gas Prices 1980 - 1999 (1998$/MMBtu) ..................................   98
Exhibit 5-13 U.S. Natural Gas Rig Count ...................................   99
Exhibit 5-14 ICF Henry Hub Price Projections (Nominal$) ...................   99
Exhibit 5-15 NYMEX Futures versus ICF Gas Price Forecast ..................  101
Exhibit 5-16 ICF Base Case Forecast ($/MMBtu) .............................  102
Exhibit 5-17 Natural Gas Outlook ..........................................  103
Exhibit 5-18 Henry Hub Historical and Forecast Prices - Real 1998$ ........  104
Exhibit 5-19 Delivered Natural Gas Prices - Base Case .....................  105
Exhibit 5-20 Delivered Natural Gas Prices - Downside Case .................  106
Exhibit 5-21 Delivered Natural Gas Prices - High Case .....................  107
Exhibit 5-22 Delivered Gas Price Seasonality - Eastern Interconnect .......  108
Exhibit 5-23 Delivered Gas Price Seasonality - WSCC .......................  108
Exhibit 5-24 Commodity Oil Prices Forecasts (1998$/Bbl) ...................  109
Exhibit 5-25 Delivered 1 Percent Residual Oil Prices by Region and
    Case (1998$/Bbl) ......................................................  109
Exhibit 5-26 Delivered Distillate Prices by Region and Case (1998$/Bbl) ...  109
Exhibit 5-27 U.S. Coal Supply Regions .....................................  110
Exhibit 5-28 50-Year Historical Average Coal Prices .......................  111
Exhibit 5-29 Coal Mine Labor Productivity Improvement Over Time ...........  112
Exhibit 5-30 Historical Central Appalachian Coal Price ....................  112
Exhibit 5-31 Minemouth Coal Prices at Representative Plants ...............  113
Exhibit 5-32 Total Annual Phase II SO(2) Allowances for the PPL GenCo
    Fossil Units (tons of SO(2)) ..........................................  116
Exhibit 5-33 Historical SO(2) Allowance Prices (Nominal $) ................  117
Exhibit 5-34 Historical NO(X) Allowance Prices (Nominal $) ................  121
Exhibit 5-35 Post-Combustion NO(x) Controls for Coal Plants (1998$) .......  122
Exhibit 5-36 ICF Gas Reburn Technology Characteristics (1998$) ............  122
Exhibit 5-37 NO(x) Allowance Allocations to PPL GenCo .....................  123
Exhibit 5-38 PJM Electricity Demand Assumptions ...........................  125
Exhibit 5-39 NEPOOL Electricity Demand Assumptions ........................  125
Exhibit 5-40 Montana Electricity Demand Assumptions .......................  126
Exhibit 5-41 AZNM Electricity Demand Assumptions ..........................  126
Exhibit 5-42 PacNW Electricity Demand Assumptions .........................  126
Exhibit 5-43 Forecast Reserve Margin by Region- All Cases .................  127
Exhibit 5-44 New Power Plant Characteristics ..............................  129
Exhibit 5-45 New Power Plant Capital Costs at ISO Conditions
    (1998$/kW) - Base Case ................................................  129
Exhibit 5-46 Regional Capital Cost Multipliers for Fossil-Fuel Units ......  130
Exhibit 5-47 Eastern Interconnect New Unit Characteristics by Vintage -
    Base and High Cases (1998$/kW) ........................................  130
Exhibit 5-48 Eastern Interconnect New Unit Characteristics by Vintage -
    Low Case (1998$/kW) ...................................................  131


--------------------------------------------------------------------------------
                                       v                   [LOGO] ICF CONSULTING

--------------------------------------------------------------------------------

                                                                            Page
Exhibit 5-49 WSCC New Unit Characteristics by Vintage - Base and
    High Cases (1998$/kW) .................................................  131
Exhibit 5-50 New Unit Characteristics by Vintage - Low Case (1998$/kW) ....  131
Exhibit 5-51 Unplanned Build Restrictions - All Cases .....................  132
Exhibit 5-52 Calculation of the Annual Real Fixed Charge Rate for
    Peaking Units (ARFCR) .................................................  133
Exhibit 5-53 Calculation of the Annual Real Fixed Charge Rate
    for Baseload Units (ARFCR) ............................................  134
Exhibit 5-54 Firm Capacity Additions in PJM as of April 2001 ..............  135
Exhibit 5-55 Firm Capacity Additions in NEPOOL as of April 2001 ...........  136
Exhibit 5-56 AZNM Firm Capacity Additions as of April 2001 ................  137
Exhibit 5-57 PacNW Firm Capacity Additions as of April 2001 ...............  138
Exhibit 5-58 LILCO Firm Capacity Additions as of April 2001 ...............  138
Exhibit 5-59 ComEd Firm Capacity Additions as of April 2001 ...............  139
Exhibit 5-60 PJM and NEPOOL Nuclear Unit Retirement Plans .................  140
Exhibit 5-61 Nuclear Capacity Factor Projections (%) ......................  141
Exhibit 5-62 Existing Unit Variable O&M and Turndown Assumptions ..........  142
Exhibit 5-63 Existing NUG Capacity - NEPOOL, LILCO, AZNM, PACNW, Montana ..  142
Exhibit 5-64 Existing NUG Capacity - PJM ..................................  143
Exhibit 5-65 Interconnected Grids in the U.S. and Canada ..................  144
Exhibit 5-66 Eastern Interconnect Transmission Capabilities ...............  145
Exhibit 5-67 WSCC Inter-Regional Total Transfer Capability (MW) ...........  146
Exhibit 5-68 Transmission Charges Across Areas and ISOs in the Eastern
    Interconnect - ICF Estimate ...........................................  147
Exhibit 5-69 Transmission Charges Across Areas and ISOs in the
    WSCC - ICF Estimate ...................................................  148
Exhibit 5-70 Transmission Charges Across ISOs - ICF Estimate ..............  148
Exhibit 5-71 Envisioned ISO Regions - ICF View of U.S. Eastern Interconnect  149
Exhibit 6-1 PPL Generating Stations Regional Diversification ..............  151
Exhibit 6-2 Summary of PPL Asset Characteristics by Region ................  152
Exhibit 6-3 PPL PJM Generating Stations ...................................  153
Exhibit 6-4 Summary of PPL Asset Characteristics within PJM ...............  154
Exhibit 6-5 PPL NEPOOL Generating Stations ................................  155
Exhibit 6-6 Summary of PPL Asset Characteristics within NEPOOL ............  156
Exhibit 6-7 PPL Montana, Arizona, and PacNW Generating Stations ...........  156
Exhibit 6-8 Summary of PPL Asset Characteristics within Arizona, Montana, and the Pacific Northwest .............................................  157
Exhibit 6-9 Summary of PPL Asset Characteristics of Units Under
    Development in LILCO and MAIN .........................................  158
Exhibit 6-10 Summary of PPL Asset Characteristics by Unit Type ............  158
Exhibit 6-11 Summary Capacity Block Characteristics - PPL PJM Coal Plants .  159
Exhibit 6-11 (continued) Summary Capacity Block Characteristics -
    PPL PJM Coal Plants ...................................................  160
Exhibit 6-12 Summary Capacity Block Characteristics - PPL Montana
    Coal Plants ...........................................................  160
Exhibit 6-13 Historical Capacity Factor at PPL Coal Units .................  161
Exhibit 6-14 Historical Fuel Prices at Major PPL Coal Stations (1998$) ....  161
Exhibit 6-15 Projected Coal Costs (1998$) .................................  162
Exhibit 6-16 Coal Unit Environmental Compliance ...........................  163


--------------------------------------------------------------------------------
                                       vi                  [LOGO] ICF CONSULTING

--------------------------------------------------------------------------------

                                                                            Page
Exhibit 6-17 PPL Hydro Plant Characteristics ..............................  164
Exhibit 6-18 Annual Hydro Capacity Factors (%) ............................  165
Exhibit 6-19 Projected Monthly Hydro Plant Availability ...................  166
Exhibit 6-20 PPL Nuclear Plant Characteristics ............................  166
Exhibit 6-21 PPL Oil/Gas Steam Plant Characteristics ......................  167
Exhibit 6-22 PPL Combined Cycle Plant Characteristics .....................  168
Exhibit 6-23 PPL Peaking and Mid-Level Plant Characteristics ..............  169
Exhibit 6-23 (continued) PPL LM6000 Plant Characteristics .................  170
Exhibit 7-1 Base Case Western PJM Power Price Summary-Real 1998$ ..........  172
Exhibit 7-2 Base Case Western PJM Power Price Summary-Nominal Dollars .....  173
Exhibit 7-3 Base Case NEPOOL Power Price Summary-Real 1998$ ...............  174
Exhibit 7-4 Base Case NEPOOL Power Price Summary-Nominal Dollars ..........  174
Exhibit 7-5 Base Case Montana Power Price Summary - Real 1998$ ............  175
Exhibit 7-6 Base Case Montana Power Price Summary - Nominal Dollars .......  176
Exhibit 7-7 Base Case AZNM Power Price Summary - Real 1998$ ...............  177
Exhibit 7-8 Base Case AZNM Power Price Summary - Nominal Dollars ..........  177
Exhibit 7-9 Base Case Pacific Northwest Power Price Summary - Real 1998$ ..  178
Exhibit 7-10 Base Case Pacific Northwest Power Price Summary - Nominal
    Dollars ...............................................................  179
Exhibit 7-11 Base Case LILCO Power Price Summary - Real 1998$ .............  180
Exhibit 7-12 Base Case LILCO Power Price Summary - Nominal Dollars ........  180
Exhibit 7-13 Base Case ComEd Power Price Summary - Real 1998$ .............  181
Exhibit 7-14 Base Case ComEd Power Price Summary - Nominal Dollars ........  182
Exhibit 7-15 High Fuel Case Firm Power Price(1) Summary-Real 1998$/MWh ....  183
Exhibit 7-16 High Fuel Case Firm Power Price(1) Summary-Nominal $/MWh .....  183
Exhibit 7-17 Low Case Firm Power Price(1) Summary-Real 1998$/MWh ..........  186
Exhibit 7-18 Low Case Firm Power Price(1) Summary-Nominal $/MWh ...........  187
Exhibit 7-19 PPL Generating Stations Regional Revenue and Capacity
    Concentration .........................................................  188
Exhibit 7-20 PPL Generating Stations Regional Revenue and Capacity
    Concentration .........................................................  189
Exhibit 7-21 PPL PJM Generating Stations - Operating Revenues - Base,
    Low and High Case .....................................................  190
Exhibit 7-22 PPL PJM Generating Stations Projected Annual Capacity
    Factor (%) - Base Case ................................................  191
Exhibit 7-23 Base Case Illustrative Summer Peak Supply Curve 2005 - PJM ...  192
Exhibit 7-24 Base Case Illustrative Summer Peak Supply Curve 2015 - PJM ...  193
Exhibit 7-25 PPL NEPOOL Generating Stations Operating Revenue .............  194
Exhibit 7-26 PPL Station Forecast Base Case Capacity Factors -
    NEPOOL (%) - Base Case ................................................  194
Exhibit 7-27 Base Case Illustrative Summer Peak Supply Curve 2001 - NEPOOL   195
Exhibit 7-28 Base Case Illustrative Summer Peak Supply Curve 2010 - NEPOOL   195
Exhibit 7-29 PPL WSCC Generating Stations - Operating Revenues ............  196
Exhibit 7-30 PPL WSCC Generating Stations - Projected Annual
    Capacity Factors (%) ..................................................  196
Exhibit 7-31 Base Case Illustrative Summer Peak Supply Curve 2005 - Montana  197
Exhibit 7-32 Base Case Illustrative Summer Peak Supply Curve 2015 - Montana  197
Exhibit 7-33 Base Case Illustrative Summer Peak Supply Curve
    2005 - Arizona/New Mexico .............................................  198


--------------------------------------------------------------------------------
                                      vii                  [LOGO] ICF CONSULTING

--------------------------------------------------------------------------------

                                                                            Page
Exhibit 7-34 Base Case Illustrative Summer Peak Supply Curve
    2015 - Arizona/New Mexico .............................................  199
Exhibit 7-35 Base Case Illustrative Summer Peak Supply Curve
    2005 - Pacific Northwest ..............................................  200
Exhibit 7-36 PPL LILCO Generating Stations Operating Revenue ..............  200
Exhibit 7-37 PPL Station Forecast Base Case Capacity Factors -
    LILCO (%) - Base Case .................................................  200
Exhibit 7-38 Base Case Illustrative Summer Peak Supply Curve
    2005 - LILCO ..........................................................  201
Exhibit 7-39 PPL ComEd Generating Stations Operating Revenue ..............  201
Exhibit 7-40 PPL Station Forecast Base Case Capacity Factors -
    ComEd (%) .............................................................  201
Exhibit 7-41 Base Case Illustrative Summer Peak Supply Curve 2005 -
    ComEd .................................................................  202


--------------------------------------------------------------------------------
                                      viii                 [LOGO] ICF CONSULTING

                                EXECUTIVE SUMMARY

--------------------------------------------------------------------------------

Overview

      PPL Corporation ("PPL") has requested an independent due diligence analysis of the PJM, Montana, and other U.S. wholesale power markets in support of financing related to the newly formed PPL Generating Company. The GenCo will consist of existing generating units in the PPL fleet, greenfield units currently under construction, and may also include new units currently in the initial development stages.

      ICF Consulting, Inc. ("ICF") has prepared an independent assessment of (i) dispatch and revenue projections for selected(1) PPL existing assets in Pennsylvania, Maine, Connecticut, Montana, and Arizona, (ii) dispatch and revenue projections for several current development projects being pursued by PPL in Pennsylvania, Illinois, New York, Arizona, and Washington, (iii) the competitive and deregulated wholesale power markets in PJM West(2),(3), NEPOOL, Arizona/New Mexico(4), Montana, Pacific Northwest, New York, PJM East, and ComEd(5) areas, and (iv) a description of key assumptions and methodology underlying ICF's power market assessment. This analysis represents a broad geographic area as the GenCo power generation capacity is 68 percent located in PJM, 24 percent located in the western grid (WSCC), and the remaining 8 percent located in other eastern markets.

      The results of this analysis will be utilized as a basis for the GenCo's financial projections. These forecasts incorporate ICF's knowledge of regional wholesale markets as well as fuel costs, environmental legislation, and all other factors important to assessing the net operating revenues of the PPL generating assets. This assessment assumes that all markets are competitive and that the PPL assets operate as merchant power plants selling into the spot market(5).

----------

1 Units analyzed include the existing facilities owned and the units that are currently under construction by PPL Corporation. The only exception to this is several existing turbines in the PJM West market which have not been analyzed directly. Including these units would increase the portfolio value presented herein. For a full definition of revenues and costs discussed in this report, see later discussion.
2 PJM West refers to an ICF computer-modeling region covering the western part of the current PJM System. This definition roughly corresponds to the PJM West trading hub. This does not refer to the recently announced PJM West region which includes Allegheny and Duquesne service territories.
3     PJM = Pennsylvania Jersey Maryland.
4 The PPL generating facilities are located in the state of Arizona which is part of the Arizona/New Mexico reliability region. All analysis provided herein is for the entire Arizona/New Mexico market, although the term "Arizona" may sometimes be used to represent the market.
5     Spot transactions are those lasting less than one year.


--------------------------------------------------------------------------------
                                       1                   [LOGO] ICF CONSULTING

Current U.S. Power Market Conditions

      Since deregulation, the wholesale power markets in the U.S. have overall been very attractive to owners of generating assets. One important driving factor in this has been the falling reserve margins nationwide (see Exhibit ES-1). Reserve levels fell in the 1990s due to the combination of strong electricity demand growth and the near cessation of new capacity additions.

                                  Exhibit ES-1
                     U.S. Reserve Levels Have Been Falling

--------------------------------------------------------------------------------
                Year           U.S. Average Reserve Margin (%)
--------------------------------------------------------------------------------
                1990                        20.4
--------------------------------------------------------------------------------
                1991                        20.2
--------------------------------------------------------------------------------
                1992                        21.2
--------------------------------------------------------------------------------
                1993                        17.1
--------------------------------------------------------------------------------
                1994                        16.7
--------------------------------------------------------------------------------
                1995                        13.2
--------------------------------------------------------------------------------
                1996                        14.9
--------------------------------------------------------------------------------
                1997                        13.4
--------------------------------------------------------------------------------
                1998                        12.0
--------------------------------------------------------------------------------
                1999                        10.3
--------------------------------------------------------------------------------

Source: EEI, Statistical Yearbook of Electric Utility Industry. Based on actual demand.

      Paralleling the fall in reserve margins has been an increase in wholesale electricity prices (see Exhibit ES-2). For example, PJM wholesale power spot prices have risen 84 percent between 1996 and 2001 YTD. Likewise, annual average prices at Palo Verde increased 55 percent per year, or nearly 500 percent total, between 1996 and 2000. Rising wholesale power prices have reflected not only scarcity of generation, but also increased reliance on natural gas, higher fuel prices and tighter environmental regulations.

                                  Exhibit ES-2
                 PJM Wholesale Electricity Prices (Nominal$/MWh)

--------------------------------------------------------------------------------
        Year                      PJM Price(1)               Palo Verde Price(2)
--------------------------------------------------------------------------------
        1996                         25                              15
--------------------------------------------------------------------------------
        1997                         26                              19
--------------------------------------------------------------------------------
        1998                         31                              23
--------------------------------------------------------------------------------
        1999                         43                              26
--------------------------------------------------------------------------------
        2000                         37                              88
--------------------------------------------------------------------------------
     2001 YTD(3)                     43                              183
--------------------------------------------------------------------------------

1 Capacity prices are weighted monthly capacity prices form the PJM-ISOs monthly capacity credit market statistics.
2 Taken from Power Markets Week through April 1998 using reported LMPs plus reported capacity prices thereafter.
3     2001 YTD is May 2001.

                                       T


--------------------------------------------------------------------------------
                                       2                   [LOGO] ICF CONSULTING

                                  Exhibit ES-3
                          Location of PPL GenCo Assets

                                      [MAP]

* Indicates planned units.

  Diversification and the PPL Portfolio

      Roughly 68 percent of the existing and already under construction capacity owned by the PPL GenCo is located in PJM. However, the existing PPL fleet is regionally diverse even with this PJM concentration. This diversification provides the PPL portfolio a physical hedge and lower revenue variance than either a single asset or a portfolio of assets in a single region. This is primarily due to its plants located in the western U.S. The purchase of the Montana Power Company generating assets in 1998 has given PPL a significant presence in the Western Systems Coordinating Council (WSCC) marketplace (24 percent of total PPL existing/under construction capacity is located in the Montana, Pacific Northwest, and Arizona wholesale power marketplaces). This diversity is further expanded when considering the current PPL development activity into the Midwest and the Northeast.

      One key benefit from this regional diversification derives from the lack of correlation between power prices in different regions of the U.S. Thus, it is less likely that spot power prices will be low for all plants simultaneously. ICF did not explicitly estimate the historical degree of diversification (technically the variance covariance matrix), however, several important features are highlighted here, especially the WSCC versus PJM diversification, which we expect to be the most significant source of diversification. Historic evidence shows little price correlation between WSCC markets and PJM. This is because the WSCC is extremely transmission isolated from the eastern U.S. in general, and in particular from PJM. Additionally, the WSCC relies much more on variable hydroelectricity supplies that are limited in PJM. Lastly, fuel and environmental markets in the west are distinct from those in the East.

      Exhibit ES-4 shows prices for summer on-peak wholesale power supply in four aggregated U.S. regions. One notable difference in price patterns is seen between eastern and western markets, especially between the Midwest and the western U.S. Between 1996 and 1999,


--------------------------------------------------------------------------------
                                       3                   [LOGO] ICF CONSULTING
the western regions saw very little price movement before experiencing the largest summer wholesale price explosions in U.S. history in 2000. In contrast, in the eastern U.S. markets, primarily in the Midwest and Southeast, prices reached extreme highs in 1998 and 1999 before dropping to more moderate levels in 2000.

                                  Exhibit ES-4
                   Historical Regional Summer On-Peak Pricing

                                    [GRAPHIC]

      Another example of diversification is seen by comparing prices in the Northeast, including PJM, NEPOOL and New York versus those in the Midwest (including Illinois). Prices were extremely high in the Midwest in 1998 and 1999 while in the Northeast they were highest in 1999 and 2000. The variation in prices within the eastern U.S. reflects in part, the significant degree of electrical transmission isolation between U.S. regions, even within the east. This lack of electrical transmission capacity in turn creates the conditions for local and regional supply and demand related differences including differences in weather, fuel use, fuel prices, plant outages, new plant construction and entry, and hydrological conditions.

      Another measure of the regional diversification benefits built into the full PPL portfolio is from data on historical power price correlations, particularly as expressed via correlation coefficients. These coefficients measure the extent to which changes in prices differ between regions. If the correlation coefficient is less than one, there are diversification benefits. The lower the correlation coefficient the greater the benefits. Note, the correlation average between weekly on-peak regional power price for 1996 to May 21, 2001, were weaker for east to west comparisons and stronger for comparisons of regions within the eastern or western interconnect. Sample measures of the correlation coefficients are shown below:

      o     PJM to Arizona: 0.25
      o     PJM to NEPOOL: 0.63
      o     PacNW to Arizona: 0.90


--------------------------------------------------------------------------------
                                       4                   [LOGO] ICF CONSULTING

      The low correlation coefficient between PJM and Arizona is especially indicative of the risk mitigation benefits that could result from the portfolios spreading of risk across diverse regional operations. Also note that while the PJM to NEPOOL and the correlation is higher than the representative East/West correlation, it is not particularly strong at 0.63. This shows that although the regional PJM pricing may move together with the NEPOOL pricing, there are significant periods of time in which price movements are not well aligned. The Arizona and PacNW markets have a much higher correlation.

                                  Exhibit ES-5
                 Summary of PPL Asset Characteristics by Region

---------------------------------------------------------------------------------------------------------------
Parameter                     PJM       NEPOOL    Montana     AZ/NM      PacNW      LILCO      ComEd    TOTAL
---------------------------------------------------------------------------------------------------------------
Number of                       54         41         39          3          1          1          1      140
Generators(1)
---------------------------------------------------------------------------------------------------------------
Total Capacity               9,048        323      1,242        710      1,200        270        540   13,334
(MW)(2)
---------------------------------------------------------------------------------------------------------------
Average Heat                 9,255      5,961      9,000      7,120      6,753      9,600      9,600    8,926
Rate(3)(Btu/kWh)
---------------------------------------------------------------------------------------------------------------
Average Fuel                   9.7       19.1        5.5       19.2       19.2       30.4       27.3     10.2
Costs(4) ($/MWh)
---------------------------------------------------------------------------------------------------------------
NPV of Dispatch              7,950        272      2,062        471        563        128        263   11,710
Revenues ($000)(5)
---------------------------------------------------------------------------------------------------------------
NPV of Dispatch                879        842      1,660        663        469        474        487      878
Revenues
(1998$/kW)(5)
---------------------------------------------------------------------------------------------------------------

Note: Includes existing units and any firmly planned capacity additions. Values calculated for PPL owned portions only.

1 Number of physical generating units at the PPL assets analyzed herein. PPL owns additional peaking capacity in PJM.
2     PPL owned portion of 2005 capacity. Includes planned capacity uprates.
3 Weighted by generation for 2005. HHV. Full Load. Hydroelectric units have zero heat rate.
4     Represents projections for 2005, weighted by generation.
5 NPV is calculated using an 11.2 percent real discount rate. Does not include taxes, debt or some cost items such as new capital additions. Includes revenue, short-run variable costs and estimated non-fuel O&M.

      Note, the diversification benefits in power plant portfolios are also due in part to the size of the portfolio. In this regard, we note that the PPL portfolio is fairly large. Not counting units being developed, it represents 133 generators and over 10,000 MW. Thus, unexpected plant outages and O&M costs are likely to be smoother year-to-year than if only one unit or a small, undiversified portfolio was involved.

      The portfolio of PPL power plants is very well diversified in terms of fuel, plant type, and usage (i.e., peaking versus intermediate, cycling versus baseload). The portfolio is weighted however to baseload and/or low variable cost generating units which further decreases some features of potential revenue variance. In particular, when evaluating both the existing and currently planned development projects:

      o Coal - Coal accounts for 33 percent of the PPL portfolio capacity analyzed here. In comparison to the U.S., coal accounts for 41 percent of the capacity mix. PPL coal capacity is located in both the eastern and western U.S., and is baseload capacity due to low fuel costs.


--------------------------------------------------------------------------------
                                       5                   [LOGO] ICF CONSULTING

>

      o Nuclear - Nuclear accounts for 15 percent of the PPL capacity analyzed here versus 13 percent for the U.S. Again, low fuel costs cause such units to run in baseload mode.
      o Hydro - Hydroelectric power plants account for 7 percent of PPL capacity analyzed versus 10 percent for the U.S.
      o Natural Gas/Oil Units - Natural gas/oil-fired units currently account for 42 percent of the PPL capacity versus 29 percent for the U.S. Over time, additional gas-fired units are added to the PPL portfolio increasing the percentage of gas-fired units to 45 percent. This is consistent with the rising U.S. percentage of gas units.

                                  Exhibit ES-6
              Summary of PPL Asset Characteristics by Capacity Type

--------------------------------------------------------------------------------
                                               Combined  Oil/Gas Peaking
Parameter               Hydro   Nuclear   Coal   Cycle    Steam   Units    Total
--------------------------------------------------------------------------------
Number of                 102        2      14       4        3      15      140
Generators(1)
--------------------------------------------------------------------------------
Total Capacity(2)         892    2,057   4,420   2,072    1,712   2,181   13,334
--------------------------------------------------------------------------------
Average Heat Rate(3)        0   10,481   9,657   6,859   10,745   9,618    8,926
--------------------------------------------------------------------------------
Average Fuel Costs(4)     0.0      5.8     9.6    19.4      0.0    29.5     10.2
--------------------------------------------------------------------------------
NPV of Dispatch         1,400    2,169   4,929   1,114    1,009   1,088   11,710
Revenues ($000)(5)
--------------------------------------------------------------------------------
NPV of Dispatch
Revenues                1,569    1,054   1,115     538      589     499      878
(1998$/kW)(5)
--------------------------------------------------------------------------------

Note: Includes existing units, units currently under construction, and any firmly planned capacity additions. Values calculated for PPL owned portions only.

1 Number of physical generating units at the PPL assets analyzed herein. PPL owns additional peaking capacity in PJM.
2     Includes planned capacity uprates.
3     Weighted by generation for 2005.
4     Represents projections for 2005, weighted by generation.
5 NPV is calculated using an 11.2 percent real discount rate and does not include taxes, debt, or some cost items such as new capital additions. Includes revenues, short-run variable costs and estimated non-fuel O&M.

Conclusions

      The principal findings of this analysis are as follows:

      o The PPL portfolio is a well-diversified portfolio, both in generating unit types and in their geographical location. This diversity is beneficial in that it lowers net revenue variance. Note, the forecasts contained within address some, but not all aspects of these diversification benefits, and hence, may understate them.
      o The majority of the capacity in the PPL portfolio is located in western PJM. This market is advantageous relative to some others because the plants have good access to multiple markets. There is strong access to the higher priced eastern and southern PJM markets, and there is also good access to the very large Midwest power markets. Western PJM is currently only a single "wheel" from the ECAR market, a Midwestern market with a history of very high price spikes.


--------------------------------------------------------------------------------
                                       6                   [LOGO] ICF CONSULTING

      o The western PJM access to multiple markets provides benefits not accounted for in this study in any scenario. For example, it is less likely that many markets will be simultaneously overbuilt than a single region.
      o The largest portion of PPL's PJM fleet, the coal assets, is comprised of relatively low cost generation resources that are expected to benefit from competition with higher cost natural gas power plants. This is especially true since natural gas-fired power plants will increasingly be on the units on the "margin" setting power prices.
      o Current price highs in the gas and oil markets strongly benefit the PPL baseload nuclear, coal, and hydro units which are the majority of the PPL portfolio, even with the currently higher spot market coal prices.
      o Even under the low electricity price market scenario in which there are sustained very low natural gas prices, the PJM baseload units perform well financially based on revenues from operation.
      o In PJM and in Montana, coal unit performance is additionally enhanced by their proximity to coal fields, giving them good access to relatively low-cost coal.
      o In NEPOOL, PPL's largest amount of capacity is hydroelectric units. The hydro capacity reflects the PPL acquisition of the former Bangor Hydro assets. These units are expected to continue to earn significant energy profits as natural gas-fired units become even more predominant in the market.
      o Despite the large number of capacity additions in NEPOOL, the market projections remain robust, particularly in the very near-term. However, developments in Quebec could create downward price pressure in the 2002 to 2004 period which are not captured in this study.
      o PPL has added gas-fired combined cycle capacity in Arizona. The Griffith combined cycle unit will be available this summer (2001) when conditions in the California market are expected to result in roughly 260 hours of blackouts in the summer according to the just released NERC Summer Reliability Assessment. With its strong interconnection to California, the Arizona market prices are expected to mimic the expected rise in value in California.
      o PPL will expand its position into PJM East, New York, ComEd, Arizona, and the Pacific Northwest. Each of these markets represent advantageous locations for the planned gas-fired facilities.

The Modeling Approach

      The wholesale power market price forecasts in this report were generated using ICF's IPM(TM) power model. IPM(TM) is a simulation model projecting wholesale market power prices based on an analysis of the engineering economic fundamentals relating to supply and demand. All major factors affecting wholesale electricity prices are addressed in the simulation including detailed modeling of existing and planned units, with careful consideration of fuel prices, environmental allowance prices and compliance costs, and operating constraints.

      Based on looking at the supply/demand balance in the context of the various factors discussed above, IPM(TM) projects the hourly spot price of electric energy within a larger wholesale power market. Unlike other dispatch models, IPM(TM) also projects the annual "pure" capacity price (i.e., the annual revenue associated with price spikes during the super peak demand periods). The model also projects plant generation levels (i.e., dispatch), merchant


--------------------------------------------------------------------------------
                                       7                   [LOGO] ICF CONSULTING
power plant revenues and costs, new power plant construction, mothballing, retirements, retrofitting, upgrades, fuel consumption, and inter-regional transmission flows. The model determines appropriate production, and therefore production costs and prices, using a linear programming optimization routine with dynamic effects (i.e., it looks ahead at future years and simultaneously evaluates decisions over specified years).

      ICF's IPM(TM) power model is widely accepted. The model has been used in hundreds of price and plant valuation assignments for developers over the course of ICF's nearly 30 years of generation sector experience. IPM(TM) is widely accepted by rating agencies and investment banking institutions. The model has been used extensively in litigation and administrative regulatory settings including the largest stranded cost case in U.S. history. The model has been used on behalf of both public and private sector clients. IPM(TM) and earlier versions are the only tools used by the U.S. federal government over the last twenty-five years for detailed analysis of the impacts of air pollution regulations on the wholesale power industry. Lastly, the model has been used extensively internationally and by industry-wide entities such as EPRI, EEI, and CRIEPI (Japan's EPRI).

      To account for the influences of interconnections with neighboring systems, we have also modeled almost the entire North American power industry including the Eastern Interconnect subdivided into approximately twenty-five regional or sub-regional markets, and the western grid separated into nine regions. Therefore, the market price forecast, plant dispatch profile, and operating costs and revenues for the GenCo are part of a single, internally consistent analysis that considers all interactions across the grids in all years. Further detail on the markets modeled and the approach is provided in Chapter Five.

Elements of the Forecast

      The key assumptions used for the model runs can be considered in four broad categories:

      o Demand and Capacity - electricity demand, new power plant builds, and costs for future new plants
      o Market Structure and Modeling Approach - market structure, deregulation aspects, regional transmission organizations
      o Energy - fuel prices, new plant heat rates, plant availability, and variable non-fuel O&M
      o     Environmental Regulations - air quality measures.

      A summary is provided in Exhibit ES-7.


--------------------------------------------------------------------------------
                                       8                   [LOGO] ICF CONSULTING

                                  Exhibit ES-7
                Summary of Key Modeling Assumptions - Base Case

-------------------------------------------------------------------------------------------------------------
                                                                     Region
Parameter                        ----------------------------------------------------------------------------
                                   PJM        NEPOOL        ComEd       LILCO    Montana     AZ/NM    PacNW
-------------------------------------------------------------------------------------------------------------
2001 Peak Demand (MW)(1),(2)
2001 Net Internal Demand          52,410      23,517        21,926      4,610      2,123     17,571   28,091
(MW)(1),(2)
Annual Peak Growth                50,484      23,517        20,171      4,610      2,091     17,571   27,682
  2001 - 2005 (%)
  2006 - 2010 (%)                    2.4         2.1           2.2        1.7        2.3        3.8      2.3
  2011 - 2020 (%)                    2.1         1.9           2.0        1.5        2.2        3.6      2.2
                                     1.9         1.8           1.9        1.3        2.0        3.5      2.0
-------------------------------------------------------------------------------------------------------------
2001 Weather-Normalized
Net Energy for Load
(GWh)(1), (2)
Annual Peak Growth               264,153     125,333        94,882     19,407     13,065     89,613  192,012
  2001 - 2005 (%)
  2006 - 2010 (%)                    2.2         1.9           2.3        1.6        2.0        3.9      2.0
  2011 - 2020 (%)                    2.1         1.8           2.1        1.5        1.9        3.7      1.9
                                     1.9         1.7           1.9        1.3        1.8        3.6      1.8
-------------------------------------------------------------------------------------------------------------
Planning Reserve Margin
(%)
      2001                          19.0        18.0          15.0       18.0       15.0       15.0     15.0
      2005                          17.8        18.0          15.0       18.0       15.0       15.0     15.0
      2010                          15.0        17.0          14.0       18.0       15.0       15.0     15.0
      2015                          15.0        15.0          14.0       14.0       15.0       15.0     15.0
      2020                          15.0        15.0          13.0       14.0       15.0       15.0     15.0
-------------------------------------------------------------------------------------------------------------
                                 Capacity additions that are already completed or have
                                 begun construction are explicitly included in the
                                 modeling as "Firm Builds". Beyond this, the model
New Builds                       optimizes construction of new capacity internally to
                                 ensure that reserve requirements are achieved. The
                                 capacity added by the model is determined by selecting
                                 the most economical power plant technology option
                                 available.
-------------------------------------------------------------------------------------------------------------
Firmly Planned Builds (MW)
      2000                           752       3,536         1,618         0          0         140        0
      2001                         1,212         934           746         0          0       3,830    1,018
      2002+                        3,436       2,435         1,970       270          0       2,300    2,213
      TOTAL                        7,136       6,905         4,334       270          0       6,270    3,231
-------------------------------------------------------------------------------------------------------------
Economic Regulation                                             Deregulated
-------------------------------------------------------------------------------------------------------------
Power Market Structure                           Perfectly Competitive, Perfectly Efficient
-------------------------------------------------------------------------------------------------------------
Transaction Type                                                      Spot
-------------------------------------------------------------------------------------------------------------
Expectations                                              Rational with foresight
-------------------------------------------------------------------------------------------------------------
                                     Economic retirement option provided after 2002 based on requirement to
Economic Retirements              meet annual fixed O&M costs; available for select nuclear and fossil units
-------------------------------------------------------------------------------------------------------------
Environmental Regulations                                      Already promulgated only
-------------------------------------------------------------------------------------------------------------
Demand own Price
Elasticity                                           Implicit in demand growth projection only
-------------------------------------------------------------------------------------------------------------
Fuel Market Transaction                                               Spot
Type
-------------------------------------------------------------------------------------------------------------
Transmission Tariff                          Less "pancaking" than currently prevails, e.g., Midwest
Structure
-------------------------------------------------------------------------------------------------------------
New Transmission Lines                                                 None
-------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       9                   [LOGO] ICF CONSULTING

                                  Exhibit ES-7
          Summary of Key Modeling Assumptions - Base Case (continued)

---------------------------------------------------------------------------------------------------------
                                                           Region
Parameter                     ---------------------------------------------------------------------------
                                  PJM     NEPOOL     ComEd      LILCO      Montana      AZNM
---------------------------------------------------------------------------------------------------------
New Unit Characteristics           Combustion      Combined Cycles and         LM6000s
All-In Capital Costs               ---------       -------------------         -------
(1998$/kW)(3)                       Turbines           Cogeneration
                                    --------           ------------
   2001                                375                 617                    497
   2005                                375                 617                    497
   2010                                357                 587                    473
   2015                                339                 559                    450
   2020                                323                 531                    428
   Levelized(4) 2001-                  363                 598                    482
        2020
   Fixed O%M
        (1998$/kW-yr)                 13.5              20.0/21.5                14.8
---------------------------------------------------------------------------------------------------------
Capital Charge Rate for
New Units (%)(5)
   Combusion Turbines             14.8     15.7        15.8       16.5        15.5       15.2
   Combined Cycle                 12.9     13.9        14.0       14.7        13.7       13.5
   LM6000                         14.8     15.7        15.8       16.5        15.5       15.2
---------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       10                  [LOGO] ICF CONSULTING

                                  Exhibit ES-7
          Summary of Key Modeling Assumptions - Base Case (continued)

----------------------------------------------------------------------------------------------
                                                           Region
Parameter                     ----------------------------------------------------------------
                                  PJM     NEPOOL     ComEd      LILCO      Montana      AZNM
----------------------------------------------------------------------------------------------
New Power Plant                  Combined Cycle   Cogeneration  Combustion         LM6000
Builds                           --------------   ------------  ----------         ------
   Heat Rate                                                     Turbine
(Btu/kWh)                                                        -------
   2001                               6,893            6,393      10,858           9,538
   2005                               6,753            6,253      10,671           9,374
   2010                               6,583            6,083      10,443           9,173
   2015                               6,417            5,917      10,219           8,976
   2020                               6,255            5,755      10,000           8,784
   Levelized(4) 2001-
2020                                  6,680            6,180      10,572           9,287
Variable O&M
(1998$/MWh)                             1.1              1.2        2.3              1.1
Minimum Turndown                          0                0          0                0
Availability (%)                       91.9             91.7       90.7             91.7
----------------------------------------------------------------------------------------------
Existing Power Plant
                                          Availability(6)            Turndown %
Constraints (%)
       Coal Steam                            84 - 88                    40
       Oil/Gas                               87 - 91                    25
Steam
----------------------------------------------------------------------------------------------
Variable O&M
(1998$/MWh) Range(7)
   Combined Cycle                                          0.98 - 7.11
   Combustion
Turbine                                                    0.81 - 5.91
   Oil/Gas Steam                                            1.3 - 9.4
   Unscrubbed Coal                                          1.0 - 11.3
   Scrubbed Coal                                            2.1 - 12.3
----------------------------------------------------------------------------------------------
Annual Average
Nuclear Capacity
Factor (%)
      2001                       86.3       81.7     85.1                   80.5       66.0
      2005                       86.4       81.7     86.0    N/A      N/A   80.5       66.0
      2010                       85.7       81.7     86.3                   80.5       66.0
      2015                       85.0       81.6     85.1                   80.5       66.0
      2020                       86.4       85.0     84.9                   80.5       66.0
----------------------------------------------------------------------------------------------
Nuclear Retirements                                   End of operating license
----------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       11                  [LOGO] ICF CONSULTING

                                  Exhibit ES-7
          Summary of Key Modeling Assumptions - Base Case (continued)

---------------------------------------------------------------------------------------------------------
                                             Delivered Fuel prices (1998$/MMBtu)
Parameter        ----------------------------------------------------------------------------------------
                     PJM       NEPOOL        ComEd         LILCO        Montana       AZ/NM        PacNW
---------------------------------------------------------------------------------------------------------
Natural Gas(5)
    2001             5.33      5.22          5.13          5.52         5.09          5.34         5.00
    2005             3.03      2.91          2.84          3.21         2.73          2.80         2.71
    2010             3.16      3.03          2.94          3.38         2.63          2.90         2.82
    2015             3.35      3.08          2.83          3.63         2.28          2.54         2.48
    2020             3.39      3.19          2.74          3.67         2.11          2.38         2.04
Levelized
Average
(2001-2020)          3.73      3.59          3.46          3.95         3.23          3.43         3.27
---------------------------------------------------------------------------------------------------------
Residual 1%
Oil(5)
    2001             3.75      3.76          4.56          4.26         4.72          4.18         4.72
    2005             3.27      3.27          3.95          3.77         4.11          3.56         4.11
    2010             3.41      3.41          3.95          3.91         4.11          3.57         4.11
    2015             3.54      3.54          3.95          4.04         4.11          3.57         4.11
    2020             3.54      3.54          3.95          4.04         4.11          3.57         4.11
Levelized(4)
Average
(2001-2020)          3.53      3.53          4.17          4.04         4.33          3.78         4.33
---------------------------------------------------------------------------------------------------------
Distillate Oil(5)
    2001             5.23      5.29          5.19          5.93         5.81          5.16         5.81
    2005             4.52      4.57          4.49          5.21         5.11          4.45         5.11
    2010             4.52      4.57          4.49          5.21         5.11          4.45         5.11
    2015             4.52      4.57          4.49          5.21         5.11          4.45         5.11
    2020             4.52      4.57          4.49          5.21         5.11          4.45         5.11
Levelized(4)
Average
(2001-2020)          4.77      4.83          4.74          5.48         5.37          4.70         5.37
---------------------------------------------------------------------------------------------------------
Coal(5),(8)
    2001             1.23      1.27          0.64                       0.55          0.94         0.64
    2005             0.92      0.97          0.27                       0.21          0.72         0.27
    2010             0.96      0.94          0.27                       0.22          0.70         0.27
    2015             0.94      0.89          0.27          N/A          0.22          0.71         0.27
    2020             0.92      0.84          0.28                       0.23          0.73         0.28
Levelized(4)
Average
(2001-2020)          1.02      1.04          0.36                       0.30          0.78         0.36
---------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       12                  [LOGO] ICF CONSULTING

                                  Exhibit ES-7
          Summary of Key Modeling Assumptions - Base Case (continued)

---------------------------------------------------------------------------------------------------------------
                                                               Treatment
Parameter        ----------------------------------------------------------------------------------------------
                           PJM       NEPOOL        ComEd         LILCO        Montana       AZ/NM        PacNW
---------------------------------------------------------------------------------------------------------------
Non-Utility Generators
(MW)
    Dispatchable          2,744      2,167                        159             0          82           671
    Non-                                            N/A
    Dispatachable         1,273        671                        150            43           3           555
Total                     4,017      2,838                        309            43          85         1,226
---------------------------------------------------------------------------------------------------------------
SO(2) Regulation                     Phase II Acid Rain - no tightening of current legislation assumed
---------------------------------------------------------------------------------------------------------------
NO(x) Regulation                                NO(x) OTR, AND NO(x) SIP Call modeled
---------------------------------------------------------------------------------------------------------------
CO(2) Regulation                                             Not Modeled
---------------------------------------------------------------------------------------------------------------
Mercury Regulations                                          Not Modeled
---------------------------------------------------------------------------------------------------------------
Allowance Prices                       SO(2)                                         NO(x)(9)
(1998$/ton)                            -----                                         --------
   2001                                 206                                             958
   2005                                 252                                           1,921
   2010                                 352                                           2,681
   2015                                 580                                           3,572
   2020                                 580                                           3,572
---------------------------------------------------------------------------------------------------------------
                             Import Capability(10) (GW)                     Export Capability(10)(GW)
                             --------------------------                     -------------------------
PJM                                    21.8                                            23.9
NEPOOL                                  1.5                                             1.9
ComEd                                   5.4                                             7.7
LILCO                                   2.1                                             2.3
Montana                                 2.4                                             3.4
Arizona/New Mexico                      4.2                                             9.4
PacNW                                  11.4                                            12.3
---------------------------------------------------------------------------------------------------------------

1 To account for historical forecast error, ICF has reviewed NERC's demand forecasts and determined the average forecast error percentages over roughly the last 20 years. ICF's current forecasts are based on the NERC ES&D 2000 vintage projection and adjusted for historical forecast error.
2     Values shown are weather normalized.
3     Adjusted for summer regional conditions.
4     Assumes an 11.2 percent real discount rate.
5 Weighted average by sub-regional peak demand for PJM East, South, and West shown.
6     Range of values.
7 Variable O&M is determined by the total operation of the unit, it is inversely correlated with capacity factor.
8 Representative minemouth price. The price of the most frequently burned coals are shown.
9 2001-2002 OTR allowance prices are assumed to be $1,000 based on current market activity.
10    Includes inter-regional and intra-regional.

      Although we believe the representation of the market to be reasonable and realistic, several element of our forecast are conservative in nature.

      o Perfect Competition - This analysis assumes the market for generation is perfectly competitive. Since no market is truly perfectly competitive, this tends to understate prices, all else equal.

      o Disequilibrium Shortages - This analysis does not consider the potential for shortages of generation capacity to affect power prices, even in 2001 and even in the WSCC. In contrast, this analysis does consider the implications of potential excess capacity; if there were excess capacity power prices would be depressed in this modeling exercise.


--------------------------------------------------------------------------------
                                       13                  [LOGO] ICF CONSULTING

o Fuel Prices - Fossil fuel prices are projected to fall from current levels over the next few years. This decreases the revenues of baseload nuclear units, a key part of the GenCo portfolio.

o Transactions - All merchant plants can only sell spot, and hence, cannot hedge against volatility. This is in spite of the fact that hedging is common as indicated by existing GenCo power sales arrangements.

o Ancillary Services - This analysis assumes no extra ancillary services revenues are available beyond the opportunity cost of revenues lost from passing up regular power supply in the course of ancillary service provision. This could be conservative for some units.

o Demand Growth - Demand will grow at less than historical levels for much of the forecast horizon, thereby lowering the need for new capacity.

o New Plant Costs and Performance - ICF assumes new plant costs decrease in real terms in later years while their thermal efficiencies improve. Thus, future competitors have better performance characteristics.

Fuel Prices

      Natural Gas Prices are a critical assumption to the development of a power price forecast. In the Base Case, natural gas prices average about $3.11/MMBtu (see ES-8, simple average real 1998 dollars). This is below current (i.e., through May 2001) gas prices. However, average Henry Hub price in from 1995 through 2000 was $2.69/MMBtu (real 1998$) - very close to the ICF long-term average forecast. In our forecast, Henry Hub prices commence at relatively high levels consistent with recent market and then decline over time slightly before leveling out. This reflects a similar pattern as embedded in our projection for oil prices. Commodity and transportation prices for natural gas vary with demand on a seasonal basis in accordance with our forecasts and historical trends - higher prices in the winter than in other seasons.

                                  Exhibit ES-8
           Natural Gas Prices - Henry Hub - Real Dollars (1998$/MMBtu)

--------------------------------------------------------------------------------
  Period              Base Case              Low Case             High Case(1)
--------------------------------------------------------------------------------
   2001                 4.99                   4.36                 5.53
--------------------------------------------------------------------------------
   2002                 3.68                   3.22                 4.08
--------------------------------------------------------------------------------
   2003                 3.09                   2.62                 3.64
--------------------------------------------------------------------------------
   2004                 3.01                   2.45                 3.63
--------------------------------------------------------------------------------
   2005                 2.68                   2.28                 3.34
--------------------------------------------------------------------------------
   2010                 2.75                   1.96                 3.52
--------------------------------------------------------------------------------
   2015                 2.64                   2.09                 3.45
--------------------------------------------------------------------------------
   2020                 2.54                   2.04                 3.23
--------------------------------------------------------------------------------
Levelized(2)            3.16                   2.59                 3.84
--------------------------------------------------------------------------------

1     The High Case forecast incorporates NYMEX futures prices for 2001 through
      2004.
      For the years 2005 through 2020, the ICF High Gas Forecast is used.
2     Levelized used an 11.2 percent real discount rate.


--------------------------------------------------------------------------------
                                       14                  [LOGO] ICF CONSULTING

Regional Wholesale Power Price Forecasts - Regional Summary

      Over time, Base Case firm unit contingent all-hours bundled power prices decline in real terms while nominal prices increase. One key driver of the power price trend is the expected gas price. The ICF gas price forecast is very strong in the near-term and expected to decline fairly quickly to reach equilibrium market levels by 2005. This pattern dominates the near-term power pricing which is highly correlated to the gas price. Similarly, the price of oil and coal is also considered to be strong in the very near-term declining to equilibrium levels by 2005.

      Gas prices increasingly impact the power price as new gas-fired units begin to set the margin in more hours. The ICF real gas price for Henry hub declines slowly over time. This in combination with a trend for technological improvements at new power plants (higher efficiencies over time) contributes to the ICF expectation of decreasing real power prices.

      Regional Base Case firm power prices vary from $29/MWh to $45/MWh (real 1998$) across the regions analyzed. Note, firm power prices reflect both the competitive electric energy price earned from dispatch and the capacity or volatility component associated with the reliability of megawatts. LILCO represents the high end, reflecting the limited transmission capabilities and higher fuel costs within the market. ComEd represents the low end of the pricing range, reflecting the strong transmission interconnects with neighboring areas and the strong number of baseload units currently located in the area and throughout MAIN.

Sensitivity Case Results

      High Case results increase on a show an increase in levelized firm power prices of between 8 and 14 percent. The largest effect is realized in NEPOOL where we have forecast a 13.8 percent increase in levelized firm power prices between 2001 and 2020. The increase of 7.8 percent in Montana is the lowest of all regions analyzed. In general we see the exaggerated impact in NEPOOL which is most dependent on oil and gas in while coal dominated regions are less impacted due to the nature of the sensitivity case.

      The Low Case results show a similar relationship across regions to the Base Case. The greatest differences occur in the WSCC regions while ComEd has the smallest percent impact in average pricing.

                                  Exhibit ES-9
         Summary of ICF Firm Power Price Forecasts by Region and Case -
                            All Hours - Real Dollars

--------------------------------------------------------------------------------
                    Levelized Firm Power Price 2001 - 2020 (1998$/MWh)
    Region     -----------------------------------------------------------------
               Base Case               High Fuel Case              Low Case
--------------------------------------------------------------------------------
PJM West         33.8                       36.6                      28.7
--------------------------------------------------------------------------------
NEPOOL           40.0                       45.5                      34.2
--------------------------------------------------------------------------------
Montana          36.1                       38.9                      29.4
--------------------------------------------------------------------------------
Arizona          37.9                       41.2                      30.9
--------------------------------------------------------------------------------
PacNW            40.0                       43.4                      32.9
--------------------------------------------------------------------------------
LILCO            45.0                       49.3                      37.8
--------------------------------------------------------------------------------
ComEd            28.9                       32.4                      25.0
--------------------------------------------------------------------------------
Note: Levelized prices calculated using an 11.2 percent real discount rate.


--------------------------------------------------------------------------------
                                       15                  [LOGO] ICF CONSULTING

      ICF forecasts only moderate seasonal correlations in the competitive electrical energy component of prices (for a detailed discussion of the paralytic term, competitive electrical energy price, one of two components of firm prices, see later chapter). This reflects selected regional demand and supply differences Note that this is not a result of comprehensive "Monte Carlo" simulation nor is this an exploration of correlations related to the second component of prices, the price spike/capacity price revenues component.

                                  Exhibit ES-10
      Summary of ICF Base Case Firm Power Price Forecasts by Region - Real

                                  [GRAPHIC]


--------------------------------------------------------------------------------
                                       16                  [LOGO] ICF CONSULTING

                                  Exhibit ES-11
      Summary of ICF Base Case Firm Power Price Forecasts by Region - Nominal

                                    [GRAPHIC]

      In the Base Case prices decrease from 2002 to 2003 due to decreasing coal and gas prices (as the fuel markets gradually return to equilibrium from their current tight market conditions) and as the capacity market softens modestly. Thereafter, in real, inflation-adjusted terms, firm prices increase through 2010. Note, in nominal terms, prices increase even more significantly due to general inflation. The rise in real prices through 2010 largely reflects increasing electrical energy prices driven by demand growth as coal is being displaced by natural gas as the marginal price setting fuel source. Beyond 2010, firm real prices plateau for a period in real terms and then decrease despite increasing gas use in the system over the same period. Increased efficiencies, decreasing costs of new units, and decreasing natural gas prices over time tend to offset demand growth increases.

Power Plant Dispatch

      The baseload PPL units continue to perform very well over the forecast horizon. Coal, nuclear, and hydro units dispatch to full availability for almost all units. Dispatch on the combined cycle units begins at relatively high levels but begins to tail off in the very long term as the units most compete against newer, more efficient gas-fired competitors. Although the hours dispatched declines over time, the combined cycle units tend to make a higher hourly return in hours dispatched in the long-term. Note that the peaking and oil/gas steam units have relatively low dispatch as compared to the baseload units, however, theses units serve the purpose of being readily available in high load periods, and as such, tend to earn very high margins through the capacity payment when dispatched.


--------------------------------------------------------------------------------
                                       17                  [LOGO] ICF CONSULTING

                                  Exhibit ES-12
  Projected Capacity Factor of PPL Generating Stations by Region and Capacity
                              Type - Base Case 2005

-------------------------------------------------------------------------------------------------------
                                                                   Combined                    Oil/Gas
Region            Capacity       Coal     Nuclear        Hydro      Cycle       Peakers(1)     Steam(2)
-------------------------------------------------------------------------------------------------------
PJM                9,048          68         88            40         55            13             0
-------------------------------------------------------------------------------------------------------
NEPOOL               323         N/A        N/A            63        N/A            24             0
-------------------------------------------------------------------------------------------------------
Montana            1,242          87        N/A            56        N/A           N/A           N/A
-------------------------------------------------------------------------------------------------------
Arizona              710         N/A        N/A           N/A         74             5           N/A
-------------------------------------------------------------------------------------------------------
PacNW              1,200         N/A        N/A           N/A         87           N/A           N/A
-------------------------------------------------------------------------------------------------------
LILCO                270         N/A        N/A           N/A        N/A            24           N/A
-------------------------------------------------------------------------------------------------------
ComEd                540         N/A        N/A           N/A        N/A            10           N/A
-------------------------------------------------------------------------------------------------------
Capacity
Weighted             N/A          71         88            52         76            13             0
Average
-------------------------------------------------------------------------------------------------------

Notes: Simple average of the annual capacity weighted average capacity factor by type for years unit operating; N/A = Not Applicable

1     Includes turbines, diesel units, and jet engines.
2 Oil/gas steam units are expected to operate in hotter than average summer periods and/or periods of greater than average outages. The associated super peak revenues are included in the analysis although the capacity factor level does not reflect the hours dispatched.

      As seen in the following exhibits, the PPL operating fleet represents a well-mixed portfolio of baseload, mid-level, and peaking units with emphasis on baseload.

                                  Exhibit ES-13
           Base Case Illustrative Summer Peak Supply Curve 2005 - PJM

                                    [GRAPHIC]

Note: Zero cost generation includes hydro capacity, non-dispatachable units, and portions of units operating on minimum turndown.


--------------------------------------------------------------------------------
                                       18                  [LOGO] ICF CONSULTING

      The majority of the PPL fleet is located in PJM and is interspersed well through the regional supply curve. The largest amount of capacity (nuclear, hydro, and much of the coal) is concentrated in the bottom half of the supply curve. These units dispatch well before the marginal unit in most hours, and hence, earn substantial energy profits in addition to revenues from price spikes and/or capacity sales. Note that units that may dispatch only for peaking purposes, i.e., to capture capacity price revenues are not shown in the supply curves presented herein in that their value is not obtained from dispatch for energy markets.

                                  Exhibit ES-14
           Base Case Illustrative Winter Peak Supply Curve 2005 - PJM

                                   [GRAPHIC]

Note: Zero cost generation includes hydro capacity, non-dispatchable units, and portions of units operating on minimum turndown.

      PJM is affected by NO(x) regulations in the summer months beginning in 2003. For units with NO(x) emissions, an adder to normal operating costs are seen in the summer to account for NO(x) allowance purchases. The adders are reflected only in summer months. To indicate the relative differences in these periods, we show both a summer and winter supply curve.


--------------------------------------------------------------------------------
                                       19                  [LOGO] ICF CONSULTING

                                  Exhibit ES-15
         Base Case Illustrative Summer Peak Supply Curve 2005 - NEPOOL

                                   [GRAPHIC]

Note: Zero cost generation includes hydro capacity, non-dispatchable units, and portions of units operating on minimum turndown.

      In NEPOOL, PPL owns hydro units which dispatch to full availability. A small amount of the hydro capacity has the capability to dispatch for peak and thus optimize earnings. Additionally, PPL owns a portion of the Wyman 4 oil/gas steam unit and owns the Wallingford generating station. Both units dispatch in super-peak hours capturing capacity price volatility. In addition, the Wallingford unit operates in mid-level load periods and performs well against existing gas and oil/steam units.


--------------------------------------------------------------------------------
                                       20                  [LOGO] ICF CONSULTING

                                  Exhibit ES-16
          Base Case Illustrative Winter Peak Supply Curve 2005 - NEPOOL

Note: Zero cost generation includes hydro capacity, non-dispatchable units, and portions

                                     [GRAPH]

of units operating on minimum turndown.

      As in PJM, NEPOOL is also affected by NO(x) emissions constraints in the summer period. Exhibit ES-16 shows a representative dispatch curve for the winter peak. Given the limited amount of coal in NEPOOL, there is little change in dispatch order although variable cost pricing at gas-fired units is impacted by seasonal fuel prices.


--------------------------------------------------------------------------------
                                       21                  [LOGO] ICF CONSULTING

                                  Exhibit ES-17
         Base Case Illustrative Summer Peak Supply Curve 2005 - Montana

                                    [GRAPHIC]

            Note: Zero cost generation includes hydro capacity, non-dispatchable units, and portions of units operating on minimum turndown.

      The PPL Montana assets form the majority of the existing capacity in the WSCC region. The coal units in Montana are very low cost and supply power to meet load both internally to Montana and externally (e.g., to California via the Pacific Northwest). Similarly, the PPL hydro units are well situated to the transmission interconnects and can easily supply generation to neighboring regions. Montana is well interconnected to the Northwest Power Pool and tends to export large amounts of power to other regions.

      Nearly 95 percent of the fully operational capacity in the PPL fleet is held within PJM, NEPOOL, and Montana. With the planned expansion units, this percentage will be reduced to 80 percent. Given the predominance of capacity located in the three referenced markets, the Executive Summary focuses on these markets when discussing dispatch. For description of the LILCo, PacNW, Arizona/New Mexico and ComEd markets, refer to Chapter Seven.

PPL Fleet Revenue Assessment

      The PPL fleet is forecast to perform well throughout the life of the study. On a NPV basis, the total portfolio generates in the Base Case of about 12 billion dollars. Roughly 77 percent of the PPL capacity is in PJM and Montana
- these units account for roughly 86 percent


--------------------------------------------------------------------------------
                                       22                  [LOGO] ICF CONSULTING
of the net operating revenues(6) for the fleet. The Base Case reflects the most likely market conditions given the expectations on individual market parameters such as demand growth and fuel prices.

      In the High Fuel Case, the natural gas and prices are examined under an extended near-term high price situation. Since the High Fuel Price Case is reflective of only fuel prices, it does not capture the full upside potential for power prices. The High Fuel Case is reflective of the current trends in the gas markets and incorporates near-term the market outlook as reflected in the futures strip prices. Results for the high case show earnings of almost 13 billion dollars (1998$), an increase of 10 percent over the Base Case. PJM shows the largest increase in revenues associated with the High Fuel Case sensitivity, an increase of 13.8 percent. This increase is driven by increased energy margin due to higher gas prices realized by the low cost PPL coal assets in PJM. Similarly we see significant additional revenues in NEPOOL under this scenario. The baseload NEPOOL and PJM units see significant increase in value when competing against unit operating on high cost gas. While this case is considered an upside case note that it is a very conservative representation of the upside in that we examine only the effects of near term gas prices being consistent with current market outlook.

      In the Low Case, a range of variables are set to levels likely to lower power prices including natural gas and oil prices, electricity demand growth and new power plant characteristics. The Low Case also represents the potential for a number of parameters to be at low levels and captures an 80-90 percent confidence interval. Low Case results show a drop in revenues to 8.5 billion for the PPL fleet, a decrease of 26.8 percent when compared with the Base Case. Again we see that PJM and NEPOOL are the regions most affected by this Sensitivity Case. Note that the Low Case includes downside potential in fuel, equipment and demand, and as such both the energy and capacity revenues of the units are affected. In contrast, the High Fuel Case examines the upside potential through high gas prices and only affects energy prices in the near term.

                                  Exhibit ES-18
                NPV of PPL Generating Stations by Region and Case

--------------------------------------------------------------------------------------
                                           NPV (Millions of Dollars (1998$)(2),(3)
                          Capacity    ------------------------------------------------
Region                     (MW)(1)           Base        High Fuel        Low Case
--------------------------------------------------------------------------------------
PJM                         9,048           7,950           9,044           5,599
--------------------------------------------------------------------------------------
NEPOOL                        323             272             296             208
--------------------------------------------------------------------------------------
Montana                     1,242           2,062           2,272           1,601
--------------------------------------------------------------------------------------
Arizona                       710             471             442             352
--------------------------------------------------------------------------------------
PacNW                       1,200             563             514             498
--------------------------------------------------------------------------------------
LILCO                         270             128             127             105
--------------------------------------------------------------------------------------
ComEd                         540             263             278             205
--------------------------------------------------------------------------------------
Total                      13,334          11,710          12,973           8,568
--------------------------------------------------------------------------------------

1     2005 PPL owned and analyzed capacity is shown.
2     NPV calculated using an 11.2 percent real discount rate.
3 Does not include taxes, debt, and some cost items such as new capital additions. Includes revenue, short run variable costs and FERC Form 1 non-fuel O&M.

----------
6 Based on separate ICF pro formas that do not include taxes, debt payments and some fixed O&M cost items, but rather focus on revenue and short-run variable costs.


--------------------------------------------------------------------------------
                                       23                  [LOGO] ICF CONSULTING

      The majority of the portfolio's capacity has a very high value per kilowatt of generating capacity. Coal, nuclear, and hydro units have greater NPV value per kilowatt than gas- or oil-fired units due to their larger energy revenues. As mentioned previously, coal units make up the majority of the PPL fleet. Note that the coal units are forecast to earn 42 percent of the total PPL fleet revenues through 2020.

      In the High Fuel and Low Cases, coal units continue to dominate the earnings, contributing over 40 percent of the total value in both cases. Nuclear units have the next highest contribution at nearly 20 percent in both cases. These baseloaded units also experience the greatest change in expected earnings by capacity type.

      The High Fuel Case is profitable to most baseloaded units given that units on alternate fuels such as coal or nuclear do not experience a change in cost, but do receive higher revenues in hours when gas units set the energy price. The PPL gas-fired units revenues are not significantly affected at the higher gas prices as they are generally competing with other gas-fired units experiencing similar cost increase.

      In the Low Case, the value of the overall portfolio drops by roughly 27 percent. The largest impact is felt at the steam units, with drops of 29 percent at the coal, 31 percent at the nuclear, and 28 percent at the oil/gas steam. The combined cycle and hydro units have a lower rate of decline at roughly 20 percent.

      Expected profits by type are relatively proportional to the actual capacity mix. Coal units at 33 percent of total capacity have a slightly higher percent of total revenues at 42 percent; similarly nuclear units earn a slightly higher percent of total earnings than accounted for in the capacity mix at 19 percent versus 15 percent, respectively. Hydro units also have a higher revenue contribution at 12 percent of total earnings versus 7 percent of capacity.

                                  Exhibit ES-19
            NPV of PPL Generating Stations by Capacity Type and Case

----------------------------------------------------------------------------------------------------
                                             NPV Millions of Dollars (1998$)(2),(3)
Parameter          Capacity    ---------------------------------------------------------------------
                   (MW)(1)              Base                  High Fuel              Low Case
----------------------------------------------------------------------------------------------------
Hydro                  892       1,400      (1,570)       1,525      (1,709)      1,122      (1,257)
----------------------------------------------------------------------------------------------------
Coal                 4,420       4,929      (1,115)       5,679      (1,285)      3,485        (789)
----------------------------------------------------------------------------------------------------
Nuclear              2,057       2,169      (1,054)       2,532      (1,231)      1,491        (725)
----------------------------------------------------------------------------------------------------
Combined Cycle       2,072       1,114        (538)       1,070        (516)        899        (434)
----------------------------------------------------------------------------------------------------
Peakers              2,181       1,088        (499)       1,106        (507)        841        (386)
----------------------------------------------------------------------------------------------------
Oil/Gas Steam        1,712       1,009        (589)       1,061        (620)        729        (426)
----------------------------------------------------------------------------------------------------
Total/Average(4)    13,334      11,710        (878)      12,973        (973)      8,568        (643)
----------------------------------------------------------------------------------------------------

Note: ( ) shows values on a dollar per kilowatt basis.
1     2005 PPL owned and analyzed capacity is shown.
2     NPV calculated using an 11.2 percent real discount rate.
3 Does not include taxes, debt, or some cost items such as new capital additions. Includes revenue, short run variable costs and FERC Form 1 non-fuel O&M.
4 NPV Millions of Dollars shown as total for all capacity; dollar per kilowatt shown as weighted average by capacity.


--------------------------------------------------------------------------------
                                       24                  [LOGO] ICF CONSULTING

Organization of Report

      The remainder of this report is organized as follows:

      o Chapter One - Historical Pricing and Market Structure in PJM, NEPOOL, New York, MAIN, Montana, AZNM, and PacNW - Provides insight into the key markets for the PPL portfolio through discussion of the historical market pricing, the relationship between the regions, and the general market structure.

      o Chapter Two - The PJM Regional Wholesale Market - This chapter describes the merchant power plant marketplace with emphasis on liquidity, price discovery and competitiveness.

      o Chapter Three - The WSCC Regional Wholesale Markets - Relevant aspects of the Montana, Arizona/New Mexico, PacNW, and overall WSCC markets are discussed. Assessments of the supply and demand balance, the transmission capabilities, and the generating capabilities are provided.

      o Chapter Four - The NEPOOL Regional Wholesale Market - An overview of the NEPOOL market is provided.

      o Chapter Five - Modeling Approach and Input Assumptions - This chapter provides an in-depth discussion of input assumptions and approach for the analysis of merchant dispatch revenues and the forward market conditions.

      o Chapter Six - PPL Unit Level Assumptions and Summary Results - Further detail of the PPL portfolio is provided.

      o Chapter Seven - Detailed Market Price and Fleet Operating Revenue Results - This chapter presents ICF forecasts of forward market conditions, dispatch and revenues for the GenCo operating as a merchant plant supplementing the discussion in the Executive Summary on such issues as energy and capacity price components, peak/off peak spread, and capacity expansion.


--------------------------------------------------------------------------------
                                       25                  [LOGO] ICF CONSULTING

                                   CHAPTER ONE
             HISTORICAL PRICING AND MARKET STRUCTURE IN PJM, NEPOOL,
                       NY, MAIN, MONTANA, AZNM, AND PACNW

--------------------------------------------------------------------------------

Introduction

      This chapter discusses historical regional power pricing and the marketplace structures under deregulation for the four power markets in which PPL operates units. The purposes of this chapter are several-fold. First, we compare historical average prices with our Base Case forecast prices. Second, we discuss historical year-to-year price variability across regions. Third, we review prices in greater detail region-by-region. This review pays extra attention to PJM in light of its importance in the portfolio. And finally, we discuss the regional market structures under a deregulated environment.

      ICF does not directly use historical prices to forecast future prices. Rather, ICF assesses the supply and demand fundamentals in each year. This is done in part due to the lack of historical data, but is largely driven by the fact that future conditions will be different than past conditions (e.g., new environmental regulations, new power plants). Nonetheless, historical prices are useful perspectives on ICF forecasts.

Forecast versus Historical

      When compared with recent historical averages, the ICF Base Case regional pricing forecasts are on average below the average prices seen in 2000 and thus far in 2001. This is because 2000 and 2001 year-to-date western U.S. prices have been so high. In contrast, our forecast is modestly above average historical prices for the 1996 to 2000 period. In large part, the change in forecast is driven by increased coal use and the associated environmental costs. The OTR and SIP Call NO(x) program is not reflected in most of the historical pricing, whereas it's directly incorporated in the forecast.

      Year 2001 forecast prices in the East reflect that the PJM and NEPOOL markets are expected to be very tight on capacity given the anticipated capacity additions available for the summer peak. Price levels in 2000 were lower than anticipated due to relatively moderate summer weather conditions. Also, increased reliance on oil and natural gas and strong forecasts of fuel prices cause prices in the east to be strong in our forecast relative to history. Forecast prices in the West reflect equilibrium markets and do not capture extreme prices associated with market shortages as seen in 2000 and to date in 2001.


--------------------------------------------------------------------------------
                                       26                  [LOGO] ICF CONSULTING

                                   Exhibit 1-1
Near-Term Base Case Firm Power Price Forecast versus Historical (Real 1998$/MWh)

------------------------------------------------------------------------------------------
                                                                                    Base
                                                                                    Case
                                                                                     ICF
                                                                          YTD     Forecast
Region                1996      1997      1998       1999      2000      2001(2)    2001
------------------------------------------------------------------------------------------
PJM West(1)           21.4      21.2      18.0       26.0       37.0       44.8      39.6
------------------------------------------------------------------------------------------
NEPOOL                29.5      30.6      26.6       33.5       51.5       58.1      59.7
------------------------------------------------------------------------------------------
Montana COB           14.0      15.8      23.3       25.4      129.9      274.5      62.1
------------------------------------------------------------------------------------------
Arizona/
Palo Verde            16.1      19.9      23.3       25.0      108.8      203.7      61.1
------------------------------------------------------------------------------------------
PacNW                 15.7      16.0      23.3       26.1      129.3      275.7      69.3
------------------------------------------------------------------------------------------
Simple Average        19.3      20.7      22.8       27.2       91.3      171.3      58.3
------------------------------------------------------------------------------------------

1 In 1996 and 1997, PJM was a single index. The PJM index splits in April 1998, the 1998 value is an average of the PJM and PJM West indices. The 1999 and 2000 values are shown for the PJM West index.
2     As of May 8, 2001.

Source: Power Markets Week, ICF. Does not include ICAP price in NEPOOL & PJM.

                                   Exhibit 1-2
              Historical versus Forecast Prices - (Real 1998$/MWh)

--------------------------------------------------------------------------------
                                                        Base Case Forecast -
                          Average of Annual Prices     ICF Levelized Average
       Region                1996-2001 YTD(1)               2001 - 2020
--------------------------------------------------------------------------------
PJM West                            28.0                        33.8
--------------------------------------------------------------------------------
NEPOOL                              38.3                        40.4
--------------------------------------------------------------------------------
Montana COB                         80.5                        35.8
--------------------------------------------------------------------------------
Arizona/Palo Verde                  66.1                        37.7
--------------------------------------------------------------------------------
PacNW                               81.0                        39.7
--------------------------------------------------------------------------------
Simple Average                      58.8                        37.5
--------------------------------------------------------------------------------
Note: Does not include ICAP price which could increase PJM and NEPOOL prices by $1 to $3/MWh.

1   As of May 8, 2001.

Source: Power Markets Week, ICF

      The ICF long-term scenario forecasts are representative of likely outcomes around the expected market prices. As compared to the average historical from 1996 through 2000, the real prices in the Downside Case are about 11 percent below the historical, while the High Fuel Price Case are 30 percent higher.


--------------------------------------------------------------------------------
                                       27                  [LOGO] ICF CONSULTING

                                   Exhibit 1-3
          Forecast versus Annual Historical - All-Hours Firm Prices -
                            Real Dollars (1998$/MWh)

---------------------------------------------------------------------------------------------------
                  Downside         1996-2001 YTD(1) Historical Annual Prices             High Fuel
                  Case ICF       ----------------------------------------------         Price Case
                  Forecast                                                             ICF Forecast
                 2001 - 2020                                                            2001 - 2020
                  Levelized                                                              Levelized
Region             Average      Lowest Year        Average          Highest Year          Average
---------------------------------------------------------------------------------------------------
PJM West            28.7                                                 44.8               36.7
---------------------------------------------------------------------------------------------------
NEPOOL              34.2            26.6             38.3                58.1               45.5
---------------------------------------------------------------------------------------------------
Montana/COB         29.4            14.0             80.5               274.5               31.1
---------------------------------------------------------------------------------------------------
Arizona/Palo
Verde               30.9            16.1             66.1               203.7               31.4
---------------------------------------------------------------------------------------------------
PacNW               32.9            15.7             81.0               275.7               33.9
---------------------------------------------------------------------------------------------------
Simple
Average             31.2            19.3             58.8               171.3               35.7
---------------------------------------------------------------------------------------------------

1   As of May 21, 2001.

Source: Power Markets Week, ICF. Does not include ICAP price in NEPOOL & PJM.

Cross-Regional Power Price Comparisons

      The geographic diversification of the PPL units result in a physical hedge against regional price risk given that price diversity exists across the regions. Exhibit 1-4 outlines recent historical on-peak summer pricing across geographic regions. As many influences on price spikes are not forecastable, summer spikes will necessarily be unpredictable and dispersed. The PPL fleet is well positioned to take advantage of these diversities, especially those between the eastern and western U.S.

                                   Exhibit 1-4
                    Historical Regional Summer On-Peak Prices

                                     [GRAPH]


--------------------------------------------------------------------------------
                                       28                  [LOGO] ICF CONSULTING

                                   Exhibit 1-5
                   1996 Real Wholesale Electric Energy Prices

                                    [GRAPHIC]

            Sources: System Lambda FERC 714 filings, Power Markets Week Indices. ICF-Back-casting, State avoided cost filings.
            Note: Prices are representative of actual regional prices in 1996.

      1996 was the first year pricing information became available from published market indices, however, most markets were not very liquid or did not have full year values available. Exhibit 1-5 reflects historical system lambdas(7) marginal system energy costs or reported price indices for 1996. In periods of excess, the system lambda or energy price would be reflective of the full firm value of power. In 1996, most markets did not experience shortage of capacity and as such, the values reported as firm power price indices are directly comparable to reported system lambdas to a large degree. The energy price is based on the actual variable costs of operating the marginal unit in any given hour. Traditionally, regions with large amounts of baseload capacity have had low energy prices while those relying to a larger degree on oil or gas steam and turbine units have had high costs.

      PJM, NEPOOL, and New York have historically had relatively high costs of producing energy largely due to their higher degree of oil and gas use. In 1996, NEPOOL had the highest reported energy prices in the country due to its dependence on oil and gas on the margin. PJM was only slightly below that of NEPOOL. Due to its dependency on more costly coal and oil/gas steam units on the margin, PJM was the fourth most expensive region out of eighteen.

      In contrast, the Montana, Pacific Northwest, and Arizona/New Mexico regions which rely much more heavily on coal and hydro units (particularly in the northwest) had very low electric energy prices. The Montana pricing is reflected in the regional average for the Pacific Northwest in Exhibit 1-5. These low firm wholesale electricity prices also reflected low natural gas prices and high hydroelectric supply conditions.

----------
7 System lambdas are a measure of the short-run variable costs of incremental or marginal electrical energy production, and thus, correspond to the electrical energy price concept.


--------------------------------------------------------------------------------
                                       29                  [LOGO] ICF CONSULTING

>

                                   Exhibit 1-6
         1998 On-Peak Power Markets Week Index of Regional Power Prices

                                    [GRAPHIC]

Source: Power Markets Week

      Regional power prices in both the summer of 1997 and the summer of 1998 were higher than prices in 1996, particularly due to summer on-peak price increases in the Midwest. Exhibit 1-6 highlights on-peak spot prices which we tend to think of as representative of firm prices (i.e., bundled energy and capacity.) The Midwest price spikes were driven by capacity shortages created by a lack of capacity additions in the late 1980s and early 1990s. PJM, NEPOOL and western U.S. prices (e.g., COB/NOV, Palo Verde) did not experience the same spikes. As a result, historical pricing patterns were nearly reversed with the Midwest becoming the highest priced regions and PJM and NEPOOL much more moderately priced. The PJM regional price was influenced by the Midwest prices to the extent that PJM was able to sell capacity into the Midwest markets. Note that both PJM and NEPOOL enforce relatively high reserve margins (about 19 percent for all load serving entities) which contributed to limiting the magnitude of price spikes. Even so, PJM, in particular, is affected by developments in VACAR and ECAR where there are no enforceable reserve margins to suppress price volatility and no similar reserve margins exist in the West.

      As shown, the WSCC regions remained very low cost in 1998. Similarly, NEPOOL prices were low relative to most of the rest of the country. This is somewhat surprising as NEPOOL had historically been expected to be a high-priced marketplace, particularly for electrical energy, due to the dominance of expensive oil/gas steam units in the supply mix and high delivered fuel prices. This is explained by NEPOOL's isolation from markets experiencing shortages and also by the very low market prices for oil.


--------------------------------------------------------------------------------
                                       30                  [LOGO] ICF CONSULTING

>

                                   Exhibit 1-7
         2000 On-Peak Power Markets Week Index of Regional Power Prices

                                    [GRAPHIC]

            Source: Power Markets Week

      In 1999, WSCC remained quite stable when the Eastern markets, especially the Midwest and Southeast U.S., were experiencing high degrees of volatility. However, in 2000, when the Eastern markets were on average calm, the WSCC markets reached overall highs. Exhibit 1-7 demonstrates the relative change in regional price positions experienced to date in the year 2000. This switch was largely due to the demand growth and capacity needs in the California marketplace which impacted many other regions. More specifically in the WSCC, continuing demand growth, a return to normal weather, a lower than normal summer hydro season, lower than typical unit availability, and practically no capacity additions finally resulted in price spikes.

Regional Price Discussion

      Regional marketplaces can vary in structure of products and organization as shown in Exhibit 1-8. The ICF firm power price represents a bundling of the energy and capacity price components. The ICF methodology is directly correlated to varying regional marketplace structures. A full breakout of energy and capacity market prices is presented in the discussion of modeling approach in Chapter Five.


--------------------------------------------------------------------------------
                                       31                  [LOGO] ICF CONSULTING

                                   Exhibit 1-8
                Comparison of Northeastern and California Markets

--------------------------------------------------------------------------------
                               PJM            NEPOOL          NYPP    California
                          ------------------------------------------------------
            Products                                Operational
--------------------------------------------------------------------------------
Energy                         Yes               Yes           Yes        Yes
--------------------------------------------------------------------------------
                                             Yes. Auction
                                                Market
ICAP                           Yes          terminated in      Yes         No
                                             August 2000.
                                           Bilateral trades
                                              still exist
--------------------------------------------------------------------------------
Ancillary Services         No, tied to           Yes           Yes        Yes
                          Energy Market
--------------------------------------------------------------------------------
Transmission
Congestion/Transmission        Yes                No           Yes        Yes
Rights
--------------------------------------------------------------------------------

Historical PJM Power Prices

      In 1996 and 1997, PJM prices were relatively muted. In 1998, PJM experienced more spikes even though it failed to experience large price spikes similar to those in the neighboring Midwest. This was due to several factors including transmission congestion blocking movement of power westward, and less capacity shortages. In 1999, PJM prices spiked to much higher levels indicating a tighter capacity market and very hot weather. In 2000 relatively mild summer conditions helped to alleviate concerns about market volatility. However, several spikes did occur during the spring of 2000. To date, the 2001 prices have been high, largely due to the influence of high gas prices.

                                   Exhibit 1-9
                    PJM(1) Historical Prices - Nominal $/MWh

            --------------------------------------------------------------------
                                             Average Weekly On-Peak
                 Year                             Power Prices
            --------------------------------------------------------------------
                 1996                                   20.7
            --------------------------------------------------------------------
                 1997                                   20.9
            --------------------------------------------------------------------
                 1998                                   18.0
            --------------------------------------------------------------------
                 1999                                   26.4
            --------------------------------------------------------------------
                 2000                                   38.3
            --------------------------------------------------------------------
                 2001(2)                                46.7
            --------------------------------------------------------------------
            1   The PJM index split in April 1998. The 1996 and 1997 values represent the PJM index, 1998 represents an average of the PJM and PJMW index, and 1999 and 2000 YTD represent only the PJMW index.
            2   As of May 8, 2001.

            Source: Power Markets Week.


--------------------------------------------------------------------------------
                                       32                  [LOGO] ICF CONSULTING

                                  Exhibit 1-10
                  PJM Weekly Peak Indices - Power Markets Week

                                    [GRAPHIC]

      Exhibits 1-9 and 1-10 summarize Power Markets Week (PMW) on-peak spot prices including the 1998 through 2000 summer prices. Power Markets Week is generally representative of firm prices (i.e., bundled energy and capacity). This evidence indicates that firm prices observed in the PJM marketplace are slightly below average relative to prices observed throughout the U.S. This was somewhat surprising in light of our earlier discussion and the dominance of expensive oil/gas steam units in the supply mix and high delivered fuel prices. This was explained by the lack of market tightness in the summer of 1998 relative to the Midwest. As is discussed later in this study, this also reflected relatively low capacity prices embodied in the overall firm price.

      On April 1, 1998, PJM began to use locational marginal pricing (LMP) as the basis for spot energy prices and congestion management. Under this method, prices for over 1,700 nodes within PJM are derived. Because of the large number of nodes and the necessity to develop stable price signals for trades, PJM has developed average prices at three hubs -- the Western Interface Hub, Eastern Hub, and Western Hub. Even so, PJM is the only one of the four regions examined with such a system. That, in combination with the importance of PJM, indicates that extra consideration of the historical PJM prices is in order.


--------------------------------------------------------------------------------
                                       33                  [LOGO] ICF CONSULTING

                                  Exhibit 1-11
                    PJM Locational Marginal Prices 1999-2000

--------------------------------------------------------------------------------
                                                          Western
                                PJM         Eastern      Interface      Western
--------------------------------------------------------------------------------
1999 Average                   28.36         28.33         27.96         28.02
Peak                           41.36         42.13         40.62         40.70
Off-Peak                       17.88         18.10         17.76         17.79
--------------------------------------------------------------------------------
2000 Average                   28.49         30.74         27.49         27.72
Peak                           37.05         40.19         35.54         35.96
Off-Peak                       19.86         21.20         19.36         19.40
--------------------------------------------------------------------------------
2001 Average(1)                33.72         38.43         33.91         33.82
Peak                           44.53         43.15         38.49         38.44
Off-Peak                       23.66         34.17         29.78         29.66
--------------------------------------------------------------------------------
1999-2001(1)
Average                        28.63         32.50         29.79         29.85
Peak                           40.98         41.82         38.22         38.37
Off-Peak                       20.41         24.49         22.30         22.28
--------------------------------------------------------------------------------
Note: PJM Zone is our aggregate of all load buses only. The other hubs consist of load buses and 500 kV load generation.

1   2001 YTD numbers through April 30, 2001.

Source: PJM/ISO.

      Review of the time series of average LMP Hub prices in PJM indicates that for the majority of the year the LMPs within each hub do not generally diverge, and when they do, the degree of difference is not sizeable. For example, the maximum difference between hub LMPs is never more than $3/MWh and the average difference is $0.4/MWh. When LMPs did diverge, LMPs in PJM East were higher than PJM West and South. The maximum difference between zonal LMPs was as much as $48/MWh, but averaged substantially less.

      In addition to the LMP markets, PJM has a structured capacity market. The Capacity Credit Market ("CCM") was proposed by PJM in October 1998 in response to the needs of the Pennsylvania retail access program. FERC approved the use of this market in January 1999. Exhibit 1-12 shows historical transactions in the capacity market.


--------------------------------------------------------------------------------
                                       34                  [LOGO] ICF CONSULTING

                                  Exhibit 1-12
                     Capacity Trading at PJM - Daily Trading

                                     [GRAPH]

      Source: PJM ISO as of June 11, 2001

      Two capacity markets exist in PJM. The first trades monthly and the second trades for the next day. Since June of 1999, capacity credits have been based on unforced capacity obligations specified in the Reliability Assurance Agreement. Market clearing capacity credits from monthly independent trading periods have been approximately $25/kW-yr. The days ahead market generally has been trading at one-fifth or uses of monthly market clearing prices.


--------------------------------------------------------------------------------
                                       35                  [LOGO] ICF CONSULTING

                                  Exhibit 1-13
                        PJM Power Prices vs. Fuel Costs

                                     [GRAPH]

      Sources: Power Markets Week, Natural Gas Week, Platt's Oilgram

      The above figure shows time series of fuel and power prices. They confirm the fact that in off-peak seasons prior to April 1998, average peak power prices are partially explained by trends in natural gas prices. When the June through August peak periods are removed, the correlation between natural gas and the PJM composite average peak prices is 0.46. Correlation with the minimum of delivered natural gas and 1% residual fuel is 0.42. The correlation between 1 percent NY residual and off-peak season average peak prices is 0.36.

      Annual average PJM peak indices and Henry Hub prices do not indicate much linkage. Even though gas prices were falling, power prices rose in 1997. This is because the pure capacity component increased as the markets tightened and historically high peak demand conditions were experienced. PJM average annual prices increased further in 1998 at the same time that average Henry Hub gas prices decreased.

Historical Prices - NEPOOL

      By 1999 and 2000 especially, NEPOOL wholesale prices had become more highly volatile. In July and August of 1999, due to a heat wave experienced across New England and neighboring regions, wholesale prices surged to all-time NEPOOL high in the peak hours, but remained average during off-peak hours. Similarly, price spikes were seen in early spring 2000. Despite mild summer weather conditions in 2000, prices on average were at some of the highest levels seen since prices were recorded in 1996. The YTD average on-peak price through October 2000 was near $50/MWh. This was in part due to very high oil and gas prices.


--------------------------------------------------------------------------------
                                       36                  [LOGO] ICF CONSULTING

                                  Exhibit 1-14
                    Historical NEPOOL Prices (Nominal $/MWh)

                                     [GRAPH]

      Source: Power Markets Week

      As mentioned, the degree of price volatility in NEPOOL has been more significant in 1999 and 2000 as indicated in Exhibit 1-14. Power shortages and blackouts were experienced on two occasions in July of 1999 and triggered compulsive voltage reduction measures by 5 percent across the entire region.

      Exhibit 1-15 shows average weekly peak, off peak and all-hours prices for NEPOOL for 1996 through 2001.


--------------------------------------------------------------------------------
                                       37                  [LOGO] ICF CONSULTING

                                  Exhibit 1-15
                    Historical NEPOOL Prices (Nominal $/MWh)

-------------------------------------------------------------------------------------------------
                                                                                           1996--
                                                                               2001(1)     2001
                                1996        1997     1998     1999     2000      YTD        YTD
-------------------------------------------------------------------------------------------------
Average Weekly Index            28.6        30.7     26.6     34.0     53.3      60.6       36.5
(on-peak) (nominal $/MWh)
-------------------------------------------------------------------------------------------------
Average Weekly Index            19.4        22.0     19.7     20.8     33.9      43.4       22.6
(off-peak) (nominal $/MWh)
-------------------------------------------------------------------------------------------------
Average Weekly Index            23.7        26.1     23.0     27.0     41.2      51.4       27.4
(nominal $/MWh)
-------------------------------------------------------------------------------------------------

1   As of May 8, 2001.

Source: Power Markets Week.

NEPOOL Capacity Prices

      The NEPOOL ICAP market was authorized by FERC in April 1998. Market-clearing capacity prices at NEPOOL were zero in 1998, which was not consistent with the bilateral market. Contrary to the ICAP market, the bilateral installed capacity market was active and prices of the order of $25/kW-yr have been reported. Recently, NEPOOL eliminated the exchange trading of ICAP. However, they have left the requirement to have installed capacity to be handled via the bilateral market.

      NEPOOL, like PJM, maintains a high reserve margin of approximately 18 percent which tends to suppress capacity price spikes, all else equal. Reserve margins may decrease as new more reliable units come on-line. Further, they may decrease if the ISO's of New England, New York and PJM are able to implement their memorandum of understanding of August 9th, 1999 to increase inter-tie capacity.

Historical Prices - NYPP

      Similar to the trends seen in NEPOOL during 1999 and 2000 NYPP wholesale prices have become more highly volatile. In July and August of 1999, due to a heat wave experienced across the northeast and a tightening capacity situation in NYPP, wholesale prices peaked in the peak hours. Similarly, price spikes were seen in early spring 2000. Over the course of the year 2000, prices in NYPP East and West did not move together. The weekly prices in NYPP East reached levels of $135/MWh in June of 2000 whereas the highest weekly peak price in NYPP West was only $63/MWh in May 2000. The higher on-peak prices in NYPP East result primarily due to the regional isolation of the downstate areas and the local capacity shortage. In addition, these markets more heavily utilize oil and gas than do the upstate markets. Despite mild summer weather conditions in 2000, prices on average were at some of the highest levels seen since prices were recorded, beginning in 1996. High prices have continued through 2001. The YTD average on-peak price through May 2001 was $60.4/MWh in NYPP East and $47.0/MWh in NYPP West. The 2001 prices have been influenced by higher than normal gas prices.


--------------------------------------------------------------------------------
                                       38                  [LOGO] ICF CONSULTING

                                  Exhibit 1-16
                     Historical NYPP Prices (Nominal $/MWh)

                                    [GRAPHIC]

      Source: Power Markets Week

      The degree of price volatility in NYPP has been more significant in 1999 and 2000 as indicated in Exhibit 1-16. Exhibit 1-17 shows average weekly peak and all-hours prices for NYPP for 1996 through 2001.

                                  Exhibit 1-17
                     Historical NYPP Prices (Nominal $/MWh)

--------------------------------------------------------------------------------
                                                                         1996--
                                                               2001(2)    2001
                        1996(1)   1997    1998   1999   2000     YTD      YTD
--------------------------------------------------------------------------------
Average Weekly On-
Peak Index (nominal               28.2    28.9   36.5   57.3     60.4     39.3
$/MWh) - NYPP East
-------------------      24.6    -----------------------------------------------
Average Weekly On-
Peak Index (nominal               24.5    24.6   32.9   40.7     47.0     32.4
$/MWh) - NYPP West
--------------------------------------------------------------------------------
Average All Hours
(Nominal $/MWh) -                 23.5    22.9   27.6   46.4     55.9
NYPP East
-------------------      20.0    -----------------------------------------------
Average All-Hours
(Nominal $/MWh) -                 19.7    19.8   25.7   32.8     53.9
NYPP West
--------------------------------------------------------------------------------
1 Prior to March 1997 NYPP prices were not reported separately as NYPP East and NYPP West.
2   As of May 8, 2001.

Source: Power Markets Week.


--------------------------------------------------------------------------------
                                       39                  [LOGO] ICF CONSULTING

NYPP Capacity Prices

      The NYISO ICAP market began on March 29, 2000 after FERC's approval of the ISO's Services Tariff filing. As established by the NY ISO, each Load Serving Entity (LSE) must have enough installed capacity to meet peak demand plus reserve margin. The ISO also assigns locational ICAP requirements. The two regions within the NY control area currently under locational ICAP requirements are New York City and Long Island. Within the New York City market, the NYISO requires that 80 percent of installed capacity be within city limits. The percent requirement for LILCO is still being determined. Additionally, the ISO has set a limit of 2,558 MW of capacity located outside of the New York control area that can be used in the ICAP market. The ISO runs both six month and one month Installed Capacity auctions to allow for LSEs to procure sufficient capacity to meet their Installed Capacity requirements. LSEs can also purchase capacity bilaterally to meet requirements. The ISO has established summer and winter capability requirements (six months each), each with their own ICAP requirements. The price caps for ICAP vary by location. First year (through April 2001) price caps for NY City, LILCO, and all other NYCA zones were $75/kW, $60/kW, and $52.5/kW, respectively.

      NYPP, like PJM, maintains a high reserve margin of approximately 18% which tends to suppress capacity price spikes, all else equal. Reserve margins may decrease as new more reliable units come on-line.

Historical Prices - MAIN

      In the years prior to the price spikes in the summer of 1998 and 1999, electrical energy prices in MAIN were historically among the lowest in the country. The MAIN market had been dominated and oversupplied with low variable cost coal and nuclear units. These units tended to operate and set prices in nearly all hours, even at the extreme peak. ComEd has the largest share of nuclear capacity in its supply mix relative to all other NERC regions in the US. Additionally, ComEd is situated near local low cost coal resources and also has excellent access to the low cost Powder River Basin coal.

      In the summers of 1998 and 1999, prices were extremely high throughout the Midwest, especially in Illinois. This was due to seasonally high temperatures and short supply. In 1998 average weekly peak prices peaked in the week of June 29 at $690/MWh and in 1999 in the week of August 2 at an average price of $936/MWh (in Southern MAIN). Despite the shortages that drove the price spikes, no load was involuntarily dropped though voltage reductions did occur and interruptible customers were asked to shed load.

      The exact causes of the price spikes have been investigated by FERC and others. In our view, price spikes are primarily driven by fundamentals - a tight supply/demand balance. High peak demand and forced outages of various units in the region were the impetus behind the tight supply/demand balance.

      In contrast to 1998 and 1999, prices in 2000 were lower throughout the Midwest. The 2000 prices were low in comparison given charges in several of the fundamental power price drivers. One of the critical elements of change was represented in the mild weather conditions in the summer of 2000. As a result, power demand levels were below expected conditions, relieving the pressure on the supply side for more megawatts.


--------------------------------------------------------------------------------
                                       40                  [LOGO] ICF CONSULTING

Regional Transmission Organizations: MISO and Alliance

      The two principal RTOs being considered for most ECAR power plants are the Midwest ISO (MISO) and the Alliance RTO (Alliance). The regional transmission organizations expand beyond ECAR and include not only other Midwest regions (MAIN and MAPP), but also PJM and VACAR. Notably, VEPCo is joining with the Alliance RTO.

      At one point, MISO included Alliant Energy, Ameren, Central Illinois Light Co. (CILCO), Commonwealth Edison, Hoosier Energy Rural Electric Cooperative, Illinova Corporation, Louisville Gas & Electric, Madison Gas & Electric, Xcel Energy (formerly NSP), Southern Illinois Power Cooperative, Southern Indiana Gas and Electric Cooperative (SIGECO), Wabash Valley Power Association, Wisconsin Electric Power, WPS Resources Corporation, American Transmission Company, and Northwestern Wisconsin Electric Company. However, there has been a fragmenting of the original MISO members and many players have opted to join Alliance, the competing Midwest proposal.

      Alliance RTO members also include AEP, FirstEnergy, Consumers Power, Virginia Power, and Detroit Edison. In addition, Illinois Power, Ameren and ComEd have announced their decisions to leave MISO and join Alliance. A map of the territory covered by Alliance is shown in Exhibit 1-18 and members of MISO are shown in Exhibit 1-19.

      On September 16, 2000 the Alliance RTO submitted a compliance filing in response to the conditions FERC imposed on orders from December 1999 and May 2000. This filing includes a zonal rate for all transactions that deliver power within the Alliance and a "postage stamp" rate for all others that deliver power out of Alliance service territories.


--------------------------------------------------------------------------------
                                       41                  [LOGO] ICF CONSULTING

                                  Exhibit 1-18
                    Original Membership in the Alliance ISO

                                      [MAP]

                                  Exhibit 1-19
                     Original Membership in the Midwest ISO

                                      [MAP]

Source: www.midwestiso.com


--------------------------------------------------------------------------------
                                       42                  [LOGO] ICF CONSULTING

      The Midwest ISO was conditionally approved by FERC in September 1998 and Alliance RTO in December 1999. As mentioned, many MISO members have since indicated intentions to withdraw from MISO and to join Alliance prompting FERC to intervene to stabilize the situation. This flux had continued for some time and has expanded to include issues relating to the formation of PJM West. On May 8, 2001, FERC issued an order on a settlement agreement between MISO and Alliance that included:

      o The creation of one super-regional rate area that combines the area of the Midwest ISO and the Alliance from the Dakotas to the Mid-Atlantic region;
      o An agreement for negotiations among the Midwest ISO, the Alliance RTO, and PJM for a joint "through-and-out" rate;
      o The approval of the withdrawals of Commonwealth Edison, Ameren, and Illinois Power from the MISO;
      o An Inter-RTO Cooperation Agreement between MISO and Alliance that includes the development of protocols and procedure for coordinated transmission planning, coordinated security operations, determination and coordination of available transfer capability
            (ATC), a cohesive congestion management approach, independent market monitoring, one-stop shopping facilitation, compatible real-time balancing markets, generation interconnection standards and compatible business practices.

Historical Prices - WSCC

      Historically, the Arizona/New Mexico and the Pacific Northwest, including Montana marketplaces have had relatively low costs of producing energy. The Pacific Northwest, in particular, has very low variable fuel costs due to the large amounts of hydro resources combined with significant low variable cost coal capacity, while Arizona/New Mexico has low variable costs of incremental output due to the high amount of installed nuclear and coal capacity.

      Wholesale prices in the west, as measured by the Power Markets Week Index, had been low but increasing moderately over the 1996-1999 period, and have been highly volatile in the summer months of 2000, and have had continued high trends since. For example, the average year-to-date price in AZ/NM has been nearly $40/MWh significantly above levels experienced in recent years.

      Exhibit 1-20 illustrates the extent of the recent power price volatility in the West. As indicated, power prices maintained a narrow band through the late spring of 2000 and have since experienced a much wider band with weekly prices that vary by nearly $1,000/MWh on the worst occasions.

      Exhibit 1-21 provides the trend in the average annual pricing since Power Markets Week indices began in 1996. Prices were extremely low in the mid-1990s, demonstrating an upward trend through 1999 before exploding in 2000.


--------------------------------------------------------------------------------
                                       43                  [LOGO] ICF CONSULTING

                                  Exhibit 1-20

  Historical On-Peak Prices Indices (Palo Verde/Four Corners/COB/Mid Columbia)

                                     [GRAPH]

                                  Exhibit 1-21
              Historical All-Hours Firm Power Prices (Nominal$/MWh)

---------------------------------------------------------------------------------------------
                 Average Weekly        Average Weekly      Average Weekly      Average Weekly
                Index (Nominal $)     Index (Nominal$)     On-Peak Prices      On-Peak Prices
               Palo Verde & Four          COB/Mid-          Palo Verde &          COB/Mid-
Year                Corners               Columbia          Four Corners          Columbia
---------------------------------------------------------------------------------------------
1996                 15.18                   14.22               18.75               15.54
---------------------------------------------------------------------------------------------
1997                 18.71                   16.06               24.91               17.33
---------------------------------------------------------------------------------------------
1998                  2.70                   25.42               28.89               27.06
---------------------------------------------------------------------------------------------
1999                 25.06                   26.84               30.82               28.59
---------------------------------------------------------------------------------------------
2000                 86.82                  126.48              112.85              134.27
---------------------------------------------------------------------------------------------
2001 YTD(1)         184.34                  276.75              227.23              286.16
---------------------------------------------------------------------------------------------

1   As of May 21, 2001.

Source: Power Markets Week.

Market Structure

      Retail deregulation is occurring at varying rates across the United States. Exhibit 1-22 indicates the current status of deregulation. The PPL operating territories are generally among the most advanced in the United States. The consequences of retail access on wholesale power prices include:


--------------------------------------------------------------------------------
                                       44                  [LOGO] ICF CONSULTING

      o Increased Liquidity and Risk Management. More buyers will be available to competitors and seeking protection from risks.

      o Increased transparency and investor confidence. New entrants, including both marketers and developers of new generating facilities, will emerge as confidence in the new market grows.

      o Generator Rationalization. Some changes will occur once plants are out of the rate base. However, major changes may be deferred.

      o Demand-Side Effects. Retail customers will likely see higher and more volatile peak prices and will attempt to reduce their consumption in response. However, this will be slowly phased-in and offset by lower retail power prices. On net, our forecast of peak load growth is lower than historical growth rates.


--------------------------------------------------------------------------------
                                       45                  [LOGO] ICF CONSULTING

                                  Exhibit 1-22
                  National Deregulation Status as of July 2000

                                      [MAP]

                   Source: Energy Information Administration

PJM

      Within PJM, most states have adopted retail access. The market players are quickly adapting operations to supply these states appropriately under the deregulated environment. Among the states in PJM, restructuring in Pennsylvania has been the most successful in the U.S. in terms of the number of customers choosing alternative generation suppliers. New Jersey has also had some success with roughly 13.5 percent of the power load in the state supplied by alternative retail suppliers since 1999.

      Maryland, Delaware, Virginia and DC are at slightly less advanced stages. Maryland passed restructuring legislation in April 1999. The legislation allows retail access over a 3-year phase-in period beginning in July 2000 with a third of customers, another third by 2001, and all by 2002. Customer choice began in July 2000 for IOU customers, and will start in 2001 for SMECO customers. Delaware has passed restructuring legislation, with retail competition starting in October 1999. Phase-in of retail access started in 1999 for large industrial consumers, in February 2000 - for consumers with over 300 kW demand, and in August 2000 - for all small consumers. Virginia also passed legislation, calling for full retail access by 2004, mandatory ISO and PX. Virginia Power started its first pilot program in 2000.

NEPOOL

      The ISO New England is structured as a centralized utility industry controlled power exchange like the California ISO, NYPP, and PJM. However, unlike California, NEPOOL has an


--------------------------------------------------------------------------------
                                       46                  [LOGO] ICF CONSULTING

ICAP market, thus making it most similar in some respects to the neighboring PJM and New York ISOs. The ISO also currently administers several products such as energy, ICAP and four ancillary service markets, which provide the entire system requirements for these services.

      FERC has recently approved a major market redesign for the New England ISO, which will be implemented over 2001-2002. The new design elements included:

      o Proposed Congestion Management System (CMS) based on locational marginal prices (similar to the system employed in the NY and PJM
            ISOs). Under the CMS, the ISO would establish a two-settlement system which calls for a day-ahead market and real-time market for energy and ancillary services.

      o A three-part bid mechanism for the ancillary services market. The more flexible system will allow generators to meet load requirements at a minimum cost.

      o Termination of installed capacity (ICAP) auction market effective August 2, 2000.

WSCC

      The WSCC markets are among the most advanced in enacting legislation pursuing deregulation of the power markets. In general, the WSCC markets are also at the forefront in developing institutional frameworks to support market liquidity. Pricing indices from Power Market Weeks exist for several points in the WSCC region, mostly concentrated on the coastal markets. Large areas of the WSCC, such as the Eastern NWPP region and the RMA region, do not have associated indices.

      The AZ/NM market is one of the most liquid in the U.S. and has been influenced heavily by California markets where deregulation and competition first occurred in the country.

      There are several functioning markets within the AZ/NM region:

      o There is a functioning futures market at the Palo Verde switchyard in Arizona, the most important mechanism in the region for bulk power sales. Palo Verde is the nations largest nuclear plant and is close to California, with much of the capacity owned by California utilities. From this switchyard there is a large volume of business into California.

      o Three spot market price indices are published, including Palo Verde (Arizona) and Four Corners (New Mexico) and Mead (Nevada).

      o There is a significant over-the-counter market. The AZ/NM marketplace is a net exporter to California, and the California PX has increased the liquidity and volume of transactions.

      Liquidity may vary even for regions with existing price indices. This is due to the variance in trade volumes across pricing points. For example, the Palo Verde Index is may be more liquid than the Four Corners Index.

      In addition, the California marketplace is more advanced and has a number of formal interchange systems:


--------------------------------------------------------------------------------
                                       47                  [LOGO] ICF CONSULTING

      o The California Independent System Operator (ISO) and wholesale Power Exchange (PX) began functioning on April 1, 1998. The ISO controls the high-voltage transmission lines of Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E) and Southern California Edison (SoCalEd).

      o The California Power Exchange (PX) provides a marketplace where trading is facilitated through an electronic auction, establishing a clearing price for each hour of the following day.

      o The California ISO is responsible for system transmission and reliability, it manages ancillary services and real-time energy markets to facilitate its system dispatch function. When congestion occurs on those high-voltage power lines, it also facilitates a computerized congestion management market where capacity on the system is bought and sold.

      o There are three energy markets in California: the PX Day Ahead Market, the PX "Day-Of" Market, and the ISO Real-Time Imbalance Energy Market.

      The Montana market is not liquid as such, no reliable pricing information is available. The best index available is Mid-Columbia. The marketplace pricing is historically dominated by coal due to the regions close proximity to the Powder River Basin (PRB). Indeed, northern PRB is in Montana.

      In general, the ICF modeling construct captures the full value of the non-energy products in the capacity price.


--------------------------------------------------------------------------------
                                       48                  [LOGO] ICF CONSULTING

                                   CHAPTER TWO
                        THE PJM REGIONAL WHOLESALE MARKET

--------------------------------------------------------------------------------

Introduction

      PPL's home territory is the PJM wholesale power marketplace, and hence, the PPL generation fleet is concentrated there. This fleet is comprised of several large baseload coal stations, one nuclear station and significant amounts of hydro and peaking capacity. PPL is expanding its position in PJM with the ongoing development of new, highly efficient gas-fired combined cycle at Lower Mount Bethel.

      The PPL Facilities are concentrated in western PJM sub-region. However, the Facilities have extremely good access to the other PJM markets as well as the marketplaces such as the newly announced PJM West, Alliance RTO, and other parts of ECAR and MAIN. This provides diversification benefits since it is unlikely that all markets will be equally priced under all circumstances.

PJM History and Background

      The Pennsylvania-New Jersey-Maryland Interconnection (PJM) encompasses all of New Jersey, Delaware, and the District of Columbia, the majority of Maryland and Pennsylvania, and the Delmarva Peninsula area of Virginia. PJM also makes up the Mid-Atlantic Area Council (MAAC), a North American Reliability Council sub-region. Most recently, two companies APS and Duquesne announced plans to form an entity PJM West. This would be the most significant change to the size of the PJM market in decades. As mentioned, the new PJM West is different from, and geographically further to the West of the ICF PJM west region (see below).

      PJM has a unique history; it was the largest centrally dispatched multi-utility electric system in North America. Historically, PJM operated as a tight pool with central dispatch under terms of a 1956 Interconnection Agreement. Under the old PJM pricing structure, utilities offered to buy and sell electricity at bid and ask prices set equal to costs determined using government cost accounting systems. PJM used these prices to determine dispatch and clearing prices. The clearing prices were based on a split-savings approach which was designed to be fair. It also roughly approximated the outcome of a situation in which there were only a few players each with some market power. This history of complex centralized coordination facilitated the rapid development of a highly integrated regional transmission structure. The old central dispatch structure was replaced on January 1, 1998 when the PJM Interconnection became the first operational Independent System Operator (ISO) in the U.S. The PJM ISO is responsible for the operation and control of the bulk electric power system throughout PJM.

      PJM has traditionally been comprised of 10 major investor owned systems, one holding company, and several municipal and cooperative system associate members. The major investor-owned utilities include GPU (with Pennsylvania Electric, Metropolitan Edison and Jersey Central Power and Light as the main GPU operating companies), Public Service Electric and Gas (PSE&G), Philadelphia Electric Company (PECO), Pennsylvania Power and Light (PP&L), Baltimore Gas and Electric (BG&E), Potomac Electric Power Company (PEPCO), and Conectiv


--------------------------------------------------------------------------------
                                       49                  [LOGO] ICF CONSULTING

(a merger of Atlantic City Electric Company and Delmarva). The service territories for these utilities and other smaller utilities are illustrated in
Exhibit 2-1.

      However, recent or planned power plant divestitures involving three of the main companies - GPU, Conectiv, and PEPCo - have introduced new players to the generation sector. GPU has essentially completed its removal from the generation business through the sales of Oyster Creek Homer City, Three Mile Island, Seneca, and the remainder of its fossil-fueled and hydroelectric assets. The assets were acquired by several companies including; Edison Mission Energy, AmerGen, FirstEnergy, and Sithe. In addition, Conectiv has auctioned 2,200 MW of nuclear and non-strategic baseload fossil generation assets with assets going to NRG. PEPCO's auction of it's generation fleet was won by Southern Company in early 2000.

                                   Exhibit 2-1
          Major Participants in PJM - ICF Defined Transmission Regions

                                   [GRAPHIC]

                        Note: PJM does not include Allegheny or Duquesne who have recently announced their intention to join the newly formed PJM West ISO.

Transmission Within PJM

      PJM has an extensive internal transmission network and backbone of 500 kV lines. Nonetheless, PJM experiences some internal transmission constraints. These constraints can be tight enough to cause internal price differences, primarily between the West and the East. The predominant power flow has historically run west to east as capacity deficient PJM East is fed power by capacity long PJM West.


--------------------------------------------------------------------------------
                                       50                  [LOGO] ICF CONSULTING

                                   Exhibit 2-2
                        PJM Intra-Regional Transmission

                                      [MAP]

      Historically, energy purchases by PJM East had been large from PJM West and ECAR. More recently, PJM West has had high volumes of energy sales out of the PJM system into ECAR, especially in the super-peak period. The high prices obtainable through sales to ECAR are more attractive than sales to PJM East, resulting in PJM East looking to purchase power from other neighboring regions.

      PJM handles internal transmission constraints in a unique manner. In an attempt to use a market approach to reflect internal PJM transmission congestion, PJM has implemented what is known as a locational marginal pricing
(LMP) scheme. Under this approach, there is a price for each of PJM's 1,744 nodes. The goal has been to capture all possible price differences in the grid by determining a separate hourly price for each node. The key is the integration of a centralized pricing function with transmission constraints.

      To date, relatively few large differences have been observed across most nodes. In fact, PJM itself is moving towards the use of averages. For example, the PJM West Hub(8) is an average of about 200 nodes and is now the focal point for trading and proposed future contracts. In this study, these constraints are modeled by dividing PJM into three principal sub-regions, East, West, and South as shown in Exhibit 2-2. This is done because it would be impractical to model 1,744 PJM nodes, and other regions, simultaneously for many years. In particular, it is impractical for the simulation to address expectation about future years which are needed to address capacity expansion, retirements, environmental compliance and plant upgrade.

Transmission With Neighboring Regions

      PJM is part of the integrated and synchronized Eastern Interconnect in the U.S. Direct links exist with the surrounding regions of NYPP, VACAR, and ECAR as shown in Exhibits 2-3 and 2-4. Historically, PJM has been a net importer of low cost power from ECAR, i.e., coal-by-wire. However, the tight capacity situation in the Midwest has reversed this position and PJM has recently become a power exporter to ECAR.

----------
8   A subset of the ICF characterization of PJM West.


--------------------------------------------------------------------------------
                                       51                  [LOGO] ICF CONSULTING

                                   Exhibit 2-3
              Eastern Interconnect Total Transfer Capability (GW)

                                      [MAP]

                                   Exhibit 2-4
                      Total Regional Imports and Capability

---------------------------------------------------------------------------------------
                 Approx.        Key AC Interconnections
                  2001        -------------------------
                Forecast                                        Total        Approx.
                  Peak                       Capability      Capability     Percent of
Region            (GW)          Region          (GW)            (GW)         Peak (%)
---------------------------------------------------------------------------------------
                                 ECAR            3.0
PJM                52            NYPP            0.4            7.0             14
                                 VACAR           3.6
---------------------------------------------------------------------------------------
PJM                            PJM East          2.0
West               13          PJM South         2.4            7.4             57
                                 ECAR            3.0
---------------------------------------------------------------------------------------

Source: ICF Consulting.

      With the favorable interconnections, it is important to note that even if one region is temporarily overbuilt, generation owners can take advantage of transfer capabilities in the well connected portions of the Eastern Interconnect and export firm capacity to neighboring regions. This reduces the likelihood that overbuilding of power plants would result in greatly lowered capacity prices since excess capacity could be absorbed by the neighboring regions to the extent transmission capabilities exist.


--------------------------------------------------------------------------------
                                       52                  [LOGO] ICF CONSULTING

Capacity and Generation Mix

      PJM is long on base load capacity (combination of nuclear and coal capacity), though PJM has more mid-load and peaking capacity than Midwest and regions such as ECAR. PJM coal and nuclear generation account for about 85 percent of total generation.

                                   Exhibit 2-5
                     PJM Capacity and Generation Mix - 1999

                Capacity                                 Generation

               [PIE CHART]                               [PIE CHART]

      Total Capacity = 57,703 MW               Total Generation = 254,370 GWh

Sources: Capacity taken from NERC ES&D 2000; generation derived from EIA Forms 759 and 900. Note, capacity and generation data may not be fully consistent, but do serve as a proxy for actual regional totals.

      Although PJM has less oil/gas steam capacity than New York or New England, the oil/gas units do set the marginal price in some hours. In addition, since these units are located primarily in Eastern PJM, they tend to increase LMPs in this sub-region during periods of congestion.

      PJM also has a relatively heavy reliance on generation from Independent Power Producers (IPPs), accounting for about 8 percent of capacity and almost 10 percent of the total generation. Although IPPs are spread throughout PJM, about two-thirds of the total are located in and supply power to Eastern PJM.

      The capacity mixes of PJM East and PJM West differ significantly. In PJM West coal makes up a larger percentage of the total capacity mix, approximately 60 percent. Conversely, generation capacity in PJM East is more predominantly oil/gas steam. Further, PJM West has direct access to coal imports from neighboring ECAR and PJM-South has direct access to coal power in VACAR. PJM East does not have access to similarly cheap coal imports, except from PJM West. This creates a potentially interesting congestion consequence - an inability to displace PJM East oil/gas power with coal power from PJM West.

Supply and Demand Balance

      PJM is a summer peaking system with approximately 52 GW of peak demand. This is roughly comparable in size to ERCOT and California and more than twice the size of NEPOOL. Exhibit 2-6 summarizes the historical trend in peak demand and energy in PJM.


--------------------------------------------------------------------------------
                                       53                  [LOGO] ICF CONSULTING

                                   Exhibit 2-6
             Historical Peak Demand and Energy Growth Rates in PJM

-----------------------------------------------------------------------------------------------
                                              Peak Demand    Energy Demand        Interruptible
             Year                                (MW)             (GWh)            Load(1) (MW)
-----------------------------------------------------------------------------------------------
             2000                               52,350           261,499(2)            1,881
-----------------------------------------------------------------------------------------------
             1999                               51,645           255,741               2,181
-----------------------------------------------------------------------------------------------
             1998                               48,397           249,247               2,298
-----------------------------------------------------------------------------------------------
             1997                               49,406           243,649               2,239
-----------------------------------------------------------------------------------------------
             1996                               44,302           243,328               2,014
-----------------------------------------------------------------------------------------------
             1995                               48,524           242,797               1,970
-----------------------------------------------------------------------------------------------
             1994                               45,992           238,061               1,845
-----------------------------------------------------------------------------------------------
             1993                               46,429           235,664               1,571
-----------------------------------------------------------------------------------------------
             1992                               43,622           225,906               1,449
-----------------------------------------------------------------------------------------------
             1991                               45,870           228,236               1,388
-----------------------------------------------------------------------------------------------
             1990                               42,544           220,772               1,184
-----------------------------------------------------------------------------------------------
             1989                               41,556           223,642                934
-----------------------------------------------------------------------------------------------
             1988                               43,073           218,383                929
-----------------------------------------------------------------------------------------------
             1987                               40,526           206,756                N/A
-----------------------------------------------------------------------------------------------
             1986                               37,527           197,056                N/A
-----------------------------------------------------------------------------------------------
Historical Annual Average Growth Rates (%)
-----------------------------------------------------------------------------------------------
         1990 - 2000                              2.1              1.7
-----------------------------------------------------------------------------------------------
         1989 - 1999                              2.2              1.4
-----------------------------------------------------------------------------------------------
         1988 - 1998                              1.2              1.3
-----------------------------------------------------------------------------------------------
         1987 - 1997                              2.0              1.7
-----------------------------------------------------------------------------------------------
         1986 - 1996                              1.7              2.1
-----------------------------------------------------------------------------------------------
       Simple Average
-----------------------------------------------------------------------------------------------

1   Interruptible load is estimated value from NERC ES&D first year forecast.
2   Peak and energy values from PJM Load Forecast Report, February 2001.

Source: NERC ES&D, unless otherwise noted.

      PJM load and energy requirements have been growing at a lower rate relative to the U.S. average - on average between 1.5 and 2.0 percent over the last ten to fifteen years. Similar to other regions, very little capacity had been added since the early 1990s until most recently. It is very close to being in demand and supply balance (see Exhibit 2-7). Interest from developers within PJM had lagged behind that in neighboring regions. However, PJM has recently received considerable interest in terms of potential new construction. Approximately 7 GW of new capacity has been announced, although only approximately 15 percent or so of these announcements have actually materialized in terms of permitting and actual construction.


--------------------------------------------------------------------------------
                                       54                  [LOGO] ICF CONSULTING

                                   Exhibit 2-7
                  Forecast PJM Supply and Demand Balance, 2001

--------------------------------------------------------------------------------
           Demand for Gigawatts                       Supply of Gigawatts
--------------------------------------------------------------------------------
Peak Demand(1)                 52.4          Existing Capacity(2)          58.8
--------------------------------------------------------------------------------
Interruptible/
Controllable Load(1)            1.9          Net Firm Exports(2)            0
--------------------------------------------------------------------------------
Net Peak Demand                50.5          Inoperable Capacity(1)         0
--------------------------------------------------------------------------------
Reserve Margin 19.0%(2)         9.6          New Builds(3)                  1.5
--------------------------------------------------------------------------------
Total Need                     60.1          Total Supply                  60.3
--------------------------------------------------------------------------------
                        Expected Reserve Margin (%): 19.4
--------------------------------------------------------------------------------
                             Surplus Gigawatts: 0.2
--------------------------------------------------------------------------------
1   Source: 2000 PJM Load Forecast; ICF assumed growth rate.
2   ICF Estimate
3   Units under construction expected to be available by July 2001.

PJM Evolving Market Structure

      The PJM market has several well defined products which overlap directly with the ICF energy and capacity products. As mentioned, the ICF modeling methodology is directly applicable to multiple market constructs including bilateral or highly structured markets. Exhibit 2-8 illustrates the PJM product layout correspondence to the ICF modeling representation.

                                   Exhibit 2-8
                               PJM Product Overlap

--------------------------------------------------------------------------------
       PJM Product Market                              ICF Modeling
--------------------------------------------------------------------------------
             LMP(1)                                     Energy(1)
--------------------------------------------------------------------------------
        Capacity Credit
--------------------------------                      Pure Capacity
    Firm Transmission Rights
--------------------------------------------------------------------------------
1 Actual LMPs have historically reflected capacity value in addition to energy value, although by definition, it is an energy only product.

Energy - LMP

      The market-clearing price in the PJM energy market is based on Locational Marginal Prices (LMP). The PJM approach represents the most complex, but economically efficient, means for managing transmission congestion. Over 1,700 nodes exist. LMPs are the marginal cost of supplying the next increment of electric power demand at a specific location (node) on the electric power network, taking into account both generation marginal cost and the physical congestion of the transmission system.

      LMPs are:

      o     Based on actual flow of energy

      o Based on the actual system operating conditions when the transmission system is unconstrained, LMPs are equal at all locations


--------------------------------------------------------------------------------
                                       55                  [LOGO] ICF CONSULTING

      o     Under constrained conditions, LMPs vary by location.

      Alternative congestion management approaches are used in California, New York, and New England. California uses a zonal approach and New England conducts redispatch and spreads these redispatch costs across all market participants. New York has recently moved to a system very similar to PJM's using a nodal pricing method based on Locational Based Marginal Prices (LBMP).

Capacity

      The PJM Capacity Credit is currently the most active capacity market in the U.S., and is the only market which trades capacity on a day-ahead basis. Although the PJM capacity credit is similar to the New England installed capacity (ICAP) and New York capacity markets, the PJM capacity market is more active and has had non-zero market clearing prices. The PJM Capacity Credit Markets operate on a daily or a monthly basis.

      o In the daily auction, one load-serving entity (LSE) would offer to sell a credit for generation capacity for a particular day at a particular price (Sell Offer). Another LSE would offer to buy the daily capacity credit (Buy Bid).
      o In the monthly market, an LSE would make a Sell Offer for a credit for generation capacity for a particular month of the following twelve months at a particular price. Another LSE would make a Buy Bid for a monthly capacity credit.

      After receiving all the Sell Offers and Buy Bids, the PJM-Office of the Interconnection ranks the Sell Offers from the lowest to the highest, and ranks the Buy Bids from the highest to the lowest. The market-clearing price is the price at which the next (or marginal) Sell Offer is equal to or less than the next (or marginal) Buy Bid. All sellers of generation capacity credits in this auction receive the market-clearing price. An LSE that does not meet its obligation under the Reliability Agreement must pay a fixed capacity deficiency charge.

      After June 1, 1999, when the Reliability Assurance Agreement commenced, the basis for capacity obligation changed. Prior to June, the installed capacity obligations of each utility in the PJM Interconnection Agreement were in place. After June 1, the capacity obligation changed to an unforced capacity basis. Unforced Capacity is defined as installed capacity rated at summer conditions that is not on average experiencing a forced outage or forced derating, calculated for each Capacity Resource on a rolling 12-month average (which shall be updated each month for the 12 months ending two months prior to the billing month) without regard to the ownership of or the contractual rights to the capacity of the unit.

Transmission

      FTRs are credits, associated with specific Points of Injection (POI) and Points of Withdrawal (POW), that protect the holder against any transmission congestion charges that may be incurred due to LMP price differences. The holder is entitled to a stream of revenues or charges based on the hourly energy price differences. FTRs were designed to complement LMP and to provide PJM market participants with a method for price certainty when moving energy across the PJM system. FTRs may be purchased by any PJM transmission customer and may be traded separately from the transmission service, either bilaterally or through an auction process.


--------------------------------------------------------------------------------
                                       56                  [LOGO] ICF CONSULTING

FTR auctions are held once a month and each auction consists of an on-peak and off-peak auction.


--------------------------------------------------------------------------------
                                       57                  [LOGO] ICF CONSULTING

                                  CHAPTER THREE
                      THE WSCC REGIONAL WHOLESALE MARKETS

--------------------------------------------------------------------------------

Introduction

      Although PPL has historically had operations centralized in PJM, they have recently expanded operations into western U.S. power marketplace regions. PPL owns generating stations in Montana and Arizona. The western markets offer significant diversity from eastern areas for several reasons, primarily because the Western Systems Coordinating Council (WSCC) is not synchronized with either the Eastern Interconnect or ERCOT, and hence, transmission into these other interconnects is relatively limited.

                                   Exhibit 3-1
            WSCC Regional Division - ICF Defined Transmission Regions

                                   [MAP]


--------------------------------------------------------------------------------
                                       58                  [LOGO] ICF CONSULTING

      WSCC is the single largest NERC region in geographic terms. It is a synchronized, highly interconnected area that includes most of the contiguous United States west of the Mississippi River, British Columbia and Alberta. This area contains over 150,000 MW of installed generating capacity. In comparison, a large single reliability council in the Eastern Interconnect, SERC, peaks at roughly 137,000 MW.

      Although the largest single NERC region, the WSCC is much smaller than the Eastern Interconnect, the comparable power grid interconnection in the east. The WSCC is also distinguished by large amounts of regional hydro resources combined with significant subregional load diversity (winter peaks in the Northern WSCC regions and summer peaks in the Southern WSCC areas). The transmission grid within the WSCC was largely designed to take advantage of the availability of low cost hydroelectric power in the northwest, and the load diversity across the WSCC. For example, to take advantage of both these characteristics, very large long distance lines were built to distribute available power from the northwest, particularly to California. Relative to the Eastern Interconnect, energy trading within WSCC is extensive, and power flows between sub-regions are enormous. The transmission capabilities and load diversity are captured in ICF modeling.

Market Structure - Participants

                                   Exhibit 3-2
                      WSCC Historical Market Participants

                                      [MAP]

The Arizona/New Mexico marketplace includes all of Arizona, most of New Mexico, and a small portion of western Texas. The market is largely comprised of public entities and also includes approximately three dozen cooperative and municipal systems. The major investor


--------------------------------------------------------------------------------
                                       59                  [LOGO] ICF CONSULTING
owned utilities include Arizona Public Service, Tucson Electric, Public Service of New Mexico, El Paso Electric, Texas-New Mexico Power, and Citizen's Utilities. Public Service of New Mexico recently announced plans to acquire Western Resources. The acquisition would give them stronger links to the eastern SPP markets. The individual entities in the marketplace do not coordinate activities as they would in a tightly dispatched power pool such as occurs in California. Despite this loose market structure there is an active energy market in the region. Additional liquidity results from the strong California interconnects; several larger coal and nuclear units are owned by California utilities and there are extensive transfers into California.

      The Montana region covers most of the state of Montana with the exception of the far northwestern corner which is considered part of the Pacific Northwest. The single largest player in this market has been Montana Power Company although Bonneville Power Administration (BPA) also supports some load in the region.

      Directly to the west of the Montana region is the Pacific Northwest. Within PacNW, BPA, Portland General Electric and Pacific Gas and Electric are the largest players, although several other entities such as Puget Sound Power and Light, Washington Water Power Company, and Idaho Power Company are active players supporting regional load. PacNW is dominated by hydroelectric resources. It is well interconnected with British Columbia to the North and California to the South. The strong interconnections were designed to allow California to take advantage of the availability of low east hydro resources in the northern areas, and to allow both areas to benefit from both seasonal and diurnal load diversity.

Transmission Within WSCC

      Exhibit 3-3 summarizes the average total transfer capability among the major power markets in the WSCC.


--------------------------------------------------------------------------------
                                       60                  [LOGO] ICF CONSULTING

                                   Exhibit 3-3
                      WSCC Total Transfer Capability (GW)

                                      [MAP]

Source: 1998 WSCC Path Rating Catalog; Power Pool of Alberta

      As mentioned earlier, WSCC has very strong interconnections across regions. The capacity between regions is highly dynamic and varies greatly on an hourly, daily, and seasonal basis. Transmission activity reflects existing base transfer levels based primarily on firm contracts, unit performance, system load levels, and transmission grid performance.

      The primary interconnections between Arizona/New Mexico and neighboring systems consist of:

      o     Four 500 kV interconnections with Southern California;
      o     Two 345 kV interconnections with The Rocky Mountain Power Authority;
      o     One 345 kW interconnection with the Southwest Power Pool.

      Transfers are constrained between Arizona and California during high demand periods with insufficient transfer capability to meet demand levels in California. Over time, as demand increases in Arizona/New Mexico such that less generation is available for export, the constraint should become less significant in determining regional pricing.

      Montana Region has connections with 4 regions:

      o Its largest connection is with the Pacific Northwest with about 2,200 MW to PACNW through BPA. Transmission flows in the peak periods are generally through PACNW to California although flows may be reversed in non-peak hours.
      o     Its smallest tie is directly to the Rocky Mountain Area.
      o Its ties to NWPP-East are through a very thin transmission system in Wyoming.


--------------------------------------------------------------------------------
                                       61                  [LOGO] ICF CONSULTING

      o It has limited connection to the Eastern Interconnect through MAPP. PacNW is among the regions with the greatest interconnect capability. The primary interconnections between PacNW and neighboring regions include:

            - An AC interconnection to Montana through BPA allowing for roughly 1.2 GW of exports and 2.2 GW of imports
            - A major DC interconnection to Southern California, allowing for approximately 3.1 GW of plan in either direction
            - A large connection to British Columbia to the North. In general, this allows for even greater available megawatts to move south
            -     A large 5 GW export capability to Northern California
            -     A significant interconnection to NWPP-East with approximately
                  2.4 GW in import capability, allowing for flows into PacNW and to California with a 1.2 GW export capability which supports reversed flows in the off-peak.

Intra-Regional Transmission

      The utilities within the Arizona/New Mexico system are interconnected via a high voltage system made up of 500 kV and smaller lines. These are illustrated in Exhibit 3-4. The internal power flow within the Arizona/New Mexico region is very significant and includes several important transmission sub-systems. Relative to the rest of the WSCC, the Arizona/New Mexico region has very high import and export capabilities. The region can meet approximately 25 percent of its peak demand through imports and has the capability to export nearly 60 percent of its peak demand. This discrepancy in import/export ability is largely due to the abundance of export capability to Southern California.

      A group of nine southwestern utilities, in coordination with other interested parties, are forming the Desert Southwest Transmission and Reliability Operator (Desert Star). Desert Star will be configured into 10 zones, simulating the service areas of the 10 largest utilities in AZ/NM. Transmission charges will include an access fee component that varies depending on which zone is being entered, but there is no pancaking of transmission charges within Desert Star. The largest peak/off peak spread would be 2:1, with additional charges for losses and transmission congestion.


--------------------------------------------------------------------------------
                                       62                  [LOGO] ICF CONSULTING

                                   Exhibit 3-4
                 Arizona/New Mexico Intra-Regional Transmission

                                      [MAP]

      As seen in Exhibit 3-5, a 500kV support line runs East-West across the state of Montana. This line allows to the western regions to the low cost coal units located in the PRB area. This large transmission capability is supplemented by smaller localized lines. Similarly, in PacNW, an array of 500 kV and 345 kV lines exist to supplement local and through transmission flows.


--------------------------------------------------------------------------------
                                       63                  [LOGO] ICF CONSULTING

                                   Exhibit 3-5
                 Montana and PacNW Intra-Regional Transmission

                                      [MAP]

Capacity and Generation Mix

      The capacity mix in AZ/NM is diverse. Significant fractions of total installed capacity comes from coal, nuclear, hydro, combined cycles, turbines, oil/gas steam units, and pumped storage. Coal, nuclear, and hydro have been the main components of the capacity and generation mix and are expected to remain as such. The generation on the margin - i.e., the price setting plants - was traditionally dominated by conventional oil or gas steam but this has recently changed to turbines. A further change is expected as these turbines are replaced by lower cost combined cycle units. Infra-marginal capacity includes hydro and long-term hydro imports, coal, nuclear, and oil/gas steam.

      The baseload low variable cost capacity in AZ/NM is dominated more by hydro, nuclear, and particularly coal capacity. The Palo Verde nuclear unit (3,684 MW) in Arizona is the largest in the U.S., and the region also has several large hydro units, including Glen Canyon and the Hoover units. The dependence on these units is expected to decrease as combined cycles are built to replace high cost older plants. AZ/NM does not rely to any large extent on independent power producers (IPP's).

      With the retirement of the existing nuclear facilities and the construction of new gas-fired facilities, the region is expected to become increasingly tied to gas. Since 1999, nearly two GW of new gas-fired capacity has either come on-line or is expected to be operational by the end of 2001. The ICF forecast also calls for a number of gas-fired units to be added over the time horizon.


--------------------------------------------------------------------------------
                                       64                  [LOGO] ICF CONSULTING

      Generation reflects the utilization of available capacity. Typically, lower variable-cost resources will have higher utilization, and consequently, a larger share of the generation mix relative to their share of total capacity. The nuclear and coal steam generators are low-variable-cost, base-load resources, and that explains why their share of generation is larger than their share of capacity. Conversely, combustion turbines are a high-variable-cost resource and their share of generation is 3 percent in AZ/NM despite comprising 10 percent of installed capacity. The most recent regional generation data available from NERC is from 1997. Since then, a number of gas-fired units have been planned or have begun operating, further altering the capacity and generation mixes towards gas units. As a proxy for more recent historical values, ICF has estimated the total capacity and generation mixes for 1999. These values are shown in Exhibit 3-6 and should be considered representative only.

                                   Exhibit 3-6
    Arizona/New Mexico Historical Regional Capacity and Generation Mix - 1999

              Capacity                              Generation

             [PIE CHART]                            [PIE CHART]

     Total Capacity = 15,970 MW            Total Generation = 74,466 GWh

Sources: Capacity mix from NERC EDS&D 2000; generation derived from EIA Forms 759 and 900. Note, capacity and generation data may not be fully consistent, but do serve as a proxy for actual regional totals.


--------------------------------------------------------------------------------
                                       65                  [LOGO] ICF CONSULTING

                                   Exhibit 3-7
              Montana Regional Capacity and Generation Mix - 1999

              Capacity                              Generation

             [PIE CHART]                            [PIE CHART]

      Total Capacity = 3,211 MW            Total Generation = 27,610 GWh

Sources: Capacity from ICF proprietary IPM database; generation derived from EIA Forms 759 and 900. Note, capacity and generation data may not be fully consistent, but do serve as a proxy for actual regional totals.

      Montana is dominated by coal units accounting for roughly 71 percent of the total capacity in the region. Hydroelectric capacity accounts for most of the remaining capacity, with roughly 26 percent of the total. Montana has excess supply over current internal load levels. Given the low cost of the coal and hydro units, much of the excess is actually operated and dispatched for export purposes.

                                   Exhibit 3-8
                PacNW Regional Capacity and Generation Mix - 1999

              Capacity                              Generation

             [PIE CHART]                            [PIE CHART]

      Total Capacity = 39,337 MW          Total Generation = 225,699 GWh

      PacNW is dominated by hydroelectric resources as seen in Exhibit 3-8. The low cost hydro resources tend to make PacNW a conduit to other WSCC regions.


--------------------------------------------------------------------------------
                                       66                  [LOGO] ICF CONSULTING

                                   Exhibit 3-9
                    Hydro Share of Total Generation by Region

                                     [GRAPH]

Source: EIA-759 (1999) and EIA-900 (1999)

      To emphasize the importance of hydro in the Northwest, a comparison of hydro generation is seen in Exhibit 3-9. NWPP is roughly triple that of California in reliance on hydro resources as measured as a share of total generation.

Supply and Demand Balance

      AZ/NM is a relatively small marketplace compared to other WSCC markets, particularly neighboring California. With approximately 16 GW of peak demand, AZ/NM is less than one-third the size of California. Arizona does have very strong transmission links to California and much of the existing regional capacity is actually dedicated to serving California internal load. More recently, the market supply and demand balance has gotten tight and existing resources have been reserved to serve the Arizona/New Mexico market rather than the demand in California. As such, high demand periods in the Arizona/New Mexico markets could actually contribute to higher prices and price spikes in California. That is, the volatile levels in the Desert Southwest, in part, drive the pricing in the California markets.

      AZ/NM load and energy requirements have been growing at a significantly higher rate than the U.S. average - on average over 3.5 percent over the last 20 years. Similar to other regions, very little capacity was added during the 1990's. In recent years it has moved closer to being in supply/demand balance with continued demand growth. As such, high power prices have been apparent in the market and have triggered the interest of developers resulting in a number of announced capacity additions.


--------------------------------------------------------------------------------
                                       67                  [LOGO] ICF CONSULTING

                                  Exhibit 3-10
            Arizona/New Mexico Long-Term Annual Demand Growth Rates

--------------------------------------------------------------------------------
             Year                    Peak Demand (%)           Energy Demand (%)
--------------------------------------------------------------------------------
         1990 - 2000                       3.3                       N/A
--------------------------------------------------------------------------------
         1989 - 1999                       2.7                       2.8
--------------------------------------------------------------------------------
         1988 - 1998                       4.0                       3.5
--------------------------------------------------------------------------------
         1987 - 1997                       3.9                       3.8
--------------------------------------------------------------------------------
         1986 - 1996                       3.8                       4.4
--------------------------------------------------------------------------------
         1985 - 1995                       3.8                       3.8
--------------------------------------------------------------------------------
         1984 - 1994                       4.1                       4.5
--------------------------------------------------------------------------------
         1983 - 1993                       3.9                       4.5
--------------------------------------------------------------------------------
         1982 - 1992                       4.1                       3.3
--------------------------------------------------------------------------------
Rolling 10-year average from
             1979                          3.8                       3.9
--------------------------------------------------------------------------------

Source: NERC ES&D.

      As noted above, the long-term average growth in AZ/NM has been very strong at roughly 3.8 percent for peak demand. In comparison, the US average growth trends have been roughly 2.5 percent.

                                  Exhibit 3-11
        Arizona/New Mexico Historical Peak Demand and Energy Growth Rates

--------------------------------------------------------------------------------
              Peak Demand      Peak Demand     Energy Demand       Energy Demand
Year             (MW)            Growth (%)        (GWh)             Growth (%)
--------------------------------------------------------------------------------
2000            17,406(1)           9.1             N/A                  N/A
--------------------------------------------------------------------------------
1999            15,961             -3.7            80,538               -2.0
--------------------------------------------------------------------------------
1998            16,575              6.5            82,202               -1.9
--------------------------------------------------------------------------------
1997            15,557              3.1            83,758                5.7
--------------------------------------------------------------------------------
1996            15,087              3.6            79,247                7.5
--------------------------------------------------------------------------------
1995            14,566              4.2            73,746                2.0
--------------------------------------------------------------------------------
1994            13,985              7.1            72,299                5.8
--------------------------------------------------------------------------------
1993            13,057              0.8            68,332                3.1
--------------------------------------------------------------------------------
1992            12,956              9.0            66,296                3.6
--------------------------------------------------------------------------------
1991            11,892             -5.3            63,999                0.4
--------------------------------------------------------------------------------
1990            12,553              3.1            63,743                4.2
--------------------------------------------------------------------------------
1989            12,176              8.7            61,192                4.8
--------------------------------------------------------------------------------
1988            11,205              6.0            58,393                1.6
--------------------------------------------------------------------------------
1987            10,570              2.2            57,454               11.7
--------------------------------------------------------------------------------
1986            10,347              2.7            51,456                1.6
--------------------------------------------------------------------------------
1985            10,072              7.3            50,635                8.4
--------------------------------------------------------------------------------
1984             9,384              5.5            46,695                5.9
--------------------------------------------------------------------------------
1983             8,899              2.2            44,082               -7.7
--------------------------------------------------------------------------------
1982             8,707              N/A            47,741                N/A
--------------------------------------------------------------------------------
1     Calculated from WSCC 2001 Summer Assessment.

Source: NERC ES&D.

      Approximately 1.8 GW of capacity is expected to be on-line by the beginning of 2002. However, high demand growth in the region is expected to cancel out the effects of the new units. This is compounded by the effect of the imbalance in the California markets which are not expected to fulfill capacity requirements in the near-term. Any capacity shortfalls in California


--------------------------------------------------------------------------------
                                       68                  [LOGO] ICF CONSULTING
will likely increase prices in AZ/NM, and thus further increase the attractiveness of the region to developers.

                                  Exhibit 3-12
                  NWPP Historical Peak Demand and Energy Growth

--------------------------------------------------------------------------------
                 Year                   Peak Demand (MW)     Energy Demand (GWh)
--------------------------------------------------------------------------------
                 1999                        38,258                237,725
--------------------------------------------------------------------------------
                 1998                        42,606                232,807
--------------------------------------------------------------------------------
                 1997                        38,542                224,884
--------------------------------------------------------------------------------
                 1996                        39,147                230,508
--------------------------------------------------------------------------------
                 1995                        41,230                220,068
--------------------------------------------------------------------------------
                 1994                        37,145                219,573
--------------------------------------------------------------------------------
                 1993                        37,255                217,699
--------------------------------------------------------------------------------
                 1992                        38,904                215,782
--------------------------------------------------------------------------------
                 1991                        34,808                214,926
--------------------------------------------------------------------------------
                 1990                        40,935                212,717
--------------------------------------------------------------------------------
                 1989                        33,927                206,312
--------------------------------------------------------------------------------
                 1988                        38,945                198,092
--------------------------------------------------------------------------------
Historical Annual Average Growth Rate (%)
--------------------------------------------------------------------------------
      10 year rolling averages
             1983 - 1999                       1.5                   1.9
--------------------------------------------------------------------------------
Source: NERC ES&D

Note: Peak demand figures are winter demand.

      Winter peak demand growth rates in NWPP have been stable over the last 10 years, slightly stronger growth has occurred in the more recent past, particularly through 1998. Growth was stagnant in 1999.

                                  Exhibit 3-13
             Historical Demand Levels, Montana and PacNW versus NWPP

-----------------------------------------------------------------------------------
                   Montana(1)                PacNW          Northwest Power Pool(2)
             ----------------------------------------------------------------------
  Year       Winter Peak             Winter Peak              Winter Peak
               Demand      Energy      Demand     Energy        Demand     Energy
                (MW)       (GWh)        (MW)       (GWh)         (MW)       (GWh)
-----------------------------------------------------------------------------------
  1994          1,937      11,610      29,591     174,549       5,657      66,414
-----------------------------------------------------------------------------------
  1998          2,032      11,512      34,055     185,739       6,519      35,556
-----------------------------------------------------------------------------------
Average
Annual
Growth (%)       1.2        -0.2         3.2        1.4          3.2         1.4
-----------------------------------------------------------------------------------

1 Derived from FERC 714 filings for Montana Power Company (MPC) and Bonneville Power (BPA) adjusted for Montana load based on discussions with BPA staff, and EIA end-user sales reports.
2     NERC ES&D.

      Recent load growth in Montana has not been as strong as evidenced in other parts of WSCC. The larger Northwest Power Pool has grown at roughly 3.2 percent in peak demand while Montana has experienced much lower levels. Given the relatively low load growth, Montana is not expected to experience severe shortages of capacity.

      Montana is dominated by highly reliable baseload coal units. However, the variability associated with hydro generation limits the ability to plan to heavily rely on these units in peak


--------------------------------------------------------------------------------
                                       69                  [LOGO] ICF CONSULTING
periods. Also, Montana is highly impacted by events in the larger WSCC to the extent that export capability can be utilized for external regional demand for megawatts.

      Growth in the Pacific Northwest area of NWPP has been much stronger. Despite the high growth and heavy reliance of neighboring regions on PacNW resources, there has been extremely limited new construction activity in PacNW. As such, with continued strong demand growth, particularly at the summer peak when export demand is high, shortages could result.

Near-Term Hydro Conditions

      As indicated, the Northwestern U.S. is largely reliant on hydro resources for power generation. As the supply/demand balance tightens, small changes in hydro conditions could have severe consequences to the grid. Current hydrological conditions indicate that the Northwest will face challenges over this year.

                                  Exhibit 3-14
                  Comparison of 2000 and 2001 Winter Conditions

--------------------------------------------------------------------------------------------------
Streamflow Conditions (in
percent of 60 year average)     November      December      January       February       March
--------------------------------------------------------------------------------------------------
2000-2001 Natural
Streamflow at the Dalles          69.1%         60.1%         57.5%         50.8%         50.0%(1)
--------------------------------------------------------------------------------------------------
Critical Year Natural
Streamflow at the Dalles          57.0%         54.2%         42.0%         48.4%         54.8%
--------------------------------------------------------------------------------------------------
1995-2000 Average Natural
Streamflow at the Dalles         112.8%        125.2%        135.8%        160.7%        149.0%
--------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
FEDERAL HYDRO
GENERATION                            November      December        January       February        March
-------------------------------------------------------------------------------------------------------
2001-2001 Federal Hydro
Generation                             7,316          7,971           7,268           6,500 - 7,500(2)
-------------------------------------------------------------------------------------------------------
1995-2000 Average Federal
Hydro Generation                       8,066         10,620          11,629        11,706        11,246
-------------------------------------------------------------------------------------------------------

1     Observed through the 12th, forecast for the remainder of the month.
2     Includes observed data and forecasted.

Source: Bonneville Power Administration.

      Exhibit 4-14 indicates that natural streamflows in January 2001 were about 60 percent of average. By comparison, from 1995-2000 the region's water supply ranged from normal to well above normal. Hydro generation in February and March 2001 was expected to be 35 to 45 percent lower than the 1995-2000 average hydro generation (6,500-7,500 compared to the average of 11,476).

      Low streamflow and snowpack conditions have reduced the amount of hydro power generation available in the region. As of March 1, the weighted Columbia Basin snowpack was 53 percent. The historic low year of 1977 had a slightly lower March 1 overall snowpack.

      There is a strong possibility that the Northwest region will suspend its fish operations by this summer. According to the Bonneville Power Administration
(BPA), 53 MAF (million acre feet) is the threshold at which BPA cannot simultaneously maintain financial solvency, meet its


--------------------------------------------------------------------------------
                                       70                  [LOGO] ICF CONSULTING
firm load, maintain any spill for fish and keep reservoirs from drafting below summer limits. The March mid month forecast at the Dalles is close to this threshold, and is about 58 MAF.

      According to an analysis by the Northwest Power Planning Council, drafting reservoirs deeper than the Biological Opinion(9) limits has no immediate effect on the fish. However the current drafting will reduce Columbia River flows by 3 percent in the spring and 15 percent in the summer. Further, releasing more water out of Grand Coulee Dam will not have any immediate effect on endangered fish. Although it could reduce the possibility that reservoirs will be able to refill to provide targeted river flows for fish during the spring and summer.

      In part, severe conditions are alleviated by an agreement between BPA and California that calls for a two-for-one power exchange agreement wherein California returns double the megawatts that BPA exports. Thus, the Northwest gets a bonus which helps keep reservoir levels high. The additional return represents power that the region does not have to generate at dams or buy on the market. Through March, California had returned 170 percent of the power, resulting in the Grand Coulee reservoir being 1.25 feet higher than it would have been in the absence of the exchange. This is equivalent of the power a nuclear plant would generate in a week. As of March 7, there is a negative balance (-749 MW) on the power exchange with the California Independent System Operator, implying that ISO sent BPA more than required as per the 2 for 1 exchange agreement.

                                  Exhibit 3-15
                              The Water Situation

                                     [GRAPH]

----------
9 The 2000 Biological Opinion on Hydropower Operations is a document issued by the National Marine Fisheries Service and sets limits on reservoir drawdowns during winter months in order to have water available for release in the spring and summer to help fish migrate to the ocean.


--------------------------------------------------------------------------------
                                       71   [LOGO] ICF CONSULTING ICF CONSULTING

      With 2001 shaping up as the second or third driest of the last 73 years, the Northwest will have far less hydropower than normal (about 60% of normal) this spring and summer. In order to keep the lights on in the Northwest, reservoirs behind hydroelectric storage reservoirs in the Columbia River Basin have been drafted deeper than limits established to protect endangered species of salmon and steelhead.

      Because of the poor hydro conditions anticipated in 2001, the Northwest is facing the challenge of striking a balance between:

      o     Providing reliability of power supply,
      o     Maintaining the targets for reservoir levels, and
      o Establishing flows and spill to further the recovery of endangered species of salmon and other fish stocks.


--------------------------------------------------------------------------------
                                       72                  [LOGO] ICF CONSULTING

                                  CHAPTER FOUR
                      THE NEPOOL REGIONAL WHOLESALE MARKET

--------------------------------------------------------------------------------

Introduction

      PPL's purchase of the Bangor Hydro assets in 1998 and their subsequent investment activity makes NEPOOL a focus region of this analysis. This chapter is designed to give the reader an overview of NEPOOL with emphasis on the transmission, generation, and market structures that exist today.

      NEPOOL has some key structural similarities with PJM owing to its similar history as a tight multi-utility power pool. For example, both have utility industry run power exchanges, hourly pool prices, a high enforceable reserve margin with a separate capacity product, and a single uplift charge regardless of generator location. However, NEPOOL is smaller, more isolated vis~a~vis other U.S. areas and more reliant on oil and natural gas. Lastly, NEPOOL has been the site of more firm new power plant construction as a percent of its peak than any region examined in this study.

Market Structure - Participants

      The New England Power Pool (NEPOOL) had been operated effectively as a tight pool under the terms of the September 1, 1971, pooling agreement. There are currently more than 130 NEPOOL participants, including several major investor-owned utilities, smaller cooperative and municipal systems, power marketers load aggregators, generation owners, and transmission and distribution companies.(10)

      The major investor-owned utilities are within the six states of Connecticut, Massachusetts, Rhode Island, New Hampshire, Vermont, and Maine and they historically included Boston Edison, Central Maine Power, Commonwealth Electric, Eastern Utilities Association, Maine Electric, New England Electric, Northeast Utilities, and United Illuminating. Public entities in NEPOOL include cooperative and municipal systems, either as individual members or represented collectively by organizations such as the Vermont Group. Exhibit 3-1 graphically depicts the service areas for major participants in NEPOOLPursuant to Federal Energy policy Act (EPAct) of 1992, and the ensuing 1996 FERC orders 888 and 889, which sought to promote greater competition within the electricity industry, NEPOOL members established ISO-New England, Inc., on July 1, 1997, as a not-for-profit corporation. ISO-New England was charged with the day-to-day direction, operation and management of bulk power transmission and generation facilities in New England. Specifically, their change included unit scheduling and dispatch, transmission tariff administration, and net interchange settlement responsibilities.

----------
10 Draft rules require members to meet minimum credit worthiness levels. This can be met either via having an investment grade rating or an irrevocable and unconditional line of credit. The amount for the line of credit varies but can reach as high as three and one-half months of expected total NEPOOL monthly charges. This is for participants with $50,000 per month of expected charges. NEPOOL can impose changes on what participants estimate to be their own expected monthly charges.


--------------------------------------------------------------------------------
                                       73                  [LOGO] ICF CONSULTING

                                  Exhibit 4-1
                    Major Historical Participants in NEPOOL

                                      [MAP]

Transmission Within NEPOOL

      The NEPOOL marketplace is part of the Northeast Power Coordinating Council
(NPCC) which is in the northeastern part of the Eastern Interconnected System. The utilities within the NEPOOL has historically system are interconnected via a high voltage system made up of 345 kV and smaller lines. These are illustrated in Exhibit 4-2. The predominant power flow within NEPOOL has historically run north to south with large quantities of hydro purchases from Hydro Quebec flowing into Vermont and Massachusetts where a HVDC interconnection with Canada terminates. Even prior to the ISO-New England NEPOOL had been operated effectively as a tight pool, resulting in significant economy energy flows between utilities. Central dispatch supplements bilateral transactions, which are the majority of economy energy transactions.


--------------------------------------------------------------------------------
                                       74                  [LOGO] ICF CONSULTING

                                  Exhibit 4-2
                       NEPOOL Intra-Regional Transmission

                                      [MAP]

      The NEPOOL market can be divided into four sub-regions: (i) Maine, (ii) Vermont/New Hampshire, (iii) Massachusetts/Rhode Island, and (iv) Connecticut. The sub-regions can be said to be a "weak-form" of sub-dividing the NEPOOL market because with the exception of relatively few number of hours, the transmission of energy within NEPOOL is not expected to be physically constrained. The sub-regions have a good network interconnection as shown in
Exhibit 4-2. For example, there is over 1,000 MW of line capacity between Maine and Vermont/New Hampshire and close to 3,000 MW from Connecticut to Massachusetts/Rhode Island. All four sub-regions have sufficient transmission capability to prevent internal price differences. NEPOOL's current tariff covers all New England. Further, internal ICF modeling results show it to be unlikely that significant price differences will exist within NEPOOL.

Transmission With Neighboring Regions

      Electrically, NEPOOL is relatively isolated from the rest of the NPCC, and is especially isolated from the rest of the U.S. Eastern Interconnect. While it is bordered by The New York Power Pool (NYPP), Hydro Quebec and New Brunswick Hydro, NEPOOL's synchronous electrical connections with these regions are relatively small (3,000 MW or about 14 percent of peak demand; in the Eastern Interconnect, average cross-regional AC ties are closer to 20 percent of peak demand). NEPOOL's DC interconnection with Hydro Quebec adds another 8 percent. However, in addition to problems commonly associated with AC/DC connections, Hydro Quebec is far from deregulated, and transactions are focused on long-term contracts. Furthermore, only about half of the Canadian import capability is expected to be available in the winter.


--------------------------------------------------------------------------------
                                       75                  [LOGO] ICF CONSULTING

                                  Exhibit 4-3
              Eastern Interconnect Total Transfer Capability (GW)

                                      [MAP]

      Exhibit 4-3 summarizes the average total transfer capability among the major power markets in the Eastern Interconnect.

      The primary interconnections between NEPOOL and neighboring systems consist of:

      o two high voltage DC connections with Hydro Quebec (Highgate and Phase II)(11);
      o     one 345 kV interconnections with New Brunswick;
      o     two 345 kV interconnections with the New York Power Pool (NYPP).

      Total transfer capacity between regions is dynamic and it varies significantly on an hourly, daily or seasonal basis depending on many factors. Some of the factors include base transfer levels (primarily associated with firm power contracts), reactive power compensation, voltage and frequency regulation, reserved transfer capacity for contingency. Estimated transfers and incremental transfers above base transfers are:

      o Quebec: base import of 1.4 to 1.8 GW with incremental import capability of 0.3 and 0.6 GW. This fairly large range is due to a joint transmission constraint on transfers from Quebec to NYPP and NEPOOL;
      o     New Brunswick: total import capability of 0.7 GW;
      o     NYPP: approximately 1.5 GW of transfer capability from NYPP.

      Total transfer capability from NEPOOL to other U.S. markets is low; there is only about 2 GW of transfer capability to downstate New York. This link is such that NEPOOL and New York both compete for low cost coal power, further limiting the availability of low-cost coal

----------
11 Note, Hydro Quebec is not synchronized with NEPOOL or the Eastern Interconnect, which is a main reason for the use of a DC rather than an AC line.


--------------------------------------------------------------------------------
                                       76                  [LOGO] ICF CONSULTING
power from western New York and the rest of the U.S. to NEPOOL. There are, however, significant ties to Canada.

Capacity and Generation Mix

      The capacity mix in NEPOOL is very diverse. Significant fractions of total installed capacity comes from coal, nuclear, hydro, combined cycles, turbines, oil/gas steam units, pumped storage units and non-utility generation units
(NUGs). However, conventional utility oil and gas steam capacity has been the largest component of the capacity mix in NEPOOL and will likely remain as such for at least a few years.(12) The generation on the margin - i.e., the price setting plants - is dominated by conventional oil or gas steam but this trend will change as oil and gas steam generation will be replaced by new and efficient combined cycle generation. Infra-marginal capacity includes hydro and long-term hydro imports, coal, nuclear, and some cogeneration.

      The baseload capacity in NEPOOL is dominated more by hydro and nuclear capacity. Hydro capacity is comprised of a combination of local resources as well as imported resources from Quebec. The dependence on baseload nuclear units is decreasing due to the recent retirements of Maine Yankee, Connecticut Yankee, Millstone 1 and Yankee Rowe.

      There is very little coal capacity in NEPOOL relative to the rest of the U.S. This is, in part, explained by the lack of indigenous coal resources and distance to U.S. coal fields.

      NEPOOL also relies extensively on Independent Power Producers(13) (IPP's). In 1998, IPP's accounted for 20 percent of generation although they account for 12 percent of capacity. Most of these plants use natural gas.

      With the retirement of the existing nuclear facilities, the construction of new gas-fired units, and the addition of new gas pipelines like the Sable Island project the future of NEPOOL is expected to be increasingly tied to gas and is expected to continue adding base-load gas-fired capacity (combined cycles and cogeneration facilities). Construction of over 6000 MW of combined cycles and cogeneration units is already completed or underway in the region and these plants are expected to come on-line by 2002(14).

      Generation reflects the utilization of available capacity. Typically, lower variable-cost resources will have higher utilization, and consequently, a larger share of the generation mix relative to their share of total capacity. The nuclear and coal steam generators are low-variable-cost, base-load resources, and that explains why their share of generation is larger than their

----------
12 With the exception of Florida, NEPOOL is one of the most dependent on conventional steam units burning both oil and gas in the US regional marketplaces.

13 IPP's accounted for 11% of energy requirements in 1995. A favorable environment for QF development resulted in signed contracts to supply several thousand MW of QF/IPP capacity in NEPOOL About 2700MW of QF capacity is on-line. Because a large portion of these units are non dispatchable, they tend to operate near the bottom of the dispatch stack (variable cost of must run units being zero thus only marginally affecting energy prices.

14 There have been announced new hydroelectric plants builds in Canada primarily intended to serve the wholesale power markets in New England and New York. These planned builds are not expected to come on line soon because the investment cost of hydro facilities and their associated transmission lines would be prohibitive compared to natural gas delivered power.


--------------------------------------------------------------------------------
                                       77                  [LOGO] ICF CONSULTING
share of capacity. Conversely, combustion turbines are a high-variable-cost resource and their share of generation is less than 0.3 percent in NEPOOL despite comprising 6 percent of installed capacity. The most recent regional generation data available from NERC is from 1997. Since then, almost 3,000 MW of nuclear capacity has retired and 3,200 MW of new gas units have come on line. As a proxy for a more recent historical value, ICF has estimated the total generation and capacity mixes for 1999. These values are shown in Exhibit 4-4 and should be considered representative only.

                                  Exhibit 4-4
             Historical Regional Capacity and Generation Mix - 1999

                    Capacity                         Generation

                   [PIE CHART]                        [PIE CHART]

             Oil/Gas Steam      33%            Oil/Gas Steam       30%
             Turbine             8%            Hydro                4%
             Goal               11%            Geothermal           0%
             Nuke               18%            Other                2%
             Hydro              14%            CC                  18%
             Other               5%            CT                   1%
             Combined Cycle     11%            Coal                15%
                                               Nuclear             30%

           Total Cpacity = 23,970 MW         Total Generation = 98,583 GWh

Sources: Capacity from NERC ES&D 2000; generation from EIA FOrms 759 and 900. Note, given differences in the original sources of information, the capacity and generation mix data may not correspond precisely and should be considered as approximate only.

Supply and Demand Balance

      New England is a relatively small marketplace compared to other power reliability markets. With approximately 23 GW of peak demand, NEPOOL is less than half the size of MAIN, ERCOT and PJM (about 50 GW of peak demand each) and a fourth, the size of ECAR (100 GW of peak demand). New England is a bimodal peaking system, with demand peaking in both the summer and the winter, although the summer peak is expected to be higher than the winter peak. In contrast, nearly all of the remainder of the United States is summer peaking.

      Electricity load and generation requirements have been growing significantly through most of the U.S., with the ten-year rolling average being about 2.7 percent for energy requirements, and 2.7 percent for peak. However, generation capacity additions in the US had generally been at a much lower rate than peak load growth. This was in part attributable to:

      o Historical excess capacity that persisted in many regions of the country after the over-building of large nuclear and coal power plants in the late 70s and early 80s;
      o     The effect of the transition from regulation to deregulation.


--------------------------------------------------------------------------------
                                       78                  [LOGO] ICF CONSULTING

      NEPOOL load and energy requirements have been growing at a lower rate relative to the U.S. average - on average between 1.8 and 1.5 percent, respectively over the last ten to twenty years. Similar to other regions, very little capacity had been added since in the 1990s. Thus, even with low load growth, NEPOOL by 1998-1999 needed more capacity. NEPOOL had not experienced a true shortage situation in 1998, i.e., the period when other when other Eastern interconnect regions first did, it was very close to being in demand and supply balance. By 1999 and 2000, the markets experienced severe price spikes.

      NEPOOL was quick to deregulate and along with ERCOT quickly became attractive to developers. High energy prices and arbitrage opportunities against high heat-rate oil and gas steam units resulted in a large number of announced capacity additions. More than 20 GW of new capacity has been announced. With approximately 6,500 megawatts that will likely be online by 2002, NEPOOL may experience a slight level of excess capacity relative to internal load requirements. However, this excess can be absorbed by neighboring New York which is also not far from supply and demand balance, and is experiencing much less new generation interest and construction.

      This balance could be temporarily lost even without more construction if Hydro Quebec enters the market supplying the market a firm product. We do not assume herein that Hydro Quebec is willing to offer supply in which non-Quebec customers have first call on its megawatts. This reflects in part political factors. However, even if this is not true, this assumption may not be fully in appropriate. As a large player, Hydro Quebec may be able to modulate its bids and keep itself from tipping the market into excess. Exhibits 4-5 and 4-6 show the historical peak demand and energy growth rates.


--------------------------------------------------------------------------------
                                       79                  [LOGO] ICF CONSULTING

                                   Exhibit 4-5
              NEPOOL Historical Peak Demand and Energy Growth Rates

--------------------------------------------------------------------------------
         Year   Peak Demand   Peak Demand    Energy Demand   Energy Demand
                    (MW)       Growth (%)         (GWh)        Growth (%)
--------------------------------------------------------------------------------
         2000      21,919(1)     -2.8            125,146(2)        2.7
--------------------------------------------------------------------------------
         1999      22,544         5.3            121,873           4.3
--------------------------------------------------------------------------------
         1998      21,406         4.1            116,888           1.1
--------------------------------------------------------------------------------
         1997      20,569         5.4            115,582           0.8
--------------------------------------------------------------------------------
         1996      19,507        -4.8            114,655           1.6
--------------------------------------------------------------------------------
         1995      20,499        -0.1            112,844           0.6
--------------------------------------------------------------------------------
         1994      20,519         4.8            112,187           1.5
--------------------------------------------------------------------------------
         1993      19,570         4.6            110,538           1.6
--------------------------------------------------------------------------------
         1992      18,707        -5.3            108,825           0.1
--------------------------------------------------------------------------------
         1991      19,755         3.3            108,682          -1.0
--------------------------------------------------------------------------------
         1990      19,131        -2.6            109,762          -2.0
--------------------------------------------------------------------------------
         1989      19,641         0.6            111,982           1.7
--------------------------------------------------------------------------------
         1988      19,525         8.0            110,084           5.2
--------------------------------------------------------------------------------
         1987      18,081        12.9            104,620           5.3
--------------------------------------------------------------------------------
         1986      16,020        -6.1             99,363           4.9
--------------------------------------------------------------------------------
         1985      17,058         4.8             94,750           1.8
--------------------------------------------------------------------------------
         1984      16,274         3.1             93,117           5.0
--------------------------------------------------------------------------------
         1983      15,785         2.5             88,727           5.3
--------------------------------------------------------------------------------
         1982      15,400         N/A             84,230           N/A
--------------------------------------------------------------------------------
1     NEPOOL ISO reported June 2000 Peak.
2     NEPOOL ISO April 2001 Short-Run NEA Energy for Load Forecast.
Source: NERC ES&D, unless otherwise noted.

                                   Exhibit 4-6
                   NEPOOL Long-Term Annual Demand Growth Rates

--------------------------------------------------------------------------------
                     Year             Peak Demand(%)          Energy Demand(%)
--------------------------------------------------------------------------------
                 1990 - 2000               1.4                      1.3
--------------------------------------------------------------------------------
                 1989 - 1999               1.4                      0.9
--------------------------------------------------------------------------------
                 1988 - 1998               0.9                      0.6
--------------------------------------------------------------------------------
                 1987 - 1997               1.3                      1.0
--------------------------------------------------------------------------------
                 1986 - 1996               2.0                      1.4
--------------------------------------------------------------------------------
                 1985 - 1995               1.9                      1.8
--------------------------------------------------------------------------------
                 1984 - 1994               2.3                      1.9
--------------------------------------------------------------------------------
                 1983 - 1993               2.2                      2.2
--------------------------------------------------------------------------------
                 1982 - 1992               2.0                      2.6
--------------------------------------------------------------------------------
         Rolling 10-year average from
                    1979                   2.1                      1.9
--------------------------------------------------------------------------------
Source: NERC ES&D.

      The long-term growth trends within NEPOOL have been below the U.S. average levels. However, since 1997, peak demand growth has been relatively strong while energy growth has been generally at lower levels.


--------------------------------------------------------------------------------
                                       80                  [LOGO] ICF CONSULTING

                                   Exhibit 4-7
                Forecast NEPOOL Supply and Demand Balance, 2001

--------------------------------------------------------------------------------
       Demand for Gigawatts                       Supply of Gigawatts
--------------------------------------------------------------------------------
Peak Demand(1)                 23.5    Existing Capacity(3)                   27
--------------------------------------------------------------------------------
Interruptible/
Controllable Load(1)            0.0    Net Firm Imports(4)                     0
--------------------------------------------------------------------------------
Net Peak Demand1               23.5    Inoperable Capacity(1)                  0
--------------------------------------------------------------------------------
Reserve Margin 18%(2)           4.2    New Builds(5)                         0.9
--------------------------------------------------------------------------------
Total Need                     27.8    Total Supply                         27.9
--------------------------------------------------------------------------------
                      Expected Reserve Margin(6) (%): 18.7
--------------------------------------------------------------------------------
                             Surplus Gigawatts: 0.1
--------------------------------------------------------------------------------
1     Source: NERC ES&D 2000, ICF assumed growth rate.
2     ICF Assumption; note that ICF forecasts reserve margins to fall to 15% by
      2010.
3     Includes all units on line by summer 2000.
4     ICF Base Case modeling result.
5 Includes units under construction and scheduled to begin operation before July 2001.
6     Total Supply divided by Net Peak Demand minus 1.

      Given the construction of new units in the marketplace, NEPOOL is expected to be in an equilibrium level in 2001.

NEPOOL Market Structure

      New trading markets have been developed in NEPOOL since the formation of the ISO covering "regular" energy, a capacity product and ancillary services. Some are distinctive relative to the rest of the U.S. though less so vis~a~vis New York and PJM. This notably includes the ICAP requirement which was formerly a PX traded item. The NEPOOL product markets are outlined below and historical data is presented in the Historical Prices section of this document.

      o The energy market is a residual market. Only the difference between a participant's energy resources and its energy obligations is traded. These resources and obligations include amounts covered by bilateral contracts.
      o The installed capability requirement is a residual requirement that is emblematic of the unusual market structure in NEPOOL (and in this case PJM) relative to the rest of the U.S. In particular, there is a separate, though now completely bilateral capacity market based on an enforceable and relatively high reserve margin. The difference between a participant's installed capability resources and its installed capability obligation (load plus installed operating reserve) used to be traded through the ISO. Trading in this market occurred monthly. Bids were submitted in $/MW-month on the last day before the month begins. A clearing price is calculated based on the bids of those participants with excess installed capacity. Participants who are deficient in installed capability pay the clearing price for each MW-month to those who are in surplus and who bid a price less than or equal to the clearing price. The ICAP market was terminated since all transactions were bilateralized, but the requirement remains.
      o The ten minute spinning reserve (TMSR) market is a full requirements market. All TMSR is bought/sold through the ISO. Designated resources are paid the energy-clearing price for any MWh provided, plus lost opportunity cost plus


--------------------------------------------------------------------------------
                                       81                  [LOGO] ICF CONSULTING
            production cost changes plus the bid multiplied by times the MW provided. The total cost of providing TMSR is shared proportionally by load.
      o The ten-minute non-spinning reserve (TMNSR) market is a full requirements market. All TMNSR is bought/sold through the ISO. Bidding and settlement are done as in the energy market. Designated resources are paid the clearing price multiplied by the MW provided as reserved capacity. The total cost of providing TMNSR is shared proportionally by load.
      o The thirty-minute operating reserve (TMOR) market is a full requirements market. Designated resources are paid the clearing price multiplied by the MW provided.
      o The automatic generation control (AGC) market is a full requirements market. Units that can provide AGC at lowest cost based on bids, lost opportunity costs, and production cost changes are selected. Generators providing AGC are paid the clearing price for time on AGC multiplied by the number of regulations plus a payment for AGC service actually provided plus any lost opportunity cost.
      o The operable capability market was a residual market when the market started. It has since been shut down and the requirement eliminated.

      In general, the ICF modeling approach captures the full value of the non-energy products in the capacity price. The only exception to this is for units which may receive ancillary revenues such as operating reserve support in markets where there is a shortage of competing units, e.g., a shortage of quick start units. This notwithstanding, the ICF firm power price generally represents the full long-term value that can be earned by individual units. Exhibit 4-8 outlines the overlap between the ICF capacity price forecast and the NEPOOL products. Note that detailed descriptions of ICF modeling construct is in the Approach chapter of this document

                                   Exhibit 4-8
                             NEPOOL Product Overlap

--------------------------------------------------------------------------------
NEPP Product Market                                    ICF Modeling
--------------------------------------------------------------------------------
Energy                                                    Energy
--------------------------------------------------------------------------------
Installed Capability (ICAP) - Bilateralized
-------------------------------------------
Operable Capability (OPCAP) - Discontinued
-------------------------------------------
Ten Minute Spinning Reserve (TMSR)
-------------------------------------------            Pure Capacity
Ten Minute Non-Spinning Reserve (TMNSR)
-------------------------------------------
Thirty Minute Operating Reserve (TMOR)
-------------------------------------------
Automatic Generation Control (AGC)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       82                  [LOGO] ICF CONSULTING

                                  CHAPTER FIVE
                    MODELING APPROACH AND INPUT ASSUMPTIONS

--------------------------------------------------------------------------------

      Chapter Five has two principal sections. The first section presents the study modeling approach and methodology and the second presents our input assumptions.

Modeling

      ICF Resources' IPM(TM) is a production cost simulation model focusing on analyzing wholesale power markets and assessing competitive market prices of electrical energy, based on an analysis of the fundamentals relating to supply and demand. The model also projects plant generation levels, new power plant construction, fuel consumption, and inter-regional transmission flows. The model determines appropriate production, and therefore production costs and prices, using a linear programming optimization routine with dynamic effects (i.e., it looks ahead at future years and simultaneously evaluates decisions over specified years). All major factors affecting wholesale electricity prices are covered in this model, including detailed modeling of existing and planned units, with careful consideration of fuel prices, environmental allowance and compliance costs, and operating constraints. Based on looking at the supply/demand balance in the context of the various factors discussed above, IPM(TM) projects the hourly spot price of electric energy within a larger wholesale power market. IPM(TM) also projects the annual "pure" capacity price (i.e., price spike revenues).

      The IPM((TM)) addresses a wide range of issues including:

            o     Projecting of competitive market prices
            o     Estimating the dispatchability of specific units
            o     Assessing the revenues and costs of merchant power plants
            o Understanding the reasons for long-term dispatch patterns within power markets
            o Assessing the impact of different variables on prices and dispatch patterns
            o     Projecting capacity expansion levels and mix

Methodology

      The following discussion presents ICF's modeling approach, which assumes a perfectly competitive market.

Energy and Capacity Pricing Approach

      The value of a power plant is assessed within a regional market by examining the applicable forecast revenues and costs associated with operating the plant. Power plants provide two primary unbundled products: (i) electrical energy, and (ii) "pure" capacity. "Pure" capacity increases the reliability of electrical energy. The sum of the spot price of unbundled electric energy and the spot price of unbundled capacity is the spot market price of firm electricity.


--------------------------------------------------------------------------------
                                       83                  [LOGO] ICF CONSULTING

These two products have been of computational necessity and are individually analyzed; their prices are summarized in this report.

                                  Exhibit 5-1
              Firm Power Prices Are the Sum of Energy and Capacity
        - An Illustrative Example of a Smooth Transition to Equilibrium

                                     [GRAPH]

      There are situations in which electrical energy prices can be observed. This is because the electrical energy price, as discussed below, also equals the interruptible power price. In Exhibit 5-2, electrical energy prices are shown to be increasing across cases from $15 to $28/MWh.


--------------------------------------------------------------------------------
                                       84                  [LOGO] ICF CONSULTING

                                  Exhibit 5-2
     Three Examples of Firm Pricing ($/MWh) - Illustrative All-Hours Prices

--------------------------------------------------------------------------------
                                Low Prices     Medium Prices     High Prices
--------------------------------------------------------------------------------
Electrical Energy
 (Interruptible)                    15              22                28
--------------------------------------------------------------------------------
Pure Capacity/Price
      Spikes                         5              10                20
--------------------------------------------------------------------------------
Total Firm(1)                       20              32                48
--------------------------------------------------------------------------------
1     Unit contingent firm.

      There are also situations in which capacity prices or their equivalent can be observed. This occurs in marketplaces with separate capacity prices. Markets without separate capacity markets have price spikes, the sum of which equals the annual capacity price. This price can also be estimated as a residual between energy and total firm prices.

      Nonetheless, the most commonly observed price is the firm price, i.e., the sum of the two components. Alternate market structures for pricing are described in Exhibit 5-3.

                                  Exhibit 5-3
            Power Prices - Commercial Topologies versus ICF Approach

-------------------------------------------------------------------------------------------------
   Market Structure/                  ICF Approach - How to Map
Commercial Arrangement                    Energy and Capacity       Illustrative Generic Example
-------------------------------------------------------------------------------------------------
                                      Firm equals hourly energy       $500/MWh price at super
Single $/MWh Firm Unit               price plus capacity price in  peak; energy price contributes
Contingent Price                       super peak demand hours      $50 - $70/MWh; pure capacity
                                                                    as hourly spikes contributes
                                                                              the rest
-------------------------------------------------------------------------------------------------
                                       Firm equals energy plus
Two $/MWh Prices - Firm Unit        capacity; interruptible equals          $35/MWh Firm
Contingent and Interruptible                 energy price              $30/MWh Interruptible
                                                                    Difference is pure capacity
-------------------------------------------------------------------------------------------------
                                     SLD Firm equals energy plus
Single Liquidated Damages              capacity times one plus              $37/MWh L.D.
$/MWh Firm Price                            reserve margin               $35/MWh Firm Unit
                                         [SLD = E + C (1+RM)]                Contingent
                                                                       $30/MWh Interruptible
-------------------------------------------------------------------------------------------------
Firm Unit Contingent Supply -
Energy market with very high         Market energy exactly equals
and enforceable reserve             ICF energy; ICAP price equals    $60/kW/yr "ICAP" capacity
margin (e.g., reserve margin is              ICF capacity            price plus $30/MWh energy
25 percent)                                                                    price
-------------------------------------------------------------------------------------------------
Firm Unit Contingent Supply -
Energy market with medium             Market price equals energy
high and enforceable reserve         price plus some of capacity    $32/MWh market energy price
margin (e.g., reserve margin is          price in peak hours        and $30/kW/yr ICAP capacity
17 percent)                                                                    price
-------------------------------------------------------------------------------------------------
Firm Unit Contingent Supply -         Equivalent of single $/MWh
Energy market with low and            firm unit contingent price     Equivalent of single $/MWh
enforceable reserve margin                      above                firm unit contingent price
                                                                               above
-------------------------------------------------------------------------------------------------

      Note, plants may be able to sell ancillary services. However, in most situations, in order for plants to make these sales, they require that sales of "regular" energy and capacity are


--------------------------------------------------------------------------------
                                       85                  [LOGO] ICF CONSULTING
forgone. Thus, in spite of a more varied slate of offerings, plants will still only be able to earn the level of revenues equal to those made in our assessment of energy and capacity sales, i.e., they can earn this given amount in one of several combination of sales (e.g., some ancillary and some energy/capacity) but cannot earn in total more. For example, the most important ancillary service is operating reserves. These are units that can supply power on short notice to make-up for power lost when unexpected unit outages occur, damaged power lines, or unexpected increases in demand. The opportunity cost of being in reserve is mainly (in most cases), the cost of not being able to sell "regularly" scheduled power at prevailing prices. This is discussed further later in this chapter.

Valuation Approach

      Valuation in its most mechanical form is a two-step process. First, in equilibrium, capacity revenues are based on the capacity of the plant and the annual "pure" capacity price.

      Capacity revenues = Capacity (kW) x "Pure" Capacity Price ($/kW/yr)

      Second, energy revenues are based on three factors: (i) the capacity of the plant, (ii) the level of dispatch of the plant, and (iii) the energy price during hours the plant operates. The level of dispatch, in turn, depends on the bid. In a competitive market, the bid price reflects the short run variable costs of the plant, namely the variable component of fuel price, variable O&M costs of the plant, and any environmental allowance costs.

      Energy revenues = Capacity (MW) x Hours of operation (hours) x Realized Energy Price ($/MWh)

      While all available power plants receive similar revenues for capacity (on a per kW basis), energy revenues will vary across plants.

      Note, this approach is appropriate even for markets where no separate capacity market exists. This ultimately derives from the empirical finding by ICF that no market in the U.S. in equilibrium will be reliable without a premium above electrical energy prices. Thus, unless the price is made sufficient in some manner in the long run, the grid cannot be operated reliably.

      In a competitive market, the hourly dispatch of a plant will be based on economics. That is, if the plant's variable costs are lower than the hourly market price, the plant will be dispatched. (15 )The margin it will earn will be the difference between the price in that hour and the variable cost.

Energy Pricing

      Competitive wholesale or spot electric energy prices are determined on an hourly basis by the intersection of supply (the available generating resources) and demand. In each hour, the prevailing spot price of electric energy will be approximated by the short run marginal cost of production of the most expensive unit operating in that hour(16). Thus, the spot electric energy price in the bulk power market in a given hour is equal to the marginal energy cost in that hour.

----------
15 Some units will be dispatched at minimum turndown levels due to operational limitations, and hydro plants may be optimized to "peak shave.".
16 The variable cost may incorporate compensation for lost profits during turndown hours of operation. When the price exceeds variable costs including lost profits, it is defined as the hourly pure capacity price. See "pure" capacity pricing discussion.


--------------------------------------------------------------------------------
                                       86                  [LOGO] ICF CONSULTING

Note that prices are determined hourly because power cannot be readily stored. These competitive electrical energy prices are also known in the industry as system lambdas, economy energy, and interruptible power.

Additional detailed dimensions of this problem include:

      o Treatment of power imports: Geographically diverse product markets and prices complicate analysis of the hourly power markets. Exhibit 5-4 shows an external power source, a coal plant located in another region, that includes an additional wheeling charge. Not only coal, but any unit could be the source of power.

                                  Exhibit 5-4
                Illustrative Supply Curve for Electrical Energy

                                     [GRAPH]

                             Generation Supply (MW)

Note: Cogeneration units can have a wide range of heat rates. The most efficient gas cogeneration units are more competitive than gas-fired combined cycles. During certain seasons, gas-fired cogeneration and combined cycle units can be more competitive than select coal-fired units.


      o Treatment of power exports: For regions supplying power to other regions, export demand manifests itself as a higher demand and a shift of the vertical demand curve in that hour to the left.
      o Unit operating flexibility: Operational constraints including minimum run times, start times, and start-up costs need also be accounted for.
      o Environmental compliance issues: The opportunity cost of using environmental allowances must also be included.
      o O&M costs: Proper treatment of non-fuel O&M costs between fixed annual and per MWh (variable) charges.


--------------------------------------------------------------------------------
                                       87                  [LOGO] ICF CONSULTING

"Pure" Capacity Pricing

      Exhibit 5-5 illustrates supply and demand equilibrium for megawatts, the point at which existing power plant supply is equal to the level of expected peak demand plus reserve requirements. Our derivation of pure capacity prices (described in this section) reflects these equilibrium conditions. In other words, the ICF IPM(TM) power model used here will build to meet reserve margin if the market is short of capacity and may retire if the region is long.

                                  Exhibit 5-5
                       Equilibrium in the Capacity Market

                                     [GRAPH]

      Equilibrium is defined usually as a condition in which there is sufficient capacity to meet a planning reserve margin over expected system peak. However, some regions rely more on operating reserve requirements than on planning reserve requirements. Either way, significant reserves are needed. That is, planning reserve requirements are set to ensure that there are enough operating reserves at peak. Thus, the fact that the model is estimating a separate capacity price is appropriate even for markets without separate planning reserve requirements.

      Capacity increases the reliability of electrical energy supply. Consequently, the power price structure must be high enough to ensure that sufficient "pure" capacity exists (i.e., units which almost never operate are available and are purely for reserve). To the extent that prices are above system lambda (i.e., above the competitive electrical energy price or the marginal variable cost of the last unit dispatched), this premium is the "pure" capacity price. The "pure" capacity market is not entirely separate from the energy market, but is linked.

      ICF uses a sophisticated computer modeling approach based on a linear program to forecast capacity prices. Under this approach, all model outputs are simultaneously determined. However, it is useful to describe this approach using seven steps.

      In Step 1, the potential for excess builds in the near-term is evaluated. Excess builds have the potential of creating a near-term over supply that could lower the market price of capacity.


--------------------------------------------------------------------------------
                                       88                  [LOGO] ICF CONSULTING

      In Step 2, the annualized costs (capital related and annual fixed non-fuel O&M) of the least costly type of additional megawatts are estimated. In the model, these costs are calculated for numerous new plant options (e.g., simple and combined cycles, and coal plants).

      Step 3 is to account for the energy sales profit of new power plants (i.e., the fact that new plants may not provide strictly "pure" capacity). For example, if a new power plant can make profit on electrical energy sales, this diminishes the price premium (i.e., the pure capacity price) required to build the necessary megawatts for reliability. For example, if a new combustion turbine can make $10/kW/yr in energy profit and it costs $57/kW/yr to build, the pure capacity price is $47/kW/yr.

      The formula for the Step 3 adjustment is more complicated because all new potential entrants - e.g., both combined cycles and simple cycles - can profit from energy sales and both are marginal sources of megawatts. The "pure" capacity price is driven by the lower capacity price required of the two plants, as shown in the following, simplified formula:

      If (Cx - X) less than or equal to (Cy - Y), then P = Cx - X
      If (Cx - X) greater than or equal to (Cy - Y), then P = Cy - Y

      Where:

            X = Energy sales profits of a new combustion turbine Y = Energy sales profits of a new combined cycle
            Cx = Annual fixed costs of a new combustion turbine Cy = Annual fixed costs of a new combined cycle
            P  = "Pure" Capacity Price

      Under Step 4, the model makes decisions to import or export firm megawatts. Thus, the equilibrium in the capacity market is determined by simultaneously answering three questions: (i) how much reserves are required in a regional marketplace (with reference to planning reserve requirements and accounting for demand growth); (ii) how much can be traded; and (iii) what, if any, retirements or mothballing occur (see Step 5). We highlight trading of firm capacity rights for megawatts in the capacity pricing discussion because exporters are at a disadvantage to local generation since transmission charges are required on firm capacity purchases.

      In Step 5, we analyze whether the very last existing units in the dispatch order should be mothballed or retired if the pure capacity price is not sufficient to allow them to cover their net fixed, non-fuel, cash-going-forward costs after energy sales. In addition, the competitive market price for pure capacity will be less than the required capacity payment for new entrants in cases of excess capacity unless sufficient retirements or mothballing occur to bring the market into equilibrium. Our model is distinguished by its ability to make decisions including retirement and mothballing decisions. It does this by incorporating expectations about the future through solving all years simultaneously.

      Step 6 addresses the multi-year nature of new power plant investment. The decision on whether to add new capacity to the system and the type of capacity to be added depend on the long term potential for recovery of costs associated with the investment. If the capital costs associated with new power plants are anticipated to be lower in the future such that the price of "pure" capacity in those years will also be lower, an additional premium in the early years would


--------------------------------------------------------------------------------
                                       89                  [LOGO] ICF CONSULTING
be warranted and necessary to compensate for lower profits in the out years. Otherwise, the price will be sufficient for the later entrants to recover costs and earn a return but not the earlier entrants. This issue exists with some saliency due to several factors including the possibility that the real costs of new gas power plants and their heat rates will continue to decrease.

      Step 7 addresses the response to interruptible load, market power and forward trading. The impact of these would be to help create a capacity price floor. The interruptible load represents a significant force in maintaining price floors. Customers who may not be willing to pay full price for firm power, but are willing to pay some value above zero, as such they help set a floor on capacity prices. This element is captured in our modeling.

      The history of interruptible contracts is complicated by the fact that they have been used to subsidize customers who in fact may best be considered as firm. In periods of fully available supply, regulators allow so-called interruptible consumers to pay below market price. In periods of limited supply availability, the interruptible consumers are then allowed to switch to firm rates freely. Because of this, consumers are somewhat allowed to misrepresent whether they are firm or interruptible customers. This contributes to explaining the large growth in interruptible load. This notwithstanding, we use historical estimates of interruptible load to be conservative.

      Note that market power and forward contracts also contribute to capacity price floors, although not explicitly captured in our modeling. Market power can be especially strong at the peak when all megawatts are needed. Forward contracts hedge against volatility including low capacity prices.

      Additionally, the hourly loss of load probability could be evaluated to calculate the expected unserved energy on an hourly basis and hence, determine the timing and level of price spikes. This approach is not computationally feasible.

Regional Assumptions

      This section focuses on the key assumptions underlying the analysis. The major determinants influencing energy and capacity prices in the US power markets include:

      Energy Pricing             Capacity Pricing               Transmission
        Fuel Prices              Load Growth                Transfer Capability
           o Coal                Reserve Margin             Transmission Pricing
           o Gas        New Plant Cost and Characteristics
           o Oil           Financing of New Power Plants

   Environmental Compliance
Nuclear Plant Characteristics
Existing Unit Characteristics
      o

      For all cases analyzed, we model 2001, 2003, 2005, 2010, 2015, 2020, and
2025. We model the Eastern Interconnect as follows:

      o     PJM (4 regions)
      o     NEPOOL (1 region)
      o     ECAR (2 regions)
      o     MAIN (3 regions)


--------------------------------------------------------------------------------
                                       90                  [LOGO] ICF CONSULTING

      o     Downstate NY (3 regions)
      o     Upstate NY (1 region)
      o     TVA (1 regions)
      o     MAPP (1 region)
      o     SPP North (1 region)
      o     VACAR (4 regions)
      o     Ontario (1 region)
      o     Entergy (1 region)

      Interactions with other regions are captured exogenously.

      In our eastern model we consider four seasons as defined in Exhibit 5-6.

                                   Exhibit 5-6
                   Seasonal Definition - Eastern Interconnect

      --------------------------------------------------------------------------
                Season                   Months                    Days
      --------------------------------------------------------------------------
      Summer                    June, July, & August                92
      --------------------------------------------------------------------------
      Winter                    January, February, &
                                December                            90
      --------------------------------------------------------------------------
      Other                     March, April, October, &
                                November                            122
      --------------------------------------------------------------------------
      Shoulder                  May, September                      61
      --------------------------------------------------------------------------

      The WSCC is modeled as follows:

      o     Arizona/New Mexico
      o     Montana
      o     Pacific Northwest
      o     Rockies
      o     NWPP-East
      o     Northern California
      o     Southern California
      o     British Columbia
      o     Alberta

      Other regions are captured exogenously.

      In our western model we consider five seasons as defined in Exhibit 5-7.


--------------------------------------------------------------------------------
                                       91                  [LOGO] ICF CONSULTING

                                   Exhibit 5-7
                           Seasonal Definition - WSCC

--------------------------------------------------------------------------------
     Season                          Months                         Days
--------------------------------------------------------------------------------
 Winter                    January, February, March
                                   December                         121
--------------------------------------------------------------------------------
 Hydro Peak                    April, May, June                      91
--------------------------------------------------------------------------------
 Load Peak                       July, August                        62
--------------------------------------------------------------------------------
 September                         September                         30
--------------------------------------------------------------------------------
 Fall                          October, November                     61
--------------------------------------------------------------------------------

Summary of Assumptions

      A summary of key parameters modeled by region is presented in Exhibit 5-8. Further detail behind these assumptions is contained in the remainder of this chapter.

                                  Exhibit 5-8
                Summary of Key Modeling Assumptions - Base Case


----------------------------------------------------------------------------------------------------------------
                                                                       Region
Parameter                        -------------------------------------------------------------------------------
                                 PJM         NEPOOL       ComEd       LILCO       Montana      AZ/NM       PacNW
----------------------------------------------------------------------------------------------------------------
2001 Peak Demand (MW)(1,2)      50,410      23,517       21,926       4,610       2,123       17,571      28,091
2001 Net Internal Demand
(MW)(1,2)                       50,484      23,517       20,171       4,610       2,091       17,571      27,682
Annual Peak Growth
   2001 - 2005(%)                 2.4         2.1          2.2         1.7         2.3          3.8         2.3
   2006 - 2010(%)                 2.1         1.9          2.0         1.5         2.2          3.6         2.2
   2011 - 2020(%)                 1.9         1.8          1.9         1.3         2.0          3.6         2.0
----------------------------------------------------------------------------------------------------------------
2001 Weather-Normalized
Net Energy for Loan
(GWh)(1,2)                     264,153     125,333       94,882      19,407      13,065       89,613     192,012
Annual Peak Growth

   2001 - 2005(%)                 2.2         1.9          2.3         1.6         2.0          3.9         2.0
   2006 - 2010(%)                 2.1         1.8          2.1         1.5         1.9          3.7         1.9
   2011 - 2020(%)                 1.9         1.7          1.9         1.3         1.8          3.6         1.8
----------------------------------------------------------------------------------------------------------------
Planning Reserve Margin
(%)

       2001                      19.0        18.0         15.0        18.0        15.0         15.0        15.0
       2005                      17.8        18.0         15.0        18.0        15.0         15.0        15.0
       2010                      15.0        17.0         14.0        18.0        15.0         15.0        15.0
       2015                      15.0        15.0         14.0        14.0        15.0         15.0        15.0
       2020                      15.0        15.0         13.0        14.0        15.0         15.0        15.0
----------------------------------------------------------------------------------------------------------------
                                Capacity additions that are already completed or have begun construction are explicitly included in the modeling as "Firm Builds".  Beyond this, the model
New Builds                      optimizes construction of new capacity internally to ensure that reserve requirements are achieved. The capacity added by the model is determined by selection the most economical power plant technology option available.
----------------------------------------------------------------------------------------------------------------
Firmly Planned Builds (MW)
       2000                      752         3,536        1,618         0          0            140          0
       2001                     1,212         934          746          0          0           3,830       1,018
       2002+                    3,436        2,435        1,970        270         0           2,300       2,213
       TOTAL                    7,136        6,905        4,334        270         0           6,270       3,231
----------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       92                  [LOGO] ICF CONSULTING

                Summary of Key Modeling Assumptions - Base Case

----------------------------------------------------------------------------------------------------
                                                           Region
Parameter            -------------------------------------------------------------------------------
                     PJM         NEPOOL       ComEd       LILCO       Montana      AZ/NM       PacNW
----------------------------------------------------------------------------------------------------
New Unit             Combustion Turbines           Combined Cycles and                  LM 6000s
Characteristics      --------------------          -------------------                  --------
All-In Capital Costs                                  Cogeneration
                                                      ------------
(1998$/kW)(3)                     375                      617
   2001                           375                      617                      497
   2005                           357                      587                      497
   2010                           339                      559                      473
   2015                           323                      531                      450
   2020(4)                                                                          428
   Levelized 2001-                363                      598
     2020                                                                           482
   Fixed O&M
     (1998$/kW-yr)               13.5                    20.0/21.5                  14.8
----------------------------------------------------------------------------------------------------
Capital Charge Rate for
New Units(5)
   Combustion
   Turbines          14.8        15.7         15.8        16.5        15.8         15.5        15.2
   Combined Cycle    12.9        13.9         14.0        14.7        14.0         13.7        13.5
   LM6000            14.8        15.7         15.8        16.5        15.8         15.5        15.2
----------------------------------------------------------------------------------------------------
New Power Plan        Combined Cycle       Cogeneration             Combustion          LM6000
Builds                --------------       ------------             ----------          ------
Heat Rate                                                             Turbine
(Btu/kWh)                                                             -------
   2001                    6,893              6,393                   10,858             9,538
   2005                    6,753              6,253                   10,671             9,374
   2010                    6,583              6,083                   10,443             9,173
   2015                    6,417              5,917                   10,219             8,976
   2020                    6,255              5,755                   10,000             8,784
   Levelized(4) 2001-
2020                       6,680              6,180                   10,572             9,287
Variable O&M
(1998$/MWh)                  1.1                1.2                      2.3               1.1
Minimum Turndown             0                  0                        0                 0
Availability (%)            91.9               91.7                     90.7              91.7
----------------------------------------------------------------------------------------------------
Existing Power Plant             Availability(3)                                Turndown %
Constraints (%)
Coal Steam                          84 - 88                                        40
Oil/Gas Steam                       87 - 91                                       25
----------------------------------------------------------------------------------------------------
Variable O&M
(1998$/MWh) Range(2)
   Combined Cycle                                        0.98 - 7.11
   Combustion
   Turbine                                               0.81 - 5.91
   Oil/Gas Steam                                          1.3 - 9.4
   Unscrubbed Coal                                        1.0 - 11.3
   Scrubbed Coal                                          2.1 - 12.3
----------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       93                  [LOGO] ICF CONSULTING

                Summary of Key Modeling Assumptions - Base Case
                                    Treatment

----------------------------------------------------------------------------------------------------
                                                           Treatment
Parameter            -------------------------------------------------------------------------------
                     PJM         NEPOOL       ComEd       LILCO       Montana      AZ/NM       PacNW
----------------------------------------------------------------------------------------------------
Annual Average
Nuclear Capacity
Factor (%)
   2001              86.3        81.7         85.1         N/A         N/A         80.5        66.0
   2005              86.4        81.7         86.0                                 80.5        66.0
   2010              85.7        81.7         86.3                                 80.5        66.0
   2015              85.0        81.6         85.1                                 80.5        66.0
   2020              86.4        85.0         84.9                                 80.5        66.0
----------------------------------------------------------------------------------------------------
Nuclear Retirements                                End of operating license
----------------------------------------------------------------------------------------------------
Natural Gas
   2001              5.33        5.22         5.13        5.52        5.09         5.34        5.00
   2005              3.03        2.91         2.84        3.21        2.73         2.80        2.71
   2010              3.16        3.03         2.94        3.38        2.63         2.90        2.82
   2015              3.35        3.08         2.83        3.63        2.28         2.54        2.48
   2020              3.39        3.19         2.74        3.67        2.11         2.38        2.04
Levelized Average
(2001-2020)
                     3.73        3.59         3.46        3.95        3.23         3.43        3.27
----------------------------------------------------------------------------------------------------

Residual1% Oil
   2001              3.75        3.76         4.56        4.26        4.72         4.18        4.72
   2005              3.27        3.27         3.95        3.77        4.11         3.56        4.11
   2010              3.41        3.41         3.95        3.91        4.11         3.57        4.11
   2015              3.54        3.54         3.95        4.04        4.11         3.57        4.11
   2020              3.54        3.54         3.95        4.04        4.11         3.57        4.11
Levelized Average
(2001-2020)
                     3.53        3.53         4.17        4.04        4.33         3.78        4.33
----------------------------------------------------------------------------------------------------

Distillate Oil
   2001              5.23        5.29         5.19        5.93        5.81         5.16        5.81
   2005              4.52        4.57         4.49        5.21        5.11         4.45        5.11
   2010              4.52        4.57         4.49        5.21        5.11         4.45        5.11
   2015              4.52        4.57         4.49        5.21        5.11         4.45        5.11
   2020              4.52        4.57         4.49        5.21        5.11         4.45        5.11
Levelized Average
(2001-2020)
                     4.77        4.83         4.74        5.48        5.37         4.70        5.37
----------------------------------------------------------------------------------------------------

Coal
   2001              1.23        1.27         0.64                    0.55         0.94        0.64
   2005              0.92        0.97         0.27                    0.21         0.72        0.27
   2010              0.96        0.94         0.27                    0.22         0.70        0.27
   2015              0.94        0.89         0.27         N/A        0.22         0.71        0.27
   2020              0.92        0.84         0.28                    0.23         0.73        0.28
Levelized Average
(2001-2020)
                     1.02        1.04         0.36                    0.30         0.78        0.36
----------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       94                  [LOGO] ICF CONSULTING

                 Summary of Key Modeling Assumptions - Base Case

----------------------------------------------------------------------------------------------------
                                                           Treatment
Parameter            -------------------------------------------------------------------------------
                     PJM         NEPOOL       ComEd       LILCO       Montana      AZ/NM       PacNW
----------------------------------------------------------------------------------------------------
Non-Utility
(MW)
   Dispatchable     2,744        2,167                     159          0           82         671
   Non-                                       N/A
   Dispatchable     1,273        671                       150          43          3          555
Total               4,017        2,838                     309          43          85         1,226
----------------------------------------------------------------------------------------------------
SO2 Regulations             Phase II Acid Rain - no tightening of current legislation assumed
----------------------------------------------------------------------------------------------------
NOx Regulations                             NOx OTR, AND NOx SIP Call modeled
----------------------------------------------------------------------------------------------------
CO2 Regulations                                        Not modeled
----------------------------------------------------------------------------------------------------
Mercury Regulations                                    Not modeled
----------------------------------------------------------------------------------------------------
Allowance Prices                 SO2                                               NOx(9)
(1998$/ton)                      ---                                               ------
   2001                          206                                                985
   2005                          252                                               1,921
   2010                          352                                               2,681
   2015                          580                                               3,572
   2020                          580                                               3,572
----------------------------------------------------------------------------------------------------
                      Import Capability(10) (GW)                        Export Capability(10) (GW)
                      --------------------------                        --------------------------
PJM                              21.8                                              23.9
NEPOOL                            1.5                                               1.9
ComEd                             5.4                                               7.7
LILCO                             2.1                                               2.3
Montana                           2.4                                               3.4
Arizon/New Mexico                 4.2                                               9.4
PacNW                            11.4                                              12.3
----------------------------------------------------------------------------------------------------

1 To account for historical forecast error, ICF has reviewed NERC's demand forecasts and determined the average forecast error percentages over roughly the last 20 years. ICF's current forecasts are based on the NERC ES&D 2000 vintage projection and adjusted for historical forecast error.
2     Values shown are weather normalized.
3     Adjusted for summer regional conditions.
4     Assumes an 11.2 percent real discount rate.
5 Weighted average by sub-regional peak demand for PJM East, South, and West shown.
9 2000-2201 OTR allowance prices are assumed to be $1,000 based on current market activity.
10    Includes inter-regional and intra-regional.

Natural Gas Prices

      Over time, natural gas plays an increasingly important role in determining power prices as new combined cycle and combustion turbine units increasingly constitute marginal unit on the system.

      We believe that recent prices, i.e., during the 1990s after deregulation, are much more representative of the future than those for pre-1985, especially 1970 to 1985, when regulatory distortions were at their height. This notwithstanding, late 2000/early 2001 gas prices have been well above recent averages.


--------------------------------------------------------------------------------
                                       95                  [LOGO] ICF CONSULTING

                                  Exhibit 5-9
               Historical Natural Gas Wellhead Prices (1940-1994)

                                     [GRAPH]

      U.S. natural gas prices have increased significantly in real terms over the last 50 to 60 years (see Exhibit 5-9). This is reflective of depletion of resources as well as trends such as the decreasing importance of associated gas
- i.e., a by-product of oil production. In the 1970s and early 1980s, natural gas prices were superheated by two key developments: (i) U.S. government wellhead price controls which became binding by 1970 and inhibited supply, and
(ii) oil price increases which increased demand just as supply was being throttled by the US Government.

      In the late 1980s, regulatory controls were relaxed leading to price drops. Throughout the 1990s, prices were generally maintained around $2.50/MMBtu on average. This occurred even during the oil price spikes of 1990 - 1991. At this time, the supply response to price spikes was so strong the industry was considered to have excess (a.k.a. the "gas bubble".) Also at this time, Henry hub became the benchmark for North American gas prices and the location for the dominant futures contract in North America. In 2000, a large price spike occurred, doubling the annual average price at Henry Hub.

      ICF believes that recent prices, i.e., during the 1990s after deregulation are much more representative of the future than those for pre-1985, especially 1970 to 1985, when regulatory distortions were at their height.


--------------------------------------------------------------------------------
                                       96                  [LOGO] ICF CONSULTING

                                  Exhibit 5-10
                      Historical Henry Hub Prices (2000$)

                                     [GRAPH]

      Over the last several months, natural gas prices have increased to record highs on the order of $8 - $10/MMBtu (nominal). Annual average prices reached about $4.00/MMBtu (1998$) in 2000 (actually about $4.35/MMBtu), even above the $3.9/MMBtu seen in 1982. In part, high gas prices are related to the crude and product oil prices which are at extremely high levels (see Exhibits 5-11 and 5-12). This is because there is switchable demand which will be willing to pay more for gas when oil prices are high. This requires, of course, a tight gas demand and supply situation, especially considering the increasingly small amount of fungible fuel use over time. We believe oil prices are not sustainable at these high levels, and hence, believe oil prices will soon fall and gas prices will return to equilibrium levels over the next few years.


--------------------------------------------------------------------------------
                                       97                  [LOGO] ICF CONSULTING

                                  Exhibit 5-11
   Crude Oil Prices are the Highest Since 1990 WTI Cushing, OK (Nominal$/BBl)

                                     [GRAPH]

                                  Exhibit 5-12
Long-Term Correlation Between Crude Oil Prices and Natural Gas Prices 1980-1999
                                 (1998$/MMBtu)

                                     [GRAPH]


--------------------------------------------------------------------------------
                                       98                  [LOGO] ICF CONSULTING

      The tight gas demand and supply situation is partly explained by three additional factors: (1) rising natural gas demand from power plants, (2) the fall in natural gas drilling that resulted after the low oil prices in 1998 (see
Exhibit 5-13), and (3) to extreme weather conditions. November-December 2000 was the coldest in U.S. history. Prior to this large price increase, there was no clear evidence or expectations that such a movement would result. This is associated with the difficulties in assessing well deliverability. However, ICE has modeled 17,000 U.S. and Canadian reservoirs using its NANGAS system, as discussed below.

      Many observers prefer to use current futures (or forward) prices to describe natural gas prices. Futures can be appropriate in situations in which all elements of the assessment have been contracted forward. In such a case. the risk free interest rate is used. Note, even weather needs to be contracted. In this forecast, only forecasts should be used as should a risk adjusted discount rate. We also show that forward prices are not predictive for all except the extremely short term. They simply correlate with current spot prices.

                                  Exhibit 5-13
                           U.S. Natural Gas Rig Count

                                     [GRAPH]

      As can be seen, there has been a considerable pickup in recent drilling activity. While we anticipate continued tight market conditions for the near-term, we expect market conditions to return to equilibrium within the next 2 to 3 years.

      ICE's natural gas price forecasts were derived from results from ICE's North American Natural Gas Analysis System (NANGAS). The NANGAS model has descriptive and analytic capability that allows assessment of gas resources and markets from reservoir to burner-tip, working from a database of more than 17,000 US and Canadian reservoirs.


--------------------------------------------------------------------------------
                                       99                  [LOGO] ICF CONSULTING

                                  Exhibit 5-14
                   ICF Henry Hub Price Projections (Nominal$)

                                   [GRAPHIC]

      The NANGAS model also contains: explicit characterizations of the performance and market penetration rate of E&P technologies; detailed regional/sectoral/seasonal demand criteria; site-specific investment, operating and environmental compliance cost; and a pipeline network simulation that analyzes supply, demand, and transportation interactions consistently and comprehensively. We believe that large amounts of low cost resources exist in the U.S. and that gas prices will be driven by the costs of exploration and production.

      Thus, it can be considered roughly happenstance that the historical trendline and our forecast go together. The key is that there will be strong nominal prices in the future due to growing demand and the need to use more expensive sources even after technological improvement is considered.


--------------------------------------------------------------------------------
                                      100                  [LOGO] ICF CONSULTING

                                  Exhibit 5-15
                  NYMEX Futures versus ICF Gas Price Forecast

                                     [GRAPH]

      The above notwithstanding, current futures prices for natural gas are very strong (see Exhibit 5-15). Natural gas futures show Henry Hub Louisiana market prices at roughly $4/MMBtu (real 1998$) through Summer 2003. The current tight market conditions are reflected in our high natural gas price forecast for 2001 of $5/MMBtu (2000$) at Henry Hub in the Base Case. However, ICF believes that current oil prices cannot be sustained and that as they fall, the natural gas market will also return to equilibrium levels. Indeed, ICF forecasts a return to equilibrium by 2005 with gas at Henry Hub at about $2.7/MMBtu (1998$) representing a decline of nearly 15 percent per year.

      Although gas prices rise over time in nominal terms, they do not increase in real terms after 2005 despite continued increase in demand, especially from the power sector. Discovery of new resources combined with technological improvements and lower real drilling costs offsets rising demand (see Exhibit 5-16).


--------------------------------------------------------------------------------
                                      101                  [LOGO] ICF CONSULTING

                                  Exhibit 5-16
                        ICF Base Case Forecast ($/MMBtu)

                                     [GRAPH]

      We emphasize that our forecast accounts for rising natural gas demand. Specifically, U.S. demand for natural gas is expected to increase 32 percent between now and 2010 with most of the increase to come from electric generators and industrial customers. We also emphasize there can be disequilibrium conditions around this trend (see Exhibit 5-17).


--------------------------------------------------------------------------------
                                      102                  [LOGO] ICF CONSULTING

                                  Exhibit 5-17
                              Natural Gas Outlook

                                     [GRAPH]

      The gas market analysis assumes there is a single market-clearing price for spot delivered gas in all periods. In other words, all gas is "firm" in that the price is enough to ensure delivery (i.e., there are no liquidity problems) though consumers can decide not to purchase during peak periods. Gas prices are also modeled as varying by season. The seasonality reflects variation in both commodity and transportation prices. As gas consumption is largely driven by heating requirements, winter prices are typically higher than summer prices. However, given growing summer demand from the power sector, the projected seasonal spread is lower than the historical seasonal spread.


--------------------------------------------------------------------------------
                                      103                  [LOGO] ICF CONSULTING

                                  Exhibit 5-18
             Henry Hub Historical and Forecast Prices - Real 1998$

                                     [GRAPH]

      Source: Historical data from Natural Gas Week; forecast data for Base and Low Case represent ICF forecasts. High Case combines near-term forward market expectations and long-term ICF High Price expectations.

      Beyond 2005, natural gas prices are expected to recover in response to continued increase in demand, especially from the power sector. Natural gas prices are forecasted to increase around 1.5 percent annually through 2020.


--------------------------------------------------------------------------------
                                      104                  [LOGO] ICF CONSULTING

                                  Exhibit 5-19
                    Delivered Natural Gas Prices - Base Case

--------------------------------------------------------------------------------
                                  Annual Average Price (1998$/MMBtu)
      Year                ------------------------------------------------------
                          PJM West     NEPOOL     Montana     Arizona     PacNW
--------------------------------------------------------------------------------
Commodity - Henry Hub
      2001                                          4.99
      2005                                          2.68
      2010                                          2.75
      2015                                          2.64
      2020                                          2.54
--------------------------------------------------------------------------------
Basis Differential
      2001                  0.23        0.62        0.10        0.35        0.01
      2005                  0.23        0.52        0.05        0.12        0.03
      2010                  0.28        0.60       -0.12        0.15        0.07
      2015                  0.44        0.80       -0.36       -0.10       -0.16
      2020                  0.65        0.91       -0.43       -0.16       -0.50
--------------------------------------------------------------------------------
Total Delivered
      2001                  5.22        5.61        5.09        5.34        5.00
      2005                  2.92        3.20        2.73        2.80        2.71
      2010                  3.03        3.35        2.63        2.91        2.82
      2015                  3.08        3.44        2.28        2.54        2.48
      2020                  3.19        3.45        2.11        2.38        2.04
--------------------------------------------------------------------------------
Levelized Average(1)        3.48        3.80        3.11        3.32        3.15
--------------------------------------------------------------------------------

1     Levelized using an 11.2 percent real discount rate.
Source: ICF, unless otherwise noted.


--------------------------------------------------------------------------------
                                      105                  [LOGO] ICF CONSULTING

                                  Exhibit 5-20
                  Delivered Natural Gas Prices - Downside Case

--------------------------------------------------------------------------------
                                  Annual Average Price (1998$/MMBtu)
      Year                ------------------------------------------------------
                          PJM West     NEPOOL     Montana     Arizona     PacNW
--------------------------------------------------------------------------------
Commodity - Henry Hub
      2001                                          4.37
      2005                                          2.28
      2010                                          1.96
      2015                                          2.09
      2020                                          2.04
--------------------------------------------------------------------------------
Basis Differential
      2001                  0.23        0.61        0.11        0.31        0.06
      2005                  0.25        0.52        0.15        0.24        0.13
      2010                  0.33        0.75       -0.17        0.16       -0.20
      2015                  0.44        0.83       -0.44       -0.12       -0.55
      2020                  0.59        0.80       -0.41       -0.25       -0.55
--------------------------------------------------------------------------------
Total Delivered
      2001                  4.60        4.98        4.48        4.67        4.43
      2005                  2.53        2.80        2.44        2.53        2.35
      2010                  2.29        2.71        1.78        2.12        2.09
      2015                  2.53        2.92        1.65        1.97        1.89
      2020                  2.63        2.83        1.63        1.78        1.49
--------------------------------------------------------------------------------
Levelized Average(1)        2.89        2.74        2.67        2.88        2.64
--------------------------------------------------------------------------------

1     Levelized using an 11.2 percent real discount rate.
Source: ICF, unless otherwise noted.

      In the Low Price Case, prices decline at 1.8 percent annually in real terms through 2020. As in the Base Case, there is also a sharp drop through 2005 followed by 1.6 percent annual real increase through 2010. Gas prices in the High Price Case fall from current levels through 2005, but recover by 2010 to substantially higher real levels. Prices in nominal terms, of course, are much higher than shown here in all three cases.


--------------------------------------------------------------------------------
                                      106                  [LOGO] ICF CONSULTING

                                  Exhibit 5-21
                    Delivered Natural Gas Prices - High Case

--------------------------------------------------------------------------------
                                  Annual Average Price (1998$/MMBtu)
      Year                ------------------------------------------------------
                          PJM West     NEPOOL     Montana     Arizona     PacNW
--------------------------------------------------------------------------------
Commodity - Henry Hub
      2001                                          5.53
      2005                                          3.34
      2010                                          3.53
      2015                                          3.46
      2020                                          3.23
--------------------------------------------------------------------------------
Basis Differential
      2001                  0.25        0.67        0.12        0.36        0.06
      2005                  0.27        0.61        0.15        0.16        0.04
      2010                  0.28        0.65       -0.10        0.12        0.14
      2015                  0.32        0.67       -0.14        0.09        0.06
      2020                  0.54        0.91       -0.29       -0.15       -0.44
--------------------------------------------------------------------------------
Total Delivered
      2001                  5.78        6.20        5.65        5.89        5.59
      2005                  3.62        3.96        3.50        3.51        3.38
      2010                  3.81        4.18        3.43        3.65        3.67
      2015                  3.77        4.13        3.31        3.55        3.52
      2020                  3.78        4.14        2.95        3.08        2.79
--------------------------------------------------------------------------------
Levelized Average(1)        4.13        4.49        3.87        4.02        3.90
--------------------------------------------------------------------------------
1     Levelized using an 11.2 percent discount rate.
Source: ICF, unless otherwise noted.

      High Case forecasts were developed using the NYMEX futures strip prices as of October 10, 2000. In the near-term, 2001-2003, the NYMEX price quotes for Henry Hub are higher than the standard ICF High Case projections and reflect the upper level on potential spot gas markets. Beyond 2003, the futures quotes are limited, and actually drop below standard ICF High Case projections. The High Case used in this modeling exercise represents a combination of the NYMEX futures quotes through 2003 and the ICF standard High Case forecast thereafter. This is due in large part to current oil market fluctuations. Beyond 2003, futures strip trading is very weak, therefore, we default to the ICF High Case forecast for the mid- and long-term periods.

      The gas market analysis assumes there is a single market-clearing price for delivered gas in all periods. In other words, all gas is "firm" in that the price is enough to ensure delivery (i.e., there are no liquidity problems) though consumers can decide not to purchase during peak periods. The seasonality reflects variation in both commodity and transportation prices. ICF computed average price across four seasons and these average seasonal price differentials are presented in Exhibit 5-22 and 5-23.


--------------------------------------------------------------------------------
                                      107                  [LOGO] ICF CONSULTING

                                  Exhibit 5-22
             Delivered Gas Price Seasonality - Eastern Interconnect

      --------------------------------------------------------------------------
                                     Delivered Natural Gas Differential from
            Season(1)                      Annual Average (1998$/MMBtu)
                                     -------------------------------------------
                                         PJM West                  NEPOOL
      --------------------------------------------------------------------------
            Summer                         -0.16                   -0.19
      --------------------------------------------------------------------------
            Winter                         +0.26                   +0.32
      --------------------------------------------------------------------------
            Other                          -0.13                   -0.16
      --------------------------------------------------------------------------
            Shoulder                       -0.01                   -0.01
      --------------------------------------------------------------------------
      1     Seasons are defined as:
            Summer - June, July, August
            Winter - December, January, February
            Other - May, September
            Shoulder - March, April, October, November
            Source: Natural Gas Week, 1994 - 1997 average based on season definitions.

                                  Exhibit 5-23
                     Delivered Gas Price Seasonality - WSCC

      --------------------------------------------------------------------------
                                   Delivered Natural Gas Differential from
            Season(1)                    Annual Average (1998$/MMBtu)
                                   ---------------------------------------------
                                   Montana          Arizona          PacNW
      --------------------------------------------------------------------------
              Winter                +0.22            +0.14           +0.07
      --------------------------------------------------------------------------
            Hydro Peak              -0.09            -0.08           -0.05
      --------------------------------------------------------------------------
            Load Peak               -0.16            -0.05           +0.02
      --------------------------------------------------------------------------
            September               -0.16            -0.05           +0.02
      --------------------------------------------------------------------------
               Fall                 -0.06            -0.09           -0.09
      --------------------------------------------------------------------------
      1     Seasons defined as:
            Winter - January, February, March
            Hydro Peak - April, May June
            Load Peak - July August
            September - September
            Fall - October, November

Oil Prices

      Oil prices are generally less important in PJM than NEPOOL. NEPOOL has a relatively large population of oil/gas steam units that can switch between these fuels as the economics dictate. The northeast and Florida are the largest consumers of oil for electric power production.

      Within NEPOOL, a large number of new units using gas turbine technology in combined cycle are coming on line in the near-term. Recent expansions in natural gas pipeline capabilities have provided NEPOOL the ability to support the capacity expansion and to continue to grow. Hence, the reliance on fuel oil is expected to fall as new gas-fired combined cycle units come online. Existing units are expected to continue to base fuel decisions on economics and do have options to switch fuel in our modeling. Note, however, gas/pipeline expansion into New England is substantial, but may not fully keep pace with new combined cycle additions. Further, not all of these units can burn distillate. Thus, near-term gas price fly-ups are possible.


--------------------------------------------------------------------------------
                                      108                  [LOGO] ICF CONSULTING

                                  Exhibit 5-24
                   Commodity Oil Prices Forecasts (1998$/Bbl)

      ------------------------------------------------------------
                                                     All Cases
      ------------------------------------------------------------
      Crude(1)
            2001                                        24.9
            2005                                        20.6
            2010                                        20.6
            2015                                        20.6
            2020                                        20.6
      Levelized Average                                 22.1
      ------------------------------------------------------------
      Gulf Coast Residual 1%
            2001                                        23.0
            2005                                        19.1
            2010                                        19.2
            2015                                        19.2
            2020                                        19.2
      Levelized Average                                 20.6
      ------------------------------------------------------------
      Gulf Coast Distillate
            2001                                        27.7
            2005                                        23.6
            2010                                        23.6
            2015                                        23.6
            2020                                        23.6
      Levelized Average                                 25.1
      ------------------------------------------------------------

                                  Exhibit 5-25
     Delivered 1 Percent Residual Oil Prices by Region and Case (1998$/Bbl)

--------------------------------------------------------------------------------
Year            PJM
             East/South     PJM West     NEPOOL     Montana     AZNM     PACNW
--------------------------------------------------------------------------------

2001            23.6          23.7        23.6        25.7      26.3      29.7
2005            20.5          20.7        20.5        21.8      22.4      25.8
2010            21.4          21.5        21.4        21.9      22.5      25.9
2015            22.2          22.3        22.2        21.9      22.5      25.9
2020            22.2          22.3        22.2        21.9      22.5      25.9
--------------------------------------------------------------------------------

                                  Exhibit 5-26
           Delivered Distillate Prices by Region and Case (1998$/Bbl)

--------------------------------------------------------------------------------
Year            PJM
             East/South     PJM West     NEPOOL     Montana     AZNM     PACNW
--------------------------------------------------------------------------------
Source/         Gulf        New York    New York     Gulf       Gulf      Gulf
Basis:          Coast        Harbor      Harbor      Coast      Coast     Coast
--------------------------------------------------------------------------------

2001            29.4          30.8        30.8        33.8      30.0      33.8
2005            25.3          26.7        26.7        29.7      25.9      29.7
2010            25.3          26.7        26.7        29.7      25.9      29.7
2015            25.3          26.7        26.7        29.7      25.9      29.7
2020            25.3          26.7        26.7        29.7      25.9      29.7
--------------------------------------------------------------------------------

      Oil/gas steam units in both PJM and NEPOOL are provided the option to burn oil or gas. When burning oil, units have an incremental SO(2) allowance price adder that is not applicable


--------------------------------------------------------------------------------
                                      109                  [LOGO] ICF CONSULTING
when burning gas. Residual oil prices are often slightly below gas prices excluding environmental costs.

      Many combined cycles and combustion turbines are capable of burning both gas and distillate, however due to the higher cost of distillate, gas is generally the more economic.

Coal Prices

                                  Exhibit 5-27
                            U.S. Coal Supply Regions

                                    [GRAPHIC]


--------------------------------------------------------------------------------
                                      110                  [LOGO] ICF CONSULTING

                                  Exhibit 5-28
                     50-Year Historical Average Coal Prices

                                   [GRAPHIC]

Source: EIA Annual Energy Review

      Unlike gas, coal prices have decreased in real terms over the last 50 years. This reflects: (i) increased economies of scale especially in surface mining in the West; (ii) new technologies, especially longwall mining; (iii) improved technology in such areas as continuous mining; and (iv) lower transportation costs facilitating access to lower minemouth cost coal.

      Even so, over the last 50 years, there have been some significant price swings in annual average domestic coal prices.

            o Through the late 1960s, real coal prices were decreasing while nominal prices were relatively flat.
            o In the early and mid 1970s, real and nominal coal prices increased sharply in response to crude oil and natural gas price movements.
            o Thereafter, real prices experienced fairly substantial rates of decline through recent periods. In the late 1990s, the downward real price trend does seem to slow.
            o There has been a kick-up in coal prices in recent months reflecting tight coal market conditions and in part attributable to high gas and oil price conditions.


--------------------------------------------------------------------------------
                                      111                  [LOGO] ICF CONSULTING

                                  Exhibit 5-29
               Coal Mine Labor Productivity Improvement Over Time

                                     [GRAPH]

      Rapid labor productivity growth has been continuing even recently. Productivity growth continues throughout the forecast though we expect it to slow. We assume declining coal prices in real terms due to continued improvements in productivity such that prices are relatively unchanged on a nominal basis.

      Exhibit 5-30 shows the annual trend in coal prices between 1998 and 2000. 2001 values represent the weekly minemouth coal prices reported for year-to-date. The pricing trend in 2001 has been quite steep and is expected to continue at high levels for the near-term before declining to normal equilibrium levels.

                                  Exhibit 5-30
                    Historical Central Appalachian Coal Price

                                     [GRAPH]

Note: Central Appalachian Coal Price, 1% Sulfur, 25 MMBtu/ton (12,500)
Source: Coal Week; 2001 Prices are through May 2001


--------------------------------------------------------------------------------
                                      112                  [LOGO] ICF CONSULTING

      The Central Appalachian coal price declined significantly through the 1990s. Between 1993 and 1998, prices decreased by more than 15 percent in real terms. The price for Central Appalachian low-sulfur coal was not affected upward by utility Phase I Acid Rain compliance that went into effect in January 1995. This was because of the flexibility the utilities had for complying with Phase I regulation including switching to low-sulfur coal, purchasing SO(2) allowances, and coal blending. Productivity increases and intense competition from Powder River Basin and Northern Appalachia coals are key factors that have prevented the price for Central Appalachian coal from increasing until recently.

      Our forecast for 2001 and 2002 shows above equilibrium prices for coal, especially low sulfur Appalachian coal. Thereafter, coal prices reflect equilibrium conditions and we assume declining coal prices in real terms due to continued improvements in productivity such that prices are relatively unchanged on a nominal basis. This analysis also assumes that coal markets remain as competitive as they are at present, which is a likely outcome, but not the only outcome. In a competitive market, coal purchased under long term contracts at above market prices cannot be intentionally recovered. As such, we expect that when plant owners operate and bid, they will price coal at current market conditions.

      Representative minemouth coal price forecasts are shown in Exhibit 5-31. ICF models transportation from minemouth to burnertip on a plant-by-plant basis throughout the U.S. Delivered fuel prices at the PPL stations are provided in the unit level assumptions chapter.

                                  Exhibit 5-31
                 Minemouth Coal Prices at Representative Plants

---------------------------------------------------------------------------------------
                     Central           Central
Coal Prices -      Appalachian       Pennsylvania         Bailey               PRB
  Minemouth      (0.7% S, 12,000     (1.5-2.0% S,     (1.4% S, 13,000    0.5% S, 17,000
 (1998$/ton)         Btu/lb)        12,500 Btu/lb)        Btu/lb)            Btu/lb
---------------------------------------------------------------------------------------
    2000              30.6               30.8              36.6               9.4
    2005              23.3               23.0              25.2               3.7
    2010              22.6               23.9              26.1               3.7
    2015              21.4               23.4              26.7               3.8
    2020              20.2               22.9              27.3               3.9
---------------------------------------------------------------------------------------

      Coal units make up a substantial portion of the PJM West capacity mix although they are less important in PJM East, PJM South, and NEPOOL. PJM West has access to several coal sources which are in very close proximity to the PPL coal units. The most important coal types in PJM are Central Pennsylvania mid sulfur coal, Monongahela "Bailey type" coal (1.5 percent sulfur), and Southern West Virginia/East Kentucky compliance coal in Eastern PJM.

      The PPL Montana coal units are located centrally to the PRB coal mines and have very low coal costs.

      We assume declining coal prices in real terms due to continued improvements in productivity such that prices are relatively unchanged on a nominal basis. This analysis also assumes that coal markets remain as competitive as they are at present, which is a likely outcome, but not the only outcome. In a competitive market, coal purchased under long term


--------------------------------------------------------------------------------
                                      113                  [LOGO] ICF CONSULTING
contracts at above market prices cannot be intentionally recovered. As such, we expect that when plant owners operate and bid, they will price coal at current market conditions.

      Nominal rail costs have declined in recent years. In contrast, general inflation has continued at average levels. We forecast a 2 percent decrease in real rail costs. We also assume that coal on coal competition will continue in the Wyoming PRB and that rail on rail competition will continue between Union Pacific and Burlington Northern railroads. This does not directly affect PJM coal that is mostly from Appalachia, but indirectly puts downward price pressure on Central Appalachia minemouth coal prices.

Environmental Compliance

      The Environmental Protection Agency (EPA) serves "to protect human health and to safeguard the natural environment." Under this mission, EPA has as a goal of ensuring clean air such that the air in every American community will be safe and healthy to breathe and that individuals with respiratory ailments will be protected from health risks of breathing polluted air. Two of the largest contributing components of air pollution are SO(2) and NO(x). Exposure to high concentrations of SO(2) can lead to health problems, such as respiratory illness and aggravation of cardiovascular disease, while NO(x) emissions contribute to the formation of ground level ozone or smog, which is a primary human health and environmental concern. In addition, both SO(2) and NO(x) emissions are precursors of acid deposition or acid rain. Because of these adverse effects, SO(2) and NO(x) are regulated by EPA as two of the six criteria pollutants under the National Ambient Air Quality Standards (NAAQS).

      SO(2) emissions primarily arise from combustion processes and are largely dependent on the sulfur content of fuels burned. NO(x) emissions also rise from the combustion process, but depend on both combustion technology and nitrogen content of fuels. The electric power industry is one of the largest sources of SO(2) and NO(x) emissions in the U.S. Hence, current and future regulations of these air pollutants have significant impact on the capacity expansion and dispatch decisions of the electric power generators. Further, prospective regulations that affect SO(2), NO(x), or other air pollutants (such as mercury) emitted by the power plants pose considerable risks and opportunities to electric power generating asset owners.

      The applicable air emission regulations that affect SO(2) and NO(x) emissions in PJM and Southern ECAR are briefly described in two subsequent sections: (1) Existing Air Emission Regulations; and (2) Potential Air Emission Regulations. Note that both regions are currently impacted by SO(2) emissions restrictions, but only PJM is subject to existing NO(x) legislation.

      The impacts of federal air emission regulations on SO(2) and NO(x) emissions are described below.

SO(2) Regulations

      Title IV of the Clean Air Act Amendments (CAAA) of 1990 requires that overall annual SO(2) emissions be reduced by 10 million tons below 1980 levels in the contiguous United States. To achieve these reductions, the law requires placing a two-phase SO(2) emission restriction on fossil fuel-fired power plants.


--------------------------------------------------------------------------------
                                      114                  [LOGO] ICF CONSULTING

      Phase I, which began in 1995, initially affected 261 highest emitting generation units with at least 100 MW of capacity at 110 mostly coal-burning electric utility plants located in 21 Eastern and Midwestern States. An additional 174 units were added to Phase I of the program later, bringing the total number of Phase I affected units to 435. The SO(2) emission limits (or allowance allocations) for these units are calculated by multiplying the SO(2) rate of 2.5 lbs per MMBtu by the "baseline" (1985-87) average fuel consumption. Each SO(2) allowance entitles the owner of the affected unit to emit one ton of SO(2) annually.

      Phase II, which began 2000, required all utility fossil fuel units with capacity greater than 25 MW to reduce their SO(2) emissions. For most existing coal units, SO(2) emission limits (or allowance allocations) are determined based on an SO(2) rate of 1.2 lbs per MMBtu multiplied by their baseline fuel consumption. Allowances are allocated only for existing units. New units will have to buy allowances in the market to offset their SO(2) emissions.

      This program represents a dramatic departure from traditional command and control regulatory methods that establish specific, inflexible emissions limitations that all affected sources must comply to. The allowance trading system introduced under this program harnesses the incentive of the free market to meet pollution reduction goals.

      The SO(2) emission restrictions can be met either by reducing emissions or buying allowances from other sources. Allowances may be transferred among units in the same system, banked for future use in later years, and bought and sold between systems and across state lines. However, a utility must have enough allowances each year to cover actual emissions. If annual emissions exceed the number of allowances held, the owners or operators of delinquent units must pay a penalty of $2,000 (adjusted for inflation using 1995 as the base year) per excess ton of SO(2).

      Also note that under this system, affected utility units were allocated allowances based on their historic fuel consumption and a specific emission rate. Each allowance permits a unit to emit one ton of SO(2) during or after a specified year. For each ton of SO(2) discharged during a given year, one allowance is retired, that is, it can no longer be used. Allowances may be bought, sold or banked. Any person may acquire allowances and participate in the trading system. However, regardless of the number of allowances a source holds, it cannot emit at levels violating federal or state limits set under Title I of the Clean Air Act to protect public health.

      During Phase II of the program, a permanent ceiling (or cap) of 8.95 million allowances for total annual allowance allocations to utilities exists. This cap firmly restricts emissions and ensures that environmental benefits will be achieved and maintained. The market-based allowance trading system capitalizes on the power of the marketplace to reduce SO(2) emissions cost-effectively and uses economic incentives to promote conservation and the development of innovative technology.


--------------------------------------------------------------------------------
                                      115                  [LOGO] ICF CONSULTING

                                  Exhibit 5-32
      Total Annual Phase II SO(2) Allowances for the PPL GenCo Fossil Units
                                 (tons of SO(2))

--------------------------------------------------------------------------------
          Plant                   2000 - 2003             2004 - 2020
--------------------------------------------------------------------------------
Brunner Island 1 & 2                25,378                  25,429
--------------------------------------------------------------------------------
Brunner Island 3                    23,201                  23,250
--------------------------------------------------------------------------------
Brunner Island Diesel                  0                       0
--------------------------------------------------------------------------------
Conemaugh Coal 1(1)                  2,953                   2,959
--------------------------------------------------------------------------------
Conemaugh Coal 2(1)                  3,274                   3,280
--------------------------------------------------------------------------------
Keystone 1(1)                        3,481                   3,488
--------------------------------------------------------------------------------
Keystone 2(1)                        3,706                   3,714
--------------------------------------------------------------------------------
Martins Creek Coal                  14,551                  14,575
--------------------------------------------------------------------------------
Martins Creek Steam (oil)              0                       0
--------------------------------------------------------------------------------
Martins Creek Steam (gas)           25,302                  25,353
--------------------------------------------------------------------------------
Martins Creek CT                       0                       0
--------------------------------------------------------------------------------
Montour Coal                        48,853                  48,853
--------------------------------------------------------------------------------
Lower Mount Bethel                     0                       0
--------------------------------------------------------------------------------
Colstrip(1)                          5,929                   5,486
--------------------------------------------------------------------------------
Corette                              5,060                   4,884
--------------------------------------------------------------------------------
Wyman 4(1)                            N/A                     N/A
--------------------------------------------------------------------------------
1     Represents PPL owned portion only.
Source: PPL.


--------------------------------------------------------------------------------
                                      116                  [LOGO] ICF CONSULTING

SO(2) Allowance Market Trends

                                  Exhibit 5-33
                  Historical SO(2) Allowance Prices (Nominal $)

                                     [GRAPH]

      Phase I and Phase II allowance prices rose sharply in early 1999 in anticipation of Phase II implementation. According to the emissions allowance tracking index released by the Clean Air Compliance Review, prices had moved from the $100/ton range late in 1997 to a high of more than $200/ton in early 1999. However, Phase II allowance prices have fall sharply in the in response to EPA's New Source Review (NSR) enforcement actions. Recent SO(2) allowance prices are at about $150 to $175/ton and now show an upward trend. Prices are below what we believe to be supported by market fundamentals (i.e., the marginal cost of SO(2) control), due to the expectation of wide-spread scrubbing resulting from NSR enforcement. Even if widespread scrubbing does occur due to NSR, allowances for scrubbing units are not likely to be made available to other affected sources; consequently, the negative impact of scrubber installations on prices is likely to be muted.

      Allowance prices over the long-term will be based on the marginal cost of reductions in SO(2) emissions in a national marketplace. We project an allowance price of approximately $213/ton (in real 1998$) in 2000 in the Base Case with significant real price escalation through 2015.

NO(x) Regulations

Ozone Transport Commission


--------------------------------------------------------------------------------
                                      117                  [LOGO] ICF CONSULTING

      The CAAA of 1990 established the Ozone Transport Commission (OTC) to control NO(x) emissions from 12 Northeastern states, including Pennsylvania, and the District of Columbia (DC) during the ozone season (i.e., May through September).(17) These 12 states and DC are collectively referred to as the OTC states. As a first step towards reducing NO(x) emissions in the OTC states, in Phase I, stationary sources in these states were required to install Reasonably Achievable Control Technology (RACT) beginning in 1995. RACT typically corresponds to low NO(x) burners, or some other form of combustion control modifications depending on boiler configuration.

      Pennsylvania, along with the other OTC states, signed Memorandum of Understanding (MOU) in September 1994 that created two additional phases for controlling NO(x) emissions from stationary sources in the northeast.

      In Phase II, which began on May 1, 1999, additional NO(x) reductions are required at electric power plants and industrial boilers with heat inputs greater than 250 MMBtu/hr during the 5-month summer ozone season, in the Inner and Outer Zones of OTC. The affected sources located in the Inner Zone are required to reduce their NO(x) emissions by 65 percent or to 0.2 lbs/MMBtu, whichever is less stringent. The affected sources located in the Outer Zone are required to reduce their NO(x) emissions by 55 percent or to 0.2 lbs/MMBtu, whichever is less stringent. In Pennsylvania, the Inner Zone includes Berks, Bucks, Chester, Delaware, Montgomery, and Philadelphia counties; and the Outer Zone includes the remaining counties. Under Phase II, annual NO(x) emissions in these zones in the OTC will be limited to approximately 220,500 tons (Lion, 1999),(18) which represent a reduction of approximately 55 percent below the 1990 levels. Electric generating units have been allocated approximately 194,100 tons (which accounts for approximately 88 percent of the total NO(x) budget), with industrial boilers accounting for the remainder of Phase II NO(x) budget (ICF, 1998).(19)

      Phase III, which begins in 2003, requires further reductions in the Inner and Outer Zones, and also extends NO(x) reductions to include the Northern zone, in the OTC. The affected sources located in the Inner and Outer Zones (in Pennsylvania and elsewhere in the OTC) are required to reduce their NO(x) emissions by 75 percent or to 0.15 lbs/MMBtu, whichever is less stringent, while affected sources in the Northern Zone (in which no part of Pennsylvania is located) are required to reduce their NO(x) emissions by 55 percent or to 0.2 lbs/MMBtu, whichever is less stringent. Under Phase III, the annual NO(x) emissions in the Northeast will be lowered to approximately 143,600 tons (Lion, 1999), which represent a reduction of 35 percent below Phase II levels. Electric generating units have been allocated approximately 126,200 tons (which accounts for approximately 88 percent of the total NO(x) budget), with industrial boilers accounting for the remainder of the Phase III NO(x) budget (ICF, 1998). However, the Phase III budgets are still subject to revision.

      NO(x) reduction requirements vary widely among the OTC states. Variation in baseline NO(x) rates and Zone location lead to a wide range of percentage NO(x) reductions in Phase II and Phase III. Under Phase II, annual NO(x) emissions in Pennsylvania will be lowered to

----------
17 The 12 Northeastern states include: Maine, Vermont, New Hampshire, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Maryland, Delaware, and Virginia.
18 Lion. 1999. Estimates of Phase II and Phase III total OTC NO(x) allowances were obtained from Kelly Lion, OTC, in August 1999. Because Virginia has opted out of this program, the estimates do not include emission limits on Virginia. Also, please note that the NO(x) allowance estimates reported are rounded to the nearest hundreds.
19 ICF. 1998. Estimates of Phase II and Phase III NO(x) allowances for electric generating units are based on ICF's NO(x) Allowance Study, November 1998. Also, please note that the NO(x) allowance estimates reported are rounded to the nearest hundreds.


--------------------------------------------------------------------------------
                                      118                  [LOGO] ICF CONSULTING
approximately 93,500 tons (Lion, 1999). Of this total, electric generating units in Pennsylvania are allowed to emit approximately 86,700 tons (ICF, 1998), which represent a reduction of approximately 55 percent below the 1990 levels. Pennsylvania accounts for approximately 42 percent of the total OTC states' NO(x) budget in Phase II.

      Under Phase III, annual allowable NO(x) emissions in Pennsylvania will be further lowered to approximately 53,000 tons (Lion, 1999). Of this total, electric generating units in Pennsylvania will be allowed to emit additionally approximately 49,000 tons (ICF, 1998), which represents a reduction of 43 percent below the Phase II levels. Pennsylvania accounts for approximately 37 percent of the total OTC states' NO(x) budget in Phase III.

      Implementation of the Phase II and III emission limits will be through a cap and trade system. Each source will be allocated a specified number of NO(x) emission allowances, with an allowance equal to 1 ton of NO(x) emissions. Individual states will determine how many allowances are to be allocated to each source.

Implementation of NO(x) OTC Regulations in Pennsylvania

      In Pennsylvania, the Department allocates NO(x) allowances to the affected units based on 1990 baseline emissions for the control period 1999 through 2002. The owner of each affected source in Pennsylvania is required to hold NO(x) allowances at least equal to the total NO(x) emitted from the source during that year's NO(x) allowance control period, by December 31 of that year. The control period begins on May 1, 1999. The allowances may be transferred to other sources during the course of a year, according to established procedures. Sources that are not considered as affected units are also allowed to opt-in. Further, the Department allocates bonus NO(x) allowances for certain creditable emission reductions made during the ozone season in 1997 and 1998. For this purpose, only emission reductions below the Phase II OTC emission limits and any applicable emission limits, including RACT and Maximum Achievable Control Technology (MACT) are considered.

      Sources that do not have in their account NO(x) allowances equal to or greater than their NO(x) emissions during the ozone season by December 31 of the control year will be considered to be in violation. They will be penalized with 3 allowances for each ton of NO(x) emission that was not covered by an allowance. Accordingly, the penalty allowances will be deducted from their accounts at the beginning of the subsequent control period, or the sources will not be allowed to operate. The Phase II OTR NO(x) emission compliance requirements for affected units in Pennsylvania are described in detail in Chapter 123 of Title 25 in the Pennsylvania Green Book (1998).

      Unlimited banking of NO(x) allowances is allowed. Nonetheless, the use of such allowances is restricted. If the amount of banked allowances in any year exceeds 10 percent of the total regional emission cap, any emission withdrawals in the subsequent period in excess of 10 percent of the cap must be withdrawn on a 2 for 1 basis. For example, if the total allowances banked in Pennsylvania in 1999 equal 10,500 tons, it exceeds 10 percent (which is approximately 9,350 tons) of Pennsylvania's annual NO(x) budget by 1,150 tons. Therefore, in 2000, only 9,350 allowances may be withdrawn on a 1 for 1 basis and the remainder of the allowances may be withdrawn on a 2 for 1 basis. This 10 percent limit is prorated to each holder of banked allowances. Thus, in 2000, the effective value of the banked allowances equals 9,925 tons


--------------------------------------------------------------------------------
                                      119                  [LOGO] ICF CONSULTING

[=9,350+ (1,150/2)]. This type of banking and borrowing mechanism is referred to as "progressive flow control."

      Trades will be monitored and confirmed by NO(x) Allowance Tracking System
(NATS). This entails administering transfers of allowances, new accounts, and the annual reconciliation process whereby account holdings are crosschecked with emissions on a unit-by-unit basis for compliance determination. The Department's tracking and auditing procedures are also described in Chapter 123 of Title 25 in the Pennsylvania Green Book (1998).

NO(x) SIP Call and Other Emission Regulations

      In addition to the Ozone Transport Region rules applicable in the Northeast, EPA finalized its Ozone Transport rulemaking on September 24, 1998. Under this so-called "SIPCall" rule, EPA intends to establish a NO(x) emissions trading system for 19 eastern states and the District of Columbia. The SIP Call emission limits are tied to a 0.15 lb/MMBtu emission rate and will yield an emissions cap approximately equal to the Phase III level for OTR states.

      The analysis in this report incorporates the SIP Call effective for the OTR states in 2003 and the remaining SIP Call states in 2004.


--------------------------------------------------------------------------------
                                      120                  [LOGO] ICF CONSULTING

NOX Market Trends

                                  Exhibit 5-34
                  Historical NO(x) Allowance Prices (Nominal $)

                                     [GRAPH]

New Source Performance Standards

      In addition, new power generating units and industrial boilers are subject to New Source Performance Standards (NSPS). Under these standards, the new affected units are required to adopt RACT, Best Achievable Control Technology
(BACT), or Lowest Achievable Emission Rate (LAER) to control their NO(x) emissions, based on the attainment status of the area in which they are located. Because the NSPS are applicable to all new units in the U.S., the NO(x) emissions in Pennsylvania will be affected by these Standards.

      In addition to the Ozone Transport Region rules applicable in the Northeast, EPA finalized its Ozone Transport rulemaking on September 24, 1998. Under this so-called "SIP Call" rule, EPA intends to establish a NO(x) emissions trading system for 22 eastern states and the District of Columbia. The SIP Call emission limits are tied to a 0.15 lb/MMBtu emission rate and will yield an emissions cap approximately equal to the Phase III level for OTR states. To date, EPA has not specified how the overlapping OTR and SIP Call NO(x) emission programs will interact.


--------------------------------------------------------------------------------
                                      121                  [LOGO] ICF CONSULTING

                                  Exhibit 5-35
             Post-Combustion NO(x) Controls for Coal Plants (1998$)

--------------------------------------------------------------------------------------
                                          Fixed       Variable
Post-Combustion              Capital       O&M           O&M        Percent    Percent
Control Technology           ($/kW)     ($/kW/yr)    (mills/kWh)    Gas Use    Removal
--------------------------------------------------------------------------------------
SCR
(Low NO(x) Rate)              70.3         6.17          0.25          --        70
--------------------------------------------------------------------------------------
SCR
(High NO(x) Rate)             72.4         6.43          0.40          --        80
--------------------------------------------------------------------------------------
SNCR
(Low NO(x) Rate)              16.7         0.25          0.82          --        40
--------------------------------------------------------------------------------------
SNCR
(High NO(x) Rate - Cyclone)    9.7         0.14          1.27          --        35
--------------------------------------------------------------------------------------
SNCR
(High NO(x) Rate - Other)     19.1         0.29          0.88          --        35
--------------------------------------------------------------------------------------

                                  Exhibit 5-36
                ICF Gas Reburn Technology Characteristics (1998$)

-----------------------------------------------------------------------------------------------------------
                                 SNCR                    SCR                  FLGR              AEFLGR
-----------------------------------------------------------------------------------------------------------
Unit Size (MW)                200     400         200    400    800        200    400        200       400

Capital Cost ($/kW)          16.7    13.1       102.4   83.6   67.6       14.1    9.4       31.0      22.5

Catalyst Cost ($/kW)          N/A     N/A         8.5    8.7    8.8        N/A    N/A        N/A       N/A

Fixed O&M ($/kW-y)            0.2     0.1         0.5    0.2    0.1        0.1    0.1        0.4       0.2

Variable O&M* ($/MWh)         0.4     0.4         0.5    0.5    0.5        0.0    0.0        0.4       0.4

% Gas Usage                   N/A     N/A         N/A    N/A    N/A          7%     7%         7%        7%

% NO(x) Removal                30      25          85     85     85         35     30         55        45
-----------------------------------------------------------------------------------------------------------

      The ICF cases use post-combustion control costs developed by the U.S. Environmental Protection Agency (EPA), excluding fuel lean gas reburn and amine enhanced fuel lean gas reburn. In the SIP Call debate, mid-west utilities have offered NO(x) pollution control cost estimates significantly higher than ICAC's and EPA's estimates. Gas reburn assumptions have been derived from recent projects and industry experience.

      The two most prominent post-combustion control technologies available for reducing NO(x) emissions are selective catalytic reduction (SCR) and selective non-catalytic reduction (SNCR). SCR is more costly but reduces a larger proportion of NO(x) emissions (70-80 percent). SNCR is less costly but less effective (40-50 percent). To date, about 3,000 MW of SCR and 3,200 MW SNCR have been installed or have been announced. SNCR has been installed only on smaller units (less than 300 MW) in the OTR. However, plans have been announced to install


--------------------------------------------------------------------------------
                                      122                  [LOGO] ICF CONSULTING

SNCR on larger units. The relatively small amount of capacity with existing or announced post-combustion controls suggests that many plant owners have not yet made final decisions on compliance strategies. This indecision is one of the factors leading to higher NO(x) allowance prices for 1999. Existing or planned retrofit decisions will be incorporated into the Base Case. We continually update our database to reflect announced retrofit decisions, consequently the ultimate population of planned retrofits is subject to revision.

      There are two categories of retrofits that are "hardwired" into this analysis:

      o     Existing - Those retrofits where construction has begun.
      o Firmly Planned - Those retrofits where solid plans are in place, equipment is ordered, etc.

      All other retrofits will be performed by the model and will be determined solely based on economics.

                                  Exhibit 5-37
                    NO(x) Allowance Allocations to PPL GenCo

--------------------------------------------------------------------------------
Plant                        2000 - 2002 (OTR)        2003 and Beyond (SIP Call)
--------------------------------------------------------------------------------
Brunner Island 1 & 2               2,761                        1,286
--------------------------------------------------------------------------------
Brunner Island 3                   2,907                        1,539
--------------------------------------------------------------------------------
Brunner Island Diesel                45                           45
--------------------------------------------------------------------------------
Conemaugh Coal 1(1)                 375                          247
--------------------------------------------------------------------------------
Conemaugh Coal 2(1)                 517                          227
--------------------------------------------------------------------------------
Keystone 1(1)                       494                          245
--------------------------------------------------------------------------------
Keystone 2(1)                       392                          243
--------------------------------------------------------------------------------
Martins Creek Coal                 1,757                         853
--------------------------------------------------------------------------------
Martins Creek Steam (oil)            0                            0
--------------------------------------------------------------------------------
Martins Creek Steam (gas)          1,574                        1,043
--------------------------------------------------------------------------------
Martins Creek CT                     45                           45
--------------------------------------------------------------------------------
Montour Coal                       8,265                        3,233
--------------------------------------------------------------------------------
Lower Mount Bethel                   0                            0
--------------------------------------------------------------------------------
Total                              19,132                       9,006
--------------------------------------------------------------------------------
1     Shown for PPL owned portion only.
Source: PPL.

Other Environmental Regulations

      Other regulations not incorporated in our Base Case are possible. Tightened SO(2) regulations (e.g., tightened PM (particulate) standards, visibility initiatives, legislative action) could raise allowance prices but our case already incorporates a dramatic turnaround in SO(2) allowance prices, which if true, may tend to mitigate the potential for these controls. Importantly, this analysis does not incorporate the potential for tighter NO(x) controls as part of the SIP call program.

      The largest impact policy and the least likely over the next decade are significant and binding CO(2) regulations. Kyoto notwithstanding, we have not incorporated CO(2) controls in our post-2010 analysis. However, if stringent CO(2) controls are implemented, it could greatly affect


--------------------------------------------------------------------------------
                                      123                  [LOGO] ICF CONSULTING
fuel use patterns in favor of gas over coal even at existing plants, raise gas prices above forecast levels, and have other major power price consequences.

      The reason we have not included these potential regulations is three-fold. First, these regulations benefit new gas plants like the Facility and we have attempted to achieve the correct degree of conservativeness. Second, there is disagreement about the potential for these regulations. Third, the analysis of these regulations is complex.

Load Growth

      Load growth creates the need for new capacity everything else equal. No builds are economic unless they are needed to meet demand at the super peak. This supports the pure capacity component of prices.

      Load growth is also a determinant of marginal energy costs. In any given year, higher load levels require the system to call on increasingly expensive units on the margin, thereby increasing the marginal energy cost. Conversely, lower load levels generally result in lower marginal energy costs.

      In the longer term, however, higher load growth can actually have the opposite effect in this region. This is somewhat counter-intuitive, but can be explained as follows. For example, in NEPOOL, the majority of new units will be combined cycles, which generally act to depress energy prices due to their high efficiencies and availabilities. Higher load growth results in a greater number of combined cycle units being built. Conversely, lower load growth tends to result in slightly higher energy prices in the long run as fewer combined cycles are built.

      Demand growth in the past decade in PJM has averaged approximately 1.8 percent, varying among the sub-regions. NEPOOL has also had a relatively low demand growth at 1.4 percent. The NERC forecasts for PJM and NEPOOL are typically lower than the actual experienced but are generally in the appropriate range. Historical forecasts have ranged from 1.1 to 1.9 percent for PJM and NEPOOL over the last decade.

      In the Western regions, load growth had been relatively strong in many regions, PACNW and Montana are expected to grow at 2.3 percent annually in the near-term, in line with recent load growth. Arizona/New Mexico has been experiencing very high load growth, often with rates above 4.0 percent in any given year. We project strong growth rates for Arizona/New Mexico in the near-term at 3.8 percent, with slightly declining rates thereafter.

      Historical growth averages are in line with the ICF projections. Comparisons between NERC forecasts to actual peak and energy levels achieved are not well aligned and consistently show forecasts to be low. As such, the ICF methodology for forecasting demand growth has proven more accurate.


--------------------------------------------------------------------------------
                                      124                  [LOGO] ICF CONSULTING

                                  Exhibit 5-38
                       PJM Electricity Demand Assumptions

--------------------------------------------------------------------------------
                                      Base and High Price
               Parameter                     Case                  Downside Case
--------------------------------------------------------------------------------
Peak Demand
      2001 Net Internal Demand (MW)         50,193                    50,193
      Annual Peak Growth (%)
            2001 - 2005                       2.4                       1.5
            2006 - 2010                       2.1                       1.5
            2011 - 2020                       1.9                       1.5
            2021 - 2025                       1.7                       1.5
--------------------------------------------------------------------------------
Net Energy for Load
      2001 Energy (GWh)                     264,153                   264,153
      Annual Peak Growth (%)
            2001 - 2005                       2.2                       1.5
            2006 - 2010                       2.1                       1.5
            2011 - 2020                       1.9                       1.5
            2021 - 2025                       1.7                       1.5
--------------------------------------------------------------------------------
Source: ICF forecasts derived using historical growth rates and NERC regional growth projections.

                                  Exhibit 5-39
                      NEPOOL Electricity Demand Assumptions

--------------------------------------------------------------------------------
                                      Base and High Price
               Parameter                     Case                  Downside Case
--------------------------------------------------------------------------------
Peak Demand
      2001 Net Internal Demand (MW)         23,517                    23,517
      Annual Peak Growth (%)
            2001 - 2005                       2.1                       1.5
            2006 - 2010                       1.9                       1.5
            2011 - 2020                       1.8                       1.5
            2021 - 2025                       1.7                       1.5
--------------------------------------------------------------------------------
Net Energy for Load
      2001 Energy (GWh)                    125,333                   125,333
      Annual Peak Growth (%)
            2001 - 2005                       1.9                       1.5
            2006 - 2010                       1.7                       1.5
            2011 - 2020                       1.7                       1.5
            2021 - 2025                       1.6                       1.5
--------------------------------------------------------------------------------
Source: ICF internal forecasts derived using historical growth rates and NERC regional growth projections.


--------------------------------------------------------------------------------
                                      125                  [LOGO] ICF CONSULTING

                                  Exhibit 5-40
                     Montana Electricity Demand Assumptions

--------------------------------------------------------------------------------
                                      Base and High Price
               Parameter                     Case                  Downside Case
--------------------------------------------------------------------------------
Peak Demand
      2001 Net Internal Demand (MW)          2,091                     2,091
      Annual Peak Growth (%)
            2001 - 2005                       2.3                       1.6
            2006 - 2010                       2.2                       1.6
            2011 - 2020                       2.0                       1.6
            2021 - 2025                       1.8                       1.6
--------------------------------------------------------------------------------
Net Energy for Load
      2001 Energy (GWh)                     13,065                    13,065
      Annual Peak Growth (%)
            2001 - 2005                       2.0                       1.6
            2006 - 2010                       1.9                       1.6
            2011 - 2020                       1.8                       1.6
            2021 - 2025                       1.7                       1.6
--------------------------------------------------------------------------------
Source: ICF internal forecasts derived using historical growth rates and NERC regional growth projections.

                                  Exhibit 5-41
                       AZNM Electricity Demand Assumptions

--------------------------------------------------------------------------------
                                      Base and High Price
               Parameter                     Case                  Downside Case
--------------------------------------------------------------------------------
Peak Demand
      2001 Net Internal Demand (MW)         17,571                    17,571
      Annual Peak Growth (%)
            2001 - 2005                       3.8                       3.2
            2006 - 2010                       3.6                       3.2
            2011 - 2020                       3.5                       3.2
            2021 - 2025                       3.3                       3.2
--------------------------------------------------------------------------------
Net Energy for Load
      2001 Energy (GWh)                     89,613                    89,613
      Annual Peak Growth (%)
            2001 - 2005                       3.9                       3.2
            2006 - 2010                       3.7                       3.2
            2011 - 2020                       3.6                       3.2
            2021 - 2025                       3.4                       3.2
--------------------------------------------------------------------------------
Source: ICF internal forecasts derived using historical growth rates and NERC regional growth projections.


--------------------------------------------------------------------------------
                                      126                  [LOGO] ICF CONSULTING

                                  Exhibit 5-42
                      PacNW Electricity Demand Assumptions

--------------------------------------------------------------------------------
                                      Base and High Price
               Parameter                     Case                  Downside Case
--------------------------------------------------------------------------------
Peak Demand
      2001 Net Internal Demand (MW)         27,682                    27,682
      Annual Peak Growth (%)
            2001 - 2005                       2.3                       1.6
            2006 - 2010                       2.2                       1.6
            2011 - 2020                       2.0                       1.6
            2021 - 2025                       1.8                       1.6
--------------------------------------------------------------------------------
Net Energy for Load
      2001 Energy (GWh)                     192,012                  192,012
      Annual Peak Growth (%)
            2001 - 2005                       2.0                       1.6
            2006 - 2010                       1.9                       1.6
            2011 - 2020                       1.8                       1.6
            2021 - 2025                       1.7                       1.6
--------------------------------------------------------------------------------
Source: ICF internal forecasts derived using historical growth rates and NERC regional growth projections.

Reserve Margin

      Generally, a lower reserve margin results in fewer capacity additions. Conversely, a higher reserve margin would result in greater capacity additions. This is because the assumption about entry is that the market is on average in balance - i.e., builds are to reserve requirement levels. As capacity additions in NEPOOL and parts of PJM are comprised in large part of combined cycles, greater additions resulting from a higher reserve margin tend to depress energy prices somewhat. Conversely, a lower reserve margin tends to increase energy prices as less combined cycles are built and, in any given hour, there is a greater chance that more expensive units will be required to meet demand.

                                      Exhibit 5-43
                  Forecast Reserve Margin by Region - All Cases

--------------------------------------------------------------------------------
    Years             PJM         NEPOOL        AZNM        Montana        PacNW
--------------------------------------------------------------------------------
    2001              19.0         18.0         15.0          15.0          15.0
--------------------------------------------------------------------------------
    2005              17.8         17.0         15.0          15.0          15.0
--------------------------------------------------------------------------------
2010 - 2020           15.0         15.0         15.0          15.0          15.0
--------------------------------------------------------------------------------

      Planning reserve margins combined with peak load growth determine the demand for megawatts. It is extremely rare for new power plant construction to be economic except when the reserve margin is binding.

      Currently, a 19.0 percent planning reserve margin is utilized in PJM. ICF expects that this requirement will fall over time to a stable level of 15 percent by 2010. This expectation is based in part on expectations of more reliable units replacing large and unreliable units currently in the capacity mix. NEPOOL currently operates under an 18 percent reserve margin. Similarly, ICF forecasts this requirement to fall to a stable level of 15 percent by 2010.

      The WSCC regions experience load diversity and have significant transmission capacity across regions. In fact, the transmission grid was in part designed to take advantage of non-coincident peak situations by allowing for the more winter peaking regions to export capacity in the summer seasons and vice-versa. This is an advantage to many areas, but is not sufficient to


--------------------------------------------------------------------------------
                                      127                  [LOGO] ICF CONSULTING
reduce reserve margins to very low levels. We maintain a 15 percent planning reserve margin for Arizona/New Mexico, Montana, and PACNW.

New Unit Characteristics - Unplanned Builds

      Characteristics of new units drive decisions on the mix of new builds and consequently affect both energy and capacity prices. Combustion turbines have the lowest capital and fixed O&M costs among all the new equipment options. However, this advantage is offset by its higher variable costs associated with higher heat rates and higher variable O&M costs. We assume the same capital costs for new combined cycle and cogeneration units. O&M costs for new cogeneration units are approximately 10 percent higher than those for new combined cycle units.

      Recent history has shown very rapid decreases in EPC costs, even as performance improved (lower heat rates). Overall, we expect that the decrease in real new plant costs will continue at a lower rate. Exhibit 5-44 summarizes our assumptions for new power plant characteristics.


--------------------------------------------------------------------------------
                                      128                  [LOGO] ICF CONSULTING

                                  Exhibit 5-44
                         New Power Plant Characteristics

--------------------------------------------------------------------------------
                                           Base and High Price
               Parameter                          Case             Downside Case
--------------------------------------------------------------------------------
New Combined Cycle Units
      Levelized(1,2) Capital Cost ($/kW)             557                 493
      Fixed O&M ($/kW/yr)                           16.0                13.0
      Non-Fuel Variable O&M ($/MWh)              1.06 - 6.23         1.03 - 6.23
      Levelized(1,2) Heat Rate (Btu/kWh)            6,703               6,328
      Availability (%)                               92%                 92%
--------------------------------------------------------------------------------
New Combustion Turbine Units
      Levelized(1,2) Capital Cost ($/kW)             337                 309
      Fixed O&M ($/kW/yr)                            9.8                 7.8
      Non-Fuel Variable O&M ($/MWh)(3)           0.81 - 5.91         0.81 - 5.91
      Levelized(1,2) Heat Rate (Btu/kWh)            10,603              10,202
      Availability (%)                               92%                 91%
--------------------------------------------------------------------------------
New LM6000 Units(4)
      Levelized(1,2) Capital Cost(3) ($/kW)          555                 515
      Fixed O&M ($/kW/yr)                           9.85                9.85
      Non-Fuel Variable O&M ($/MWh)(3)              0.91                0.91
      Levelized(1,2) Heat Rate (Btu/kWh)            9,445               9,003
      Availability(3) (%)                            97%                 97%
--------------------------------------------------------------------------------
Note: All dollar values in real 1998 dollars.
1 Levelized over 2002-2020 period, however, model incorporated a declining cost/heat rate structure.
2     Value shown representative, actual variable O&M determined by unit dispatch.
3     Specified by PPL Global.
4     All new LM6000 units are forecast to include SCR controls as per PPL
      Global.

                                  Exhibit 5-45
     New Power Plant Capital Costs at ISO Conditions (1998$/kW) - Base Case

--------------------------------------------------------------------------------
                        Combustion Turbine               Combined Cycle/Cogen
                     ----------------------------------------------------------
                           Soft Cost                         Soft Cost
    Year             EPC   Multiplier   Total          EPC   Multiplier   Total
--------------------------------------------------------------------------------
    2002             287      1.3        373           422      1.4        591
--------------------------------------------------------------------------------
    2005             287      1.3        373           422      1.4        591
--------------------------------------------------------------------------------
    2010             234      1.3        304           380      1.4        533
--------------------------------------------------------------------------------
    2015             234      1.3        304           380      1.4        533
--------------------------------------------------------------------------------
    2020             234      1.3        304           380      1.4        533
--------------------------------------------------------------------------------
 Levelized
2002 - 2020          262      1.3        340           402      1.4        563
--------------------------------------------------------------------------------

      We generally consider EPC costs to include all costs except overnight construction costs and IDC and all other costs to be included in the soft cost multiplier. These other costs include development costs, contingency fees, electrical connection costs, gas connection costs, change orders, other site modifications, financing related costs, etc.(20) We assume a lower soft cost multiplier for combustion turbines relative to combined cycles and cogeneration facilities, reflective of the greater potential for combustion turbine construction at existing sites.

----------
20 An alternate, but consistent view would include initial spares, land, and building/facilities costs in EPC, but IDC as part of the soft costs.

--------------------------------------------------------------------------------
                                      129                  [LOGO] ICF CONSULTING

      Although the Downside Case assumes incremental heat rate improvements, we do not foresee major breakthroughs in new power plant technology over the forecast horizon. In the Downside Case, we assume slightly lower capital costs and heat rates for all new equipment (relative to the Base Case).

      We assume that there is some variation in capital costs across the U.S., due to variation primarily in site labor and site material costs. PJM is assumed to be on par with the US average while NEPOOL is considered to be roughly 10 percent above average.

      In addition to this regional multiplier, ICF used temperature and altitude adjustment factors in order to capture the true cost of a summer rated incremental MW. PJM West incorporates a 1.041 percent multiplier while AZNM incorporates a 1.202 percent multiplier, reflecting extreme differences in weather and altitude characteristics.

                                  Exhibit 5-46
            Regional Capital Cost Multipliers for Fossil-Fuel Units

--------------------------------------------------------------------------------
                    Region                                Multiplier(1)
--------------------------------------------------------------------------------
                   PJM East                                   1.051
--------------------------------------------------------------------------------
                   PJM West                                   1.041
--------------------------------------------------------------------------------
                  PJM South                                   1.053
--------------------------------------------------------------------------------
                    NEPOOL                                     1.037
--------------------------------------------------------------------------------
                   Montana                                    1.172
--------------------------------------------------------------------------------
                    AZNM                                      1.202
--------------------------------------------------------------------------------
                    PacNW                                     1.050
--------------------------------------------------------------------------------
1     Multipliers include adjustments for regional site costs as well as adjustments for regional climate conditions.

      The underlying assumption for Base Case capital costs embodies a decrease of 1.0 percent from 2005 through 2010 and 1.5 percent per annum thereafter in real terms. In our model, however, we incorporate cost improvements in discrete steps (as opposed to a continuous distribution). As such, we generally model capital costs in 3- to 5-year steps, although there may be some exceptions. The specification used in the modeling is illustrated in Exhibits 5-47 through 5-50. For example, we may treat 2002 through 2004, 2005 through 2006, 2007 through 2009, 2010 through 2014, and 2015 through 2020 as single steps.

                                  Exhibit 5-47
           Eastern Interconnect New Unit Characteristics by Vintage -
                         Base and High Cases (1998$/kW)

----------------------------------------------------------------------------------------------------------
               Combined Cycles and
                   Cogeneration                 Combustion Turbines                  Jet Engines
Year       -----------------------------------------------------------------------------------------------
           PJM     PJM     PJM              PJM     PJM     PJM               PJM    PJM     PJM
           East    West   South     NEPP    East    West   South     NEPP     East   West   South     NEPP
----------------------------------------------------------------------------------------------------------
2001       648     642     648      706     394     390     394      429      522    517     522      569
----------------------------------------------------------------------------------------------------------
2003       648     642     648      706     394     390     394      429      522    517     522      569
----------------------------------------------------------------------------------------------------------
2005       648     642     648      706     394     390     394      429      522    517     522      569
----------------------------------------------------------------------------------------------------------
2010       616     610     616      671     374     371     374      408      496    492     496      541
----------------------------------------------------------------------------------------------------------
2015       586     580     586      638     356     353     356      388      472    467     472      514
----------------------------------------------------------------------------------------------------------
2020       557     552     557      607     339     335     339      369      449    445     449      489
----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      130                  [LOGO] ICF CONSULTING

                                  Exhibit 5-48
 Eastern Interconnect New Unit Characteristics by Vintage - Low Case (1998$/kW)

----------------------------------------------------------------------------------------------------------
               Combined Cycles and
                   Cogeneration                 Combustion Turbines                  Jet Engines
Year       -----------------------------------------------------------------------------------------------
           PJM     PJM     PJM              PJM     PJM     PJM               PJM    PJM     PJM
           East    West   South     NEPP    East    West   South     NEPP     East   West   South     NEPP
----------------------------------------------------------------------------------------------------------
2001       589     583     648      641     355     351     355      387      471    467     471      514
----------------------------------------------------------------------------------------------------------
2003       567     562     648      618     342     338     342      372      453    449     453      494
----------------------------------------------------------------------------------------------------------
2005       545     540     648      594     328     324     328      357      435    430     435      474
----------------------------------------------------------------------------------------------------------
2010       500     495     616      545     301     299     301      329      400    397     400      436
----------------------------------------------------------------------------------------------------------
2015       459     454     586      500     276     274     276      301      393    389     393      428
----------------------------------------------------------------------------------------------------------
2020       418     415     557      456     252     249     252      274      332    329     332      361
----------------------------------------------------------------------------------------------------------

                                  Exhibit 5-49
   WSCC New Unit Characteristics by Vintage - Base and High Cases (1998$/kW)

----------------------------------------------------------------------------------------------------------
               Combined Cycles and
                   Cogeneration                 Combustion Turbines                  Jet Engines
Year       -----------------------------------------------------------------------------------------------
           Montana      AZNM     PacNW      Montana      AZNM     PacNW      Montana      AZNM       PacNW
----------------------------------------------------------------------------------------------------------
2001         722         740      713         439         450      433         581         596        574
----------------------------------------------------------------------------------------------------------
2003         722         740      713         439         450      433         581         596        574
----------------------------------------------------------------------------------------------------------
2005         722         740      713         439         450      433         581         596        574
----------------------------------------------------------------------------------------------------------
2010         687         704      678         417         428      412         553         567        546
----------------------------------------------------------------------------------------------------------
2015         653         670      644         397         407      392         526         539        519
----------------------------------------------------------------------------------------------------------
2020         621         637      613         377         387      373         500         513        494
----------------------------------------------------------------------------------------------------------

                                  Exhibit 5-50
           New Unit Characteristics by Vintage - Low Case (1998$/kW)

----------------------------------------------------------------------------------------------------------
               Combined Cycles and
                   Cogeneration                 Combustion Turbines                  Jet Engines
Year       -----------------------------------------------------------------------------------------------
           Montana      AZNM     PacNW      Montana      AZNM     PacNW      Montana      AZNM       PacNW
----------------------------------------------------------------------------------------------------------
2001         656         672      648         396         406      390         524         538        518
----------------------------------------------------------------------------------------------------------
2003         632         648      624         381         390      375         504         517        498
----------------------------------------------------------------------------------------------------------
2005         607         622      600         365         374      360         484         496        478
----------------------------------------------------------------------------------------------------------
2010         558         571      550         336         345      332         446         457        440
----------------------------------------------------------------------------------------------------------
2015         512         525      505         308         316      304         438         449        432
----------------------------------------------------------------------------------------------------------
2020         467         479      461         280         287      277         369         379        365
----------------------------------------------------------------------------------------------------------

      Based on the economics of constructing new power plants, ICF has not modeled the potential for new coal power plants to be built. That is, the turbine derivative units are much more economical to build and operate than coal plants. Given the high capital cost of coal units, developers would always favor turbines or turbine derivatives over coal units unless large subsidies were provided for coal plant construction. This is in spite of the generally lower variable costs of operating on coal plants.

      To illustrate the cost differential, typical capital costs on a coal plant would be on the order of $1,200/kW/yr versus $600/kW/yr for a combined cycle. Average hourly profits for a coal unit may be on the order of $1/MWh greater than for a combined cycle such that if the plants were to dispatch an equivalent percent of total hours - 85 percent - coal plants would receive, on average, $7.5/kW more than a combined cycle in profit. At average energy profit levels of $6/MWh and $5/MWh, respectively, a combined cycle would require a capital recovery from the capacity markets at 30 to 40 percent below that required by the coal.


--------------------------------------------------------------------------------
                                      131                  [LOGO] ICF CONSULTING

      We allow the model to optimize over the market analysis period, the selection of new units based on the economics of these new units and the overall system. However, we do restrict this selection in the near-term as a typical combined cycle unit requires a lead-time of two or more years prior to coming on-line. Given the longer lead-time required for a combined cycle versus a combustion turbine unit, we assume that a limited number of new combined cycle units are possible before 2001. Exhibit 5-51 shows the model restrictions placed on unplanned builds.

                                  Exhibit 5-51
                    Unplanned Build Restrictions - All Cases

--------------------------------------------------------------------------------
            Combustion Turbine Restriction
   Year     ------------------------------       Combined Cycle Restriction
            High and Base         Downside
--------------------------------------------------------------------------------
   2001          Yes                Yes      Yes (Only those under construction)
--------------------------------------------------------------------------------
   2002          Yes                No       Yes (Only those under construction)
--------------------------------------------------------------------------------
 Post 2002       No                 No                       No
--------------------------------------------------------------------------------

Financing of New Power Plants

      A major source of uncertainty with respect to new power plant characteristics is the financing structure of merchant power plants. The Base and High Price Cases incorporate a 50/50 debt to equity financing for new combined cycle and cogeneration units while a 40/60 debt to equity ratio is incorporated for new peaking units. This difference is intended to highlight the differing risk profiles of the units. New combined cycle baseload units are considered less risky despite higher investment costs given their competitive position against existing units in the regional supply mixes. That is, combined cycles are expected to earn a steady revenue stream from dispatch. In comparison, peaking units rely on revenues from the more volatile capacity markets and are considered a riskier investment on a stand-alone basis. The above notwithstanding, these assumptions may be conservatively low in that peaking units selling into the spot market (this analysis assumes spot only sales) may have even higher financing costs than assumed here.

      For peaking units, a nominal after-tax rate of return on equity of 14 percent, and a nominal interest rate on debt of 10 percent, results in a levelized, real annual capital charge rate of between 13.7 and 14.9 percent for the PJM and NEPOOL regions. The Arizona/New Mexico regions fall in a similar range as NEPOOL with capital charge rates of 13.7 to 15.0. Baseload units are somewhat lower at between 12.7 and 13.9 percent. Exhibits 5-52 and 5-53 summarize the derivation of the annual real fixed charge rate for peaking and baseload units.


--------------------------------------------------------------------------------
                                      132                  [LOGO] ICF CONSULTING

                                  Exhibit 5-52
   Calculation of the Annual Real Fixed Charge Rate for Peaking Units (ARFCR)

---------------------------------------------------------------------------------------------------------------
              Parameter                 PJM-         PJM-        PJM-       NEPOOL       Montana        AZNM
                                        East         West       South
---------------------------------------------------------------------------------------------------------------
Input Assumptions
---------------------------------------------------------------------------------------------------------------
  Debt Life (years)                      15           15          15          15            15           15
---------------------------------------------------------------------------------------------------------------
  Book Life (years)                      30           30          30          30            30           30
---------------------------------------------------------------------------------------------------------------
  Nominal After Tax Equity Rate (%)     14.0         14.0        14.0        14.0           14           14
---------------------------------------------------------------------------------------------------------------
  Equity Ratio (%)                       60           60          60          60            60           60
---------------------------------------------------------------------------------------------------------------
  Nominal Debt Rate (%)                 10.0         10.0        10.0        10.0           10           10
---------------------------------------------------------------------------------------------------------------
  Debt Ratio (%)                         40           40          40          40            40           40
---------------------------------------------------------------------------------------------------------------
  Income Tax Rate (%)                   41.2         41.5        40.8        40.7          39.4         40.1
---------------------------------------------------------------------------------------------------------------
  Inflation (%)                          2.5          2.5         2.5         2.5           2.5          2.5
---------------------------------------------------------------------------------------------------------------
  Property Tax and Insurance (%)         0.8          0.7         1.5         2.0           2.3          1.9
---------------------------------------------------------------------------------------------------------------
Output
---------------------------------------------------------------------------------------------------------------
  Levelized Fixed Real Capital          14.7         14.9        14.5        15.7          15.5         15.2
  Charge Rate (%)
---------------------------------------------------------------------------------------------------------------
  Real Weighted Average Cost of          8.1          8.0         8.1         8.1           8.1          8.1
  Capital (%)
---------------------------------------------------------------------------------------------------------------
  Nominal Weighted Average Cost of      10.8         10.7        10.8        10.8          10.8         10.8
  Capital (%)
---------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      133                  [LOGO] ICF CONSULTING

                                  Exhibit 5-53
   Calculation of the Annual Real Fixed Charge Rate for Baseload Units (ARFCR)

----------------------------------------------------------------------------------------------------------------
              Parameter                 PJM-        PJM-        PJM-        NEPOOL       Montana        AZNM
                                        East        West        South
----------------------------------------------------------------------------------------------------------------
Input Assumptions
----------------------------------------------------------------------------------------------------------------
  Debt Life (years)                      20          20          20           20            20           20
----------------------------------------------------------------------------------------------------------------
  Book Life (years)                      30          30          30           30            30           30
----------------------------------------------------------------------------------------------------------------
  Nominal After Tax Equity Rate (%)     14.0        14.0        14.0         14.0           14           14
----------------------------------------------------------------------------------------------------------------
  Equity Ratio (%)                       50          50          50           50            50           50
----------------------------------------------------------------------------------------------------------------
  Nominal Debt Rate (%)                  9.0         9.0         9.0          9.0           9.0          9.0
----------------------------------------------------------------------------------------------------------------
  Debt Ratio (%)                         50          50          50           50            50           50
----------------------------------------------------------------------------------------------------------------
  Income Tax Rate (%)                   41.2        41.5        40.8         40.7          39.4         40.1
----------------------------------------------------------------------------------------------------------------
  Inflation (%)                          2.5         2.5         2.5          2.5           2.5          2.5
----------------------------------------------------------------------------------------------------------------
  Property Tax and Insurance (%)         0.8         0.7         1.5          2.0           2.3          1.9
----------------------------------------------------------------------------------------------------------------
Output
----------------------------------------------------------------------------------------------------------------
  Levelized Fixed Real Capital          12.7        12.9        13.5         13.9          13.7         13.5
  Charge Rate (%)
----------------------------------------------------------------------------------------------------------------
  Real Weighted Average Cost of          7.0         7.0         7.0          7.0           7.0          7.0
  Capital (%)
----------------------------------------------------------------------------------------------------------------
  Nominal Weighted Average Cost of       9.6         9.6         9.7          9.7           9.7          9.7
  Capital (%)
----------------------------------------------------------------------------------------------------------------

Firmly Planned Builds

      In addition to the model determined builds, we incorporate a number of announced builds explicitly in our modeling, specifically those which we consider "firm" amongst the announced builds. The decision to include a unit as firm is based on whether or not construction is underway.


--------------------------------------------------------------------------------
                                      134                  [LOGO] ICF CONSULTING

                                  Exhibit 5-54
                Firm Capacity Additions in PJM as of April 2001

------------------------------------------------------------------------------------------------------------------------
                                  Sub-                                                Primary  On-Line           Plant
 State              Company      Region       Status           Area/Plant Name         Fuel     Date   Capacity  Type
------------------------------------------------------------------------------------------------------------------------
  NJ                 PSEG       PJM East    Operational           Burlington            Gas     2000     168      CT
------------------------------------------------------------------------------------------------------------------------
  DE                Motiva      PJM East    Operational     Delaware City Refinery     Coal     2000     224    Cogen
                 Enterprises
------------------------------------------------------------------------------------------------------------------------
  NJ                Sithe       PJM East    Operational            Gilberton            Gas     2000     100      CC
------------------------------------------------------------------------------------------------------------------------
  PA               Unknown      PJM East    Operational            Peckville            Gas     2000      60      CT
------------------------------------------------------------------------------------------------------------------------
  PA                 PECO       PJM East    Operational            Pen Argyl          Methane   2000       8   Landfill
------------------------------------------------------------------------------------------------------------------------
  VA                 TECO       PJM East       Under            Accomack County         Oil     2001     315      CT
                                           Construction
------------------------------------------------------------------------------------------------------------------------
  NJ                 PSEG       PJM East       Under             Bergen County          Gas     2002     500    Cogen
                                           Construction
------------------------------------------------------------------------------------------------------------------------
  PA               Colombia     PJM East       Under            Liberty Project         Gas     2002     568    Cogen
                   Electric                Construction
------------------------------------------------------------------------------------------------------------------------
  NJ                 PGE        PJM East       Under             Mantua Creek           Gas     2002     800      CC
                                           Construction
------------------------------------------------------------------------------------------------------------------------
  NJ                 AES        PJM East       Under                Red Oak             Gas     2002     830      CC
                                           Construction
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM East   Firmly Planned            Eden               Gas     2002      90      CT
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM East   Firmly Planned          Hatfield             Gas     2002      90      CT
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM East   Firmly Planned        Upper Hanover          Gas     2003      90      CT
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM East   Firmly Planned          West Earl            Gas     2003     450      CT
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM East   Firmly Planned       West Hempfield          Gas     2003     180      CT
------------------------------------------------------------------------------------------------------------------------
  NJ                 PSEG       PJM East       Under                Linden              Gas     2003   1,186      CC
                                           Construction
------------------------------------------------------------------------------------------------------------------------
  NJ                Sithe         PJM       Operational            Gilberton            Gas     2000     100      CT
                                 South
------------------------------------------------------------------------------------------------------------------------
  PA                 PEI        PJM West    Operational            Archibald            Gas     2000      25    Cogen
                  Powercorp
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM West   Firmly Planned    Brunner Island Uprate     Coal     2002      14     Coal
------------------------------------------------------------------------------------------------------------------------
  PA               Williams     PJM West    Operational            Hazelton             Gas     1999     250      CC
                    Energy
------------------------------------------------------------------------------------------------------------------------
  PA               AES Corp     PJM West       Under               Ironwood             Gas     2001     720      CC
                                           Construction
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM West   Firmly Planned     Lower Mount Bethel        Gas     2002     520      CC
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM West   Firmly Planned   Lower Mount Bethel Duct     Gas     2002      82      CC
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM West   Firmly Planned       Montour Uprate         Coal     2001      28     Coal
------------------------------------------------------------------------------------------------------------------------
  PA                 PECO       PJM West       Under           Muddy Run Upgrade       Water    2001     104     Pump
                                           Construction                                                         Storage
------------------------------------------------------------------------------------------------------------------------
  PA               Reliant      PJM West      Proposed             Portland             Gas     2002     472      CC
------------------------------------------------------------------------------------------------------------------------
  PA               American     PJM West       Under         Somerset Wind Project     Wind     2000      10     Wind
                   National                Construction
                    Wind
------------------------------------------------------------------------------------------------------------------------
  PA                 PPL        PJM West   Firmly Planned         Susquehanna         Nuclear   2003     102   Nuclear
------------------------------------------------------------------------------------------------------------------------
                                                     Total PJM Builds                                      8,086
------------------------------------------------------------------------------------------------------------------------
                                                  Total PJM East Builds                                    5,659
------------------------------------------------------------------------------------------------------------------------
                                                  Total PJM South Builds                                     100
------------------------------------------------------------------------------------------------------------------------
                                                  Total PJM West Builds                                    2,327
------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      135                  [LOGO] ICF CONSULTING

      Within PJM, there are a significant number of announced capacity additions or expansion. However, less than half of the total announced capacity is considered to be firm by 2003. Note that as additional capacity requirements beyond the firm units occur, the IPM(TM) model will add the optimal capacity type and amount.

                                  Exhibit 5-55
               Firm Capacity Additions in NEPOOL as of April 2001

---------------------------------------------------------------------------------------------------------------
                                                                                       On-
                               Sub-                                       Primary     Line
State          Company        Region     Status       Area/Plant Name       Fuel      Date Capacity  Plant Type
---------------------------------------------------------------------------------------------------------------
MA              Energy        NEPOOL   Operational    Dighton Project        Gas      1999   185         CC
             Management,
                 Inc.
---------------------------------------------------------------------------------------------------------------
ME          Indeck Energy     NEPOOL   Operational   Jonesboro Project    Renewable   1999    24     Renewables
              Services
---------------------------------------------------------------------------------------------------------------
ME          Indeck Energy     NEPOOL   Operational      West Enfield      Renewable   1999    24     Renewables
              Services                                   Project
---------------------------------------------------------------------------------------------------------------
MA          El Paso Energy    NEPOOL   Operational     Agawam Project        Gas      2000   276         CC
              Marketing
              Company
---------------------------------------------------------------------------------------------------------------
ME              SkyGen        NEPOOL   Operational      Androscoggin         Gas      2000   157     Cogen - CC
---------------------------------------------------------------------------------------------------------------
MA             American       NEPOOL   Operational   Blackstone Project      Gas      2000   589         CC
            National Power
---------------------------------------------------------------------------------------------------------------
CT            Duke Power      NEPOOL   Operational   Bridgeport Project      Gas      2000   520         CC

---------------------------------------------------------------------------------------------------------------
ME           Duke Energy      NEPOOL   Operational         Maine             Gas      2000   520         CC
                                                        Independence
                                                      Station Project
---------------------------------------------------------------------------------------------------------------
CT              Power         NEPOOL   Operational        Milford            Gas      2000   544         CC
             Development
             Corporation
---------------------------------------------------------------------------------------------------------------
MA         U.S. Generating    NEPOOL   Operational    Millennium Power       Gas      2000   400         CC
                Company                                   Project
---------------------------------------------------------------------------------------------------------------
ME              Energy        NEPOOL   Operational        Rumford            Gas      2000   265         CC
           Management Inc.
---------------------------------------------------------------------------------------------------------------
RI              Energy        NEPOOL   Operational    Tiverton Project       Gas      2000   265         CC
           Management Inc.
---------------------------------------------------------------------------------------------------------------
ME         Preti, Flaherti,   NEPOOL   Operational       Bucksport           Gas      2001   174         CC
             Beliveu &
            Pachios LLC
---------------------------------------------------------------------------------------------------------------
CT               PPL          NEPOOL   Operational      Wallingford          Gas      2001   220         CT
---------------------------------------------------------------------------------------------------------------
ME             Calpine        NEPOOL   Operational       Westbrook           Gas      2001   540         CC
             Corporation
---------------------------------------------------------------------------------------------------------------
MA             American       NEPOOL      Under        ANP Bellingham        Gas      2002   580         CC
             National Power           Construction
---------------------------------------------------------------------------------------------------------------
MA         Southern Energy    NEPOOL      Under         Kendall Power        Gas      2002   263         CC
                                      Construction        Project
---------------------------------------------------------------------------------------------------------------
CT            Lake Road       NEPOOL      Under          Lake Road           Gas      2002   792         CC
            Generation LP             Construction
---------------------------------------------------------------------------------------------------------------
MA          Sithe Energies    NEPOOL      Under            Mystic            Gas      2002   800         CC
                                      Construction
---------------------------------------------------------------------------------------------------------------
                                   Total NEPOOL Builds                                         7,138
---------------------------------------------------------------------------------------------------------------

      As in PJM, only a portion of the announced builds in NEPOOL are expected to be on line by 2002. In total, we include 7.1 GW of new capacity as firm in the modeling. Additional announced capacity is shown in Exhibit 5-54 and 5-55


--------------------------------------------------------------------------------
                                      136                  [LOGO] ICF CONSULTING

      As mentioned above, in addition to the firm capacity expected to come on-line in the next several years, NEPOOL has a large amount of announced capacity additions. Including both firm and announced additions, a total of roughly 35GW of capacity are in planning stages. Of this pool of announced capacity, only 20 percent or roughly 7.1 GW, is expected to come on-line as planned.

                                  Exhibit 5-56
                 AZNM Firm Capacity Additions as of April 2001

--------------------------------------------------------------------------------------------------------------
                                                                              On-
                           Sub-                      Area/Plant    Primary    Line
   State      Company     Region       Status           Name        Fuel      Date    Capacity      Plant Type
--------------------------------------------------------------------------------------------------------------
    AZ          PPL       Arizona       Under         Sundance       Gas      2002       440        Combustion
                                    Construction                                                     Turbine
--------------------------------------------------------------------------------------------------------------
    AZ       Calpine &    Arizona       Under           West         Gas      2001       630         Combined
             Pinnacle               Construction      Phoenix                                         Cycle
               West                                    Power
                                                      Station
--------------------------------------------------------------------------------------------------------------
    AZ        Calpine     Arizona       Under       South Point      Gas      2001       500         Combined
              Energy                Construction    Power Plant                                       Cycle
--------------------------------------------------------------------------------------------------------------
    AZ        Calpine     Arizona       Under          Mohave        Gas      1999       76         Combustion
                                    Construction                                                     Turbine
--------------------------------------------------------------------------------------------------------------
    AZ       Pinnacle     Arizona       Under         Redhawk        Gas      2001      2120         Combined
              Energy                Construction                                                      Cycle
               West
--------------------------------------------------------------------------------------------------------------
    AZ       Calpine &    Arizona       Under           West         Gas      2001       630         Combined
             Pinnacle               Construction      Phoenix                                         Cycle
               West                                    Power
                                                      Station
--------------------------------------------------------------------------------------------------------------
    AZ         Duke       Arizona       Under        Arlington       Gas      2002       550         Combined
              Energy                Construction       Valley                                         Cycle
--------------------------------------------------------------------------------------------------------------
    AZ         PG&E       Arizona       Under        Harquahala      Gas      2003      1040         Combined
                                    Construction     Generating                                       Cycle
                                                      Project
--------------------------------------------------------------------------------------------------------------
    AZ          PPL       Arizona       Under         Griffith       Gas      2001       120         Combined
                                    Construction       Energy                                         Cycle
                                                      Project
                                                    (Duct Firing
                                                     Component)
--------------------------------------------------------------------------------------------------------------
    AZ          PPL       Arizona       Under         Griffith       Gas      2001       420         Combined
                                    Construction       Energy                                         Cycle
                                                      Project
--------------------------------------------------------------------------------------------------------------
    AZ          PPL       Arizona       Under         Coolidge       Gas      2002       270        Combustion
                                    Construction     (Southeast                                      Turbine
                                                    of Phoenix)
--------------------------------------------------------------------------------------------------------------
    AZ        Reliant     Arizona       Under          Desert        Gas      2001       500         Combined
              Energy                Construction       Basin                                          Cycle
--------------------------------------------------------------------------------------------------------------
                                                                         2001 Firm              4,996
                                                                         2002 Firm              1,260
                                                               Total Firm Capacity              7,296
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      137                  [LOGO] ICF CONSULTING

                                  Exhibit 5-57
                 PacNW Firm Capacity Additions as of April 2001

---------------------------------------------------------------------------------------------------------------
                                                                                 On-
                            Sub-                      Area/Plant     Primary     Line                   Plant
   State      Company      Region        Status          Name          Fuel      Date    Capacity        Type
---------------------------------------------------------------------------------------------------------------
    ID       Cogentrix     Pacific        Under        Rathdrum        Gas       2001       270        Combined
              Energy      Northwest   Construction       Power                                          Cycle
                                                        Project
---------------------------------------------------------------------------------------------------------------
    WA          PPL        Pacific        Under        Starbuck        Gas       2004      1200        Combined
                          Northwest   Construction                                                      Cycle
---------------------------------------------------------------------------------------------------------------
    WA        Florida      Pacific        Under         Everett        Gas       2001       248        Combined
              Power &     Northwest   Construction      Project                                         Cycle
             Light Co
---------------------------------------------------------------------------------------------------------------
    WA         Puget       Pacific        Under      Frederickson      Gas       2002       249        Combined
               Sound      Northwest   Construction     - Tenaska                                        Cycle
              Power &                                 WA Partners
               Light                                      II
               Co_WA
---------------------------------------------------------------------------------------------------------------
    OR        Avista       Pacific        Under         Coyote         Gas       2002       280        Combined
               Power      Northwest   Construction   Springs Unit                                       Cycle
                                                           2
---------------------------------------------------------------------------------------------------------------
    OR        Calpine      Pacific        Under        Hermiston       Gas       2002       484        Cogen -
                          Northwest   Construction       Power                                            CC
                                                        Project
---------------------------------------------------------------------------------------------------------------
    OR      PacifiCorp     Pacific        Under         Klamath        Gas       2001       500        Cogen -
                          Northwest   Construction   Falls Project                                        CC
---------------------------------------------------------------------------------------------------------------
                                                                         2001 Firm              1,018
                                                                         2002 Firm              1,013
                                                               Total Firm Capacity              3,231
---------------------------------------------------------------------------------------------------------------

                                  Exhibit 5-58
                 LILCO Firm Capacity Additions as of April 2001

---------------------------------------------------------------------------------------------------------------
                                                                                On-
                            Sub-                      Area/Plant     Primary    Line                   Plant
   State      Company      Region        Status          Name         Fuel      Date    Capacity        Type
---------------------------------------------------------------------------------------------------------------
     NY         PPL        LILCO         Under        Kings Park      Gas       2003      270        Combustion
                                      Construction       (Long                                         Turbine
                                                      Island):
                                                      Generator
---------------------------------------------------------------------------------------------------------------
                                                                 Total Firm Capacity      270
---------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      138                  [LOGO] ICF CONSULTING

                                  Exhibit 5-59
                 ComEd Firm Capacity Additions as of April 2001

---------------------------------------------------------------------------------------------------------------
                                                                                On-
                              Sub-                    Area/Plant    Primary     Line
   State       Company       Region      Status          Name         Fuel      Date   CAPACITY      Plant Type
---------------------------------------------------------------------------------------------------------------
    IL          Enron        ComEd        Under         Wilton        Gas       2000      650        Combustion
                                      Construction      Center                                         Turbine
---------------------------------------------------------------------------------------------------------------
    IL          People       ComEd        Under         Elwood        Gas       1999      600        Combustion
                Energy                Construction                                                     Turbine
---------------------------------------------------------------------------------------------------------------
    IL         LS Power      ComEd        Under        Kendall        Gas       2002     1160         Combined
               (Aquilla               Construction      County                                          Cycle
               Energy)
---------------------------------------------------------------------------------------------------------------
    IL          Indeck       ComEd        Under        Sabrooke       Gas       2000      300         Combined
                Energy                Construction      Indeck                                          Cycle
               Services
---------------------------------------------------------------------------------------------------------------
    IL           PPL         ComEd        Under        Marengo        Gas       2003      270        Combustion
                                      Construction     (McHenry                                        Turbine
                                                       County)
---------------------------------------------------------------------------------------------------------------
    IL           PPL         ComEd        Under       University      Gas       2002      540        Combustion
                                      Construction    Park (Will                                       Turbine
                                                       County)
---------------------------------------------------------------------------------------------------------------
    IL       Duke Energy     ComEd        Under        Duke Lee       Gas       2001      640        Combustion
                                      Construction        IL                                           Turbine
---------------------------------------------------------------------------------------------------------------
    IL          Enron        ComEd        Under        Lincoln        Gas       2000      668        Combustion
                                      Construction      Energy                                         Turbine
                                                        Center
---------------------------------------------------------------------------------------------------------------
    IL       Pennsylvania    ComEd        Under        La Salle     Uranium     2001      106          Nuclear
             Electric Co              Construction
---------------------------------------------------------------------------------------------------------------
                                                                           2001 Firm            2,964
                                                                           2002 Firm            1,700
                                                                 Total Firm Capacity            4,934
---------------------------------------------------------------------------------------------------------------

Nuclear Performance and Retirements

      Annual nuclear capacity factors tend to vary substantially from year to year. While part of this variability results from the scheduling of downtime for refueling and scheduled maintenance, which does not tend to follow an annual cycle, there is nonetheless an underlying element of unpredictability, even in the short term. A large part of this unpredictability results from the relatively long down-time required for unscheduled maintenance, either to prevent developing problems or to respond to Nuclear Regulatory Commission (NRC) requirements. While economic incentives may increasingly make it desirable for utilities to employ preventative maintenance to avoid forced outages, some degree of unpredictability will almost certainly remain.

      Generally, we model nuclear plants as retiring at the end of their operating license. However, certain plants retire prior to the termination of their license for poor performance or safety reasons. In particular, while fuel costs are low, O&M and capital improvements can be high. We do not assume additional retirements, though we assume that no licenses may be extended in the Base Case.


--------------------------------------------------------------------------------
                                      139                  [LOGO] ICF CONSULTING

                                  Exhibit 5-60
                  PJM and NEPOOL Nuclear Unit Retirement Plans

-----------------------------------------------------------------------------------------------
    Unit                       Region                 Capacity (MW)             Retirement Year
-----------------------------------------------------------------------------------------------
Oyster Creek 1                 PJM East                    619                       2010
-----------------------------------------------------------------------------------------------
Salem 1                        PJM East                  1,106                       2016
-----------------------------------------------------------------------------------------------
Salem 2                        PJM East                  1,106                       2021
-----------------------------------------------------------------------------------------------
Hope Creek 1                   PJM East                  1,031                       2026
-----------------------------------------------------------------------------------------------
Limerick 1                     PJM East                  1,105                       2024
-----------------------------------------------------------------------------------------------
Limerick 2                     PJM East                  1,115                       2029
-----------------------------------------------------------------------------------------------
Peach Bottom 2                 PJM West                  1,093                   2033 (20 year
                                                                                   extension)
-----------------------------------------------------------------------------------------------
Peach Bottom 3                 PJM West                  1,093                   2034 (20 year
                                                                                   extension)
-----------------------------------------------------------------------------------------------
Three Mile Island              PJM West                    786                       2014
-----------------------------------------------------------------------------------------------
Susquehanna 1                  PJM West                  1,090                       2022
-----------------------------------------------------------------------------------------------
Susquehanna 2                  PJM West                  1,094                       2024
-----------------------------------------------------------------------------------------------
Calvert Cliffs 1               PJM South                   835                   2034 (20 year
                                                                                   extension)
-----------------------------------------------------------------------------------------------
Calvert Cliffs 2               PJM South                   840                   2036 (20 year
                                                                                   extension)
-----------------------------------------------------------------------------------------------
Millstone 2                     NEPOOL                     873                       2015
-----------------------------------------------------------------------------------------------
Millstone 3                     NEPOOL                   1,120                       2026
-----------------------------------------------------------------------------------------------
Pilgrim                         NEPOOL                     669                       2012
-----------------------------------------------------------------------------------------------
Sea Brook                       NEPOOL                   1,155                       2030
-----------------------------------------------------------------------------------------------
Vermont Yankee                  NEPOOL                     496                       2012
-----------------------------------------------------------------------------------------------
Palo Verde 1                    AZNM                     1,227                       2025
-----------------------------------------------------------------------------------------------
Palo Verde 2                    AZNM                     1,227                       2026
-----------------------------------------------------------------------------------------------
Palo Verde 3                    AZNM                     1,230                       2027
-----------------------------------------------------------------------------------------------

      All nuclear units are considered to retire with the end of their operating licenses. In PJM, the Peach Bottom and Calvert Cliffs units have received 20-year license extensions and are modeled as such. Units are allowed to retire economically prior to the formal retirement. In the short-run, unexpected early retirements could lead to high prices, but in the long-run, they could decrease prices. This is because combined cycle units with higher availabilities increase the total amount of low-cost infra-marginal supply resulting in overall lower market prices.

      PJM's nuclear performance (with the exception of Salem 1 and 2) has been very strong during the 1990s, although it was weaker in the mid-1980s. We project that the nuclear performance will continue at relatively high levels.

      NEPOOL's operating nuclear plants have also performed well in the recent past. The retirement of several units has resulted great interest in maintaining positive performance to the existing units. We project that future availability will increase above historical levels at these units.

      Within PJM and NEPOOL, as well as in the rest of the US, deregulation increases the incentive to maintain high availabilities, particularly given asset sales and the high level of competition. This supports the view that nuclear units will maintain high efficiency in the future.

      Of the regions evaluated in the WSCC, only Arizona/New Mexico relies on nuclear capacity. Historically, the Palo Verde unit has operated very well and provides a large amount of energy to the region.


--------------------------------------------------------------------------------
                                      140                  [LOGO] ICF CONSULTING

                                  Exhibit 5-61
                    Nuclear Capacity Factor Projections (%)

--------------------------------------------------------------------------------
              Region                       Annual Capacity Factor Projection (%)
--------------------------------------------------------------------------------
PJM East(1)                                               68.9
--------------------------------------------------------------------------------
PJM West                                                  85.0
--------------------------------------------------------------------------------
PJM South                                                 82.3
--------------------------------------------------------------------------------
NEPOOL                                                    67.3
--------------------------------------------------------------------------------
Montana                                                   N/A
--------------------------------------------------------------------------------
AZNM                                                      80.5
--------------------------------------------------------------------------------

1 For PJM East we do not take into account capacity factor for Salem for years in which it had outage for a period greater than 6 months. However, Salem's historical operation is still below 50 percent capacity factor. Excluding Salem, PJM East would have a projected capacity factor of roughly 77 percent.

Source: Figures are based on the average of capacity factors for the years 1991-1998 as quoted by NRC.

General Unit Characteristics

      Coal and oil/gas steam units are expected to attain average annual availabilities of between 80 percent and 88 percent. As shown in Exhibit 5-62 scrubbed coal units cost $1.00/MWh more to operate than unscrubbed units and approximately $3.00 more than oil- and gas-fired units when cycling. Oil/gas steam units used for peak cycling incur an additional cost associated with quick start-up. Cycling costs are only significant in the cases in which there are thermal stresses and fatigue and thermal creep. This is primarily a problem for steam units, and we have captured this for the steam units most likely to cycle
- i.e., oil/gas steam units.


--------------------------------------------------------------------------------
                                      141                  [LOGO] ICF CONSULTING

                                  Exhibit 5-62
               Existing Unit Variable O&M and Turndown Assumptions

-------------------------------------------------------------------------------
           Unit Type         Variable           Minimum        Availability
                               O&M(1)          Turndown
                            (1998$/MWh)           (%)              (%)
-------------------------------------------------------------------------------
Coal
-------------------------------------------------------------------------------
  Scrubbed                   2.1-12.2           40 - 60          85 - 87
-------------------------------------------------------------------------------
  Unscrubbed                 1.0-11.3           25 - 61          87 - 88
-------------------------------------------------------------------------------
Oil/Gas Steam(2)              1.3-9.4           22 - 25          80 - 86
-------------------------------------------------------------------------------
Combined Cycles              1.03-6.23             0           91.9 - 92.4
-------------------------------------------------------------------------------
Combustion Turbines          0.81-5.91             0             87 - 94
-------------------------------------------------------------------------------
Nuclear                         1.0                0             67 - 85
-------------------------------------------------------------------------------
Hydro                           0.0             Varies           67 - 93
-------------------------------------------------------------------------------
Pumped Storage                  0.0                0             94 - 95
-------------------------------------------------------------------------------

1 Variable O&M shown is approximate actual O&M levels are a result of the modeling exercised based on the optimized plant dispatch.
2 Including startup/cycling costs for oil/gas steam units. Source: ICF Consulting, 1997 NERC GADS database.

NUG and Cogeneration Units

                                  Exhibit 5-63
          Existing NUG Capacity - NEPOOL, LILCO, AZNM, PACNW, Montana

--------------------------------------------------------------------------------------------------
                              NEPOOL       LILCO        AZNM      PACNW      Montana      TOTAL
--------------------------------------------------------------------------------------------------
NUG Capacity (MW)
   Gas-Fired                  1,969         159          82        671           0        2,881
   Coal-Fired                  198           0            0         0            0         198
   OTher                       671          150           3        555          43        1,422
   Total                      2,838         309          85       1,226         43        4,501
--------------------------------------------------------------------------------------------------
Dispatchable NUG
Capacity (MW)
   2001 -- 2020               2,167         159          85        671           0        3,082
--------------------------------------------------------------------------------------------------
Average Heat Rate of
Dispatchable NUGs
in 2001                       7,020        5,077       6,334      7,700        N/A        6,533
--------------------------------------------------------------------------------------------------
Source: ICF Consulting.


--------------------------------------------------------------------------------
                                      142                  [LOGO] ICF CONSULTING

                                  Exhibit 5-64
                           Existing NUG Capacity - PJM

----------------------------------------------------------------------------------------
                                           PJM West    PJM East   PJM South     TOTAL
----------------------------------------------------------------------------------------
NUG Capacity (MW)
   Gas-Fired                                  341       2,188        116        2,645
   Coal-Fired                                 337        341          67         745
   Other                                      731        741         146        1,618
   Total                                     1,409      3,270        329        5,008
----------------------------------------------------------------------------------------
Dispatchable NUG Capacity (MW)
   1998 -- 2000                                364        695         53        1,112
   2005                                      1,093      2,374        243        3,716
   2010                                      1,458      3,213        337        5,008
----------------------------------------------------------------------------------------
Average Heat Rate of Dispatchable
NUGs in 2001 (Btu/kWh)                       6,200      6,700       5,600       6,500
----------------------------------------------------------------------------------------

Source: ICF Consulting.

      PJM has a relatively large contribution from traditional NUG sources. Approximately 7 percent of the generating capability in PJM is NUG capacity, most is located in PJM East. Much of the capacity is currently under fixed contracts and considered non-dispatchable. Over time, we estimate that most of these units will become dispatchable as their contracts expire or change. Of the regions analyzed, PJM has the most significant NUG contracts. NEPOOL and the state of New York also have significant non-utility capacity, the bulk of which is dispatchable. Although New York has had significant use of NUG contracts, most were in Upstate New York, LILCO has a very limited amount of NUGs. In the West, only limited amounts of traditional non-utility generators are operating in the regions analyzed.

Transmission With Neighboring Regions

      Note that nearly all of the U.S. and Canada's population is served by one of the continent's four interconnected grids. In these grids, all generators are approximately synchronized together. Also, in these grids generators are connected via high voltage transmission systems. Power flows between these large grids are expensive relative to intra-grid flows, and the capacity for such transfers is limited. The four grids are as follows:

      o The Eastern Interconnect -- This is the largest of the four, in terms of both geographic area and capacity, and extends from eastern New Mexico to Florida, Saskatchewan Canada, and eastern Canada. PJM and NEPOOL are part of this system.

      o The Western Interconnect -- This is the second largest grid and covers the western contiguous U.S. and much of western Canada. This grid is also called the Western System Coordinating Council or WSCC grid. Montana and Arizona/New Mexico are part of this system.

      o ERCOT -- Covering most of Texas, ERCOT is separate for primarily political reasons, This marketplace is not analyzed in this study.

      o Hydro Quebec -- This region is also separate for primarily political reasons. Note, there is a large DC line of about 1,800 MW linking Hydro Quebec to NEPOOL. We model Hydro Quebec as a source of electrical energy and not as a source of firm megawatts. To the extent Hydro Quebec can offer firm unit contingent


--------------------------------------------------------------------------------
                                      143                  [LOGO] ICF CONSULTING
megawatts, ICF's results for capacity prices in the 2002 to 2005 period might be substantially lower. In the pre-deregulation period, Hydro Quebec offered energy minimums with the right to interrupt. They may not be able to offer first call on their megawatts to non-Hydro Quebec customers. Thus, the details of future supply will be important to resolving this uncertainty. Another reason for our assumption that Hydro Quebec firm megawatts will not be available is that Hydro Quebec is a large player which may act to aviod depressing prices.

                                  Exhibit 5-65
                  Interconnected Grids in the U.S. and Canada

                                      [MAP]


--------------------------------------------------------------------------------
                                      144                  [LOGO] ICF CONSULTING

                                  Exhibit 5-66
                 Eastern Interconnect Transmission Capabilities

                                      [MAP]

      In our analysis, we assume no major large new inter-regional or inter-sub-regional lines are added. Reflecting the high costs of power lines relative to natural gas pipelines, increasing construction of new gas power plants decreasing price differentials between regions and decreasing economic incentives for lines, inability of thyristor and other technologies to inexpensively upgrade lines beyond approximately 10 percent of current capability.

      Recently, the PJM West ISO was announced. This ISO represents the border territory between the existing PJM ISO and the likely Midwest ISO. Although details of the PJM West ISO are not fully available, it is likely that Allegheny Energy and Duequesne will be in PJM ISO rather than the Midwest ISO which contains many other operations in the ECAR reliability region.


--------------------------------------------------------------------------------
                                      145                  [LOGO] ICF CONSULTING

                                  Exhibit 5-67
               WSCC Inter-Regional Total Transfer Capability (MW)

                                      [MAP]

      The WSCC is overall a very well interconnected system with significant transmission capability across regions.

Transmission Pricing

      There are three types of inter-regional transmission charges: (i) losses which are a minimum and unavoidable cost(21); (ii) congestion derived locational price differences; and (iii) transmission tariffs which act as a floor propping up prices above a competitive outcome (a competitive outcome would include the first two charges only.)

      We typically add the first two charges, the competitive charges, to within-ISO or intra-regional movements, and the last charge is used as a floor for inter-regional movements. In our model, the transmission tariffs for peak and off-peak have been discounted from announced tariffs. ICF assumes there is a single market for transmission and that the inter-regional transmission tariffs are equal to the price differential between regions.

      Note, although this study focuses on units in the PJM and NEPOOL regions, it is necessary to model a much larger area to capture the impact of transmission flows. As such, we have modeled the Midwest, Northeast and much of the Southeast. The following discussion presents the assumptions used for this broader area.

----------
21 These range between 1 and 6 percent in sub-regions within the Eastern Interconnect; ICF conservatively assumes a simple rule of 1 percent loss per 100 miles to supplement available data.


--------------------------------------------------------------------------------
                                      146                  [LOGO] ICF CONSULTING

                                  Exhibit 5-68
  Transmission Charges Across Areas and ISOs in the Eastern Interconnect - ICF
                                    Estimate

--------------------------------------------------------------------------------
                                 Transmission Charge
Regional Transmission                (1998$/MWh)             Line Losses (%)
--------------------------------------------------------------------------------
Inter-Regional
--------------------------------------------------------------------------------
PJM West to Upstate New                4.5 Peak                    2.0
York                                 3.9 Off-Peak
--------------------------------------------------------------------------------
Upstate New York to PJM                   5.1                      2.0
West (Homer City)
--------------------------------------------------------------------------------
PJM West to ECAR                       3.9 Peak                    3.0
                                     2.0 Off-Peak
--------------------------------------------------------------------------------
PJM South to VACAR(1)                  2.9 Peak                    1.0
                                     1.4 Off-Peak
--------------------------------------------------------------------------------
Into SERC Regions(4)                   2.42 Peak
                                     1.47 Off-Peak
--------------------------------------------------------------------------------
Intra-Regional
--------------------------------------------------------------------------------
PJM West to PJM East(2)                   0.0                    3% Peak
                                                               2% Off-Peak
--------------------------------------------------------------------------------
PJM West to PJM South(2)                  0.0                   3% Peak
                                                               2% Off-Peak
--------------------------------------------------------------------------------

1     Charges into VACAR is the average of charges into the sub-regions of VACAR
      - Duke, Carolina Power & Light, SCEG, and VIEPCO.
2     Limits shown are multi-directional.
3 For all other inter-regional exchanges, e.g., Into Florida, we utilize a rate of $2.0 MWh during peak and $1.0 MWh during off-peak.
4 ICF estimates based on average of current individual utilities charges specified in OASIS.

Sources: PJM Power Pool, NEPOOL ISO; phone conversations with power purchasers, sellers and transmission system operators.


--------------------------------------------------------------------------------
                                      147                  [LOGO] ICF CONSULTING

                                  Exhibit 5-69
     Transmission Charges Across Areas and ISOs in the WSCC -- ICF Estimate

--------------------------------------------------------------------------------
       From              To                   Peak Price     Line Losses (%)
                                              ($98/MWh)
--------------------------------------------------------------------------------
Montana                 NWPPE                 5.10 peak             5
                                            2.60 off-peak
--------------------------------------------------------------------------------
NWPPE                  Montana                4.90 peak             5
                                            2.50 off-peak
--------------------------------------------------------------------------------
RMP                    Montana                4.90 peak             5
                                            2.50 off-peak
--------------------------------------------------------------------------------
Montana                  RMP                  3.30 peak             5
                                            1.70 off-peak
--------------------------------------------------------------------------------
Alberta                  BC                   4.20 peak            15
                                            2.10 off-peak
--------------------------------------------------------------------------------
BC                     Alberta                1.40 peak           None
                                            0.70 off-peak
--------------------------------------------------------------------------------
BC                      PACNW                 3.20 peak             7
                                            1.60 off-peak
--------------------------------------------------------------------------------
PACNW                    BC                   1.40 peak             7
                                            0.70 off-peak
--------------------------------------------------------------------------------
1 ICF estimate of transmission charges into each of the regions derived based on average of current individual utility charges as specified in OASIS.
2 After 2005, these regions transmission charges change due to ICF ISO assumptions.

                                  Exhibit 5-70
                Transmission Charges Across ISOs -- ICF Estimate

--------------------------------------------------------------------------------
      ISO Region           Peak ($/MWh)             Off Peak ($/MWh)
--------------------------------------------------------------------------------
       Into MAIN                2.7                      1.8
--------------------------------------------------------------------------------
       Into ECAR                3.4                      1.2
--------------------------------------------------------------------------------
       Into MAPP                2.6                      1.5
--------------------------------------------------------------------------------
       Into SPP                 3.6                      1.8
--------------------------------------------------------------------------------
     Into California            3.2                      2.1
--------------------------------------------------------------------------------
       Into NWP                 3.1                      2.2
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      148                  [LOGO] ICF CONSULTING

                                  Exhibit 5-71
         Envisioned ISO Regions - ICF View of U.S. Eastern Interconnect

--------------------------------------------------------------------------------
        1998 - 2005                           2006 - 2020
--------------------------------------------------------------------------------
MAIN                                        Midwest/Alliance
--------------------------------              (MAIN & ECAR)
ECAR
--------------------------------------------------------------------------------
MAPP                                              MAPP
--------------------------------------------------------------------------------
SPP                                               SPP
--------------------------------------------------------------------------------
Entergy
--------------------------------
Southern Company                                  SERC
--------------------------------     (Southern Company, TVA, and Entergy)
TVA
--------------------------------------------------------------------------------
VACAR                                             VACAR
--------------------------------------------------------------------------------
Florida                                          Florida
--------------------------------------------------------------------------------
Northern California
--------------------------------                California
Southern California
--------------------------------------------------------------------------------
Arizona/New Mexico                          Arizona/New Mexico
--------------------------------------------------------------------------------
Rockies                                           Rockies
--------------------------------------------------------------------------------
PACNW
--------------------------------
NWPPE                                               NWPP
--------------------------------            (Northwest Power Pool)
Montana
--------------------------------------------------------------------------------

      We are anticipating that the currently recognized NERC sub-regions and other sub-regional breakouts used by ICF will be transformed into more aggregated regional ISOs. In the longer term, i.e., starting between 2003 and 2005, we expect larger ISO groupings. We believe this is an intermediate scenario between the extremes of having a single Eastern Interconnect ISO and a continuation of the current fragmented structure. The consequence is a reduction in the number of fixed tariffs in the model. A more disaggregated structure would result in more tariffs and potentially higher regional prices.

      At this time, in spite of some recent progress, the Midwest is one of the least organized in terms of establishing ISO boundaries, determining tariffs, and implementing explicit rules related to reserves, trading of products, etc. Specifically, the Midwest lags behind California, PJM, and NEPOOL. Other ISO markets have more recently been announced. Allegheny Energy has broken from the Midwest ISO and intends to join the newly announced PJM West ISO. SPP and Entergy have submitted plans for a separate TRANSCO organization. The Alliance RTO is planned for Virginia and extends to the Midwest. Additionally, the non-Virginia sub-regions of VACAR have announced plans for a separate ISO called GRID South.


--------------------------------------------------------------------------------
                                      149                  [LOGO] ICF CONSULTING

      In the WSCC, it is also assumed that transmission pancaking will become very limited in the mid-term forecast horizon. ICF projects that the WSCC will consist of approximately four transmission ISOs. The largest will encompass the Pacific Northwest, Montana, and the Eastern Northwest Power Pool in a single ISO.

      In addition to the general regional modeling assumptions, specific unit level detail for the PPL assets have been modeled here and are described in Chapter Six.


--------------------------------------------------------------------------------
                                      150                  [LOGO] ICF CONSULTING

                                  CHAPTER SIX
                     PPL UNIT LEVEL ASSUMPTIONS AND RESULTS

--------------------------------------------------------------------------------

Introduction

      PPL owns and operates electrical generating facilities in several power markets across the United States. In addition to the broad geographic locations, the PPL units have a broad configuration ranging from baseload hydro and coal units to units generally geared toward the peaking markets. As such, their interests are broad and diversified. PPL is also supplementing their existing capacity with new mid-level units in several marketplaces. The main focus of this report is the outlook and forward operational considerations for the existing PPL facilities. In addition, the planned facilities are also reviewed. This chapter outlines the PPL generating capacity as well as the assumptions incorporated in ICF modeling of these units.

                                  Exhibit 6-1
                PPL Generating Stations Regional Diversification

                                      [MAP]

      Given the diversity of the portfolio, both from the geographical perspective and the unit type perspective, we have organized this chapter to provide descriptions of the fleet from both orientations.


--------------------------------------------------------------------------------
                                      151                  [LOGO] ICF CONSULTING

Summary of Generation Assets by Region

                                  Exhibit 6-2
                 Summary of PPL Asset Characteristics by Region

------------------------------------------------------------------------------------------
                                        Mon-
Parameter              PJM    NEPOOL    tana     AZ/NM    PacNW    LILCO    ComEd   TOTAL
------------------------------------------------------------------------------------------
Number of                54       41       39        3        1        1        1      140
Generators(1)
------------------------------------------------------------------------------------------
Total Capacity(2)     1,048      323    1,242      710    1,200      270      540   13,334
------------------------------------------------------------------------------------------
Average Heat          9,255    5,961    9,000    7,120    6,753    9,600    9,600    8,926
Rate(3)(Btu/kWh)
------------------------------------------------------------------------------------------
Average Fuel            9.7     19.1      5.5     19.2     19.2     30.4     27.3     10.2
Costs(4) ($/MWh)
------------------------------------------------------------------------------------------
NPV of Dispatch       7,950      272    2,108      471      563      128      263   11,755
Revenues ($000)(5)
------------------------------------------------------------------------------------------
NPV of Dispatch
Revenues                879      842    1,696      663      469      476      487      882
(1998$/kW)(5)
------------------------------------------------------------------------------------------

Note: Includes existing units and any firmly planned capacity additions. Values calculated for PPL owned portions only.
1 Number of physical generating units at the PPL assets analyzed herein. PPL owns additional peaking capacity in PJM.
2     PPL owned portion of 2005 capacity. Includes planned capacity uprates.
3     Weighted by generation for 2005. HHV. Full Load.
4     Represents projections for 2005, weighted by generation.
5 NPV is calculated using an 11.2 percent real discount rate. Does not include taxes, debt or some cost items such as new capital additions. Includes revenue, short-run variable costs and estimated non-fuel O&M.

      The core of the PPL asset base is concentrated in PJM, particularly in the western sub-region. Recent acquisitions of Montana Power and Bangor Hydro assets have given PPL a sizable presence in the Montana and NEPOOL markets as well. In addition, PPL has begun development of new projects in NEPOOL, the PJM Eastern sub-region, LILCO, ComEd, Arizona-New Mexico, and PacNW. The portfolio of power plants is very well diversified and includes primarily hydro and coal units in Montana and PJM, hydro units in NEPOOL, and new turbine-fired baseload and peaking units in PJM, NEPOOL, Arizona, and PacNW.


--------------------------------------------------------------------------------
                                      152                  [LOGO] ICF CONSULTING

                                  Exhibit 6-3
                          PPL PJM Generating Stations

                                      [MAP]

      The majority of the assets are located in PJM, PPL's original operating region. The PPL units are predominately located to the west of the major points of congestion within PJM. However, PPL has a presence in both western and eastern PJM.


--------------------------------------------------------------------------------
                                      153                  [LOGO] ICF CONSULTING

                                  Exhibit 6-4
                Summary of PPL Asset Characteristics within PJM

---------------------------------------------------------------------------------------------------------------------------------
                                          Capa       Heat      On-     Fuel      Annual       Minimum      Avail-    SO(2)/NO(x)
Modeled Unit      Included Units          city       Rate     Line     Type    Fixed O&M      Turndown     ability   Rate (lbs/
                                          (MW)       (BTU/    Year               (98$/          (%)          (%)       MMBtu)
                                                      kWh)                        kW)
---------------------------------------------------------------------------------------------------------------------------------
Combined Cycle Units
---------------------------------------------------------------------------------------------------------------------------------
                   Mount Bethel            520      6,928      2002     Gas         16.0            --         92       0/0.02
                   --------------------------------------------------------------------------------------------------------------
  Mount Bethel     Mount Bethel             82      9,675      2002     Gas          9.8            --         92       0/0.1
                   Duct
---------------------------------------------------------------------------------------------------------------------------------
Coal Units
---------------------------------------------------------------------------------------------------------------------------------
  Brunner Island   Brunner Island          699      9,179      1961     Coal        16.8            43         84      2.8/0.31
                        1&2
---------------------------------------------------------------------------------------------------------------------------------
                   Brunner Island          735      9,082      1969     Coal        16.8            61         84      2.8/0.28
                         3
---------------------------------------------------------------------------------------------------------------------------------
                     Conemaugh             138      9,500      1970     Coal        21.6            60         85       0.7/0.25
Conemaugh(1)         Coal 1(2)
                   --------------------------------------------------------------------------------------------------------------
                    Conemaugh              138      9,500      1970     Coal        21.6            60         85       0.7/0.25
                     Coal 2
---------------------------------------------------------------------------------------------------------------------------------
  Keystone(1)       Keystone 1(3)          105      9,190      1967     Coal        20.2            60         85       2.8/0.31
                   --------------------------------------------------------------------------------------------------------------
                    Keystone 2             105      9,190      1968     Coal        20.2            60         85       2.8/0.31
---------------------------------------------------------------------------------------------------------------------------------
 Martins Creek     Martins Creek           280      10,20      1954     Coal        22.2            25         82       2.8/0.38
     Coal              Coal                          0
---------------------------------------------------------------------------------------------------------------------------------
Montour Coal       Montour Coal          1,518      9,012      1972     Coal        14.5            50         83       2.8/0.04
---------------------------------------------------------------------------------------------------------------------------------
Peaking Units (Turbines)
---------------------------------------------------------------------------------------------------------------------------------
Brunner Island        Brunner                9      10,00      1967   Diesel         3.7            --         92        0/0.1
Diesel             Island Diesel                        0              /Oil
---------------------------------------------------------------------------------------------------------------------------------
  Martins Creek    Martins Creek                    13,78             Diesel         3.7            --         91        0/0.13
       CT                CT                 72          3      1971    /Oil
---------------------------------------------------------------------------------------------------------------------------------
Hydro Units
---------------------------------------------------------------------------------------------------------------------------------
  Holtwood Hydro     Holtwood              102         --      1910     Water       46.6            --         64          --
                       Hydro
---------------------------------------------------------------------------------------------------------------------------------
Safe Harbor(4)      Safe Harbor            139         --      1931     Water       29.0            --         29          --
---------------------------------------------------------------------------------------------------------------------------------
Wallenpaupack       Wallenpaupack           44         --      1926     Water       27.3            --         20          --
---------------------------------------------------------------------------------------------------------------------------------
Nuclear Units
---------------------------------------------------------------------------------------------------------------------------------
Susquehanna(5)       Susquehanna         1,965      10,48      1983     Nuke        83.0            --         85          --
                                                        1
---------------------------------------------------------------------------------------------------------------------------------
Oil/Gas Steam Units
---------------------------------------------------------------------------------------------------------------------------------
                   Martins Creek           760      9,427      1977      Oil         5.4            22         80       3.3/0.3
 Martins Creek         (oil)
Oil/Gas Steam(6)  ---------------------------------------------------------------------------------------------------------------
                   Martins Creek           900      9,467      1975      Gas         5.4            22         80       0/0.15
                       (gas)
---------------------------------------------------------------------------------------------------------------------------------
Peaking Units (LM6OOOs)
---------------------------------------------------------------------------------------------------------------------------------
Eden                    Eden                90      9,600      2002      Gas         9.8            --         97        0/0.02
---------------------------------------------------------------------------------------------------------------------------------
West Earl            West Earl             450      9,600      2003      Gas         9.8            --         97        0/0.02
---------------------------------------------------------------------------------------------------------------------------------
Upper Hanover     Upper Hanover             90      9,600      2003      Gas         9.8            --         97        0/0.02
---------------------------------------------------------------------------------------------------------------------------------

Note: Only units analyzed directly in the study are shown. However, PPl owns an additional 250 to 300 MW of peaking capacity in PJM.

1 PPL owns 16.25 percent of the total 850 MW of Conemaugh and 12.4 percent of the total 850 MW of Keystone.
2 Unit retrofits with SCR in 2003 as specified by PPL, NO(x) emissions decline to 0.05 lbs/MMBtu.
3 Unit retrofits with SCR in 2003 as specified by PPL, NO(x) emissions decline to 0.06 lbs/MMBtu.
4     PPL owns 33 percent of the total 418 MW at Safe Harbor.
5     PPL owns 90 percent of the total 2,184 MW at the Susquehanna Nuclear
      Station.
6 Martins Creek is capable of utilizing gas at 900 MW of the total 1660 MW at the plant. To capture this, the unit level capacities have been somewhat modified from actual.


--------------------------------------------------------------------------------
                                      154                  [LOGO] ICF CONSULTING

                                  Exhibit 6-5
                         PPL NEPOOL Generating Stations

                                      [MAP]

      The assets in NEPOOL are primarily hydro units acquired from Bangor Hydro. In addition, PPL has partial ownership of the Wyman oil/gas steam unit in Maine and is developer of a mid-level turbine in Connecticut.


--------------------------------------------------------------------------------
                                      155                  [LOGO] ICF CONSULTING

                                  Exhibit 6-6
               Summary of PPL Asset Characteristics within NEPOOL

-------------------------------------------------------------------------------------------------------------------------
                                                    Heat                        Fixed      Minimum   Avail   SO(2)/NO(x)
Modeled                    Included     Capacity    Rate     On-line    Fuel     O&M      Turndown  ability    Rate
 Unit                       Units         (MW)      (Btu/      Year     Type    (1998$/      (%)      (%)     (lbs/
                                                     kWh)                         kW)                          MMBtu)
-------------------------------------------------------------------------------------------------------------------------
Oil/Gas Steam Units
-------------------------------------------------------------------------------------------------------------------------
 Wyman                     Wyman 4(1)     52       10,745      1978     Gas/     5.4         25       82       0/0.12
                                                                        Oil
-------------------------------------------------------------------------------------------------------------------------
Hydro Units
-------------------------------------------------------------------------------------------------------------------------
                           Howland          2        --        1916     Water   17.3         --       69        --
                           ----------------------------------------------------------------------------------------------
                           Medway          11        --        1923     Water   10.3         --       69        --
                           ----------------------------------------------------------------------------------------------
                           Milford          6        --        1949     Water   10.8         --       69        --
                           ----------------------------------------------------------------------------------------------
 Hydro                     Stillwater       2        --        1949     Water   11.5         --       69        --
 Assets                    ----------------------------------------------------------------------------------------------
                           Veazie A         5        --        1920     Water    7.6         --       69        --
                           ----------------------------------------------------------------------------------------------
                           Veazie B         3        --        1938     Water    7.6         --       69        --
                           ----------------------------------------------------------------------------------------------
                           West            13        --        1988     Water   10.6         --       69
                           Enfield
-------------------------------------------------------------------------------------------------------------------------
 Ellsworth                 Ellsworth        9        --        1919     Water   10.7         --       38        --
-------------------------------------------------------------------------------------------------------------------------
Peaking Units (LM6000s)
-------------------------------------------------------------------------------------------------------------------------
 Wallingford                              220       9,600      2001     Gas      9.8         --       97        --
-------------------------------------------------------------------------------------------------------------------------

1     PPL owns 52 MW of the 615 MW Wyman 4 unit.

                                  Exhibit 6-7
              PPL Montana, Arizona, and PacNW Generating Stations

                                      [MAP]

      As in NEPOOL, PPL acquired existing capacity in the Montana market. The assets in Montana are consist only of hydro and coal capacity and are considered as low variable cost baseload units. PPL is also establishing a presence in the Pacific Northwest with a large


--------------------------------------------------------------------------------
                                      156                  [LOGO] ICF CONSULTING
combined cycle facility that is under development. The WSCC market area is geographically broad and has several diverse subregions. PPL's major presence is in the Northwest, but they are also expanding to the capacity short southwest though the addition of a combined cycle facility with duct firing capability and a peaking unit in Arizona.

                                   Exhibit 6-8
  Summary of PPL Asset Characteristics within Arizona, Montana, and the Pacific
                                    Northwest

------------------------------------------------------------------------------------------------------------------------
    Modeled          Included        Capacity      Heat      On-      Fuel      Annual     Mini-    Availa-     SO(2)
      Unit             Units           (MW)        Rate      line     Type       Fixed      mum     bility      Rate
                                                   (Btu/     Year                 O&M      Turn       (%)       (lbs/
                                                   kWh)                         ($/kW)     down                 MMBtu)
                                                                                            (%)
------------------------------------------------------------------------------------------------------------------------
Coal Units
------------------------------------------------------------------------------------------------------------------------
Corette               Corette           156       11,011    1968     Coal       22.2       40       88          1.18
------------------------------------------------------------------------------------------------------------------------
Colstrip(1)          Colstrip           530       10,818    1986     Coal       11.1       40       87          0.15
------------------------------------------------------------------------------------------------------------------------
Hydro Units
------------------------------------------------------------------------------------------------------------------------
                      Black Eagle      16.8         --      1927     Water       3.6       --       70            --
                  ------------------------------------------------------------------------------------------------------
                       Cochrane          54         --      1958     Water       1.1       --       70            --
                  ------------------------------------------------------------------------------------------------------
                     Hauser Lake         17         --      1911     Water       2.3       --       70            --
                  ------------------------------------------------------------------------------------------------------
                        Holter           50         --      1918     Water       1.9       --       70            --
                  ------------------------------------------------------------------------------------------------------
Montana                 Morony           48         --      1930     Water       1.5       --       70            --
Hydro             ------------------------------------------------------------------------------------------------------
Assets               Mystic Lake         12         --      1925     Water       4.9       --       70            --
                  ------------------------------------------------------------------------------------------------------
                     Rainbow Mtn       35.6         --      1910     Water       2.5       --       70            --
                  ------------------------------------------------------------------------------------------------------
                         Ryan            60         --      1915     Water       1.6       --       70            --
                  ------------------------------------------------------------------------------------------------------
                     Madison Mtn          9         --      1906     Water       6.8       --       70            --
                  ------------------------------------------------------------------------------------------------------
                         Kerr           168         --      1938     Water      11.0       --       70            --
                  ------------------------------------------------------------------------------------------------------
                       Thompson          86         --      1915     Water       1.7       --       70            --
                         Falls
------------------------------------------------------------------------------------------------------------------------
Combined Cycle Units
------------------------------------------------------------------------------------------------------------------------
Griffith(2)          Griffith           210        6,900     2001      Gas      17.3        --      92            --
------------------------------------------------------------------------------------------------------------------------
Griffith Duct(2)    Griffith Duct        60        9,200     2001      Gas      17.3        --      92            --
------------------------------------------------------------------------------------------------------------------------
Starbuck             Starbuck         1,200        6,753     2004      Gas      17.3        --      92            --
------------------------------------------------------------------------------------------------------------------------
Peaking Units (LM6000s)
------------------------------------------------------------------------------------------------------------------------
Sundance             Sundance           440        9,600     2002      Gas       9.8        --      92            --
------------------------------------------------------------------------------------------------------------------------

1     PPL owns 50 percent of Colstrip Units 1 & 2, and 30 percent of Unit 3.
2     PPL owns 50 percent of Griffith Power Plant.

      In addition to the generating stations described above, PPL is developing in the Midwest and the New York markets. Currently, development plans call for the addition of 270MW of mid-level to peaking capacity in Long Island and for 540MW near Chicago in the ComEd territory. Descriptions of these units are found in Exhibit 6-9.


--------------------------------------------------------------------------------
                                      157                  [LOGO] ICF CONSULTING

                                   Exhibit 6-9
  Summary of PPL Asset Characteristics of Units Under Development in LILCO and
                                      MAIN

-------------------------------------------------------------------------------------------------------------------------------
Modeled                   Region   Capacity     Heat Rate    On-     Fuel    Annual      Minimum      Availability  SO(2)/NO(x)
Unit                                 (MW)        (Btu/      Line     Type    Fixed      Turndown          (%)          Rate
                                                  kWh)      Year              O&M          (%)                     (lbs.MMBtu)
                                                                            ($/kW)
-------------------------------------------------------------------------------------------------------------------------------
Peaking Units (LM6000s)
-------------------------------------------------------------------------------------------------------------------------------
Kings                      LILCO      270        9,600       2003    Gas       9.8         --             97            0/0.02
Park
-------------------------------------------------------------------------------------------------------------------------------
University                 ComEd      540        9,600       2002    Gas       9.8         --             97            0/0.02
-------------------------------------------------------------------------------------------------------------------------------

  Summary of Generation Assets by Asset Type

                                  Exhibit 6-10
                Summary of PPL Asset Characteristics by Unit Type

-------------------------------------------------------------------------------------------------------------------------
        Parameter             Hydro      Nuclear       Coal        Combined      Oil/Gas      Peaking         Total
                                                                    Cycle         Steam        Units
-------------------------------------------------------------------------------------------------------------------------
Number of                      102          2           14            4             3            15            140
Generators(1)
-------------------------------------------------------------------------------------------------------------------------
Total Capacity(2)              892        2,057       4,419         2,072         1,712        2,181         13,334
-------------------------------------------------------------------------------------------------------------------------
Average Heat Rate(3)            0        10,481       9,657         6,859         10,745       9,618          8,926
-------------------------------------------------------------------------------------------------------------------------
Average Fuel Costs(4)          0.0         5.8         9.6          19.4           0.0          29.5           10.2
-------------------------------------------------------------------------------------------------------------------------
NPV of Dispatch               1,400       2,169       4,975         1,114         1,009        1,088         11,755
Revenues($000)(5)
-------------------------------------------------------------------------------------------------------------------------
NPV of Dispatch               1,569       1,054       1,126          538           589          499            882
Revenues
(1998$/kW)(5)
-------------------------------------------------------------------------------------------------------------------------

Note: Includes existing units, units currently under construction, and any firmly planned capacity additions. Values calculated for PPL owned portions only.

1 Number of physical generating units at the PPL assets analyzed herein. PPL owns additional peaking capacity in PJM.
2     Includes planned capacity uprates.
3     Weighted by generation for 2005.
4     Represents projections for 2005, weighted by generation.
5 NPV is calculated using an 11.2 percent real discount rate and does not include taxes, debt, or some cost items such as new capital additions. Includes revenues, short-run variable costs and estimated non-fuel O&M.

Coal Units

      Of the currently or soon to be operating units owned by PPL, a total of
4.4 GW are coal units. Of this, roughly 84 percent of the total capacity is in PJM with the remainder in Montana. There are five coal units in PJM West with a total capacity of 3.7 GW and an average heat rate of 9,253 Btu/kWh. These units are among the most efficient units in the region and also have relatively low environmental costs and high availability. The Montour, Conemaugh and Keystone plants have NO(x) control technology in place and are expected to be very competitive, even under SIP Call constraints. The availability of all the plants under analysis is between 82 percent and 88 percent.


--------------------------------------------------------------------------------
                                      158                  [LOGO] ICF CONSULTING

                                  Exhibit 6-11
         Summary Capacity Block Characteristics -- PPL PJM Coal Plants

-------------------------------------------------------------------------------------------------------------
              Parameter                    Martins Creek              Montour             Brunner Island
-------------------------------------------------------------------------------------------------------------
Region                                          PJM                     PJM                     PJM
-------------------------------------------------------------------------------------------------------------
Number of capacity blocks                        1                       1             2 (units 1 & 2, unit
                                                                                                  3)
-------------------------------------------------------------------------------------------------------------
Summer Capacity (MW)                            280                    1,518                 699       735
-------------------------------------------------------------------------------------------------------------
Turndown (%)                                    25(1)                    5(1)               43.2(1)     61(1)
-------------------------------------------------------------------------------------------------------------
Fixed O&M (1998$/kW/yr)                         22.2                    14.5                     16.8
-------------------------------------------------------------------------------------------------------------
Heat Rate (Btu/kWh)-- Full                     10,200(1)               9,012               9,179       9,082
Load
-------------------------------------------------------------------------------------------------------------
                                         Coal - Central PA,                               Coal - Central
Primary Fuel                            Central Appalachia     Coal - Central PA         Appalachia and
                                         and South Western    and South Western          South Western PA
                                           PA Bituminous(1)      PA Bituminous(1)          Bituminous(1)
-------------------------------------------------------------------------------------------------------------
Delivered Fuel Price
(1998$/MMBtu)
   2001                                         1.73                    1.64                   1.61
   2005                                         1.38                    1.30                   1.26
   2010                                         1.37                    1.30                   1.27
   2015                                         1.31                    1.24                   1.22
   2020                                         1.25                    1.19                   1.17
-------------------------------------------------------------------------------------------------------------
SO(2) Rate (lbs/MMBtu)                          2.8(1)                  2.8(1)                 2.8(1)
-------------------------------------------------------------------------------------------------------------
NO(x) Rate (lbs/MMBtu)                                            0.4 Uncontrolled/      0.31(1)    0.28(1)
                                                0.38              0.04 Controlled(1)
-------------------------------------------------------------------------------------------------------------
NO(x) Control Technology                                        Selective Catalytic              None
                                                None              Reduction - SCR(1)
-------------------------------------------------------------------------------------------------------------
Availability (%)                               81.5(1)                 82.5(1)             84.1(1)    84.0(1)
-------------------------------------------------------------------------------------------------------------

1     Assumption provided by PPL.


--------------------------------------------------------------------------------
                                      159                  [LOGO] ICF CONSULTING

          Summary Capacity Block Characteristics -- PPL PJM Coal Plants

--------------------------------------------------------------------------------------------------------------
              Parameter                            Conemaugh                            Keystone
--------------------------------------------------------------------------------------------------------------
Region                                                PJM                                 PJM
--------------------------------------------------------------------------------------------------------------
Number of capacity blocks                              2                                   2
--------------------------------------------------------------------------------------------------------------
Summer Capacity (MW)                            138         138                        105     106
--------------------------------------------------------------------------------------------------------------
Turndown (%)                                           60                                  60
--------------------------------------------------------------------------------------------------------------
Fixed O&M (1998$/kW/yr)                               21.6                                20.3
--------------------------------------------------------------------------------------------------------------
Heat Rate (Btu/kWh) - Full Load                      9,500(1)                            9,190(1)
--------------------------------------------------------------------------------------------------------------
                                            Pennsylvania Bituminous             Pennsylvania Bituminous
                                           Coal, 2.3 percent sulfur,           Coal, 1.75 percent sulfur,
Primary Fuel                                     12,600 Btu/lb(1)                    12,500 Btu/1b(1)
--------------------------------------------------------------------------------------------------------------
Delivered Fuel Price
(1998$/MMBtu)
   2001                                               1.35                                1.35
   2005                                               1.03                                1.03
   2010                                               1.05                                1.05
   2020                                               0.99                                0.99
--------------------------------------------------------------------------------------------------------------
SO(2) Rate (lbs/MMBtu)                                0.07                                2.8
--------------------------------------------------------------------------------------------------------------
                                         0.25 ozone        0.25 ozone          0.31 ozone        0.31 ozone
                                        season, 0.05        season(1)         season, 0.06         season(1)
NO(x) Rate (lbs/MMBtu)                   with SCR(1)                           with SCR(1)
--------------------------------------------------------------------------------------------------------------
Availability (%)                                       87                           87                87
--------------------------------------------------------------------------------------------------------------

Note: PPL owns 16.3 percent of Conemaugh and 12.4 percent of Keystone.

1     Assumption provided by PPL.

      The two coal plants in the Montana region account for the remainder of the PPL coal units. As in PJM, the Monttma coal units are relatively low cost and efficient units in the WSCC.

                                  Exhibit 6-12
        Summary Capacity Block Characteristics -- PPL Montana Coal Plants

--------------------------------------------------------------------------------------------------------------
              Parameter                            Colstrip                             Corette
--------------------------------------------------------------------------------------------------------------
Region                                              Montana                             Montana
--------------------------------------------------------------------------------------------------------------
Number of capacity blocks                              1                                   1
--------------------------------------------------------------------------------------------------------------
Summer Capacity (MW)                                  530(1)                              156
--------------------------------------------------------------------------------------------------------------
Turndown (%)                                           40                                  40
--------------------------------------------------------------------------------------------------------------
Fixed O&M (1998$/kW/yr)                              11.07                                22.2
--------------------------------------------------------------------------------------------------------------
Heat Rate (Btu/kWh)-- Full Load                      10,818                              11,011
--------------------------------------------------------------------------------------------------------------
Primary Fuel                               Montana Powder River Basin         Wyoming Powder River Basin
                                                - Sub-bituminous                    - Sub-bituminous
--------------------------------------------------------------------------------------------------------------
Delivered Fuel Price
(1998$/MMBtu)
   2001                                               0.96                                0.83
   2005                                               0.68                                0.47
   2010                                               0.65                                0.45
   2020                                               0.60                                0.42
--------------------------------------------------------------------------------------------------------------
SO(2) Rate (lbs/MMBtu)                                0.15                                1.18
--------------------------------------------------------------------------------------------------------------
Availability (%)                                      86.6                                87.7
--------------------------------------------------------------------------------------------------------------

1 PPL owns 50 percent of Colstrip 1 and 2, and 30 percent each of Colstrip 3 and 4.


--------------------------------------------------------------------------------
                                      160                  [LOGO] ICF CONSULTING

      Exhibit 6-13 provides summary description of the historical performance of the PPL coal units.

                                  Exhibit 6-13
                  Historical Capacity Factor at PPL Coal Units

--------------------------------------------------------------------------------------------------
                                                                                          2001-
Region/Plant            1997      1998     1999     2000       Average      2001          2020
                                                                          Forecast      Forecast
                                                                                        Average
--------------------------------------------------------------------------------------------------
PJM
--------------------------------------------------------------------------------------------------
Brunner Island
Coal(1)                  64%       64%      62%      73%        65%         84%           80%
--------------------------------------------------------------------------------------------------
Martin's Creek
Coal(1)                  65%       44%      32%      46%        47%         67%           57%
--------------------------------------------------------------------------------------------------
Montour Coal(1)          67%       71%      68%      63%        68%         81%           81%
--------------------------------------------------------------------------------------------------
Conemaugh
Coal                     94%       88%      76%      81%        85%         84%           87%
--------------------------------------------------------------------------------------------------
Keystone Coal            89%       86%      78%      83%        84%         84%           87%
--------------------------------------------------------------------------------------------------
Montana
--------------------------------------------------------------------------------------------------
Colstrip Coal            75%       87%      82%      79%        81%         86%           86%
--------------------------------------------------------------------------------------------------
Corette Coal             53%       42%      74%      86%        61%         88%           88%
--------------------------------------------------------------------------------------------------

Source: Historical data from EIA Form 759; forecast data from ICF.

1 Data only available through June 2000. Average based on half year value through year 2000.

      As can be seen, the PJM coal units have historically operated very well, in particular, the Keystone, Conemaugh, and Montour units had consistently strong performance. Over time, we project that these units will continue to dispatch to near their full availability, in addition, the dispatch of Brunner Island is expected to improve significantly.

                                  Exhibit 6-14
           Historical Fuel Prices at Major PPL Coal Stations (1998$)

--------------------------------------------------------------------------------------------------
Region/Plant                1997       1998      1999       2000    Average        2001
                                                                                 Forecast
--------------------------------------------------------------------------------------------------
PJM
--------------------------------------------------------------------------------------------------
  Brunner Island Coal       1.54       1.52      1.45       1.45      1.49         1.61
--------------------------------------------------------------------------------------------------
  Martin's Creek Coal       1.31       1.34      1.27       1.31      1.31         1.73
--------------------------------------------------------------------------------------------------
  Montour Coal              1.46       1.43      1.36       1.37      1.41         1.64
--------------------------------------------------------------------------------------------------
  Conemaugh Coal            1.18       1.08      1.05       1.07      1.10         1.35
--------------------------------------------------------------------------------------------------
  Keystone Coal             1.32       1.29      1.29       1.08      1.25         1.35
--------------------------------------------------------------------------------------------------
Montana
--------------------------------------------------------------------------------------------------
  Colstrip Coal             0.69       0.67      0.73       0.62      0.68         0.96
--------------------------------------------------------------------------------------------------
  Corette Coal              0.57       0.54      0.72                              0.83
--------------------------------------------------------------------------------------------------

Source: Historical data from FERC Form 423 data as reported in CoalDat; Forecasts by ICF. CoalDat weighted average of spot and contract is shown.


--------------------------------------------------------------------------------
                                      161                  [LOGO] ICF CONSULTING

                                  Exhibit 6-15
                          Projected Coal Costs (1998$)

-------------------------------------------------------------------------------------------------------------
                                                                                           Delivered Price
                                         Coal Type                         Trans-             Forecast
                                          (Sulfur          Commodity      portation    ----------------------
Region/Plant                  Year        Content)       Price ($/ton)     ($/ton)      $/ton      $/MMBtu
                                        (MMBtu/ton)
-------------------------------------------------------------------------------------------------------------
PJM
-------------------------------------------------------------------------------------------------------------
                              2001                           30.85           9.30       40.15        1.61
Brunner Island                2010           2.8             23.88           7.76       31.64        1.27
Coa                           2020                           22.89           6.34       29.23        1.17
-------------------------------------------------------------------------------------------------------------
                              2001                           30.85          12.32       43.17        1.73
Martin's Creek                2010           2.8             23.88          10.27       34.15        1.37
Coal                          2020                           22.89           8.39       31.28        1.25
-------------------------------------------------------------------------------------------------------------
                              2001                           30.85          10.23       41.08        1.64
Montour Coal                  2010           2.8             23.88           8.54       32.42        1.30
                              2020                           22.89           6.97       29.86        1.19
-------------------------------------------------------------------------------------------------------------
                              2001                           30.85           2.80       33.65        1.35
Conemaugh                     2010           2.8             23.88           2.34       26.22        1.05
Coal                          2020                           22.89           1.91       24.80        0.99
-------------------------------------------------------------------------------------------------------------
                              2001                           30.85           2.80       33.65        1.35
Keystone Coal                 2010           2.8             23.88           2.34       26.22        1.05
                              2020                           22.89           1.91       24.80        0.99
-------------------------------------------------------------------------------------------------------------
Montana
-------------------------------------------------------------------------------------------------------------
                              2001                           10.74           5.59       16.33        0.96
Colstrip Coal                 2010           1.8              6.40           4.66       11.06        0.65
                              2020                            6.40           3.81       10.21        0.60
-------------------------------------------------------------------------------------------------------------
                              2001                            9.42           4.65       14.07        0.83
Corette Coal                  2010           1.2              3.70           3.88        7.58        0.45
                              2020                            3.92           3.17        7.09        0.42
-------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      162                  [LOGO] ICF CONSULTING

                                  Exhibit 6-16
                       Coal Unit Environmental Compliance

------------------------------------------------------------------------------------------------------------------------
                                            Environ-         Firmly              %           Seasonal        Fixed
          Region/Plant            Year       mental        Planned or         Emission         Cost           O&M
                                            Control           Model          Reduction        Adder          Adder
                                                            Decision                         ($/MWh)        ($/MWh)
------------------------------------------------------------------------------------------------------------------------
PJM
------------------------------------------------------------------------------------------------------------------------
      Brunner Island Coal 1&2      --          --              --                --             --             --
------------------------------------------------------------------------------------------------------------------------
      Brunner Island Coal 3       2005        SCR        Model Decision          97            0.24           4.45
------------------------------------------------------------------------------------------------------------------------
      Martin's Creek Coal          -           -                -                -              -              -
------------------------------------------------------------------------------------------------------------------------
      Montour Coal                2001        SCR        Firmly Planned          96            0.25           4.45
------------------------------------------------------------------------------------------------------------------------
      Conemaugh Coal 1(1)         2003        SCR        Firmly Planned          95            0.25           4.45
------------------------------------------------------------------------------------------------------------------------
      Conemaugh Coal 2(1)         2003        SCR        Model Decision          85            0.25           4.45
------------------------------------------------------------------------------------------------------------------------
      Keystone Coal 1(2)          2003        SCR        Firmly Planned          94            0.25           4.45
------------------------------------------------------------------------------------------------------------------------
      Keystone Coal 2(2)          2010        SCR        Model Decision          94            0.25           4.45
------------------------------------------------------------------------------------------------------------------------
Montana
------------------------------------------------------------------------------------------------------------------------
      Colstrip Coal                -           -                -                -              -              -
------------------------------------------------------------------------------------------------------------------------
      Corette Coal                 -           -                -                -              -              -
------------------------------------------------------------------------------------------------------------------------

1.    PPL owns 16.25 percent of Conemaugh.
2.    PPL owns 12.4 percent of Keystone.
Source: Historical data from FERC Form 423 data as reported in CoalDat; forecasts by ICF.

      ICF has evaluated the proposed NO(x) legislation and associated required compliance factors to determine what the most likely NO~ program would be. This evaluation included review of current programs, proposed legislation, required time for compliance, cost for compliance, pending legislation, and likely reaction. In all likelihood, the NO(x) program features will be very similar to the SIP Call proposals, however, implementation for non-OTR regions will be delayed until 2004. Under this program we have also determined the optimal compliance strategy for each generating unit. The NO(x) control decisions by plant are presented in Exhibit 6-16. The ICF Base Case modeling incorporates these compliance decisions into the operating characteristics of the units. As such, all variable costs associated with installation of the NO(x) controls have been incorporated to our dispatch analysis. Note, however, that our pro formas do not capture the initial capital expenditure but do capture the variable and fixed costs going forward.

      Under the Base Case, compliance decisions impact more than 90 percent of the 3,700 PPL coal plants in PJM. Currently, three generators have planned SCR installation in the near-term. In addition, our model has determined that an additional 3 generators should install equipment by between 2003 and 2010.

      Note that in addition to the SIPCa11 program, the PPL Pennsylvania and New England units are subject to OTR compliance programs in 2000 and beyond. As such, these units are less


--------------------------------------------------------------------------------
                                      163                  [LOGO] ICF CONSULTING
competitive in the near term than the non-OTR units. Despite this competitive disadvantage, given the low variable costs for most of the units, compliance control technologies are not required until the more stringent SIPCall standards set in 2003.

      Compliance with SO(2) emissions restrictions is much less of a problem than with NO(x). Note that several facilities have existing scrubber technology installed. ICF forecasts no additional scrubber retrofits at PPL generating stations. Neither do we see significant fuel switching among the units.

      The Montana units are not subject to either the OTR or SIPCall legislation but are subject to the national SO2 standards..

Hydro Units

      ICF is analyzing six hydro capacity blocks for PPL. Three of the units, Wallenpaupack, Holtwood, and Safe Harbor, are located in the western PJM sub-region. We model the remaining units as two capacity blocks in NEPOOL and one in Montana.. The units in the "Run of River" capacity block in NEPOOL are Howland (2 MW), Medway (3.4 MW), Milford (8 MW), Stillwater (2 MW), Veazie A&B (7.3 MW), and West Enfield (19.5 MW). Additionally, the Ellswoth unit has storage capability and is modeled as a separate capacity block. The units comprising the Montana hydro block are: Black Eagle (16.8 MW), Cochrane (54 MW), Hauser Lake (17 MW), Holter (50 MW), Morony (48 MW), Mystic Lake (12 MW), Rainbow Mountain (35.6), Ryan (60 MW), Madison Mountain (9 MW), Kerr (168 MW), Thompson (86 MW). There are a total of 1,060 MW of run of river capacity and 111 MW of storage capable peaking capacity.

                                  Exhibit 6-17
                         PPL Hydro Plant Characteristics

-----------------------------------------------------------------------------------------------------------------------
                                                                 Fixed                    Historical
                                    Summer       Reserve          O&M         Storage       Annual        Forecasted
                          Model    Capacity   Contribution      (1998$/     Capability    Availability   Availability
Region/Plant              Units      (MW)         (MW)           kWyr)                        (%)             (%)
-----------------------------------------------------------------------------------------------------------------------
PJM
-----------------------------------------------------------------------------------------------------------------------
  Wallenpaupack             1         44            44            27.0          No           20.3           20.3
-----------------------------------------------------------------------------------------------------------------------
  Holtwood                  1        102           102            46.6         Yes           64.3           64.3
-----------------------------------------------------------------------------------------------------------------------
  Safe Harbor(1)            1        139           139            29.0          No           29.1           29.1
-----------------------------------------------------------------------------------------------------------------------
NEPOOL
-----------------------------------------------------------------------------------------------------------------------
  Hydro Block 1             1         42            42            10.7          No           64.0           64.0
-----------------------------------------------------------------------------------------------------------------------
  Ellsworth                 1          9             9            10.7         Yes           38.0           38.0
-----------------------------------------------------------------------------------------------------------------------
Montana
-----------------------------------------------------------------------------------------------------------------------
  Hydro Assets              1        556           482             4.7          No           70.0           70.0
-----------------------------------------------------------------------------------------------------------------------

Source: Specific data provided by PPL to supplement ICF data.

1     PPL owns 1/3 of 418 MW at Safe Harbor.

      Of the existing PPL assets, the hydro units account for roughly 900MW of the near 11,000 MW total. The hydro assets are split across Montana, PJM and NEPOOL. These units perform very well over time and on average have among the highest contribution to PPL dispatch revenues on a per kilowatt basis.


--------------------------------------------------------------------------------
                                      164                  [LOGO] ICF CONSULTING

                                  Exhibit 6-18
                       Annual Hydro Capacity Factors (%)

---------------------------------------------------------------------------------------------------
                                                  Historical
Region/Plant                 --------------------------------------------------------    Forecast
                              1994      1995      1996      1997      1998      1999
---------------------------------------------------------------------------------------------------
PJM
---------------------------------------------------------------------------------------------------
   Wallenpaupack(1)           --        16.6      35.0      14.4      24.0      14.4      20.3(2)
---------------------------------------------------------------------------------------------------
   Holtwood(1)                --        56.1      71.0      60.8      58.6      58.0      64.3(2)
---------------------------------------------------------------------------------------------------
   Safe Harbor(1)             --        23.5      39.7      24.9      31.4      22.2      29.1(2)
---------------------------------------------------------------------------------------------------
NEPOOL
---------------------------------------------------------------------------------------------------
   Medway                     95.5      77.4      96.8      97.2      99.7      100.0
---------------------------------------------------------------------------------------
   Howland                    42.6      49.5      46.0      46.2      45.8      53.3
---------------------------------------------------------------------------------------
   Milford                    80.7      74.2      87.1      76.0      89.0      85.0      64.0
---------------------------------------------------------------------------------------
   Stillwater                 64.3      69.7      60.2      72.0      62.9      71.9
---------------------------------------------------------------------------------------
   Veazie                     70.3      69.5      74.2      63.9      63.5      83.5
---------------------------------------------------------------------------------------
   West Enfield               70.0      78.9      99.6      75.8      83.1      92.2
---------------------------------------------------------------------------------------------------
   Ellsworth                  35.1      35.5      47.7      33.4      31.2      40.2      38.0
---------------------------------------------------------------------------------------------------
Montana(2)
---------------------------------------------------------------------------------------------------
   Hydro Assets               44.4      50.6      59.2      60.1      54.5      53.8      70.0
---------------------------------------------------------------------------------------------------

1     Source: EIA Form 759
2     Source: PPL

      Historical capacity factors at the eastern these units have been relatively stable over time. The Montana units tend to have the largest variation in capacity factor, contributing to this is both the size and capability of the units, and the greater degree of variability in the weather northwest rain and run-off patterns.


--------------------------------------------------------------------------------
                                      165                  [LOGO] ICF CONSULTING

                                  Exhibit 6-19
                   Projected Monthly Hydro Plant Availability

---------------------------------------------------------------------------------------------------------------------
   Monthly
Availability (%)           Jan      Feb     Mar    Apr     May     Jun    July   Aug     Sep     Oct    Nov     Dec
---------------------------------------------------------------------------------------------------------------------
PJM
---------------------------------------------------------------------------------------------------------------------
  Wallenpaupack            22.3     26.2    18.9   21.1    19.2    17.4   18.6   15.6    14.8    20.2   22.3    26.2
---------------------------------------------------------------------------------------------------------------------
  Holtwood                 69.8     75.9    92.2   91.2    85.7    65.4   47.4   36.9    34.4    40.8   61.3    71.2
---------------------------------------------------------------------------------------------------------------------
  Safe Harbor              30.3     35.1    55.5   56.7    40.5    23.4   15.0   10.8    10.2    15.3   25.2    32.1
---------------------------------------------------------------------------------------------------------------------
NEPOOL
---------------------------------------------------------------------------------------------------------------------
  Medway                     94       96      97     99      92      97     93     91      92      91     91      91
---------------------------------------------------------------------------------------------------------------------
  Howland                    45       44      49     37      54      62     31     29      33      57     68      56
---------------------------------------------------------------------------------------------------------------------
  Milford                    86       84      86     77      91      98     88     83      86      91     94      90
---------------------------------------------------------------------------------------------------------------------
  Stillwater                 78       80      79     69      71      77     76     73      75      75     75      74
---------------------------------------------------------------------------------------------------------------------
  Veazie                     79       76      78     71      79      84     77     72      76      83     87      80
---------------------------------------------------------------------------------------------------------------------
  West Enfield               74       77      95    100     100      89     71     62      66      78     93      83
---------------------------------------------------------------------------------------------------------------------
  Ellsworth                 100      100     100    100     100      94     65     59      57      70     82     100
---------------------------------------------------------------------------------------------------------------------
Montana
---------------------------------------------------------------------------------------------------------------------
  Hydro Assets               72       67      68     67      81      83     74     74      60      63     64      67
---------------------------------------------------------------------------------------------------------------------

Source: Average historical operation calculated from time series provided by PPL.

      The configurations of the hydro units tend to vary significantly across regions. The Montana units are well located and tend to have fairly consistent year round operation while the eastern run of river units have much lower annual capacity factors. Also note that two of the eastern units have storage capability and as such have much higher dispatch than the run of river units in the same regions.

Nuclear

                                  Exhibit 6-20
                        PPL Nuclear Plant Characteristics

--------------------------------------------------------------------------------
                       Parameter                                  Susquehanna(1)
--------------------------------------------------------------------------------
Region                                                                 PJM
--------------------------------------------------------------------------------
Number of capacity blocks                                               1
--------------------------------------------------------------------------------
Summer Capacity (MW)                                                  2,286
--------------------------------------------------------------------------------
Turndown (%)                                                           --
--------------------------------------------------------------------------------
Fixed O&M (1998$/kW/yr)                                               83.0
--------------------------------------------------------------------------------
Variable O&M (1998$/kWyr)                                              1.0
--------------------------------------------------------------------------------
Heat Rate (Btu/kWh) - Full Load                                      10,481
--------------------------------------------------------------------------------
Primary Fuel                                                         Nuclear
--------------------------------------------------------------------------------
Delivered Fuel Price (1998$/MMBtu)
      2000                                                            0.55
      2005                                                            0.55
      2010                                                            0.55
      2020                                                            0.55
--------------------------------------------------------------------------------
Availability (%)                                                      88.0
--------------------------------------------------------------------------------

1     PPL owns 90 percent of 2,286 MW at Susquehanna Station.

      ICF is analyzing one nuclear unit for PPL. Susquehanna is a 2,184 MW unit in western PJM of which PPL owns 90 percent. The Susquehanna station performs well over the course of this study with an expected annual average capacity factor of 85 percent.


--------------------------------------------------------------------------------
                                      166                  [LOGO] ICF CONSULTING

Oil/Gas Steam Units

                                  Exhibit 6-21
                     PPL Oil/Gas Steam Plant Characteristics

----------------------------------------------------------------------------------------------------
Parameter                                  Martins Creek                   Wyman Unit 4(1)
----------------------------------------------------------------------------------------------------
Region                                         PJM                              NEPOOL
----------------------------------------------------------------------------------------------------
Number of capacity blocks                       2                                  1
----------------------------------------------------------------------------------------------------
Summer Capacity (MW)                 900(2)             760(2)                    52
----------------------------------------------------------------------------------------------------
Turndown (%)                                    22                                25
----------------------------------------------------------------------------------------------------
Fixed O&M (1998$/kW/yr)                        5.4                               5.36
----------------------------------------------------------------------------------------------------
Heat Rate (Btu/kWh) - Full
Load                                        10,600(2)                           10,745
----------------------------------------------------------------------------------------------------
Primary Fuel                        Natural Gas      3% Resid Oil     Natural Gas     3% Resid Oil
----------------------------------------------------------------------------------------------------
Delivered Fuel Price
(1998$/MMBtu)
     2001                              5.22              3.28            5.61             3.27
     2005                              2.92              2.79            3.20             2.78
     2010                              3.03              2.93            3.35             2.91
     2020                              3.19              3.06            3.45             3.04
----------------------------------------------------------------------------------------------------
SO(2) Rate (lbs MMBtu)                 0(2)              1.03(2)                   0
----------------------------------------------------------------------------------------------------
NO(x) Rate (lbs/MMBtu)                         0.23                              0.12(2)
----------------------------------------------------------------------------------------------------
Availability (%)                               80(2)                              80(2)
----------------------------------------------------------------------------------------------------

1     PPL owns 52 MW of 616 MW at Wyman 4.
2     Assumption provided by PPL.

Due to gas constraint at the Facility, Martins Creek is restricted to operating 900 MW on gas at any point in time. As such, the plant has been modeled as two equivalent units, one operating on gas only, and the other on oil.

      There are two large oil/gas steam units under analysis. Martins Creek in PJM West and Wyman Unit 4 in NEPOOL. Martins Creek is the only oil/gas steam generator in ICF's characterization of the PJM West region.


--------------------------------------------------------------------------------
                                      167                  [LOGO] ICF CONSULTING

Combined Cycle Units

                                  Exhibit 6-22
                    PPL Combined Cycle Plant Characteristics

------------------------------------------------------------------------------------------------------
                                   Mount           Mount       Griffith       Griffith
              Parameter           Bethel          Bethel        Energy         Duct       Starbuck
                                  Project          Duct        Project
------------------------------------------------------------------------------------------------------
Region                                     PJM                         Arizona               PacNW
------------------------------------------------------------------------------------------------------
Number of capacity blocks            1               1           1               1             1
------------------------------------------------------------------------------------------------------
On-line Date                               2002                         2001                  2004
------------------------------------------------------------------------------------------------------
Summer Capacity (MW)                520             82         210(1)           60(1)        1,200
------------------------------------------------------------------------------------------------------
Turndown (%)                               --                            --                   --
------------------------------------------------------------------------------------------------------
Fixed O&M (1998$/kW/yr)            16.0            9.8                          17.3
------------------------------------------------------------------------------------------------------
Heat Rate (Btu/kWh) - Full
Load                              6,928           9,675        6,900           9,000         6,753
------------------------------------------------------------------------------------------------------
Primary Fuel                           Natural Gas                  Natural Gas             Natural
                                                                                              Gas
------------------------------------------------------------------------------------------------------
Delivered Fuel Price
(1998$/MMBtu)
    2000                                  5.22                         5.34                   5.00
    2005                                  2.92                         2.80                   2.71
    2010                                  3.03                         2.91                   2.82
    2020                                  3.19                         2.38                   2.04
------------------------------------------------------------------------------------------------------
SO(2) Rate (lbs/MMBtu)                     0                            0                       0
------------------------------------------------------------------------------------------------------
NO(x) Rate (lbs/MMBtu)              0.2             0.1                0.2                    N/A
------------------------------------------------------------------------------------------------------
Availability (%)                         92.0                         92.0                   92.0
------------------------------------------------------------------------------------------------------

1     PPL owns 50 percent of the Griffith power plant.

      PPL is developing three new combined cycles, one in PJM West, one in Arizona, and one in the Pacific Northwest. Mount Bethel in Eastern Pennsylvania is scheduled to be on-line in 2002 while the Griffith Energy Center in Arizona will begin operation in 2001 as scheduled. ICF has modeled each of these units as two discrete units. A combined cycle portion as well as the duct-firing component as described above. PPL has more recently planned the addition of a 1200MW combined cycle facility in the Pacific Northwest. This unit is expected to be on-line in 2004.

Peaking Units

      Six sets of peaking units are evaluated in this analysis, five of which are located in various regions of the Eastern Interconnect with the remaining unit located in the WSCC in Arizona. The Martins Creek and Brunner Island peakers have been on-line since the early 1970s. They have among the most efficient turbine (with the lowest heat rates) in the region although generation is expected to remain low. The Wallingford LM6000 unit is scheduled to come on-line in 2001 in NEPOOL. It is expected to serve the need for expanded peaking capability well and to be competitive with other units in the region.

      Additional units PPL is considering include several additional sites for locating LM6000 facilities. There are three sites in PJM East, one in Arizona, one in ComEd, and one in Long Island. These facilities represent extremely flexible capacity that will be able to operate to specific needs in each of the areas.


--------------------------------------------------------------------------------
                                      168                  [LOGO] ICF CONSULTING

                                  Exhibit 6-23
                PPL Peaking and Mid-Level Plant Characteristics

------------------------------------------------------------------------------------------------------------------
Parameter                        Martins Creek           Brunner Island             Wallingford         Sundance
------------------------------------------------------------------------------------------------------------------
Region                               PJM                      PJM                      NEPOOL            AZ/NM
------------------------------------------------------------------------------------------------------------------
Number of capacity
blocks                                 1                        1                         1                1
------------------------------------------------------------------------------------------------------------------
On-line Date                         1971                     1967                      2001              2002
------------------------------------------------------------------------------------------------------------------
Summer Capacity
(MW)                                  72                       9                         220               440
------------------------------------------------------------------------------------------------------------------
Turndown (%)                          --                       --                        --                --
------------------------------------------------------------------------------------------------------------------
Fixed O&M
(1998$/kW/yr)                        3.73                     3.7                       9.8               9.8
------------------------------------------------------------------------------------------------------------------
Heat Rate (Btu/kWh)
- Full Load                        13,850                    10,000                    9,600             9,600
------------------------------------------------------------------------------------------------------------------
                          Distillate                  Distillate               Distillate
Primary Fuel                 Oil             Gas        Oil(1)        Gas         Oil           Gas       Gas
------------------------------------------------------------------------------------------------------------------
Delivered Fuel Price
(1998$/MMBtu)
    2000                    5.44            5.22        5.44          5.22        4.02         5.61       5.34
    2005                    2.93            2.92        2.93          2.92        2.63         3.20       2.80
    2010                    3.57            3.03        3.57          3.03        3.08         3.35       2.91
    2020                    3.57            3.19        3.57          3.19        3.18         3.45       2.38
------------------------------------------------------------------------------------------------------------------
SO(2) Rate
(lbs/MMBtu)                         0.3/0.0                  0.3/0.0                  0.3/0.0             0.0
------------------------------------------------------------------------------------------------------------------
NO(x) Rate
(lbs/MMBtu)                          0.13                     0.10                     0.1(2)             N/A
------------------------------------------------------------------------------------------------------------------
Availability (%)                     91.0                     92.1                      97.0              92.0
------------------------------------------------------------------------------------------------------------------

1     Representative of diesel fuel pricing.
2     Assumption provided by PPL.


--------------------------------------------------------------------------------
                                      169                  [LOGO] ICF CONSULTING

                        PPL LM6000 Plant Characteristics

--------------------------------------------------------------------------------------------------------
Parameter               Eden              Upper         West Earl         Kings Park       University
                                         Hanover
--------------------------------------------------------------------------------------------------------
Region                 PJM East         PJM East        PJM East            LILCO            ComEd
--------------------------------------------------------------------------------------------------------
Number of
capacity blocks           1                1                 1                 1                1
--------------------------------------------------------------------------------------------------------
On-line Date            2002             2003              2003              2003             2002
--------------------------------------------------------------------------------------------------------
Summer
Capacity (MW)            90               90               450               270              540
--------------------------------------------------------------------------------------------------------
Turndown (%)             --               --                --                --               --
--------------------------------------------------------------------------------------------------------
Fixed O&M
(1998$/kW/yr)           9.8              9.8               9.8               9.8              9.8
--------------------------------------------------------------------------------------------------------
Heat Rate
(Btu/kWh) -            9,600            9,600             9,600             9,600            9,600
Full Load
--------------------------------------------------------------------------------------------------------
Primary Fuel        Natural Gas      Natural Gas       Natural Gas       Natural Gas      Natural Gas
--------------------------------------------------------------------------------------------------------
Delivered Fuel
Price
(1998$/MMBtu)
    2000                                5.38                                5.52             5.13
    2005                                3.07                                3.21             2.84
    2010                                3.21                                3.38             2.94
    2020                                3.43                                3.67             2.74
--------------------------------------------------------------------------------------------------------
SO(2) Rate
(lbs/MMBtu)             0.0             0.0               0.0               0.0              0.0
--------------------------------------------------------------------------------------------------------
NO(x) Rate
(lbs/MMBtu)             0.02            0.02              0.02              0.02             0.02
--------------------------------------------------------------------------------------------------------
Availability (%)        97.0            97.0              97.0              97.0             97.0
--------------------------------------------------------------------------------------------------------

      In addition to the peaking capacity directly analyzed, PPL owns roughly 275 MW of peaking capacity in PJM. These additional units are available for dispatch but are expected to only be called to service in super peak periods. The plants are expected to maintain value over time to serve peak markets. As such, the ICF portfolio value estimate would be higher if the units were included in the analysis.


--------------------------------------------------------------------------------
                                      170                  [LOGO] ICF CONSULTING

                                  CHAPTER SEVEN
           DETAILED MARKET PRICE AND FLEET OPERATING REVENUE RESULTS

--------------------------------------------------------------------------------

      This chapter discusses in detail the expected earnings of the PPL fleet as well as the market price results for the individual regions.

      ICF has evaluated three specific market cases in order to present a range of results both for market prices and for the GenCo dispatch performance. The first case, the Base Case, represents the expected market price that would occur as a result of all input conditions achieving their expected value under normal market conditions. This case represents a reasonable, yet conservative, price expectation for long-term average conditions.

      The Low Case represents the downside potential that results from an overall downside representation of several key input parameters. The Low Case captures an 80-90 percent confidence interval. The High Fuel Case addresses uncertainty in the natural gas and oil prices by analyzing the effects of higher than Base Case fuel prices. Unlike the Low Case, the High Case does not capture the full upside potential, but focuses only on a single probable event.

Regional Energy and Capacity Prices - Base Case

PJM West Power Price

      Strong prices are expected to prevail in PJM on average for the length of the study. That is, PPL units that perform well currently (coal and nuclear, especially) are expected to continue to perform well in this study. This is reflected in our forecast of firm (unit contingent bundled) all-hours electricity prices steadily in the $30 - 40/MWh range throughout the study (1998$). These prices are in real dollars, and hence, increase steadily with general economy-wide inflation reaching $54/MWh by 2020 assuming a 2.5 percent annual inflation rate.


--------------------------------------------------------------------------------
                                      171                  [LOGO] ICF CONSULTING

                                   Exhibit 7-1
              Base Case Western PJM Power Price Summary-Real 1998$

-------------------------------------------------------------------------------------------------------------
                   All Hours Marginal          Annual Capacity          Firm Power
   Year            Electrical Energy           Price ($/kW/yr)        Price(1) ($/MWh)       New Build Mix(2)
                    Prices ($/MWh)
-------------------------------------------------------------------------------------------------------------
   2001                 28.1                        101                    39.6           No Unplanned Builds
-------------------------------------------------------------------------------------------------------------
   2002                 25.8                        129                    40.5           No Unplanned Builds
-------------------------------------------------------------------------------------------------------------
   2003                 24.4                        58                     31.0           No Unplanned Builds
-------------------------------------------------------------------------------------------------------------
   2005                 23.8                        65                     31.2                  Cogen
-------------------------------------------------------------------------------------------------------------
   2010                 26.3                        64                     33.6             CC, CT, Cogen
-------------------------------------------------------------------------------------------------------------
   2015                 25.5                        61                     32.5             CC, CT, Cogen
-------------------------------------------------------------------------------------------------------------
   2020                 25.1                        57                     31.6             CC, CT, Cogen
-------------------------------------------------------------------------------------------------------------
Levelized
  Price                 25.4                        74                     33.8                   --
2001-2020(3)
-------------------------------------------------------------------------------------------------------------

Note: Values shown for PJM West only and may differ somewhat from PJM East or PJM South prices.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Unplanned builds resulting from the model are indicated while firmly planned builds are not shown. Unless specified as firm, the builds indicated result from the model which optimally selects the build mix to minimize system costs. The total amount of builds is based on the reserve margin criteria for the region. PJM East, South, & West are included.
3     Utilizes an 11.2 percent real discount rate.

      Two components of prices are shown. The first component is the competitive electrical energy prices which equal the short-run variable costs of the marginal, i.e., last unit in the grid to be dispatched. The second component is the capacity price. This represents the price available in the separate capacity market plus premiums above electrical energy prices associated with a potential shortage of MW during peak hours. Thus, PPL PJM units can receive the capacity payment either through the PJM capacity market mechanism or price spikes.

      The electrical energy price in western PJM is flat to declining in real terms through 2005. This reflects two offsetting trends. On the downside, new, more efficient combined cycles and lower natural gas prices (relative to current and 2001 prices) depress electricity prices. On the upside, higher electricity demand growth decreases the amount of time existing low variable cost units set the wholesale electricity price. Between 2005 and 2010, electrical energy prices rise as natural gas prices and demand rise. Thereafter, gas price and demand growth increases are mitigated by the availability new, more efficient combined cycles.

      The capacity price reflects an imbalance in the markets through 2002, small changes in demand or capacity from the normal or expected levels could significantly alter the 2002 value in particular given the high degree of uncertainty and volatility associated with it. Thereafter, capacity prices return to equilibrium levels associated with the investment and operating costs of newly developed units which are expected to decline over time.

      The firm power price represents a combination of the energy and capacity price. It is exaggerated in the very near-term, declines through 2003 with decreasing gas costs, slowly rises


--------------------------------------------------------------------------------
                                      172                  [LOGO] ICF CONSULTING
through 2010, reflecting tighter capacity markets and increasing fuel costs, and again declines through 2020, reflecting the decreasing costs of new units.

                                   Exhibit 7-2
            Base Case Western PJM Power Price Summary-Nominal Dollars

--------------------------------------------------------------------------------
                 All Hours Marginal      Annual Capacity     Firm Power Price(1)
    Year           Energy Prices         Price ($/kW/yr)          ($/MWh)
                     ($/MWh)
--------------------------------------------------------------------------------
    2001               29.8                   107                  42.0
--------------------------------------------------------------------------------
    2002               28.0                   140                  44.0
--------------------------------------------------------------------------------
    2003               27.2                   65                   34.6
--------------------------------------------------------------------------------
    2005               27.9                   76                   36.6
--------------------------------------------------------------------------------
    2010               34.8                   85                   44.5
--------------------------------------------------------------------------------
    2015               38.3                   92                   48.7
--------------------------------------------------------------------------------
    2020               42.6                   97                   53.6
--------------------------------------------------------------------------------
 Levelized
  Price(2)             31.2                   90                   41.5
2001 - 2020
--------------------------------------------------------------------------------

Note: Values shown for PJM West only and may differ somewhat from PJM East or PJM South prices. Nominal dollars are calculated using actual inflation of 1.5 percent between 1998 and 1999 and 2.5 percent annually thereafter.

1 Calculated as the all hour energy price plus the capacity price at 100 percent.
2 Utilizes an 11.2 percent real discount rate or 13.7 percent nominal discount rate.

      In nominal terms, firm power prices are slightly inflated in the near term and therefore fall through 2005, similar to the real price trend. Thereafter prices increase in nominal terms as the inflation rate exceeds the growth rate in the real prices.

NEPOOL Power Price

      The NEPOOL market has historically experienced high energy prices due to the high costs of fuel and abundance of existing steam units. Given the potential heat rate arbitrage possibilities of new units against existing units, a significant number of developers have announced capacity additions in the NEPOOL market. As such, NEPOOL was one of the first markets to see capacity additions under deregulation. Approximately 6.7 GW of new capacity was firmly committed for development between 1999 and 2003. The effect of the new builds is to stabilize the market prices within NEPOOL and reduce the potential for periods of extreme price spikes and/or high ICAP capacity prices.


--------------------------------------------------------------------------------
                                      173                  [LOGO] ICF CONSULTING

                                   Exhibit 7-3
                Base Case NEPOOL Power Price Summary-Real 1998$

------------------------------------------------------------------------------------------------
                       All Hours            Annual         Firm Power
      Year         Marginal Energy      Capacity Price      Price(1)          New Build Mix(2)
                    Prices ($/MWh)        ($/kW/yr)         ($/MWh)
------------------------------------------------------------------------------------------------
      2001               42.8                148              59.7          No Unplanned Builds
------------------------------------------------------------------------------------------------
      2002               33.4                133              48.6          No Unplanned Builds
------------------------------------------------------------------------------------------------
      2003               30.2                60               37.1          No Unplanned Builds
------------------------------------------------------------------------------------------------
      2005               28.4                62               35.5          No Unplanned Builds
------------------------------------------------------------------------------------------------
      2010               29.0                76               37.7             CC, CT, Cogen
------------------------------------------------------------------------------------------------
      2015               28.6                69               36.5             CC, CT, Cogen
------------------------------------------------------------------------------------------------
      2020               27.4                66               34.9             CC, CT, Cogen
------------------------------------------------------------------------------------------------
Levelized Price(3)
   2001-2020             30.9                83               40.4                  --
------------------------------------------------------------------------------------------------

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Unplanned builds resulting from the model are indicated while firmly planned builds are not shown. Unless specified as firm, the builds indicated result from the model which optimally selects the build mix to minimize system costs. The total amount of builds is based on the reserve margin criteria for the region.
3     Utilizes an 11.2 percent real discount rate.

                                   Exhibit 7-4
              Base Case NEPOOL Power Price Summary-Nominal Dollars

--------------------------------------------------------------------------------
                All Hours Marginal         Annual Capacity        Firm Power
    Year       Energy Prices ($/MWh)       Price ($/kW/yr)      Price(1) ($/MWh)
--------------------------------------------------------------------------------
    2001               45.5                     157                  63.4
--------------------------------------------------------------------------------
    2002               36.4                     145                  52.9
--------------------------------------------------------------------------------
    2003               33.7                      67                  41.4
--------------------------------------------------------------------------------
    2005               33.3                      73                  41.6
--------------------------------------------------------------------------------
    2010               38.5                     101                  50.0
--------------------------------------------------------------------------------
    2015               42.9                     104                  54.7
--------------------------------------------------------------------------------
    2020               46.5                     112                  59.3
--------------------------------------------------------------------------------
 Levelized
  Price(2)             38.0                     102                  49.6
2001 - 2020
--------------------------------------------------------------------------------

Note: Nominal dollars are calculated using actual inflation of 1.5 percent between 1998 and 1999 and a 2.5 percent annual inflation assumption thereafter.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Utilizes an 11.2 percent real discount rate or a 13.7 percent nominal discount rate.

      In our forecast, the NEPOOL energy price is driven mainly by the price of gas and the efficiency of new units that come online. In the near-term, energy prices are high and drop


--------------------------------------------------------------------------------
                                      174                  [LOGO] ICF CONSULTING
quickly as real gas prices also fall. Beyond 2005, increases in real gas prices drive energy prices back up in real terms, but beyond that, advancements in technology reflected through heat rate improvements, counteract the effect of increasing real gas prices.

      Likewise, capacity prices start at relatively high levels before dropping to equilibrium levels in the long-term. The near-term capacity price reflects the ability of NEPOOL to export excess capacity to neighboring downstate New York. This price is determined by the cost of construction in the neighboring market and is in turn high because developers bringing capacity on anticipate lower revenues in 2003 and need to concentrate recovery in the up front years.

Montana Power Price

                                   Exhibit 7-5
               Base Case Montana Power Price Summary - Real 1998$

---------------------------------------------------------------------------------------------------
                       All Hours
                        Marginal         Annual Capacity    Firm Power Price(1)
     Year          Electrical Energy     Price ($/kW/yr)          ($/MWh)         New Build Mix(2)
                    Prices ($/MWh)
---------------------------------------------------------------------------------------------------
                                                                                   No Unplanned
     2001                50.4                  102                62.1                Builds
---------------------------------------------------------------------------------------------------
                                                                                   No Unplanned
     2002                31.5                  152                48.8                Builds
---------------------------------------------------------------------------------------------------
                                                                                   No Unplanned
     2003                28.7                  59                 35.4                Builds
---------------------------------------------------------------------------------------------------
                                                                                   No Unplanned
     2005                22.8                  58                 29.4                Builds
---------------------------------------------------------------------------------------------------
                                                                                   No Unplanned
     2010                23.9                  61                 30.9                Builds
---------------------------------------------------------------------------------------------------
                                                                                   No Unplanned
     2015                21.0                  74                 29.4                Builds
---------------------------------------------------------------------------------------------------
                                                                                   No Unplanned
     2020                17.1                  70                 25.1                Builds
---------------------------------------------------------------------------------------------------
Levelized Prices
 2001 - 2020(3)          27.3                  75                 35.9                 --
---------------------------------------------------------------------------------------------------

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Unplanned builds resulting from the model are indicated while firmly planned builds are not shown. Unless specified as firm, the builds indicated result from the model which optimally selects the build mix to minimize system costs. The total amount of builds is based on the reserve margin criteria for the region.
3     Using an 11.2 percent real discount rate.


--------------------------------------------------------------------------------
                                      175                  [LOGO] ICF CONSULTING

                                   Exhibit 7-6
            Base Case Montana Power Price Summary - Nominal Dollars

---------------------------------------------------------------------------------------
                   All Hours Marginal      Annual Capacity Price   Firm Power Price(1)
     Year       Electrical Energy Prices        ($/kW/yr)                ($/MWh)
                        ($/MWh)
---------------------------------------------------------------------------------------
     2001                53.5                     108                    65.9
---------------------------------------------------------------------------------------
     2002                34.2                     165                    53.1
---------------------------------------------------------------------------------------
     2003                32.0                      66                    39.5
---------------------------------------------------------------------------------------
     2005                26.7                      68                    34.4
---------------------------------------------------------------------------------------
     2010                31.7                      81                    40.9
---------------------------------------------------------------------------------------
     2015                31.5                     111                    44.2
---------------------------------------------------------------------------------------
     2020                29.0                     119                    42.6
---------------------------------------------------------------------------------------
  Levelized
    Prices               33.5                      92                    44.0
2001 - 2020(2)
---------------------------------------------------------------------------------------

Note: Nominal dollars are calculated using actual inflation of 1.5 percent between 1998 and 1999 and a 2.5 percent annual inflation assumption thereafter.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor. The total amount of builds is based on the reserve margin criteria for the region.
2 Using an 11.2 percent real discount rate or a 13.7 percent nominal discount rate.

      The Montana real energy price decreases in the near- to mid-term reflecting the real drop in gas prices. Prices increase between 2005 and 2010 before a declining through 2020. Through the mid-term of the forecast, electrical energy prices closely parallel the gas price trend. In the mid- to long-term, the effect of increased efficiency at the new units counteracts the impact of increasing gas prices and electrical energy prices are decreasing. Between 2015 and 2020, gas prices along with increasing efficiency at new units, real gas prices decrease driving energy prices down even further.

      Real capacity prices begin at $102/kW/yr in 2001 with a modest increase in 2002. The value of capacity in Montana reflects the value of trades with neighboring regions. Montana is both an importer and exporter of capacity with strong transmission ties to neighboring Northwest Power Pool markets.


--------------------------------------------------------------------------------
                                      176                  [LOGO] ICF CONSULTING

AZNM Power Price

                                   Exhibit 7-7
                 Base Case AZNM Power Price Summary - Real 1998$

-------------------------------------------------------------------------------------------------
                     All Hours
                      Marginal         Annual Capacity    Firm Power Price(1)
Year              Electrical Energy    Price ($/kW/yr)          ($/MWh)          New Build Mix(2)
                   Prices ($/MWh)
-------------------------------------------------------------------------------------------------
                                                                                  No Unplanned
     2001               47.0                124                  61.1                Builds
-------------------------------------------------------------------------------------------------
                                                                                  No Unplanned
     2002               32.8                187                  54.1                Builds
-------------------------------------------------------------------------------------------------
                                                                                  No Unplanned
     2003               29.1                73                   37.4                Builds
-------------------------------------------------------------------------------------------------
                                                                                  No Unplanned
     2005               22.9                72                   31.1                Builds
-------------------------------------------------------------------------------------------------
     2010               23.1                83                   32.5                  CT
-------------------------------------------------------------------------------------------------
     2015               21.9                79                   30.9                  CT
-------------------------------------------------------------------------------------------------
     2020               20.0                73                   28.3                CC, CT
-------------------------------------------------------------------------------------------------
Levelized Prices
 2001 - 2020(3)         27.2                92                   37.7                  --
-------------------------------------------------------------------------------------------------

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Unplanned builds resulting from the model are indicated while firmly planned builds are not shown. Unless specified as firm, the builds indicated result from the model which optimally selects the build mix to minimize system costs. The total amount of builds is based on the reserve margin criteria for the region.
3     Using an 11.2 percent real discount rate.

                                   Exhibit 7-8
              Base Case AZNM Power Price Summary - Nominal Dollars

------------------------------------------------------------------------------------
                   All Hours Marginal
                    Electrical Energy    Annual Capacity Price   Firm Power Price(1)
     Year            Prices ($/MWh)           ($/kW/yr)               ($/MWh)
------------------------------------------------------------------------------------
     2001                49.9                   132                    64.9
------------------------------------------------------------------------------------
     2002                35.7                   204                    58.9
------------------------------------------------------------------------------------
     2003                32.4                   81                     41.7
------------------------------------------------------------------------------------
     2005                26.8                   84                     36.5
------------------------------------------------------------------------------------
     2010                30.6                   110                    43.2
------------------------------------------------------------------------------------
     2015                32.9                   119                    46.4
------------------------------------------------------------------------------------
     2020                33.9                   124                    48.1
------------------------------------------------------------------------------------
Levelized Prices
  2001-2020(2)           33.9                   113                    46.4
------------------------------------------------------------------------------------

Note: Nominal dollars are calculated using actual inflation of 1.5 percent between 1998 and 1999 and a 2.5 percent annual inflation assumption thereafter.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Using an 11.2 percent real discount rate or a 13.7 percent nominal discount rate.


--------------------------------------------------------------------------------
                                      177                  [LOGO] ICF CONSULTING

      Similar to other regions, the Arizona/New Mexico near-term energy price is highly influenced by the near-term high natural gas prices. Real and nominal energy prices decline through 2005 before increasing. Beyond 2010, energy prices are decreasing in real terms and increasing in nominal terms as the rate of decline is below the inflation rate.

      The capacity markets in Arizona/New Mexico are closely linked to those in California given the large transmission interconnections and the reliance of California on external power sources to meet consumer demand. As such, a substantial excess in the capacity price is expected for the next few years until sufficient capacity additions can be brought on-line to reliably serve load. The market prices remain strong thereafter at levels between $70 and 80/kWyr (real 1998$).

PACNW Power Price

                                   Exhibit 7-9
          Base Case Pacific Northwest Power Price Summary - Real 1998$

--------------------------------------------------------------------------------------------------------
                           All Hours
      Year                 Marginal         Annual Capacity    Firm Power Price(1)  New Build Mix(2)
                       Electrical Energy    Price ($/kW/yr)         ($/MWh)
                        Prices ($/MWh)
--------------------------------------------------------------------------------------------------------
      2001                   55.1                 124                69.3            No Unplanned
                                                                                        Builds
--------------------------------------------------------------------------------------------------------
      2002                   34.9                 184                55.9            No Unplanned
                                                                                        Builds
--------------------------------------------------------------------------------------------------------
      2003                   31.7                 72                 39.9            No Unplanned
                                                                                        Builds
--------------------------------------------------------------------------------------------------------
      2005                   25.5                 71                 33.6                Cogen
--------------------------------------------------------------------------------------------------------
      2010                   25.1                 74                 33.5              CC, Cogen
--------------------------------------------------------------------------------------------------------
      2015                   21.9                 74                 30.3              CC, Cogen
--------------------------------------------------------------------------------------------------------
      2020                   17.6                 71                 25.7              CC, Cogen
--------------------------------------------------------------------------------------------------------
Levelized Prices             29.6                 89                 39.7                 --
 2001 - 2020(3)
--------------------------------------------------------------------------------------------------------

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Unplanned builds resulting from the model are indicated while firmly planned builds are not shown. Unless specified as firm, the builds indicated result from the model which optimally selects the build mix to minimize system costs. The total amount of builds is based on the reserve margin criteria for the region.
3     Using an 11.2 percent real discount rate.


--------------------------------------------------------------------------------
                                      178                  [LOGO] ICF CONSULTING

                                  Exhibit 7-10
       Base Case Pacific Northwest Power Price Summary - Nominal Dollars

--------------------------------------------------------------------------------------
                  All Hours Marginal
               Electrical Energy Prices    Annual Capacity Price   Firm Power Price(1)
    Year              ($/MWh)                   ($/kW/yr)               ($/MWh)
--------------------------------------------------------------------------------------
    2001               58.5                       132                     73.5
--------------------------------------------------------------------------------------
    2002               37.9                       200                     60.8
--------------------------------------------------------------------------------------
    2003               35.4                        80                     44.5
--------------------------------------------------------------------------------------
    2005               29.8                        83                     39.3
--------------------------------------------------------------------------------------
    2010               33.3                        98                     44.5
--------------------------------------------------------------------------------------
    2015               32.8                       111                     45.5
--------------------------------------------------------------------------------------
    2020               29.9                       121                     43.7
--------------------------------------------------------------------------------------
 Levelized
   Prices              36.3                       109                     48.8
2001-2020(2)
--------------------------------------------------------------------------------------

Note: Nominal dollars are calculated using actual inflation of 1.5 percent between 1998 and 1999 and a 2.5 percent annual inflation assumption thereafter.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Using an 11.2 percent real discount rate or a 13.7 percent nominal discount rate.

      The Pacific Northwest has historically been one of the lowest cost regions in the US. Recently, their has been a near shortage situation in the Pacific Northwest, in part due to the California crisis, in part due to the low hydro conditions, but also due to the limited capacity expansion that has occurred in the market. In 2001, not only are inflated fuel prices responsible for extremely high energy prices, but low hydro conditions are prevailing in the west. The hydro resource availability has significant impacts on the Northwest given the large dominance of hydro resources in the generation mix. By 2002, we have assumed that the market returns to average hydro conditions, as a result, energy prices fall significantly.

      The hydro resource availability also affects the capacity price as the hydro resources must have adequate water supply to draw from in order to support peak load periods. The 2001 price reflects that only limited hydro resources will be available at the summer peak for the WSCC markets.

      Overall, the firm power price tends to start at relatively high real prices but drops in real terms thereafter. In nominal terms, firm prices decrease fairly significantly in the near term and through 2005. Beyond 2005, the rate of decline in the real power price is not as strong as the inflation rate and nominal prices increase or maintain a relatively flat level.


--------------------------------------------------------------------------------
                                      179                  [LOGO] ICF CONSULTING

LILCO Power Price

                                  Exhibit 7-11
                Base Case LILCO Power Price Summary - Real 1998$

-------------------------------------------------------------------------------------------------------------
                         All Hours
                          Marginal           Annual Capacity        Firm Power Price(1)
      Year           Electrical Energy       Price ($/kW/yr)             ($/MWh)             New Build Mix(2)
                       Prices ($/MWh)
-------------------------------------------------------------------------------------------------------------
                                                                                             No Unplanned
      2001                 46.3                    150                    63.4                  Builds
-------------------------------------------------------------------------------------------------------------
                                                                                             No Unplanned
      2002                 41.2                    237                    68.2                  Builds
-------------------------------------------------------------------------------------------------------------
                                                                                             No Unplanned
      2003                 37.0                    87                     46.9                  Builds
-------------------------------------------------------------------------------------------------------------
      2005                 29.6                    83                     39.1                  Cogen
-------------------------------------------------------------------------------------------------------------
      2010                 29.7                    68                     37.4                  Cogen
-------------------------------------------------------------------------------------------------------------
      2015                 29.7                    62                     36.8                  Cogen
-------------------------------------------------------------------------------------------------------------
      2020                 28.9                    59                     35.6                  Cogen
-------------------------------------------------------------------------------------------------------------
Levelized Prices
 2001 - 2020(3)            33.7                    100                    45.0                    --
-------------------------------------------------------------------------------------------------------------

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Unplanned builds resulting from the model are indicated while firmly planned builds are not shown. Unless specified as firm, the builds indicated result from the model which optimally selects the build mix to minimize system costs. The total amount of builds is based on the reserve margin criteria for the region.
3     Using an 11.2 percent real discount rate.

                                  Exhibit 7-12
             Base Case LILCO Power Price Summary - Nominal Dollars

------------------------------------------------------------------------------------
                  All Hours Marginal
               Electrical Energy Prices    Annual Capacity Price  Firm Power Price(1)
      Year            ($/MWh)                   ($/kW/yr)               ($/MWh)
------------------------------------------------------------------------------------
      2001                  49.1                  159                    67.3
------------------------------------------------------------------------------------
      2002                  44.8                  258                    74.2
------------------------------------------------------------------------------------
      2003                  41.2                   97                    52.3
------------------------------------------------------------------------------------
      2005                  34.7                   97                    45.8
------------------------------------------------------------------------------------
      2010                  39.4                   90                    49.6
------------------------------------------------------------------------------------
      2015                  44.6                   93                    55.2
------------------------------------------------------------------------------------
      2020                  49.0                  100                    60.4
------------------------------------------------------------------------------------
Levelized Prices
  2001-2020(2)              41.3                  122                    55.3
------------------------------------------------------------------------------------

Note: Nominal dollars are calculated using actual inflation of 1.5 percent between 1998 and 1999 and a 2.5 percent annual inflation assumption thereafter.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Using an 11.2 percent real discount rate or a 13.7 percent nominal discount rate.


--------------------------------------------------------------------------------
                                      180                  [LOGO] ICF CONSULTING

      PPL is planning to install a generating facility on Long Island. Currently, this market and it neighbor, New York City, are in danger of facing a capacity shortage because of it's reliance on internal generating capabilities and it's relative isolation from other markets. The recent addition of transmission capacity from NEPOOL to Long Island somewhat helps to alleviate this situation, but near-term premiums resulting for m limited capacity supply are expected in 2001 and 2002. The 2001 capacity price reflects premiums associated with limited resources. Likewise 2002, reflects these premiums. In addition, the 2002 is higher in real terms as developers are limited in what type of capacity can be installed in 2002 and expect that additional, lower cost capacity will be available in 2003. With the units available to come online in 2003, developers must recover more than the annualized costs of their 2002 units in order to break-even on these units. Given that construction in Long Island is not anticipated, the LILCo capacity price also reflects transmission charges for importing available capacity from other markets.

ComEd Power Price

                                  Exhibit 7-13
                Base Case ComEd Power Price Summary - Real 1998$

----------------------------------------------------------------------------------------------------
                   All Hours Marginal
    Year           Electrical Energy        Annual Capacity        Firm Power       New Build Mix(2)
                     Prices ($/MWh)         Price ($/kW/yr)     Price(1) ($/MWh)
----------------------------------------------------------------------------------------------------
                                                                                     No Unplanned
    2001                 20.3                     99                  31.6              Builds
----------------------------------------------------------------------------------------------------
                                                                                     No Unplanned
    2002                 18.8                     93                  29.4              Builds
----------------------------------------------------------------------------------------------------
                                                                                     No Unplanned
    2003                 17.4                     58                  24.0              Builds
----------------------------------------------------------------------------------------------------
                                                                                     No Unplanned
    2005                 19.2                     67                  26.8              Builds
----------------------------------------------------------------------------------------------------
    2010                 22.7                     72                  30.9             CT, Cogen
----------------------------------------------------------------------------------------------------
    2015                 23.8                     67                  31.4           CC, CT, Cogen
----------------------------------------------------------------------------------------------------
    2020                 22.6                     62                  29.7           CC, CT, Cogen
----------------------------------------------------------------------------------------------------
 Levelized
   Prices                20.6                     73                  28.9                --
2001 - 2020(3)
----------------------------------------------------------------------------------------------------

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Unplanned builds resulting from the model are indicated while firmly planned builds are not shown. Unless specified as firm, the builds indicated result from the model which optimally selects the build mix to minimize system costs. The total amount of builds is based on the reserve margin criteria for the region.
3     Using an 11.2 percent real discount rate.


--------------------------------------------------------------------------------
                                      181                  [LOGO] ICF CONSULTING

                                  Exhibit 7-14
             Base Case ComEd Power Price Summary - Nominal Dollars

----------------------------------------------------------------------------------------------
                     All Hours Marginal
    Year          Electrical Energy Prices      Annual Capacity Price      Firm Power Price(1)
                          ($/MWh)                     ($/kW/yr)                  ($/MWh)
----------------------------------------------------------------------------------------------
    2001                   21.5                         105                       33.5
----------------------------------------------------------------------------------------------
    2002                   20.4                         101                       32.0
----------------------------------------------------------------------------------------------
    2003                   19.4                          65                       26.7
----------------------------------------------------------------------------------------------
    2005                   22.5                          79                       31.4
----------------------------------------------------------------------------------------------
    2010                   30.1                          95                       41.0
----------------------------------------------------------------------------------------------
    2015                   35.7                         101                       47.2
----------------------------------------------------------------------------------------------
    2020                   38.3                         105                       50.4
----------------------------------------------------------------------------------------------
 Levelized
   Prices                  25.3                          90                       35.5
2001-2020(2)
----------------------------------------------------------------------------------------------

Note: Nominal dollars are calculated using actual inflation of 1.5 percent between 1998 and 1999 and a 2.5 percent annual inflation assumption thereafter.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Using an 11.2 percent real discount rate or a 13.7 percent nominal discount rate.

      In 2001, the ComEd market dispatches significant amounts of baseload type capacity such that the energy price is not extremely impacted by the gas price given that gas is not often on the margin. The energy price is reflective of both higher coal and gas prices, but the market does not have as strong a response to the gas price as do other markets more heavily loaded with gas-fired units. Over time, ComEd brings on an increasing amount of gas units as load continued to grow. As such, the energy price trend tends to follow the gas price trend.

      Likewise, strong capacity prices prevail in 2001 and 2002, however, this price reflects the value of trades across regions within the Midwest rather than the need for additional capacity in ComEd. Capacity prices fall in the beginning of the forecast period, dip in 2003 due to a large amount of construction in the Midwest, and reach equilibrium by 2005. Thereafter, prices are set by the required cost recovery of new capacity additions above the profits those units make from dispatch.

Summary of Results - High Fuel Case

      The High Fuel Case represents the possibility of gas and oil prices remaining at currently inflated levels for several years before dropping to an equilibrium level that is characterized by conservative estimate of exploration and production costs and of technological advancements. In the near-term, the price expected for natural gas purchases is between 11 and 18 percent higher than price expectations for the Base Case. In the long-term, we expect that this difference will become stronger. Beyond 2005 gas price expectations are at roughly 29 percent higher annually.


--------------------------------------------------------------------------------
                                      182                  [LOGO] ICF CONSULTING

                                  Exhibit 7-15
            High Fuel Case Firm Power Price(1) Summary-Real 1998$/MWh

---------------------------------------------------------------------------------------------------------------------
                   PJM
    Year          West(2)       NEPOOL        Montana         AZNM          PACNW          LILCO          ComEd
---------------------------------------------------------------------------------------------------------------------
    2001     39.9  (0.3)    62.0  (2.3)    67.4  (5.3)    65.0  (3.9)   75.1  (5.8)    63.9  (0.6)    32.8  (1.3)
---------------------------------------------------------------------------------------------------------------------
    2002     44.2  (3.7)    53.2  (4.6)    53.1  (4.3)    58.5  (4.4)   60.6  (4.8)    73.5  (5.3)    37.0  (7.6)
---------------------------------------------------------------------------------------------------------------------
    2003     33.9  (2.9)    42.0  (4.9)    42.1  (6.7)    44.6  (7.2)   47.3  (7.4)    52.4  (5.5)    25.8  (1.8)
---------------------------------------------------------------------------------------------------------------------
    2005     34.8  (3.6)    41.9  (6.5)    30.7  (1.3)    34.0  (2.9)   34.5  (0.9)    44.1  (5.1)    29.2  (2.4)
---------------------------------------------------------------------------------------------------------------------
    2010     35.7  (2.1)    43.1  (5.4)    31.3  (0.4)    33.4  (0.9)   34.5  (1.0)    42.1  (4.6)    34.5  (3.6)
---------------------------------------------------------------------------------------------------------------------
    2015     36.2  (3.7)    41.6  (5.1)    31.2  (1.8)    33.7  (2.8)   34.2  (3.9)    40.6  (3.8)    36.7  (5.3)
---------------------------------------------------------------------------------------------------------------------
    2020     35.4  (3.8)    39.6  (4.7)    29.4  (4.3)    31.0  (2.6)   32.2  (6.4)    38.9  (3.3)    34.5  (4.8)
---------------------------------------------------------------------------------------------------------------------
 Levelized
   Price     36.6  (2.8)    45.5  (5.1)    39.1  (3.2)    41.4  (3.6)   43.6  (3.9)    49.3  (4.3)    32.4  (3.5)
   2001-
  2020(3)
---------------------------------------------------------------------------------------------------------------------

Note: ( ) represents differential from Base Case.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Values shown for PJM West only and may differ somewhat from PJM East or PJM South prices;
3     Utilizes an 11.2 percent real discount rate.

                                  Exhibit 7-16
            High Fuel Case Firm Power Price(1) Summary-Nominal $/MWh

---------------------------------------------------------------------------------------------------------------------
    Year     PJM West(2)       NEPOOL        Montana         AZNM          PACNW          LILCO          ComEd
---------------------------------------------------------------------------------------------------------------------
    2001     42.4  (0.3)    65.9  (2.5)    71.6  (5.7)    69.0  (4.1)   79.7  (6.2)    67.9  (0.6)    34.9  (1.4)
---------------------------------------------------------------------------------------------------------------------
    2002     48.1  (4.0)    57.9  (5.0)    57.8  (4.7)    63.7  (4.7)   66.0  (5.2)    80.0  (5.8)    40.2  (8.3)
---------------------------------------------------------------------------------------------------------------------
    2003     37.9  (3.3)    46.9  (5.5)    47.0  (7.5)    49.7  (8.0)   52.8  (8.3)    58.5  (6.2)    28.8  (2.0)
---------------------------------------------------------------------------------------------------------------------
    2005     40.8  (4.2)    49.1  (7.6)    36.0  (1.6)    39.8  (3.3)   40.4  (1.1)    51.7  (5.9)    34.3  (2.8)
---------------------------------------------------------------------------------------------------------------------
    2010     47.3  (2.8)    57.1  (7.1)    41.5  (0.6)    44.3  (1.2)   45.8  (1.3)    55.8  (6.2)    45.7  (4.7)
---------------------------------------------------------------------------------------------------------------------
    2015     54.3  (5.6)    62.4  (7.7)    46.8  (2.7)    50.6  (4.2)   51.3  (5.8)    60.9  (5.7)    55.1  (7.9)
---------------------------------------------------------------------------------------------------------------------
    2020     60.0  (6.4)    67.3  (8.0)    49.9  (7.3)    52.6  (4.5)   54.6 (10.9)    66.0  (5.6)    58.5  (8.1)
---------------------------------------------------------------------------------------------------------------------
Levelized
  Price      45.0  (3.5)    55.9  (8.2)    48.0  (4.0)    50.8  (4.5)   53.6  (4.8)    60.6  (5.3)    39.8  (4.3)
  2001-
  2020(3)
---------------------------------------------------------------------------------------------------------------------

Note: ( ) represents differential from Base Case.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Values shown for PJM West only and may differ somewhat from PJM East or PJM South prices;
3     Utililizes an 13.7 percent nominal discount rate.


--------------------------------------------------------------------------------
                                      183                  [LOGO] ICF CONSULTING

PJM West Power Price

      The real electrical energy price in western PJM is increasing through 2003 before declining through 2005. The trend in gas prices is captured here. That is, through 2003, high gas prices dominate the energy forecast. Beyond this point, although real gas prices remain strong, they decline to lower levels. Combined with this is the addition of new more efficient units to the total PJM supply mix resulting in fewer exports from PJM West. Between 2005 and 2015, builds are very limited in PJM West resulting in high sub-regional energy prices. After this, as new units are constructed within PJM West, real energy prices again decline.

      The High Fuel Case capacity prices are only impacted slightly due to small differences in energy earnings of the new units regionally. This holds especially true in PJM West where no unplanned units are expected to be constructed in the very near-term. As such, the overall trend in firm power prices is dominated by the energy price effect. The total change from the Base Case is reflected in the levelized annual real firm power price which is 8 percent above initial levels.

NEPOOL Power Price

      The NEPOOL market has historically had a fairly high dependence on oil and gas units for generation. As such, the impact of gas and oil prices on the NEPOOL power price is higher than on the PJM West power price. In 2001, the real firm power price increases by roughly 4 percent above Base Case levels. In contrast, roughly an 1 percent increase in power prices in PJM West resulted in 2001.

      Over time, the impact of the higher fuel prices is felt to a greater extent. The higher fuel prices effects the optimal mix of new builds, although it does not effect the total amount of capacity required. Given that many of the new builds can not earn the same energy premiums under the higher gas prices, the capacity price also increases as a means to compensate these new units for their carrying and investment costs. The overall impact on the NEPOOL market of higher near- and long-term fuel oil and natural gas prices is evident in the change in the levelized annual firm power price which increases roughly $5/MWh (real 1998$) or 11 percent.

Montana Power Price

      Over time, the energy markets continue to be largely impacted by the change in fuel prices. However, capacity prices tend to fall somewhat. The fall in capacity price results from the increased amount of combined cycles and baseload coal units. Under the high gas prices, coal units, even at their high capital costs, are attractive in the Montana market as they compete against significantly higher cost gas fired units on the margin. The combined cycles and coal earn higher energy margins than in the Base Case, and hence, require less capital recovery through the capacity price. Unlike the Eastern markets, the change in the Montana market price is not generally increasing over time, but tends to fluctuate. In percentage terms, the Montana price increases by between 1 and 16 percent through the forecast horizon.

Arizona/New Mexico Power Price

      In most years, the Arizona/New Mexico power price is only moderately impacted by the change in fuel prices. The strongest impact is felt in 2003 when the gas price differential is at it's


--------------------------------------------------------------------------------
                                      184                  [LOGO] ICF CONSULTING
near-term greatest from the Base Case. Beyond 2003, the firm power price by roughly 8 percent in the remaining years as a result of the higher gas and oil prices.

Pacific Northwest Power Price

      The impact of higher gas prices is felt most in the out years in the Pacific Northwest. In 2020, the firm power price increases by 20 percent as a result of the long-term effect of the higher resource prices. The some extent, the impact is muted in the closer years as new coal units are constructed. With the continued high gas prices, coal units are extremely attractive in the market. By 2005, new coal units are available in the marketplace. However, in many hours, the market price is determined by gas units on the margin, wither within the Pacific Northwest, or in regions being exported to. Since gas units continue to dominate the margin, coal units earn significant energy profits. In turn, capacity prices drop since much of the recovery is provided through energy profits. As a result of the change in the new build mix to include coal units, the power price is not impacted to the same extent as it would have been in the absence of the coal options. By 2020, gas prices and energy prices fall to the point where coal is no longer attractive as a new resource. As such, the gas price becomes very dominant in determining the firm power price and the impact of the higher prices is at it's strongest.

LILCO Power Price

      On average, the LILCO region sees a 9 percent increase in the power price as a result of higher gas and oil prices. In comparison, the gas price changes by an average of 21 percent in the same period. As in the other regions, the power price elasticity with respect to changes in the fuel prices is limited by the ability of the markets to react through shifts in transmission and the build mix.

ComEd Power Price

      In general, the increase in gas prices impact the energy prices in the ComEd region. However, in 2002, the capacity value shows a significant increase as new required capacity must recover their capital investment costs through the capacity payment. A premium is demanded by these units given the limited amount of capacity available to be added to the grid in time for the 2002 summer period. Since the only units that can be added are high variable costs units, they earn little to no energy margin and therefore require a higher capacity payment. The expectation of lower costs units being available in the future years also serves increase the 2002 capacity price since the annual price may not be high enough to compensate the 2002 units' investment costs at a level equal to the annualized capital cost.


--------------------------------------------------------------------------------
                                      185                  [LOGO] ICF CONSULTING

Summary of Results -- Low Case

      The Low Case represents the downside potential that results from an overall downside representation of several key input parameters. The Low Case captures an 80-90 percent confidence interval. The High Fuel Case addresses uncertainty in the natural gas and oil prices by analyzing the effects of higher than Base Case fuel prices. Unlike the Low Case, the High Case does not capture the full upside potential, but focuses only on a single probable event.

                                  Exhibit 7-17
               Low Case Firm Power Price(1) Summary-Real 1998$/MWh

-------------------------------------------------------------------------------------------------------------------------------
   Year     PJM West(2)         NEPOOL          Montana           AZNM            PACNW            LILCO           ComEd
-------------------------------------------------------------------------------------------------------------------------------
   2001    39.0   (-0.6)    57.8   (-1.9)   59.4   (-2.7)    56.1   (-5.0)   66.7   (-2.8)    62.3   (-1.1)    32.0    (0.4)
-------------------------------------------------------------------------------------------------------------------------------
   2002    27.4  (-13.1)    33.8  (-14.8)   33.9  (-14.9)    36.7  (-17.5)   38.3  (-19.1)    43.0  (-25.2)    21.6   (-7.7)
-------------------------------------------------------------------------------------------------------------------------------
   2003    27.4   (-3.6)    31.9   (-5.1)   31.0   (-4.4)    33.1   (-4.3)   35.1   (-5.3)    40.1   (-6.8)    22.2   (-1.8)
-------------------------------------------------------------------------------------------------------------------------------
   2005    27.8   (-3.4)    30.5   (-5.0)   25.3   (-4.1)    27.1   (-4.1)   29.0   (-5.4)    34.6   (-4.4)    23.8   (-3.0)
-------------------------------------------------------------------------------------------------------------------------------
   2010    27.2   (-6.4)    31.0   (-6.7)   23.3   (-7.6)    24.8   (-7.7)   25.4  (-10.7)    30.9   (-6.6)    25.5   (-5.5)
-------------------------------------------------------------------------------------------------------------------------------
   2015    27.0   (-5.5)    30.7   (-5.8)   21.6   (-7.8)    24.1   (-6.9)   23.6  (-10.1)    31.2   (-5.6)    26.1   (-5.3)
-------------------------------------------------------------------------------------------------------------------------------
   2020    26.4   (-5.1)    29.5   (-5.4)   20.0   (-5.1)    22.3   (-6.1)   20.0   (-9.7)    30.3   (-5.3)    24.4   (-5.3)
-------------------------------------------------------------------------------------------------------------------------------
  Level-
   ized
  Price    28.7   (-5.1)    34.2   (-6.2)   29.4   (-6.4)    30.9   (-6.9)   32.9   (-8.4)    37.8   (-7.2)    25.0   (-3.9)
  2001-
  2020(3)
-------------------------------------------------------------------------------------------------------------------------------

Note: ( ) represents differential from Base Case.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Values shown for PJM West only and may differ somewhat from PJM East or PJM South prices;
3     Utilizes an 11.2 percent real discount rate.


--------------------------------------------------------------------------------
                                      186                  [LOGO] ICF CONSULTING

                                  Exhibit 7-18
               Low Case Firm Power Price(1) Summary-Nominal $/MWh

-------------------------------------------------------------------------------------------------------------------------------
  Year       PJM West(2)        NEPOOL          Montana           AZNM            PACNW            LILCO           ComEd
-------------------------------------------------------------------------------------------------------------------------------
  2001    41.4   (-0.6)    61.4   (-2.0)    63.1   (-2.8)   59.6   (-5.3)    70.8   (-2.8)    66.1   (-1.2)    34.0    (0.5)
-------------------------------------------------------------------------------------------------------------------------------
  2002    29.8  (-14.3)    36.8  (-16.1)    36.9  (-16.3)   39.9  (-19.0)    41.7  (-19.1)    46.8  (-27.5)    23.5   (-8.4)
-------------------------------------------------------------------------------------------------------------------------------
  2003    30.5   (-4.1)    35.6   (-5.7)    34.6   (-4.8)   36.9   (-4.8)    39.2   (-5.3)    44.8   (-7.5)    24.8   (-2.0)
-------------------------------------------------------------------------------------------------------------------------------
  2005    32.6   (-4.0)    35.7   (-5.8)    29.6   (-4.8)   31.7   (-4.8)    34.0   (-5.4)    40.6   (-5.2)    27.9   (-3.5)
-------------------------------------------------------------------------------------------------------------------------------
  2010    36.1   (-8.4)    41.1   (-8.9)    30.9  (-10.0)   32.9  (-10.2)    33.7  (-10.7)    40.9   (-8.7)    33.8   (-7.2)
-------------------------------------------------------------------------------------------------------------------------------
  2015    40.6   (-8.2)    46.1   (-8.7)    32.4  (-11.7)   36.1  (-10.3)    35.4  (-10.1)    46.8   (-8.5)    39.2   (-7.9)
-------------------------------------------------------------------------------------------------------------------------------
  2020    44.9   (-8.7)    50.1   (-9.2)    34.0   (-8.7)   37.8  (-10.3)    34.0   (-9.7)    51.4   (-9.0)    41.4   (-8.9)
-------------------------------------------------------------------------------------------------------------------------------
  Level-
  ized
  Price   35.2   (-6.3)    42.0   (-7.6)    36.1   (-7.9)   37.9   (-8.4)    40.4   (-8.4)    46.5   (-8.8)    30.7   (-4.8)
  2001-
  2020(3)
-------------------------------------------------------------------------------------------------------------------------------

Note: ( ) represents differential from Base Case.

1 Calculated as the all hour energy price plus the capacity price at 100 percent load factor.
2 Values shown for PJM West only and may differ somewhat from PJM East or PJM South prices;
3     Utilizes an 13.7 percent nominal discount rate.

      As mentioned earlier, the Low Case has a higher expected deviation from the Base Case than does the High Fuel Case. Overall, the market prices are impacted between 16 and 22 percent on a levelized average basis as compared to a 9 percent change in the High Fuel Case. In general, the strongest impact is felt in the WSCC regions while the Midwest regions feel the least impact. To some extent, the relative degree of change is due to the higher prices experienced in the western regions in the Base Case. At these higher price levels, the regions are subject to a greater variation before price floors are reached.


--------------------------------------------------------------------------------
                                      187                  [LOGO] ICF CONSULTING

Portfolio Revenue and Dispatch Assessment

      The PPL fleet is concentrated in PJM with almost 70 percent of the total existing and under construction capacity; revenue contribution of the PJM assets to total revenues in the Base Case equivalent to the capacity contribution. The NPVs presented represent expected values from dispatch as modeled by ICF. These values do not include a full representation of fixed costs, nor do they include tax or debt payments. As such, the values presented herein may differ somewhat from a full engineering assessment of the units, however, the magnitude and relationship between the units should remain consistent.

                                  Exhibit 7-19
       PPL Generating Stations Regional Revenue and Capacity Concentration

-----------------------------------------------------------------------------
                                 NPV (Millions of Dollars (1998$)(2),(3)
Region          Capacity    -------------------------------------------------
                (MW)(1)         Base       High Fuel          Low Case
-----------------------------------------------------------------------------
PJM             9,048            7,950       9,044              5,599
-----------------------------------------------------------------------------
NEPOOL            323              272         296                208
-----------------------------------------------------------------------------
Montana         1,242            2,062       2,272              1,601
-----------------------------------------------------------------------------
Arizona           710              471         442                352
-----------------------------------------------------------------------------
PacNW           1,200              563         514                498
-----------------------------------------------------------------------------
LILCO             270              128         127                105
-----------------------------------------------------------------------------
ComEd             540              263         278                205
-----------------------------------------------------------------------------
Total          13,334           11,710      12,973              8,568
-----------------------------------------------------------------------------

1     2005 PPL owned capacity is shown.
2     NPV calculated using an 11.2 percent real discount rate.
3 Does not include taxes, debt, some cost items such as new capital additions. Includes revenue, short run variable costs and FERC Form 1 non-fuel O&M.

      On a per kilowatt basis, the PJM units contribute on average about $880 thousand dollars to operating revenues in the Base Case. Relative to an average unit, this is a large amount per MW. For example, a MW combined cycle in PJM would typically contribute around $600/kW. The Montana units have a very high revenue contribution at nearly $1,700/kW. The Montana units represent highly valued baseload units. Nearly 80 percent of the total fleet capacity and revenues are within PJM and Montana, these units dispatch very well throughout the forecast time horizon.


--------------------------------------------------------------------------------
                                      188                  [LOGO] ICF CONSULTING

                                  Exhibit 7-20
      PPL Generating Stations Regional Revenue and Capacity Concentration

                                     [GRAPH]

PJM Assessment

      The PJM fleet is largely baseload capacity with high earning potential. Expected values from dispatch are presented in Exhibit 7-21.


--------------------------------------------------------------------------------
                                      189                  [LOGO] ICF CONSULTING

                                  Exhibit 7-21
   PPL PJM Generating Stations - Operating Revenues - Base, Low and High Case

--------------------------------------------------------------------------------------------------------
                                                                            NPV (1998$/kW)
                 Plant                            Capacity     -----------------------------------------
                                                                    Base         High           Low
--------------------------------------------------------------------------------------------------------
Brunner Island 1 & 2                                 713              951        1,130          640
--------------------------------------------------------------------------------------------------------
Brunner Island 3                                     735            1,063        1,231          740
--------------------------------------------------------------------------------------------------------
Conemaugh Coal                                       276            1,170        1,347          842
--------------------------------------------------------------------------------------------------------
Keystone 1(1)                                        105            1,126        1,299          798
--------------------------------------------------------------------------------------------------------
Keystone 2(1)                                        105            1,127        1,299          799
--------------------------------------------------------------------------------------------------------
Martins Creek Coal                                   280              803          956          528
--------------------------------------------------------------------------------------------------------
Montour Coal                                       1,518            1,078        1,240          761
--------------------------------------------------------------------------------------------------------
         Coal Capacity Weighted Avg                3,733            1,040        1,207          724
--------------------------------------------------------------------------------------------------------
Susquehanna(2)                                     2,057            1,054        1,231          725
--------------------------------------------------------------------------------------------------------
         Nuclear Capacity Avg                      2,057            1,054        1,231          725
--------------------------------------------------------------------------------------------------------
Holtwood Hydro                                       102            1,462        1,634        1,154
--------------------------------------------------------------------------------------------------------
Safe Harbor                                          139              853          934          631
--------------------------------------------------------------------------------------------------------
Wallenpaupack                                         44              719          786          513
--------------------------------------------------------------------------------------------------------
         Hydro Capacity Weighted Avg                 285            1,050        1,162          800
--------------------------------------------------------------------------------------------------------
Lower Mount Bethel                                   520              557          567          401
--------------------------------------------------------------------------------------------------------
         CC Weighted Avg                             520              557          567          401
--------------------------------------------------------------------------------------------------------
Brunner Island Diesels                                 9              685          709          527
--------------------------------------------------------------------------------------------------------
Martins Creek CT                                      72              581          606          423
--------------------------------------------------------------------------------------------------------
Mount Bethel Duct                                     82              468          643          309
--------------------------------------------------------------------------------------------------------
         CT Capacity Weighted Avg                     81              530          630          371
--------------------------------------------------------------------------------------------------------
Martins Creek Steam (gas)                            900              633          661          474
--------------------------------------------------------------------------------------------------------
Martins Creek Steam (oil)                            760              536          568          369
--------------------------------------------------------------------------------------------------------
         Oil/Gas Steam Capacity Weighted Avg       1,660              589          618          426
--------------------------------------------------------------------------------------------------------
Eden                                                  90              504          530          350
--------------------------------------------------------------------------------------------------------
Upper Hanover                                         90              399          407          326
--------------------------------------------------------------------------------------------------------
West Earl                                            450              397          405          327
--------------------------------------------------------------------------------------------------------
         LM6000 Capacity Weighted Avg                630              413          423          330
--------------------------------------------------------------------------------------------------------
         Total Capacity Weighted Avg               9,048              879        1,000          619
--------------------------------------------------------------------------------------------------------

1 PPL owns 16.25 percent of the total 850 MW of Conemaugh and 12.4 percent of the total 850 MW of Keystone.
2     PPL owns 90 percent of the total 2,184 MW at Susquehanna.

Note: Does not include taxes, debt, or some cost items such as new capital additions. Includes revenue, short run variable costs and FERC Form 1 O&M.

      As seen in Exhibit 7-22, the capacity factors for the baseload units are relatively high and steady over time. In addition to the existing baseload units, the Lower Mount Bethel combined cycle is expected to be operational by 2003. This unit is expected to operate near baseload levels.

      The remaining PPL PJM units operate as peakers and earn their main revenues from the capacity markets. These revenues may be from a separate capacity market, energy price spikes or both.


--------------------------------------------------------------------------------
                                      190                  [LOGO] ICF CONSULTING

                                  Exhibit 7-22
  PPL PJM Generating Stations Projected Annual Capacity Factor (%) - Base Case

--------------------------------------------------------------------------------
         Facility                   2001    2003    2005    2010    2015    2020
--------------------------------------------------------------------------------
Brunner Island 1 & 2                 84%     80%     84%     84%     63%     61%
--------------------------------------------------------------------------------
Brunner Island 3                     84%     84%     84%     84%     84%     84%
--------------------------------------------------------------------------------
Conemaugh Coal 1&2(1)                87%     87%     87%     87%     87%     87%
--------------------------------------------------------------------------------
Keystone 1(1)                        87%     87%     87%     87%     87%     87%
--------------------------------------------------------------------------------
Keystone 2(1)                        87%     87%     87%     87%     87%     87%
--------------------------------------------------------------------------------
Martins Creek Coal                   65%     57%     66%     63%     42%     55%
--------------------------------------------------------------------------------
Montour Coal                         81%     81%     81%     81%     81%     81%
--------------------------------------------------------------------------------
   Coal Capacity Weighted Avg        82%     80%     82%     81%     76%     76%
--------------------------------------------------------------------------------
Susquehanna                          88%     88%     88%     88%     88%     88%
--------------------------------------------------------------------------------
   Nuclear Capacity Weighted Avg     88%     88%     88%     88%     88%     88%
--------------------------------------------------------------------------------
Holtwood Hydro                       64%     64%     64%     64%     64%     64%
--------------------------------------------------------------------------------
Safe Harbor                          29%     29%     29%     29%     29%     29%
--------------------------------------------------------------------------------
Wallenpaupack                        20%     20%     20%     20%     20%     20%
--------------------------------------------------------------------------------
   Hydro Capacity Weighted Avg       40%     40%     40%     40%     40%     40%
--------------------------------------------------------------------------------
Lower Mount Bethel                   N/A     41%     57%     63%     59%     53%
--------------------------------------------------------------------------------
Lower Mount Bethel Duct              N/A      8%     12%     18%      8%      8%
--------------------------------------------------------------------------------
   CC Capacity Weighted Average       0%     37%     51%     57%     52%     47%
--------------------------------------------------------------------------------
Brunner Island Diesels                5%      8%     12%     13%      7%      6%
--------------------------------------------------------------------------------
Martins Creek CT                      0%      2%      2%      2%      1%      0%
--------------------------------------------------------------------------------
   Peaker Capacity Weighted Avg       1%      2%      3%      3%      2%      1%
--------------------------------------------------------------------------------
Martins Creek Steam (gas)(1),(2)      0%      0%      0%      6%      0%      0%
--------------------------------------------------------------------------------
Martins Creek Steam (oil)(1),(2)      0%      0%      0%      0%      0%      0%
--------------------------------------------------------------------------------
   Oil/Gas Steam Capacity             0%      0%      0%      3%      0%      0%
Weighted Avg
--------------------------------------------------------------------------------
Eden                                  0%     14%     14%     18%     14%     12%
--------------------------------------------------------------------------------
Upper Hanover                         0%      8%     14%     14%     14%     12%
--------------------------------------------------------------------------------
West Earl                             0%      9%     14%     15%     14%     12%
--------------------------------------------------------------------------------
   LM6000 Capacity Weighted Avg       0%     10%     14%     15%     14%     12%
--------------------------------------------------------------------------------
Note: Does not include taxes, debt, or some cost items such as new capital additions. Includes revenue, short run variable costs and FERC Form 1 O&M.
1 These units are expected to operate during hotter than average summers and/or during periods of greater than average outages. The associated super peak revenues and/or capacity revenues are included in the analysis, even though their dispatch levels were not adjusted for non-average conditions.
2 NPV values incorporate revenues associated with NO(x) allowance allocations. All allowances have been attributed to the gas unit as this gas will likely be the fuel of choice in hours of operation.

      As mentioned above, the PPL PJM assets are largely baseload units. These units are projected to have relatively stable dispatch. Exhibits 7-23 and 7-24 show the placement of the PPL units in the PJM total regional supply curve. As can be seen, the PPL units are well interspersed throughout the supply curve. The majority of the PPL PJM units are in Western PJM. Likewise, most of the coal units in PJM are concentrated in the West given its proximity to coal fields. However, the rest of PJM has much more gas and oil fueled capacity. In this broader regional context, the PPL baseload units face limited revenue risk as most are relatively low cost units and dispatch before most natural gas and oil units, even at low natural gas prices. Periods of low price spike or capacity price revenue do not carry a high risk for these units since these units tend to always dispatch among the first units in merit order. Given the competitive cost position of the units, downside risk is limited for these units since they are so low in the merit order of dispatch and so competitive in terms of variable costs. Note, however, that periods of low gas prices could decrease long-term average revenue.


--------------------------------------------------------------------------------
                                      191                  [LOGO] ICF CONSULTING

                                  Exhibit 7-23
           Base Case Illustrative Summer Peak Supply Curve 2005 - PJM

                                    [GRAPHIC]

      Note: Zero cost generation includes hydro capacity, non-dispatchable units, and portions of units operating on minimum turndown.

      Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.

      PPL also owns several smaller peaking units which are maintained at low costs. These units add value to the portfolio by being able to supplement the baseload and mid-level units in periods of price spikes or shortages. Note that only those units analyzed are shown above.

      The Base Case supply curve is representative of the dispatch order for the Sensitivity Cases as well. The coal units are even better positioned in the High Fuel Price Case since the gas-fired units will be dispatched at a higher rate.


--------------------------------------------------------------------------------
                                      192                  [LOGO] ICF CONSULTING

                                  Exhibit 7-24

           Base Case Illustrative Summer Peak Supply Curve 2015 - PJM

                                     [GRAPH]

      Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.

NEPOOL Power Plants

      The NEPOOL assets total 323 MW of capacity as compared to over 9 GW in PJM. Although the assets total a much lower capacity, the mix between baseload, mid-level, and peaking units is similar to that in PJM.

      The former Bangor Hydro assets are very strong performers in all cases with expected earnings of more than $1,600/kW (1998$) in the Base Case. The new Wallingford unit performs well in the marketplace, capturing the mid-level and peaking markets. The Wyman unit maintains its value over the entire forecast horizon by being available to service the peak demand periods and hence capture price spikes.


--------------------------------------------------------------------------------
                                      193                  [LOGO] ICF CONSULTING

                                  Exhibit 7-25
                PPL NEPOOL Generating Stations Operating Revenue

--------------------------------------------------------------------------------
                                                         NPV (1998$/kW)
                                     Capacity     ------------------------------
            Site                        (MW)       Base        High         Low
--------------------------------------------------------------------------------
Wallingford                              220         639         681         470
--------------------------------------------------------------------------------
Wyman 4 (Oil/Gas Steam)(1)                52         615         671         433
--------------------------------------------------------------------------------
NEPOOL Hydro Assets                       42       2,036       2,294       1,688
--------------------------------------------------------------------------------
Ellsworth Hydro                            9       1,542       1,704       1,269
--------------------------------------------------------------------------------
  Hydro Total                             51       1,949       2,190       1,614
--------------------------------------------------------------------------------
   Regional Portfolio Average            323         842         918         645
--------------------------------------------------------------------------------
Note: Uses an 11.2 percent real discount rate.
1     PPL owns 52 MW of 615 MW of the Wyman 4 generating station.

                                  Exhibit 7-26
    PPL Station Forecast Base Case Capacity Factors - NEPOOL (%) - Base Case

--------------------------------------------------------------------------------
                                    2001    2003    2005    2010    2015    2020
--------------------------------------------------------------------------------
Wallingford                           6      18      24      18      16      11
--------------------------------------------------------------------------------
Wyman                                17       0       0       0       0       0
--------------------------------------------------------------------------------
Hydro Assets                         69      69      69      69      69      69
--------------------------------------------------------------------------------
Ellsworth Hydro                      38      38      38      38      38      38
--------------------------------------------------------------------------------
Capacity Weighted
Average Hydro Capacity               64      64      64      64      64      64
Factor
--------------------------------------------------------------------------------

      The Wyman unit is a relatively expensive variable cost unit, especially when compared to new gas turbines entering the market. Its dispatch is extremely limited and it operates only in peak periods in our projections. Exhibit 7-27 shows the near- to mid-term operation of PPL units in NEPOOL. Note that the Wyman unit dispatches only in super peak period and is not captured in this graphic. Exhibit 7-28 shows the supply curve for 2010 representing Wyman's best year of operation in our forecast horizon.


--------------------------------------------------------------------------------
                                      194                  [LOGO] ICF CONSULTING

                                  Exhibit 7-27
         Base Case Illustrative Summer Peak Supply Curve 2001 - NEPOOL

                                     [GRAPH]

      Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.

                                  Exhibit 7-28
          Base Case Illustrative Summer Peak Supply Curve 2010 - NEPOOL

                                     [GRAPH]

Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.


--------------------------------------------------------------------------------
                                      195                  [LOGO] ICF CONSULTING

WSCC Power Plants

      The acquisition of the Montana Power Company assets gave PPL a dominant presence in the Montana region. PPL has further expanded their asset base with the addition of the Griffith generating station in Arizona, and the planned capacity additions of Starbuck in the Pacific Northwest and Sundance in Arizona.

      Coal and hydro units comprise the total Montana assets. The coal units are very low cost and are located centrally to the PRB coal fields. These units prove to be very valuable for meeting internal demand levels as well as supplying low cost energy to neighboring regions.

                                  Exhibit 7-29
               PPL WSCC Generating Stations - Operating Revenues

--------------------------------------------------------------------------------
                                                           NPV (1998$/kW)
                                                   -----------------------------
       Plant                          Capacity      Base        High       Low
--------------------------------------------------------------------------------
Colstrip(1) (Montana)                    530       1,532       1,718       1,138
--------------------------------------------------------------------------------
J E Corette (Montana)                    156       1,593       1,781       1,192
--------------------------------------------------------------------------------
Montana Hydro (Montana)                  556       1,801       1,947       1,459
--------------------------------------------------------------------------------
Griffith (Arizona)(2)                    210         880         824         663
--------------------------------------------------------------------------------
Griffith Duct (Arizona)                   60         628         580         475
--------------------------------------------------------------------------------
Sundance (Arizona)                       440         564         531         419
--------------------------------------------------------------------------------
Starbuck (PacNW)                       1,200         469         428         415
--------------------------------------------------------------------------------
WSCC Regional Average                  1,512         982       1,024         777
--------------------------------------------------------------------------------
1 PPL owns 26 percent of the megawatts at the Colstrip plant. (50 percent of units 1 & 2, 30 percent of unit 3, and no ownership rights at unit 4)
2     PPL owns 50 percent of the megawatts at the Griffith plant.

                                  Exhibit 7-30
      PPL WSCC Generating Stations - Projected Annual Capacity Factors (%)

--------------------------------------------------------------------------------
        Plant                      2001    2003    2005    2010    2015    2020
--------------------------------------------------------------------------------
Colstrip (Montana)                  86      86      86      86      86      86
--------------------------------------------------------------------------------
J E Corette (Montana)               88      88      88      88      88      88
--------------------------------------------------------------------------------
Montana Hydro (Montana)             50      70      70      70      70      70
--------------------------------------------------------------------------------
Griffith (Arizona)                  84      88      79      86      92      92
--------------------------------------------------------------------------------
Griffith Duct (Arizona)             51      23      13      16      25      30
--------------------------------------------------------------------------------
Sundance (Arizona)                 N/A      19       4       5       6       3
--------------------------------------------------------------------------------
Starbuck (PacNW)                   N/A     N/A      78      70      66      18
--------------------------------------------------------------------------------
Total Weighted Average              34      40      67      65      64      45
--------------------------------------------------------------------------------

      In Montana, the hydro and coal resources dispatch to full capability, reflecting their high energy value. Exhibits 7-30 and 7-31 provide representative supply curves for the Montana region.


--------------------------------------------------------------------------------
                                      196                  [LOGO] ICF CONSULTING

                                  Exhibit 7-31
         Base Case Illustrative Summer Peak Supply Curve 2005 - Montana

                                     [GRAPH]

      Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.

                                  Exhibit 7-32
         Base Case Illustrative Summer Peak Supply Curve 2015 - Montana

                                     [GRAPH]

      Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.


--------------------------------------------------------------------------------
                                      197                  [LOGO] ICF CONSULTING

      As mentioned, the Montana units are very low cost, and hence well positioned to serve demand in the WSCC. By 2015, additional peaking capacity is required to maintain reliability as seem in the supply curve.

      In Arizona/New Mexico, the PPL capacity is comprised of one combined cycle unit, one duct firing block at the combined cycle units, and one LM6000 unit. The Griffith power plant will be available in 2001 and performs well with dispatch factors above 80 percent at the combined cycle portion of the plant. In the long-term, performance of the facility improves to dispatch to full availability. The duct burner at Griffith serves the peaking market and adds value through being available in capacity price spike periods. The Griffith Duct burner also tends to serve the mid-level market and as such as relatively high dispatch, even outside of the peaking periods. Overall, the Griffith unit performs well in the Arizona/New Mexico market.

      The Sundance unit will not be available for dispatch in 2001, but performs well in it's first year of operation. Thereafter, Sundance competes with more efficient, and hence lower cost, gas-fired units. However, Sundance has an advantage over other unit types because its non-fuel variable operating costs are very low as are it's maintenance costs. It is also extremely flexible to start and stop on extremely short notice without having major effects on the total costs. As a result, it serves the peaking market and provides significant value through being available in the price spike periods with a very low maintenance cost.

                                  Exhibit 7-33
    Base Case Illustrative Summer Peak Supply Curve 2005 - Arizona/New Mexico

                                     [GRAPH]

      Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.


--------------------------------------------------------------------------------
                                      198                  [LOGO] ICF CONSULTING

                                  Exhibit 7-34
   Base Case Illustrative Summer Peak Supply Curve 2015 - Arizona/New Mexico

                                     [GRAPH]

Note: Zero cost generation represents hydro units, NUG contracts with fixed dispatch costs and units operating under turndown constraints.

      The Griffith unit in Arizona is among a limited number of combined cycles in the region. The unit performs well against other units in the region, particularly existing oil/gas steam units. In the shoulder and winter months, when gas prices are expected to be lower, Griffith may compete against higher cost coal units as well.


--------------------------------------------------------------------------------
                                      199                  [LOGO] ICF CONSULTING

                                  Exhibit 7-35
    Base Case Illustrative Summer Peak Supply Curve 2005 - Pacific Northwest

                                     [GRAPH]

      PPL is also expanding to include a 1,200 MW combined cycle facility in the Pacific Northwest, the Starbuck unit. The Pacific Northwest is currently dominated by baseload capacity, but is experiencing capacity tightness. As such, new cpacity additions are very welcome in the region.

                                  Exhibit 7-36
                PPL LILCO Generating Stations Operating Revenue

--------------------------------------------------------------------------------
                                                            NPV (1998$/kW)
                                            Capacity   -------------------------
              Site                            (MW)      Base      High       Low
--------------------------------------------------------------------------------
Kings Park LM6000                              270       476       469       387
--------------------------------------------------------------------------------
   Regional Portfolio Average                  270       476       469       387
--------------------------------------------------------------------------------
Note: Uses an 11.2 percent real discount rate.
1     PPL owns 52 MW of 615 MW of the Wyman 4 generating station.

                                  Exhibit 7-37
     PPL Station Forecast Base Case Capacity Factors - LILCO (%) - Base Case

--------------------------------------------------------------------------------
                               2001     2003     2005     2010     2015     2020
--------------------------------------------------------------------------------
Kings Park LM6000               N/A      33%      24%      15%      16%      12%
--------------------------------------------------------------------------------
Capacity Weighted               N/A      33%      24%      15%      16%      12%
Average
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      200                  [LOGO] ICF CONSULTING

                                  Exhibit 7-38
          Base Case Illustrative Summer Peak Supply Curve 2005 - LILCO

                                     [GRAPH]

         The planned expansion units for the PPL portfolio also include LM6000 units in New York and in Illinois. The King's Park unit in Long Island will compete against a number of higher costs units serving the local markets. As such, it is very favorably positioned in the dispatch order and is expected to maintain relatively high dispatch.

                                  Exhibit 7-39
                PPL ComEd Generating Stations Operating Revenue

--------------------------------------------------------------------------------
                                                            NPV (1998$/kW)
                                             Capacity  -------------------------
          Site                                 (MW)     Base      High       Low
--------------------------------------------------------------------------------
University LM6000                              540       487       516       380
--------------------------------------------------------------------------------
     Regional Portfolio Average                540       487       516       380
--------------------------------------------------------------------------------
Note: Uses an 11.2 percent real discount rate.
1     PPL owns 52 MW of 615 MW of the Wyman 4 generating station.

                                  Exhibit 7-40
          PPL Station Forecast Base Case Capacity Factors - ComEd (%)

--------------------------------------------------------------------------------
                                     2001   2003    2005    2010    2015    2020
--------------------------------------------------------------------------------
University LM6000                     N/A     9%     10%     18%     28%     22%
--------------------------------------------------------------------------------
Capacity Weighted                     N/A     9%     10%     18%     28%     22%
Average
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                      201                  [LOGO] ICF CONSULTING

                                  Exhibit 7-41
          Base Case Illustrative Summer Peak Supply Curve 2005 - ComEd

                                     [GRAPH]

      The ComEd region is in need of peaking capacity given it's historical tendency toward large baseload units. The peaking units serving the market currently are very high cost units. The University Facility will dispatch much more favorably to these combustion turbine units although it's primary value is in serving the peak periods in the market.


--------------------------------------------------------------------------------
                                      202                  [LOGO] ICF CONSULTING

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    [Graphic]



                                 $500,000,000

                            PPL ENERGY SUPPLY, LLC

                               OFFER TO EXCHANGE

                SENIOR NOTES, 6.40% EXCHANGE SERIES A DUE 2011
             (WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT)

                          FOR ANY AND ALL OUTSTANDING

                     SENIOR NOTES, 6.40% SERIES A DUE 2011
                      (WHICH HAVE NOT BEEN SO REGISTERED)

   Until     , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 21. EXHIBITS.


   Reference is made to the Exhibit Index on p. II-3 hereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania on the 4th day of January, 2002.


                                          PPL ENERGY SUPPLY, LLC

                                                  /S/ WILLIAM F. HECHT
                                         --------------------------------------
                                             WILLIAM F. HECHT, PRESIDENT AND
                                             MEMBER OF THE BOARD OF MANAGERS


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed by the following persons in the capacities and on the 4th day of January, 2002.



                SIGNATURE                                     TITLE
                ---------                                     -----
          /S/ WILLIAM F. HECHT                Principal Executive Officer and
-----------------------------------------     Member of the Board of Managers
       WILLIAM F. HECHT, PRESIDENT
            /S/ JAMES E. ABEL                 Principal Financial Officer and Member
-----------------------------------------     of the Board of Managers
        JAMES E. ABEL, TREASURER
          /S/ JOSEPH J. MCCABE                Controller and Member of the Board of
-----------------------------------------     Managers
      JOSEPH J. MCCABE, CONTROLLER
JOHN R. BIGGAR, LAWRENCE E. DE SIMONE AND     Members of the Board of Managers
ROBERT J. GREY
By: /S/ JAMES E. ABEL
-----------------------------------------
    JAMES E. ABEL, AS ATTORNEY-IN-FACT

                            PPL ENERGY SUPPLY, LLC

                                AMENDMENT NO. 1


                                      TO

                      REGISTRATION STATEMENT ON FORM S-4

                                 EXHIBIT INDEX


EXHIBIT NO. DESCRIPTION OF EXHIBIT                                                       METHOD OF FILING
----------- ----------------------                                                       ----------------
   3.1       *Certificate of Formation of PPL Energy Supply                              Previously filed

   3.2       *Limited Liability Company Agreement of PPL Energy Supply, dated            Previously filed
              March 20, 2001

   4.1       *Indenture dated as of October 1, 2001, by PPL Energy Supply and            Previously filed
              The Chase Manhattan Bank, as Trustee

   4.2       *Supplemental Indenture No. 1 to Indenture                                  Previously filed

   4.3       *Form of Officer's Certificate establishing the form and terms of the New   Previously filed
              Notes

   4.4       *Form of New Note                                                           Previously filed

   4.5       *Registration Rights Agreement between PPL Energy Supply and the            Previously filed
              Initial Purchasers

   5.1       *Opinion of Michael A. McGrail, Esq.                                        Previously filed

   5.2       *Opinion of Thelen Reid & Priest LLP                                        Previously filed

   8         *Opinion as to tax matters of Thelen Reid & Priest LLP                      Previously filed

   10.1     **$600 Million 364-Day Credit Agreement, dated as of June 26, 2001,          Exhibit 10(a) to PPL
              among PPL Energy Supply, PPL Corporation and the banks named               Corporation Quarterly
              therein                                                                    Report on Form 10-Q
                                                                                         for the quarter ended
                                                                                         June 30, 2001

   10.2     **$500 Million Three-Year Credit Agreement, dated as of June 26, 2001,       Exhibit 10(b) to PPL
              among PPL Energy Supply, PPL Corporation and the banks named               Corporation Quarterly
              therein                                                                    Report on Form 10-Q
                                                                                         for the quarter ended
                                                                                         June 30, 2001

   10.3      *364-Day Revolving Credit Agreement, dated as of June 26, 2001, among       Previously filed
              PPL Energy Supply, PPL Corporation and PPL Capital Funding

   10.4     **$150 Million Credit and Reimbursement Agreement, dated as of April 25,     Exhibit 10(d) to PPL
              2001, among PPL Montana and the banks named therein                        Corporation Quarterly
                                                                                         Report on Form 10-Q
                                                                                         for the quarter ended
                                                                                         June 30, 2001

   10.5      *Generation Supply Agreement, dated as of June 20, 2001, between PPL        Previously filed
              Electric Utilities and PPL EnergyPlus

   10.6      *Amended and Restated PPL Supply Guarantee, dated as of July 17, 2001,      Previously filed
              in favor of Large Scale Distributed Generation II Statutory Trust

   10.7     **Amended and Restated Directors Deferred Compensation Plan, effective       Exhibit 10(h) to PPL
              February 14, 2000                                                          Corporation Annual
                                                                                         Report on Form 10-K
                                                                                         for the year ended
                                                                                         December 31, 2000

EXHIBIT NO. DESCRIPTION OF EXHIBIT                                                 METHOD OF FILING
----------- ----------------------                                                 ----------------
   10.8     **Amended and Restated Officers Deferred Compensation Plan, effective  Exhibit 10(i)-1 to PPL
               February 14, 2000                                                   Corporation Annual
                                                                                   Report on Form 10-K
                                                                                   for the year ended
                                                                                   December 31, 2000

   10.9     **Amendment No. 1 to said Officers Deferred Compensation Plan,         Exhibit 10(i)-2 to PPL
              effective July 1, 2000                                               Corporation Annual
                                                                                   Report on Form 10-K
                                                                                   for the year ended
                                                                                   December 31, 2000

   10.10    **Amendment No. 2 to said Officers Deferred Compensation Plan,         Exhibit 10(i)-3 to PPL
              effective July 1, 2000                                               Corporation Annual
                                                                                   Report on Form 10-K
                                                                                   for the year ended
                                                                                   December 31, 2000

   10.11    **Amended and Restated Supplemental Executive Retirement Plan,         Exhibit 10(j)-1 to PPL
              effective October 1, 1999                                            Corporation Annual
                                                                                   Report on Form 10-K
                                                                                   for the year ended
                                                                                   December 31, 2000

   10.12    **Amendment No. 1 to said Supplemental Executive Retirement Plan,      Exhibit 10(j)-2 to PPL
              effective July 1, 2000                                               Corporation Annual
                                                                                   Report on Form 10-K
                                                                                   for the year ended
                                                                                   December 31, 2000

   10.13    **Amended and Restated Incentive Compensation Plan, effective          Exhibit 10(k) to PPL
              February 14, 2000                                                    Corporation Annual
                                                                                   Report on Form 10-K
                                                                                   for the year ended
                                                                                   December 31, 2000

   10.14    **Short-Term Incentive Plan                                            Schedule B to Proxy
                                                                                   Statement of PPL
                                                                                   Corporation, dated
                                                                                   March 12, 1999

   10.15    **Form of Severance Agreement entered into between PPL Corporation and Exhibit 10 to PPL
              Officers                                                             Corporation Quarterly
                                                                                   Report on Form 10-Q
                                                                                   for the quarter ended
                                                                                   June 30, 1998

   10.16    **Agreement, effective May 24, 2000, between PPL Corporation and Paul  Exhibit 10(n) to PPL
              T. Champagne                                                         Corporation Annual
                                                                                   Report on Form 10-K
                                                                                   for the year ended
                                                                                   December 31, 2000

   10.17    **Equity Contribution Agreement among PPL Corporation, PPL Montana     Exhibit 10.15 to PPL
              and The Chase Manhattan Bank, as Trustee                             Montana Form S-4
                                                                                   Registration Statement
                                                                                   (File No. 333-50350)

EXHIBIT NO. DESCRIPTION OF EXHIBIT                                                   METHOD OF FILING
----------- ----------------------                                                   ----------------
   10.18    **Facility Lease Agreement (BA 1/2) between PPL Montana and Montana      Exhibit 4.7a to PPL
              OL3 LLC                                                                Montana S-4
                                                                                     Registration
                                                                                     Statement (File No.
                                                                                     333-50350)
   10.19    **Facility Lease Agreement (BA 3) between PPL Montana and Montana        Exhibit 4.8a to PPL
              OL4 LLC                                                                Montana S-4
                                                                                     Registration
                                                                                     Statement (File No.
                                                                                     333-50350)
   10.20     *Services Agreement, dated as of July 1, 2000, among PPL Corporation,
              PPL Energy Funding and its direct and indirect subsidiaries in various tiers, PPL Capital Funding, Inc., PPL Gas Utilities Corporation, PPL
              Services and CEP Commerce, LLC                                         Previously filed
   12        *Statement of Computation of Ratio of Earnings to Fixed Charges         Previously filed
   21        *Subsidiaries of PPL Energy Supply                                      Previously filed
   23.1      *Consent of Michael A. McGrail, Esq.                                    Previously filed
   23.2      *Consent of Thelen Reid & Priest LLP                                    Previously filed
   23.3      *Consent of PricewaterhouseCoopers LLP                                  Previously filed
   23.4      *Consent of Pricewaterhouse Coopers                                     Previously filed
   23.5      *Consent of Arthur Andersen                                             Previously filed
   23.6      *Consent of Stone & Webster Consultants, Inc.                           Previously filed
   23.7      *Consent of ICF Resources, Inc.                                         Previously filed
   24        *Power of Attorney                                                      Previously filed
   25         Statement of Eligibility of Trustee on Form T-1 of JPMorgan Chase Bank Revised and filed
              (formerly known as The Chase Manhattan Bank)                           herewith
   99.1      *Form of Letter of Transmittal                                          Previously filed
   99.2      *Form of Notice of Guaranteed Delivery                                  Previously filed

--------



* Previously filed with the original Registration Statement filed with the Commission on December 7, 2001.


** Previously filed as indicated and incorporated herein by reference.